As filed with the U.S. Securities and Exchange Commission on September 19, 2024

Registration No. 333-280879

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

Amendment No. 2
to

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

FST Corp.

(Exact name of registrant as specified in its charter)

_____________________________________

N/A
(Translation of registrant’s name into English)

_____________________________________

Cayman Islands	3949	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

No. 3, Gongye 1st Rd., Minxiong Township
Chiayi County 621018, Taiwan
Tel: +886 5221-2555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor,
New York, NY 10168
(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

With copies to:

Joel Rubinstein White & Case LLP 1221 Avenue of the Americas New York, NY 10020-1095 Tel: +1 212-819-7642	Jessica Zhou White & Case 16th Floor, York House The Landmark 15 Queen’s Road Central Central, Hong Kong Tel: +852 2822-8725	Francis Chang Landi Law Firm 15F-1, No. 105, Guo’an 1st Rd, Xitun District, Taichung City 407 Taiwan	Gary J. Ross Ross Law Group, PLLC 1430 Broadway Suite 1804 New York, NY 10018-3352 Tel: +1 212-884-9339

____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed Registration Statement/Proxy Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Registrant and Co-Registrant:

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant and co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Femco Steel Technology Co., Ltd.	Taiwan	3949	Not Applicable

____________

(1)      The Co-Registrant has the following principal executive office:

c/o Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township
Chiayi County 621018, Taiwan
Tel: +886 5221-2555

(2)      The agent for service for the Co-Registrant is:

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

The information in this Registration Statement/Proxy Statement is not complete and may be changed. The Registrant may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This Registration Statement/Proxy Statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.

Preliminary, Subject to completion, DATED SEPTEMBER 19, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS OF CHENGHE ACQUISITION I CO.
AND PROSPECTUS FOR UP TO 47,191,873 ORDINARY SHARES, 14,400,000 WARRANTS AND 14,400,000
ORDINARY SHARES ISSUABLE UPON THE EXERCISE OF THE WARRANTS OF FST CORP.

On December 22, 2023, Chenghe Acquisition I Co., a Cayman Islands exempted company with limited liability (“Chenghe” or “SPAC”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with FST Corp., a Cayman Islands exempted company with limited liability (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of CayCo (“Merger Sub”), and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (“FST” and together with CayCo and Merger Sub, the “FST Parties”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of CayCo (the “Merger”), and Chenghe will change its name to “FST Ltd.” (the “Business Combination”). The closing of the Business Combination will be conditional upon, among other things, the closing of the FST Restructuring (the “FST Restructuring Closing”) (as discussed further below). The time of the closing of the Business Combination is referred to herein as the “Closing.” The date of the Closing of the Business Combination is referred to herein as the “Closing Date.”

FST Restructuring

To maximize CayCo’s control over FST’s business and operations after the Closing and enhance the efficiency of future fundraising, the parties intend to have each existing FST Shareholder exchange the Company Shares held by it, him or her with CayCo Ordinary Shares, so that at the Closing, or as soon as practicable thereafter, CayCo will be the sole shareholder of FST. Pursuant to the Business Combination Agreement, CayCo shall have acquired at least 90% of all issued and outstanding Company Shares on or prior to the Closing. Such restructuring is expected to be effected in two phases.

The FST Parties will use their respective best efforts to cause each other counterparties thereto to execute and deliver (i) the Phase I Restructuring Documents with the relevant parties thereto within seventy-two (72) calendar days after the date of the Business Combination Agreement, pursuant to which CayCo will acquire 55% of the Aggregate Fully Diluted Company Shares, and (ii) the Phase II Restructuring Documents (and together with Phase I Restructuring Documents, the “Company Restructuring Documents”) as soon as reasonably practicable and legally feasible and in no event later than thirty (30) Business Days after the Financial Supervisory Commission of Taiwan issues its approval for the termination of the Company’s Taiwan Public Company status. The FST Parties will use their respective best efforts to procure the Company Restructuring Documents to be executed with each of the relevant parties thereto such that the Company Acquisition Percentage shall be at least 90%. The purchase and acquisition of the Company Shares by CayCo in accordance with the FST Restructuring Documents at the FST Restructuring Closing shall be referred to as the “Company Acquisition”.

The FST Parties agree that the Company Restructuring Documents shall provide that at the FST Restructuring Closing, CayCo shall issue and allot to each FST Shareholder who has agreed to so subscribe (“Company Shareholders Subscription” and together with Company Acquisition, the “FST Restructuring”) in respective of each Company Share owned by such person, a number of CayCo Ordinary Shares that is no more than the Subscription Factor, subject to any adjustment in relation to the issuance of fractional shares as set forth in the Business Combination Agreement.

The FST Restructuring Closing shall take place one (1) Business Day before the Closing Date or such other time and place as Chenghe and FST may mutually agree.

As soon as practicable and to the extent legally feasible under applicable laws after the Closing, FST shall use reasonable best efforts to enter into and consummate (a) a transaction with CayCo for CayCo to acquire the Company Shares owned by the Company Shareholders who choose not to participate in the FST Restructuring or (b) other alternative transactions to be agreed by Chenghe Investment I Limited (the “New SPAC Sponsor”) and FST. At the consummation of such share exchange transaction, CayCo will be the sole shareholder of FST.

The Merger

Pursuant to the Business Combination Agreement, at the Merger Effective Time, and in respect of SPAC Class B Conversion, immediately prior to the Merger Effective Time, (i) each outstanding SPAC Unit (“SPAC Unit”), consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant, will be automatically separated

(“Unit Separation”) and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant; (ii) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share (the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist; (iii) each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) shall be converted into the right to receive one (1) CayCo Ordinary Share; and (iv) each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a CayCo Warrant, which shall be on the same terms and conditions as the applicable SPAC Warrant.

At the Closing, in accordance with the Companies Act (As Revised) of the Cayman Islands, Merger Sub will merge with and into Chenghe, the separate corporate existence of Merger Sub will cease and Chenghe will be the surviving corporation and a wholly-owned subsidiary of CayCo.

The board of directors of Chenghe (“Chenghe Board”) has approved the Business Combination. Proposals to approve the Business Combination Agreement and the other matters discussed in this Registration Statement/Proxy Statement will be presented at the extraordinary general meeting (the “Extraordinary General Meeting”) of Chenghe Shareholders scheduled to be held at [•] a.m. Eastern Time, on [•], 2024, via live webcast at [•]. As described in further detail in this Registration Statement/Proxy Statement, Chenghe Board has determined that each of the SPAC Shareholder Proposals is fair to and in the best interest of SPAC and its shareholders and recommended that SPAC Shareholders vote “FOR” each of the Business Combination Proposal, the Merger Proposal, the Authorized Share Capital Amendment Proposal and the Articles Amendment Proposals, and “FOR” the Adjournment Proposal, if presented. In relation to the approval of the Business Combination, Chenghe Board did not receive any report, opinion or appraisal from an outside party or an unaffiliated representative materially relating to (i) its determination that the Business Combination transaction is advisable and in the best interests of SPAC and SPAC Shareholders, (ii) its approval of the Business Combination, (iii) the consideration or the fairness of the consideration to be offered to FST Shareholders in the Business Combination or (iv) the fairness of the Business Combination to SPAC, SPAC Shareholders or SPAC Sponsors. Chenghe Board reviewed the valuation analysis that Chenghe’s management prepared with the assistance of Revere Securities LLC based on documents and information provided by FST. For details, see “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of Financial and Valuation Analyses of FST” on page 124.

Although CayCo is not currently a public reporting company, following the effectiveness of the registration statement of which this Registration Statement/Proxy Statement is a part and the Closing, CayCo will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CayCo intends to apply for listing of the CayCo Ordinary Shares on either The New York Stock Exchange (“NYSE”) or Nasdaq Stock Market LLC (“Nasdaq”) (either, the “Stock Exchange”), under the proposed symbol “KBSX,” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the CayCo Ordinary Shares are approved for listing on the Stock Exchange (subject only to official notice of issuance thereof). While trading on the Stock Exchange is expected to begin on the first Business Day following the date of completion of the Business Combination, there can be no assurance that CayCo’s securities will be listed on the Stock Exchange or that a viable and active trading market will develop. CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing. See “Risk Factors” beginning on page 63 for more information.

In connection with the Business Combination, Chenghe and FST agreed on a fixed pre-money equity value of U.S.$400 million for the Post-Closing Company. At the consummation of the FST Restructuring, CayCo will issue and allot to each FST Shareholder who agrees to participate in the FST Restructuring in respective of each Company Share owned by such person, a number of CayCo Ordinary Shares that is no more than the Subscription Factor, which is the number resulting from dividing (x) the result of the quantity of U.S.$400 million divided by U.S.$10.00, by (y) the Aggregate Fully Diluted Company Shares as at the time of calculation. Any increase in the number of FST Shareholders who participate in the FST Restructuring will increase in the number of CayCo Ordinary Shares issued in connection with the FST Restructuring and at the consummation of the Business Combination.

In addition, FST shall, as soon as practicable and to the extent legally feasible under the applicable laws after the Closing, use reasonable best efforts to enter into and consummate (a) a transaction with CayCo for CayCo to acquire the Company Shares owned by the Remaining Company Shareholders or (b) other alternative transactions to be agreed by the New SPAC Sponsor and FST. For the illustrative purpose only, we assume that at the consummation of the FST Restructuring, all FST Shareholders agree to participate in the FST Restructuring.

Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 61.70% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.10% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 6.40% of the Post-Closing Company’s total issued and outstanding share capital; (v) the holders of SPAC Public Warrant will hold 10.55% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 63.74% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.35% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.70% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 3.31% of the Post-Closing Company’s total issued and outstanding share capital; (v) the holders of SPAC Public Warrant will hold 10.90% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 64.89% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 19.04% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 1.51% of the Post-Closing Company’s total issued and outstanding share capital; (v) the holders of SPAC Public Warrant will hold 11.10% of the Post-Closing Company’s total issued and outstanding share capital.

The following table illustrates the ownership levels in the Post-Closing Company, assuming consummation of the Business Combination, the Company Acquisition Percentage reaching 100% at the consummation of the FST Restructuring and the exercise of all issued and outstanding SPAC Warrants, under several redemption scenarios:

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (76.9%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
FST Shareholders	38,000,000	61.70%	38,000,000	63.74%	38,000,000	64.89%
FST Advisor	2,000,000	3.25%	2,000,000	3.35%	2,000,000	3.42%
Unaffiliated SPAC Public Shareholders	3,941,873	6.40%	1,970,936	3.31%	909,892	1.55%
Holder of Converted SPAC Public Shares(3)	1,058,127	1.72%	1,058,127	1.77%	1,058,127	1.81%
Holders of Founder Shares(4)	2,191,873	3.56%	2,191,873	3.68%	2,191,873	3.74%
Holders of SPAC Public Warrants(5)	6,500,000	10.55%	6,500,000	10.90%	6,500,000	11.10%
Holders of SPAC Private Warrants(4)(6)	7,900,000	12.83%	7,900,000	13.25%	7,900,000	13.49%
Pro forma ordinary shares of the Post-Closing Company	61,591,873	100.0%	59,620,936	100.0%	58,559,892	100.0%

____________

(1)      Assumes that 1,970,937 Public Shares are redeemed for aggregate redemption payments of approximately $22.52 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 3,031,981 Public Shares are redeemed for aggregate redemption payments of approximately $34.64 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      On November 8, 2023, the New SPAC Sponsor notified Chenghe that it had elected to convert 1,058,127 Founder Shares to the same number of SPAC Public Shares. On November 16, 2023, 1,058,127 Founder Shares were converted into the same number of SPAC Public Shares (the “Converted SPAC Public Shares”). The Converted SPAC Public Shares are identical to the SPAC Public Shares, except that (i) they are entitled to registration rights, (ii) they are subject to the transfer restrictions as set forth in the SPAC IPO Letter Agreement, (iii) pursuant to the SPAC IPO Letter Agreement, the Sponsors agreed to waive their redemption rights with respect to the Converted SPAC Public Shares in connection with (A) the SPAC’s initial business combination, (B) a shareholder vote to approve an amendment to the SPAC’s constitutional documents to (x) modify the substance or timing of the SPAC’s obligation to allow redemption in connection with the SPAC’s initial business combination, or to redeem 100% of SPAC Public Shares if SPAC has not completed an initial business combination by the Extended Deadline or (y) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

(4)      The Sponsors and their affiliates’ total potential ownership interest in the post-Closing Company, assuming the exercise and conversion of all securities following the Closing, including the SPAC Private Placement Warrants, the Converted SPAC Public Shares as described above, and Founder Shares, is estimated to comprise approximately 18.10% of outstanding CayCo Ordinary Shares in a no redemption scenario, 18.70% of outstanding CayCo Ordinary Shares in an intermediate redemption scenario and 19.04% of outstanding CayCo Ordinary Shares in a maximum redemption scenario.

(5)      Assumes the exercise of all issued and outstanding SPAC Public Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination.

(6)      Assumes the exercise of all issued and outstanding SPAC Private Placement Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination. As of the date of this Registration Statement/Proxy Statement, the Sponsors have not extended any working capital loan to Chenghe, which may be convertible into warrants at the option of the Sponsors. None of Chenghe, its directors and officers are aware of any intention to obtain any working capital loan which may be convertible into warrants from the Sponsors.

Conflicts of Interest

When considering Chenghe Board’s recommendation that Chenghe’s shareholders vote in favor of the approval of the Business Combination Proposal, shareholders should be aware that the Sponsors, Chenghe’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. Chenghe directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to shareholders, considering that these interests would be disclosed in this Registration Statement/Proxy Statement. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Old SPAC Sponsor paid an aggregate of $25,000 for 3,250,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Extended Deadline. Based on the closing price for the SPAC Class A Ordinary Shares of $11.55 on Nasdaq on September 11, 2024, after giving effect to the Sponsor Sale, the value of the Founder Shares held by the Old SPAC Sponsor would be $6,930,000;

•        the fact that the Old SPAC Sponsor paid an aggregate of approximately $7,900,000 for its 7,900,000 SPAC Private Placement Warrants to purchase SPAC Class A Ordinary Shares and that such SPAC Private Placement Warrants will expire worthless if a business combination is not consummated by the Extended Deadline;

•        the fact that the New SPAC Sponsor entered into the Sponsor Sale SPA with the Old SPAC Sponsor for the acquisition of an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus $450,000 extension contribution payment incurred prior to the date of the Sponsor Sale SPA and other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, the value of the Founder Shares held by the New SPAC Sponsor would be $18,386,133.15, and the value of the Converted SPAC Public Shares held by the New SPAC Sponsor would be $12,221,366.85;

•        the fact that the Sponsors are anticipated to hold 18.10% of issued and outstanding shares of CayCo immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsors paid for the SPAC Class B Ordinary Shares and the purchase price that the Sponsors paid for the SPAC Private Placement Warrants as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsors will receive upon conversion of the SPAC Class B Ordinary Shares and (as applicable) SPAC Private Placement Warrants, the Sponsors can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsors have agreed not to redeem any SPAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsors will lose their entire investment in SPAC if an initial business combination is not consummated by the Extended Deadline Date. The Sponsors, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on October 25, 2023, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the New SPAC Sponsor, for a principal amount of up to $1,960,000, and on July 11, 2024, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the New SPAC Sponsor, for a principal amount of up to $500,000. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668;

•        the fact that the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by them if SPAC fails to complete an initial business combination by the Extended Deadline;

•        the fact that the Sponsors, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Extended Deadline;

•        the right of the Sponsors to hold the CayCo Ordinary Shares and CayCo Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Extended Deadline, the Sponsors have agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per SPAC Class A Ordinary Share, or such lesser per-public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsors (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the New SPAC Sponsor is controlled by Mr. Qi Li (hereinafter referred to as “Richard Qi Li”), who is the owner of Chenghe Group Limited, founder and director of Chenghe Capital Management Limited and also serves as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company. The SPAC’s chief executive officer, Yixuan Yuan, is chief executive officer and director of Chenghe Acquisition II Co., a NYSE-listed special purpose acquisition company, and a Managing Director of Chenghe Group Limited. The SPAC’s chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition II Co. and an associate at Chenghe Capital Management Limited. The SPAC’s chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and is chairman of the board of directors of Chenghe Acquisition II Co. The Sponsors and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s Sponsors, officers and directors have not received any cash compensation in relation to the Business Combination. Following the Closing, CayCo intends to develop an executive compensation program that will be made by the compensation committee of CayCo and Mr. Richard Qi Li, who controls the New SPAC Sponsor, will become a director of CayCo upon Closing;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsors, which provides for customary registration rights to them and their permitted transferees.

The personal and financial interests of the Sponsors, SPAC’s directors and officers may have influenced their motivations in identifying and selecting FST and completing a business combination with FST, and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsors’ shareholding in SPAC, see the section entitled “Business of SPAC and Certain Information about SPAC” on page 190. For dilution of non-redeeming SPAC shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” on page 26.

No compensation of any kind, including finder’s and consulting fees, was paid or will be paid to the New SPAC Sponsor, executive officers or directors or affiliates, for services rendered to or in connection with the Business Combination.    However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. For more discussion about executive compensation prior to the Business Combination, see “Executive Compensation — Executive Compensation prior to the Business Combination” on page 251. The New SPAC Sponsor’s economic interest in the Business Combination is limited to the CayCo Ordinary Shares that it will receive in exchange of the SPAC Shares that it owns, the CayCo Warrants that it will receive in exchange of the SPAC Warrants that it owns, and the repayment of outstanding amount under the October 2023 Note and the July 2024 Note at the Closing of the Business Combination.

Shareholders should also be aware that interests of FST, FST officers and directors may be inherently different from the interests of unaffiliated SPAC Shareholders, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to SPAC Shareholders. After Closing, certain FST officers and directors will be appointed as officers and directors of CayCo and certain of them will hold CayCo Ordinary Shares, assuming no redemption, amounting to 20.11% of CayCo Ordinary Shares post-Closing. Given the differential in the purchase price that FST officers and directors paid for the FST Shares they hold (i.e., less than approximately NTD 306.20 per share) and the price of the Public Shares and the number of CayCo Ordinary Shares the FST officers and directors will receive upon exchange of the FST Shares, the FST officers and directors can earn a positive return on their investment, even if the Public Shareholders have a negative return on their investment. See “Beneficial Ownership of CayCo Securities after Business Combination” on page 301. Furthermore, Chenghe intends to use substantially all of the funds held in the Trust Account to complete the Business Combination, after the payment to SPAC Public Shareholders who have validly redeemed their SPAC Shares upon Closing, and any remaining amount will be used as working capital to finance the operations of CayCo, make other acquisitions and pursue its growth strategies. See “Summary of Registration Statement/Proxy Statement — The Business Combination — Sources and Uses of Funds for the Business Combination” on page 42.

As of the date of this Registration Statement/Proxy Statement, none of CayCo, FST and SPAC has entered into any agreement with any investor in relation to any PIPE Investment (as defined below).

CayCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

CayCo is also a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, CayCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, CayCo will not be required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

CayCo is a Cayman Islands holding company and does not conduct operations directly. After the Closing of the Business Combination, CayCo will conduct its operations primarily through FST, its subsidiary. To the extent CayCo’s cash in the business is in Taiwan, the funds may not be available to distribute dividends to CayCo’s investors, or for other use outside of Taiwan, due to interventions in or the imposition of restrictions and limitations on the ability of CayCo or CayCo’s subsidiaries by the Taiwan government to transfer cash. The Taiwan government imposes controls on the convertibility of New Taiwan Dollar into foreign currencies and, in certain cases, the remittance of currency out of Taiwan. FST receives substantially all of its revenue in U.S. Dollars. Under current Taiwan laws and regulations, FST may pay dividends only out of their accumulated after-tax profits each year upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Taiwanese accounting standards and regulations. In addition, FST is required to maintain certain statutory reserves and shall also allocate a portion of its after-tax profits to staff welfare and bonus funds, which in each case are not distributable as cash dividends except in the event of liquidation. In accordance with the Company Act of Taiwan, 10% of the net profit shall be allocated as legal reserve until the accumulated legal reserve equals the paid-in capital. Further, the reservation for staff welfare and bonus funds shall comply with the regulations of the articles of incorporations. Furthermore, FST is required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies. The conversion of New Taiwan Dollar into any foreign currency and remittance of foreign currencies into and out of Taiwan are subject to Taiwan foreign exchange regulations. Under the current Taiwan foreign exchange control regulations, foreign exchange including payment of dividends to shareholders, do not require prior approval from the Central Bank of the Republic of China (Taiwan), if the amount does not exceed the annual foreign exchange quota promulgated by the Central Bank of the Republic of China (Taiwan) (“Taiwan CBC”). Under certain circumstances as prescribed by the relevant Taiwan regulations, documentary evidence of such foreign exchange transactions shall be presented and such transactions shall be conducted at designated foreign exchange banks in Taiwan which have the licenses to carry out foreign exchange business. However, there is no assurance that these foreign exchange regulations will remain unchanged in the future. If the relevant Taiwan regulations change in the future and any required approval is not obtained, FST’s ability to make payments to CayCo in foreign currency may be restricted, and CayCo’s capital expenditure plans, business, operating results and financial condition may be materially and adversely affected. Under the current Taiwan regulations, Taiwan CBC regulates the declaration of foreign exchange receipts, disbursements and transactions involving at least NT$500,000 (U.S.$16,329) or the equivalent in foreign currency. A Taiwanese company, may, upon filing a duly completed and executed declaration form via the banks registered with Taiwan CBC, conduct foreign exchange transactions involving New Taiwan Dollars for trade-related purposes of up to U.S.$50 million in aggregate per calendar year without special approval from Taiwan CBC. Foreign exchange transactions for non-trade-related purposes or exceeding the applicable annual quota threshold would require special approval from Taiwan CBC, which will be at the discretion of and considered by Taiwan CBC on a case-by-case basis. Additionally, CayCo may provide loans to FST. If the term of the loan is longer than one year, the FST shall file a declaration of foreign debt to the competent authority when the parties sign a loan agreement or when the loan is remitted into Taiwan. CayCo cannot assure you that the Taiwan government will not intervene in such transactions or impose restrictions on the ability of CayCo and its subsidiaries to transfer cash. See “Risk Factors — FST is subject to foreign exchange control imposed by Taiwan authorities, which may affect the paying dividends, repatriating the interest or making other payments to CayCo.” and “Risk Factors — FST is subject to restrictions on paying dividend or making other payments to CayCo, which may restrict CayCo’s ability to satisfy its liquidity requirements.”

The accompanying Registration Statement/Proxy Statement provides Chenghe Shareholders with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We encourage you to read the entire accompanying Registration Statement/Proxy Statement, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of the accompanying Registration Statement/Proxy Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this Registration Statement/Proxy Statement is accurate or adequate. Any representation to the contrary is a criminal offense.

Investing in Chenghe and CayCo securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying Registration Statement/Proxy Statement and under similar headings or in any amendment or supplement to the accompanying Registration Statement/Proxy Statement.

CayCo is a “foreign private issuer” under the Exchange Act and therefore is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Accordingly, after the Business Combination, CayCo Shareholders (as defined in the accompanying Registration Statement/Proxy Statement) may receive less or different information about CayCo than they would receive about a U.S. domestic public company. See “Risk Factors — CayCo will be a foreign private issuer, and as a result, CayCo will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.”

The accompanying Registration Statement/Proxy Statement is dated [•], 2024, and is expected to be first mailed or otherwise delivered to SPAC Shareholders on or about [•], 2024.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this Registration Statement/Proxy Statement describes other than those contained in this Registration Statement/Proxy Statement, and, if given or made, the information or representation must not be relied upon as having been authorized by CayCo or Chenghe. This Registration Statement/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this Registration Statement/Proxy Statement nor any distribution of securities made under this Registration Statement/Proxy Statement will, under any circumstances, create an implication that there has been no change in the affairs of CayCo or Chenghe since the date of this Registration Statement/Proxy Statement or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CHENGHE ACQUISITION I CO.
TO THE SHAREHOLDERS OF CHENGHE ACQUISITION I CO.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of shareholders of Chenghe Acquisition I Co. (“Chenghe” or “SPAC”), an exempted company incorporated with limited liability under the laws of the Cayman Islands, will be held at [•] a.m. Eastern Time, on [•], 2024 at [•], or at such other time, on such other date and at such other place to which the meeting may be adjourned. You may also attend the Extraordinary General Meeting webcast by accessing the web portal located at [•]. The Extraordinary General Meeting will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Chenghe, FST Corp., a Cayman Islands exempted company with limited liability (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of CayCo (“Merger Sub”), and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (“FST” and together with CayCo and Merger Sub, the “FST Parties”), and approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of CayCo (the “Merger”), and Chenghe will change its name to “FST Ltd.” (the “Business Combination”). The Business Combination and other transactions contemplated by the Business Combination Agreement are referred to as the “Transactions.” A copy of the Business Combination Agreement is attached as Annex A to the accompanying Registration Statement/Proxy Statement and a copy of the Plan of Merger is attached as Annex A-1 to the accompanying Registration Statement/Proxy Statement;

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to the accompanying Registration Statement/Proxy Statement;

•        Proposal No. 3 — The Authorized Share Capital Amendment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve, with effect from the effective time of the Merger, the reclassification and re-designation of (a) 200,000,000 issued and unissued Class A ordinary shares of a par value of $0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; (b) 20,000,000 issued and unissued Class B ordinary shares of a par value of $0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; and (c) 1,000,000 authorized but unissued preference shares of a par value of $0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each (the “Re-designation”) so that following such Re-designation, the authorized share capital of Chenghe shall be $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each, and immediately after the Re-designation, the authorized share capital of Chenghe be increased from $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each by the creation of an additional 279,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each to rank pari passu in all respects with the existing ordinary shares;

•        Proposal No. 4 — The Articles Amendment Proposals — to consider and vote upon, as separate special resolutions, two separate special resolutions to approve, with effect from the effective time of the Merger:

(a)     the change of name of Chenghe from “Chenghe Acquisition I Co.” to “FST Ltd.”; and

(b)    the amended and restated memorandum and articles of association of SPAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed second amended and restated memorandum and articles of association (the “Restated M&A”). A copy of the Restated M&A is attached as Annex H to the accompanying Registration Statement/Proxy Statement; and

•        Proposal No. 5 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

The items of business listed above are more fully described elsewhere in the proxy statement. Whether or not you intend to attend the Extraordinary General Meeting, we urge you to read the attached proxy statement in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT TITLED “RISK FACTORS.”

Only holders of record of ordinary shares of Chenghe at the close of business on [•], 2024 (the “record date”) are entitled to notice of the Extraordinary General Meeting and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

After careful consideration, our board of directors has determined that each of the proposals listed is fair to and in the best interests of Chenghe and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of our board of directors, you should keep in mind that our directors and officers may have interests in the Business Combination that conflict with, or are different from, interests of unaffiliated SPAC Shareholders. See the section titled “SPAC Shareholders Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The Closing is conditioned on approval of the Business Combination Proposal, the Merger Proposal, the Authorized Share Capital Amendment Proposal and the Articles Amendment Proposals at the Extraordinary General Meeting. If any of these proposals is not approved and the applicable closing condition in the Business Combination Agreement is not waived, then we will not consummate the Business Combination.

All shareholders at the close of business on the record date are cordially invited to attend the Extraordinary General Meeting, which will also be held over the Internet by means of a live webcast at [•]. To ensure your representation at the Extraordinary General Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid return envelope provided and, in any event so as to be received by Chenghe no later than [•] a.m. Eastern Time, on [•], 2024, being 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). In the case of joint shareholders, where more than one of the joint shareholder purports to appoint a proxy, only the appointment submitted by the most senior holder (being the first named holder in respect of the shares in our register of members) will be accepted. If you are a holder of record of ordinary shares of ours at the close of business on the record date, you may also cast your vote at the Extraordinary General Meeting. If you hold your ordinary shares in “street” name, which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and email a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting virtually. You will receive an email prior to the meeting with a link and instructions for entering the Extraordinary General Meeting.

Voting on all resolutions at the Extraordinary General Meeting will be conducted by way of a poll rather than on a show of hands. On a poll, votes are counted according to the number of ordinary shares registered in each shareholder’s name, with each ordinary share carrying one vote.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Extraordinary General Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

If you have any questions or need assistance voting your ordinary shares, please contact Sodali & Co. (“Sodali”), our proxy solicitor, at +1 (800) 662-5200 (for individuals), and +1 (203) 658-9400 (for banks and brokers). Questions can also be sent by email to LATG.info@investor.sodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Yixuan Yuan
Chief Executive Officer (Principal Executive Officer)

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC SHAREHOLDERS”) OF SPAC CLASS A ORDINARY SHARES ISSUED IN CHENGHE’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AND REGARDLESS OF WHETHER THEY VOTE AT ALL.

TO EXERCISE REDEMPTION RIGHTS, PUBLIC SHAREHOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, CHENGHE’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ii

ABOUT THIS REGISTRATION STATEMENT/PROXY STATEMENT

This Registration Statement/Proxy Statement, which forms part of a registration statement on Form F-4 ﬁled with the SEC by CayCo, as it may be amended or supplemented from time to time (File No. 333-280879) (the “Registration Statement/Proxy Statement”), serves as:

•        A notice of meeting and proxy statement of SPAC under Section 14(a) of the Exchange Act, for the Extraordinary General Meeting being held on [•], 2024, where SPAC Shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the SPAC Shareholder Proposals described herein; and

•        A prospectus of CayCo under Section 5 of the Securities Act with respect to the CayCo Ordinary Shares that SPAC Shareholders and Company Shareholders will receive in the Business Combination.

This Registration Statement/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This information is available without charge to you upon written or oral request. To make this request, you should contact SPAC’s proxy solicitor at:

Sodali & Co.

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free +1 (800) 662-5200

Banks and brokers call +1 (203) 658-9400

Email: LATG.info@investor.sodali.com

To obtain timely delivery of requested materials, you must request the information no later than ﬁve (5) Business Days prior to the date of the SPAC Shareholders’ Meeting. Please be sure to include your complete name and address in your request.

You may also obtain additional information about SPAC from documents ﬁled with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This Registration Statement/Proxy Statement contains estimates, projections, and other information concerning CayCo’s and FST’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by CayCo’s and FST’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which FST operates, and CayCo will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.”

Unless otherwise expressly stated, CayCo and FST obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research ﬁrms and other third parties, industry and general publications, government data, and similar sources. In some cases, CayCo and FST do not expressly refer to the sources from which this data is derived. In that regard, when CayCo and FST refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that CayCo and FST paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualiﬁcations and additional uncertainties regarding the other forward-looking statements in this Registration Statement/Proxy Statement. See “Cautionary Note Regarding Forward-Looking Statements.” These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties, CayCo and FST.

TRADEMARKS AND TRADE NAMES

FST owns or has rights to various trademarks, service marks and trade names that they use in connection with the operation of its businesses. This Registration Statement/Proxy Statement also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this Registration Statement/Proxy Statement is not intended to create, and does not imply, a relationship with FST, CayCo or SPAC, or an endorsement or sponsorship by or of FST, CayCo or SPAC. Solely for convenience, the trademarks, service marks and trade names referred to in this Registration Statement/Proxy Statement may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that FST, CayCo or SPAC will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

PRESENTATION OF FINANCIAL INFORMATION

CayCo was incorporated on November 24, 2023 for the purpose of effectuating the Business Combination described herein. CayCo has no material assets or liabilities and does not operate any businesses. This Registration Statement/Proxy Statement contains:

•        the audited ﬁnancial statements of SPAC for the years ended December 31, 2023, and December 31, 2022 and the unaudited financial statements of SPAC for the three and six months ended June 30, 2024 and June 30, 2023;

•        the audited consolidated ﬁnancial statements of FST for the years ended December 31, 2023, and December 31, 2022 and the unaudited financial statements of FST for the six months ended June 30, 2024 and June 30, 2023; and

•        the audited consolidated ﬁnancial statements of CayCo for the period from November 24, 2023 (inception) through December 31, 2023 and the unaudited financial statements of CayCo for the six months ended June 30, 2024.

Unless indicated otherwise, financial data presented in this Registration Statement/Proxy Statement has been taken from the audited and unaudited financial statements of SPAC, CayCo and FST included in this Registration Statement/Proxy Statement. Unless otherwise indicated, financial information of SPAC has been prepared in accordance with accounting principles generally accepted in the United States and the financial information in respect of CayCo and FST has been prepared in accordance with Generally Accepted Accounting Principles.

CayCo and FST present their consolidated financial statements in the New Taiwan dollar. SPAC publishes its financial statements in U.S. dollars. In this Registration Statement/Proxy Statement, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “U.S.$,” “USD,” “U.S. Dollars” and “dollars” mean U.S. dollars and all references to “TWD”, “NTD$”, “NT$” and “NTD” mean New Taiwan dollars.

EXCHANGE RATES

CayCo’s reporting currency will be the U.S. Dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. For CayCo, the U.S. Dollar is the functional currency. The functional currency of CayCo’s subsidiaries will generally be the local currency.

Certain information presented in this Registration Statement/Proxy Statement has been converted from NTD to USD at a rate of NTD30.62 to U.S.$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 29, 2023. Exchange rates fluctuate, and such fluctuation can be significant.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this Registration Statement/Proxy Statement to:

“2023 Name Change Proposal” means special resolution dated October 25, 2023 that effected the change of name of the SPAC from “LatAmGrowth SPAC” to “Chenghe Acquisition I Co.”.

“Adjournment Proposal” means an ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

“Advisory Shares” means the 2,000,000 CayCo Ordinary Shares to be issued to FST Advisor at Closing pursuant to the Geneva Agreement.

“Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Shares that are (i) issued and outstanding or (ii) issuable upon, or subject to, (x) the exercise or settlement of any Option or (y) the consummation of any PIPE Investment, if any.

“Agreement End Date” means 5:00 p.m. (Hong Kong time) on January 26, 2025.

“Ancillary Documents” means collectively, the Investor Rights Agreement, the Subscription Agreement, the Lock-Up Agreement, the Sponsor Support Agreement and the Company Holders Support Agreement.

“Articles Amendment Proposals” means two separate special resolutions to respectively approve (a) the change of name of Chenghe from “Chenghe Acquisition I Co.” to “FST Ltd.”; and (b) the amended and restated memorandum and articles of association of SPAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed second amended and restated memorandum and articles of association of Chenghe.

“Authorized Share Capital Amendment Proposal” means an ordinary resolution to approve the reclassification and re-designation of (a) 200,000,000 issued and unissued Class A ordinary shares of a par value of $0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; (b) 20,000,000 issued and unissued Class B ordinary shares of a par value of $0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; and (c) 1,000,000 authorized but unissued preference shares of a par value of $0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each (the “Re-designation”) so that following such Re-designation, the authorized share capital of Chenghe shall be $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each, and immediately after the Re-designation, the authorized share capital of Chenghe be increased from $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each by the creation of an additional 279,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each to rank pari passu in all respects with the existing ordinary shares.

“Base Equity Value” means U.S.$400,000,000.

“Business Combination” means the Merger and the change of SPAC’s name to “FST Ltd.”.

“Business Combination Agreement” means the business combination agreement entered into by and among CayCo, Merger Sub, SPAC and FST dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time).

“Business Combination Proposal” means the ordinary resolution to approve and adopt the Business Combination Agreement and the transactions contemplated thereby.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, Taiwan and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“CayCo” means FST Corp., a Cayman Islands exempted company with limited liability.

“CayCo Board” means the board of directors of CayCo.

“CayCo Listing Articles” means the amended and restated memorandum and articles of association of CayCo, substantially in the form set forth in Annex B to this Registration Statement/Proxy Statement.

“CayCo Ordinary Shares” means the ordinary shares, with par value of U.S.$0.0001 per share, of CayCo.

“CayCo Shareholders” means the holders of CayCo Ordinary Shares.

“CayCo Warrants” means the warrants of CayCo into which the SPAC Warrants convert at the Merger Effective Time, each entitling the holder to purchase one CayCo Ordinary Share at a price of $11.50 per share, subject to adjustment, terms and limitations.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Chenghe” or “SPAC” means Chenghe Acquisition I Co., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Chenghe Preference Share” means a preference share of SPAC, par value of $0.0001 each.

“Chenghe Shareholders” or “SPAC Shareholders” means the shareholders of Chenghe.

“Closing” means the consummation of the Business Combination.

“Closing Conditions” means the conditions to Closing set forth in the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition” means the purchase and acquisition of the Company Shares by CayCo in accordance with the Company Restructuring Documents at the FST Restructuring Closing.

“Company Acquisition Percentage” means a number, expressed as a percentage, calculated by dividing (x) the number of Aggregate Fully Diluted Company Shares owned by CayCo immediately after the FST Restructuring Closing by (y) the Aggregate Fully Diluted Company Shares at such time.

“Company Common Shares” means 100,000,000 common shares, each with a par value of NT$10 per share of FST.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of the Group or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger by the Agreement End Date.

“Company Parties” or “FST Parties” means collectively, CayCo, FST and Merger Sub.

“Company Restructuring Documents” means, collectively (i) the FST Equity Reorganization Agreement, (ii) the Deed of Share Sale and Purchase, and (iii) the CayCo Subscription Agreement.

“Company Shareholder Approval” means the vote of holders of Company Shares required to approve the Company Transaction Proposals, as determined in accordance with applicable law and FST’s Governing Documents.

“Company Shareholder Support Agreement” means the company shareholder support agreement entered into concurrently with the execution of the Business Combination Agreement between and among, SPAC, FST, CayCo, certain Company Shareholders and certain CayCo Shareholders, as amended or modified from time to time.

“Company Shareholders” or “FST Shareholders” means the direct holders of the Company Shares issued and outstanding immediately prior to the FST Restructuring Closing.

“Company Shareholders Subscription” means the subscription by the Company Shareholders (other than the Remaining Company Shareholders) of certain number of CayCo Ordinary Shares no more than the Subscription Factor.

“Company Shares” or “FST Shares” means the shares in the capital of FST, including the Company Common Shares.

“Company Transaction Proposals” means the withdrawal of the public reporting status as a Taiwan Public Company.

“Contribution” means each payment deposit into the Trust Account for each monthly extension of the SPAC Termination Date beyond October 27, 2023 pursuant to SPAC MAA.

“Converted SPAC Public Shares” means the 1,058,127 SPAC Class A Ordinary Shares converted by the holder thereof (i.e. the New SPAC Sponsor) from the same number of SPAC Class B Ordinary Shares it held on November 16, 2023.

“DIR” means the Department of Investment Review under the Ministry of Economic Affairs of Taiwan.

“Extended Deadline” means the deadline by which SPAC is required to consummate a business combination transaction.

“First BCA Amendment” means the First Amendment to Business Combination Agreement dated September 10, 2024 entered into by and among CayCo, FST, Merger Sub and SPAC, pursuant to which, the Agreement End Date was extended from 5:00 p.m. (Hong Kong time) on October 26, 2024 to 5:00 p.m. (Hong Kong time) on January 26, 2025.

“First Extension” means the extension of the SPAC Termination Date from April 27, 2023 to November 27, 2023 for a deposit of $150,000 for each monthly period extended beyond April 27, 2023.

“First Extension Amendment Proposal” means the proposal approved by special resolution on 13 April 2023 that amended the SPAC MAA to facilitate the First Extension.

“First Extension Meeting” means the extraordinary general meeting of SPAC held on April 13, 2023, at which the shareholders of SPAC approved the First Extension Amendment Proposal, the First Trust Amendment Proposal, the SPAC Class B Ordinary Share Amendment Proposal and the Redemption Limitation Amendment Proposal.

“First Trust Amendment Proposal” means the proposal to amend the Trust Agreement to facilitate the First Extension.

“Founder Shares” means the SPAC Class B ordinary shares purchased by the Old SPAC Sponsor in a private placement prior to SPAC’s initial public offering, a portion of which was sold to the New SPAC Sponsor in the Sponsor Sale.

“FST” means Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819.

“FST Restructuring” means, collectively, the Company Acquisition, the Company Shareholders Subscription and each of the other transactions contemplated under the Company Restructuring Documents.

“FST Restructuring Closing” means the closing of FST Restructuring.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Geneva” or “FST Advisor” means Geneva Capital PTE. LTD, a Singapore exempt private limited company.

“Geneva Agreement” means the referral compensation agreement entered between FST and Geneva on November 30, 2023.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement or similar constitutional or organizational documents, in each case, as amended or restated; the “Governing Documents” of a Taiwan company are its company registration card, articles of incorporation and bylaws.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Group” means FST and all of its Subsidiaries from time to time.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Investor Rights Agreement” means the investor rights agreement that CayCo, FST, SPAC and other parties listed thereto will enter into at the Closing, as amended or modified from time to time.

“IRS” means the Internal Revenue Service of the United States of America.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Lock-Up Agreement” means the lock-up agreement that the New SPAC Sponsor, CayCo, certain Company Shareholders and Sponsor Key Holders will enter into at the Closing, as amended or modified from time to time.

“Merger” means the merger of Merger Sub with and into SPAC, in accordance with Part XVI of Cayman Companies Act, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company and a direct wholly owned subsidiary of CayCo.

“Merger Effective Time” means the date on which the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time or such later date as may be agreed by SPAC and FST in writing pursuant to the terms and conditions of the Plan of Merger but subject to the Cayman Companies Act.

“Merger Proposal” means a special resolution to approve the Plan of Merger and any and all transactions provided for in the Plan of Merger.

“Merger Sub” means FST Merger Ltd., a Cayman Islands exempted company with limited liability and directly wholly owned by CayCo.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New SPAC Sponsor” means Chenghe Investment I Limited, a Cayman Island exempted company with limited liability.

“Old SPAC Sponsor” means LatAmGrowth Sponsor LLC, a Delaware limited liability company.

“Old SPAC Sponsor Earnout Shares” means the SPAC Class B Ordinary Shares that the New SPAC Sponsor shall transfer to the Old SPAC Sponsor pursuant to the Sponsor Sale SPA, if the New SPAC Sponsor transfers any Founder Shares (such Founder Shares, the “Transferred Shares”) for the purpose of securing further extension of SPAC Termination Date or reducing the number of SPAC Public Shares elected to redeem in connection with further extensions, at the closing of Chenghe’s initial business combination, equal to the product of (i) 1,000,000 minus the Transferred Shares and (ii) 0.5; provided that the Old SPAC Sponsor Earnout Shares shall not exceed 250,000 Founder Shares, and (y) if the New SPAC Sponsor elects to use cash or other arrangements (other than Founder Shares) to secure further extensions, the number of Old SPAC Sponsor Earnout Shares shall be 100,000 Founder Shares; and (z) if the New SPAC Sponsor elects to use a mix of cash, other arrangements and Founder Shares to secure further extensions, the number of Old SPAC Sponsor Earnout Shares shall be calculated using the abovementioned formula.

“Option” means an option to purchase Company Common Shares granted to an employee, director, independent contractor or other service provider of the Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.

“Phase I DIR Approval” means Taiwan DIR Approval in connection with CayCo acquiring 55% of the Aggregate Fully Diluted Company Shares from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter (as defined in the Business Combination Agreement) in accordance with the Company Restructuring Documents.

“Phase I Restructuring Documents” means the Company Restructuring Documents signed and delivered in connection with CayCo acquiring 55% of the Aggregate Fully Diluted Company Shares from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter.

“Phase II DIR Approval” means the Taiwan DIR Approval in connection with CayCo acquiring the Aggregate Fully Diluted Company Shares (other than the Company Shares covered under the Phase I Restructuring Documents) from the Company Shareholders in accordance with the Company Restructuring Documents.

“Phase II Restructuring Documents” means the Company Restructuring Documents signed and delivered in connection with CayCo acquiring the Aggregate Fully Diluted Company Shares (other than the Company Shares covered under the Phase I Restructuring Documents) from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter.

“PIPE Investment” means the purchase of CayCo Ordinary Shares pursuant to the Subscription Agreements or any other purchase agreements as may be agreed by SPAC and FST from time to time.

“Plan of Merger” means a plan of merger between SPAC and Merger Sub, pursuant to which Merger Sub will merger with and into SPAC, that is substantially in the form of exhibit D to the Business Combination Agreement.

“Post-Closing Company” means CayCo after the consummation of the Business Combination.

“PRC” means the People’s Republic of China, and for the purpose of this Registration Statement/Proxy Statement, does not include Hong Kong, Macau Special Administrative Region and Taiwan.

“Public Shares” or “SPAC Public Shares” means the issued and outstanding SPAC Class A Ordinary Shares.

“Public Shareholders” or “SPAC Public Shareholders” means the holders of Public Shares, other than the New SPAC Sponsor with respect to its holding of Converted SPAC Public Shares.

“Record Date” means [•], 2024, the record date of SPAC Shareholders’ Meeting.

“Redemption Limitation Amendment Proposal” means the special resolution approved on 13 April 2023 that amended the SPAC MAA to remove the limitation that the SPAC shall not redeem Public Shares to the extent that such redemption would cause the SPAC’s net tangible assets to be less than $5,000,001.

“Remaining Company Shareholders” means the FST Shareholders other than CayCo after consummation of the FST Restructuring.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Extension” means the extension approved by special resolution on October 25, 2023 of the SPAC Termination Date from October 27, 2023 to January 27, 2024 for a deposit of the lesser of (a) $240,000 and (b) $0.06 for each Class A ordinary share not redeemed as of October 27, 2023, 2023, and the further extension by SPAC Board for up to nine times, each by one month, for an aggregate nine additional months, from January 27, 2024 up to October 27, 2024, for the deposit of the lesser of (a) $80,000 and (b) $0.02 for each Class A ordinary share not redeemed as of October 27, 2023.

“Second Extension Amendment Proposal” means the special resolution approved on October 25, 2023, to amend SPAC MAA to facilitate the Second Extension.

“Second Extension Meeting” means the extraordinary general meeting of SPAC held on October 25, 2023, at which the shareholders of SPAC approved the Second Extension Amendment Proposal, the Second Trust Amendment Proposal and the 2023 Name Change Proposal.

“Second Trust Amendment Proposal” means the proposal to amend the Trust Agreement to facilitate the Second Extension and to allow the SPAC to maintain any remaining amount in the Trust Account in an interest bearing demand deposit account at a bank.

“SPAC Board” or “Chenghe Board” means the board of directors of SPAC.

“SPAC Class A Ordinary Share” means a Class A ordinary share of SPAC, par value $0.0001 per share.

“SPAC Class B Ordinary Share” means a Class B ordinary share of SPAC, par value $0.0001 per share.

“SPAC Class B Ordinary Share Amendment Proposal” means the special resolution approved on 13 April 2023 that amended the SPAC MAA to provide the right of a holder of SPAC Class B Ordinary Shares to convert such shares into SPAC Class A Ordinary Shares before or concurrently with or immediately following the consummation of SPAC’s initial business combination at the election of such holder.

“SPAC IPO” means the initial public offering of SPAC securities consummated on January 27, 2022.

“SPAC IPO Letter Agreement” means the letter agreement, dated as of January 24, 2022, by and among the SPAC, the Old SPAC Sponsor and the insiders listed thereunder, as amended by a joinder to the letter agreement, dated as of October 6, 2023, pursuant to which the New SPAC Sponsor became a party thereunder.

“SPAC IPO Underwriting Agreement” means the underwriting agreement, dated as of January 24, 2022, by and among the SPAC, BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch.

“SPAC MAA” or “Chenghe Articles” means the amended and restated memorandum and articles of association of SPAC, adopted pursuant to a special resolution passed on January 24, 2022, amended pursuant to a special resolution passed on April 13, 2023 and as further amended pursuant to a special resolution passed on October 25, 2023, and as may be amended from time to time.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Placement Warrants” means the warrants sold by SPAC to the Old SPAC Sponsor in a private placement consummated on the closing of the SPAC IPO (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof), a portion of which was sold by the Old SPAC Sponsor to the New SPAC Sponsor in the Sponsor Sale, that entitle the holder thereof to purchase SPAC Class A Ordinary Shares at an exercise price of $11.50 per share.

“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of the SPAC IPO (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Ordinary Shares at an exercise price of $11.50 per share.

“SPAC Shareholder Approval” means (i) the approval of (A) the change of SPAC’s name to “FST Ltd.”, (B) the amendment and restatement of the SPAC MAA, (C) the Merger and (D) the Plan of Merger, in each case, by a special resolution (as defined in the Cayman Companies Act, being a resolution approved by an affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued and outstanding SPAC Ordinary Shares entitled to vote thereupon (as determined in accordance with the SPAC MAA)) at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose, and (ii) the approval of the other SPAC Shareholder Proposals not included in (i) above by an ordinary resolution (being a resolution passed by a simple majority of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting) at a SPAC Shareholders’ Meeting.

“SPAC Shareholder Proposals” means collectively, the Business Combination Proposal, the Merger Proposal, the Authorized Share Capital Amendment Proposal, the Articles Amendment Proposal, and if presented, the Adjournment Proposal.

“SPAC Shareholders’ Meeting” or “Extraordinary General Meeting” means an extraordinary general meeting of SPAC Shareholders.

“SPAC Termination Date” means the date by which SPAC must (i) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SPAC with one or more business or (ii) cease its operations except for the purpose of winding up if it fails to complete an initial business combination and redeem or repurchase 100% of the then issued and outstanding SPAC Class A Ordinary Shares.

“SPAC Transfer Agent” means the transfer agent of SPAC, Continental Stock Transfer & Trust Company.

“SPAC Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Sponsor Sale SPA” means the securities purchase agreement dated as of September 29, 2023, by and between the SPAC, the Old SPAC Sponsor and the New SPAC Sponsor.

“Sponsor Sale” means the transactions contemplated by the Sponsor Sale SPA, including, the acquisition by the New SPAC Sponsor of an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor, for an aggregate purchase price of $1.00 plus the New SPAC Sponsor’s agreement to deposit into the Trust Account, on the closing of the Sponsor Sale, $450,000 for due and payable extension contribution payment incurred prior to the date of the Sponsor Sale SPA and on any other applicable due date, other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement.

“Sponsor Key Holders” means certain SPAC Shareholders that will enter into the Lock-Up Agreement at Closing.

“Sponsor Support Agreement” means the sponsor support agreement entered into concurrently with the execution of the Business Combination Agreement between and among the Sponsors, SPAC, FST and certain other parties thereto, as amended or modified from time to time.

“Sponsors” means both of the Old SPAC Sponsor and the New SPAC Sponsor, and “Sponsor” means either of them, as the context may require.

“Squeeze Out” means the transaction with CayCo for CayCo to acquire the Company Shares owned by the Remaining Company Shareholders or other alternative transactions to be agreed by the New SPAC Sponsor and FST in accordance with the Governing Documents of FST and applicable law.

“Stock Exchange” means the New York Stock Exchange or Nasdaq.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subscription Factor” means a number resulting from dividing (x) the result of the quantity of the Base Equity Value divided by U.S.$10.00, by (y) the Aggregate Fully Diluted Company Shares as at the time of calculation.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Taiwan” means the Republic of China.

“Taiwan DIR Approval” means any and all authorizations, permits or clearances from the Department of Investment Review, the Ministry of Economic Affairs of Taiwan, under the Taiwan Statute For Investment By Foreign Nationals that are required in connection with the Business Combination Agreement, the Company Restructuring Documents, the Merger, the FST Restructuring and the consummation of the Merger or the FST Restructuring, as applicable, and the other transactions contemplated hereunder and the issuance of CayCo Ordinary Shares, including the Phase I DIR Approval and the Phase II DIR Approval.

“Taiwan Public Company” means a Taiwan public reporting company that has issued its stock and/or shares in accordance with the Securities and Exchange Act of Taiwan.

“Taiwan Stock Market” means the Emerging Stock Market of the Taipei Exchange of Taiwan.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, capital stock, capital gain, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, surcharges, penalty, or addition thereto.

“Third Extension” means the proposed extension of the SPAC Termination Date beyond October 27, 2024, for which SPAC filed a preliminary proxy statement on Schedule 14A with the SEC on September 17, 2024.

“Third Extension Meeting” means an extraordinary general meeting to be held by SPAC for the Third Extension.

“Third Party Consent” means the applicable consent, waiver or approval required from any third party.

“Transaction Agreements” means the Business Combination Agreement (including the Plan of Merger), the Investor Rights Agreement, the Lock-Up Agreement, the Sponsor Support Agreement, the Company Shareholder Support Agreement, the subscription agreements pursuant to which the PIPE Investment will be consummated, the confidentiality agreement dated as of May 17, 2023 between SPAC and FST, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Financing” means any financing, including any equity, equity-linked or debt (whether in the form of debt securities, loans or otherwise) financing, in connection with the Business Combination.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by the Business Combination Agreement or any of the other Transaction Agreements.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” means the trust account established by SPAC upon the consummation of its initial public offering and into which a certain amount of the net proceeds of the initial public offering, together with a certain amount of the proceeds of a private placement of warrants were deposited simultaneously with the closing of the initial public offering.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of January 24, 2022, between SPAC and Continental, as trustee, as amended by (a) the Amendment No.1 to the Trust Agreement dated April 13, 2023, (b) the Amendment No.2 to the Trust Agreement dated October 25, 2023, and (c) the Amendment No.3 to the Trust Agreement dated November 8, 2023, and as may be further amended from time to time.

“Warrant Agreement” means the Warrant Agreement, dated as of January 24, 2022, between SPAC and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsors, an affiliate of any Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, up to $1,500,000 of such loans may, at the option of the lender, be convertible into warrants of SPAC at a price of $1.00 per warrant with the terms identical to those of the SPAC Private Placement Warrant.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination and the Extraordinary General Meeting” and “Summary of the Registration Statement/Proxy Statement,” summarize certain information contained in this Registration Statement/Proxy Statement but does not contain all of the information that is important to you. You should carefully read this entire Registration Statement/Proxy Statement, including the attached annexes, for a more complete understanding of the matters summarized below.

•        SPAC is a blank check company incorporated as a Cayman Islands exempted company on May 20, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SPAC and one or more target businesses. For more information about SPAC, see the section entitled “Business of SPAC and Certain Information About SPAC.”

•        On April 13, 2023, SPAC held the First Extension Meeting, at which SPAC Shareholders approved the First Extension Amendment Proposal, the First Trust Amendment Proposal, the SPAC Class B Ordinary Share Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the First Extension Amendment Proposal, shareholders holding 7,399,517 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $77.5 million (approximately $10.47 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $58.6 million remained in the Trust Account.

•        On September 8, 2023 and September 19, 2023, BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch respectively notified SPAC that they would not act in any capacity in connection with the Business Combination and waived their entitlement to the deferred underwriting commission solely with respect to the Business Combination under and pursuant to the SPAC IPO Underwriting Agreement, dated January 24, 2022, by and among SPAC and BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, acting individually and as representatives of the several underwriters named therein.

•        On October 25, 2023, SPAC held the Second Extension Meeting, at which SPAC Shareholders approved the Second Extension Amendment Proposal, the Second Trust Amendment Proposal, and the 2023 Name Change Proposal. In connection with the Second Extension Amendment Proposal, shareholders holding 1,658,610 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $18.1 million (approximately $10.94 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $43.0 million remained in the Trust Account.

•        On November 8, 2023, the New SPAC Sponsor notified the SPAC that it elected to convert 1,058,127 SPAC Class B Ordinary Shares held by itself to the same number of SPAC Class A Ordinary Shares, pursuant to the SPAC Class B Ordinary Share Amendment Proposal. On November 16, 2023, 1,058,127 SPAC Class B Ordinary Shares held by the New SPAC Sponsor were converted into the same number of SPAC Class A Ordinary Shares. As of the date hereof, there are 5,000,000 SPAC Class A Ordinary Shares and 2,191,873 SPAC Class B Ordinary Shares issued and outstanding.

•        There are currently 6,500,000 SPAC Public Warrants and 7,900,000 SPAC Private Placement Warrants outstanding. Each SPAC Warrant entitles the holder to purchase one SPAC Class A Ordinary Share for $11.50 per share. Each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time will be automatically converted into the right to receive a CayCo Warrant, which shall be on the same terms and conditions as the applicable SPAC Warrant.

•        FST is a leading innovator in the golf industry, recognized for its expanding portfolio of high-performance golf club shafts and equipment. See the section entitled “Business of FST and Certain Information about FST.”

•        SPAC, FST, CayCo and Merger Sub entered into Business Combination Agreement on December 22, 2023. A copy of the Business Combination Agreement is attached to this Registration Statement/Proxy Statement as Annex A.

•        Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into SPAC pursuant to the Plan of Merger and SPAC will be the surviving company and a wholly-owned subsidiary of CayCo. In connection with the Business Combination Agreement, SPAC entered or will enter at the Closing into the following documents:

•        Sponsor Support Agreement:    currently with the execution of the Business Combination Agreement, SPAC, the Sponsors and FST entered into the Sponsor Support Agreement, pursuant to which the Sponsors have agreed to, among other things, vote in favor of the transactions contemplated under the Business Combination Agreement, from the date when FST received the Taiwan DIR Approval until the Closing Date or, if earlier, until termination of the Business Combination Agreement.

•        Company Shareholder Support Agreement:    concurrently with the execution of the Business Combination Agreement, SPAC, FST, CayCo, certain Company Shareholders and certain CayCo Shareholders entered into the Company Shareholder Support Agreement, pursuant to which each of such Company Shareholder and CayCo Shareholder has agreed to, among other things, vote to the transactions contemplated under the Business Combination Agreement, and to not transfer any Subject Shares (as defined in the Company Shareholder Support Agreement) until termination of the Company Shareholder Support Agreement.

•        Lock-Up Agreement:    at the Closing, CayCo, the Sponsors, certain FST Shareholders and certain Sponsor Key Holders will enter into the Lock-Up Agreement, pursuant to which, each of the New SPAC Sponsor, such FST Shareholder and Sponsor Key Holder agrees to not to transfer any Lock-Up Shares (as defined in the Lock-Up Agreement) for a period of six (6) months after the Closing Date, with certain exceptions and carveouts.

•        Investor Rights Agreement:    at the Closing, CayCo, FST, SPAC and other parties listed thereto will enter into the Investor Rights Agreement, pursuant to which, (i) CayCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights, and (ii) each party to the Investor Rights Agreement agrees to cause (x) the board of CayCo to be comprised of five (5) directors (subject to increase by unanimous resolutions of the board from time to time), (y) one (1) of such directors should be nominated by the New SPAC Sponsor and (z) at least three (3) of whom shall be independent directors. As long as the Sponsor Parties (as defined in the Investor Rights Agreement) beneficially own any CayCo Ordinary Shares, CayCo shall take all necessary actions to cause the individuals nominated by the New SPAC Sponsor for election as directors to be elected as directors.

•        The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, SPAC Shareholder Approval of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

•        The Business Combination Agreement may be terminated, and the Business Combination may be abandoned at any time prior to the Closing in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination Agreement and Ancillary Documents — Termination.”

•        The Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        As of the date of this Registration Statement/Proxy Statement, none of CayCo, FST and SPAC has entered into any agreement in relation to any PIPE Investment.

•        Under SPAC MAA, SPAC Public Shareholders may elect to have their SPAC Class A Ordinary Shares redeemed for a pro rata portion of the cash held in the Trust Account (which, for illustrative purposes, was $[•] per share as of the Record Date), less any owed but unpaid taxes on the funds and deferred underwriting fees. If a SPAC Public Shareholder properly exercises its redemption rights, SPAC will redeem the related SPAC Class A Ordinary Share for cash, and such shareholder will no longer own such SPAC Class A

Ordinary Shares and will not participate in the future growth of CayCo, if any in respect of the SPAC Class A Ordinary Shares so redeemed. Such a holder will be entitled to receive cash for its SPAC Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the SPAC Transfer Agent, no later than two (2) Business Days prior to the SPAC Shareholders’ Meeting in accordance with the procedures described herein. For more information regarding these procedures, see the section entitled “Questions and Answers about the Business Combination and the Extraordinary General Meeting.”

•        It is anticipated that, upon the Closing, the ownership of CayCo will be as follows under several redemption scenarios:

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (76.9%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
FST Shareholders	38,000,000	61.70%	38,000,000	63.74%	38,000,000	64.89%
FST Advisor	2,000,000	3.25%	2,000,000	3.35%	2,000,000	3.42%
Unaffiliated SPAC Public Shareholders	3,941,873	6.40%	1,970,936	3.31%	909,892	1.55%
Holder of Converted SPAC Public Shares(3)	1,058,127	1.72%	1,058,127	1.77%	1,058,127	1.81%
Holders of Founder Shares(4)	2,191,873	3.56%	2,191,873	3.68%	2,191,873	3.74%
Holders of SPAC Public Warrants(5)	6,500,000	10.55%	6,500,000	10.90%	6,500,000	11.10%
Holders of SPAC Private Warrants(4)(6)	7,900,000	12.83%	7,900,000	13.25%	7,900,000	13.50%
Pro forma ordinary shares of the Post-Closing Company	61,591,873	100%	59,620,936	100%	58,559,892	100%

____________

(1)      Assumes that 1,970,937 Public Shares are redeemed for aggregate redemption payments of approximately $22.52 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 3,031,981 Public Shares are redeemed for aggregate redemption payments of approximately $34.64 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      On November 8, 2023, the New SPAC Sponsor notified Chenghe that it elected to convert 1,058,127 Founder Shares to the same number of SPAC Public Shares. On November 16, 2023, 1,058,127 Founder Shares were converted into the same number of Converted SPAC Public Shares. The Converted SPAC Public Shares are identical to the SPAC Public Shares, except that (i) they are entitled to registration rights, (ii) they are subject to the transfer restrictions as set forth in the SPAC IPO Letter Agreement, (iii) pursuant to the SPAC IPO Letter Agreement, the Sponsors agreed to waive their redemption rights with respect to the Converted SPAC Public Shares in connection with (A) the SPAC’s initial business combination, (B) a shareholder vote to approve an amendment to the SPAC’s constitutional documents to (x) modify the substance or timing of the SPAC’s obligation to allow redemption in connection with the SPAC’s initial business combination, or to redeem 100% of SPAC Public Shares if SPAC has not completed an initial business combination by the Extended Deadline or (y) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity

(4)      The Sponsors and their affiliates’ total potential ownership interest in the post-Closing Company, assuming the exercise and conversion of all securities following the Closing, including the SPAC Private Placement Warrants, the Converted SPAC Public Shares as described above, and Founder Shares, is estimated to comprise approximately 18.10% of outstanding CayCo Ordinary Shares in a no redemption scenario, 18.70% of outstanding CayCo Ordinary Shares in an intermediate redemption scenario and 19.04% of outstanding CayCo Ordinary Shares in a maximum redemption scenario.

(5)      Assumes the exercise of all issued and outstanding SPAC Public Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination.

(6)      Assumes the exercise of all issued and outstanding SPAC Private Placement Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination. As of the date of this Registration Statement/Proxy Statement, the Sponsors have not extended any working capital loan to Chenghe, which may be convertible into warrants at the option of the Sponsors. None of Chenghe, its directors and officers are aware of any intention to obtain any working capital loan which may be convertible into warrants from the Sponsors.

•        Please see sections entitled “Summary of Registration Statement/Proxy Statement — Ownership of CayCo Post-Closing” and “Unaudited Pro forma Condensed Consolidated Financial Information” for more information. The SPAC Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the decision-making process of the SPAC Board, see the section entitled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for the Approval of the Business Combination and Recommendation.” When you consider the unanimous recommendation of the SPAC Board, you should keep in mind that the Sponsors have interests in the Business Combination that are different from, or in addition to, interests of unaffiliated SPAC Shareholders. Please see the section entitled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

•        In addition to voting on the proposal to adopt and approve the Business Combination Agreement and the Business Combination, at the SPAC Shareholders’ Meeting, the SPAC Shareholders will also be asked to consider and vote on the approval of a proposal to approve the adjournment of the SPAC Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. If put forth at the SPAC Shareholders’ Meeting, the Adjournment Proposal will be the only proposal voted upon and the Business Combination Proposal will not be submitted to the SPAC Shareholders for a vote at the SPAC Shareholders’ Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only elected information set forth elsewhere in this Registration Statement/Proxy Statement and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to our shareholders. We urge shareholders to carefully read this entire Registration Statement/Proxy Statement, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting.

“We,” “us,” or “our” and “Company” in this section refers to Chenghe. Capitalized terms hereunder but not otherwise defined shall have the meaning as set forth under the section titled “Certain Defined Terms.”

Q:     Why am I receiving this proxy statement?

A:     Our shareholders are being asked to consider and vote upon, as an ordinary resolution, a proposal to approve the Business Combination and other transactions as contemplated by the Business Combination Agreement, a copy of which is attached to this Registration Statement/Proxy Statement as Annex A, among other proposals. We have entered into the Business Combination Agreement, which provides that, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub will merge into and with us, with us being the surviving company and becoming a wholly-owned subsidiary of CayCo. You are being asked to vote on the Business Combination and related matters (SPAC Shareholder Proposal No. 1 — The Business Combination Proposal).

Q:     Are there any other matters being presented to shareholders at the meeting?

A:     In addition to the Business Combination Proposal as described in the question above, the Company’s shareholders are also being asked to consider and vote upon the following proposals:

•        The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the Plan of Merger and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to this Registration Statement/Proxy Statement (SPAC Shareholder Proposal No. 2 — The Merger Proposal);

•        The Authorized Share Capital Amendment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve, with effect from the effective time of the Merger, the reclassification and re-designation of (a) 200,000,000 issued and unissued Class A ordinary shares of a par value of $0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; (b) 20,000,000 issued and unissued Class B ordinary shares of a par value of $0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; and (c) 1,000,000 authorized but unissued preference shares of a par value of $0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each (the “Re-designation”) so that following such Re-designation, the authorized share capital of the Company shall be $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each, and immediately after the Re-designation, the authorized share capital of the Company be increased from $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each by the creation of an additional 279,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each to rank pari passu in all respects with the existing ordinary shares (SPAC Shareholder Proposal No. 3 — The Authorized Share Capital Amendment Proposal);

•        The Articles Amendment Proposals — to consider and vote upon, as special resolutions, two separate special resolutions to respectively approve, with effect from the effective time of the Merger:

(a)     the change of name of the Company from “Chenghe Acquisition I Co.” to “FST Ltd.”; and

(b)    the amended and restated memorandum and articles of association of SPAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Restated M&A, a copy of which is attached as Annex H to this Registration Statement/Proxy Statement (Proposal No. 4 — The Articles Amendment Proposals); and

•        The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (SPAC Shareholder Proposal No. 5 — The Adjournment Proposal).

We will hold the Extraordinary General Meeting of shareholders to consider and vote upon these proposals. This Registration Statement/Proxy Statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this Registration Statement/Proxy Statement and its annexes carefully and in their entirety.

The vote of shareholders Is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this Registration Statement/Proxy Statement.

Q:     Why is the Company providing shareholders with the opportunity to vote on the Business Combination?

A:     Pursuant to Chenghe Articles, we are required to provide Public Shareholders with an opportunity to have their shares redeemed for cash upon the consummation of our initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Business Combination, we are providing this opportunity in conjunction with a shareholder vote.

Q:     What will happen to our securities upon consummation of the Business Combination?

A:     SPAC Units and Public Shares are currently listed on Nasdaq under the symbols “LATGU” and “LATG.” On September 8, 2023, Nasdaq delisted the SPAC Public Warrants due to SPAC’s failure to maintain a minimum of $1,000,000 in aggregate market value of its outstanding SPAC Public Warrants, as set forth in Nasdaq’s Listing Rule 5452(b)(C). The SPAC Public Warrants are currently listed on the OTC Pink Market under the symbol of “LATGF”. CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing. For more information, please see “Risk Factors — SPAC Public Warrants are delisted from Nasdaq.” Our securities will cease trading upon consummation of the Business Combination. FST intends to apply for listing of CayCo Ordinary Shares on the Stock Exchange under the symbol “KBSX,” to be effective upon consummation of the Business Combination. While trading on Stock Exchange is expected to begin on the first Business Day following the consummation of the Business Combination, there can be no assurance that CayCo Ordinary Shares will be listed on the Stock Exchange or that a viable and active trading market will develop.

Q:     What are the U.S. federal income tax consequences of the Business Combination to a U.S. Holder of SPAC Class A Ordinary Shares and/or SPAC Warrants?

A:     Subject to the limitations and qualifications described more fully under the section titled “Material U.S. Federal Income Tax Considerations,” it is intended by the parties to the Business Combination Agreement that, for U.S. federal income tax purposes, (i) the FST Restructuring together with the Merger qualify as a transfer of property described in Section 351 of the Code and/or (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. However, there are significant factual and legal uncertainties as to whether the Transactions qualify for such intended tax treatment, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. No ruling has been, or will be, sought by Chenghe or FST from the IRS with respect to the Business Combination and there can be no assurance that the IRS will not challenge the intended tax treatment or that a court would not sustain such a challenge.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination for U.S. Holders of SPAC Class A Ordinary Shares and/or SPAC Warrants, see the section titled “Material U.S. Federal Income Tax Considerations.” If you are a U.S. Holder whose SPAC Class A Ordinary Shares and/or SPAC Warrants are exchanged in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

The summary above is qualified in its entirety by the more detailed discussion provided in the section titled “Material U.S. Federal Income Tax Considerations.”

Q:     Why is the Company proposing the Business Combination?

A:     We were incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On January 27, 2022, we consummated the SPAC IPO of 13,000,000 SPAC Units at an offering price of $10.00 per SPAC Unit, generating total gross proceeds of $130,000,000. Simultaneously with the closing of the SPAC IPO, we consummated the sale of 7,900,000 warrants at pa price of $1.00 per warrant in a private placement to the Old SPAC Sponsor, generating gross proceeds of $7,900,000, a portion of which was sold by the Old SPAC Sponsor to the New SPAC Sponsor in the Sponsor Sale consummated on October 6, 2023. Following the closing of the SPAC IPO, an amount equal to $132,600,000 from the net proceeds of the sale of the SPAC Units and SPAC Private Placement Warrants in the SPAC IPO was placed into the Trust Account. Since the SPAC IPO, our activity has been limited to the evaluation of business combination candidates.

On April 13, 2023, we held the First Extension Meeting, at which SPAC Shareholders approved the First Extension Amendment Proposal, the First Trust Amendment Proposal, the SPAC Class B Ordinary Share Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the First Extension Amendment Proposal, shareholders holding 7,399,517 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $77.5 million (approximately $10.47 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $58.6 million remained in the Trust Account.

On October 25, 2023, we held the Second Extension Meeting, at which SPAC Shareholders approved the Second Extension Amendment Proposal, the Second Trust Amendment Proposal, and the 2023 Name Change Proposal. In connection with the Second Extension Amendment Proposal, shareholders holding 1,658,610 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $18.1 million (approximately $10.94 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $43.0 million remained in the Trust Account.

On November 8, 2023, the New SPAC Sponsor notified the SPAC that it elected to convert 1,058,127 SPAC Class B Ordinary Shares held by itself to the same number of SPAC Class A Ordinary Shares, pursuant to the SPAC Class B Ordinary Share Amendment Proposal. On November 16, 2023, 1,058,127 SPAC Class B Ordinary Shares held by the New SPAC Sponsor were converted into the same number of SPAC Class A Ordinary Shares. As of the date hereof, there are 5,000,000 SPAC Class A Ordinary Shares and 2,191,873 SPAC Class B Ordinary Shares issued and outstanding.

We believe that the Business Combination will provide our shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section titled “SPAC Shareholder Proposal No.1 — The Business Combination Proposal — SPAC Board’s Reasons for the Approval of the Business Combination and Recommendation.”

Q:     Did Chenghe Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. Chenghe Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Chenghe Board and our management team in valuing FST and will be assuming the risk that Chenghe Board may not have properly valued the business. However, our directors and officers have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Chenghe Board conducted significant due diligence on FST. Based on the foregoing, Chenghe Board had given due and proper consideration to all matters and things that are necessary or appropriate, including that the Business Combination was fair from a financial perspective to our shareholders and that FST’s fair market value was at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account), to enabled it to evaluate and reach an information conclusion as to the fairness and reasonableness of the Transactions. There can be no assurance, however, that Chenghe Board was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Chenghe Board in approving the Business Combination, see the section titled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal.”

Q:     Will projections that Chenghe Board considered when evaluating and recommending the Business Combination be realized?

A:     In performing its analysis of FST, Chenghe Board considered, among other things, and relied on certain information, including forecasts and financial projection prepared by, and at the direction of, the management of FST. See the section titled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of Financial and Valuation Analyses of FST.”

The projected financial information was prepared using several qualitative assumptions, including the following assumptions that FST management believed to be material:

•        projected revenue is based on a variety of operational assumptions, including among others continued growth in the golf population, the growing participation in golf by the millennials and female, and the continued development of golf in emerging markets, such as China and Middle East, the continued development in off-line golf activities, the gradual decline in the inflation rate and global interest rate, the recovery of economy in major economies, the realization of synergy from acquisitions of other golf shaft industry player, and the reach of economy of scale with increased operation scale;

•        FST will be able to grow the brand recognition for its KBS shafts in the United States through opening additional boutiques and collaborating with other golf club brands;

•        FST will successfully select, acquire and merge its operation with an acquisition target in the golf shaft industry space, which in turn, will lead to increased manufacturing capacity, cost-savings through economy of scale, increased revenue, and improved industry competitive position;

•        FST will complete its planned acquisition within the timeframe as planned;

•        FST will be able to continue to develop golf shafts accepted and liked by the golf community, and design new golf shafts for the growing niches in the market, such as millennials, who are more cost-sensitive, and females, who prefer light weight shafts;

•        FST will be able to successfully market its products in other markets, such as Europe, Japan, Korea, China and Middle East, each may have difference customer preferences as compared with the United States;

•        FST will be able to manage its cost of operation and realize cost-saving after its planned acquisition. Reduction in costs associated with manufacturing overhead, warranty and logistics are taken into consideration as well; and

•        other key assumptions impacting profitability projections including headcount, third party contractors, engineering consulting and prototyping spend, but excluding costs associated with public company operations and compliance.

For description of the quantitative assumptions based on which the projections were prepared, see the section entitled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Summary of Financial and Valuation Analyses of FST.” Note the unaudited projected financial information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited projected financial information, including, among others, risks and uncertainties relating to FST’s business, industry performance, the regulatory environment, and general business and economic conditions. For more information, see “Risk Factors — CayCo’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, CayCo’s actual operating results may differ materially and adversely from those forecasted or projected. ”

Q:     Do I have redemption rights?

A:     If you are a Public Shareholder, you have the right to demand that we redeem your Public Shares for a pro rata portion of the cash held in our Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. We refer to the right to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his or her or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares.

Accordingly, all Public Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed and converted into cash.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, we shall not redeem Public Shares that would cause our net tangible assets to be less than $5,000,001 following such redemptions, unless such condition have been waived by all parties.

Q:     Will how I vote on the Business Combination affect my ability to exercise my redemption rights?

A:     No. A Public Shareholder may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or votes on such proposal at all, or if it is a shareholder on the Record Date. This means that any Public Shareholder holding Public Shares may exercise redemptions rights so long as it holds Public Shares as of the date it tenders the shares for redemption, regardless of whether it is entitled to vote on any of the SPAC Shareholder Proposals and regardless of whether it votes at all.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Shareholder and wish to exercise your redemption rights, you must demand that we redeem your shares for cash and tender your Public Shares to Continental Stock Transfer & Trust Company, our transfer agent, no later than two (2) Business Days prior to the Extraordinary General Meeting. You may tender your Public Shares by either delivering your share certificates (if any) and other redemption forms to the transfer agent or by delivering your Public Shares to the transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Public Shares are properly tendered for redemption. Any Public Shareholder satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $[•] per share, as of the Record Date), less any owed but unpaid taxes on the funds in the Trust Account and deferring underwriting fees. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a Public Shareholder, may be withdrawn at any time up to the deadline for submitting redemption requests, which is [•], 2024 (two (2) Business Days prior to the date of the Extraordinary General Meeting), and thereafter, with our consent, until the Closing. If you deliver your share certificates (if any) and other redemption forms to our transfer agent and later decide prior to the Extraordinary General Meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed at the end of this section or, if you hold your shares in “street name,” by contacting your bank, broker or other nominee and following their instructions to withdraw your request for redemption.

Any corrected or changed written exercise of redemption rights must be received by our transfer agent at least two (2) Business Days prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms or Public Shares have been delivered (either physically or electronically) to the transfer agent.

If you are a Public Shareholder and you exercise your redemption rights validly, it will not result in loss of any SPAC Public Warrants that you may hold.

Q:     If I am a holder of the SPAC Public Warrants, can I exercise redemption rights with respect to my warrants?

A:     No. Warrant holders have no redemption rights with respect to such securities.

Q:     Can the Sponsors and their respective affiliates redeem their Founder Shares and/or Converted SPAC Public Shares, as the case may be, in connection with the consummation of the Business Combination?

A:     No. The Sponsors and their respective affiliates have agreed to waive their redemption rights with respect to the Converted SPAC Public Shares, the SPAC Public Shares that they may acquire and SPAC Class B Ordinary Shares they may hold in connection with the consummation of the Business Combination, pursuant to the SPAC

IPO Letter Agreement, and they did not, and are not expected to, receive any consideration in exchange for such waiver. As set forth in the SPAC IPO Letter Agreement, the relevant parties agreed to waive their redemption rights in order to induce SPAC and the underwriters of SPAC IPO to enter into the SPAC IPO Underwriting Agreement and to proceed with the SPAC IPO.

Q:     What are the U.S. federal income tax consequences to me if I exercise my redemption rights?

A:     We expect that a U.S. Holder (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its SPAC Class A Ordinary Shares will generally be treated as selling such SPAC Class A Ordinary Shares resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of SPAC Class A Ordinary Shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. The U.S. federal income tax consequences of the redemption depend on your particular facts and circumstances. In addition, the potential application of the “passive foreign investment company” rules may impact such tax consequences as described below in the section titled “Material U.S. Federal Income Tax Considerations — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U.S. Holders — PFIC Considerations.” For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, please see the section titled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your own tax advisors regarding the tax consequences of exercising your redemption rights, including with respect to the application of the “passive foreign investment company” rules to any such exercise of redemption rights.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Class A Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide to Chenghe prior to the Extraordinary General Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Class A Ordinary Shares, and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value, and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     The net proceeds of the SPAC IPO, together with a portion of the proceeds from the sale of the warrants in a private placement to the Old SPAC Sponsor, equal in the aggregate to $132,600,000, were placed in the Trust Account immediately following the SPAC IPO.

On April 13, 2023, we held the First Extension Meeting, in connection with which, shareholders holding 7,399,517 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $77.5 million (approximately $10.47 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $58.6 million remained in the Trust Account.

On September 8, 2023 and September 19, 2023, BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch respectively notified SPAC that they would not act in any capacity in connection with the Business Combination and waived their entitlement to the deferred underwriting commission solely with respect to the Business Combination under and pursuant to the SPAC IPO Underwriting Agreement, dated January 24, 2022, by and among SPAC and BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, acting individually and as representatives of the several underwriters named therein (waivers of BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, collectively, the “BofA and Banco BTG Fee Waiver”).

On October 25, 2023, we held the Second Extension Meeting, in connection with which, shareholders holding 1,658,610 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $18.1 million (approximately $10.94 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $43.0 million remained in the Trust Account.

On September 17, 2024, SPAC filed a preliminary proxy statement on Schedule 14A with the SEC for a potential Third Extension. SPAC Public Shareholders will have the right to redeem the Public Shares for a pro rata portion of the funds then in the Trust Account in connection with the Third Extension. If the Third Extension is approved by SPAC Shareholders, SPAC expects that certain amount of the funds in the Trust Account would be released to pay redeeming shareholders.

After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, Public Shareholders who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination. Any remaining cash will be used for working capital and general corporate purposes of the Post-Closing Company.

Q:     What are the potential impacts on the Business Combination resulting from the BofA and Banco BTG Fee Waiver?

A:     In connection with the Sponsor Sale, SPAC approached BofA Securities, Inc., and Banco BTG Pactual S.A. — Cayman Branch to discuss waiver of deferred underwriting commission in September 2023.

On September 8, 2023 and September 19, 2023, BofA Securities, Inc., and Banco BTG Pactual S.A. — Cayman Branch respectively notified SPAC that they would not act in any capacity in connection with the Business Combination and waived their entitlement to the deferred underwriting commission solely with respect to the Business Combination under and pursuant to the SPAC IPO Underwriting Agreement, dated January 24, 2022, by and among SPAC and BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, acting individually and as representatives of the several underwriters named therein.

The deferred underwriting commission would have become due upon the consummation of the Business Combination because BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch had performed all their obligations under the SPAC IPO Underwriting Agreement to obtain their fee and are therefore gratuitously waiving their right to be compensated. Such fee waivers for services already rendered is unusual. Based on discussions with BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, the principal reason for the waiver of their respective deferred fee was due to their respective internal policies in relation to de-SPAC processes. BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch did not and currently do not hold any advisory or other role in connection with the Business Combination following the issuance of waiver letters nor did they assist in the identification or evaluation of business combination targets in any significant respect.

On December 2, 2021, SPAC signed an engagement letter with BofA Securities, Inc., pursuant to which, SPAC engaged BofA Securities, Inc. to act as its financial advisor in connection with the proposed SPAC IPO. SPAC does not believe that this engagement letter will adversely affect the Business Combination in any manner as BofA Securities, Inc. has waived its entitlement to the deferred underwriting commission solely with respect to the Business Combination. In addition, BofA Securities, Inc. and its affiliates no longer enjoy rights of first refusal to act as the SPAC’s non-exclusive placement agent in connection with any private investment in public equity transaction in connection with a financing to fund the Business Combination since such rights expire the earlier of (i) the date that is two years from the date of the SPAC IPO and (ii) the date on which SPAC has effectuated an initial Business Combination. There are certain provisions of such engagement letter which would survive a termination, including that (x) BofA Securities, Inc. will keep confidential certain information provided to it in connection with its engagement; (y) the engagement letter and any claims, counterclaims or disputes that may arise out of or relate to it will be governed by and construed in accordance with the laws of the State of New York and (z) BofA Securities, Inc. will be entitled to customary indemnification from SPAC. SPAC did not enter into an engagement letter with Banco BTG Pactual S.A. — Cayman Branch.

SPAC continues to have customary obligations with respect to use of information and indemnification under the SPAC IPO Underwriting Agreement. In addition, the BofA and Banco BTG Fee Waiver stipulates waiver of deferred underwriting commission solely with respect to the Business Combination and the firms do not forfeit or waive any claim or right they may otherwise have under the SPAC IPO Underwriting Agreement. These provisions include SPAC’s obligation to (i) indemnify and hold harmless each underwriter, the directors, officers, employees and agents of each underwriter, each person who controls any underwriter and each affiliate of each underwriter against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the SPAC IPO registration statement, any preliminary prospectus, the pricing prospectus or the prospectus, or any amendment or supplement thereto, any issuer free writing prospectus, any “roadshow” as defined in Rule 433(h) under the Securities Act or any testing-the-waters communication, each used in connection with the SPAC IPO, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such action or claim; subject in each case to customary exceptions.

In addition, the SPAC IPO Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party, however, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the offered securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay. There can be no assurance that SPAC would have sufficient funds to satisfy such indemnification claims.

We have requested BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch to confirm that they agree with the disclosure regarding their waiver of entitlement to the deferred underwriting commission and the risks and conclusions stated herein that are associated with their roles. BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch have declined to provide any confirmatory letters and have not otherwise confirmed whether they agree with such disclosure. There can be no assurances that the firms agree with the relevant disclosure and no inference can be drawn to this effect.

The withdrawal of BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch indicates that the firms do not want to be associated with the disclosure or underlying business analysis related to the Business Combination and that they claim no role in the Business Combination and disclaim any responsibility for any of the disclosure in this Registration Statement/Proxy Statement. The firms are not involved in the preparation of this Registration Statement/Proxy Statement. Therefore, investors should not place any reliance on the fact that either firm has been previously involved with the SPAC IPO.

As of the date hereof, there is no dispute between any of the SPAC, BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, or any combination of the foregoing with respect to the BofA and Banco BTG Fee Waiver. We do not believe that the Business Combination is adversely impacted by the BofA and Banco BTG Fee Waiver. However, SPAC Public Shareholders may be more likely to elect to redeem their shares as a result of the BofA and Banco BTG Fee Waiver. See also “Risk Factors — Each of BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch has not been involved with the preparation of the disclosure in this Registration Statement/Proxy Statement or the underlying transactions contemplated by the Business Combination.”

Q:     What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is substantially reduced as a result of redemptions by Public Shareholders. To the extent that there are fewer public shares and public shareholders, the trading market for the ordinary shares of the Post-Closing Company may be less liquid than the market was for SPAC Public Shares prior to the Transactions, and the Post-Closing Company may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to the Post-Closing Company following the consummation of the Business Combination.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, we shall not redeem Public Shares that would cause our net tangible assets to be less than $5,000,001 following such redemptions, unless such condition have been waived by all parties.

Q:      What ownership levels will current shareholders of Chenghe, the Sponsors, and the FST Shareholders and their affiliates have in CayCo after consummation of the Business Combination?

A:     In connection with the Business Combination, Chenghe and FST agreed on a fixed pre-money equity value of U.S.$400 million for the Post-Closing Company. At the consummation of the FST Restructuring, CayCo will issue and allot to each FST Shareholder who agrees to participate in the FST Restructuring in respect of each Company Share owned by such person, a number of CayCo Ordinary Shares that is no more than the Subscription Factor, which is the number resulting from dividing (x) the result of the quantity of U.S.$400 million divided by U.S.$10.00, by (y) the Aggregate Fully Diluted Company Shares as at the time of calculation, and the aggregate number of such CayCo Ordinary Shares will be equal to the product of (x) total number of Company Shares owned by the Company Shareholders who have signed the Company Restructuring Documents and (y) the Subscription Factor. Any increase in the number of FST Shareholders who participate in the FST Restructuring will increase in the number of CayCo Ordinary Shares issued in connection with the FST Restructuring and at the consummation of the Business Combination. As of the date of this Registration Statement/Proxy Statement, none of CayCo, FST and Chenghe has entered into any agreement with any investor in relation to the PIPE Investment.

In addition, FST shall, as soon as practicable and to the extent legally feasible under the applicable laws after the closing of the Business Combination, enter into and consummate a transaction with CayCo for CayCo to acquire the Company Shares owned by the Remaining Company Shareholders or other alternative transactions to be agreed by the New SPAC Sponsor and FST. For the illustrative purpose only, we assume that at the consummation of the FST Restructuring, all FST Shareholders agree to participate in the FST Restructuring.

Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 61.70% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.10% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 6.40% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of Public Warrant will hold approximately 10.55% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 63.74% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.35% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.70% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 3.31% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of Public Warrant will hold approximately 10.90% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 64.89% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 19.04% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 1.51% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of Public Warrant will hold approximately 11.10% of the Post-Closing Company’s total issued and outstanding share capital.

The following table illustrates the ownership levels in the Post-Closing Company, assuming consummation of the Business Combination, the Company Acquisition Percentage reaching 100% at the consummation of the FST Restructuring and assuming the exercise of all issued and outstanding SPAC Warrants, and no redemptions by Public Shareholders, 50% redemptions by Public Shareholders (the “Intermediate Redemption”) and the redemptions by Public Shareholders holding 3,031,981 Public shares, so that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes (the “Maximum Redemption”). The amounts of percentage ownership and voting power will change if the actual facts differ from the assumptions.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (76.9%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
FST Shareholders	38,000,000	61.70%	38,000,000	63.74%	38,000,000	64.89%
FST Advisor	2,000,000	3.25%	2,000,000	3.35%	2,000,000	3.42%
Unaffiliated SPAC Public Shareholders	3,941,873	6.40%	1,970,936	3.31%	909,892	1.51%
Holder of Converted SPAC Public Shares(3)	1,058,127	1.72%	1,058,127	1.77%	1,058,127	1.81%
Holders of Founder Shares(4)	2,191,873	3.56%	2,191,873	3.68%	2,191,873	3.74%
Holders of SPAC Public Warrants(5)	6,500,000	10.55%	6,500,000	10.90%	6,500,000	11.10%
Holders of SPAC Private Warrants(4)(6)	7,900,000	12.83%	7,900,000	13.25%	7,900,000	13.50%
Pro forma ordinary shares of the Post-Closing Company	61,591,873	100%	59,620,936	100%	58,559,892	100%

____________

(1)      Assumes that 1,970,937 Public Shares are redeemed for aggregate redemption payments of approximately $22.52 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 3,031,981 Public Shares are redeemed for aggregate redemption payments of approximately $34.64 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      On November 8, 2023, the New SPAC Sponsor notified Chenghe that it elected to convert 1,058,127 Founder Shares to the same number of SPAC Public Shares. On November 16, 2023, 1,058,127 Founder Shares were converted into the same number of Converted SPAC Public Shares. The Converted SPAC Public Shares are identical to the SPAC Public Shares, except that (i) they are entitled to registration rights, (ii) they are subject to the transfer restrictions as set forth in the SPAC IPO Letter Agreement, (iii) pursuant to the SPAC IPO Letter Agreement, the Sponsors agreed to waive their redemption rights with respect to the Converted SPAC Public Shares in connection with (A) the SPAC’s initial business combination, (B) a shareholder vote to approve an amendment to the SPAC’s constitutional documents to (x) modify the substance or timing of the SPAC’s obligation to allow redemption in connection with the SPAC’s initial business combination, or to redeem 100% of SPAC Public Shares if SPAC has not completed an initial business combination by the Extended Deadline or (y) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity

(4)      The Sponsors and their affiliates’ total potential ownership interest in the post-Closing Company, assuming the exercise and conversion of all securities following the Closing, including the SPAC Private Placement Warrants, the Converted SPAC Public Shares as described above, and Founder Shares, is estimated to comprise approximately 18.10% of outstanding CayCo Ordinary Shares in a no redemption scenario, 18.70% of outstanding CayCo Ordinary Shares in an intermediate redemption scenario and 19.04% of outstanding CayCo Ordinary Shares in a maximum redemption scenario.

(5)      Assumes the exercise of all issued and outstanding SPAC Public Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination.

(6)      Assumes the exercise of all issued and outstanding SPAC Private Placement Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination. As of the date of this Registration Statement/Proxy Statement, the Sponsors have not extended any working capital loan to Chenghe, which may be convertible into warrants at the option of the Sponsors. None of Chenghe, its directors and officers are aware of any intention to obtain any working capital loan which may be convertible into warrants from the Sponsors.

The following table further illustrates the potential impact of varying levels of redemptions and certain dilutive events on the per share value of the shares owned by non-redeeming Public Shareholders.

	Assuming No Redemptions				Assuming Intermediate (50%) Redemptions(1)				Assuming Maximum (76.9%) Redemptions(2)
	Number of Shares	Offering Price(5)	Net Tangible Book Value per Share(6)	Difference Between Offering Price and Adjusted Net Tangible Book Value per Share	Number of Shares	Offering Price(5)	Net Tangible Book Value per Share(6)	Difference Between Offering Price and Adjusted Net Tangible Book Value per Share	Number of Shares	Offering Price(5)	Net Tangible Book Value per Share(6)	Difference Between Offering Price and Adjusted Net Tangible Book Value per Share
Holders of Founder Shares	2,191,873				2,191,873		—		2,191,873		—
Unaffiliated SPAC Public Shareholders	3,941,873				1,970,936				909,892
Holder of Converted SPAC Public Shares	1,058,127				1,058,127				1,058,127
Base Scenario(3)	7,191,873	$10.00	$5.66	$(4.34)	5,220,936	$10.00	$2.53	$(7.47)	4,159,892	$10.00	$0.84	$(9.16)
Potential Sources of Dilution:
FST Shareholders	38,000,000				38,000,000				38,000,000
FST Advisor	2,000,000				2,000,000				2,000,000
Holders of SPAC Public Warrants	6,500,000				6,500,000				6,500,000
Holders of SPAC Private Warrants	7,900,000				7,900,000				7,900,000
Fully Diluted Scenario(4)	61,591,873	$10.00	$3.63	$(6.37)	59,620,936	$10.00	$3.37	$(6.63)	58,559,892	$10.00	$3.22	$(6.78)
Minimum Company Valuation to Maintain $10 Share Price(7)	$615,918,730				$596,209,360				$585,598,920

____________

(1)      Assumes that 1,970,937 Public Shares are redeemed for aggregate redemption payments of approximately $22.52 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account of $45,037,172 as of June 30, 2024.

(2)      Assumes that 3,031,981 Public Shares are redeemed for aggregate redemption payments of approximately $34.64 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account of $45,037,172 as of June 30, 2024. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      As of June 30, 2024, there were 5,000,000 SPAC Class A Ordinary Shares, consisting of 1,085,127 shares held by the New SPAC Sponsor and 3,941,873 held by unaffiliated SPAC Public Shareholders, and 2,191,873 SPAC Class B Ordinary Shares

(4)      Assumes (i) fixed pre-money equity value of $400 million of the Post-Closing Company, (ii) approximately $45.04 million of funds in the Trust Account immediately prior to any redemptions, (iii) the conversion of the Founder Shares to SPAC Class A Ordinary Shares and (iv) the exercise of all 6,500,000 SPAC Public Warrants and 7,900,000 SPAC Private Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

(5)      The offering price of SPAC Class A Ordinary Shares at SPAC IPO was $10.00 per share.

(6)      As of June 30, 2024, net tangible book value per SPAC Shares was $5.66 based on total assets of $45,101,886, total liabilities of $4,390,085 and outstanding SPAC shares of 7,191,873.

(7)      To maintain a $10.00 per share value for non-redeeming Public Shareholders, CayCo needs valuations of approximately $615.92 million at no redemptions, approximately $596.21 million at intermediate redemptions, and approximately $585.60 million at maximum redemptions.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of Closing Conditions, including among others, (i) the accuracy of representations and warranties to various standards, from no material qualifier to a material adverse effect qualifier, (ii) material compliance with pre-closing covenants, (iii) no material adverse effect for the Company, (iv) the Company Acquisition Percentage reaching at least 90%; (v) the consummation of the FST Restructuring, (v) the delivery of customary closing certificates, (vi) the receipt of Taiwan DIR Approval and such approval being effective, (vii) the absence of a legal prohibition on consummating the Transactions, (viii) the absence of a legal prohibition on consummating the transactions, (ix) approval by Chenghe’s and FST’s shareholders, (x) approval of a listing application on the applicable Stock Exchange for newly issued shares, and (xi) Chenghe having at least U.S.$5,000,001 of net tangible assets remaining after redemption. For a description of the Closing Conditions, see the section titled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If we do not complete the Business Combination for whatever reason, we would search for another target business with which to complete a business combination. If we do not complete the Business Combination or another business combination by the Extended Deadline, we must redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares and, following such redemption, we will liquidate and dissolve. Our holders of the Founder Shares waived their redemption rights with respect to ordinary shares owned by them in the event a business combination is not effected in the required time period.

Q:     How do our Sponsors intend to vote on the proposals?

A:     The Sponsors beneficially own and are entitled to vote an aggregate of 45.2% of our issued and outstanding ordinary shares prior to the Business Combination. They have agreed to vote their shares in favor of the Business Combination Proposal and all other proposals being presented at the Extraordinary General Meeting, and to not exercise redemption rights with respect to their shares.

Q:     What interests do the Sponsors and our current directors and officers have in the Business Combination?

A:     In considering the recommendation of Chenghe Board to vote in favor of the Business Combination, shareholders should be aware that, our Sponsors, directors and officers have interests in the Business Combination that are different from, or in addition to, those of unaffiliated shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business

Combination or from recommending the Business Combination to shareholders, considering that these interests would be disclosed in this Registration Statement/Proxy Statement. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Old SPAC Sponsor paid an aggregate of $25,000 for 3,250,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Extended Deadline. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, after giving effect to the Sponsor Sale, the value of the Founder Shares held by the Old SPAC Sponsor would be $6,930,000;

•        the fact that our Old SPAC Sponsor paid an aggregate of approximately $7,900,000 for its 7,900,000 SPAC Private Placement Warrants to purchase SPAC Class A Ordinary Shares and that such SPAC Private Placement Warrants will expire worthless if a business combination is not consummated by the Extended Deadline;

•        the fact that the New SPAC Sponsor entered into the Sponsor Sale SPA with the Old SPAC Sponsor for the acquisition of an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus $450,000 extension contribution payment incurred prior to the date of the Sponsor Sale SPA and other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, the value of the Founder Shares held by the New SPAC Sponsor would be $18,386,133.15, and the value of the Converted SPAC Public Shares held by the New SPAC Sponsor would be $12,221,366.85;

•        the fact that the Sponsors are anticipated to hold 18.10% of issued and outstanding shares of the Post-Closing Company immediately following the Business Combination (assuming no redemptions of our Public Shareholders and the exercise of SPAC Private Placement Warrants);

•        the fact that, given the differential in the purchase price that our Sponsors paid for the Founder Shares and the purchase price that the Sponsors paid for the SPAC Private Placement Warrants as compared to the price of the Public Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsors and these individuals will receive upon conversion of the Founder Shares and (as applicable) SPAC Private Placement Warrants, the Sponsors and these individuals can earn a positive return on their investment, even if Public Shareholders have a negative return on their investment;

•        the fact that our Sponsors have agreed not to redeem any SPAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that our Sponsors will lose their entire investment in us if an initial business combination is not consummated by the Extended Deadline. Our Sponsors, officers and directors and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to our initial business combination since the SPAC IPO, except that, on October 25, 2023, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the New SPAC Sponsor, for a principal amount of up to $1,960,000 (the “October 2023 Note”), and on July 11, 2024, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the New SPAC Sponsor, for a principal amount of up to $500,000 (the “July 2024 Note”). As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668;

•        the fact that our Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to Founder Shares held by them if we fail to complete an initial business combination by the Extended Deadline;

•        the fact that our Sponsors, officers, directors and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investing possible business targets and business combinations. However, if we fail to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, we may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by the Extended Deadline;

•        the right of our Sponsors to hold the CayCo Ordinary Shares and CayCo Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of the Company to consummate a business combination by the Extended Deadline, our Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per-public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsors (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the New SPAC Sponsor is controlled by Mr. Qi Li (hereinafter referred to as “Richard Qi Li”), who is the owner of Chenghe Group Limited, founder and director of Chenghe Capital Management Limited and also serves as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company. Our chief executive officer, Yixuan Yuan, is chief executive officer and director of Chenghe Acquisition II Co., a NYSE-listed special purpose acquisition company, and a Managing Director of Chenghe Group Limited. Our chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition II Co., and an associate at Chenghe Capital Management Limited. Our chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and is chairman of the board of directors of Chenghe Acquisition II Co. The Sponsors and our officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject always to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that the Business Combination Agreement provides for the continued indemnification of some of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that we have entered into a registration rights agreement with our Sponsors, which provides for customary registration rights to them and their permitted transferees.

The personal and financial interests of the Sponsors, SPAC’s directors and officers may have influenced their motivations in identifying and selecting FST and completing a business combination with FST, and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsors’ shareholding in SPAC, see the section entitled “Business of SPAC and Certain Information about SPAC” on page 190. For dilution of non-redeeming SPAC shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” on page 26.

No compensation of any kind, including finder’s and consulting fees, was paid or will be paid to the New SPAC Sponsor, executive officers or directors or affiliates, for services rendered to or in connection with the Business Combination. However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. For more discussion about executive compensation prior to the Business Combination, see “Executive Compensation — Executive Compensation prior to the Business Combination” on page 251. The New SPAC Sponsor’s economic interest in the Business Combination is limited to the CayCo Ordinary Shares that it will receive in exchange of the SPAC Shares that it owns, the CayCo Warrants that it will receive in exchange of the SPAC Warrants that it owns, and the repayment of outstanding amount under the October 2023 Note and the July 2024 Note at the Closing of the Business Combination.

Shareholders should also be aware that interests of FST, FST officers and directors may be inherently different from the interests of unaffiliated SPAC Shareholders, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to SPAC Shareholders. After Closing, certain FST officers and directors will be appointed as officers and directors of CayCo and certain of them will hold CayCo Ordinary Shares, assuming no redemption, amounting to 20.11% of CayCo Ordinary Shares post-Closing. Given the differential in the purchase price that FST officers and directors paid for the FST Shares they hold (i.e., less than approximately NTD 306.20 per share) and the price of the Public Shares and the number of CayCo Ordinary Shares the FST officers and directors will receive upon exchange of the FST Shares, the FST officers and directors can earn a positive return on their investment, even if the Public Shareholders have a negative return on their investment. See “Beneficial Ownership of CayCo Securities after Business Combination” on page 301. Furthermore, Chenghe intends to use substantially all of the funds held in the Trust Account to complete the Business Combination, after the payment to SPAC Public Shareholders who have validly redeemed their SPAC Shares upon Closing, and any remaining amount will be used as working capital to finance the operations of CayCo, make other acquisitions and pursue its growth strategies. See “Summary of Registration Statement/Proxy Statement — The Business Combination — Sources and Uses of Funds for the Business Combination” on page 42.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary General Meeting, which is set for [•], 2024; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. Furthermore, the signing parties to the Business Combination Agreement will have the right to terminate the Business Combination Agreement if the Business Combination is not consummated by the Agreement End Date, subject to certain conditions and exceptions.

Q:     What do I need to do now?

A:     We urge you to carefully read and consider the information contained in this Registration Statement/Proxy Statement, including the annexes, and to consider how the Business Combination will affect you as a shareholder. Shareholders should then vote as soon as possible in accordance with the instructions provided in this Registration Statement/Proxy Statement and on the enclosed proxy card.

Q:     When and where will the Extraordinary General Meeting take place?

A:     The Extraordinary General Meeting will be held at [•] a.m. Eastern Time, on [•], 2024 at [•] and virtually over the Internet by means of a live webcast. You may also attend the Extraordinary General Meeting webcast by accessing the web portal located at [•] and following the instructions set forth below. In order to maintain the interactive nature of the Extraordinary General Meeting, virtual attendees who have registered for the meeting and entered a valid control number will be able to:

•        vote via the web portal during the Extraordinary General Meeting webcast; and

•        submit questions or comments to our directors and officers during the Extraordinary General Meeting.

Shareholders who have registered for the meeting and entered a valid control number may submit questions or comments during the meeting through the Extraordinary General Meeting webcast by typing in the “Submit a question” box.

To register for and attend the Extraordinary General Meeting virtually, please follow these instructions as applicable to the nature of your ownership of ordinary shares:

•        Shares Held of Record.    If you are a record holder, and you wish to attend the Extraordinary General Meeting virtually, go to [•], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the Extraordinary General Meeting, you will need to log back into the meeting site using your control number.

•        Shares Held in Street Name.    If you hold your ordinary shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend the Extraordinary General Meeting, you must obtain a legal proxy from the shareholder of record and email a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the Extraordinary General Meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Extraordinary General Meeting virtually. You will receive an email prior to the meeting with a link and instructions for entering the Extraordinary General Meeting. “Street” name holders should contact Continental Stock Transfer & Trust Company on or before [•], 20[•].

•        Shareholders will also have the option to listen to the Extraordinary General Meeting by telephone by calling:

•        Within the U.S. and Canada: +1 [•] (toll-free)

•        Outside of the U.S. and Canada: +1 [•] (standard rates apply)

•        The conference ID is [•]. This is listen-only; you will not be able to vote or enter questions during the Extraordinary General Meeting.

Q:     How do I vote?

A:     If you are a holder of record of Public Shares at the close of business on the Record Date, you may vote by attending the Extraordinary General Meeting in person, including virtually by submitting a ballot through the web portal during the Extraordinary General Meeting webcast, or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying preaddressed postage paid envelope so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Business Combination Proposal, the Merger Proposal, the Authorized Share Capital Amendment Proposal, the Articles Amendment Proposals and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals, unless you provide voting instructions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders of record may send a later-dated, signed proxy card to our transfer agent at the address set forth below so that it is received no later than 48 hours before the time appointed for the holding of the Extraordinary General Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) or attend the Extraordinary General Meeting and vote in person, including virtually by submitting a ballot through the web portal during the Extraordinary General Meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to our transfer agent, which must be received prior to the vote at the Extraordinary General Meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the Extraordinary General Meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:     What constitutes a quorum for the Extraordinary General Meeting?

A:     A quorum is the minimum number of our ordinary shares that must be present to hold a valid meeting. The holders of majority of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not count as present for the purposes of establishing a quorum. SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the Extraordinary General Meeting. Voting on all resolutions at the Extraordinary General Meeting will be conducted by way of a poll vote. Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date.

Q:     What shareholder vote thresholds are required for the approval of each proposal brought before the Extraordinary General Meeting?

A:    Under Cayman Islands law and pursuant to Chenghe Articles, each of the Merger Proposal and the Articles Amendment Proposals will require a special resolution, being the affirmative vote of shareholders holding at least two-thirds of the ordinary shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present. Each of the Business Combination Proposal, the Authorized Share Capital Amendment Proposal and the Adjournment Proposal will require an ordinary resolution, being the affirmative vote of shareholders holding a majority of the ordinary shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present. Our Sponsors and SPAC Public Shareholders can vote in the Extraordinary General Meeting, therefore, the approval of the Business Combination does not require a majority of unaffiliated SPAC Shareholders.

On October 25, 2023, we held the Second Extension Meeting, in connection with which, shareholders holding 1,658,610 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. Thereafter, 3,941,873 SPAC Class A Ordinary Shares were issued and outstanding.

Therefore, in addition to the Founder Shares and Converted SPAC Public Shares held by the Sponsors (and their respective affiliates), assuming all issued and outstanding shares are voted on each proposal, we would need 1,544,582 Public Shares, or approximately 39.2% of the 3,941,873 Public Shares held by SPAC Public Shareholders (without taking into account the Converted SPAC Public Shares held by New SPAC Sponsor) to be voted in favor of each of the Merger Proposal and the Articles Amendment Proposals, and we would need 345,937 Public Shares, or approximately 8.8% of the 3,941,873 Public Shares held by SPAC Public Shareholders to be voted in favor of each of the Business Combination Proposal, the Authorized Share Capital Amendment Proposal and the Adjournment Proposal.

On September 17, 2024, we filed a preliminary proxy statement on Schedule 14A with the SEC for a potential Third Extension. SPAC Public Shareholders will have the right to redeem the Public Shares for a pro rata portion of the funds then in the Trust Account in connection with the Third Extension. If the Third Extension is approved by SPAC Shareholders, we expect that certain amount of the funds in the Trust Account would be released to pay redeeming shareholders, the number of Public Shares would reduce and we would need less Public Shares voted in favor of the proposals for the proposals to be approved.

Brokers are not entitled to vote on the aforementioned proposals absent voting instructions from the beneficial holder. Abstentions are considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the Extraordinary General Meeting and therefore will have no effect on the approval of each of the SPAC Shareholder Proposals as a matter of Cayman Islands law. Broker non-votes do not count as votes cast.

Q:     What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:     If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by our shareholders and consummated, you will become a shareholder of the Post-Closing Company.

If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will continue to be a shareholder of Chenghe, and we will continue to search for another target business with which to complete an initial business combination. If we do not complete an initial business combination by the Extended Deadline, we must cease all operations except for the purpose of winding up, redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the board of directors, liquidate and dissolve.

Q:     What should I do with my share certificates?

A:     Public Shareholders who do not elect to have their shares redeemed for a pro rata share of the Trust Account should wait for instructions from our transfer agent regarding what to do with their certificates. Public Shareholders who exercise their redemption rights must deliver their share certificates (if any) and other redemption forms to our transfer agent or deliver their Public Shares electronically to our transfer agent using The Depository Trust Company’s DWAC System no later than two (2) Business Days prior to the Extraordinary General Meeting as described above. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Public Shares are properly tendered for redemption.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this Registration Statement/Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:     We will pay the cost of soliciting proxies for the Extraordinary General Meeting. We have engaged Sodali to assist in the solicitation of proxies for the Extraordinary General Meeting. We have agreed to pay Sodali a fixed fee of $15,000, plus associated disbursements, to reimburse the firm for its reasonable and documented costs and expenses, and an amount equal to 6% of certain fees for administration, technology, and research and data services with a minimum charge of $2,500 and to indemnify the firm and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this Registration Statement/Proxy Statement or the enclosed proxy card, you should contact the proxy solicitor at:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free +1 (800) 662-5200
Banks and brokers call +1 (203) 658-9400
Email: LATG.info@investor.sodali.com

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a Public Shareholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to our transfer agent at the address below or deliver your shares electronically to the transfer agent using The Depository Trust Company’s DWAC System at least two (2) Business Days prior to the vote at the Extraordinary General Meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

DELIVERY OF DOCUMENTS TO CHENGHE SHAREHOLDERS

Pursuant to the rules of the SEC, Chenghe and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this Registration Statement/Proxy Statement, unless Chenghe has received contrary instructions from one or more of such shareholders. Upon written or oral request, Chenghe will deliver a separate copy of this Registration Statement/Proxy Statement to any shareholder at a shared address to which a single copy of this Registration Statement/Proxy Statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that Chenghe deliver single copies of this Registration Statement/Proxy Statement in the future.

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 38 Beach Road #29-11, South Beach Tower, Singapore or by telephone at (+65) 9851 8611, to inform us of his or her requests.

If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SUMMARY OF REGISTRATION STATEMENT/PROXY STATEMENT

This summary highlights selected information contained in this Registration Statement/Proxy Statement and does not contain all of the information that is important to you. You should carefully read this entire Registration Statement/Proxy Statement, including the annexes and accompanying ﬁnancial statements of SPAC and the Company, to fully understand the proposed Business Combination and the SPAC Shareholder Proposals to be considered at the SPAC Shareholders’ Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this Registration Statement/Proxy Statement.

Parties to the Business Combination

SPAC

SPAC is a blank check company incorporated on May 20, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SPAC and one or more target businesses. For more information about SPAC, see the section entitled “Business of SPAC and Certain Information About SPAC.”

On June 2, 2021, the Old SPAC Sponsor paid $25,000, or approximately $0.007 per share, to cover certain offering expenses of SPAC in consideration for 3,737,500 SPAC Class B Ordinary Shares. Up to 487,500 Founder Shares were subject to forfeiture by the Old SPAC Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In March 2022, the Old SPAC Sponsor effected a surrender of the 487,500 Founder Shares to the SPAC for no consideration upon expiration of the over-allotment option.

On January 27, 2022, SPAC consummated the SPAC IPO of 13,000,000 SPAC Units. Each SPAC Unit consists of one SPAC Class A Ordinary Share, and one-half of one redeemable SPAC Public Warrant, with each SPAC Public Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share for $11.50 per share, subject to adjustment. The SPAC Units were sold at a price of $10.00 per unit, generating gross proceeds of $130,000,000. Concurrently with the closing of the SPAC IPO, the Old SPAC Sponsor purchased an aggregate of 7,900,000 SPAC Private Placement Warrants at a price of $1.00 per warrant, generating gross proceeds of $7,900,000. On October 6, 2023, upon the closing of the Sponsor Sale, the Old SPAC Sponsor transferred 2,650,000 Founder Shares to the New SPAC Sponsor. On November 8, 2023, the New SPAC Sponsor notified the SPAC that it elected to convert 1,058,127 SPAC Class B Ordinary Shares, pursuant to the Founder Share Amendment Proposal. On November 16, 2023, 1,058,127 SPAC Class B Ordinary Shares held by the New SPAC Sponsor were converted into the same number of Converted SPAC Public Shares. As of the date hereof, the Old SPAC Sponsor holds 600,000 SPAC Class B Ordinary Shares and the New SPAC Sponsor holds 1,591,873 SPAC Class B Ordinary Shares and 1,058,127 Converted SPAC Public Shares. On October 6, 2023, upon the closing of the Sponsor Sale, the Old SPAC Sponsor transferred 7,900,000 SPAC Private Placement Warrants it held to the New SPAC Sponsor.

Following the closing of the SPAC IPO, a total of $132,600,000 ($10.20 per SPAC Unit) of net proceeds of the SPAC IPO and certain of the proceeds of the private placement of warrants was placed in the Trust Account. The Trust Account is located in the United States with SPAC Transfer Agent acting as trustee, and may only be invested in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (as amended, the “Investment Company Act”), having a maturity of 185 days or less or in the money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. On November 6, 2023, pursuant to the Second Trust Amendment Proposal, SPAC instructed Continental Stock Transfer & Trust Company to hold all funds in the Trust Account in an interest-bearing bank deposit account.

On September 8, 2023 and September 19, 2023, BofA Securities, Inc., and Banco BTG Pactual S.A. — Cayman Branch respectively notified SPAC that they would not act in any capacity in connection with the Business Combination and waived their entitlement to the deferred underwriting commission solely with respect to the Business Combination under and pursuant to the SPAC IPO Underwriting Agreement, dated January 24, 2022, by and among SPAC and BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, acting individually and as representatives of the several underwriters named therein.

On April 13, 2023, SPAC held the First Extension Meeting, at which SPAC Shareholders approved the First Extension Amendment Proposal, the First Trust Amendment Proposal, the SPAC Class B Ordinary Share Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the First Extension Amendment Proposal, shareholders holding 7,399,517 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $77.5 million (approximately $10.47 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $58.6 million remained in the Trust Account.

On October 25, 2023, SPAC held the Second Extension Meeting, at which SPAC Shareholders approved the Second Extension Amendment Proposal, the Second Trust Amendment Proposal, and the 2023 Name Change Proposal. In connection with the Second Extension Amendment Proposal, shareholders holding 1,658,610 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $18.1 million (approximately $10.94 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $43.0 million remained in the Trust Account.

On September 17, 2024, SPAC filed a preliminary proxy statement on Schedule 14A with the SEC for a potential Third Extension. SPAC Public Shareholders will have the right to redeem the Public Shares for a pro rata portion of the funds then in the Trust Account in connection with the Third Extension. If the Third Extension is approved by SPAC Shareholders, SPAC expects that certain amount of the funds in the Trust Account would be released to pay redeeming shareholders.

SPAC Units and SPAC Class A Ordinary Shares are traded on Nasdaq under the ticker symbol “LATGU” and “LATG” respectively. On September 8, 2023, Nasdaq delisted the SPAC Public Warrants due to SPAC’s failure to maintain a minimum of $1,000,000 in aggregate market value of its outstanding SPAC Public Warrants, as set forth in Nasdaq’s Listing Rule 5452(b)(C). The SPAC Public Warrants are currently listed on the OTC Pink Market under the symbol of “LATGF”. CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing. For more information, please see “Risk Factors — SPAC Public Warrants have been delisted from Nasdaq.” In connection with the Closing, SPAC Units and SPAC Class A Ordinary Shares will be delisted from Nasdaq.

The mailing address of SPAC’s principal executive offices is 38 Beach Road #29-11, South Beach Tower Singapore 189767. Its telephone number is +65 9851 8611. It’s corporate website address is https://chengheinv.com/chenghe-acquisition-co/overview/. SPAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of this Registration Statement/Proxy Statement.

FST

Femco Steel Technology Co., Ltd. has emerged as a pioneer in the golf industry, crafting high-performance golf club shafts for over three decades. Established in Taiwan in 1976, FST began specializing in golf club shafts in 1992, meticulously refining its craft to serve golfers worldwide. For additional information regarding FST, see the section of this Registration Statement/Proxy Statement entitled “Business of FST and Certain Information About FST.”

The mailing address of FST’s principal executive office is No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan, and its telephone number is +886 5221-2555.

CayCo

CayCo is an exempted company incorporated with limited liability under the laws of the Cayman Islands incorporated on November 24, 2023 solely for the purpose of effecting the Business Combination. CayCo does not own any material assets and does not operate any business. The address and telephone number for CayCo is the same as those for FST.

Merger Sub

Merger Sub is an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of CayCo incorporated on November 27, 2023 solely for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business and has not carried on any activities other than those in connection with the transactions contemplated under the Business Combination Agreement. The address and telephone number for Merger Sub is the same as those for FST. Following the consummation of the Merger, Merger Sub will have merged with and into SPAC, with SPAC as the surviving company.

The Business Combination

On December 22, 2023, SPAC, CayCo, FST and Merger Sub entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, Merger Sub will merge with and into SPAC with SPAC being the surviving company and as a direct, wholly owned subsidiary of CayCo, and SPAC will change its name to “FST Ltd.” The Merger will become effective at the time when the Plan of Merger executed by SPAC and Merger Sub is registered by the Cayman Islands Registrar of Companies or such later time as SPAC and FST may agree in writing. For more information, see the section entitled “The Business Combination Agreement and the Ancillary Documents.”

Background of the Business Combination

The terms of the Business Combination Agreement and the Ancillary Documents are the result of extensive negotiations between Chenghe, FST and their respective representatives. The following is a brief summarized description of the background of Chenghe’s previous attempts at a business combination, its negotiations with and evaluation of FST, the Business Combination Agreement, the Business Combination and the related transactions, after the Sponsor Sale. The following is not intended to be a list of all opportunities initially evaluated or explored or discussions held by Chenghe, but rather to summarize the key meetings and events that led to the signing of the Business Combination Agreement with FST. All dates and times referred to in the following chronology are Hong Kong time unless otherwise indicated. For more detailed background of the Business Combination and other information that Chenghe and FST consider material regarding the negotiation of the Business Combination, see “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” on page 114.

Prior to the consummation of the SPAC IPO, Chenghe had not selected any business combination target and it had not, nor had anyone acting on its behalf, initiated any substantive discussion, directly or indirectly, with any business combination target.

From the consummation of the SPAC IPO on January 27, 2022 to the date of Sponsor Sale, Chenghe’s previous management team commenced an active search for prospective businesses and assets to acquire. During this search process, the Old SPAC Sponsor evaluated over five (5) potential targets. The Old SPAC Sponsor had not entered into any definitive agreement with any target for a business combination transaction.

On September 1, 2023, J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division introduced the Old SPAC Sponsor to the New SPAC Sponsor. On September 4, 2023, the Old SPAC Sponsor held an initial teleconference with the New SPAC Sponsor to discuss the Sponsor Sale.

From September 11, 2023 to September 12, 2023, representatives of the Old SPAC Sponsor and the New SPAC Sponsor discussed and negotiated the commercial terms of the Sponsor Sale.

On September 16, 2023, the New SPAC Sponsor and the Old SPAC Sponsor entered into a non-disclosure agreement, and representatives of the New SPAC Sponsor received access to Chenghe’s virtual data room.

On September 18, 2023, representatives of White & Case, the legal advisor to the New SPAC Sponsor (and after the consummation of the Sponsor Sale, legal advisor to Chenghe), shared an initial draft of the securities purchase agreement (“Sponsor Sale SPA”) with representatives of the Old SPAC Sponsor and Shearman & Sterling LLP (“Shearman & Sterling”), the legal advisor to the Old SPAC Sponsor. From September 19, 2023, representatives of the Old SPAC Sponsor, Shearman & Sterling, the New SPAC Sponsor and White & Case had several teleconferences to discuss the comments on the Sponsor Sale SPA. On September 29, 2023, the Sponsor Sale SPA was executed and on October 6, 2023, the Sponsor Sale was consummated. For more details about the Sponsor Sale, see “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” and “Business of SPAC and Certain Information about SPAC” on pages 114 and 190, respectively.

Description of discovery and negotiation process with potential targets by the New SPAC Sponsor

Prior to the closing of the Sponsor Sale on October 6, 2023, the New SPAC Sponsor began the process of searching for potential business combination targets for the special purpose acquisition companies that it may sponsor in the future. The New SPAC Sponsor sought to leverage its management team and directors’ professional and personal relationships to source potential targets, including (i) Dr. Shibin Wang (the chairman of the Chenghe Board, who has over 16 years’ experience in sales and trading of structured financial products, cross-border financing and other capital market activities), (ii) the industry connections built through the previous successful de-SPAC transaction led by the New SPAC Sponsor and its affiliates, and (iii) the extensive investment experience of the New SPAC Sponsor’s other affiliates.

In performing their roles at the New SPAC Sponsor and for other positions they hold, the New SPAC Sponsor’s management team and affiliates attended a variety of industry conferences and performed industry research, including, among others, telecommunication, media and technologies (TMT), green energy, biotechnology, fintech in the Asia Pacific region. The foregoing efforts led to the identification of a multitude of potential targets. Representatives of the New SPAC Sponsor contacted and communicated with these third parties for initial informational purposes. During this search process, the New SPAC Sponsor identified and conducted preliminary evaluations of 22 potential targets.

The New SPAC Sponsor’s initial evaluations consisted of a review of each potential target’s business, including but not limited to business due diligence, commercial due diligence, financial due diligence and legal due diligence, and such potential targets are from a variety of TMT, green energy, biotechnology, healthcare and fintech sectors.

Since September 2022, the New SPAC Sponsor and its affiliates entered into non-disclosure agreements (the “NDAs”) with more than 10 potential targets (including FST) that evidenced some or all of the following characteristics: the development of a robust go-to-market strategy, the profitability of the existing operations, the access to sizeable addressable market, the competitive position in the industry landscape, the establishment of thorough and long-lasting intellectual property protections, the creation of a novel technology or technologies, the distinguishing brand presence in local markets, the capabilities of in-house research, development and manufacturing, the scale of operation, and the implementation of necessary operational requirements.

FST’s financial advisor introduced FST to the New SPAC Sponsor as a business combination target that could potentially achieve investment criteria of the New SPAC Sponsor. On July 29, 2023, as part of the New SPAC Sponsor’s initial outreach to potential targets, the New SPAC Sponsor held an initial videoconference with FST’s management team to obtain a further understanding of FST and its management team.

Of the 22 companies that the New SPAC Sponsor evaluated, FST in particular met and exceeded the criteria that the New SPAC Sponsor sought in seeking to identify a potential business combination target for a special purpose acquisition company that it may sponsor in the future. FST is a Taiwanese company engaged in the research and development, production and sales of golf shafts. FST’s product line-up, the historic profitability of its operation, the maturity of its targeted markets, its global brand recognition, and progress in product development, in the New SPAC Sponsor’s view, were sufficient to support their continuous expansion in the local and global markets. The other targets evaluated by the New SPAC Sponsor failed to meet the criteria for the following reasons: (1) the early stage in product development, (2) the uncertainties in commercialization prospects, (3) the needs for additional financing to support further research and development, (4) regulatory uncertainties, and (5) historic financial performance. In particular, of the 10 potential targets with which the New SPAC Sponsor entered into preliminary discussions, they were eliminated for the following reasons: (i) they insisted on a minimum cash condition of the special purpose acquisition company at the consummation of the business combination; (ii) the parties were not aligned on the proposed valuation; and (iii) they have a China-related business which may bring potential regulatory uncertainties.

From September 21, 2023 to September 23, 2023, representatives of the New SPAC Sponsor, intending to identify a potential business combination target for a special purpose acquisition company that it may sponsor in the future (including Chenghe, for which the New SPAC Sponsor was negotiating the Sponsor Sale with the Old SPAC Sponsor at the time), visited representatives of FST in Taiwan. On September 22, 2023, representatives of the New SPAC Sponsor attended a meeting with FST’s management team discussing a potential business combination transaction.

From September 25, 2023 to September 27, 2023, representatives of the New SPAC Sponsor, White & Case, FST and Landi Law Firm, the legal advisor to FST, discussed and negotiated a draft letter of intent, including key issues, such as valuation, Chenghe’s right to nominate certain number of board members to the combined company, and payment of extension expenses.

In negotiating the LOI, the New SPAC Sponsor’s representatives, advised by its financial advisor, based their valuation of FST on several factors, including, but not limited to, (i) detailed review, and where appropriate, adjustment, of company-provided financial projections; (ii) a discounted cash flow modeling exercise; and (iii) benchmarking analysis against publicly trading peers in the market, as well as sector-relevant SPAC deals announced but not yet closed.

On September 27, 2023, the New SPAC Sponsor and FST entered into a letter of intent (the “FST LOI”). The FST LOI provided for, among other things, (i) a pre-money equity valuation of FST at US$350 million to US$450 million; (ii) no minimum cash requirement as a condition to closing; and (iii) after the definitive agreement is signed, FST shall pay Chenghe approximately US$70,000 to US$80,000 per month for extension related expenses.

In the week following the execution of the FST LOI, the parties discussed and agreed on a work plan to (i) conduct legal, finance, business and tax due diligence with FST, (ii) prepare and implement transaction structure, and (iii) prepare and negotiate definitive agreements, including the business combination agreement and ancillary documents.

On October 4, 2023, the New SPAC Sponsor (and subsequently after the consummation of the Sponsor Sale, Chenghe) engaged Lee and Li, Attorneys-at-Law (“Lee and Li”), as its Taiwan counsel, and Maples and Calder (Hong Kong) LLP (“Maples”), as its Cayman Islands counsel.

From October to December of 2023, representatives of the New SPAC Sponsor received access to FST’s virtual data room and a series of emails, calls and materials were exchanged between Chenghe and FST. These exchanges included discussions of strategic, commercial and capital-raising plans and the transaction structure for implementing a business combination between FST and Chenghe.

From October 4, 2023 to the execution of the Business Combination Agreement on December 22, 2023, representatives of the New SPAC Sponsor, White & Case, Lee and Li and Maples continued legal due diligence on FST, including, but not limited to, corporate structure, historical financing activities, data and privacy, intellectual property, material contracts, litigation, real and personal properties, employee matters, antitrust and compliance. During this process, White & Case and Lee and Li circulated six rounds of supplemental legal due diligence request list to FST and Landi Law Firm, and reviewed all responses relating thereto and highlighted key legal issues with Chenghe’s management.

From October 5, 2023 to December 9, 2023, representatives of Chenghe or the New SPAC Sponsor (as applicable), FST, White & Case, Lee and Li, and Landi Law Firm, together with Deloitte Touche Tohmatsu (“Deloitte”), Chenghe’s tax advisor engaged by Chenghe on October 6, 2023, discussed the preliminary transaction structure via various teleconferences and reviewed the transaction structure proposal from a US, Taiwan, and Cayman tax perspective. They also exchanged multiple drafts of the transaction structure proposal to reflect the discussions and feedbacks from Chenghe, FST, and their respective financial, tax and legal advisors regarding the transaction structures.

From October 16, 2023 to October 18, 2023, representatives of FST visited representatives of Chenghe in Hong Kong to discuss the transaction timeline and the work plan of the proposed business combination between FST and Chenghe.

On November 17, 2023, representatives of White & Case shared an initial draft of the Business Combination Agreement with representatives of FST and Landi Law Firm. On November 20, 2023, representatives of White & Case shared with representatives of FST and Landi Law Firm initial drafts of certain ancillary documents to the Business Combination Agreement. For more details regarding the negotiation process and terms of the Business Combination Agreement and Ancillary Documents, see “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” and “Business of SPAC and Certain Information about SPAC” on pages 114 and 190.

On December 22, 2023, the directors of CayCo and Merger Sub and the shareholders of CayCo and Merger Sub adopted written resolutions approving CayCo’s and Merger Sub’s entry into the Business Combination Agreement and the transaction documents to which CayCo and Merger Sub are or will be parties, as applicable. On the same day, Chenghe and FST executed the Business Combination Agreement and ancillary agreements and documentation related thereto. See the section titled “The Business Combination Agreement and Ancillary Documents” of this Registration Statement/Proxy Statement for a discussion of the terms of the Business Combination Agreement and additional information about the ancillary agreements and documents entered into or to be entered into in connection with the Business Combination.

Sources and Uses of Funds for the Business Combination

Under the Business Combination Agreement, except as otherwise set forth therein, each party to the Business Combination Agreement will pay its own fees and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of legal counsel, investment bankers, finders and other representatives or consultants; provided that, FST shall bear all of the fees and costs relating to the extension of the SPAC Termination Date which shall not exceed U.S.$80,000 per month. If the

Business Combination Agreement is terminated by SPAC or FST in accordance with its terms, FST will pay and reimburse all SPAC Transaction Expenses (as defined in the Business Combination Agreement) and pay or cause to be paid a termination fee equal to U.S.$2,000,000 to SPAC (or one or more of its designees), and if the Business Combination Agreement is terminated by SPAC in accordance with its terms, FST will pay and reimburse all SPAC Transaction Expenses. If the Business Combination Agreement is terminated by FST in accordance with its terms, SPAC will pay and reimburse all Company Transaction Expenses (as defined in the Business Combination Agreement). If the Closing occurs, then FST and CayCo will pay, or cause to be paid, all unpaid transaction expenses as provided in the Business Combination Agreement. FST will pay all transfer taxes incurred in connection with the FST Restructuring.

Each party to the Merger expects that they will be able to finance the costs of the Business Combination from the cash available to them at the time of the consummation of the Business Combination. Each of FST and SPAC expect that it will be able to pay its attorneys’ fees, investment bankers’ fees, finders’ and other representatives’ or consultants’ fees with funds then available to it at the Closing.

Under the Business Combination Agreement, the Business Combination will not be consummated unless all Closing Conditions are satisfied or, as applicable, waived. The Closing Conditions include, but are not limited to, the completion of FST Restructuring, and Chenghe having net tangible assets of at least $5,000,001 upon consummation of the Business Combination.

Assuming maximum redemptions by SPAC Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that CayCo would have approximately $585 million worth of ordinary shares.

As of June 30, 2024, Chenghe had $45,037,172 cash held in the Trust Account in an interest bearing demand deposit account at a bank. Chenghe intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned (less income taxes payable), to complete the Business Combination, after payment to SPAC Public Shareholders who have validly redeemed their Public Shares upon the consummation of the Business Combination, and any remaining amount will be used as working capital to finance the operations of CayCo, make other acquisitions and pursue its growth strategies.

To finance transaction costs in connection with the Business Combination, or in connection with additional deposits into the Trust Account to extend the time available to Chenghe to consummate the Business Combination, the Sponsors or an affiliate of the Sponsors or certain of Chenghe’s officers and directors may, but are not obligated to, loan Chenghe funds on a non-interest-bearing basis as may be required. If the Business Combination is completed, Chenghe will repay such loaned amounts out of the proceeds of the funds remaining in the Trust Account. Otherwise, in the event that the Business Combination does not close, Chenghe may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of CayCo at a price of $1.00 per warrant at the option of the lender. The terms of such warrants would be identical to those of the Private Placement Warrants.

To finance the Business Combination, CayCo may also enter into Subscription Agreements or other purchase agreements with “PIPE” investors for the purchase of CayCo Ordinary Shares at the time of the Business Combination. As of the date of this Registration Statement/Proxy Statement, none of CayCo, FST and SPAC has entered into any agreement in relation to any PIPE Investment.

Business Combination Expenses

FST and Chenghe expect the Business Combination expenses to amount to approximately $8 million, and as of June 30, 2024, there was approximately $5.63 million in unpaid Business Combination expenses. Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, it is anticipated that CayCo’s liquidity position following the Business Combination, including the amount of cash on hand, will be approximately $47 million. Assuming intermediate redemptions by Public Shareholders, it is anticipated that CayCo’s liquidity position following the Business Combination, including the amount of cash on hand, will be approximately $25 million. Assuming maximum redemptions by Public Shareholders, it is anticipated that CayCo’s liquidity position following the Business Combination, including the amount of cash on hand, will be approximately $12.5 million. However, there is no assurance that the Business Combination expenses actually incurred will not exceed the parties’ estimates, which would result in less liquidity available to CayCo at the Closing. There is no assurance that the liquidity available to CayCo immediately after the Business Combination will be sufficient for CayCo to conduct its operations, which could have material and adverse results on CayCo’s business, results of operations and financial condition.

Simplified Corporate Structures

The following diagram depicts the corporate structures of CayCo, FST and SPAC prior to the consummation of FST Restructuring:

The following diagrams depict corporate structures of CayCo, FST and SPAC following the FST Restructuring and before the Closing of the Business Combination:

CayCo and FST:

Certain Former FST Shareholders(3)
CayCo (Cayman)
Remaining FST Shareholders(3)
Merger Sub (Cayman)
FST (Taiwan)

SPAC:

SPAC Public Shareholders(2)
Sponsors(2)
SPAC
(Cayman)

The following diagram depicts corporate structure of CayCo post-Closing of the Business Combination:

____________

Note:

(1)      At the FST Restructuring Closing and immediately following the issuance of one or more CayCo Ordinary Shares to the relevant Company Shareholders (other than the Remaining Company Shareholders), each Initial CayCo Shareholder will surrender all of its CayCo Ordinary Shares and any other shares of CayCo that were issued and outstanding immediately prior to the Merger Effective Time for no consideration to CayCo and all such shares of CayCo will be cancelled.

(2)      As of the date of this Registration Statement/Proxy Statement, there are 7,191,873 SPAC Ordinary Shares issued and outstanding, consisting of (i) 5,000,000 SPAC Class A Ordinary Shares, held by SPAC Public Shareholders, (ii) 600,000 SPAC Class B Ordinary Shares, held by the Old SPAC Sponsor and (iii) 1,591,873 SPAC Class B Ordinary Shares, held by the New SPAC Sponsor.

(3)      Pursuant to the Business Combination Agreement, prior to the Closing, CayCo shall acquire at least 90% of the Aggregate Fully Diluted Company Shares. At the FST Restructuring Closing, CayCo shall issue and allot to each Company Shareholder who participated in the FST Restructuring, in respect of each Company Share owned by such person, a number of CayCo Ordinary Shares that is no more than the Subscription Factor and the aggregate number of such shares shall be equal to the product of (x) the total number of Company Shares owned by the Company Shareholders who have signed the Company Restructuring Documents and (y) the Subscription Factor. As soon as practicable and to the extent feasible under applicable law after the Closing, the Company will use reasonable best efforts to Squeeze Out the Remaining Company Shareholders. At the consummation of such Squeeze-Out transaction, CayCo will be the sole shareholder of FST.

(4)      Assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring (or the completion of the Squeeze Out transaction) and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 61.70% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.10% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 6.40% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of SPAC Public Warrants will hold approximately 10.55% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring (or the completion of the Squeeze Out transaction) and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 63.74% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.35% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.70% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 3.31% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of SPAC Public Warrants will hold approximately 10.90% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring (or the completion of the Squeeze Out transaction) and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 64.89% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 19.04% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 1.51% of the Post-Closing Company’s total issued and outstanding share capital and (v) the holders of SPAC Public Warrants will hold approximately 11.10% of the Post-Closing Company’s total issued and outstanding share capital.

Conditions to Closing of the Business Combination

Conditions to the Obligations of SPAC and the FST Parties

Under the Business Combination Agreement, the obligations of SPAC and the FST Parties to consummate the Transactions are subject to satisfaction or, at or prior to the Merger Effective Time, waiver in writing by all such parties of the following conditions:

(a)     the SPAC Shareholder Approval will have been obtained;

(b)    the Company Shareholder Approval will have been obtained;

(c)     there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such governmental order has jurisdiction over the parties hereto with respect to the Transactions or the FST Restructuring;

(d)    SPAC will have at least U.S.$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(e)     CayCo Ordinary Shares to be issued in connection with the Merger and the FST Restructuring will have been approved for listing on the applicable Stock Exchange and such approval will be ongoing, and not revoked or withdrawn, as of the Closing Date; and

(f)     the registration statement on Form F-4 will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.

Other Conditions to the Obligations of SPAC

The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)     (i) certain fundamental representations and warranties of the FST Parties will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents, (ii) the representation and warranty of FST contained in the second sentence of Section 5.24 of the Business Combination Agreement will be true and correct as of the Closing Date in all respects, and (iii) each of the other representations and warranties of the FST Parties contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole;

(b)    each of the covenants of the FST Parties to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     the Company Acquisition Percentage will be at least 90%;

(d)    the FST Restructuring will have been consummated;

(e)     there will not have occurred a Company Material Adverse Effect after the date of the Business Combination Agreement;

(f)     FST will have delivered or caused to be delivered an opinion issued by its Taiwan counsel to SPAC to the effect that no pending approval is required by any Taiwan Governmental Authorities for the Merger and the FST Restructuring, issuance of the equity securities in connection with the Merger and the FST Restructuring, and CayCo’s listing on the applicable Stock Exchange, including but not limited to the Taiwan DIR Approval;

(g)    the Taiwan DIR Approval will have been obtained and be effective;

(h)    all Third Party Consents will have been obtained, if any; and

(i)     the CayCo Cap Table and Closing Calculation will have been prepared in accordance with the Business Combination Agreement and accurately reflected the equity shareholding of SPAC Shareholders and the FST Shareholders as at the Closing.

Conditions to the Obligations of the FST Parties

The obligations of the FST Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FST:

(a)     (i) the representations and warranties of SPAC in relation to its capitalization will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement, and (ii) each of the other representations and warranties of SPAC contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions; and

(b)    each of the covenants of SPAC to be performed as of or prior to the Closing will have been performed in all material respects.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of both FST and SPAC at any time;

(b)    by FST or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on October 26, 2024; provided, that neither FST nor SPAC may terminate the Business Combination Agreement if it is in material breach of any of its obligations set forth in the Business Combination Agreement and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c)     by FST or SPAC, if any Governmental Authority (except for the Taiwan DIR Approval) shall have enacted, issued, promulgated, enforced or entered any governmental order, which has become final and non-appealable and has the effect of making consummation of the Merger or the FST Restructuring illegal or otherwise preventing or prohibiting consummation of the Merger or the FST Restructuring;

(d)    by FST, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e)     by FST, if SPAC is in material breach of any of its obligations under the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of the FST Parties to consummate the Closing, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from FST of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by FST shall be effective by the end of such thirty (30) calendar days;

(f)     by SPAC, if the Company Acquisition Percentage shall not have reached 90% at the FST Restructuring Closing;

(g)    by SPAC, if (i) the FST Parties fail to receive the Phase I DIR Approval within one hundred thirty two (132) calendar days after the date of the Business Combination Agreement; or (ii) the FST Parties fail to receive the Phase II DIR Approval within two hundred and ten (210) calendar days after the date of the Business Combination Agreement; or (iii) such Taiwan DIR Approval is revoked, terminated or loses effect, provided that in each case of (i) and (ii), if FST provides a written confirmation prior to the relevant deadline (or if later, the date on which SPAC notifies FST it wants to terminate under this subsection) to SPAC, with reasonable evidence demonstrating that failure to obtain Phase I DIR Approval or Phase II DIR Approval (as applicable) was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC under this subsection shall not be effective, as long as the FST Parties use their respective best efforts in such period to cure all such defects and seek the Taiwan DIR Approval, and if by the end of the period the Taiwan DIR Approval has not been obtained, any termination notice by SPAC under this subsection can be immediately effective;

(h)    by SPAC, if FST has suffered or there is a Company Material Adverse Effect;

(i)     by SPAC, if the FST Parties are in material breach of any of their respective obligations set forth in the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing, provided that if such material breaches are curable by the FST Parties, then, for a period of up to thirty (30) calendar days after receipt by FST of notice from SPAC of such material breaches, but only as long as the FST Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC shall be effective by the end of such thirty (30) calendar days; and

(j)     by SPAC, if the Company Shareholder Approval shall not have been obtained within forty-five (45) Business Days after the date of the Business Combination Agreement and at any adjournment or postponement thereof, as applicable.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto or their affiliates, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall relieve any liability on the part of any party for a willful breach of the Business Combination Agreement, willful misconduct or fraud.

First BCA Amendment

On September 10, 2024, CayCo, FST, Merger Sub and SPAC entered into the First Amendment to Business Combination Agreement, pursuant to which, the Agreement End Date was extended from 5:00 p.m. (Hong Kong time) on October 26, 2024 to 5:00 p.m. (Hong Kong time) on January 26, 2025.

Agreements Entered into in Connection with the Business Combination

The Business Combination Agreement contemplates the execution of various additional agreements and instruments on or before the Closing, including, among others, the Sponsor Support Agreement, the Company Shareholder Support Agreement, the Lock-Up Agreement and the Investor Rights Agreement. The following description of the agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of each agreement, a copy of which is attached hereto as annex and is incorporated herein by reference. See the section entitled “The Business Combination Agreement and Ancillary Documents” for more information.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, the Sponsors and FST entered into the Sponsor Support Agreement, pursuant to which the Sponsors have agreed to, among other things, vote in favor of the transactions contemplated under the Business Combination Agreement, including the Business Combination, from the date when FST received the Taiwan DIR Approval until the Closing Date or, if earlier, until termination of the Business Combination Agreement.

Company Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, FST, CayCo, certain FST Shareholders and certain CayCo Shareholders entered into the Company Shareholder Support Agreement, pursuant to which each such FST Shareholder and CayCo Shareholder that has signed thereof has agreed to, among other things, vote to the transactions contemplated under the Business Combination Agreement, including the FST Restructuring and the Merger, and to not transfer any Subject Shares (as defined in the Company Shareholder Support Agreement) until termination of the Company Shareholder Support Agreement.

Lock-Up Agreement

At the Closing, CayCo, the New SPAC Sponsor, certain FST Shareholders and certain Sponsor Key Holders will enter into the Lock-Up Agreement, pursuant to which, the New SPAC Sponsor, and each such FST Shareholder and Sponsor Key Holder agrees to not to transfer any Lock-Up Shares (as defined in the Lock-Up Agreement) for a period of six (6) months after the Closing Date, with certain exceptions and carveouts.

Investor Rights Agreement

At the Closing, CayCo, FST, SPAC and other parties listed thereto will enter into the Investor Rights Agreement, pursuant to which, among other things, (i) CayCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights, and (ii) each party to the Investor Rights Agreement agrees to cause (x) the board of CayCo to be comprised of five (5) directors (subject to increase by unanimous resolutions of the board from time to time), (y) one (1) of such directors should be nominated by the New SPAC Sponsor and (z) at least three (3) of whom shall be independent directors. As long as the Sponsor Parties (as defined in the Investor Rights Agreement) beneficially own any CayCo Ordinary Shares, CayCo shall take all necessary actions to cause the individuals nominated by the New SPAC Sponsor for election as directors to be elected as directors.

Geneva Agreement

On November 30, 2023, FST entered into a referral compensation agreement (the “Geneva Agreement”) with Geneva Capital PTE. LTD. (“Geneva” or “FST Advisor”), pursuant to which Geneva agreed to act as the arranger for FST in a potential business combination or merger with a U.S.-listed special purpose acquisition company (“US SPAC”). Geneva’s responsibilities include introducing a US SPAC to FST and facilitating the transaction that could result in FST being listed on a U.S. stock exchange. Under the Geneva Agreement, Geneva is entitled to receive a performance-based fee, which consists of 20% of the excess enterprise valuation above a base valuation of $250 million, capped at 5% of the total enterprise valuation, in the form of shares of FST upon consummation of the merger. As a result of this performance-based fee, Geneva will be issued 2,000,000 CayCo Ordinary Shares at Closing (the “Advisory Shares”). The agreement does not stipulate any cash compensation, nor does it impose exclusivity restrictions, as FST retains flexibility in its engagements regarding the transaction.

Ownership of CayCo Post-Closing

Upon consummation of the Business Combination, Company Shareholders and SPAC Shareholders will become CayCo Shareholders.

As of the date of this Registration Statement/Proxy Statement, none of CayCo, FST and SPAC has entered into any agreement with any investor in relation to any PIPE Investment.

Assuming the consummation of the Business Combination, the Company Acquisition Percentage reaching 100% at the consummation of the FST Restructuring and the exercise of all issued and outstanding SPAC Warrants, on a fully diluted basis, the following tables illustrate the varying ownership levels of CayCo Ordinary Shares after the Business Combination under three scenarios: (i) no redemptions by SPAC Shareholders, (ii) 50% of SPAC Class A Ordinary Shares have been redeemed, (iii) maximum number of SPAC Class A Ordinary Shares has been redeemed so that following the redemption, (a) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (b) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing;

and (c) after the payment of liabilities and expenses set forth in (a) and (b) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (76.9%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
FST Shareholders	38,000,000	61.70%	38,000,000	63.74%	38,000,000	64.89%
FST Advisor	2,000,000	3.25%	2,000,000	3.35%	2,000,000	3.42%
Unaffiliated SPAC Public Shareholders	3,941,873	6.40%	1,970,936	3.31%	909,892	1.55%
Holder of Converted SPAC Public Shares(3)	1,058,127	1.72%	1,058,127	1.77%	1,058,127	1.81%
Holders of Founder Shares(4)	2,191,873	3.56%	2,191,873	3.68%	2,191,873	3.74%
Holders of SPAC Public Warrants(5)	6,500,000	10.55%	6,500,000	10.90%	6,500,000	11.10%
Holders of SPAC Private Warrants(4)(6)	7,900,000	12.83%	7,900,000	13.25%	7,900,000	13.50%
Pro forma ordinary shares of the Post-Closing Company	61,591,873	100%	59,620,936	100%	58,559,892	100%

____________

(1)      Assumes that 1,970,937 Public Shares are redeemed for aggregate redemption payments of approximately $22.52 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 3,031,981 Public Shares are redeemed for aggregate redemption payments of approximately $34.64 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024 The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      On November 8, 2023, the New SPAC Sponsor notified Chenghe that it elected to convert 1,058,127 Founder Shares to the same number of SPAC Public Shares. On November 16, 2023, 1,058,127 Founder Shares were converted into the same number of Converted SPAC Public Shares. The Converted SPAC Public Shares are identical to the SPAC Public Shares, except that (i) they are entitled to registration rights, (ii) they are subject to the transfer restrictions as set forth in the SPAC IPO Letter Agreement, (iii) pursuant to the SPAC IPO Letter Agreement, the Sponsors agreed to waive their redemption rights with respect to the Converted SPAC Public Shares in connection with (A) the SPAC’s initial business combination, (B) a shareholder vote to approve an amendment to the SPAC’s constitutional documents to (x) modify the substance or timing of the SPAC’s obligation to allow redemption in connection with the SPAC’s initial business combination, or to redeem 100% of SPAC Public Shares if SPAC has not completed an initial business combination by the Extended Deadline or (y) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

(4)      The Sponsors and their affiliates’ total potential ownership interest in the post-Closing Company, assuming the exercise and conversion of all securities following the Closing, including the SPAC Private Placement Warrants, the Converted SPAC Public Shares as described above, and Founder Shares, is estimated to comprise approximately 18.10% of outstanding CayCo Ordinary Shares in a no redemption scenario, 18.70% of outstanding CayCo Ordinary Shares in an intermediate redemption scenario and 19.04% of outstanding CayCo Ordinary Shares in a maximum redemption scenario.

(5)      Assumes the exercise of all issued and outstanding SPAC Public Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination.

(6)      Assumes the exercise of all issued and outstanding SPAC Private Placement Warrants, each for one CayCo Ordinary Share, at the closing of the Business Combination. As of the date of this Registration Statement/Proxy Statement, the Sponsors have not extended any working capital loan to Chenghe, which may be convertible into warrants at the option of the Sponsors. None of Chenghe, its directors and officers are aware of any intention to obtain any working capital loan which may be convertible into warrants from the Sponsors.

Potential Sources of Dilution

The following table further illustrates the potential impact of varying levels of redemptions and certain dilutive events on the per share value of the shares owned by non-redeeming Public Shareholders.

	Assuming No Redemptions				Assuming Intermediate (50%) Redemptions(1)				Assuming Maximum (76.9%) Redemptions(2)
	Number of Shares	Offering Price(5)	Net Tangible Book Value per Share(6)	Difference Between Offering Price and Adjusted Net Tangible Book Value per Share	Number of Shares	Offering Price(5)	Net Tangible Book Value per Share(6)	Difference Between Offering Price and Adjusted Net Tangible Book Value per Share	Number of Shares	Offering Price(5)	Net Tangible Book Value per Share(6)	Difference Between Offering Price and Adjusted Net Tangible Book Value per Share
Holders of Founder Shares	2,191,873				2,191,873		—		2,191,873		—
Unaffiliated SPAC Public Shareholders	3,941,873				1,970,936				909,892
Holder of Converted SPAC Public Shares	1,058,127				1,058,127				1,058,127
Base Scenario(3)	7,191,873	$10.00	$5.66	$(4.34)	5,220,937	$10.00	$2.53	$(7.47)	4,159,892	$10.00	$0.84	$(9.16)
Potential Sources of Dilution:
FST Shareholders	38,000,000				38,000,000				38,000,000
FST Advisor	2,000,000				2,000,000				2,000,000
Holders of SPAC Public Warrants	6,500,000				6,500,000				6,500,000
Holders of SPAC Private Warrants	7,900,000				7,900,000				7,900,000
Fully Diluted Scenario(4)	61,591,873	$10.00	$3.63	$(6.37)	59,620,936	$10.00	$3.37	$(6.63)	58,559,892	$10.00	$3.22	$(6.78)
Minimum Company Valuation to Maintain $10 Share Price(7)	$615,918,730				$596,209,360				$585,598,920

____________

(1)      Assumes that 1,970,937 Public Shares are redeemed for aggregate redemption payments of approximately $22.52 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 3,031,981 Public Shares are redeemed for aggregate redemption payments of approximately $34.64 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.40 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      As of June 30, 2024, there were 5,000,000 SPAC Class A Ordinary Shares, consisting of 1,085,127 shares held by the New SPAC Sponsor and 3,941,873 held by unaffiliated SPAC Public Shareholders, and 2,191,873 SPAC Class B Ordinary Shares.

(4)      Assumes (i) fixed pre-money equity value of $400 million of the Post-Closing Company, (ii) approximately $45.04 million of funds in the Trust Account immediately prior to any redemptions, (iii) the conversion of the Founder Shares to SPAC Class A Ordinary Shares and (iv) the exercise of all 6,500,000 SPAC Public Warrants and 7,900,000 SPAC Private Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions.

(5)      The offering price of SPAC Class A Ordinary Shares at SPAC IPO was $10.00 per share.

(6)      As of June 30, 2024, net tangible book value per SPAC Shares is $5.66 based on total assets of $45,101,886, total liabilities of $4,390,085 and outstanding SPAC shares of 7,191,873.

(7)      To maintain a $10 per share value for non-redeeming Public Shareholders, CayCo needs valuations of approximately $615.92 million at no redemptions, approximately $596.21 million at intermediate redemptions, and approximately $585.60 million at maximum redemptions.

Material U.S. Federal Income Tax Consequences

For a detailed description of material U.S. federal income tax consequences of the Business Combination to a U.S. Holder of SPAC Class A Ordinary Shares and/or SPAC Warrants, please see the section titled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your own tax advisors regarding the tax consequences, in particular with regard to the exercise of your redemption rights, including with respect to the application of the “passive foreign investment company” rules to any such exercise of redemption rights.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on FST shareholders expecting to have a majority of the voting power of the combined company, FST comprising the ongoing operations of the combined entity, FST comprising a majority of the governing body of the combined company, and FST’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of FST issuing share for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of FST.

The Proposals for the SPAC Shareholders’ Meeting

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Chenghe, FST Corp., a Cayman Islands exempted company with limited liability (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of CayCo (“Merger Sub”), and Femco Steel Technology Co., Ltd., a company incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (“FST” and together with CayCo and Merger Sub, the “FST Parties”), and approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of CayCo (the “Merger”), and Chenghe will change its name to “FST Ltd.” (the “Business Combination”). The Business Combination and other transactions contemplated by the Business Combination Agreement are referred to as the “Transactions.” A copy of the Business Combination Agreement is attached as Annex A to the accompanying Registration Statement/Proxy Statement and a copy of the Plan of Merger is attached as Annex A-1 to this Registration Statement/Proxy Statement;

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to this Registration Statement/Proxy Statement;

•        Proposal No. 3 — The Authorized Share Capital Amendment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve, with effect from the effective time of the Merger, the reclassification and re-designation of (a) 200,000,000 issued and unissued Class A ordinary shares of a par value of $0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; (b) 20,000,000 issued and unissued Class B ordinary shares of a par value of $0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; and (c) 1,000,000 authorized but unissued preference shares of a par value of $0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each (the “Re-designation”) so that following such Re-designation, the authorized share capital of Chenghe shall be $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each, and immediately after the Re-designation, the authorized share capital of Chenghe be increased from $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each by the creation of an additional 279,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each to rank pari passu in all respects with the existing ordinary shares;

•        Proposal No. 4 — The Articles Amendment Proposals — to consider and vote upon, as special resolutions, two separate special resolutions to respectively approve, with effect from the effective time of the Merger:

(a)     the change of name of Chenghe from “Chenghe Acquisition I Co.” to “FST Ltd.”; and

(b)    the amended and restated memorandum and articles of association of SPAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed second amended and restated memorandum and articles of association (the “Restated M&A”). A copy of the Restated M&A is attached as Annex H to this Registration Statement/Proxy Statement; and

•        Proposal No. 5 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

Please see the sections entitled “Extraordinary General Meeting of SPAC Shareholders,” “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal,” “SPAC Shareholder Proposal No. 2 — The Merger Proposal,” “SPAC Shareholder Proposal No. 3 — The Authorized Share Capital Amendment Proposal,” “SPAC Shareholder Proposal No. 4 — The Articles Amendment Proposals,” and “SPAC Shareholder Proposal No. 5 — The Adjournment Proposal” for more information on the foregoing proposals.

Date, Time and Place of SPAC Shareholders’ Meeting

The SPAC Shareholders’ Meeting will be held at [•] a.m. Eastern Time, on [•], 2024, at [•], and via live webcast at: [•], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the SPAC Shareholder Proposals.

Voting Securities, Record Date

SPAC Shareholders will be entitled to vote or direct votes to be cast at the SPAC Shareholders’ Meeting if they owned SPAC Ordinary Shares at the close of business on [•], 2024, which is the Record Date for the SPAC Shareholders’ Meeting. SPAC Shareholders will have one vote for each SPAC Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 7,191,873 SPAC Ordinary Shares issued and outstanding, of which 3,941,873 were held by Public Shareholders with the rest being held by the Sponsors.

Redemption Rights

Pursuant to SPAC MAA, SPAC Public Shareholders may demand that SPAC redeem their SPAC Class A Ordinary Shares for cash if the Business Combination is consummated. Notwithstanding the foregoing, a SPAC Public Shareholders, together with any affiliate of his or her or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the SPAC Class A Ordinary Shares.

SPAC Public Shareholders will be entitled to receive cash for these shares only if they deliver their share certificates (if any) and other redemption forms to the SPAC Transfer Agent no later than two (2) Business Days prior to the SPAC Shareholders’ Meeting. SPAC Public Shareholders do not need to affirmatively vote on the Business Combination Proposal or be a holder of such shares as of the Record Date to exercise redemption rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a SPAC Public Shareholder properly demands conversion, delivers his, her or its share certificates (if any) and other redemption forms to SPAC Transfer Agent as described above, and the Business Combination is consummated, SPAC will convert each SPAC Class A Ordinary Share into a full pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. If a SPAC Public Shareholder exercises his, her or its redemption rights, then it will be exchanging its SPAC Class A Ordinary Shares for cash and will not become a CayCo Shareholder. See the section entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for a detailed description of the procedures to be followed for the redemption of SPAC Class A Ordinary Shares.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, SPAC shall not redeem Public Shares that would cause its net tangible assets to be less than $5,000,001 following such redemptions, unless such condition have been waived by all parties.

Appraisal Rights

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide to SPAC prior to the SPAC Shareholders’ Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Ordinary Shares, and subsequently comply with all the procedures and requirements set out in Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his/her/its written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his/her/its intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Recommendations of SPAC’s Board of Directors to SPAC Shareholders

The SPAC Board has determined that each of the SPAC Shareholder Proposals is fair to and in the best interest of SPAC and its shareholders and recommended that SPAC Shareholders vote “FOR” each of the Business Combination Proposal, the Merger Proposal, the Authorized Share Capital Amendment Proposal and the Articles Amendment Proposals, and “FOR” the Adjournment Proposal, if presented.

Reasons for the Approval of the Business Combination and Recommendations

The SPAC Board, in evaluating the transaction with FST, consulted with its legal counsel and financial and other advisors. In reaching its decision (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of, SPAC and its shareholders, and (ii) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, including the Business Combination, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. The independent directors of SPAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated SPAC Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

Before reaching its decision, the SPAC Board reviewed the results of management’s due diligence, which included:

•        research on industry trends, competitive landscape and other industry factors;

•        benchmarking versus key competitors on historical financial and operational performance;

•        extensive meetings and calls with FST management team and representatives regarding operations, major suppliers and financial prospectus, among other customary due diligence matters;

•        review of FST’s material business contracts and certain other legal and commercial diligence;

•        review of FST’s business model and historical financial statements, among other financial information; and

•        discussions with external advisors and review reports related to legal diligence prepared by external advisors.

In light of the wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the SPAC Board considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the SPAC Board. In addition, individual directors may have given different weight to different factors. The SPAC Board was conscious of the fact that there could be no assurance about future results, including results considered or expected as discussed in further detail below. This explanation of the SPAC Board’s reasons for approving the Business Combination and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the SPAC Board determined not to obtain a fairness opinion. The officers and directors of SPAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and they have substantial experience with mergers and acquisitions. The SPAC Board had given due and proper consideration to all matters and things that are necessary or appropriate, including but not limited to whether the Business Combination was fair from a financial perspective to the SPAC Shareholders and the fair market value of FST is at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account), to enable it to evaluate and reach an informed conclusion as to the fairness and reasonableness of the Transactions.

SPAC considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. In particular, SPAC Board considered the following positive factors, among others:

•        FST’s Past Performance and Growth Potential.    From the introduction of FST’s first steel shaft, FST has repeatedly proven its ability to adapt and innovate through challenging and changing times as demonstrated by a consistent track record of generating growth and long-term value for over 30 years.

FST is a leading supplier of premium golf shafts to top global golf club original equipment manufacturers and distributors. FST is also a leading supplier of premium golf shafts to a growing direct-to-consumer market where shafts are primarily sold through fitting studios that focus on customizing golf clubs for the individual golfer. FST designs, manufactures, and markets golf club shafts under the widely-recognized KBS brand. Its shafts are adopted and played by many golf professionals on various professional golf tours around the world, including by multiple Masters, US Open, British Open, and PGA Championship champions. SPAC Board believes FST is one of a few golf shaft companies in the world that is capable, within its own facilities, of manufacturing golf shafts in large quantities at a consistently high quality. This competitive advantage allows FST to design, develop, and manufacture shafts for its customers in the quantity, quality, and the specific variety that is demanded by the global golf club brands and the growing direct-to-consumer markets. SPAC Board believes that the golf industry will continue to see growth in the coming years as the global affluent class continues to grow in numbers and through the introduction of new and innovative ways to play golf, and with FST’s capabilities and competitive advantages, FST will continue to increase market share and generate significant growth in the years to come.

•        Business Opportunities.    SPAC Board considered FST’s opportunities for future growth, including opportunities for gaining greater market share in golf shaft market, opportunities for growth of its shaft sales to currently underserviced countries and the opening of further KBS Golf Experience stores worldwide. The KBS Golf Experience stores are part of FST’s strategy to further develop and grow its presence in the direct-to-consumer golf shaft markets. SPAC Board expects that FST will be able to continue its products and services customization strategy and to enhance the vertical integration of its manufacturing and sales functions, to differentiate itself from direct competitors and golf brand companies.

•        Strong Existing Management Team.    SPAC Board considered FST’s existing management team of industry veterans, all of whom have been instrumental in FST’s record business results that will continue on FST post-Closing and provide valuable continued insight.

•        Continued Support by Existing Shareholders.    SPAC Board considered that major FST Shareholders had agreed to have their ownership subjected to lock-up agreements and existing FST shareholders will continue to own 61.70% of CayCo post-Closing (assuming no redemptions and the exercise of all issued and outstanding SPAC Warrants). These are strong signs of FST’s existing shareholders’ confidence in CayCo and the benefits to be realized as a result of the Business Combination.

•        Lock-up.    Major shareholders of FST have agreed to be subject to lock-up restrictions for at least six (6) months following the consummation of the Business Combination in respect of their equity interests in CayCo (subject to certain customary exceptions).

•        Due Diligence.    SPAC conducted a due diligence review of FST and its business, including review of relevant documentation and discussions with FST management and SPAC’s financial and legal advisors. Through SPAC’s detailed due diligence investigation, SPAC Board and management had knowledge of, and were familiar with, FST’s business, operation and financial condition, intellectual property, business model and material business relationships.

•        Other Alternatives.    Having reviewed other potential business combination opportunities available to SPAC, SPAC Board believes that the Business Combination presents the most attractive business combination opportunity available to SPAC based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•        Negotiated Transaction.    The financial and other terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s-length negotiations between SPAC and FST, and SPAC Board believes that such terms are reasonable and fair to SPAC Shareholders.

The SPAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following:

•        Business and Industry Risks.    FST operates in a highly competitive industry. In the premium golf shaft sector, some FST’s competitors are more well-known and have considerably more financial resources. In the standard and economy golf shaft sector, some FST’s competitors have more aggressive pricing strategies and lower labor costs. There is no guarantee that FST is able to maintain the competitiveness of its KBS brand and, in general, its competitive positioning in the industry. In addition, FST’s business will likely be impacted by the general economic condition, interest rate, discretionary spending level of retail customers, and popularity of the sport of golf, none of which FST has control over.

•        Financial Risk.    The projected financial information referenced or considered in connection with the Business Combination was prepared and provided by FST, reflecting currently available estimates and assumptions, presents the expected implementation of FST’s business plan and the expected future financial performance. Such projected financial information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited projected financial information, including, among others, risks and uncertainties relating to FST’s business, industry performance, the regulatory environment, and general business and economic conditions, and risks and uncertainties relating to any acquisition of other golf shaft manufacturers, including, but not limited to, transaction costs, diversion of management’s resources and attention, potential impairment of goodwill, failure to realize cost-saving benefits and/or synergies. For the avoidance of doubt, FST has not engaged in any discussion with any other company in relation to potential acquisition, merger, or other forms of business combination. There is no guarantee that FST will move forward with any business combination transactions. Such information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Registration Statement/Proxy Statement are cautioned not to place undue reliance on the prospective financial information.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Termination Date.    The risk that the Business Combination may not be consummated by the earlier of SPAC Termination Date or January 26, 2025, upon the occurrence of which the Business Combination Agreement may be terminated; provided that the right to terminate is not available to a party where the failure of the Closing to occur on or before such date is caused by a failure of such party to perform and comply in all material respects with its covenants and agreements that are required to be performed or complied with at or prior to the Closing.

•        Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SPAC being unable to effect a business combination by the SPAC Termination Date, and force it to liquidate and the SPAC Warrants to expire worthless.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of FST.    The risk that SPAC will not have any surviving remedies against FST after the Closing to recover for losses as a result of any inaccuracies or breaches of representations, warranties or covenants of FST set forth in the Business Combination Agreement. As a result, following the Closing, SPAC Shareholders will not have the ability to recover for the amount of any damages resulting from a breach of FST representations, warranties or covenants set forth in the Business Combination Agreement. SPAC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms.

•        Shareholder Vote.    The risk that SPAC Shareholders may fail to provide the respective votes necessary to complete the Business Combination.

•        Redemptions.    The risk that holders of SPAC Class A Ordinary Shares may redeem their SPAC Class A Ordinary Shares for cash in connection with the Business Combination, thereby reducing the amount of cash available to SPAC and potentially resulting in an inability to consummate the Business Combination if the available cash in the Trust Account is less than $5,000,001, unless such Closing Condition is waived by all parties pursuant to the Business Combination Agreement.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing Conditions that are not within SPAC’s control.

•        Transaction Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Listing Risks.    The challenges associated with preparing CayCo, a privately held entity, for the applicable disclosure, controls and listing requirements to which it will be subject as a publicly traded company on the Stock Exchange.

•        No Fairness Opinion.    SPAC Board did not obtain a fairness opinion from a bank stating that the consideration to be paid in the Business Combination was fair to SPAC from a financial point of view.

•        Post-Business Combination Corporate Governance.    The amount of equity to be held by FST’s existing shareholders, the fact that existing SPAC Shareholders will hold a minority position in CayCo following consummation of the Business Combination will have the effect of concentrating voting power with the existing FST shareholders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of FST and the business of SPAC described under the section entitled “Risk Factors.”

In addition, SPAC Board also considered the fact that the Sponsors, officers and directors of SPAC may have interests in the Business Combination that are in addition to, and that are different from, the interest of unaffiliated SPAC Shareholders as described in “Interests of Certain Persons in the Business Combination” below.

The SPAC Board concluded that the potential benefits that it expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SPAC Board determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of SPAC and its shareholders. See the section entitled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for the Approval of the Business Combination and Recommendations.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware that, the Sponsors, SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of unaffiliated SPAC Shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to SPAC Shareholders, considering that these interests would be disclosed in this Registration Statement/Proxy Statement. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Old SPAC Sponsor paid an aggregate of $25,000 for 3,250,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Extended Deadline. Based on closing price for the SPAC Class A Ordinary Shares on Nasdaq of $11.55 on September 11, 2024, after giving effect to the Sponsor Sale, the value of the Founder Shares held by the Old SPAC Sponsor would be $6,930,000;

•        the fact that the Old SPAC Sponsor paid an aggregate of approximately $7,900,000 for its 7,900,000 SPAC Private Placement Warrants to purchase SPAC Class A Ordinary Shares and that such SPAC Private Placement Warrants will expire worthless if a business combination is not consummated by the Extended Deadline;

•        the fact that the New SPAC Sponsor entered into the Sponsor Sale SPA with the Old SPAC Sponsor for the acquisition of an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus $450,000 extension contribution payment incurred prior to the date of the Sponsor Sale SPA and other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, the value of the Founder Shares held by the New SPAC Sponsor would be $18,386,133.15, and the value of the Converted SPAC Public Shares held by the New SPAC Sponsor would be $12,221,366.85;

•        the fact that the Sponsors are anticipated to hold 18.10% of issued and outstanding shares of CayCo immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsors paid for the SPAC Class B Ordinary Shares and the purchase price that the Sponsors paid for the SPAC Private Placement Warrants as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsors will receive upon conversion of the SPAC Class B Ordinary Shares and (as applicable) SPAC Private Placement Warrants, the Sponsors can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsors have agreed not to redeem any SPAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsors will lose their entire investment in SPAC if an initial business combination is not consummated by the Extended Deadline Date. The Sponsors, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on October 25, 2023, SPAC issued the October 2023 Note to the New SPAC Sponsor, for a principal amount of up to $1,960,000, and on July 11, 2024, SPAC issued the July 2024 Note to the New SPAC Sponsor, for a principal amount of up to $500,000. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668;

•        the fact that the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by them if SPAC fails to complete an initial business combination by the Extended Deadline;

•        the fact that the Sponsors, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Extended Deadline;

•        the right of the Sponsors to hold the CayCo Ordinary Shares and CayCo Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Extended Deadline, the Sponsors have agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per SPAC Class A Ordinary Share, or such lesser per-public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsors (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the New SPAC Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group Limited, founder and director of Chenghe Capital Management Limited and also serves as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and as served chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company. The SPAC’s chief executive officer, Yixuan Yuan, is chief executive officer and director of Chenghe Acquisition II Co., a NYSE-listed special purpose acquisition company, and a Managing Director of Chenghe Group Limited. The SPAC’s chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition II Co., and an associate at Chenghe Capital Management Limited. The SPAC’s chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and is chairman of the board of directors of Chenghe Acquisition II Co. The Sponsors and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s Sponsors, officers and directors have not received any cash compensation in relation to the Business Combination. Following the Closing, CayCo intends to develop an executive compensation program that will be made by the compensation committee of CayCo and Mr. Richard Qi Li, who controls the New SPAC Sponsor, will become a director of CayCo upon Closing;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsors, which provides for customary registration rights to them and their permitted transferees.

The personal and financial interests of the Sponsors, SPAC’s directors and officers may have influenced their motivations in identifying and selecting FST and completing a business combination with FST, and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsors’ shareholding in SPAC, see the section entitled “Business of SPAC and Certain Information about SPAC” on page 190. For dilution of non-redeeming SPAC shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” on page 26.

No compensation of any kind, including finder’s and consulting fees, was paid or will be paid to the New SPAC Sponsor, executive officers or directors or affiliates, for services rendered to or in connection with the Business Combination. However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. For more discussion about executive compensation prior to the Business Combination, see “Executive Compensation — Executive Compensation prior to the Business Combination” on page 251. The New SPAC Sponsor’s economic interest in the Business Combination is limited to the CayCo Ordinary Shares that it will receive in exchange of the SPAC Shares that it owns, the CayCo Warrants that it will receive in exchange of the SPAC Warrants that it owns, and the repayment of outstanding amount under the October 2023 Note and the July 2024 Note at the Closing of the Business Combination.

Shareholders should also be aware that interests of FST, FST officers and directors may be inherently different from the interests of unaffiliated SPAC Shareholders, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to SPAC Shareholders. After Closing, certain FST officers and directors will be appointed as officers and directors of CayCo and certain of them will hold CayCo Ordinary Shares, assuming no redemption, amounting to 20.11% of CayCo Ordinary Shares post-Closing. Given the differential in the purchase price that FST officers and directors paid for the FST Shares they hold (i.e., less than approximately NTD 306.20 per share) and the price of the Public Shares and the number of CayCo Ordinary Shares the FST officers and directors will receive upon exchange of the FST Shares, the FST officers and directors can earn a positive return on their investment, even if the Public Shareholders have a negative return on their investment. See “Beneficial Ownership of CayCo Securities after Business Combination” on page 301. Furthermore, Chenghe intends to use substantially all of the funds held in the Trust Account to complete the Business Combination, after the payment to SPAC Public Shareholders who have validly redeemed their SPAC Shares upon Closing, and any remaining amount will be used as working capital to finance the operations of CayCo, make other acquisitions and pursue its growth strategies. See “Summary of Registration Statement/Proxy Statement — The Business Combination — Sources and Uses of Funds for the Business Combination” on page 42.

FST’s Reasons for Engaging in the Business Combination

In deciding to pursue the Business Combination and the other transactions contemplated by the Business Combination Agreement with SPAC as opposed to another type of corporate transaction, FST considered and evaluated a number of factors, including but not limited to, the advantages of the Business Combination over a traditional IPO, enhanced access to capital and liquidity for the Company Shareholders, the benefits of a relationship with SPAC and consideration of the relative benefits and detriments of alternative transactions. In particular, FST evaluated the conditions of the IPO market for companies with FST’s characteristics at the time of entering into the Business Combination Agreement and considered that the transaction with SPAC was likely to provide for greater speed of execution, an increased likelihood that the proposed Business Combination would be completed in light of the terms and conditions of the Business Combination Agreement, higher proceeds and the potential for less dilution of the Company Shareholders. FST also considered that, upon Closing, FST would become a public company and the shares of CayCo Ordinary Shares would trade on a U.S. national securities exchange which could provide CayCo with enhanced access to capital to facilitate its growth, as well as greater liquidity to the Company Shareholders. FST also believed SPAC’s management, business experience and access to transactional opportunities could benefit CayCo. Ultimately, FST concluded that the proposed Business Combination represented the best potential transaction for FST to execute its business strategies and create value for the Company Shareholders.

Comparison of Shareholder Rights

If the Business Combination is successfully completed, SPAC Shareholders and FST Shareholders will become CayCo Shareholders and their rights as shareholders will be governed by CayCo’s constitutional documents. Please see the section entitled “Comparison of Shareholder Rights” for more information.

Emerging Growth Company

CayCo is, and consequently, following the Business Combination, will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, post-Closing, CayCo will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find CayCo’s securities less attractive as a result, there may be a less active trading market for CayCo’s securities and the prices of CayCo’s securities may be more volatile.

Post-Closing, CayCo will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement, (b) in which CayCo has total annual gross revenue of at least $1.235 billion, or (c) in which CayCo is deemed to be a large accelerated filer, which means the market value of the CayCo’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which CayCo has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

CayCo is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, CayCo is permitted to follow the corporate governance practices of its home country in lieu of the corporate governance standards of the Stock Exchange applicable to U.S. domestic companies. For example, CayCo is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. CayCo intends to continue to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, CayCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to corporate governance requirements of the Stock Exchange. As a foreign private issuer, CayCo is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Risk Factor Summary

In evaluating the proposals set forth in this Registration Statement/Proxy Statement, you should carefully read this Registration Statement/Proxy Statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) SPAC’s ability to complete the Business Combination, and (ii) the business, cash flows, financial condition, results of operations and prospects of CayCo following consummation of the Business Combination. Such risks include, but are not limited to the following. The “Company” used in the section entitled “Risk Factors” refers to FST.

Risks Related to CayCo and the Company’s Business

•        A reduction in the number of rounds of golf played or in the number of golf participants could adversely affect the Company’s business, results of operation and financial condition.

•        The Company may have limited opportunities for future growth in sales of golf club shafts.

•        Unfavorable economic conditions, including as a result of lingering COVID-19 effects, inflation, geopolitical events or otherwise, could have a negative impact on consumer discretionary spending and therefore negatively impact the Company’s results of operations, financial condition and cash flows.

•        A severe or prolonged economic downturn could adversely affect the Company’s customers’ financial condition, their levels of business activity and their ability to pay trade obligations.

•        The Company faces intense competition in the golf club shaft market, and if it is unable to compete effectively, it could have a material adverse effect on its business, results of operations, financial condition and growth prospects.

•        If the Company is unable to successfully manage the frequent introduction of new products that satisfy changing consumer preferences, it could significantly and adversely impact its financial performance and prospects for future growth.

•        Loss of a key customer, or a reduction in the purchase level of a key customer, could adversely affect the Company’s business, results of operation and financial condition.

•        If the Company fails to execute its growth strategy or manage growth effectively, its business, financial condition and results of operations would be adversely affected.

•        The Company’s strategy of using acquisitions and dispositions to position its businesses may not always be successful, which may have a material adverse impact on results of operation, financial condition and profitability of the Company.

Risks Related to Chenghe and the Business Combination

•        Chenghe’s independent registered public accounting firm’s report contains an explanatory paragraph that express substantial doubt about its ability to continue as a “going concern.” Chenghe may not have sufficient funds to consummate the Business Combination.

•        The Business Combination remains subject to conditions that Chenghe cannot control, and if such conditions are not satisfied or otherwise waived, the Business Combination may not be consummated.

•        The Business Combination may be delayed or terminated if the Taiwan DIR fails to grant the relevant Taiwan DIR Approval timely or at all.

•        CayCo may fail to acquire sufficient shares of FST, and the Business Combination may be delayed or terminated.

•        Because FST is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of FST’s business, operations or financial condition or reviewed the disclosure in this Registration Statement/Proxy Statement.

•        Chenghe and FST may not be able to obtain Transaction Financing in connection with the Business Combination.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this Registration Statement/Proxy Statement, including the ﬁnancial statements and notes to the ﬁnancial statements included herein, in evaluating the Business Combination and the SPAC Shareholder Proposals to be voted on at the SPAC Shareholders’ Meeting. The risks discussed herein have been identiﬁed based on an evaluation of the historical risks faced by the Company and the SPAC and relate to current expectations as to future risks that may result from the Business Combination. Certain of the following risk factors apply to the business and operations of the Company and will also apply to the business and operations of CayCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated beneﬁts of the Business Combination, and may have a material adverse effect on the business, cash ﬂows, ﬁnancial condition and results of operations of CayCo following the Business Combination. This could cause the trading price of the CayCo Ordinary Shares, the SPAC Units, the SPAC Warrants, or the CayCo Warrants to decline, perhaps signiﬁcantly, and you therefore may lose all or part of your investment. You should carefully consider the following risk factors in conjunction with the other information included in this Registration Statement/Proxy Statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the ﬁnancial statements of the Company, the ﬁnancial statements of SPAC and notes to the ﬁnancial statements included herein. The risks discussed below are not exhaustive and are based on certain assumptions made by CayCo, SPAC and the Company which later may prove to be incorrect or incomplete. Investors are encouraged to perform their own investigation with respect to the business, ﬁnancial condition and prospects of the Company, SPAC and CayCo. Each of CayCo, SPAC and the Company may face additional risks and uncertainties that are not presently known to it, or that are currently deemed immaterial, which may also impair its business or ﬁnancial condition. The “Company” in this section refers to FST.

Risks Related to CayCo and the Company’s Business

A reduction in the number of rounds of golf played or in the number of golf participants could adversely affect the Company’s business, results of operation and financial condition.

The Company generates a substantial portion of its revenues from the sale of golf-related products, including golf club shafts and golf accessories. The demand for golf-related products in general, and golf club shafts in particular is directly related to the number of golf participants and the number of rounds of golf being played by these participants. If golf participation decreases or the number of rounds of golf played decreases, sales of the Company’s products may be adversely affected, which, in turn, could have material adverse effect on the Company’s business, results of operation and financial condition.

In addition, the demand for golf products is also driven by the visibility and popularity of golf through various media, including magazines, cable channels and television coverage of golf tournaments and attendance at golf events. The Company relies on the exposure of its products through advertising, other media coverage, or being used in golf tournaments. Any significant reduction in media coverage of, or attendance at, golf tournaments and events (whether as a result of COVID-19-related restrictions or otherwise) or any significant reduction in the popularity of golf magazines or golf television channels, could reduce the visibility of the Company’s brand and could adversely affect the Company’s sales, which, in turn, could have material adverse effect on the Company’s business, results of operation and financial condition.

The Company may have limited opportunities for future growth in sales of golf club shafts.

In order for the Company to significantly grow its sales of golf club shafts, the Company must either increase its share of the market for golf club shafts, enter into new geographic regions, or the overall market for golf products must grow. The golf industry is very competitive. As such, gaining incremental market share quickly or at all is difficult. Therefore, opportunities for additional market share may be limited given the challenging competitive nature of the golf industry, and the overall dollar volume of worldwide sales of golf club shafts may not grow or may decline.

Unfavorable economic conditions, including as a result of lingering COVID-19 effects, inflation, geopolitical events or otherwise, could have a negative impact on consumer discretionary spending and therefore negatively impact the Company’s results of operations, financial condition and cash flows.

The Company’s golf-related products are recreational in nature and are therefore discretionary purchases for consumers. Consumers are generally more willing to make discretionary purchases of golf products and to spend on leisure and out-of-home entertainment during favorable economic conditions and when consumers are feeling confident and prosperous. The demand for these entertainment and recreational activities is highly sensitive to downturns in the economy and the corresponding impact on discretionary consumer spending. Any actual or perceived deterioration or weakness in general, regional or local economic conditions, unemployment levels, the job or housing markets, consumer debt levels or consumer confidence, as well as other adverse economic or market conditions due to lingering COVID-19 effects, inflation, geopolitical events including military or trade conflicts or otherwise may lead to customers having less discretionary income to spend on entertainment and recreational activities, and may result in significant fluctuations and spending patterns year to year. Discretionary spending is also affected by many other factors, including general business conditions, interest rates, the availability of consumer credit, taxes and consumer confidence in future economic conditions. Purchases of the Company’s products and services could decline during periods when disposable income is lower, or during periods of actual or perceived unfavorable economic conditions. A significant or prolonged decline in general economic conditions or uncertainties regarding future economic prospects that adversely affect consumer discretionary spending, whether in the United States, Japan or other markets, could result in reduced sales of the Company’s products, which in turn would have a negative impact on the Company’s results of operations, financial condition and cash flows.

A severe or prolonged economic downturn could adversely affect the Company’s customers’ financial condition, their levels of business activity and their ability to pay trade obligations.

The Company primarily sells its golf products to retailers directly and through wholly-owned foreign subsidiaries, and to foreign distributors. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from these customers. However, a severe or prolonged downturn in the general economy could adversely affect the retail market, which would in turn negatively impact the liquidity and cash flows of the Company’s customers, including the ability of such customers to obtain credit to finance purchases of the Company’s products and to pay their trade obligations. A failure by the Company’s customers to pay on a timely basis a significant portion of outstanding account receivable balances would adversely impact the Company’s results of operations, financial condition and cash flows.

The Company faces intense competition in the golf club shaft market, and if it is unable to compete effectively, it could have a material adverse effect on its business, results of operations, financial condition and growth prospects.

The golf club shaft business is highly competitive, and is served by a number of well-established and well-financed companies, which generally entered into the market earlier than the Company, each with a competitive brand. The Company encounters competition from U.S. and other international companies in price, delivery, performance, product innovation, and product recognition and quality. These competitors may be better able to withstand a change in conditions within the golf club shafts, a change in the prices of raw materials or a change in the economy as a whole.

With respect to golf club shaft sales, new product introductions, price reductions, consignment sales, extended payment terms, “closeouts,” including closeouts of products that were recently commercially successful, and significant tour and advertising spending by competitors continue to generate intense market competition. Successful marketing activities, discounted pricing, consignment sales, extended payment terms or new product introductions by competitors could negatively impact the Company’s future sales.

The Company believes that to be competitive, it also needs to continue to incur significant expenses in tour, advertising and promotional support. In addition, the Company has invested, and may continue to invest in the future, significant capital into upgrades to its manufacturing facilities to remain on the forefront of technological and competitive innovation. The Company may also in the future acquire other business operating in the golf club shaft industry to increase its market share, brand visibility and pricing power. However, unless there is a material change in competitive conditions, these competitive pressures and increased costs will continue to adversely affect the profitability of the Company’s golf equipment business.

If the Company is unable to successfully manage the frequent introduction of new products that satisfy changing consumer preferences, it could significantly and adversely impact its financial performance and prospects for future growth.

The Company’s golf club shaft products, like those of its competitors, generally have life cycles of two years to three years, with sales occurring at a much higher rate in the first year than in the second. Factors driving these short product life cycles include the rapid introduction of competitive products and consumer demands for the latest technology. In this marketplace, a substantial portion of the Company’s annual revenues is generated each year by products that are in their first year of their product life cycle.

These marketplace conditions raise a number of issues that the Company must successfully manage. For example, the Company must properly anticipate consumer preferences and design products that meet those preferences while also complying with significant restrictions imposed on golf equipment by rules governing the game of golf, such as the Rules of Golf published by the United States Golf Association or its new products will not achieve sufficient market success to compensate for the usual decline in sales experienced by products already in the market. Second, the Company’s research and development and supply chain groups face constant pressures to design, develop, source and supply new products that perform better than their predecessors many of which incorporate new or otherwise untested technology, suppliers or inputs. Third, for new products to generate equivalent or greater revenues than their predecessors, they must either maintain the same or higher sales levels with the same or higher pricing, or exceed the performance of their predecessors in one or both of those areas. Fourth, the relatively short window of opportunity for launching and selling new products requires great precision in forecasting demand and assuring that supplies are ready and delivered during the critical selling periods. Finally, the rapid changeover in products creates a need to monitor and manage the closeout of older products both at retail and in the Company’s own inventory. Should the Company not be able to successfully manage the frequent introduction of new products that satisfy consumer demand, the Company’s results of operations, financial condition and cash flows could be significantly adversely affected.

Loss of a key customer, or a reduction in the purchase level of a key customer, could adversely affect the Company’s business, results of operation and financial condition.

The Company sell a majority of its golf club shafts to a relatively limited number of major golf club brands and sport goods distributors. Even though the Company has long standing relationships with its major customers, purchases are on a purchase order basis and such relationships are terminable at the customer’s option. Because the Company depends on a relatively limited number of major customers, its business, financial condition or results of operations could be adversely affected by the loss of any of these customers, a reduction in the purchasing levels of these customers or an adverse change in the terms of the commercial arrangements with these customers.

Loss of a key supplier or lack of product availability from suppliers could adversely affect the Company’s business, results of operation and financial condition.

The Company outsources the production of its graphite shafts to one external manufacturer and depends on a selected number of suppliers for raw materials in the production of its steel shafts. Its relationships with these key suppliers are longstanding but are terminable by either party. The loss of key supplier, or a substantial decrease in the availability of their products, could put the Company at a competitive disadvantage and have a material adverse effect on our business or results of operations. Supply interruptions could arise from raw material shortages, inadequate manufacturing capacity or utilization to meet demand, financial difficulties, tariffs and other regulations affecting international trade, labor disputes, weather conditions affecting suppliers’ production, transportation disruptions or other reasons beyond the Company’s control.

If the Company fails to execute its growth strategy or manage growth effectively, its business, financial condition and results of operations would be adversely affected.

The expected continued growth and expansion of the Company’s business and execution of its growth strategy may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture. With continued growth, the Company’s information technology systems and its internal control over financial reporting and procedures may not be adequate to support its operations and may allow data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. The Company may also face risks to the extent such third parties infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel and execute its growth strategy, the Company will need to continue to improve its operational, financial and management controls and reporting systems and procedures. In addition, the Company may face difficulties as it expands its operations into new markets in which it has limited or no prior experience. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect the Company’s business, operating results and financial condition.

The Company’s strategy of using acquisitions and dispositions to position its businesses may not always be successful, which may have a material adverse impact on results of operation, financial condition and profitability of the Company.

The Company may in the future use acquisitions and dispositions in an effort to strategically position its businesses in the golf club shaft business and improve its ability to compete. The Company plans to do this by acquiring businesses complementary to existing strengths and continually evaluating the performance and strategic fit of its existing business units. The Company considers acquisitions, joint ventures and other business combination opportunities. From time-to-time, management may hold discussions with management of other companies to explore such opportunities. As a result, the relative makeup of the businesses comprising the Company may be subject to change. Acquisitions, joint ventures and other business combinations involve various inherent risks, such as: assessing accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates; the potential loss of key personnel of an acquired business; significant transaction costs that were not identified during due diligence; the Company’s ability to achieve identified financial and operating synergies anticipated to result from an acquisition or other transaction; impairments of goodwill; and unanticipated changes in business and economic conditions affecting an acquisition or other transaction. The amount and type of consideration and deal charges paid could have an adverse or dilutive effect on the Company’s profitability and other financial results, despite having anticipated long-term economic benefit to the Company. If acquisition opportunities are not available, or if one or more acquisitions are not successfully integrated into our operations, this could have a material adverse impact on our competitive positioning, financial results and profitability.

The Company may need new or additional financing in the future to expand its business, and its inability to obtain capital on satisfactory terms or at all may have an adverse impact on its operations and its financial results.

If the Company is unable to access capital on satisfactory terms and conditions, it may not be able to expand its business, whether through upgrading its manufacturing facility or through acquisitions. Its ability to obtain new or additional financing will depend on a variety of factors, many of which are beyond the Company’s control. The Company may not be able to obtain new or additional financing because it may have substantial debt, its current receivable and inventory balances do not support additional debt availability or because the Company may not have sufficient cash flows to service or repay its existing or future debt. In addition, depending on market conditions and the Company’s financial performance, equity financing may not be available on satisfactory terms or at all. If the Company is unable to access capital on satisfactory terms and conditions, this could have an adverse impact on its operations and its financial results.

Failure to effectively expand the Company’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

The Company’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on the Company’s ability to effectively expand its sales and marketing operations and activities. The Company relies on its business development, sales and marketing teams to obtain new original equipment manufacturers (OEMs). The Company plans to continue to expand in these functional areas but it may not be able to recruit and hire a sufficient number of competent personnel with requisite skills, technical expertise and experience, which may adversely affect The Company’s ability to expand its sales capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and the Company may be unable to hire or retain sufficient numbers of qualified individuals. The Company’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified personnel attaining desired productivity levels within a reasonable time. The Company business will be harmed if investment in personnel related to business development and related company activities does not generate a significant increase in revenue.

If the Company fails to expand effectively into new markets, its revenues and business may be negatively affected.

New initiatives are inherently risky, as each involves unproven business strategies and new product offerings with which the Company has limited or no prior development or operating experience. Developing the Company’s products is expensive, and the investment in product development may involve a long or unmaterialized payback cycle. Difficulties in any of its new product development efforts could adversely affect its business, financial condition and results of operations.

In addition, even if the Company’s products have achieved successful commercialization, the Company could experience increased warranty claims, reputational damage or other adverse effects, which could be material.

The Company’s investment of resources to develop new product offerings may either be insufficient or may result in expenses that are excessive as compared to revenue produced from these new product offerings. Even if the Company is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected and its prior products could become obsolete more quickly than expected.

If the Company is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue could decline, it may experience higher operating losses, and its business and prospects could be adversely affected. Further, the Company’s development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from its existing business. If the Company does not realize the expected benefits of its investments, its business, financial condition, results of operations, and prospects, could be materially and adversely affected.

The Company has experienced operating losses and there is no guarantee that the Company can regain and maintain profitability.

In the year ended December 31, 2023, the Company recorded approximately US$2.2 million in net losses and approximately US$11.2 million negative cash flow from operating activities. The financial performance of the Company is the result of numerous factors, including:

•        the weaker demands from our customers for their spending on golf under the impact of slowdown in global economy; and

•        with the easing of the COVID-19 pandemic, golf is no longer the only outdoor sports option after the pandemic.

Although the Company’s current business focus is on restoring profitable operations, certain of its costs and expenses may continue to remain elevated in future periods, which could materially and adversely affect its future operating results if the revenue does not increase. The Company may also face increased regulatory compliance costs associated with growth, the launch of new products, and being a public company. The Company’s efforts to grow its business and offer new products have been and may continue to be more costly than it expects, the Company may not be able to increase its revenue enough to offset the increased operating expenses and the investments the Company need to make in its business, and new products may not succeed. The Company may continue to incur significant losses in the future for several reasons, including as a result of the other risks described herein, and unforeseen expenses, difficulties, complications, delays, and other presently unknown events or risks. If the Company continue to be unable to achieve and maintain consistent profitability, this would materially and adversely affect the value of its business and the Company’s securities.

The Company may not be able to maintain its engineering, technological and manufacturing expertise.

The golf club shafts industry is characterized by changing technology and evolving process development. The continued success of the Company’s business will depend upon its ability to:

•        hire, retain and expand our pool of qualified engineering and technical personnel;

•        maintain technological leadership in our industry;

•        successfully anticipate or respond to changes in manufacturing processes in a cost-effective and timely manner; and

•        successfully anticipate or respond to changes in cost to serve in a cost-effective and timely manner

The Company cannot be certain that its will develop the capabilities required by the market in the future. The emergence of new technologies, industry standards or customer requirements may render the Company’s equipment, inventory or processes obsolete or non-competitive. The Company may have to acquire new technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require us to incur significant expense and capital investment, which could reduce its margins and affect our operating results. Failure to anticipate and adapt to customers’ changing preferences and requirements or to hire and retain a sufficient number of engineers and maintain engineering, technological and manufacturing expertise may have a material adverse effect on the Company’s business.

CayCo’s forecasts and projections are based upon assumptions, analyses and internal estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, CayCo’s actual operating results may differ materially and adversely from those forecasted or projected.

CayCo’s forecasts and projections are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by its management, any or all of which may not prove to be correct or accurate, including, but not limited to, successfully sourcing suitable business combination opportunities in the golf club shaft industry, and the realization of any anticipated synergies or benefits from such business combination. Realization of the results forecasted will depend on the successful implementation of CayCo’s proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond CayCo’s control, for example, the competitive environment, its executive team, rapid technological change, economic and other conditions in the markets in which CayCo operates or seeks to enter, governmental regulation and, uncertainties inherent in product development and testing, CayCo’s future financing needs and CayCo’s ability to grow and to manage growth effectively. In particular, CayCo’s forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which CayCo operates or seeks to enter. CayCo’s forecasts and projections also assume that it is able to perform its obligations under its commercial contracts. For the reasons described above, it is likely that the actual results of CayCo’s operations will be different from the results forecasted and those differences may be material and adverse.

The projected financial information appearing elsewhere in this Registration Statement/Proxy Statement has been prepared by the management of the Company and reflects estimates of future performance as of the date such projected financial information was prepared. The project financial information has not been certified or examined by an accountant. CayCo’s projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which CayCo has only partial or no control. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes. There can be no assurance that CayCo’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projected financial results, which could have an adverse impact on the market price of CayCo Ordinary Shares or the financial position of the Post-Closing Company. CayCo does not have any duty to update the financial projections included in this Registration Statement/Proxy Statement.

CayCo’s financial results may vary significantly from period to period due to fluctuations in its operating costs or expenses and other foreseeable or unforeseeable factors.

CayCo expects its period-to-period financial results to vary based on its operating costs, which CayCo anticipates will fluctuate as the pace at which it continues to design, develop and manufacture new products and increases production capacity by expanding its current manufacturing facilities and adding future facilities, may not be consistent or linear between periods. Additionally, CayCo’s revenues from period to period may fluctuate as it introduces existing products to new markets for the first time and as CayCo develops and introduces new products. The Post-Closing Company’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on short-term quarterly financial results. If this occurs, the trading price of CayCo Ordinary Shares could fall substantially, either suddenly or over time, and CayCo could face costly lawsuits, including securities class action suits.

CayCo may experience delays in launching and ramping the production of its products and features, or CayCo may be unable to control its manufacturing costs. FST has previously experienced and may in the future experience launch and production ramp delays for new products and features. In addition, CayCo may introduce in the future new or unique manufacturing processes and design features for its products. There is no guarantee that CayCo will be able to successfully and timely introduce and scale such processes or features.

The Company is exposed to fluctuations in currency exchange rates.

The Company generally sells its products to its customers in U.S. dollars, and incurs manufacturing costs, labor costs, research expenses, and other expenses in NTD. As a result, fluctuations in the exchange rate among the U.S. dollar and New Taiwan Dollar will affect the relative purchase power, in NTD terms, of the Company’s U.S. dollar assets.

A fluctuation in the value of NTD relative to the U.S. dollar could reduce the Company’s profits from operations and the translated value of net assets when reported in U.S. dollars in the Company’s financial statements. This change in value could negatively impact the Company’s business, financial condition, or results of operations as reported in U.S. dollars. In the event that the Company decides to convert its NTD into U.S. dollars to make payments for dividends on CayCo Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the NTD will harm the U.S. dollar amount available to the Company. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

It is difficult to predict how market forces or the Taiwanese or U.S. government policy may impact the exchange rate among the U.S. dollar and NTD in the future. Any significant appreciation or depreciation of NTD may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, CayCo Ordinary Shares in U.S. dollars.

Very limited hedging options are available to reduce the Company’s exposure to exchange rate fluctuations. To date, the Company has not entered into any hedging transactions to reduce its exposure to foreign currency exchange risk. While the Company may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and the Company may not be able to hedge our exposure adequately. As a result, fluctuations in exchange rates may have a material adverse effect on the price of CayCo Ordinary Shares.

The Company is exposed to inventory risks.

In line with the general practice in manufacturing businesses, the Company maintains five to six months of inventory of its products to ensure sufficient supplies to meet customer orders. In recent years, the life cycle of golf clubs and golf shafts has shortened considerably due to increasing competition among manufacturers. The Company is often required to anticipate which product design will generate customer demand in advance before the retail customers or PGA players indicating a need for a particular design. The resources devoted to product development and sales and marketing may not generate material revenue for the Company, and the Company has in the past, and may in the future, to write off excess and obsolete inventory if the Company produces a product in excess of forecasted demand which does not materialize. If the Company incurs significant expenses and investments in inventory in the future that it is not able to recover through sales, its operating results could be adversely affected.

CayCo’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

From time to time, CayCo makes statements with estimates of the addressable market for its solutions and the global optical market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasts, CayCo’s business could fail to grow at similar rates.

Concentration of ownership among CayCo’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon the consummation of the Business Combination, CayCo’s directors, executive officers and their affiliates as a group will beneficially own approximately 25.73% of the outstanding CayCo Ordinary Shares (assuming no redemption). As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the memorandum and articles of association and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholder.

The Company’s insurance coverage strategy may not be adequate to protect it from all business risks.

The Company may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against the Company, for which it may have no insurance coverage. The policies that the Company does have may include significant deductibles or self-insured retentions, policy limitations and exclusions, and the Company cannot be certain that its insurance coverage will be sufficient to cover all future losses or claims against it. A loss that is uninsured or which exceeds policy limits may require the Company to pay substantial amounts, which may harm its financial condition and results of operations.

If the Company fails to retain its existing senior management team or attract qualified new personnel, such failure could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s business requires disciplined execution at all levels of its organization. This execution requires an experienced and talented management team. If the Company were to lose the benefit of the experience, efforts and abilities of key executive personnel, it could have a material adverse effect on the Company’s business, financial condition and results of operations. Competition for skilled and experienced management is intense, and the Company may not be successful in attracting and retaining new qualified personnel required to grow and operate the Company’s business profitably.

Investor conﬁdence and share value may be adversely impacted if CayCo concludes that the Company’s internal control over ﬁnancial reporting is not effective.

Effective internal controls are necessary for CayCo to provide reliable ﬁnancial reports and to help prevent fraud. Although CayCo undertakes a number of procedures in order to help ensure the reliability of its ﬁnancial reports, including those imposed on it under U.S. securities laws, CayCo cannot be certain that such measures will ensure that it will maintain adequate control over ﬁnancial processes and reporting. Failure to implement required new or improved controls, or difﬁculties encountered in their implementation, could harm CayCo’s results of operations or cause it to fail to meet its reporting obligations. If CayCo discovers a material weakness, the disclosure of that fact, even if quickly remedied, could reduce investor conﬁdence in its consolidated ﬁnancial statements and effectiveness of the Company’s internal controls, which ultimately could negatively impact the market price of the Company’s common shares.

CayCo will incur signiﬁcant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, ﬁnancial condition and results of operations.

CayCo will face increased legal, accounting, administrative and other costs and expenses as a public company that the Company did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies.

Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require CayCo to carry out activities CayCo has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identiﬁed (for example, if the auditors identify a signiﬁcant deﬁciency or material weaknesses in the internal control over ﬁnancial reporting), CayCo could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, CayCo will purchase director and ofﬁcer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and ﬁnancial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Management estimates are subject to uncertainty.

In preparing consolidated ﬁnancial statements in conformity with GAAP, estimates and assumptions are used by management in determining the reported amounts of assets and liabilities, revenues and expenses recognized during the periods presented and disclosures of contingent assets and liabilities known to exist as of the date of the ﬁnancial statements. These estimates and assumptions must be made because certain information that is used in the preparation of such ﬁnancial statements is dependent on future events, cannot be calculated with a high degree of precision from data available, or is not capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difﬁcult to determine and the Company must exercise signiﬁcant judgment. Estimates may be used in management’s assessment of items such as fair values, income taxes, stock-based compensation and asset retirement obligations. Actual results for all estimates could differ materially from the estimates and assumptions used by the Company, which could have a material adverse effect on the Company’s business, ﬁnancial condition, results of operations, cash ﬂows and future prospects.

Risks Related to Company’s Technology and Intellectual Property

Any legal proceedings or claims against the Company could be costly and time-consuming to defend and could harm its reputation regardless of the outcome.

The Company is and/or may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, data privacy, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause the Company to incur significant expenses or liability, or require the Company to change its business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect the Company’s financial condition and results of operations.

The Company’s properties may be subject to actions and opposition by non-governmental agencies.

The Company’s manufacturing and R&D facilities could be subject to physical sabotage or public opposition. Such public opposition could expose the Company to the risk of higher costs, delays or even project cancellations. The Company may not be able to satisfy the concerns of special interest groups and non-governmental organizations and attempting to address such concerns may require the Company to incur significant and unanticipated capital and operating expenditures. If any of the Company’s manufacturing and R&D facilities are the subject of physical sabotage or public opposition, it may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. The Company does not have insurance to protect against such risks.

Any failure, inadequacy, interruption, security failure or breach of the Company’s information technology systems, whether owned by the Company or outsourced or managed by third parties, could harm the Company’s ability to effectively operate its business and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company relies heavily on its information technology systems for many functions across its operations, including managing the Company’s supply chain and inventory, processing customer transactions in the Company’s stores, the Company’s financial accounting and reporting, compensating the Company’s employees and operating the Company’s websites. The Company’s ability to effectively manage its business and coordinate the sourcing, distribution and sale of its products depends significantly on the reliability and capacity of these systems. Such systems are subject to damage or interruption from power outages or damages, telecommunications problems, data corruption, software errors, network failures, security breaches, acts of war or terrorist attacks, fire, flood and natural disasters. The Company’s servers could be affected by physical or electronic break-ins, and computer viruses or similar disruptions may occur. A system outage may also cause the loss of important data. The Company’s existing safety systems, data backup, access protection, user management and information technology emergency planning may not be sufficient to prevent data loss or long-term network outages.

In addition, the Company may have to upgrade its existing information technology systems from time to time in order for such systems to withstand the increasing needs of its expanding business. The Company relies on certain hardware, telecommunications and software vendors to maintain and periodically upgrade many of these systems so that it can continue to support the Company’s business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of the Company’s operations. The Company also depends on its information technology staff. If the Company cannot meet its staffing needs in this area, it may not be able to fulfill its technology initiatives while continuing to provide maintenance on existing systems.

The Company could be required to make significant capital expenditures to remediate any such failure, malfunction or breach with its information technology systems. Further, additional investment needed to upgrade and expand its information technology infrastructure would require significant investment of additional resources and capital, which may not always be available or available on favorable terms. Any material disruption or slowdown of the Company’s systems, including those caused by its failure to successfully upgrade our systems, and its inability to convert to alternate systems in an efficient and timely manner could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to Doing Business in Taiwan

CayCo faces substantial political risks associated with doing business in Taiwan, particularly due to the relationship between Taiwan and the PRC.

CayCo’s principal executive offices and substantially all of its assets are located in Taiwan, and substantially all of its revenues are derived from its operations in Taiwan. Accordingly, CayCo’s business, financial condition and results of operations and the market price of CayCo Ordinary Shares may be affected by changes in Taiwan governmental policies, taxation, inflation or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan which are outside of CayCo’s control. Taiwan has a unique international political status. The PRC government asserts sovereignty over the PRC and Taiwan and does not recognize the legitimacy of the government of Taiwan. The PRC government has indicated that it may use military force to gain control over Taiwan if Taiwan declares independence or if Taiwan refuses to accept the PRC’s stated “One China” policy. In addition, on March 14, 2005, the National People’s Congress of the PRC passed what is widely referred to as the “anti-secession” law, a law authorizing the PRC military to respond to efforts by Taiwan to seek formal independence. An increase in tensions between Taiwan and the PRC and the possibility of instability and uncertainty could adversely affect the prices of CayCo’s Securities. Relations between Taiwan and the PRC and other factors affecting Taiwan’s political environment could affect CayCo’s business.

Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of Taiwan laws, regulations and policies may materially and adversely affect CayCo’s daily operations.

In accordance with the relevant Taiwan laws and regulations, FST, as the wholly-owned subsidiary of CayCo after the consummation of the Business Combination is required to maintain various approvals, licenses, permits and filings to operate its business, including but not limited to business registration, factory registration, tax registration and those with respect to environment protection. The obtaining of these approvals, licenses, permits and filings are subject to satisfactory compliance with, among other things, the applicable laws and regulations. If FST is unable to obtain any of such licenses and permits or extend or renew any of its current licenses or permits upon their expirations, or if FST is required to incur significant additional costs to obtain or renew these licenses, permits and approvals, CayCo’s daily operations could be materially and adversely affected.

FST is subject to restrictions on paying dividend or making other payments to CayCo, which may restrict CayCo’s ability to satisfy its liquidity requirements.

As an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company, after the consummation of the Business Combination, CayCo may need dividends and other distributions on equity from FST to satisfy its liquidity requirements. Current Taiwan regulations permit FST to pay dividends to their respective shareholders only out of their after-tax accumulated profits, if any, which shall first make up previous losses and set aside at least 10% of its accumulated profits each year as statutory reserve. These reserves are not distributable as cash dividends. Furthermore, if FST incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to CayCo. Any limitation on the ability of FST to distribute dividends or to make payments to CayCo may restrict CayCo’s ability to satisfy its liquidity requirements. In addition, the dividend payments by FST to CayCo shall be subject to the withholding tax of 21%.

FST is subject to foreign exchange control imposed by Taiwan authorities, which may affect the paying dividends, repatriating the interest or making other payments to CayCo.

Currently Taiwan regulates only those foreign exchange transactions that involve the conversion of the New Taiwan Dollar into foreign currencies. Pursuant to the relevant provisions of Taiwan Foreign Exchange Control Act, foreign exchange transactions of a value of NTD 500,000 or more shall be declared to the Central Bank of Taiwan (“Taiwan CBC”). Further, for a remittance by a company as follows, relevant testimonials shall be submitted and such remittance shall be subject to the reporting to and/or approval of the Taiwan CBC: (i) a single remittance of an amount of U.S.$1 million or more; or (ii) annual accumulated settlement amount of foreign exchange purchased or sold has exceeded U.S.$50 million. Nevertheless, Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. If the dividend payments or other payments by FST to CayCo involves the currency conversion from New Taiwan Dollar to U.S. Dollar, such conversion would be subject to the foregoing foreign exchange control imposed by Taiwan authority. Under certain circumstances as prescribed by the relevant Taiwan regulations, documentary evidence of such foreign exchange transactions shall be presented and such transactions shall be conducted at designated foreign exchange banks in Taiwan which have the licenses to carry out foreign exchange business. However, there is no assurance that these foreign exchange regulations will remain unchanged in the future. If the relevant Taiwan regulations change in the future and any required approval is not obtained, FST’s ability to make payments to CayCo in foreign currency may be restricted, and CayCo’s capital expenditure plans, business, operating results and financial condition may be materially and adversely affected.

Foreign exchange transactions for non-trade-related purposes or exceeding the applicable annual quota threshold would require special approval from Taiwan CBC, which will be at the discretion of and considered by Taiwan CBC on a case-by-case basis. Additionally, CayCo may provide loans to FST. If the term of the loan provided by CayCo to FST is one year or more, CayCo shall obtain prior approval from the competent authorities before the loan can be remitted into Taiwan and FST shall file a declaration of foreign debt to the competent authority when the loan is remitted into Taiwan. CayCo cannot assure you that the Taiwan government will not intervene in such transactions or impose restrictions on the ability of CayCo and its subsidiaries to transfer cash.

If FST expands into the PRC market, FST may be subject to Taiwan regulations on investment or technical cooperation in the PRC.

FST currently focuses on the U.S., Japan and Taiwan markets and may consider expanding its businesses in the PRC market in the near future. Pursuant to the Taiwan Permission Regulations for Investment or Technical Cooperation in the PRC and the Review Principles for Investments or Technical Cooperation in the PRC (collectively, “Permission Regulations”), an investment or technical cooperation made by a Taiwanese investor in the PRC is subject to the restrictions thereunder and requires the approval by the competent Taiwan authority, Taiwan DIR. The restrictions under the Permission Regulations include a negative list in which investment or technical cooperation is prohibited as well as the maximum investment amount. FST does not believe its current operations in the PRC is restricted by the negative list. Furthermore, depending on the amount invested in the PRC, CayCo may need to obtain approval from the Taiwan DIR in order to make investments in the PRC or to grant licenses to PRC entities. The Taiwan DIR may at its discretion reject CayCo’s application. If the Taiwan DIR prevents CayCo from making investment in the PRC or granting licenses to PRC entities, CayCo may not be able to expand its business in the PRC.

Taiwanese investors holding more than 10% of CayCo Ordinary Shares will be subject to Taiwan regulations on investment or technical cooperation in the PRC for its investment or technical cooperation in the PRC.

Under the Permission Regulations, for an investment made by a Taiwanese individual or entity (“Taiwanese Investor”) in a “third region” company which conducts the investments or technical cooperation in the PRC defined therein and such Taiwanese Investor (i) acts as director, supervisor, manager or equivalent position or (ii) has a shareholding or capital contribution of more than 10% in such third region company, the investment in such a third region company would also be deemed a defined investment in the PRC and therefore be subject to the Permission Regulations.

Therefore, for CayCo’s future investment or technical cooperation in the PRC, CayCo’s Taiwanese shareholders holding more than10% of CayCo Ordinary Shares or acting as director, supervisor, manager or equivalent position of CayCo will need to apply for the foreign investment approval with the competent Taiwan authority, the Taiwan DIR in accordance with the Permission Regulations. There are restrictions on the investment or technical cooperation with the PRC, including, without limitation, the annual investment amount in the PRC shall be capped at U.S.$5 million per year for Taiwan individuals or NTD 80 million or 60% of the higher of its stand-along net worth or consolidated net worth, whichever is higher, for a Taiwan small-medium enterprise. Your indirect investment in the PRC via CayCo under the Permission Regulations will be calculated on the portion of your shareholding in CayCo. If your aggregate investments in the PRC exceed the annual ceiling amount, the Taiwan DIR will reject your application for the exceeding investment in the PRC. If a Taiwanese Investor fails to obtain applicable approvals from the Taiwan DIR in respect of its investment in the PRC, an administrative fine ranging from NTD 50 thousand to 25 million and imprisonment may be imposed.

Risks Related to Chenghe and the Business Combination

Chenghe’s independent registered public accounting firm’s report contains an explanatory paragraph that express substantial doubt about its ability to continue as a “going concern.” Chenghe may not have sufficient funds to consummate the Business Combination.

As of June 30, 2024, Chenghe had no cash on hand and working capital deficit of $3,605,371. Chenghe has incurred and expects to continue to incur significant costs in pursuit of its initial business combination. Chenghe cannot assure you that its plan to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about Chenghe’ ability to continue as a going concern. Chenghe’ financial statements contained in this Registration Statement/Proxy Statement do not include any adjustments that might be necessary, should Chenghe be unable to continue as a going concern.

If Chenghe is required to seek additional capital, it will need to borrow funds from its Sponsors, directors, officers or other third parties, or it may be forced to liquidate. None of such persons is under any obligations to advance funds to Chenghe in such circumstances. In addition, any such advances would be repaid only from the funds held outside the Trust Account or from funds released upon completion of the Business Combination. If Chenghe does not have sufficient funds available to consummate the Business Combination, it will be forced to cease operations and liquidate the Trust Account. Consequently, SPAC Public Shareholders may receive less than $10.00 per share.

Any restatement of ﬁnancial results, or the time required to evaluate possible errors, may impact the market price for SPAC Units, and SPAC’s ability to complete a Business Combination on a timely basis.

There has been recent focus on historical accounting practices by special purpose acquisition companies. For example, on April 12, 2021, the SEC Staff issued a statement which resulted in a determination that the warrants and other related instruments issued by many special purpose acquisition companies, including the SPAC, should be classiﬁed as liabilities rather than equity. Further guidance from the SEC or industry-wide consensus could result in additional changes in the accounting treatment related to special purpose acquisition companies. Changes could result in the identiﬁcation of accounting errors in SPAC’s previously issued ﬁnancial statements, restatements of SPAC’s previously issued ﬁnancial statements, the ﬁling of notices that previously issued ﬁnancial statements may not be relied upon, and ﬁndings of material weaknesses and signiﬁcant deﬁciencies in internal controls over ﬁnancial reporting. In addition, changes in accounting treatment, or the time required to evaluate any such changes, could delay SPAC’s ability to consummate an initial business combination or otherwise have a material adverse effect on SPAC’s ability to consummate the Business Combination with the Company, or another business combination.

SPAC has identified material weaknesses in its internal control over financial reporting as of June 30, 2024. If SPAC is unable to develop and maintain an effective system of internal control over financial reporting, SPAC may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in SPAC and materially and adversely affect its business and operating results.

The management of SPAC is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The management of SPAC is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis.

As disclosed in a Current Report on Form 8-K filed by SPAC with the SEC on March 4, 2024, SPAC dismissed Marcum LLP as the independent registered accounting firm of SPAC on February 27, 2024. Marcum LLP advised SPAC and the management of SPAC concurred that, as of September 30, 2023, four material weaknesses in internal control over financing reporting existed. Such material weaknesses are considered not remedied as of June 30, 2024.

In light of these material weaknesses, SPAC has enhanced its processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to its financial statements including making greater use of third-party professionals with whom we consult regarding complex accounting applications. The elements of the SPAC’s remediation plan can only be accomplished over time, and SPAC can offer no assurance that these initiatives will ultimately have the intended effects. SPAC believes its efforts will enhance its controls relating to accounting for and disclosure of complex financial instruments in the proper period, but SPAC can offer no assurance that its controls will not require additional review and modification in the future as industry accounting practice may evolve over time.

If SPAC is unable to remediate its material weakness in a timely manner or its identify additional material weaknesses, SPAC may be unable to provide required financial information in a timely and reliable manner and SPAC may incorrectly report financial information. Likewise, if its financial statements are not filed on a timely basis, SPAC could be subject to sanctions or investigations by the stock exchange on which its Class A Ordinary Shares is listed, the SEC or other regulatory authorities, which could result in a material adverse effect on its business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect the SPAC’s reputation or its investor perceptions, which could have a negative effect on the trading price of its stock.

SPAC can give no assurance that the measures it has taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if SPAC is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

The Business Combination may be delayed or terminated if the Taiwan DIR fails to grant the relevant Taiwan DIR Approval timely or at all.

Since CayCo’s jurisdiction is outside of Taiwan, in order to consummate the FST Restructuring portion of the Business Combination Agreement, CayCo must apply to and receive approval for the FST Restructuring from the DIR, in accordance with Taiwan’s Statute for Investment by Overseas Chinese or Statute for Investment by Foreign Nationals. Pursuant to the Business Combination Agreement, FST Parties shall each use their respective best efforts to obtain the Phase I DIR Approval as promptly and as legally feasible and reasonably practicable, and FST Parties shall as promptly as possible but in any event no later than thirty (30) Business Days after termination of FST’s Taiwan Public Company status, file or submit all necessary submissions, notifications, filings and applications in connection with the Phase II DIR Approval. The DIR has the discretion to delay or deny its approval of any application. In the event that DIR fails to grant the relevant Taiwan DIR Approval, Chenghe may choose to terminate the Business Combination. Thus, the Transactions contemplated under the Business Combination Agreement could be delayed or terminated if the DIR does not timely approve CayCo’s application.

CayCo may fail to acquire sufficient shares of FST, and the Business Combination may be delayed or terminated.

Pursuant to the Business Combination Agreement, the obligations of Chenghe to consummate, or cause to be consummated the Business Combination is subject to certain Closing Conditions, including CayCo acquiring at least 90% of the Aggregate Fully Diluted Company Shares after the FST Restructuring Closing, which may be waived by Chenghe at its discretion. There is no assurance that CayCo will be able to acquire a sufficient number of Company Common Shares on commercially acceptable terms or at all. If CayCo fails to acquire a sufficient number of Company Common Shares to fulfill the closing condition in a timely manner or at all, Chenghe may choose to terminate the Business Combination or waive the compliance of such closing condition. Therefore, the Business Combination could be delayed or terminated if CayCo fails to acquire 90% of the Aggregate Fully Diluted Company Shares.

Chenghe and FST may not be able to obtain Transaction Financing in connection with the Business Combination.

FST and Chenghe may not be able to obtain Transaction Financing on terms acceptable to FST and Chenghe, or at all. If FST and Chenghe do not obtain Transaction Financing, the parties may not be able to consummate the Business Combination or certain other transactions contemplated by the Business Combination Agreement. The terms of any Transaction Financing may be onerous to FST, and FST may not be able to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure Transaction Financing could impede the ability to consummate the Business Combination and/or harm the continued development or growth of FST following the Closing. None of FST’s officers, directors or shareholders is required to provide any financing to FST in connection with or after the consummation of the Business Combination.

Because FST is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of FST’s business, operations or financial condition or reviewed the disclosure in this Registration Statement/Proxy Statement.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such defendant, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because FST intends to become publicly traded through a business combination with a special purpose acquisition company rather through an underwritten offering of its ordinary shares, no underwriter is involved in the Business Combination. As a result, no underwriter has conducted due diligence on FST in order to establish a due diligence defense with respect to the disclosure presented in this Registration Statement/Proxy Statement. If such investigation had occurred, certain information in this Registration Statement/Proxy Statement may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the interim period. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with special purpose acquisition company transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

The Business Combination remains subject to conditions that Chenghe cannot control, and if such conditions are not satisfied or otherwise waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of Closing Conditions, including but not limited to (i) the accuracy of representations and warranties of Chenghe and FST in the Business Combination Agreement to various standards; (ii) material compliance with pre-closing covenants; (iii) no material adverse effect for FST; (iv) the Company Acquisition Percentage reaching at least 90%; (v) the consummation of the FST Restructuring; (vi) the delivery of customary closing certificates; (vii) the receipt of Taiwan DIR Approval and such approval being effective; (viii) the absence of a legal prohibition on consummating the transactions, (ix) approval by the SPAC’s and the Company’s shareholders, (x) approval of a listing application on the applicable Stock Exchange for newly issued shares, and (xi) SPAC having at least U.S.$5,000,001 of net tangible assets remaining after redemption. There is no assurance that all Closing Conditions will be satisfied or waived or that the conditions will be satisfied or waived in the expected time frame. If the Closing Conditions are not satisfied (and are not waived, to the extent available), either FST or Chenghe may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this Registration Statement/Proxy Statement titled “The Business Combination Agreement and Ancillary Documents — Termination.”

Chenghe may be subject to securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into agreements similar to the Business Combination Agreement or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Chenghe’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the consummation of the Business Combination, that injunction may delay or prevent the Business Combination from being completed. Currently, Chenghe is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

If Chenghe is unable to complete the Business Combination or another business combination by the Extended Deadline, and it is unable, or elect not, to seek an extension of such time period, it will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and Chenghe Board, liquidating and dissolving. In such event, Public Shareholders may only receive $10.20 per share (or less than such amount in certain circumstances).

If Chenghe is unable to complete the Business Combination or another business combination within the required time period and it is unable, or elect not, to seek another extension of such time period, it will cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining shareholders and Chenghe Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such case, Public Shareholders may only receive $10.20 per share (or less than $10.20 per share in certain circumstances where a third party brings a claim against Chenghe that the Sponsors are unable to indemnify (as described herein)), and SPAC Warrants will expire worthless.

In addition, Chenghe cannot assure you that it will properly assess all claims that may be potentially brought against it. As a result, its shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more). Accordingly, Chenghe cannot assure you that third parties will not seek to recover from Chenghe Shareholders amounts owed to them by Chenghe.

If the Business Combination is not completed, potential target businesses may have leverage over Chenghe in negotiating a business combination; Chenghe’s ability to conduct due diligence on a business combination as it approaches the Extended Deadline may decrease; and Chenghe may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine Chenghe’s ability to complete a business combination on terms that would produce value for its shareholders.

Any potential target business with which Chenghe enters into negotiations concerning an initial business combination will be aware that it must complete an initial business combination by the Extended Deadline, unless it amends Chenghe Articles to further extend the time to consummate an initial business combination. Consequently, if Chenghe is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination. This risk will increase as Chenghe gets closer to the time frame described above. In addition, Chenghe may have limited time to conduct due diligence and may enter into an initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Chenghe may have insufficient working capital to continue the efforts to pursue a business combination. See “— Chenghe’s independent registered public accounting firm’s report contains an explanatory paragraph that express substantial doubt about its ability to continue as a “going concern.” Chenghe may not have sufficient funds to consummate the Business Combination.”

If third parties bring claims against Chenghe, the proceeds held in the Trust Account could be reduced and the per-share redemption or liquidation amount received by Chenghe Shareholders may be less than $10.20 per share.

Chenghe’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although Chenghe has obtained waiver agreements from certain vendors, service providers and prospective target businesses whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other parties who did not execute such waivers will not seek recourse against the Trust Account. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of SPAC Public Shareholders. Consequently, you may receive less than $10.20 per share in connection with any redemption of your Public Shares.

In the event of the liquidation of the Trust Account upon the failure to consummate an initial business combination by the Extended Deadline, the Sponsors have agreed to indemnify and hold harmless Chenghe against any and all loss, liability, claim, damage and expense whatsoever to which Chenghe may become subject as a result of any claim by (i) any third party for services rendered or products sold to Chenghe or (ii) any prospective target business with which Chenghe has entered into a written letter of intent, confidentiality or other similar agreement or merger agreement to the extent necessary to ensure that such claims by a third party or the target do not reduce the amount of funds in the Trust Account to below the lesser of (a) $10.20 per Public Share and (b) the actual amount per share held in the Trust Account as of the date of the liquidation due to reductions in the value of the trust assets, less taxes payable, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. However, Chenghe has not independently verified whether the Sponsors have sufficient funds to satisfy their indemnity obligations and has not asked the Sponsors to reserve for such indemnification obligations. Therefore, Chenghe cannot assure you that its Sponsors would be able to satisfy those obligations. If the Sponsors are unable to satisfy their obligations or assert that they have no indemnification obligations related to a particular claim, Chenghe independent directors would determine whether to take legal action against the Sponsors to enforce their indemnification obligations. While Chenghe currently expects that its independent directors would take legal action on its behalf against the Sponsors to enforce their indemnification obligations to Chenghe, it is possible that Chenghe’s independent directors, in exercising their fiduciary duties, may choose not to do so in any particular instance. As a result, if any such claims were successfully made against the Trust Account, the funds available for Chenghe’s business combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, you would receive such lesser amount per share.

If, before distributing the proceeds in the Trust Account to its Public Shareholders, Chenghe files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the per-share amount that would otherwise be received by Chenghe Shareholders in connection with Chenghe’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Public Shareholders, Chenghe files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by Chenghe Shareholders in connection with Chenghe’s liquidation may be reduced.

Additionally, if Chenghe is forced to file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by Chenghe’s shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Chenghe’s shareholders. Because Chenghe intends to distribute the proceeds held in the Trust Account to Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to Public Shareholders over any potential creditors with respect to access to or distributions from Chenghe’s assets. Furthermore, Chenghe Board may be viewed as having breached its fiduciary duties to Chenghe’s creditors and/or as having acted in bad faith by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and Chenghe to claims of punitive damages. Chenghe cannot assure you that claims will not be brought against it for these reasons.

Chenghe’s Sponsors, directors and officers have interests in the Business Combination that are different from, or are in addition to, the interests of unaffiliated SPAC Shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this Registration Statement/Proxy Statement.

When considering Chenghe Board’s recommendation that Chenghe’s shareholders vote in favor of the approval of the Business Combination Proposal, shareholders should be aware that the Sponsors, Chenghe’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. Chenghe directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to shareholders, considering that these interests would be disclosed in this Registration Statement/Proxy Statement. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Old SPAC Sponsor paid an aggregate of $25,000 for 3,250,000 Founder Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Extended Deadline. Based on the closing price for the SPAC Class A Ordinary Shares of $11.55 on Nasdaq on September 11, 2024, after giving effect to the Sponsor Sale, the value of the Founder Shares held by the Old SPAC Sponsor would be $6,930,000;

•        the fact that the Old SPAC Sponsor paid an aggregate of approximately $7,900,000 for its 7,900,000 SPAC Private Placement Warrants to purchase SPAC Class A Ordinary Shares and that such SPAC Private Placement Warrants will expire worthless if a business combination is not consummated by the Extended Deadline;

•        the fact that the New SPAC Sponsor entered into the Sponsor Sale SPA with the Old SPAC Sponsor for the acquisition of an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus $450,000 extension contribution payment incurred prior to the date of the Sponsor Sale SPA and other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust

Agreement. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, the value of the Founder Shares held by the New SPAC Sponsor would be $18,386,133.15, and the value of the Converted SPAC Public Shares held by the New SPAC Sponsor would be $12,221,366.85;

•        the fact that the Sponsors are anticipated to hold 18.10% of issued and outstanding shares of CayCo immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsors paid for the SPAC Class B Ordinary Shares and the purchase price that the Sponsors paid for the SPAC Private Placement Warrants as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsors will receive upon conversion of the SPAC Class B Ordinary Shares and (as applicable) SPAC Private Placement Warrants, the Sponsors can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsors have agreed not to redeem any SPAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsors will lose their entire investment in SPAC if an initial business combination is not consummated by the Extended Deadline Date. The Sponsors, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on October 25, 2023, SPAC issued the October 2023 Note to the New SPAC Sponsor, for a principal amount of up to $1,960,000, and on July 11, 2024, SPAC issued the July 2024 Note to the New SPAC Sponsor, for a principal amount of up to $500,000. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668;

•        the fact that the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by them if SPAC fails to complete an initial business combination by the Extended Deadline;

•        the fact that the Sponsors, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Extended Deadline;

•        the right of the Sponsors to hold the CayCo Ordinary Shares and CayCo Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Extended Deadline, the Sponsors have agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per SPAC Class A Ordinary Share, or such lesser per-public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsors (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the New SPAC Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group Limited, founder and director of Chenghe Capital Management Limited and also serves as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company. The SPAC’s chief executive officer, Yixuan Yuan, is chief executive officer and director of Chenghe Acquisition II Co., a NYSE-listed special purpose acquisition company, and a Managing Director of Chenghe Group Limited. The SPAC’s chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition II Co., and an associate at Chenghe Capital Management Limited. The SPAC’s chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and is chairman of the board of directors of Chenghe Acquisition II Co. The Sponsors and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s Sponsors, officers and directors have not received any cash compensation in relation to the Business Combination. Following the Closing, CayCo intends to develop an executive compensation program that will be made by the compensation committee of CayCo and Mr. Richard Qi Li, who controls the New SPAC Sponsor, will become a director of CayCo upon Closing;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsors, which provides for customary registration rights to them and their permitted transferees.

The personal and financial interests of the Sponsors, SPAC’s directors and officers may have influenced their motivations in identifying and selecting FST and completing a business combination with FST, and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsors’ shareholding in SPAC, see the section entitled “Business of SPAC and Certain Information about SPAC” on page 190. For dilution of non-redeeming SPAC shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” on page 26.

No compensation of any kind, including finder’s and consulting fees, was paid or will be paid to the New SPAC Sponsor, executive officers or directors or affiliates, for services rendered to or in connection with the Business Combination. However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. For more discussion about executive compensation prior to the Business Combination, see “Executive Compensation — Executive Compensation prior to the Business Combination” on page 190. The New SPAC Sponsor’s economic interest in the Business Combination is limited to the CayCo Ordinary Shares that it will receive in exchange of the SPAC Shares that it owns, the CayCo Warrants that it will receive in exchange of the SPAC Warrants that it owns, and the repayment of outstanding amount under the October 2023 Note and the July 2024 Note at the Closing of the Business Combination.

Shareholders should also be aware that interests of FST, FST officers and directors may be inherently different from the interests of unaffiliated SPAC Shareholders, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to SPAC Shareholders. After Closing, certain FST officers and directors will be appointed as officers and directors of CayCo and certain of them will hold CayCo Ordinary Shares, assuming no redemption, amounting to 20.11% of CayCo Ordinary Shares post-Closing. Given the differential in the purchase price that FST officers and directors paid for the FST Shares they hold (i.e., less than approximately NTD 306.20 per share) and the price of the Public Shares and the number of CayCo

Ordinary Shares the FST officers and directors will receive upon exchange of the FST Shares, the FST officers and directors can earn a positive return on their investment, even if the Public Shareholders have a negative return on their investment. See “Beneficial Ownership of CayCo Securities after Business Combination” on page 301. Furthermore, Chenghe intends to use substantially all of the funds held in the Trust Account to complete the Business Combination, after the payment to SPAC Public Shareholders who have validly redeemed their SPAC Shares upon Closing, and any remaining amount will be used as working capital to finance the operations of CayCo, make other acquisitions and pursue its growth strategies. See “Summary of Registration Statement/Proxy Statement — The Business Combination — Sources and Uses of Funds for the Business Combination” on page 42.

The exercise of discretion by Chenghe’s directors and officers in agreeing to changes to the terms of or waivers of the Closing Conditions may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Chenghe Shareholders.

In the period leading up to the Closing, events may occur that would require Chenghe to agree to amend the Business Combination Agreement, to consent to certain actions taken by CayCo and/or FST or to waive rights that Chenghe is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of FST’s business, a request by FST and/or CayCo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on FST’s business and would entitle Chenghe to terminate the Business Combination Agreement. Chenghe may also agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by Chenghe Articles. In any of such circumstances, it would be in the discretion of Chenghe, acting through Chenghe Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this Registration Statement/Proxy Statement may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Chenghe and its shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action, subject always to their fiduciary duties under Cayman Islands law. As of the date of this Registration Statement/Proxy Statement, Chenghe does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there were a change to the terms of the Business Combination that would have a material impact on the shareholders, a new or amended proxy statement or supplement thereto will be required to be circulated and Chenghe will need to resolicit the vote of its shareholders with respect to the Business Combination Proposal.

Chenghe Board did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

Chenghe Board did not obtain a third-party fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, Chenghe Board and the management conducted due diligence on Chenghe and researched the industry in which FST operates and concluded that the Business Combination was fair to and in the best interests of its shareholders. Accordingly, investors will be relying solely on the judgment of Chenghe Board and the management in valuing FST’s business, and Chenghe Board and the management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of Chenghe’s shareholders to vote against the proposed Business Combination or demand redemption of their Public Shares for cash, which could potentially impact Chenghe’s ability to consummate the Business Combination or materially and adversely affect the liquidity of the Post-Closing Company.

The Business Combination may be completed, even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, Chenghe may refuse to complete the Business Combination if certain types of changes or conditions that constitute a material adverse effect on the business, assets, results of operations or condition of the Group occur between the signing date of the Business Combination Agreement and the planned Closing. However, Chenghe may waive the occurrence of a material adverse effect affecting FST and consummate the Business Combination despite the occurrence of such event. If a material adverse effect affecting FST occurs and the parties still consummate the Business Combination, the market trading price of the Post-Closing Company’s securities may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Chenghe expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially and adversely affect the benefits that Chenghe expects to achieve from the Business Combination.

Chenghe’s Sponsors, directors or officers, FST or their respective affiliates may elect to purchase shares or SPAC Public Warrants from Public Shareholders, which could have a depressive effect on Chenghe’s securities.

Subject to Rule 14e-5 of the Exchange Act, at any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Chenghe or its securities or otherwise, Chenghe’s Sponsors, directors or officers, FST or their respective affiliates may purchase SPAC Class A Ordinary Shares or SPAC Public Warrants in privately negotiated transactions or in the open market, although they are under no obligation to do so. Such a purchase of SPAC Class A Ordinary Shares may include a contractual acknowledgment that such shareholder, although still the record holder of Chenghe’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Such a purchase of SPAC Class A Ordinary Shares will be made at a price per share no higher than the per share redemption price offered to Public Shareholders through the redemption process. The purpose of such purchases and other transactions would be to minimize redemptions of SPAC Public Shares and to ensure that Chenghe has in excess of $5,000,001 of net tangible assets, which is a Closing Condition under the Business Combination Agreement, if it appears that such requirement would otherwise not be met. Any SPAC Public Shares so purchased by Chenghe’s Sponsors, directors or officers, FST or their respective affiliates will not be voted in favor of the Business Combination Proposal and other proposals. None of Chenghe’s Sponsors, directors or officers, FST or their respective affiliates may make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. If any purchases was made, Chenghe will disclose in a Form 8-K, prior to the date of the Extraordinary General Meeting, (i) the amount of SPAC Class A Ordinary Shares so purchased by Chenghe’s Sponsors, directors or officers, FST, or their respective affiliates, along with the purchase price; (ii) the purpose of such purchases; (iii) the impact, if any, of such purchases by Chenghe’s Sponsors, directors and officers, FST and their respectively affiliates on the likelihood that the Business Combination will be approved; (iv) the identities of Public Shareholders who sold to Chenghe’s Sponsors, directors or officers, FST or their respectively affiliates (if not purchased on the open market) or the nature of Public Shareholders (e.g. holders of 5% SPAC Class A Ordinary Shares or more) who sold to Chenghe’s Sponsors, directors or officers, FST or their respectively affiliates; and (v) the number of SPAC Class A Ordinary Shares for which Chenghe has received redemption request pursuant to its redemption offer. For more discussion on the purchase of SPAC Class A Shares by Chenghe’s Sponsors, directors or officers, or their respective affiliates, see “Business of SPAC and Certain Information About SPAC — Shareholder Approval of the Business Combination.” Entering into any such arrangements may have a depressive effect on the SPAC Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase SPAC Class A Ordinary Shares at a price lower than market and may therefore be more likely to sell the SPAC Class A Ordinary Shares he owns prior to the Extraordinary General Meeting. As of the date of this Registration Statement/Proxy Statement, none of Chenghe’s Sponsors, directors or officers, FST or their respectively affiliates have made any purchase of SPAC Class A Ordinary Shares, and neither of Chenghe or FST are aware of any intention to make any such purchase.

Because Chenghe and CayCo are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.

Both Chenghe and CayCo are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Chenghe’s and/or CayCo’s directors or officers, or to enforce judgments obtained in the United States courts against Chenghe’s and/or CayCo’s directors or officers.

The corporate affairs of both Chenghe and CayCo are governed by their respective memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. Chenghe is also subject to the federal securities laws of the United States. The rights of the Chenghe’s shareholders to take action against Chenghe’s directors or the rights of CayCo’s shareholders to take action against CayCo’s directors, actions by minority Chenghe’s or CayCo’s shareholders and the fiduciary duties of Chenghe’s directors to Chenghe’s shareholders or CayCo’s directors to CayCo’s shareholders under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of Chenghe’s or CayCo’s shareholders and the fiduciary duties of Chenghe’s or CayCo’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Chenghe has been advised by Maples and Calder (Hong Kong) LLP, Chenghe’s Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would, respectively, (1) recognize or enforce judgments of United States courts obtained against Chenghe or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Chenghe has been advised by Maples and Calder (Hong Kong) LLP that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay a liquidated sum for which judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty, and (e) is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Chenghe’s or CayCo’s directors have discretion under their respective amended and restated memorandum and articles of association to determine whether or not, and under what conditions, their respective corporate records may be inspected by their shareholders, but are not obliged to make them available to their shareholders. This may make it more difficult for Chenghe’s shareholders and shareholders of CayCo to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, Chenghe’s shareholders and shareholders of CayCo may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

Certain judgments obtained against Chenghe and CayCo by Chenghe’s shareholders and shareholders of CayCo may not be enforceable.

Each of Chenghe and CayCo is a Cayman Islands exempted company and substantially all of their respective assets are located outside of the United States. In addition, most of their respective current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for Chenghe’s shareholders and shareholders of CayCo to bring an action against Chenghe and CayCo (as the case may be) or against these individuals in the United States in the event that they believe that their rights have been infringed under the U.S. federal securities laws or otherwise. Even if they are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render them unable to enforce a judgment against Chenghe’s or CayCo’s assets or the assets of their respective directors and officers.

Future resales of the CayCo Ordinary Shares issued in connection with the Business Combination may cause the market price of the CayCo Ordinary Shares to drop significantly, even if CayCo’s business is doing well.

Certain shareholders of FST and the Sponsors have entered into support agreements with CayCo, FST and Chenghe. Pursuant to such support agreements, such FST shareholders and the Sponsors have agreed that, during the applicable lock-up period, they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any share or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the applicable agreement). See the section of this Registration Statement/Proxy Statement titled “The Business Combination Agreement and Ancillary Documents — Agreements Entered Into in Connection with the Business Combination — Lock-Up Agreement.”

Further, concurrently with the closing of the Transactions under the Business Combination Agreement, CayCo, the New SPAC Sponsor and certain FST shareholders will enter into an investors rights agreement that will provide the New SPAC Sponsor and the other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by CayCo after the Closing. See the section of this Registration Statement/Proxy Statement titled “The Business Combination Agreement and Ancillary Documents — Agreements Entered Into in Connection with the Business Combination — Investor Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that CayCo files pursuant to the above-referenced registration rights agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act (subject to the satisfaction of certain conditions for Rule 144 to available for CayCo), the CayCo shareholders may sell large amounts of CayCo Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the CayCo Ordinary Shares or putting significant downward pressure on the price of the CayCo Ordinary Shares. Further, sales of CayCo Ordinary Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of CayCo Ordinary Shares could have a tendency to depress the price of the CayCo Ordinary Shares, which could increase the potential for short sales.

Chenghe cannot predict the size of future issuances of CayCo Ordinary Shares or the effect, if any, that future issuances and sales of shares of CayCo Ordinary Shares will have on the market price of the CayCo Ordinary Shares. Sales of substantial amounts of CayCo Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of CayCo Ordinary Shares.

Chenghe and FST will incur significant transaction and transition costs in connection with the Business Combination.

Chenghe and FST have both incurred and expect to incur significant non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. FST may also incur additional costs to retain key employees. All expenses incurred in connection with the Transactions, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or allocated between Chenghe and FST pursuant to the Business Combination Agreement and the Ancillary Documents.

Subsequent to the completion of the Business Combination, the Post-Closing Company may be required to take write-downs or write-offs, restructure its operations and incur impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the Post-Closing Company’s share price, which could cause you to lose some or all of your investment.

Although Chenghe has conducted extensive due diligence on FST, Chenghe cannot assure you that this diligence will surface all material issues that may be present in FST’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of FST’s business and outside of its control will not later arise. As a result of these factors, the Post-Closing Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Chenghe’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Chenghe’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Post-Closing Company’s liquidity, the fact that the Post-Closing Company reports charges of this nature could contribute to negative market perceptions of the Post-Closing Company or its securities. In addition, charges of this nature may cause the Post-Closing Company to violate net worth or other covenants to which the Post-Closing Company may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The CayCo Ordinary Shares to be received by Chenghe’s shareholders as a result of the Business Combination will have different rights from SPAC Ordinary Shares.

Following completion of the Business Combination, Chenghe’s shareholders will no longer be shareholders of Chenghe but will instead be shareholders of CayCo. There will be important differences between your current rights as a Chenghe shareholder and your rights as a CayCo shareholder. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with the CayCo Ordinary Shares.

Chenghe’s shareholders will have a reduced ownership after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Chenghe’s shareholders will own a smaller percentage of the Post-Closing Company than they currently own in Chenghe.

Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 61.70% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital; (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.10% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 6.40% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of SPAC Public Warrants will hold approximately 10.55% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming intermediate redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 63.74% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.35% of the Post-Closing Company’s total issued and outstanding share capital, (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 18.70% of the Post-Closing Company’s total issued and outstanding share capital; (iv) Public Shareholders will hold approximately 3.31% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of SPAC Public Warrants will hold approximately 10.90% of the Post-Closing Company’s total issued and outstanding share capital.

Assuming maximum redemptions by Public Shareholders, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the closing of the Business Combination, it is anticipated that (i) FST’s existing shareholders will retain an ownership interest of approximately 64.89% of the Post-Closing Company’s total issued and outstanding share capital; (ii) Advisor will hold approximately 3.25% of the Post-Closing Company’s total issued and outstanding share capital, (iii) the Sponsors and their respective affiliates holding the Converted SPAC Public Shares, the Founder Shares and SPAC Private Placement Warrants will hold approximately 19.04% of the Post-Closing Company’s total issued and outstanding share capital; (iv) the Public Shareholders will hold approximately 1.51% of the Post-Closing Company’s total issued and outstanding share capital; and (v) the holders of SPAC Public Warrants will hold approximately 11.10% of the Post-Closing Company’s total issued and outstanding share capital.

In addition, such ownership could be further reduced as a result of issuance of additional CayCo Ordinary Shares. Consequently, SPAC Public Shareholders, as a group, will have reduced ownership in the Post-Closing Company compared to their ownership in Chenghe.

SPAC Public Shareholders who redeem their SPAC Public Shares may continue to hold the SPAC Public Warrants, which will result in additional dilution to non-redeeming SPAC Public Shareholders upon exercise.

Assuming maximum redemptions by the SPAC Public Shareholders and all the redeeming SPAC Public Shareholders continuing to hold the SPAC Public Warrants they own, an aggregate of 6,500,000 CayCo Warrants would be retained by these shareholders. The actual market price of the CayCo Warrants may be higher or lower on the date that holders seek to sell such CayCo Warrants. As a result, the redeeming SPAC Public Shareholders could recoup their entire investment and continue to hold CayCo Warrants, while non-redeeming SPAC Public Shareholders could suffer additional dilution in their percentage ownership and voting interest of the Post-Closing Company upon exercise of the CayCo Warrants held by redeeming SPAC Public Shareholders. Further, while the level of redemptions of Public Shares will not directly change the value of the CayCo Warrants because the CayCo Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, a holder of CayCo Warrants who exercises such CayCo Warrants will ultimately own a greater interest in CayCo because there would be fewer shares outstanding overall.

Assuming maximum redemptions by the SPAC Public Shareholders and all the redeeming SPAC Public Shareholders continuing to hold the SPAC Public Warrants they own, the aggregate value of the SPAC Public Warrants that may be retained would be $198,250, based on the closing trading price per SPAC Public Warrant of $0.0305 as of September 12, 2024 quoted on OTC Pink Market.

CayCo may issue additional CayCo Ordinary Shares or other equity securities without seeking approval of its shareholders, which would dilute your ownership interests and may depress the market price of the CayCo Ordinary Shares.

Upon consummation of the Business Combination, CayCo may choose to seek third-party financing to provide additional working capital for its business, in which event CayCo may issue additional equity securities. Following the consummation of the Business Combination, CayCo may also issue additional CayCo Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional CayCo Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        the proportionate ownership interest in CayCo of the existing shareholders of CayCo and Chenghe would decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding CayCo Ordinary Share may be diminished; and

•        the market price of the CayCo Ordinary Shares may decline.

Chenghe’s Sponsors own SPAC Ordinary Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by the Extended Deadline, Chenghe will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving. In such event, the 600,000 SPAC Class B Ordinary Shares retained by the Old SPAC Sponsor after the Sponsor Sale, the 1,591,873 SPAC Class B Ordinary Shares and the 1,058,127 Converted SPAC Public Shares held by the New SPAC Sponsor, and the 7,900,000 SPAC Private Placement Warrants held by the New SPAC Sponsor, would be worthless because the Sponsors and their respective affiliates are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SPAC Private Placement Warrants will not be exercisable. On the other hand, if the Business Combination is consummated, each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time will be automatically converted into one SPAC Class A Ordinary Share, and each SPAC Class A Ordinary Share, including those issued upon the automatic conversion of SPAC Class B Ordinary Shares described above and those Converted SPAC Public Shares, will convert into one CayCo Ordinary Share, subject to adjustment described herein, and each SPAC Warrant will be converted into a CayCo Warrant at the Closing. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, the value of the total Founder Shares would be $25,316,133.15, and the value of the Converted SPAC Public Shares would be $12,221,366.85. Given (i) the differential in the purchase price that the Old SPAC Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Class A Ordinary Shares, (ii) the differential in the aggregate consideration paid by the New SAPC Sponsor in the Sponsor Sale as compared to the price of SPAC Class A Ordinary Shares and the price of SPAC Public Warrants, and (iii) the substantial number of CayCo Ordinary Shares that the Sponsors will receive upon conversion of the SPAC Class B Ordinary Shares and/or SPAC Private Placement Warrants, the Sponsors can earn a positive return on their investment, even if SPAC Public Shareholders have a negative return on their investment.

These financial interests may have influenced the decision of Chenghe Board to approve the Business Combination and could incentivize Chenghe’s officers and directors to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. In considering the recommendations of Chenghe Board to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this Registration Statement/Proxy Statement titled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The Sponsors are liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced Chenghe Board’s decision to pursue the Business Combination and Chenghe Board’s to approve it.

If the Business Combination or another business combination is not consummated by Chenghe on or before the Extended Deadline, the Sponsors will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Chenghe for services rendered or contracted for or for products sold to Chenghe, but only if such a vendor or target business has not executed a waiver agreement. If Chenghe consummates a business combination, on the other hand, Chenghe or the Post-Closing Company will be liable for all such claims. Chenghe has no reason to believe that the Sponsors will not be able to fulfill their indemnity obligations to Chenghe.

These obligations of the Sponsors may have influenced Chenghe Board decision to pursue the Business Combination with FST or Chenghe Board decision to approve the Business Combination. In considering the recommendations of Chenghe Board to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this Registration Statement/Proxy Statement titled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Chenghe’s directors may decide not to enforce the indemnification obligations of the Sponsors, resulting in a reduction in the amount of funds in the Trust Account available for distribution to SPAC Public Shareholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.20 per Public Share and the Sponsors assert that they are unable to satisfy their indemnification obligations or that they have no indemnification obligations related to a particular claim, Chenghe’s independent directors would determine whether to take legal action against the Sponsors to enforce their indemnification obligations. While Chenghe currently expects that its independent directors would take legal action on Chenghe’s behalf against the Sponsors to enforce their indemnification obligations, it is possible that Chenghe’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Chenghe’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SPAC Public Shareholders may be reduced below $10.20 per share.

Chenghe and CayCo have no history operating as a Post-Closing Company. The unaudited pro forma condensed combined financial information may not be an indication of CayCo’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate CayCo and your investment decision.

CayCo and Chenghe have no prior history as a combined entity, and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this Registration Statement/Proxy Statement has been prepared using the consolidated historical financial statements of Chenghe and CayCo, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations, including, without limitation, future revenue, or financial condition of Chenghe following the Business Combination. Certain adjustments and assumptions have been made regarding Chenghe after giving effect to the Business Combination. CayCo and Chenghe believe these assumptions are reasonable. However, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Chenghe’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this Registration Statement/Proxy Statement does not necessarily reflect CayCo’s results of operations and financial condition, and the actual financial condition and results of operations of CayCo following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

Each of BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch has not been involved with the preparation of the disclosure in this Registration Statement/Proxy Statement or the underlying transactions contemplated by the Business Combination.

BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch entered into the SPAC IPO Underwriting Agreement with SPAC on January 24, 2022 and acted as underwriters in the SPAC IPO consummated on January 27, 2022. Pursuant to the SPAC IPO Underwriting Agreement, BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch are entitled to a deferred underwriting commission which would become due upon consummation of SPAC’s initial business combination.

In connection with the Sponsor Sale, SPAC approached BofA Securities, Inc., and Banco BTG Pactual S.A. — Cayman Branch to discuss waiver of deferred underwriting commission in September 2023. On September 8, 2023 and September 19, 2023, BofA Securities, Inc., and Banco BTG Pactual S.A. — Cayman Branch respectively notified SPAC that they would not act in any capacity in connection with the Business Combination and waived their entitlement to the deferred underwriting commission solely with respect to the Business Combination under and pursuant to the SPAC IPO Underwriting Agreement.

Such fee waivers for services already rendered is unusual yet BofA Securities, Inc., and Banco BTG Pactual S.A. — Cayman Branch are gratuitously waiving their right to be compensated. Based on discussions with BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, the principal reason for the waiver of their respective deferred fee was due to their respective internal policies in relation to de-SPAC processes. BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch did not and currently do not hold any advisory or other role in connection with the Business Combination following the issuance of waiver letters nor did they assist in the identification or evaluation of business combination targets in any significant respect.

We have requested BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch to confirm that they agree with the disclosure regarding their waiver of entitlement to the deferred underwriting commission and the risks and conclusions stated in this Registration Statement/Proxy Statement that are associated with their roles. BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch have declined to provide any confirmatory letters and have not otherwise confirmed whether they agree with such disclosure. There can be no assurances that the firms agree with the relevant disclosure and no inference can be drawn to this effect.

The withdrawal of BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch indicates that the firms do not want to be associated with the disclosure or underlying business analysis related to the Business Combination and that they claim no role in the Business Combination and disclaim any responsibility for any of the disclosure in this Registration Statement/Proxy Statement. The firms are not involved in the preparation of this Registration Statement/Proxy Statement. Therefore, investors should not place any reliance on the fact that either firm has been previously involved with the SPAC IPO.

As of the date hereof, there is no dispute between any of the SPAC, BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, or any combination of the foregoing with respect to the BofA and Banco BTG Fee Waiver. We do not believe that the Business Combination is adversely impacted by the BofA and Banco BTG Fee Waiver. However, SPAC Public Shareholders may be more likely to elect to redeem their shares as a result of the BofA and Banco BTG Fee Waiver.

The Sponsors and certain officers and directors of Chenghe have agreed to vote in favor of the Business Combination, regardless of how SPAC Public Shareholders vote.

After the Extraordinary General Meeting, the Sponsors own and are entitled to vote an aggregate of approximately 45.2% on an as-converted basis of the issued and outstanding SPAC Ordinary Shares. These holders have agreed to vote their SPAC Class B Ordinary Shares in favor of the Business Combination Proposal pursuant to the SPAC IPO Letter Agreement. Pursuant to the Sponsor Support Agreement entered into in connection with the Business Combination Agreement, the Sponsors have also agreed to vote their shares in favor of all each of the SPAC Shareholder Proposals being presented at the Extraordinary General Meeting. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their SPAC Class B Ordinary Shares in accordance with the majority of the votes cast by SPAC Public Shareholders.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Chenghe’s business, including its ability to negotiate and complete its initial business combination, financial condition, results of operations and prospects.

Chenghe is subject to laws and regulations enacted by national, regional and local governments. In particular, Chenghe is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Chenghe’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Chenghe’s business, including its ability to negotiate and complete its initial business combination, financial condition, results of operations and prospects.

The SEC has issued final rules and guidance relating to certain activities of special purpose acquisition companies. The need for compliance with these rules and guidance may increase the costs and the time needed to complete the Business Combination and may cause Chenghe to liquidate at an earlier time than it might otherwise choose.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies such as Chenghe and private operating companies, the financial statement requirements applicable to transactions involving shell companies, and the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act. The need for compliance with the SPAC Rules and the SPAC Guidance may cause Chenghe to liquidate at an earlier time than it might otherwise choose.

Certain of the procedures that Chenghe or FST may determine to undertake in connection with the SPAC Rules, or pursuant to the SPAC Guidance, may increase the costs and time of completing the Business Combination, and may constrain the circumstances under which we could complete the Business Combination. The need for compliance with the SPAC Rules and the SPAC Guidance may cause Chenghe to liquidate the funds in the Trust Account or liquidate at an earlier time than it might otherwise choose. Were Chenghe to liquidate, the SPAC Public Warrants would expire worthless, and Chenghe’s securityholders would lose the investment opportunity associated with an investment in CayCo, including any potential price appreciation of its securities.

The initial business combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

Certain investments that involve, directly or indirectly, the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” certain “critical infrastructure” and/or “sensitive personal data.”

If a potential initial business combination falls within CFIUS’s jurisdiction, the parties may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. The New SPAC Sponsor is a Cayman Islands limited liability company whose sole member is Chenghe Group Limited, a British Virgin Islands incorporated company controlled by Richard Qi Li. Mr. Li is a foreign person under the CFIUS regulations. Except as disclosed herein, the New SPAC Sponsor has no other substantial ties with a non-U.S. person. CayCo, being a Cayman Islands exempted company with limited liability, is a non-U.S. person. FST is a Taiwanese company limited by shares, and substantially all of its assets are located in Taiwan. FST has operations and sales in the United States. For further details, see “Business of FST and Certain Information about FST.”

While FST and Chenghe do not believe that the initial business combination would be subject to the jurisdiction of CFIUS because, post-Closing, neither Chenghe nor its investors will have any rights that trigger CFIUS’ jurisdiction (under 31 C.F.R. §§ 800.208, 211), if CFIUS decides to make an inquiry regarding the initial business combination and determines that it has jurisdiction over Chenghe’s initial business combination, CFIUS may decide to block or delay Chenghe’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order it to divest all or a portion of a U.S. business of the combined company if it had proceeded without first obtaining CFIUS clearance. The likelihood of a CFIUS inquiry concerning a potential business combination transaction generally tends to be higher if one or more “control” persons of a sponsor is from Hong Kong or the PRC, as is the case with Chenghe; Mr. Li is a permanent resident of Hong Kong.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because Chenghe has only a limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require it to liquidate. If Chenghe winds up and liquidates, its Public Shareholders may only receive the redemption value per share, and its warrants will expire worthless. This will also cause investors to lose any potential investment opportunity in a target company and the chance of realizing future gains on Chenghe’s shareholders’ investment through any price appreciation in the combined company.

SPAC Public Warrants have been delisted from Nasdaq.

On June 15, 2023, Chenghe received a written notice from the Listing Qualifications Department of Nasdaq indicating that since the aggregate market value of the outstanding SPAC Public Warrants was less than $1 million, Chenghe was no longer in compliance with the Nasdaq Global Market continued listing criteria set forth in the Nasdaq Listing Rule 5452(b)(C) (the “Market Value Rule”), which requires Chenghe to maintain an aggregate market value of its outstanding warrants of at least $1 million (the “Notice”).

Chenghe has been given 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Market Value Rule. Chenghe has not submitted such plan. On August 16, 2023, Nasdaq notified SPAC that it determined to commence proceedings to delist the SPAC Public Warrants from Nasdaq and that trading in the SPAC Public Warrants would be suspended at the opening of business on August 25, 2023. SPAC did not appeal the delisting determination. As a result, on September 8, 2023, Nasdaq filed a notification of removal from listing on Form 25. The SPAC Public Warrants are currently listed on the OTC Pink Market under the symbol of “LATGF”. CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing.

After the delisting of SPAC Public Warrants from Nasdaq, Chenghe and the holders of SPAC Public Warrants could face adverse consequences, including, among other things, reduced liquidity of SPAC Public Warrants, limited availability of market quotations for SPAC Public Warrants, and potentially becoming subject to regulation in each state in which Chenghe offer SPAC Public Warrants. The holders of SPAC Public Warrants may be unable to sell the SPAC Public Warrants held by it, him or her unless a market can be established or sustained.

Risks Related to the Redemption

If SPAC Public Shareholders fail to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account.

SPAC Public Shareholders holding Public Shares may demand that Chenghe convert their Public Shares into a pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. To demand redemption rights, SPAC Public Shareholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to Chenghe’s transfer agent no later than two (2) Business Days prior to the Extraordinary General Meeting. Any shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its share certificates (if any) and other redemption forms into a pro rata portion of the Trust Account. See the section of this Registration Statement/Proxy Statement titled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

SPAC Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares.

A SPAC Public Shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without Chenghe’s prior consent. Accordingly, if you hold more than 15% of the Public Shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. Chenghe cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of the CayCo Ordinary Shares will exceed the per-share redemption price.

There is no guarantee that a SPAC Public Shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a SPAC Public Shareholder may be able to sell its CayCo Ordinary Shares in the future following the completion of the Business Combination or shares with respect to any alternative business combination, and these shareholders could suffer a reduction in the value of their CayCo Ordinary Shares and would be unlikely to have a remedy for such reduction in value. Certain events following the consummation of any initial business combination may cause an increase in the share price and may result in a lower value realized now than a shareholder of Chenghe might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this Registration Statement/Proxy Statement. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect its individual situation.

If SPAC Public Shareholder fails to receive notice of Chenghe’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Chenghe’s compliance with the proxy rules, a SPAC Public Shareholder fails to receive the proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this Registration Statement/Proxy Statement being furnished to SPAC Public Shareholders in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed. Please see the section titled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Risks Related to the Post-Closing Company’s Securities

The price of CayCo Ordinary Shares may be volatile, and the value of CayCo Ordinary Shares may decline.

CayCo cannot predict the prices at which CayCo Ordinary Shares will trade. The price of CayCo Ordinary Shares may not bear any relationship to the market price at which CayCo Ordinary Shares will trade after the Transactions or to any other established criteria of the value of its business and prospects, and the market price of CayCo Ordinary Shares following the Business Combination may fluctuate substantially and may be lower than the price agreed by Chenghe and CayCo in connection with the Transactions. In addition, the trading price of SPAC Ordinary Shares following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment in CayCo Ordinary Shares as you might be unable to sell these securities at or above the price you paid in the Transactions. Factors that could cause fluctuations in the trading price of CayCo Ordinary Shares include the following:

•        actual or anticipated fluctuations in its financial condition or results of operations;

•        variance in its financial performance from expectations of securities analysts;

•        changes in its projected operating and financial results;

•        changes in laws or regulations applicable to its business;

•        announcements by CayCo or its competitors of significant business developments, acquisitions or new offerings;

•        sales of CayCo Ordinary Shares by CayCo, its shareholders or its warrant holders, as well as the anticipation of lockup releases;

•        significant breaches of, disruptions to or other incidents involving its information technology systems or those of its business partners;

•        its involvement in litigation;

•        conditions or developments affecting the social consumer internet industry in the countries and regions where CayCo operates its business;

•        changes in its senior management or key personnel;

•        the trading volume of its securities;

•        changes in the anticipated future size and growth rate of its markets;

•        publication of research reports or news stories about CayCo, its competitors or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Future sales of CayCo Ordinary Shares issued in connection with the Business Combination may cause the market price of CayCo Ordinary Shares to drop significantly.

After the completion of the Business Combination, Chenghe’s shareholders will own a smaller percentage of the Post-Closing Company than they currently own in Chenghe.

At the Closing, assuming the Company Acquisition Percentage reaching 100% at the consummation of the FST Restructuring and the exercise of all issued and outstanding SPAC Warrants, existing CayCo shareholders, SPAC Public Shareholders, the Sponsors and their affiliates and the holders of SPAC Public Warrants are expected to hold approximately 61.70%, 6.40%, 18.10%, and 10.55% of CayCo’s total share capital, respectively, assuming no redemptions, approximately 63.74%, 3.31%, 18.70% and 10.90% of CayCo’s total share capital, respectively, assuming holders of 50% of the SPAC Public Shares exercise their redemption rights with respects to their Public Shares for a pro rata share of the funds in the Trust Account, and approximately 64.89%, 1.51%, 19.04% and 11.10% of CayCo’s total issued and outstanding share capital, respectively, assuming holders of 3,031,981 SPAC Public Shares exercise their redemption rights with respects to their Public Shares for a pro rata share of the funds in the Trust Account so that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes.

Certain existing shareholders of FST, the Sponsors and certain holders of SPAC Class B Ordinary Shares will be subject to the Lock-Up Agreement following the Closing. Pursuant to the Lock-Up Agreement, existing FST shareholders, the Sponsors and certain holders of SPAC Class B Ordinary Shares agreed that, during the applicable lock-up period, they will not, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position or enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of certain CayCo Ordinary Shares held by existing FST shareholders, the Sponsors and holders of SPAC Class B Ordinary Shares, respectively. See the section of this Registration Statement/Proxy Statement titled “The Business Combination Agreement and Ancillary Documents — Agreements Entered into in Connection with the Business Combination — Lock-Up Agreement.” Following the Closing, assuming the Company Acquisition Percentage is 100% at the FST Restructuring Closing, a total of 3,941,873 CayCo Ordinary Shares (assuming no redemptions), a total of 1,970,936 CayCo Ordinary Shares (assuming intermediate redemptions) and a total of 909,892 CayCo Ordinary Shares (assuming maximum redemptions) will immediately be freely tradeable. Assuming the Company Acquisition Percentage is 100% at the FST Restructuring Closing, a total of 47,191,873 CayCo Ordinary Shares (assuming no redemptions) and a total of 45,220,936 CayCo Ordinary Shares (assuming intermediate redemptions) or a total of 44,135,843 CayCo Ordinary Shares (assuming maximum redemptions) held by these certain FST shareholders, the Sponsors and their respective affiliates will be freely tradeable after the applicable lock-up period. However, depending on the level of redemption of Public Shares in connection with the Business Combination, FST and the Sponsors may consider releasing a portion or all of the CayCo Ordinary Shares held by the Sponsors, certain FST shareholders, and their respective affiliates (if applicable) from the Lock-Up Agreement to meet the requirement of the relevant stock exchange in relation to the public float, which will result in additional CayCo Ordinary Shares becoming freely tradeable at the Closing of Business Combination, and potentially downward pressure on the trading price of CayCo Ordinary Shares immediately after the Closing of Business Combination.

Further, at the Closing, the Sponsors and certain shareholders of CayCo and certain of their respective affiliates, as applicable, will enter into an investors rights agreement with CayCo, pursuant to which the Sponsors and the other parties thereto will have customary demand registration rights and piggy-back registration rights with respect to registration statements filed by CayCo after the Closing. See the sections of this Registration Statement/Proxy Statement titled “The Business Combination Agreement and Ancillary Documents — Agreements Entered Into in Connection with the Business Combination — Investor Rights Agreement.”

Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that CayCo files pursuant to the above-referenced registration rights agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act (subject to the satisfaction of certain conditions), the CayCo shareholders may sell large amounts of CayCo Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the CayCo Ordinary Shares or putting significant downward pressure on the price of the CayCo Ordinary Shares. The effective prices at which the Sponsors will have acquire the Post-Closing Company shares issued in respect of their SPAC Class B Ordinary Shares and Converted SPAC Public Shares in connection with the Business Combination are generally substantially less than the SPAC IPO price. Consequently, after the lock-up period, these persons may have an incentive to sell their CayCo Ordinary Shares even if the trading price at that time is below the SPAC IPO price, which could cause downward pressure on the trading price of the Post-Closing Company shares. Further, sales of CayCo Ordinary Shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of CayCo Ordinary Shares could have a tendency to depress the price of the CayCo Ordinary Shares, which could increase the potential for short sales.

We cannot predict the size of future issuances of CayCo Ordinary Shares or the effect, if any, that future issuances and sales of shares of CayCo Ordinary Shares will have on the market price of the CayCo Ordinary Shares. Sales of substantial amounts of CayCo Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of CayCo Ordinary Shares.

An active trading market for CayCo Ordinary Shares may not develop or be sustained, which would adversely affect the liquidity and price of CayCo Ordinary Shares.

Following the Business Combination, the price of CayCo Ordinary Shares may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for its ordinary shares following the Business Combination may never develop or, if developed, may not be sustained. The price of CayCo Ordinary Shares after the Business Combination may vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if the Post-Closing Company’s securities are not listed on the Stock Exchange and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of CayCo Ordinary Shares may be more limited than if the Post-Closing Company was quoted or listed on the Stock Exchange or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If CayCo does not meet the expectations of equity research analysts, if they do not publish research reports about its business or if they issue unfavorable commentary or downgrade CayCo Ordinary Shares, the price of CayCo Ordinary Shares could decline.

The trading market for CayCo Ordinary Shares will rely in part on the research reports that equity research analysts publish about CayCo and its business. The analysts’ estimates are based upon their own opinions and are often different from CayCo’s estimates or expectations. If CayCo’s results of operations are below the estimates or expectations of equity research analysts and investors, the price of CayCo Ordinary Shares could decline. Moreover, the price of CayCo Ordinary Shares could decline if one or more equity research analysts downgrade CayCo Ordinary Shares or if those analysts issue other unfavorable commentary or cease publishing reports about CayCo or its business.

CayCo’s issuance of additional share capital in connection with financings, acquisitions, investments, an equity incentive plan or otherwise will dilute all other shareholders.

CayCo expects to issue additional share capital in the future that will result in dilution to all other shareholders. CayCo expects to grant equity awards to key employees under an equity incentive plan. CayCo may also raise capital through equity financings in the future. As part of its business strategy, CayCo may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of CayCo Ordinary Shares to decline.

CayCo does not have any definite timetable for the payment of any dividends, and as a result, your ability to achieve a return on your investment may depend on appreciation in the price of CayCo Ordinary Shares.

CayCo does not have any definite timetable for the payment of any dividends, and any determination to pay dividends in the future will be at the discretion of its board of directors. Accordingly, you may need to rely on sales of CayCo Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

CayCo is an “emerging growth company,” and CayCo cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make CayCo Ordinary Shares less attractive to investors.

CayCo is an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. CayCo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CayCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CayCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The Post-Closing Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement, (b) in which the Post-Closing Company has total annual gross revenue of at least $1.235 billion, or (c) in which the Post-Closing Company is deemed to be a large accelerated filer, which means the market value of the Post-Closing Company’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which the Post-Closing Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

CayCo cannot predict if investors will find CayCo Ordinary Shares less attractive because CayCo relies on these exemptions. If some investors find CayCo Ordinary Shares less attractive as a result, there may be a less active trading market for CayCo Ordinary Shares, and the price of CayCo Ordinary Shares may be more volatile.

CayCo will be a foreign private issuer, and as a result, CayCo will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the closing of the Transactions, CayCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because CayCo qualifies as a foreign private issuer under the Exchange Act, CayCo is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Chenghe’s Warrant Agreement, which will be assigned to CayCo pursuant to an Assignment, Assumption and Amendment Agreement upon the Closing, designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with CayCo in connection with such warrants.

In connection with the Closing, Chenghe, CayCo and Continental Stock Transfer & Trust Company will enter into an Assignment, Assumption and Amendment Agreement which will amend and restate the Warrant Agreement to provide for the assignment by Chenghe of all its rights, title and interest in the outstanding warrants of Chenghe, and the assumption of such warrants by, CayCo. All warrants of Chenghe under the Warrant Agreement will no longer be exercisable for SPAC Class A Ordinary Shares, but instead will be exercisable for CayCo Ordinary Shares.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Chenghe arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Chenghe irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Chenghe has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Chenghe’s warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Chenghe’s warrants, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

In addition, the exclusive forum provisions of the foregoing paragraph will apply to suit, action, proceeding or claim against Chenghe arising out of or relating and under the Securities Act. We note, however, that there is uncertainty as to whether a court would enforce such a provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Since the provisions of the Warrant Agreement will continue to apply unless amended by the Assignment, Assumption and Amendment Agreement after the Closing and the conversion of each SPAC Warrant into a CayCo Warrant at the Closing, and since the choice-of-forum and related provisions would not be amended by the Assignment, Assumption and Amendment Agreement the choice-of-forum provision will continue to limit a warrant holder’s ability after the Closing to bring a claim in a judicial forum that it finds favorable for disputes with CayCo, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, CayCo may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of CayCo’s management and board of directors.

CayCo may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless, and exercise of a significant number of CayCo Warrants could adversely affect the market price of CayCo Ordinary Shares.

Under the Warrant Agreement, SPAC has, and pursuant to the Assignment, Assumption and Amendment Agreement to be entered into upon Closing, CayCo will have the ability to redeem outstanding warrants at any time after they become exercisable, at a price of $0.01 per warrant and upon a minimum of 30 days’ prior written notice of redemption provided that the reported closing price of SPAC Class A Ordinary Shares (or as the case may be, CayCo Ordinary Shares) meets the condition as discussed in more details in the section titled “Description of Securities — Warrants — Public Warrants.”

The trading price of CayCo’s securities may fluctuate following the Closing, and can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

If and when the warrants become redeemable by CayCo, CayCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the holders thereof to: (1) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the warrant holders to do so; (2) sell the warrants at then-current market price when the warrant holders might otherwise wish to hold the warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. In the event that CayCo elects to redeem all of the outstanding warrants, it would only be required to have the notice of redemption mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the redemption date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books.

CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing, holders of SPAC Public Warrants whose warrants are converted to CayCo Warrants upon Closing could face adverse consequences.

Upon the Closing, each SPAC Warrant that is outstanding and unexercised will be automatically converted into the right to receive a CayCo Warrant, which will be on the same terms and conditions as the applicable SPAC Warrant. The SPAC Public Warrants are currently listed on the OTC Pink Market under the symbol of “LATGF”. CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing. The SPAC Public Warrants not exercised upon Closing will be converted to CayCo Warrants, and the holders thereof could face adverse consequences, including, among other things, reduced liquidity of CayCo Warrants, limited availability of market quotations for CayCo Warrants, and may be unable to sell the CayCo Warrants they hold unless a market can be established or sustained.

CayCo may amend the terms of the warrants in a manner that may be adverse to holders of the warrants with the approval by the holders of at least 65% of the then outstanding warrants, or for amendments necessary for the warrants to be classified as equity. As a result, the exercise price of CayCo Warrants could be increased, the exercise period could be shortened and the number of CayCo Ordinary Shares purchasable upon exercise of a CayCo Warrant could be decreased, all without approval of warrant holder.

The Warrant Agreement (to be amended by the Assignment, Assumption and Amendment Agreement upon Closing) provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision or to make any amendments that are necessary in the good faith determination of the company’s board of directors (taking into account then existing market precedents) to allow for the warrants to be classified as equity in the company’s financial statements, but otherwise requires the approval by the holders of at least 65% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of the warrants. Accordingly, the company may amend the terms of the warrants (i) in a manner adverse to a holder of the warrants if holders of at least 65% of the then outstanding warrants approve of such amendment or (ii) to the extent necessary for the warrants in the good faith determination of the company’s board of directors (taking into account then existing market precedents) to allow for the warrants to be classified as equity in the company’s financial statements without the consent of any shareholder or warrant holder. Although the company’s ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of CayCo Ordinary Shares purchasable upon exercise of a warrant.

As CayCo is a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance requirements of the Stock Exchange.

As a foreign private issuer, CayCo has the option to follow Cayman Islands law rather than those of the Stock Exchange for certain governance matters, provided that CayCo discloses the requirements CayCo is not following and describe the home country practices CayCo is following. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards, except for general fiduciary duties and duties of care. If CayCo chooses to follow home country practices in the future, its shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

CayCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, CayCo is a foreign private issuer, and therefore, CayCo is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter. In the future, CayCo would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, a majority of its assets are located in the U.S., or its business is administered principally in the U.S. If CayCo loses its foreign private issuer status, CayCo will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. CayCo will also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, CayCo will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Stock Exchange (the “Listing Rules”). A U.S.-listed public company that is not a foreign private issuer will incur significant additional legal, accounting and other expenses that a foreign private issuer will not incur.

CayCo does not intend to make any determinations on whether CayCo or its subsidiaries are CFCs for U.S. federal income tax purposes.

CayCo does not intend to make any determinations on whether CayCo or any of its subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. Holder (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) of CayCo Ordinary Shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to CayCo or any of its subsidiaries. CayCo does not expect to furnish to any U.S. Holder of CayCo Ordinary Shares information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. U.S. Holders of CayCo Ordinary Shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances.

If CayCo or any of its subsidiaries are characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.

As of the date hereof, CayCo has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Whether CayCo or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, its market value and the market value of its subsidiaries’ shares and assets (including FST and SPAC). Changes in CayCo’s composition, the composition of its income or the composition of any of its subsidiaries’ assets may cause CayCo to be or become a PFIC for the current or subsequent taxable years. Whether CayCo is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If CayCo is a PFIC for any taxable year, a U.S. Holder (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) of CayCo Ordinary Shares may be subject to adverse tax consequences and may incur certain information reporting obligations. U.S. Holders of CayCo Ordinary Shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to CayCo and the ownership of CayCo Ordinary Shares.

The Merger may not qualify as a reorganization under Section 368(a) of the Code, and the FST Restructuring together with the Merger may not qualify as a transfer of property described in Section 351 of the Code, in which case U.S. Holders of Chenghe securities generally would recognize gain or loss for U.S. federal income tax purposes.

It is intended that (1) the FST Restructuring together with the Merger qualify as a transfer of property described in Section 351 of the Code and the Treasury Regulations promulgated and/or (2) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”). The parties intend to report the Transactions in a manner consistent with the Intended Tax Treatment. However, legal counsel to SPAC is unable to opine regarding the qualification of the Merger and the FST Restructuring for the Intended Tax Treatment because there are significant factual and legal uncertainties as to whether the Transactions will qualify for the Intended Tax Treatment. Moreover, qualification of the Transactions for the Intended Tax Treatment is based on certain facts that will not be known until or following the closing of the Business Combination, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Transactions qualify for the Intended Tax Treatment, and neither Chenghe nor FST intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Transactions.

There are many requirements that must be satisfied in order for the Merger to qualify as a reorganization under Section 368(a) of the Code and/or as part of an integrated transaction governed by Section 351 of the Code, some of which are based upon factual determinations, and the Intended Tax Treatment could be adversely affected by events or actions that occur or are taken after the Merger. One such requirement, among others, for the Merger to qualify as a reorganization under Section 368(a) of the Code is that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with no active business and only investment-type assets, such as SPAC, we cannot provide guidance on whether the Merger qualifies as a reorganization under Section 368(a) of the Code. In addition, the treatment of the Merger as a reorganization would depend on whether sufficient shareholders of SPAC exchange their ordinary shares for CayCo Ordinary Shares rather than redeem it for cash. If a significant number of shareholders of SPAC decide to redeem their ordinary shares, the “continuity of business enterprise” requirement that is necessary to qualify as a reorganization under Section 368(a) of the Code may not be satisfied. Further, for a transaction to qualify under Section 351 of the Code, persons who transfer property to a corporation in exchange for stock must be in control (as specifically defined under the Code) of the corporation immediately after the exchange. For the transaction to qualify under Section 351 of the Code, shareholders of the SPAC along with the FST Shareholders who subscribe for shares of CayCo in connection with the Company Shareholder Subscription must be treated as part of a single group for purposes of satisfying this control requirement. Due to the funding of the Company Shareholders Subscription and the transitory nature of the cash used in the Company Shareholder Subscription it is not clear whether the FST Shareholders who subscribe for shares of CayCo in connection with the Company Shareholder Subscription would be treated as part of the required control group for purposes of Section 351 of the Code, and thus there is significant legal uncertainty due to a lack of clear authority on point as to whether the Merger together with the FST Restructuring will qualify as an exchange described in Section 351 of the Code. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If the FST Restructuring together with the Merger does not qualify as a transfer of property described in Section 351 and the Merger does not meet the requirements to qualify as a reorganization under Section 368(a) of the Code, then a U.S. Holder (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) of Chenghe securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of CayCo Ordinary Shares and CayCo Warrants received in the Business Combination over such U.S. Holder’s aggregate tax basis in the corresponding SPAC Ordinary Shares and SPAC Warrants surrendered by such U.S. Holder in the Business Combination.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code but qualifies (along with the FST Restructuring) as part of an integrated transaction governed by Section 351 of the Code, the treatment of a U.S. Holder’s exchange of SPAC Warrants for CayCo Warrants in connection with the Merger is uncertain. It is possible that a U.S. Holder could be treated as transferring its SPAC Ordinary Shares and SPAC Warrants in exchange for CayCo Ordinary Shares and CayCo Warrants as part of an integrated transaction governed by Section 351 of the Code. In such case, such U.S. Holder generally would be required to recognize gain (but not loss), computed on an asset by asset basis with respect to the SPAC Ordinary Shares and SPAC Warrants, in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the fair market values of the CayCo Warrants or the CayCo Ordinary Shares, as applicable, received by such holder, over (y) such holder’s adjusted tax basis in the CayCo Warrants or CayCo Ordinary Shares, as applicable, exchanged therefor) and (ii) the appropriate allocation to the SPAC Ordinary Shares or SPAC Warrants, as applicable, of the fair market value of the CayCo Warrants treated as having been received by such holder in such exchange. For purposes of determining the appropriate allocation of the fair market value of the CayCo Warrants describe in the preceding clause (ii), the holder allocates the fair market value of the CayCo Warrants between the SPAC Ordinary Shares and the SPAC Warrants based on the proportionate fair market values of the SPAC Ordinary Shares and SPAC Warrants exchanged in the Merger. It is also possible that a U.S. Holder could be treated as exchanging its CayCo Warrants for “new” warrants (i.e., CayCo Warrants) in a taxable transaction that is distinct from the exchange of SPAC Ordinary Shares for CayCo Ordinary Shares pursuant to the Merger. In such case, the U.S. Holder should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the CayCo Warrants held by such U.S. Holder immediately following the Merger and the adjusted tax basis of the SPAC Warrants held by such U.S. Holder immediately prior to the Merger.

Additionally, even if the Intended Tax Treatment is respected, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Given the anticipated structure of the Business Combination, the startup exception (as discussed below in the section titled “Material U.S. Federal Income Tax Considerations”) is not expected to apply to Chenghe and consequently Chenghe is expected to be classified as a PFIC for U.S. federal income tax purposes for the 2022, 2023 and current and future taxable years. If Chenghe is classified as a PFIC, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Chenghe securities to recognize gain under the PFIC rules on the exchange of Chenghe securities for CayCo securities pursuant to the Business Combination unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SPAC Ordinary Shares. Any gain recognized from the application of the PFIC rules would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Chenghe. It is unclear at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

For a detailed discussion of the material U.S. federal income tax considerations of the Business Combination for U.S. Holders of SPAC Ordinary Shares that do not exercise their redemption rights, see the section titled “Material U.S. Federal Income Tax Considerations.” U.S. Holders of Chenghe securities should consult their tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment and if the PFIC rules apply to their specific situations in connection with the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement/Proxy Statement constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reﬂect SPAC’s, FST’s or CayCo’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of FST’s and CayCo’s statements regarding anticipated growth in operations, anticipated market conditions, demographics, reserves and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “forecasts,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this Registration Statement/Proxy Statement reﬂect SPAC’s, the FST’s s or CayCo’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ signiﬁcantly from those expressed in any forward-looking statement. None of SPAC, FST or CayCo guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        possible delays in closing the Business Combination, whether due to the inability to obtain SPAC Shareholder Approval, or failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Business Combination Agreement;

•        the inability of the Business Combination, or an alternate business combination, to be completed by the SPAC Termination Date, and the potential failure of SPAC to obtain an extension of the SPAC Termination Date if sought by SPAC;

•        any waivers of the conditions to Closing as may be permitted in the Business Combination Agreement;

•        general economic uncertainty;

•        expectations regarding FST’s strategies and future financial performance, including FST’s future business plans or objectives, prospective performance and opportunities and competitors, revenues, ability to raise capital, customer acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and FST’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the risk that the proposed Business Combination disrupts current plans and operations of FST as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by the existing holders of SPAC Class A Ordinary Shares being greater than expected;

•        CayCo’s ability to obtain or maintain the listing of CayCo Ordinary Shares on the Nasdaq or any other national stock exchange following the Business Combination;

•        potential disruption in FST’s or CayCo’s employee retention as a result of the Business Combination;

•        potential litigation, governmental or regulatory proceedings, investigations or inquiries involving SPAC, FST or CayCo, including in relation to the Business Combination;

•        international, national or local economic, social or political conditions that could adversely affect the companies and their business;

•        the effectiveness of CayCo’s internal controls and its corporate policies and procedures;

•        changes in personnel and availability of qualiﬁed personnel;

•        environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•        the volatility of the market price and liquidity of SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants;

•        potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by CayCo subsequent to the Business Combination;

•        the possibility that the SPAC Board’s valuation of the Company was inaccurate, including the failure of SPAC’s diligence review to identify all material risks associated with the Business Combination;

•        the limited experience of certain members of CayCo’s management team in operating a public company in the United States;

•        the volatility of the market price and liquidity of CayCo Ordinary Shares and CayCo Warrants;

•        a failure to achieve anticipated beneﬁts of acquisitions or the need to dispose of non-core assets for less than their carrying value on the ﬁnancial statements as a result of weak market conditions;

•        global political events that affect commodity prices;

•        the risk that FST’s properties may be subject to actions and opposition by non-governmental agencies;

•        a failure by FST to obtain the regulatory approvals it needs for general operating activities or compliance for decommissioning;

•        the geographical concentration of FST’s assets;

•        changes to current, or implementation of additional, regulations applicable to FST’s operations;

•        a failure to secure the services and equipment necessary for FST’s operations for the expected price, on the expected timeline, or at all;

•        seasonal weather conditions that may cause operational delays;

•        changes to applicable tax laws or government incentive programs;

•        defects in the title or rights in relation to FST’s properties;

•        risk management activities that expose FST to the risk of ﬁnancial loss and counter-party risk;

•        the occurrence of an uninsurable event;

•        an inability to recruit and retain a skilled workforce and key personnel;

•        the potential physical effects of climate change on FST’s production and costs;

•        any breaches of FST’s cyber-security and loss of, or unauthorized access to, data;

•        changes to applicable tax laws and regulations or exposure to additional tax liabilities;

•        the signiﬁcant increased expenses and administrative burdens that CayCo will incur as a public company;

•        internal control weaknesses and any misstatements of ﬁnancial statements or CayCo’s inability to meet periodic reporting obligations;

•        foreign currency and interest rate ﬂuctuations; and

•        failure to comply with anticorruption, economic sanctions, and anti-money laundering laws.

Additionally, statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated and can be proﬁtably produced in the future.

Forward-looking statements regarding expected ownership of CayCo Ordinary Shares by existing SPAC Shareholders and Company Shareholders following the Business Combination have been calculated based on each of SPAC’s and FST’s outstanding share capital, each as of the date of this Registration Statement/Proxy Statement. Forward-looking statements representing post-closing expectations are inherently uncertain. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in deciding how to vote on the SPAC Shareholder Proposals.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause SPAC’s, FST’s or CayCo’s future results, performance or transactions to differ signiﬁcantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors.” There may be additional risks that SPAC, FST and/or CayCo do not presently know or that SPAC, FST and/or CayCo currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reﬂect SPAC’s, FST’s and CayCo’s good faith beliefs, as applicable, they are not guarantees of future performance. SPAC, FST and CayCo disclaim any obligation to publicly update or revise any forward-looking statement to reﬂect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this Registration Statement/Proxy Statement, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to SPAC, FST and CayCo, as applicable.

EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS

Overview

SPAC is furnishing this Registration Statement/Proxy Statement to its shareholders as part of the solicitation of proxies by the SPAC Board for use at the SPAC Shareholders’ Meeting to be held on [•], 2024, and at any adjournment or postponement thereof. This Registration Statement/Proxy Statement provides SPAC Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the SPAC Shareholders’ Meeting.

Date, Time and Place of SPAC Shareholders’ Meeting

The SPAC Shareholders’ Meeting will be held at [•] and virtually on [•], 2024, at [•] Eastern Time at [•], pursuant to the procedures described in this Registration Statement/Proxy Statement, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the SPAC Shareholder Proposals.

Attending the SPAC Shareholders’ Meeting

All SPAC Shareholders as of the Record Date, or their duly appointed proxies, may attend the SPAC Shareholders’ Meeting virtually. If you were a SPAC Shareholder as of the close of business on [•], 2024, you may attend the SPAC Shareholders’ Meeting. SPAC Shareholders do not need to attend the SPAC Shareholders’ Meeting to vote their shares. For information on how to vote your SPAC Ordinary Shares, please see the subsection entitled “— Voting Your Shares.”

If you are a record holder, and you wish to attend the SPAC Shareholders’ Meeting virtually, go to [•], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the SPAC Shareholders’ Meeting, you will need to log back into the meeting site using your control number on your proxy card.

If you hold your ordinary shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend the SPAC Shareholders’ Meeting, you must obtain a legal proxy from the shareholder of record and email a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the SPAC Shareholders’ Meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Holders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the SPAC Shareholders’ Meeting virtually. You will receive an email prior to the meeting with a link and instructions for entering the SPAC Shareholders’ Meeting. “Street” name holders should contact Continental Stock Transfer & Trust Company on or before [•], 2024.

Shareholders will also have the option to listen to the SPAC Shareholders’ Meeting by telephone by calling:

•        within the U.S. and Canada: +1 [•] (toll-free)

•        outside of the U.S. and Canada: +1 [•] (standard rates apply)

The conference ID is [•]. You will not be able to vote or submit questions, unless you register for and log in to the SPAC Shareholders’ Meeting webcast as described above.

Purpose of the SPAC Shareholders’ Meeting

At the SPAC Shareholders’ Meeting, SPAC is asking SPAC Shareholders to vote on the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and adopt the business combination agreement dated as of December 22, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Chenghe, FST Corp., a Cayman Islands exempted company with limited liability (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of CayCo (“Merger Sub”), and Femco Steel Technology Co., Ltd., a company incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (“FST” and together with CayCo and Merger Sub, the “FST Parties”), and approve the transactions contemplated thereby, pursuant to which, among other things, Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of CayCo (the “Merger”), and Chenghe will change its name to “FST Ltd.” (the “Business Combination”). The Business Combination and other transactions contemplated by the Business Combination Agreement are referred to as the “Transactions.” A copy of the Business Combination Agreement is attached as Annex A to the accompanying Registration Statement/Proxy Statement and a copy of the Plan of Merger is attached as Annex A-1 to this Registration Statement/Proxy Statement;

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and adopt the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and approve the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1to this Registration Statement/Proxy Statement;

•        Proposal No. 3 — The Authorized Share Capital Amendment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve, with effect from the effective time of the Merger, the reclassification and re-designation of (a) 200,000,000 issued and unissued Class A ordinary shares of a par value of $0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; (b) 20,000,000 issued and unissued Class B ordinary shares of a par value of $0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; and (c) 1,000,000 authorized but unissued preference shares of a par value of $0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each (the “Re-designation”) so that following such Re-designation, the authorized share capital of Chenghe shall be $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each, and immediately after the Re-designation, the authorized share capital of Chenghe be increased from $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each by the creation of an additional 279,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each to rank pari passu in all respects with the existing ordinary shares;

•        Proposal No. 4 — The Articles Amendment Proposals — to consider and vote upon, as special resolutions, two separate special resolutions to respectively approve, with effect from the effective time of the Merger:

(a)     the change of name of Chenghe from “Chenghe Acquisition I Co.” to “FST Ltd.”; and

(b)    the amended and restated memorandum and articles of association of SPAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed second amended and restated memorandum and articles of association (the “Restated M&A”). A copy of the Restated M&A is attached as Annex H to this Registration Statement/Proxy Statement; and

•        Proposal No. 5 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to the shareholders for vote.

Recommendation to Shareholders

The SPAC Board has determined that each of the SPAC Shareholder Proposals is fair to and in the best interest of SPAC and its shareholders and recommended that SPAC Shareholders vote “FOR” each of the Business Combination Proposal, the Merger Proposal, the Authorized Share Capital Amendment Proposal, and the Articles Amendment Proposals, and “FOR” the Adjournment Proposal, if presented.

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware that, the Sponsors, SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of unaffiliated SPAC Shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman

Islands law. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to SPAC Shareholders, considering that these interests would be disclosed in this Registration Statement/Proxy Statement. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Old SPAC Sponsor paid an aggregate of $25,000 for 3,250,000 SPAC Class B Ordinary Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Extended Deadline. Based on the closing price for the SPAC Class A Ordinary Shares of $11.55 on Nasdaq on September 11, 2024, after giving effect to the Sponsor Sale, the value of the Founder Shares held by the Old SPAC Sponsor would be $6,930,000;

•        the fact that the Old SPAC Sponsor paid an aggregate of approximately $7,900,000 for its 7,900,000 SPAC Private Placement Warrants to purchase SPAC Class A Ordinary Shares and that such SPAC Private Placement Warrants will expire worthless if a business combination is not consummated by the Extended Deadline;

•        the fact that the New SPAC Sponsor entered into the Sponsor Sale SPA with the Old SPAC Sponsor for the acquisition of an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus $450,000 extension contribution payment incurred prior to the date of the Sponsor Sale SPA, and other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, the value of the Founder Shares held by the New SPAC Sponsor would be $18,386,133.15, and the value of the Converted SPAC Public Shares held by the New SPAC Sponsor would be $12,221,366.85;

•        the fact that the Sponsors are anticipated to hold 18.10% of issued and outstanding shares of CayCo immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsors paid for the SPAC Class B Ordinary Shares and the purchase price that the Sponsors paid for the SPAC Private Placement Warrants as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsors will receive upon conversion of the SPAC Class B Ordinary Shares and (as applicable) SPAC Private Placement Warrants, the Sponsors can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsors have agreed not to redeem any SPAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsors will lose their entire investment in SPAC if an initial business combination is not consummated by the Extended Deadline Date. The Sponsors, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on October 25, 2023, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the New SPAC Sponsor, for a principal amount of up to $1,960,000, and on July 11, 2024, SPAC issued the July 2024 Note to the New SPAC Sponsor, for a principal amount of up to $500,000. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668;

•        the fact that the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by them if SPAC fails to complete an initial business combination by the Extended Deadline;

•        the fact that the Sponsors, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Extended Deadline;

•        the right of the Sponsors to hold the CayCo Ordinary Shares and CayCo Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Extended Deadline, the Sponsors have agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per SPAC Class A Ordinary Share, or such lesser per-public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsors (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the New SPAC Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group Limited, founder and director of Chenghe Capital Management Limited and also serves as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company. The SPAC’s chief executive officer, Yixuan Yuan, is chief executive officer and director of Chenghe Acquisition II Co., a NYSE-listed special purpose acquisition company, and a Managing Director of Chenghe Group Limited. The SPAC’s chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition II Co., and an associate at Chenghe Capital Management Limited. The SPAC’s chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and is chairman of the board of directors of Chenghe Acquisition II Co. The Sponsors and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s Sponsors, officers and directors have not received any cash compensation in relation to the Business Combination. Following the Closing, CayCo intends to develop an executive compensation program that will be made by the compensation committee of CayCo and Mr. Richard Qi Li, who controls the New SPAC Sponsor, will become a director of CayCo upon Closing;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsors, which provides for customary registration rights to them and their permitted transferees.

The personal and financial interests of the Sponsors, SPAC’s directors and officers may have influenced their motivations in identifying and selecting FST and completing a business combination with FST, and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsors’ shareholding in SPAC, see the section entitled “Business of SPAC and Certain

Information about SPAC” on page 190. For dilution of non-redeeming SPAC shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” on page 26.

No compensation of any kind, including finder’s and consulting fees, was paid or will be paid to the New SPAC Sponsor, executive officers or directors or affiliates, for services rendered to or in connection with the Business Combination. However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. For more discussion about executive compensation prior to the Business Combination, see “Executive Compensation — Executive Compensation prior to the Business Combination” on page 251. The New SPAC Sponsor’s economic interest in the Business Combination is limited to the CayCo Ordinary Shares that it will receive in exchange of the SPAC Shares that it owns, the CayCo Warrants that it will receive in exchange of the SPAC Warrants that it owns, and the repayment of outstanding amount under the October 2023 Note and the July 2024 Note at the Closing of the Business Combination.

Shareholders should also be aware that interests of FST, FST officers and directors may be inherently different from the interests of unaffiliated SPAC Shareholders, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to SPAC Shareholders. After Closing, certain FST officers and directors will be appointed as officers and directors of CayCo and certain of them will hold CayCo Ordinary Shares, assuming no redemption, amounting to 20.11% of CayCo Ordinary Shares post-Closing. Given the differential in the purchase price that FST officers and directors paid for the FST Shares they hold (i.e., less than approximately NTD 306.20 per share) and the price of the Public Shares and the number of CayCo Ordinary Shares the FST officers and directors will receive upon exchange of the FST Shares, the FST officers and directors can earn a positive return on their investment, even if the Public Shareholders have a negative return on their investment. See “Beneficial Ownership of CayCo Securities after Business Combination” on page 301. Furthermore, Chenghe intends to use substantially all of the funds held in the Trust Account to complete the Business Combination, after the payment to SPAC Public Shareholders who have validly redeemed their SPAC Shares upon Closing, and any remaining amount will be used as working capital to finance the operations of CayCo, make other acquisitions and pursue its growth strategies. See “Summary of Registration Statement/Proxy Statement — The Business Combination — Sources and Uses of Funds for the Business Combination” on page 42.

Vote of SPAC’s Sponsors

Pursuant to the SPAC IPO Letter Agreement, each of the New SPAC Sponsor, the Old SPAC Sponsor, and SPAC’s then directors, officers and advisors agreed to vote any SPAC Ordinary Shares, including the Founder Shares and Converted SPAC Public Shares, owned by them in favor of an initial business combination of SPAC. Each has also waived any redemption rights, including with respect to SPAC Class A Ordinary Shares purchased in SPAC IPO or in the aftermarket, in connection with the Business Combination. The SPAC Class B Ordinary Shares and the Converted SPAC Public Shares held by the Sponsors have no redemption rights upon SPAC’s liquidation and will be worthless if no business combination is effected by the SPAC Termination Date. However, the Sponsors are entitled to redemption rights upon SPAC liquidation with respect to any SPAC Class A Ordinary Shares they may acquire from the public market if no business combination is effected by the SPAC Termination Date.

Voting Power; Record Date

Only shareholders of record at the close of business on [•], 2024, the Record Date for the SPAC Shareholders’ Meeting, will be entitled to vote at the SPAC Shareholders’ Meeting.

Each SPAC Ordinary Share owned as of the close of business on the Record Date is entitled to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 5,000,000 SPAC Class A Ordinary Shares issued and outstanding and 2,191,873 SPAC Class B Ordinary Shares issued and outstanding. All SPAC Class B Ordinary Shares as of the Record Date were held by Sponsors.

Quorum and Required Vote

A quorum is the minimum number of SPAC Ordinary Shares that must be present to hold a valid meeting. The holders of majority of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not count as present for the purposes of establishing a quorum. SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the SPAC Shareholders’ Meeting. Voting on all resolutions at the SPAC Shareholders’ Meeting will be conducted by way of a poll vote. Shareholders will have one vote for each SPAC Ordinary Shares owned at the close of business on the Record Date.

Under Cayman Islands law and pursuant to SPAC MAA, each of the Merger Proposal and the Articles Amendment Proposals will require a special resolution, being the affirmative vote of shareholders holding at least two-thirds of SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the SPAC Shareholders’ Meeting at which a quorum is present. Each of the Business Combination Proposal, the Authorized Share Capital Amendment Proposal and the Adjournment Proposal will require an ordinary resolution, being the affirmative vote of shareholders holding a majority of SPAC Ordinary Shares which are voted on such resolution in person or by proxy at the SPAC Shareholders’ Meeting at which a quorum is present.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the SPAC Shareholders’ Meeting and therefore will have no effect on the approval of each of the SPAC Shareholder Proposals as a matter of Cayman Islands law. Broker non-votes do not count as votes cast.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the SPAC Shareholder Proposals at the SPAC Shareholders’ Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the SPAC Shareholders’ Meeting.

Voting Your Shares

If you are a holder of record of SPAC Ordinary Shares, there are two ways to vote your ordinary shares at the Extraordinary General Meeting:

•        By Mail.    You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope so that it is received no later than 48 hours before the time appointed for the holding of the SPAC Shareholders’ Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of SPAC Board. Proxy cards received after the time specified above will not be counted.

•        In Person.    You may attend the SPAC Shareholders’ Meeting and vote in person, including virtually over the Internet by joining the live audio webcast and vote electronically by submitting a ballot through the web portal during the SPAC Shareholders’ Meeting webcast. You may attend the SPAC Shareholders’ Meeting webcast by accessing the web portal located at [•] and following the instructions set forth on your proxy card.

Revoking Your Proxy

If you are a holder of record of SPAC Ordinary Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        You may send another signed proxy card to SPAC Transfer Agent at the address set forth herein so that it is received no later than 48 hours before the time appointed for the holding of the SPAC Shareholders’ Meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

•        You may notify SPAC Board in writing, prior to the vote at the SPAC Shareholders’ Meeting, that you have revoked your proxy; or

•        You may attend the SPAC Shareholders’ Meeting and vote in person, including over the Internet by joining the live audio webcast and vote electronically by submitting a ballot through the web portal during the SPAC Shareholders’ Meeting, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your SPAC Class A ordinary shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions about Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Sodali, SPAC’s proxy solicitor, at +1 (800) 662-5200, or banks and brokers can call at +1 (203) 658-9400, or by emailing LATG.info@investor.sodali.com.

Redemption Rights

SPAC Public Shareholders may seek to redeem their SPAC Class A Ordinary Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any SPAC Public Shareholders may demand that SPAC redeem such SPAC Class A Ordinary Shares for a pro rata portion of the funds deposited in the Trust Account (which, for illustrative purposes, was $[•] per share as of the Record Date), calculated as of two (2) Business Days prior to the anticipated consummation of the Business Combination. If a SPAC Public Shareholder properly seeks redemption as described in this section and the Business Combination is consummated, SPAC will redeem their SPAC Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

In order to exercise your redemption rights, you must:

•        if you hold SPAC Units, separate the underlying SPAC Class A Ordinary Shares and SPAC Public Warrants;

•        check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to ordinary shares; and

•        prior to 5:00 p.m. Eastern Time on [•], 2024 (two (2) Business Days before the SPAC Shareholders’ Meeting), tender your shares by either delivering their share certificates (if any) and other redemption forms to SPAC Transfer Agent or by delivering your shares electronically using The Depository Trust Company’s DWAC System. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the SPAC Transfer Agent and time to effect delivery. It is understood that shareholders should generally allot at least two weeks to obtain physical certificates from the SPAC Transfer Agent. However, we do not have any control over this process, and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

SPAC Transfer Agent can be contacted at the following address:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York New York 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the SPAC Class A Ordinary Shares. Accordingly, all SPAC Class A Ordinary Shares in excess of 15% held by a SPAC Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash. The Sponsors also will not have redemption rights with respect to such shares.

There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. SPAC Transfer Agent will typically charge the tendering broker $80.00, and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

The requirement for physical or electronic delivery prior to the SPAC Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved. If you do not submit a written request and deliver your SPAC Class A Ordinary Shares as described above, your shares will not be redeemed. If you exercise your redemption rights, then you will be exchanging your shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if, prior to the deadline for submitting redemption requests, you properly demand redemption by following the procedure described above, and the Business Combination is consummated.

Any request to redeem such shares, once made, may be withdrawn at any time up to the deadline for submitting redemption requests, which is [•], 2024, (two (2) Business Days prior to the date of the SPAC Shareholders’ Meeting), and thereafter, with our consent, until the Closing. Furthermore, if a SPAC Public Shareholder delivered its share certificate and other redemption forms to the SPAC Transfer Agent or delivered its SPAC Class A Ordinary Shares electronically using The Depository Trust Company’s DWAC System in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the SPAC Transfer Agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then shareholders who appointed to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the funds deposited in the Trust Account. In such case, SPAC will promptly return any shares tendered for redemption by shareholders. If SPAC would be left with less than $5,000,001 of net tangible assets as a result of shareholders properly demanding redemption of their shares for cash, SPAC will not be able to consummate the Business Combination as this is a Closing Condition, unless all parties waive such condition. For further discussion of the net tangible assets requirement, please see “Questions and Answers About the Business Combination and the Extraordinary General Meeting — What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” and “Questions and Answers About the Business Combination and the Extraordinary General Meeting — What conditions must be satisfied to complete the Business Combination?”.

The closing price of SPAC Class A Ordinary Shares on the Record Date was $[•]. The cash held in the Trust Account on the Record Date was approximately $[•] ($[•] per share). Prior to exercising redemption rights, shareholders should verify the market price of SPAC Class A Ordinary Shares as they may receive higher proceeds from the sale of their SPAC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your SPAC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in SPAC’s securities when you wish to sell your shares.

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you should consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights under the Cayman Companies Act

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Class A Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide to SPAC prior to the SPAC Shareholders’ Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Class A Ordinary Shares, and subsequently comply with all procedures and requirements set out in Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value of their shares and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

Proxy Solicitation Costs

SPAC is soliciting proxies on behalf of SPAC Board. This solicitation is being made by mail but also may be made by telephone, virtually or by electronic means or in person. SPAC will bear the cost of the solicitation.

SPAC has hired Sodali to assist in the proxy solicitation process and will pay to Sodali a fixed fee of $15,000, plus associated disbursements and an amount equal to 6% of certain fees for administration, technology, and research and data services with a minimum charge of $2,500. SPAC will also reimburse Sodali for reasonable and customary out-of-pocket expenses. SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions and will reimburse them for their reasonable expenses.

In addition to these mailed proxy materials, SPAC’s directors and executive officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies.

Other Matters

The SPAC Shareholders’ Meeting has been called to consider only the approval of the SPAC Shareholder Proposals and the Adjournment Proposal if presented. If any other matters should properly come before the SPAC Shareholders’ Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

SPAC SHAREHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

SPAC is asking its shareholders to approve the Business Combination Agreement and the Business Combination described in this Registration Statement/Proxy Statement, including (i) adopting the Business Combination Agreement and (ii) approving the Transactions. SPAC Shareholders should carefully read this Registration Statement/Proxy Statement in its entirety for more detailed information concerning the Business Combination Agreement and Transactions. A copy of the Business Combination Agreement is attached as Annex A to this Registration Statement/Proxy Statement. Please see the section entitled “The Business Combination Agreement and Ancillary Documents” for additional information and a summary of certain terms of the Business Combination Agreement and the other Transaction Agreements. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

SPAC may consummate the Business Combination only if SPAC receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of at least a majority of the shareholders who attend and vote at the SPAC Shareholders’ Meeting.

Business Combination Agreement

On December 22, 2023, SPAC entered into the Business Combination Agreement with CayCo, FST and Merger Sub, which provides for the Business Combination and other transactions in connection therewith. Upon the consummation of the Business Combination and other transactions contemplated by the Business Combination Agreement, SPAC will become a wholly-owned subsidiary of CayCo, with the shareholders of SPAC becoming shareholders of CayCo, and SPAC will change its name to “FST Ltd.”.

Pursuant to SPAC MAA, holders of SPAC Class A Ordinary Shares may redeem SPAC Class A Ordinary Shares in conjunction with a shareholder vote on the Transactions, if certain conditions and procedure requirements are satisfied. See the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for a detailed description of the redemption procedure.

Transaction Structure

The Business Combination Agreement provides that at the Closing, in accordance with the Cayman Companies Act, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving company and become a wholly-owned subsidiary of CayCo.

Pro Forma Capitalization

The pro forma equity valuation of CayCo upon consummation of the Transactions is estimated to be $400,000,000. It is estimated that, upon consummation of the Transactions, assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and none of the holders of SPAC Class A Ordinary Shares demand redemption pursuant to SPAC MAA (and assuming all of the issued and outstanding SPAC Warrants was exercised), the pre-Closing shareholders of FST will own approximately 61.70% of CayCo’s total issued and outstanding share capital, the SPAC Public Shareholders will own approximately 6.40% of CayCo’s total issued and outstanding share capital and the Sponsors and their respective affiliates will own approximately 18.10% of CayCo’s total issued and outstanding share capital. For more details, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information.”

The Merger Consideration of the Business Combination

See the subsection entitled “The Business Combination Agreement and Ancillary Documents — Conditions to Closing of the Business Combination.”

Background of the Business Combination

The terms of the Business Combination Agreement and the Ancillary Documents are the result of extensive negotiations between Chenghe, FST and their respective representatives. The following is a brief description of the background of Chenghe’s previous attempts at a business combination, its negotiations with and evaluation of FST, the

Business Combination Agreement, the Business Combination and the related transactions, after the Sponsor Sale. The following is not intended to be a list of all opportunities initially evaluated or explored or discussions held by Chenghe, but rather to summarize the key meetings and events that led to the signing of the Business Combination Agreement with FST. It includes all information that Chenghe and FST consider material regarding the negotiation of the Business Combination. All dates and times referred to in the following chronology are Hong Kong time unless otherwise indicated.

Prior to the consummation of the SPAC IPO, Chenghe had not selected any business combination target and it had not, nor had anyone acting on its behalf, initiated any substantive discussion, directly or indirectly, with any business combination target.

From the consummation of the SPAC IPO on January 27, 2022 to the date of Sponsor Sale, Chenghe’s previous management team commenced an active search for prospective businesses and assets to acquire. During this search process, the Old SPAC Sponsor evaluated over five (5) potential targets. The Old SPAC Sponsor had not entered into any definitive agreement with any target for a business combination transaction.

On September 1, 2023, J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division introduced the Old SPAC Sponsor to the New SPAC Sponsor. On September 4, 2023, the Old SPAC Sponsor held an initial teleconference with the New SPAC Sponsor to discuss the Sponsor Sale.

From September 11, 2023 to September 12, 2023, representatives of the Old SPAC Sponsor and the New SPAC Sponsor discussed and negotiated the commercial terms of the Sponsor Sale.

On September 16, 2023, the New SPAC Sponsor and the Old SPAC Sponsor entered into a non-disclosure agreement, and representatives of the New SPAC Sponsor received access to Chenghe’s virtual data room.

On September 18, 2023, representatives of White & Case, the legal advisor to the New SPAC Sponsor (and after the consummation of the Sponsor Sale, legal advisor to Chenghe), shared an initial draft of the securities purchase agreement (“Sponsor Sale SPA”) with representatives of the Old SPAC Sponsor and Shearman & Sterling LLP (“Shearman & Sterling”), the legal advisor to the Old SPAC Sponsor.

From September 19, 2023 to the execution of the Sponsor Sale SPA, representatives of the Old SPAC Sponsor, Shearman & Sterling, the New SPAC Sponsor and White & Case had several teleconferences to discuss the comments on the Sponsor Sale SPA.

On September 29, 2023, SPAC, the Old SPAC Sponsor and the New SPAC Sponsor entered into the Sponsor Sale SPA, pursuant to which the New SPAC Sponsor acquired an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus the New SPAC Sponsor’s agreement to deposit into the Trust Account (a) on the closing of the Sponsor Sale, $450,000 for due and payable extension contribution payment incurred prior to the date of the Sponsor Sale SPA and (b) on any other applicable due date, other extension payments that may become due after the Sponsor Sale, and in accordance with the Trust Agreement.

In addition to the Sponsor Sale SPA, the New SPAC Sponsor also entered into the Joinder to the Registration Rights Agreement pursuant to which the New SPAC Sponsor agreed to become a party to the Registration Rights Agreement dated as of January 24, 2022 by and among Chenghe, the Old SPAC Sponsor and other parties named therein.

Further, in addition to the Sponsor Sale SPA, the New SPAC Sponsor entered into the joinder to the SPAC IPO Letter Agreement pursuant to which the New SPAC Sponsor agreed to become a party to the SPAC IPO Letter Agreement dated as of January 24, 2022 by and among Chenghe, the Old SPAC Sponsor and the other parties named therein.

The Sponsor Sale SPA contains customary representations and warranties of the parties, including, among others, with respect to corporation organization, corporate authority, and compliance with applicable laws. The representations and warranties of each party set forth in the Sponsor Sale SPA were made solely for the benefit of the other parties to the Securities Purchase Agreement, and investors are not third-party beneficiaries of the Sponsor Sale SPA. In addition, such representations and warranties (i) were made only as of the date of the Sponsor Sale SPA or such other date as is specified in the Sponsor Sale SPA, and (ii) may have been included in the Sponsor Sale SPA for the purpose of allocating risk between the parties rather than establishing matters as facts.

On October 4, 2023, Chenghe issued a press release and filed a Current Report on Form 8-K to announce, among others, the Sponsor Sale SPA.

On October 6, 2023, the Sponsor Sale was consummated, following which, the Old SPAC Sponsor owns 600,000 SPAC Class B Ordinary Shares and no SPAC Private Placement Warrant.

Upon the consummation of the Sponsor Sale, Chenghe’s previous directors, officers and advisors resigned from their positions, and Dr. Shibin Wang, Ning Ma, Kwan Sun and James Zhang were appointed as directors of Chenghe and Zhiyang Zhou was appointed chief executive officer and chief financial officer of Chenghe.

Description of discovery and negotiation process with potential targets by the New SPAC Sponsor

Prior to the closing of the Sponsor Sale on October 6, 2023, the New SPAC Sponsor began the process of searching for potential business combination targets for the special purpose acquisition companies that it may sponsor in the future. The New SPAC Sponsor sought to leverage its management team and directors’ professional and personal relationships to source potential targets, including (i) Dr. Shibin Wang (the chairman of the Chenghe Board, who has over 16 years’ experience in sales and trading of structured financial products, cross-border financing and other capital market activities), (ii) the industry connections built through the previous successful de-SPAC transaction led by the New SPAC Sponsor and its affiliates, and (iii) the extensive investment experience of the New SPAC Sponsor’s other affiliates.

In performing their roles at the New SPAC Sponsor and for other positions they hold, the New SPAC Sponsor’s management team and affiliates attended a variety of industry conferences and performed industry research, including, among others, telecommunication, media and technologies (TMT), green energy, biotechnology, fintech in the Asia Pacific region. The foregoing efforts led to the identification of a multitude of potential targets. Representatives of the New SPAC Sponsor contacted and communicated with these third parties for initial informational purposes. During this search process, the New SPAC Sponsor identified and conducted preliminary evaluations of 22 potential targets.

The New SPAC Sponsor’s initial evaluations consisted of a review of each potential target’s business, including but not limited to business due diligence, commercial due diligence, financial due diligence and legal due diligence, and such potential targets are from a variety of TMT, green energy, biotechnology, healthcare and fintech sectors.

Since September 2022, the New SPAC Sponsor and its affiliates entered into non-disclosure agreements (the “NDAs”) with more than 10 potential targets (including FST) that evidenced some or all of the following characteristics: the development of a robust go-to-market strategy, the profitability of the existing operations, the access to sizeable addressable market, the competitive position in the industry landscape, the establishment of thorough and long-lasting intellectual property protections, the creation of a novel technology or technologies, the distinguishing brand presence in local markets, the capabilities of in-house research, development and manufacturing, the scale of operation, and the implementation of necessary operational requirements.

FST’s financial advisor introduced FST to the New SPAC Sponsor as a business combination target that could potentially achieve investment criteria of the New SPAC Sponsor. On July 29, 2023, as part of the New SPAC Sponsor’s initial outreach to potential targets, the New SPAC Sponsor held an initial videoconference with FST’s management team to obtain a further understanding of FST and its management team.

Of the 22 companies that the New SPAC Sponsor evaluated, FST in particular met and exceeded the criteria that the New SPAC Sponsor sought in seeking to identify a potential business combination target for a special purpose acquisition company that it may sponsor in the future. FST is a Taiwanese company engaged in the research and development, production and sales of golf shafts. FST’s product line-up, the historic profitability of its operation, the maturity of its targeted markets, its global brand recognition, and progress in product development, in the New SPAC Sponsor’s view, were sufficient to support their continuous expansion in the local and global markets. The other targets evaluated by the New SPAC Sponsor failed to meet the criteria for the following reasons: (1) the early stage in product development, (2) the uncertainties in commercialization prospects, (3) the needs for additional financing to support further research and development, (4) regulatory uncertainties, and (5) historic financial performance. In particular, of the 10 potential targets with which the New SPAC Sponsor entered into preliminary discussions, they were eliminated for the following reasons: (i) they insisted on a minimum cash condition of the special purpose acquisition company at the consummation of the business combination; (ii) the parties were not aligned on the proposed valuation; and (iii) they have a China-related business which may bring potential regulatory uncertainties.

From September 21, 2023 to September 23, 2023, representatives of the New SPAC Sponsor, intending to identify a potential business combination target for a special purpose acquisition company that it may sponsor in the future (including Chenghe, for which the New SPAC Sponsor was negotiating the Sponsor Sale with the Old SPAC Sponsor at the time), visited representatives of FST in Taiwan. On September 22, 2023, representatives of the New SPAC Sponsor attended a meeting with FST’s management team discussing a potential business combination transaction.

From September 25, 2023 to September 27, 2023, representatives of the New SPAC Sponsor, White & Case, FST and Landi Law Firm, the legal advisor to FST, discussed and negotiated a draft letter of intent, including key issues, such as valuation, Chenghe’s right to nominate certain number of board members to the combined company, and payment of extension expenses.

In negotiating the LOI, the New SPAC Sponsor’s representatives, advised by its financial advisor, based their valuation of FST on several factors, including, but not limited to, (i) detailed review, and where appropriate, adjustment, of company-provided financial projections; (ii) a discounted cash flow modeling exercise; and (iii) benchmarking analysis against publicly trading peers in the market, as well as sector-relevant SPAC deals announced but not yet closed.

On September 27, 2023, the New SPAC Sponsor and FST entered into a letter of intent (the “FST LOI”). The FST LOI provided for, among other things, (i) a pre-money equity valuation of FST at US$350 million to US$450 million; (ii) no minimum cash requirement as a condition to closing; and (iii) after the definitive agreement is signed, FST shall pay Chenghe approximately US$70,000 to US$80,000 per month for extension related expenses.

In the week following the execution of the FST LOI, the parties discussed and agreed on a work plan to (i) conduct legal, finance, business and tax due diligence with FST, (ii) prepare and implement transaction structure, and (iii) prepare and negotiate definitive agreements, including the business combination agreement and ancillary documents.

On October 4, 2023, the New SPAC Sponsor (and subsequently after the consummation of the Sponsor Sale, Chenghe) engaged Lee and Li, Attorneys-at-Law (“Lee and Li”), as its Taiwan counsel, and Maples and Calder (Hong Kong) LLP (“Maples”), as its Cayman Islands counsel.

From October to December of 2023, representatives of the New SPAC Sponsor received access to FST’s virtual data room and a series of emails, calls and materials were exchanged between Chenghe and FST. These exchanges included discussions of strategic, commercial and capital-raising plans and the transaction structure for implementing a business combination between FST and Chenghe.

From October 4, 2023 to the execution of the Business Combination Agreement on December 22, 2023, representatives of the New SPAC Sponsor, White & Case, Lee and Li and Maples continued legal due diligence on FST, including, but not limited to, corporate structure, historical financing activities, data and privacy, intellectual property, material contracts, litigation, real and personal properties, employee matters, antitrust and compliance. During this process, White & Case and Lee and Li circulated six rounds of supplemental legal due diligence request list to FST and Landi Law Firm, and reviewed all responses relating thereto and highlighted key legal issues with Chenghe’s management.

From October 5, 2023 to December 9, 2023, representatives of Chenghe or the New SPAC Sponsor (as applicable), FST, White & Case, Lee and Li, and Landi Law Firm, together with Deloitte Touche Tohmatsu (“Deloitte”), Chenghe’s tax advisor engaged by Chenghe on October 6, 2023, discussed the preliminary transaction structure via various teleconferences and reviewed the transaction structure proposal from a US, Taiwan, and Cayman tax perspective. They also exchanged multiple drafts of the transaction structure proposal to reflect the discussions and feedbacks from Chenghe, FST, and their respective financial, tax and legal advisors regarding the transaction structures.

From October 16, 2023 to October 18, 2023, representatives of FST visited representatives of Chenghe in Hong Kong to discuss the transaction timeline and the work plan of the proposed business combination between FST and Chenghe.

On November 17, 2023, representatives of White & Case shared an initial draft of the Business Combination Agreement with representatives of FST and Landi Law Firm, which reflected, among other items, (i) a pre-money equity valuation of FST at US$400 million on a fully diluted basis; (ii) that CayCo, FST and a newly incorporated

Taiwan company will consummate the FST Restructuring by way of share exchange before the Closing; (iii) that FST and CayCo shall obtain the Taiwan DIR Approval within the prescribed time; (iv) that FST shall bear all filing fees in connection with the registration statement or the proxy statement, all costs and fees in connection with the FST Restructuring and the SPAC Extension; and (v) that FST shall pay and reimburse all SPAC Transaction Expenses if the Business Combination Agreement is terminated by Chenghe.

On November 20, 2023, representatives of White & Case shared with representatives of FST and Landi Law Firm initial drafts of certain ancillary documents to the Business Combination Agreement, namely (i) the Sponsor Support Agreement, (ii) the Company Shareholder Support Agreement, (iii) the Investor Rights Agreement, and (iv) the Lock-Up Agreement. The Lock-Up Agreement reflected (x) that subject to certain exceptions, the CayCo Ordinary Shares held by the Sponsor Key Holders and the FST Shareholders that are outstanding immediately following the Closing, shall be subject to a lock-up period of six (6) months, and (y) the locked-up shares would be released from the lock-up restrictions prior to the expiration of the six (6)-month period if the closing price of CayCo Ordinary Shares equals or exceeds US$12.00 per share for any twenty (20) trading days within any thirty (30)-trading day period after 150 days following the Closing.

On November 22, 2023, representatives of White & Case shared with representatives of FST and Landi Law Firm initial drafts of certain ancillary documents to the Business Combination Agreement, namely (i) form of the Plan of Merger, and (ii) form of the Amended and Restated Memorandum and Articles of Association of CayCo.

On November 24, 2023, representatives of Landi Law Firm shared with representatives of White & Case revised drafts of the Business Combination Agreement, which, among others, reflected (i) that CayCo and FST will consummate the FST Restructuring by way of executing Company Restructuring Documents with FST Shareholders; (ii) that FST shall bear all costs and fees in connection with the SPAC Extension which shall not exceed US$80,000; and (iii) material adverse effect qualification in certain FST representations.

On the same day, representatives of Landi Law Firm shared with representatives of White & Case comments on (i) the Company Shareholder Support Agreement, (ii) the Investor Rights Agreement, (iii) the Lock-Up Agreement, (iv) form of the Plan of Merger, and (v) form of the Amended and Restated Memorandum and Articles of Association of CayCo. The revised Lock-Up Agreement reflected FST’s position that (x) only the FST Shareholders that own 5% or more of the equity in FST should sign the Lock-Up Agreement, and (y) transfers from existing shareholders of CayCo to FST’s directors, officers or employees, or other CayCo shareholders should be permitted during the lockup period.

On the same day, representatives of White & Case shared with Chenghe’s management team summaries of their and Lee and Li’s legal due diligence process to date and interim key findings. The legal due diligence process included, but was not limited to, (i) a comprehensive review of materials provided by FST, including materials from FST in response to requests of Chenghe’s advisors for follow-up data and information, as well as FST’s responses to due diligence questions, and (ii) summaries of key findings with respect to regulatory approvals required in connection with the Transaction (including the Taiwan DIR Approval and filings of FST as a Taiwan Public Company), and regulatory compliance with anti-money laundering and sanctions, and material contracts.

From November 28, 2023 to November 29, 2023, representatives of Chenghe, FST, White & Case and Landi Law Firm exchanged comments on the revised structure of the FST Restructuring and transaction timeline, and responses relating to Taiwan legal and regulatory issues, including among others, (i) restructuring FST and CayCo in two phases, (ii) the estimated time to secure the Taiwan DIR Approval, (iii) legal matters relating to FST as a Taiwan Public Company, (iv) signing of the Company Restructuring Documents, and (v) formation of CayCo and Merger Sub.

On November 30, 2023, representatives of White & Case shared a revised draft of the Business Combination Agreement with representatives of FST and Landi Law Firm, which reflected, among others, (i) FST to obtain the Company Shareholder Approval no later than a prescribed time; (ii) the FST Restructuring shall be consummated before the Closing in two phases, including among others, FST shall (A) deliver the Phase I Restructuring Documents and the Phase II Restructuring Documents within the prescribed time, which is also included as a termination trigger; (B) obtain the Phase I DIR Approval and the Phase II DIR Approval within the prescribed time; and (C) procure that the Company Acquisition Percentage shall be at least 90%, which is also included as a closing condition; (iii) a size cap of 55% of the FST Shareholders signing the Phase I Restructuring Documents; (iv) FST shall complete the de-registration from Taiwan Stock Market and the termination of its Taiwan Public Company status (collectively, the “FST Withdrawal”) by the prescribed time; (v) FST shall acquire the Company Shares owned by the Remaining Company Shareholders with cash consideration; and (vi) inclusion of a termination fee payable by FST to Chenghe if the Business Combination Agreement is terminated by Chenghe or FST pursuant to the termination triggers.

On December 1, 2023, representatives of White & Case shared with representatives of Landi Law Firm and FST comments on the Lock-Up Agreement, which reflected Chenghe’s position that (i) it is not customary to include transfers to FST’s directors, officers and employees, and other shareholders as permitted transfers during the lockup period; and (ii) each FST Shareholder that owns 1% or more of equity shares in FST shall sign the Lock-Up Agreement.

On December 5, 2023, FST’s financial advisor circulated the pro forma capitalization table of CayCo as of the Closing Date.

On December 6, 2023, representatives of Landi Law Firm shared a revised draft of the Business Combination Agreement with representatives of Chenghe and White & Case, which reflected, among other, (i) rejection of FST’s obligation to acquire the Company Shares from the Remaining Company Shareholders; (ii) rejection of the prescribed time to complete the FST Withdrawal; (iii) rejection of the prescribed time to sign the Company Restructuring Documents and to obtain the Taiwan DIR Approvals; (iv) amendment of the agreement end date to December 31, 2024; (v) addition of material breach of Chenghe’s obligations as a termination trigger; (vi) rejection of obtaining the Company Shareholder Approval as a termination trigger; and (vii) rejection of termination fee and that Chenghe shall pay and reimburse all Company Transaction Expenses if the Business Combination Agreement is terminated by FST pursuant to the termination trigger.

On December 7, 2023, representatives of Landi Law Firm shared with representatives of Chenghe and White & Case a revised draft of the Investor Rights Agreement, which reflected, among others, a cap of US$30,000 on the fees and expenses to be paid by CayCo in connection with the obligations under the Investor Rights Agreement.

On the same day, representatives of White & Case and Landi Law Firm exchanged initial drafts of the Company disclosure letter and SPAC disclosure letter.

On December 8, 2023, representatives of Chenghe, FST, White & Case and Landi Law Firm and other parties had a teleconference to discuss the comments on the Business Combination Agreement, including among others, (i) the timeline of the FST Restructuring; (ii) the obligation to acquire the Company Shares from the Remaining Company Shareholders; (iii) the termination triggers; (iv) the termination fees; and (v) and the agreement end date.

On December 9, 2023, representatives of Landi Law Firm shared with representatives of Chenghe and White & Case revised drafts of the Company disclosure letter and additional due diligence documents of FST.

On the same day, representatives of White & Case shared a revised draft of the Business Combination Agreement with representatives of FST and Landi Law Firm, which reflected, among other items, (i) reinstatement of a prescribed time for the application of the FST Withdrawal; (ii) reinstatement of FST’s obligation to acquire the Company Shares from Remaining Company Shareholders; (iii) reinstatement of a prescribed time to deliver the Phase II Restructuring Documents and apply for the Taiwan DIR Approval; (iv) amendment of the agreement end date to October 26, 2024; (v) addition of a cure period of 30 days for certain termination triggers; and (vi) reinstatement of the termination fee and removal of Chenghe’s obligation to pay the Company Transaction Expenses if the Business Combination Agreement is terminated by FST.

On December 12, 2023, Chenghe signed a non-disclosure agreement with Revere Securities LLC (“Revere”) and Chenghe subsequently signed an engagement letter with Revere to appoint Revere as (i) Chenghe’s financial advisor in connection with the Business Combination, and (ii) Chenghe’s capital markets advisor and placement agent in connect with a private placement of Chenghe’s securities to fund the Business Combination.

On December 13, 2023, representatives of Landi Law Firm shared with representatives of Chenghe and White & Case a revised draft of the Business Combination Agreement, which, among others, reflected (i) qualification in the covenant requiring FST to acquire the Company Shares owned by the Remaining Company Shareholders; (ii) amendment to the prescribed time for the application of the FST Withdrawal; (iii) amendment to the prescribed time in the termination trigger relating to the Taiwan DIR Approval; (iv) removal of the termination trigger relating to the delivery of the Company Restructuring Documents; and (v) reinstatement of Chenghe’s obligation to pay the Company Transaction Expenses if the Business Combination Agreement is terminated by FST.

On the same day, representatives of Landi Law Firm shared with representatives of Chenghe and White & Case the list of FST Shareholders and the initial draft of the board resolutions of FST.

From December 13, 2023 to December 15, 2023, representatives of White & Case discussed with Chenghe’s management team on FST’s comments on the Business Combination Agreement, and Chenghe’s management team agreed to such comments.

During the same period, pursuant to conversations and negotiation among FST, Chenghe and their respective financial advisors, the parties agreed to set the pre-money equity valuation to US$400 million, taking account of the company-provided financial projections; a discounted cash flow modeling exercise; and benchmarking analysis against publicly trading peers in the market, as well as sector-relevant SPAC deals announced but not yet closed.

On December 14, 2023, representatives of Chenghe, FST, White & Case and Landi Law Firm had a teleconference discussing the status of various work streams, including the signing timeline and the public announcement arrangements, and the outstanding issues relating to, among others, (i) the termination triggers relating to obtaining the Phase II DIR Approval and delivering the Company Restructuring Documents; and (ii) the termination fees.

From December 14, 2023 to December 15, 2023, representatives of White & Case and Landi Law Firm exchanged multiple drafts of the Business Combination Agreement, which reflected Chenghe’s and FST’s agreed positions on (i) Base Equity Value set at US$400 million, (ii) the cure period in the termination trigger relating to obtaining the Phase II DIR Approval; (iii) the removal of termination trigger relating to the Company Restructuring Documents; (iv) the removal of failure to obtain Taiwan DIR Approvals as a condition to receive the termination fee; and (v) Chenghe’s obligation to pay the Company Transaction Expenses if the Business Combination Agreement is terminated by FST.

On the same day, representatives of White & Case circulated the final execution version of (i) the Company Shareholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Lock-Up Agreement, (iv) the Investor Rights Agreement, (v) form of the Plan of Merger, and (vi) form of the Amended and Restated Memorandum and Articles of Association of CayCo, which reflected drafting comments and clean-up changes.

On the same day, representatives of Landi Law Firm shared with representatives of Chenghe and White & Case the shareholders and board written resolutions of Merger Sub and CayCo.

On the same day, representatives of White & Case shared with Chenghe’s management team comments on the initial draft of the pro forma capitalization table of CayCo as of the Closing Date.

On the morning of December 15, 2023, the Chenghe Board held a meeting via video conference to discuss legal due diligence, transaction terms and evaluate the Business Combination. Representatives of White & Case, Maples, Lee and Li, Revere and members of Chenghe’s management team were in attendance by invitation of the Chenghe Board. Representatives of Chenghe’s management team provided an overview of the transaction process. A representative of Revere provided a review of the key economic terms of the Business Combination, including the valuation of analysis and basis of the pre-money equity valuation of US$400 million. The Chenghe Board considered and discussed with Chenghe’s management and Revere the valuation approach, and the financial projection of FST between 2024 to 2028, and the range of implied discounted FST equity valuation. A representative of Maples provided a review of the directors’ fiduciary duties under the Cayman Islands corporate law. A representative of Lee and Li and White & Case provided a summary of key findings from its legal due diligence of FST and the Group. A representative of White &Case provided a review of the key transaction terms of the Business Combination, including the Business Combination Agreement. Following discussion and consideration, and after given due consideration of status of legal due diligence and various transaction documents, the Chenghe Board agreed to adopt written resolutions approving the Business Combination Agreement, each of the related agreements and the transactions contemplated thereby. The Chenghe Board passed unanimously written resolutions approving entry by Chenghe into the transactions and the execution of the Business Combination Agreement and the ancillary agreements.

On the same day, FST’s board of directors held a board meeting and voted upon and approved, among other things, the entry by FST into the transactions and the execution of the Business Combination Agreement and the Ancillary Documents in compliance with its constitutional documents and the applicable law.

On the same day, FST made a public announcement on the market observation post system announcing the approval of the Business Combination by FST’s board of directors. Later on the same day, FST held a press conference discussing the board of directors’ approval. Chenghe filed such public announcement and the transcript of the press conference with the SEC on a Current Report on Form 8-K.

On December 22, 2023, the directors of CayCo and Merger Sub and the shareholders of CayCo and Merger Sub adopted written resolutions approving CayCo’s and Merger Sub’s entry into the Business Combination Agreement and the transaction documents to which CayCo and Merger Sub are or will be parties, as applicable.

Later on the same day, Chenghe and FST executed the Business Combination Agreement and ancillary agreements and documentation related thereto. See the section titled “The Business Combination Agreement and Ancillary Documents” of this Registration Statement/Proxy Statement for a discussion of the terms of the Business Combination Agreement and additional information about the ancillary agreements and documents entered into or to be entered into in connection with the Business Combination.

After the Business Combination Agreement was signed on December 22, 2023, Chenghe filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. FST also issued a press release and a public announcement announcing the execution of the Business Combination Agreement and the Business Combination and Chenghe filed such press release and public announcement with the SEC on a Current Report on Form 8-K.

SPAC Board’s Reasons for the Approval of the Business Combination and Recommendations

The SPAC Board, in evaluating the transaction with FST, consulted with its legal counsel and financial and other advisors. In reaching its decision (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of, SPAC and its shareholders, and (ii) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, including the Business Combination, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. The independent directors of SPAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated SPAC Shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

Before reaching its decision, the SPAC Board reviewed the results of management’s due diligence, which included:

•        research on industry trends, competitive landscape and other industry factors;

•        benchmarking versus comparable companies on historical financial and operational performance;

•        extensive meetings and calls with FST management team and representatives regarding operations, major suppliers and financial prospectus, among other customary due diligence matters;

•        review of FST’s material business contracts and certain other legal and commercial diligence;

•        review of FST’s business model and historical financial statements, among other financial information; and

•        discussions with external advisors and review reports related to legal diligence prepared by external advisors.

In light of the wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the SPAC Board considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the SPAC Board. In addition, individual directors may have given different weight to different factors. The SPAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of the SPAC Board’s reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The SPAC Board reviewed the results of due diligence conducted by SPAC’s management and by SPAC’s financial and legal advisors, and considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby.

The SPAC Board concluded that FST meets the criteria that SPAC was seeking to identify in an appropriate target and represents an attractive business combination partner for SPAC. In particular, SPAC Board considered the following positive factors, among others:

•        FST’s Past Performance and Growth Potential.    From the introduction of FST’s first steel shaft, FST has repeatedly proven its ability to adapt and innovate through challenging and changing times as demonstrated by a consistent track record of generating growth and long-term value for over 30 years. FST is a leading supplier of premium golf shafts to top global golf club original equipment manufacturers and distributors. FST is also a leading supplier of premium golf shafts to a growing direct-to-consumer market where shafts are primarily sold through fitting studios that focus on customizing golf clubs for the individual golfer. FST designs, manufactures, and markets golf club shafts under the widely-recognized KBS brand. Its shafts are adopted and played by many golf professionals on various professional golf tours around the world, including by multiple Masters, US Open, British Open, and PGA Championship champions. SPAC Board believes FST is one of a few golf shaft companies in the world that is capable, within its own facilities, of manufacturing golf shafts in large quantities at a consistently high quality. This competitive advantage allows FST to design, develop, and manufacture shafts for its customers in the quantity, quality, and the specific variety that is demanded by the global golf club brands and the growing direct-to-consumer markets. SPAC Board believes that the golf industry will continue to see growth in the coming years as the global affluent class continues to grow in numbers and through the introduction of new and innovative ways to play golf, and with FST’s capabilities and competitive advantages, FST will continue to increase market share and generate significant growth in the years to come.

•        Business Opportunities.    SPAC Board considered FST’s opportunities for future growth, including opportunities for gaining greater market share in golf shaft market, opportunities for growth of its shaft sales to currently underserviced countries and the opening of further KBS Golf Experience stores worldwide. The KBS Golf Experience stores are part of FST’s strategy to further develop and grow its presence in the direct-to-consumer golf shaft markets. SPAC Board expects that FST will be able to continue its products and services customization strategy and to enhance the vertical integration of its manufacturing and sales functions, to differentiate itself from direct competitors and golf brand companies.

•        Strong Existing Management Team.    SPAC Board considered FST’s existing management team of industry veterans, all of whom have been instrumental in FST’s record business results that will continue on FST post-Closing and provide valuable continued insight.

•        Continued Support by Existing Shareholders.    SPAC Board considered that major FST Shareholders had agreed to have their ownership subjected to lock-up agreements and existing FST shareholders will continue to own 61.70% of CayCo post-Closing (assuming no redemptions and the exercise of all issued and outstanding SPAC Warrants). These are strong signs of FST’s existing shareholders’ confidence in CayCo and the benefits to be realized as a result of the Business Combination.

•        Lock-up.    Major shareholders of FST have agreed to be subject to lock-up restrictions for at least six (6) months following the consummation of the Business Combination in respect of their equity interests in CayCo (subject to certain customary exceptions).

•        Due Diligence.    SPAC conducted a due diligence review of FST and its business, including review of relevant documentation and discussions with FST management and SPAC’s financial and legal advisors. Through SPAC’s detailed due diligence investigation, SPAC Board and management had knowledge of, and were familiar with, FST’s business, operation and financial condition, intellectual property, business model and material business relationships.

•        Other Alternatives.    Having reviewed other potential business combination opportunities available to SPAC, SPAC Board believes that the Business Combination presents the most attractive business combination opportunity available to SPAC based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•        Negotiated Transaction.    The financial and other terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s-length negotiations between SPAC and FST, and SPAC Board believes that such terms are reasonable and fair to SPAC Shareholders.

•        Independent Directors’ Role.    SPAC Board is comprised of a majority of independent directors who are not affiliated with the Sponsors or their affiliates. The independent directors evaluated and approved, as members of SPAC Board, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

In the course of its deliberation, SPAC also considered a variety of risks and uncertainties relevant to the Business Combination, including, but not limited to, the following:

•        Business and Industry Risks.    FST operates in a highly competitive industry. In the premium golf shaft sector, some FST’s competitors are more well-known and have considerably more financial resources. In the standard and economy golf shaft sector, some FST’s competitors have more aggressive pricing strategies and lower labor costs. There is no guarantee that FST is able to maintain the competitiveness of its KBS brand and, in general, its competitive positioning in the industry. In addition, FST’s business will likely be impacted by the general economic condition, interest rate, discretionary spending level of retail customers, and popularity of the sport of golf, none of which FST has control over.

•        Financial Risk.    The projected financial information referenced or considered in connection with the Business Combination was prepared and provided by FST, reflecting currently available estimates and assumptions, presents the expected implementation of FST’s business plan and the expected future financial performance. Such projected financial information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited projected financial information, including, among others, risks and uncertainties relating to FST’s business, industry performance, the regulatory environment, and general business and economic conditions, and risks and uncertainties relating to any acquisition of other golf shaft manufacturers, including, but not limited to, transaction costs, diversion of management’s resources and attention, potential impairment of goodwill, failure to realize cost-saving benefits and/or synergies. For the avoidance of doubt, FST has not engaged in any discussion with any other company in relation to potential acquisition, merger, or other forms of business combination. There is no guarantee that FST will move forward with any business combination transactions. Such information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Registration Statement/Proxy Statement are cautioned not to place undue reliance on the prospective financial information.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Termination Date.    The risk that the Business Combination may not be consummated by the earlier of SPAC Termination Date or January 26, 2025, upon the occurrence of which the Business Combination Agreement may be terminated; provided that the right to terminate is not available to a party where the failure of the Closing to occur on or before such date is caused by a failure of such party to perform and comply in all material respects with its covenants and agreements that are required to be performed or complied with at or prior to the Closing.

•        Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SPAC being unable to effect a business combination by the SPAC Termination Date, and force it to liquidate and the SPAC Warrants to expire worthless.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of FST.    The risk that SPAC will not have any surviving remedies against FST after the Closing to recover for losses as a result of any inaccuracies or breaches of representations, warranties or covenants of FST set forth in the Business Combination Agreement. As a result, following the Closing, SPAC Shareholders will not have the ability to recover for the amount of any damages resulting from a breach of FST representations, warranties or covenants set forth in the Business Combination Agreement. SPAC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms.

•        Shareholder Vote.    The risk that SPAC Shareholders may fail to provide the respective votes necessary to complete the Business Combination.

•        Redemptions.    The risk that holders of SPAC Class A Ordinary Shares may redeem their SPAC Class A Ordinary Shares for cash in connection with the Business Combination, thereby reducing the amount of cash available to SPAC and potentially resulting in an inability to consummate the Business Combination if the available cash in the Trust Account is less than $5,000,001, unless such Closing Condition is waived by all parties pursuant to the Business Combination Agreement.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing Conditions that are not within SPAC’s control.

•        Transaction Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Listing Risks.    The challenges associated with preparing CayCo, a privately held entity, for the applicable disclosure, controls and listing requirements to which it will be subject as a publicly traded company on the Stock Exchange.

•        No Fairness Opinion.    SPAC Board did not obtain a fairness opinion from a bank stating that the consideration to be paid in the Business Combination was fair to SPAC from a financial point of view.

•        Post-Business Combination Corporate Governance.    The amount of equity to be held by FST’s existing shareholders, the fact that existing SPAC Shareholders will hold a minority position in CayCo following consummation of the Business Combination will have the effect of concentrating voting power with the existing FST shareholders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of FST and the business of SPAC described under the section entitled “Risk Factors.”

In addition to considering the factors described above, SPAC Board also considered:

•        Interests of Certain Persons.    The Sponsors, officers and directors may have interests in the Business Combination that are in addition to, and that are different from, the interests of unaffiliated SPAC Public Shareholders (see below subsection entitled “Interests of Certain Persons in the Business Combination”). SPAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of SPAC Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

SPAC Board concluded that the potential benefits that it expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, SPAC Board determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, SPAC and its shareholders.

Summary of Financial and Valuation Analyses of FST

The following highlights the material analyses prepared by Chenghe’s management, with the assistance of its financial advisor, i.e., Revere Securities LLC (“Revere”), and reviewed by Chenghe’s Board in connection with the valuation of FST. The summary sets forth below does not purport to be a complete description of the financial and valuation analyses performed or factors considered by Chenghe nor does the order of the financial and valuation analyses described represent the relative importance or weight given to those financial and valuation analyses by Chenghe’s Board. Chenghe may have deemed various assumptions more or less probable than other assumptions, so the valuations implied by the analysis highlighted below should not be taken to be Chenghe’s view of the actual value of FST. Considering the data specified below without considering all financial and valuation analyses or factors or the full narrative description of such analyses of factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Chenghe’s financial and valuation analyses and the recommendation of Chenghe’s Board.

While presented with numerical specificity, the financial and valuation analyses prepared by Chenghe’s management are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial condition and matters specific to the business of FST, all of which are inherently uncertain and difficult to predict and many of which are beyond the control of Chenghe or FST.

None of FST, Chenghe, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of FST do not purport to be appraisals or reflect the prices at which FST Shares may actually be valued upon closing of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial and valuation analyses are inherently subject to substantial uncertainty. The following information, to the extent that is based on market data, is not necessarily indicative of current market conditions.

Valuation Analysis

In determining FST’s valuation, Chenghe’s management and Board considered the valuation analysis conducted by Chenghe’s management with the assistance of Revere, which was based on Chenghe’s management’s analysis of the following documents and information provided by FST:

(1)    the operational, financial and valuation data of comparable companies, trading levels of comparable companies, publicly disclosed information regarding comparable transactions and the materials, including financial information; and

(2)    the unaudited financial projection of FST from 2024 to 2028 internally prepared by FST management.

As part of this assessment, Chenghe’s management conducted, with the assistance of Revere, a comprehensive due diligence examination of FST and discussed the financial, technical, operational and legal outlook of FST with FST’s management. It also discussed and reviewed the following valuation analysis with Revere via (A) a discounted cash flow analysis and (B) selected comparable public companies analysis.

A.     Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a weighted cost of capital that account for expectation of rate of return of shareholders. The present value of the estimated cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Chenghe’s management and Revere performed a DCF Analysis of the estimated future unlevered free cash flows attributable to FST for the fiscal years of 2024 through 2028. The projections were prepared by FST management for the purpose of valuating its ordinary share equity so as to serve as a reference for FST’s investment decision-making. Chenghe’s management and Revere have reviewed and discussed the projections. FST management believes that projections of five years are an industry standard within the financial valuation services industry for a DCF Analysis. In applying the DCF Analysis, Revere relied on the financial projections prepared by the FST management team that took into consideration (i) the expected recovery of market demands, the planned acquisition, the expected synergies from such acquisition, the estimated product price, product pipeline, operating expenses, capital expenditure needed for the acquisition, (ii) the expected annual compounded growth rate of the golf industry from 2023 to 2027 of 3.2%, and (iii) the market size, market penetration rates and projected revenue, as detailed below. However, since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections are forward-looking statements that are subject to significant uncertainties and contingencies, many of which are beyond FST’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

FST does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, during the due diligence process and prior to approval by the Chenghe board of directors on December 15, 2023, and the execution of the Business Combination Agreement and related agreements, FST provided Chenghe with recently prepared, internal unaudited financial projections for the year ended December 31, 2028, which reflected FST management’s review about its future performance as of September 30, 2023, the benchmark date of FST’s projections. The financial projections presented in this Registration Statement/Proxy Statement constitute the entirety of the financial forecasts presented to the Chenghe Board in approving the Business Combination. The decision to prepare projections of 2028 was based on FST management’s assessment that such time period includes the expected inflection point of FST’s revenue growth.

The inclusion of the financial projections should not be deemed an admission or representation by Chenghe, or FST or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such financial projections. The financial projections are not included to influence your views or induce your votes on the Business Combination and are summarized in this Registration Statement/Proxy Statement solely to provide shareholders access to certain non-public information considered by the Chenghe Board in connection with its evaluation of the Business Combination. The information from the financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding FST in this Registration Statement/Proxy Statement.

None of Chenghe or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results of FST will not differ from the projected financial information, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the projected financial information to reflect circumstances existing after the date the projected financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projected financial information, as applicable, are shown to be in error. Except as required by applicable securities laws, Chenghe does not intend to make publicly available any update or other revision to the projected financial information, even in the event that any or all assumptions are shown to be in error.

The projected financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants, and not prepared with a view toward public disclosure, but, in the view of Chenghe’s management and Revere, reflected then available estimates and assumptions, was prepared on a reasonable basis and presents, to the best of FST management’s knowledge and belief, the expected implementation of FST’s business plan and the expected future financial performance, in each case at the time such information was provided to Chenghe’s management and Revere, which may be different from the information currently available as of the date of this Registration Statement/Proxy Statement. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers are cautioned not to place undue reliance on the prospective financial information.

The projected financials were prepared by FST’s management in December 2023. Chenghe’s management was not involved in the development of any of the below FST projections and assumptions, and independently discussed, reviewed, confirmed or verified a limited number of such assumptions, or the reasonableness thereof. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, neither FST’s nor Chenghe’s independent auditors express an opinion or any other form of assurance with respect thereto or its achievability, and each assumes no responsibility for, and disclaims any association with, the financial projections. The historical financial information of FST used by FST as the base for the projection was prepared using International Financing Reporting Standards and not reviewed or audited by FST’s nor Chenghe’s independent auditors and, accordingly, FST’s and Chenghe’s independent auditors disclaim any responsibility associated with such historical financial information. The main difference on net loss/income between using the International Financing Reporting Standards and U.S. GAAP was due to the impairment loss on long-term investment of USD 466,262 under U.S. GAAP for the year ended December 31, 2023: according to U.S. GAAP, for equity investments that do not have readily determinable fair values, FST measured the equity investment at cost minus impairment, if any, and the impairment was recognized through profit or loss, in accordance with ASC topic 321; while according to International Financing Reporting Standards, this equity investment was classified as equity financial assets at fair value through other comprehensive income, which means gain and loss was recognized in other comprehensive income. The impact of using historical financial information prepared by International Financing Reporting Standards was immaterial quantitatively and non-operating in nature for the projection.

Some of the material assumptions in the model provided by FST included total revenue of approximately $58.54 million, $104.87 million, $117.11 million, $133.31 million and $139.97 million for the years 2024, 2025, 2026, 2027 and 2028, respectively. Capital expenditure of FST estimates to be approximately $(1.74) million, $(25.43) million, $(4.78) million, $(5.41) million and $(1.38) million for the years 2024, 2025, 2026, 2027 and 2028, respectively. Change in net working capital of FST estimates to be approximately $0.67 million, $(20.16) million, $14.47 million, $(21.89) million and $(2.20) million for the years 2024, 2025, 2026, 2027 and 2028, respectively. The projections were prepared by FST management based on a variety of material assumptions and beliefs that are estimates based on, among other things, FST’s historical financial and operational performance, business plans, industry and market data and competitive analyses that FST believed were accurate as of the time the projections were made.

The projections are in line with FST’s historical operating trends of growth: FST expected its revenue in 2023 would decrease from that in 2022 because of its customers’ adjustment in inventory level. FST expected that with its launch of carbon fiber putter in 2023, the revenue level would rebound in 2024. FST plans to acquire other players in the golf shaft industry to increase its production capacity and production scale in 2025. FST expects that its revenue would increase with an increase in its operational scale as a result of such acquisition, in line with historic increases of revenue when FST had expanded production organically. For example, after FST acquired additional production equipment in 2021 and put them into use in the second quarter of 2022, a 5% increase in production capacity from 2021 to 2022 coincided with approximately a 37.5% increase in revenue in the same period. FST believes that with increased scale and its expanded product line, it would be able to maintain growth at or above the growth rate of general golf industry from 2024 to 2028.

For the avoidance of doubt, FST has not engaged in any formal or informal discussion with any other company in relation to such potential acquisition, merger, or other forms of business combination. FST planned to evaluate the general economic condition, growth of golf industry and competition landscape to assess any business combination opportunities. There is no guarantee that FST will move forward with any business combination transaction. In the case that FST decides to not engage in a business combination transaction, FST planned to increase its operational scale through expanding its manufacture facilities and increasing advertising, and research and development spending. There is also no guarantee that any such expansion initiative will result in organic growth in revenue or improvement in competition positioning.

There is no guarantee that the projected revenue growth will materialize, as the future performance of FST is subject to risks and uncertainties relating to acquisitions of other golf shaft manufacturers, including, but not limited to, transaction cost overrun, diversion of management’s resources and attention, potential impairment of goodwill, failure to realize cost-saving benefits and/or synergies, and also risks and uncertainties relating to any expansion of operation, including, but not limited to, delay in ramping up outputs, increased labor and raw material costs, reduction of working capital and increased indebtedness.

Based on the discount rate of 12.25%, which was extrapolated from the weighted average cost of capital from the public company data set used in the Comparable Public Company Analysis and the current capital structure of FST, and a Terminal Value Based on a Terminal FCF Growth rate of 2.5%, which is the constant rate that a company is expected to grow at continuously and is typically between the historical inflation rate of 1.0 – 3.0%, the enterprise value of FST based on the discounted cash flow analysis was $317.6 million.

$ in millions FST Projections(1)	5 Year Projections
		2024	2025	2026	2027	2028
Total Revenue(2)		58.54	104.87	117.11	133.31	139.97
Growth Rate in Total Revenue (%)		—	79.1	11.7	13.8	5.0
COGM		(22.27)	(41.89)	(45.79)	(50.71)	(53.25)
Gross Profit		$36.27	62.98	71.32	82.59	86.72
Growth Rate in Gross Profit (%)		—	73.6	13.2	15.8	5.0
Operating Expenses(2)		(26.47)	(29.32)	(30.55)	(32.13)	(32.39)
Operating Income		9.80	33.66	40.77	50.46	54.33
Tax, Excluding Effect of Interest		(3.00)	(8.96)	(10.75)	(13.18)	(14.14)
Net Operating Profit After Tax		6.81	24.70	30.03	37.28	40.19
Growth Rate in Net Operating Profit After Tax (%)		—	262.7	21.6	24.1	7.8
Adjustment for Non-cash Charges
Depreciation & Amortization		4.64	5.60	5.72	5.87	6.02
Capital Expenditure(3)		(1.74)	(25.43)	(4.78)	(5.41)	(1.38)
Change in Net Working Capital		0.67	(20.16)	14.47	(21.89)	(2.20)
Annual Unlevered Free Cash Flow		10.38	(15.30)	45.44	15.85	42.62
Terminal Value Based on Growth in Perpetuity		—	—	—	—	451.67
Net Present Value of Unlevered Free Cash Flows		9.26	(12.16)	32.19	10.01	24.00
EBITDA(3)		14.45	39.26	46.50	56.33	60.35
Terminal FCF Growth Rate(4)	2.5%	—	—	—	—	—
Discount Rate(5)	12.2%	—	—	—	—	—

____________

(1)      Financial data prepared by FST management on September 30, 2023 in NTD, and translated to USD on December 14, 2023 using an exchange rate of USD$1 to NTD$31.24 as of December 14, 2023 to conduct the discounted cash flow valuation exercise. Source: Federal Reserve Board.

(2)      Assumption of revenue, operating expenses, capital expenditure, planned acquisition, timing of the planned acquisition, synergies from acquisition were provided by FST management, and are meant to be conservative, with no guarantees that these milestones can be achieved. Capital Expenditure in 2025 consists of acquisition of other companies operating in the golf shaft industry with synergistic operation. There is no guarantee that FST will be able to complete any acquisition and improve its industry competitive position. There is also no guarantee that FST will be able to successfully grow its operation organically if FST was not able to consummate its planned acquisition.

(3)      EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. EBITDA does not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of operating performance.

(4)      The terminal FCF growth rate is the constant rate that a company is expected to grow at continuously. This growth rate starts at the end of the last forecasted cash flow period in a discounted cash flow model and goes into perpetuity.

(5)      The discount rate refers to the rate of interest that is applied to future cash flows of an investment to calculate its present value.

The prospective financial information was based on the following quantitative assumptions that FST management believed to be material, appropriate and reasonable at the time the financial information was prepared, based on the information FST had at that time:

•        Estimation of Total Revenue: FST’s growth rate of operating revenue in 2020 was 16.1%, the growth rate of operating revenue in 2021 was 39.0%, and the growth rate of operating revenue in 2022 was 37.5%. FST management believed that due to the slowdown in global economic growth, the revenue as significantly slowed down due to brand customers’ adjustments to their inventory level. Therefore, the operating revenue declined by 39.7% in 2023. At the same time, with the launch of first carbon fiber putter in the first half of 2023, the full series of carbon fiber putters of FST was completed and it was estimated that the revenue level would gradually return to that of 2022 in 2024. Therefore, it was estimated that the operating revenue would grow by 93.0% in 2024. It was expected that FST would complete a business combination in 2025 to achieve economies of scale. Therefore, it was estimated that the operating revenue would grow by 79.2% in 2025. It was estimated that the operating conditions would be stable in 2026 and 2027, with a revenue growth of 11.7% and 13.8%, respectively. It was estimated that growth would sustain in 2028 and therefore the growth rate in 2028 would decrease from 5.0% to Taiwan’s long-term average economic growth rate of approximately 2.00%. According to the Taiwan National Statistics, Taiwan’s last 20 years’ long-term average economic growth rate was 3.71%. To be prudent, a 50% discount rate is applied and rounded up to 2.0% as projected long term economic growth rate;

•        Estimation of Costs of Goods Manufactured: FST’s operating cost rate in 2020, 2021 and 2022 was 46.1%, 43.1%, and 53.4%, respectively. FST management estimated that the operating cost rate from 2023 to 2028 would fluctuate between 38.0% and 42.2% because FST management expects that the plant capacity utilization rate will improve and lead to some reduction in Cost of Goods Manufactured, as a result of the expansion of FST’s plant capacity into the land and buildings located in Minxiong Township of Chiayi County, Taiwan which FST purchased in July 2023;

•        Estimation of Operating Expenses: FST’s operating expense rate in 2020, 2021 and 2022 was 41.2%, 35.1% and 32.3%, respectively. FST estimated that the operating expense rate from 2023 to 2028 would descend from 49.6% and 22.1% because FST management expects that increases in expected revenues from 2023 to 2028 will lead to a reduction in the operating ratio as revenues increase relative to Operating Expenses;

•        Estimation of Working Capital: The key items include notes receivables, accounts receivables, inventory, notes payable and accounts payable. Based on experience, FST management estimated that the turnover days of accounts receivables, inventory and payables from 2023 to 2028 would be approximately 42 to 76 days, 88 to 363 days and 18 to 33 days, respectively;

•        Estimation of Capital Expenditures: FST management estimated that there would be a capital expenditure of NT$400,480,000 (US$13,079,033), NT$54,396,000 (US$1,741,229), NT$794,435,000 (US$25,430,058), NT$149,265,000 (US$4,778,009) and NT$169,054,000 (US$5,411,460), respectively, from 2023 to 2027, associated with the acquisition in July 2023 of land and buildings located in Minxiong Township of Chiayi County, Taiwan to expand FST’s plant capacity. From 2028, it was estimated that only fixed maintenance costs would be incurred, resulting in a lower capital expenditure;

However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to FST’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. Furthermore, the financial projections do not take into account any circumstances or events occurring after December 2023, the date they were prepared. You should review the financial statements of FST included in this Registration Statement/Proxy Statement, as well as the financial information in the sections entitled “FST Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” in this Registration Statement/Proxy Statement. You should not rely on any single financial measure.

In addition, the projections were prepared and provided prior to the announcement of the Business Combination, treating FST on a standalone basis, without giving effect to, and as if FST never contemplated, the Business Combination, including the impact of negotiating or executing the transaction, the expenses that will be incurred in connection with consummating the transactions, the effect and cost of operating a public company, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transactions.

The projected financial information was also prepared using the following qualitative assumptions that FST management believed to be material:

•        projected revenue is based on a variety of operational assumptions, including among others continued growth in the golf population, the growing participation in golf by the millennials and female, and the continued development of golf in emerging markets, such as PRC and Middle East, the continued development in off-line golf activities, the recovery of economy in major economies, the realization of synergy from acquisitions of other golf shaft industry player, and the reach of economy of scale with increased operation scale;

•        FST will be able to grow the brand recognition for its KBS shafts in the United States through opening additional boutiques and collaborating with other golf club brands;

•        FST will successfully select, acquire and merge its operation with an acquisition target in the golf shaft industry space, which in turn, will lead to increased manufacturing capacity, cost-savings through economy of scale, increased revenue, and improved industry competitive position;

•        FST will complete its planned acquisition within the timeframe as planned;

•        FST will be able to continue to develop golf shafts accepted and liked by the golf community, and design new golf shafts for the growing niches in the market, such as millennials, who are more cost-sensitive, and females, who prefer light weight shafts;

•        FST will be able to successfully market its products in other markets, such as Europe, Japan, Korea, China and Middle East, each may have difference customer preferences as compared with the United States;

•        FST will be able to manage its cost of operation and realize cost-saving after its planned acquisition. Reduction in costs associated with manufacturing overhead, warranty and logistics are taken into consideration as well; and

•        other key assumptions impacting profitability projections including headcount, third party contractors, engineering consulting and prototyping spend, but excluding costs associated with public company operations and compliance.

Note: 1. The GDP data is sourced from National Statistics, R.O.C (Taiwan) at the following URL address: https://nstatdb.dgbas.gov.tw/dgbasall/webMain.aspx?k=engmain

B.     Selected Comparable Public Company Analysis

To calculate the equity value of the operating business, Chenghe’s Board and Revere first obtained share price (as of December 14, 2023) and the Equity Value of three (3) comparable public companies identified by Revere as having the most similarities to FST. The public company comparables were selected using the following criteria: (i) companies that were listed on a major U.S. exchanges and Taiwanese exchanges, including Nasdaq and the NYSE, and various Taiwanese exchanges, (ii) companies that operate in the general golf industry (including manufacturers of golf clubs, golf balls and other golf equipment), and (iii) companies that operate in major golf markets (including the U.S., Europe, Japan and Korea). Revere did not exclude any companies that met the selection criteria from the analysis.

•        Acushnet Holdings Corp. (NYSE: GOLF) — a U.S. company that engaged in the design, development, manufacture, and distribution of golf products. Its product category includes golf balls, golf shoes, golf clubs, wedges, putters, golf gloves, golf gear and golf wear.

•        Topgolf Callaway Brands Corp. (NYSE: MODG) — a U.S. company that provides golf entertainment experiences, designs and manufactures premium golf equipment, and sells golf and active lifestyle apparel and other accessories

•        Fusheng Precision Co., Ltd (TWSE: 6670) — a Taiwanese company that engages in the business of exporting high-quality golf club heads, carbon fiber golf shafts, golf club assembled sets, baseball, and softball bats, and industrial precision parts. It also produces aerospace and automotive precision parts.

None of the above comparable companies has characteristics identical to FST. The selected companies have different product portfolios. An analysis of selected comparable companies is not purely quantitative, rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading values of the companies reviewed.

In conducting comparable companies valuation analysis, Revere calculated the Forward 2024 P/E Multiples and Forward 2025 P/E Multiples of the three comparable public companies based on public data sourced from database such as Refinitiv, Pitchbook and Bloomberg. Revere then calculated the Forward 2024 EV/EBITDA Multiples and Forward 2025 EV/EBITDA Multiples of the three comparable public companies based on public data sourced from database such as Refinitiv, Pitchbook and Bloomberg.

The median Forward 2024 P/E Multiples is 20.1x, and the median Forward 2025 P/E Multiples is 19.1x. The median Forward 2024 EV/EBITDA Multiples is 8.6x and the median Forward 2025 EV/EBITDA Multiples is 7.8x.

Under the P/E approach, the Equity Value of FST is US$509.1 million, which is the product of the projected net income of FST in 2025 of $26.6 million and the median Forward 2025 P/E Multiples.

Under the EV/EBITDA approach, the Enterprise Value of FST is US$321.8 million, which the product of the projected EBITDA of FST in 2025 of US$41.5 million and the median Forward 2025 EV/EBITDA Multiples.

Based on discussions with FST management and commercial and financial due diligence, Chenghe’s management and Revere determined that 2025E is an appropriate benchmark year for calculating FST’s EV because this is the fiscal year that FST expects it will reach economy of scales by acquiring another industry player to reduce its operation costs and increased revenue through combined operations.

Chenghe’s management believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company valuation analysis. Accordingly, Chenghe’s management also made qualitative judgments, based on its experience and its professional judgment, concerning differences between the operations, business and/or financial characteristics of FST and the selected comparable companies to provide a context in which to consider the results of the quantitative analysis.

C.     Conclusion and recommendation of Chenghe’s Board

Have considered the foregoing, Chenghe’s management, with the assistance of Revere, concluded that FST was an attractive business combination target, as it has a sizeable and profitable business, its existing products are well received by the market and Chenghe’s management regards FST at the inflection point of its business growth.

The values derived from the different analysis above show a range between $317.6 million to $509.1 million. The consideration to be received by FST’s shareholders in the Business Combination to be paid by CayCo of $400 million is in the middle of the range of valuation ranges of the analyses.

Chenghe’s Board reviewed and discussed the valuation analysis of FST prepared by the management team of Chenghe with the assistance of Revere, and believes that FST has the potential to implement its business development plans and scale up its operations accordingly. Chenghe’s Board believes that after its review of other business combination opportunities reasonably available to Chenghe and its evaluation of the consequence of liquidation of Chenghe without consummating an initial business combination, the Business Combination with FST represents the best potential business combination for Chenghe and its shareholders, based upon the process utilized to evaluate and assess other potential acquisition targets and the liquidation distribution of trust account to the shareholders. On the basis of the foregoing, Chenghe’s Board believes that, in its reasonable business judgement, the valuation analyses supported the pre-money fully diluted equity valuation of FST at $400 million and it’s in the best interest of Chenghe’s shareholders to approve and implement the Business Combination with FST.

The results of the above-referenced analyses supported Chenghe’s management’s determination that it was fair and in the best interests of Chenghe and its shareholders, and that it was advisable, to enter into the Merger Agreement and the Ancillary Agreements to which Chenghe is, or will be, a party and to consummate the transactions contemplated thereby, including the Business Combination.

Benefits and Detriments of the Business Combination

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware of the following non-exhaustive list of benefits and detriments of Business Combination on Chenghe, and its unaffiliated SPAC Shareholders, the New SPAC Sponsor and its affiliates, and FST and its affiliates.

Chenghe and SPAC Public Shareholders:

•        Dilution:    Upon the consummation of Business Combination, SPAC Public Shareholders will experience immediate dilution of their shareholding in CayCo. Assuming the Company Acquisition Percentage is 100% at the consummation of the FST Restructuring and the exercises of all issued and outstanding SPAC Warrants at the Closing of the Business Combination, SPAC Public Shareholders will hold (i) approximately 6.40% of CayCo’s total issued and outstanding share capital, assuming none of SPAC Public Shareholders demand redemption pursuant to the Chenghe Articles, (ii) approximately 3.31% of CayCo’s total issued and outstanding share capital, assuming intermediate redemptions by SPAC Public Shareholders; and (iii) approximately 1.51% of CayCo’s total issued and outstanding share capital, assuming maximum redemptions by SPAC Public Shareholders.

•        Potential loss of (or increase in) value of the investment in SPAC:    In connection with the SPAC IPO, the SPAC Public Shareholders purchased each SPAC Unit at a price of US$10.00 per unit. If any SPAC Public Shareholder does not elect to redeem their SPAC Class A Ordinary Shares in connection with the Business Combination, such SPAC Public Shareholder will receive one CayCo Ordinary Share in exchange for one SPAC Class A Ordinary Share at the Closing. Following the Closing, CayCo cannot predict the prices at which CayCo Ordinary Shares will trade. To the extent that CayCo Ordinary Shares will trade below $10.00 per share, SPAC Public Shareholders will lose a portion, or all, of their investments in SPAC Class A Ordinary Shares. To the extent that CayCo Ordinary Shares will be trading above $10.00 per share, SPAC Public Shareholders may receive returns on their investments on SPAC Class A Ordinary Shares upon the disposition of such shares.

New SPAC Sponsor, Old SPAC Sponsor and their respective affiliates:

•        Positive return on its investment in SPAC and reimbursement of expenses:    The Old SPAC Sponsor paid an aggregate of $25,000 for 3,250,000 SPAC Class B Ordinary Shares. Pursuant to the Sponsor Sale SPA, the New SPAC Sponsor acquired an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus $450,000 extension contribution payment incurred prior to the date of the Sponsor Sale SPA, and other extension payments that may become due after the Sponsor Sale. Pursuant to the Sponsor Sale SPA, the New SPAC Sponsor may transfer up to 250,000 Old SPAC Sponsor Earnout Shares to the Old SPAC Sponsor at the Closing. Assuming the Old SAPC Sponsor receives 250,000 Old SPAC Sponsor Earnout Shares, the Old SPAC Sponsor will hold 850,000 CayCo Ordinary Shares upon the Closing of the Business Combination, and the average per share price at which the Old SPAC Sponsor acquires these shares equal to $0.03 per share; the New SPAC Sponsor will hold 2,400,000 CayCo Ordinary Shares upon the Closing of the Business Combination, and the average per share price at which the New SPAC Sponsor acquires these shares is nominal. To the extent that CayCo Ordinary Shares will trade above $0.03 per share, the Old SPAC Sponsor and the New SPAC Sponsor will receive positive return on their respective investments in SPAC. In addition, the New SPAC Sponsor is entitled to the repayment of the outstanding principal amount under the October 2023 Note and the July 2024 Note, if any, only at the Closing of the Business Combination. As of June 30, 2024, the total outstanding principal amount under the October 2023 Note was $1,127,668 and the total outstanding principal amount under the July 2024 Note was $0.

FST, CayCo and their respective affiliates

•       Business Combination Expenses:    FST and Chenghe expect the Business Combination expenses to amount to approximately $8 million, and as of June 30, 2024, there was approximately $5.63 million in unpaid Business Combination expenses. Assuming none of the Public Shareholders demand redemption pursuant to the Chenghe Articles, it is anticipated that CayCo’s liquidity position following the Business Combination, including the amount of cash on hand, will be approximately $47 million. Assuming intermediate redemptions by Public Shareholders, it is anticipated that CayCo’s liquidity position following the Business Combination, including the amount of cash on hand, will be approximately $25 million. Assuming maximum redemptions by Public Shareholders, it is anticipated that CayCo’s liquidity position following the Business Combination, including the amount of cash on hand, will be approximately $12.5 million. However, there is no assurance that the Business Combination expenses actually incurred will not exceed the parties’ estimates, which would result in less liquidity available to CayCo at the Closing. There is no assurance that the liquidity available to CayCo immediately after the Business Combination will be sufficient for CayCo to conduct its operations, which could have material and adverse results on CayCo’s business, results of operations and financial condition.

•        Public company status; access to capital markets:    After the consummation of the Business Combination, CayCo Ordinary Shares will be listed on Nasdaq. As a U.S. public company, CayCo will enjoy enhanced visibility in the capital markets, which could help amplify the brand awareness of the KBS brand and increase the revenue of CayCo. In addition, CayCo will be able to raise funds through the U.S. public capital markets, providing it with access to capital to execute its expansion and growth strategies.

•        Potential positive return on the investment in FST:    FST shareholders had acquired their respective FST shares at a price lower than $10.00 per share. To the extent that the CayCo Ordinary Shares will trade above their per share acquisition price, FST shareholders will receive a positive return on their respective investments in FST.

FST’s Reasons for Engaging in the Business Combination

In deciding to pursue the Business Combination and the other transactions contemplated by the Business Combination Agreement with SPAC as opposed to another type of corporate transaction, FST considered and evaluated a number of factors, including but not limited to, the advantages of the Business Combination over a traditional IPO, enhanced access to capital and liquidity for the Company Shareholders, the benefits of a relationship with SPAC and consideration of the relative benefits and detriments of alternative transactions. In particular, FST evaluated the conditions of the IPO market for companies with FST’s characteristics at the time of entering into the Business Combination Agreement and considered that the transaction with SPAC was likely to provide for greater speed of execution, an increased likelihood that the proposed Business Combination would be completed in light of the terms and conditions of the Business Combination Agreement, higher proceeds and the potential for less dilution of the Company Shareholders. FST also considered that, upon Closing, FST would become a public company and the shares of CayCo Ordinary Shares would trade on a U.S. national securities exchange which could provide CayCo with enhanced access to capital to facilitate its growth, as well as greater liquidity to the Company Shareholders. FST also believed SPAC’s management, business experience and access to transactional opportunities could benefit CayCo. Ultimately, FST concluded that the proposed Business Combination represented the best potential transaction for FST to execute its business strategies and create value for the Company Shareholders.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the SPAC Board to vote in favor of the Business Combination, shareholders should be aware that, the Sponsors, SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of unaffiliated SPAC Shareholders generally, which could cause them to benefit from and incentivize them to pursue a business combination with a less favorable target company or on terms less favorable to non-redeeming shareholders rather than liquidate, subject always to their fiduciary duties under Cayman Islands law. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and did not believe that such interests would preclude them from approving the Business Combination or from recommending the Business Combination to SPAC Shareholders, considering that these interests would be disclosed in this Registration Statement/Proxy Statement. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Old SPAC Sponsor paid an aggregate of $25,000 for 3,250,000 SPAC Class B Ordinary Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by the Extended Deadline. Based on closing price for the SPAC Class A Ordinary Shares of $11.55 on Nasdaq on September 11, 2024, after giving effect to the Sponsor Sale, the value of the Founder Shares held by the Old SPAC Sponsor would be $6,930,000;

•        the fact that the Old SPAC Sponsor paid an aggregate of approximately $7,900,000 for its 7,900,000 SPAC Private Placement Warrants to purchase SPAC Class A Ordinary Shares and that such SPAC Private Placement Warrants will expire worthless if a business combination is not consummated by the Extended Deadline;

•        the fact that the New SPAC Sponsor entered into the Sponsor Sale SPA with the Old SPAC Sponsor for the acquisition of an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus $450,000 extension contribution payment incurred prior to the date of the Sponsor Sale SPA and other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement. Based on the closing price for the Public Shares of $11.55 on the Nasdaq on September 11, 2024, the value of the Founder Shares held by the New SPAC Sponsor would be $18,386,133.15, and the value of the Converted SPAC Public Shares held by the New SPAC Sponsor would be $12,221,366.85;

•        the fact that the Sponsors are anticipated to hold 18.10% of issued and outstanding shares of CayCo immediately following the Business Combination (assuming no redemptions of holders of SPAC Class A Ordinary Shares and the exercise of SPAC Private Placement Warrants);

•        the fact that given the differential in the purchase price that the Sponsors paid for the SPAC Class B Ordinary Shares and the purchase price that the Sponsors paid for the SPAC Private Placement Warrants as compared to the price of the SPAC Class A Ordinary Shares and SPAC Public Warrants and the substantial number of SPAC Class A Ordinary Shares that the Sponsors will receive upon conversion of the SPAC Class B Ordinary Shares and (as applicable) SPAC Private Placement Warrants, the Sponsors can earn a positive return on their investment, even if holders of SPAC Class A Ordinary Shares have a negative return on their investment;

•        the fact that the Sponsors have agreed not to redeem any SPAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to the SPAC IPO Letter Agreement;

•        the fact that the Sponsors will lose their entire investment in SPAC if an initial business combination is not consummated by the Extended Deadline Date. The Sponsors, SPAC’s directors and officers, and their respective affiliates have not incurred any out-of-pocket fees and expenses in relation to the initial business combination since the SPAC IPO, except that, on October 25, 2023, SPAC issued the October 2023 Note to the New SPAC Sponsor, for a principal amount of up to $1,960,000, and on July 11, 2024, SPAC issued the July 2024 Note to the New SPAC Sponsor, for a principal amount of up to $500,000. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668;

•        the fact that the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to SPAC Class B Ordinary Shares held by them if SPAC fails to complete an initial business combination by the Extended Deadline;

•        the fact that the Sponsors, SPAC’s directors and officers, and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on SPAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if SPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, SPAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by the Extended Deadline;

•        the right of the Sponsors to hold the CayCo Ordinary Shares and CayCo Warrants following the Business Combination, subject to certain lock-up periods;

•        in the event of the liquidation of the Trust Account upon the failure of SPAC to consummate a business combination by the Extended Deadline, the Sponsors have agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.20 per SPAC Class A Ordinary Share, or such lesser per-public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or claims of any third party (other than its independent public accountants) for services rendered or products sold to SPAC, provided that such indemnification will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account, nor will it apply to any claims under indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act;

•        the Sponsors (including its representatives and affiliates) and SPAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to SPAC. For example, the New SPAC Sponsor is controlled by Mr. Richard Qi Li, who is the owner of Chenghe Group Limited, founder and director of Chenghe Capital Management Limited and also serves as a director and the chief executive officer of HH&L Acquisition Co., a NYSE-listed special purpose acquisition company, and served as chairman of the board of Chenghe Acquisition Co., a Nasdaq-listed special purpose acquisition company. The SPAC’s chief executive officer, Yixuan Yuan, is chief executive officer and director of Chenghe Acquisition II Co., a NYSE-listed special purpose acquisition company, and a Managing Director of Chenghe Group Limited. The SPAC’s chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition II Co., and an associate at Chenghe Capital Management Limited. The SPAC’s chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and is chairman of the board of directors of Chenghe Acquisition II Co. The Sponsors and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target;

•        the fact that SPAC’s Sponsors, officers and directors have not received any cash compensation in relation to the Business Combination. Following the Closing, CayCo intends to develop an executive compensation program that will be made by the compensation committee of CayCo and Mr. Richard Qi Li, who controls the New SPAC Sponsor, will become a director of CayCo upon Closing;

•        the fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s existing directors and officers and the continuation of the directors’ and officers’ liability insurance after the Business Combination; and

•        the fact that SPAC has entered into a registration rights agreement with the Sponsors, which provides for customary registration rights to them and their permitted transferees.

None of FST’s directors or officers directly or indirectly hold interests in, are affiliated with, or carry on any business with, the New SPAC Sponsor or Chenghe other than as parties to the Business Combination Agreement. Therefore, none of FST’s directors or officers hold any material interests in the Business Combination that consist of any interest in or affiliation with the New SPAC Sponsor or Chenghe.

The personal and financial interests of the Sponsors, SPAC’s directors and officers may have influenced their motivations in identifying and selecting FST and completing a business combination with FST, and may influence the operation of the Post-Closing Company following the Business Combination by some of them. For more information about SPAC’s business and Sponsors’ shareholding in SPAC, see the section entitled “Business of SPAC and Certain Information about SPAC” on page 190. For dilution of non-redeeming SPAC shareholders, see “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What ownership levels will current shareholders of Chenghe have after consummation of the Business Combination” on page 26.

No compensation of any kind, including finder’s and consulting fees, was paid or will be paid to the New SPAC Sponsor, executive officers or directors or affiliates, for services rendered to or in connection with the Business Combination. However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. For more discussion about executive compensation prior to the Business Combination, see “Executive Compensation — Executive Compensation prior to the Business Combination” on page 251. The New SPAC Sponsor’s economic interest in the Business Combination is limited to the CayCo Ordinary Shares that it will receive in exchange of the SPAC Shares that it owns, the CayCo Warrants that it will receive in exchange of the SPAC Warrants that it owns, and the repayment of outstanding amount under the October 2023 Note and the July 2024 Note at the Closing of the Business Combination.

Shareholders should also be aware that interests of FST, FST officers and directors may be inherently different from the interests of unaffiliated SPAC Shareholders, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to SPAC Shareholders. After Closing, certain FST officers and directors will be appointed as officers and directors of CayCo and certain of them will hold CayCo Ordinary Shares, assuming no redemption, amounting to 20.11% of CayCo Ordinary Shares post-Closing. Given the differential in the purchase price that FST officers and directors paid for the FST Shares they hold (i.e., less than approximately NTD 306.20 per share) and the price of the Public Shares and the number of CayCo Ordinary Shares the FST officers and directors will receive upon exchange of the FST Shares, the FST officers and directors can earn a positive return on their investment, even if the Public Shareholders have a negative return on their investment. See “Beneficial Ownership of CayCo Securities after Business Combination” on page 301. Furthermore, Chenghe intends to use substantially all of the funds held in the Trust Account to complete the Business Combination, after the payment to SPAC Public Shareholders who have validly redeemed their SPAC Shares upon Closing, and any remaining amount will be used as working capital to finance the operations of CayCo, make other acquisitions and pursue its growth strategies. See “Summary of Registration Statement/Proxy Statement — The Business Combination — Sources and Uses of Funds for the Business Combination” on page 42.

Satisfaction of 80% Test

The rules of Nasdaq and SPAC MAA requires that SPAC must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement in connection with its initial business combination. Based on the qualitative and quantitative information used to approve the Business Combination described herein, SPAC Board determined that the foregoing 80% net asset requirement was met. SPAC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% net asset requirement.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for (i) the Taiwan DIR Approval and (ii) the filings with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Act necessary to effectuate the Business Combination.

Redemption Rights

Pursuant to SPAC MAA, a SPAC Public Shareholder may demand that SPAC redeem its SPAC Class A Ordinary Shares for cash if the Business Combination is consummated. Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his or her or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the SPAC Class A Ordinary Shares. Accordingly, all SPAC Class A Ordinary Shares in excess of 15% held by SPAC Public Shareholders, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed and converted into cash.

Furthermore, under the Business Combination Agreement, as one of the Closing Conditions, SPAC shall not redeem Public Shares that would cause its net tangible assets to be less than $5,000,001 following such redemptions, unless such condition have been waived by all parties.

SPAC Public Shareholders who wish to exercise their redemption rights must demand that SPAC redeem their SPAC Class A Ordinary Shares for cash and tender their SPAC Class A Ordinary Shares to SPAC Transfer Agent no later than two (2) Business Days prior to the SPAC Shareholders’ Meeting. SPAC Public Shareholders may tender their SPAC Class A Ordinary Shares by either delivering their share certificates (if any) and other redemption forms to the SPAC Transfer Agent or by delivering their SPAC Class A Ordinary Shares electronically to the SPAC Transfer Agent using The Depository Trust Company’s DWAC System. Any SPAC Public Shareholders satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $[•] per share, as of the Record Date), less taxes payable and up to $100,000 of interest to pay dissolution expenses. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. If a SPAC Public Shareholder exercises his, her or its redemption rights, then it will be exchanging its shares for cash and will not become a shareholder of CayCo post-Closing. Any request for redemption, once made by a SPAC Public Shareholder, may be withdrawn at any time up to the deadline for submitting redemption requests, which is [•], 20[•] (two (2) Business Days prior to the date of the SPAC Shareholders’ Meeting), and thereafter, with SPAC’s consent, until the Closing. If you deliver your share certificates (if any) and other redemption forms to SPAC Transfer Agent and later decide prior to the SPAC Shareholders’ Meeting not to elect redemption, you may request that SPAC Transfer Agent return the shares (physically or electronically). See the section of this Registration Statement/Proxy Statement entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Resale of CayCo Ordinary Shares

The CayCo Ordinary Shares to be issued to shareholders of SPAC in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of SPAC immediately prior to the Merger Effective Time or an “affiliate” of CayCo following the Business Combination or shares otherwise held by signatories of the Lock-up Agreement. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, CayCo or SPAC (as appropriate) and may include the executive officers, directors and significant shareholders of CayCo or SPAC (as appropriate).

Stock Exchange Listing of CayCo Ordinary Shares

CayCo will use reasonable best efforts to cause, prior to the Merger Effective Time, the CayCo Ordinary Shares to be approved for listing on the Stock Exchange under the proposed symbol “KBSX,” subject to official notice of issuance. Approval of the listing on the Stock Exchange of the CayCo Ordinary Shares (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of SPAC Securities

If the Business Combination is completed and no other business combination is completed by the SPAC Termination Date, the SPAC Units and the SPAC Class A Ordinary Shares will be delisted from Nasdaq and will be deregistered under the Exchange Act.

CayCo as a Foreign Private Issuer under the Exchange Act Post-Closing

CayCo expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, CayCo will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. CayCo will be required to file its annual report on Form 20-F for the year ending December 31, 2024 with the SEC by April 30, 2025. In addition, CayCo will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by CayCo in the Cayman Islands or that is distributed or required to be distributed by CayCo to its shareholders.

Based on its foreign private issuer status, CayCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. CayCo will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information.

In addition, among other matters, CayCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the CayCo Ordinary Shares.

Despite its initial exemption due to its foreign private issuer status, CayCo nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

CayCo as an Emerging Growth Company under U.S. Federal Securities Laws Post-Closing and Related Implications

The SPAC is, and following the Business Combination, CayCo will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, CayCo will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and Registration Statement/Proxy Statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the CayCo’s securities less attractive as a result, there may be a less active trading market for the CayCo’s securities and the prices of CayCo’s securities may be more volatile.

Post-Closing, CayCo will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of date of its first sale of common equity securities pursuant to an effective registration statement, (b) in which CayCo has total annual gross revenue of at least $1.235 billion, or (c) in which CayCo is deemed to be a large accelerated filer, which means the market value of the CayCo’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which CayCo has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to SPAC MAA, being the affirmative vote of shareholders holding a majority of the ordinary shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. An abstention will be counted towards the quorum requirement but, as a matter of Cayman Islands law, will not count as a vote cast at the Extraordinary General Meeting. Broker non-votes do not count as votes cast.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, Chenghe Acquisition I Co. (“SPAC”)’s entry into the Business Combination Agreement, dated as of December 22, 2023, with FST Corp. (“CayCo”), FST Merger Ltd. (“Merger Sub”) and Femco Steel Technology Co., Ltd., a copy of which is attached to the Registration Statement/Proxy Statement as Annex A, pursuant to which, among other things, Merger Sub will merge with and into SPAC with SPAC being the surviving company of the merger, and becoming a wholly-owned subsidiary of CayCo (the “Merger”), with shareholders of SPAC being shareholders of CayCo, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby be approved, ratified and confirmed in all aspects.”

Recommendation of SPAC’s Board of Directors

SPAC Board recommends a vote “FOR” adoption of the Business Combination Proposal.

SPAC SHAREHOLDERS PROPOSAL NO. 2 — THE MERGER PROPOSAL

Overview

Assuming the Business Combination Proposal is approved at the Extraordinary General Meeting, shareholders are being asked to approve, pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, the adoption of the plan of merger to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”) and the transactions contemplated thereby, including, without limitation the Merger. A copy of the Plan of Merger is attached as Annex A-1 to the accompanying Registration Statement/Proxy Statement.

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of shareholders holding at least two-thirds of the ordinary shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present.

Brokers are not entitled to vote on the Authorized Share Capital Amendment Proposal absent voting instructions from the beneficial holder. An abstention will be counted towards the quorum requirement but, as a matter of Cayman Islands law, will not count as a vote cast at the Extraordinary General Meeting. Broker non-votes do not count as votes cast.

The Merger Proposal is conditioned on the approval of the Business Combination Proposal, the Authorized Share Capital Amendment Proposal, and the Articles Amendment Proposals at the Extraordinary General Meeting. The approval of the Merger Proposal is a condition to the consummation of the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that,

(a)     SPAC be authorized to merge with Merger Sub so that SPAC be the surviving company and all the undertaking, property and liabilities of Merger Sub vest in SPAC by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

(b)    the Plan of Merger, a copy of which is attached to the Registration Statement/Proxy Statement as Annex A-1 (the “Plan of Merger”), be authorized, approved and confirmed in all respects and SPAC be authorized to enter into the Plan of Merger; and

(c)     the Plan of Merger be executed by any one director of SPAC (a “Director”) on behalf of SPAC and any Director or Maples and Calder (Hong Kong) LLP or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.”

Recommendation of SPAC’s Board of Directors

SPAC Board recommends a vote “FOR” adoption of the Merger Proposal.

SPAC SHAREHOLDERS PROPOSAL NO. 3 — THE AUTHORIZED SHARE CAPITAL AMENDMENT PROPOSAL

Overview

Assuming the Business Combination Proposal is approved at the Extraordinary General Meeting, shareholders are being asked to approve, with effect from the effective time of the Merger, the reclassification and re-designation of (a) 200,000,000 issued and unissued Class A ordinary shares of a par value of $0.0001 each to 200,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; (b) 20,000,000 issued and unissued Class B ordinary shares of a par value of $0.0001 each to 20,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; and (c) 1,000,000 authorized but unissued preference shares of a par value of $0.0001 each to 1,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each (the “Re-designation”) so that following such Re-designation, the authorized share capital of Chenghe shall be $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each, and immediately after the Re-designation, the authorized share capital of Chenghe be increased from $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each by the creation of an additional 279,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each to rank pari passu in all respects with the existing ordinary shares.

Vote Required for Approval

The approval of the Authorized Share Capital Amendment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

Brokers are not entitled to vote on the Authorized Share Capital Amendment Proposal absent voting instructions from the beneficial holder. An abstention will be counted towards the quorum requirement but, as a matter of Cayman Islands law, will not count as a vote cast at the Extraordinary General Meeting. Broker non-votes do not count as votes cast.

The Authorized Share Capital Amendment Proposal is conditioned on the approval of the Business Combination Proposal, the Merger Proposal and the Articles Amendment Proposals at the Extraordinary General Meeting. The approval of the Authorized Share Capital Amendment Proposal is a condition to the consummation of the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, with effect from the effective time of the Merger, the authorized share capital of SPAC be reclassified and re-designated as follows: (i) 200,000,000 issued and unissued Class A ordinary shares of a par value of $0.0001 each be reclassified and re-designated as 200,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; (ii) 20,000,000 issued and unissued Class B ordinary shares of a par value of $0.0001 each be reclassified and re-designated as 20,000,000 issued and unissued ordinary shares of a par value of $0.0001 each; and (iii) 1,000,000 authorized but unissued preference shares of a par value of $0.0001 each be reclassified and re-designated as 1,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each (the “Re-designation”) so that following such Re-designation, the authorized share capital of SPAC shall be $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each, and immediately after the Re-designation, the authorized share capital of SPAC be increased from $22,100 divided into 221,000,000 ordinary shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each by the creation of an additional 279,000,000 authorized but unissued ordinary shares of a par value of $0.0001 each to rank pari passu in all respects with the existing ordinary shares.”

Recommendation of SPAC’s Board of Directors

SPAC Board recommends a vote “FOR” adoption of the Authorized Share Capital Amendment Proposal.

SPAC SHAREHOLDERS PROPOSAL NO. 4 — THE ARTICLES AMENDMENT PROPOSALS

Overview

Assuming the Business Combination Proposal is approved at the Extraordinary General Meeting, shareholders are being asked to approve, as two separate special resolutions, respectively with effect from the effective time of the Merger, (a) the change of name of Chenghe from “Chenghe Acquisition I Co.” to “FST Ltd.” and (b) the SPAC MAA be amended and restated by the deletion in their entirety and the substitution in their place of the Restated M&A. A copy of the Restated M&A is attached as Annex H to this Registration Statement/Proxy Statement.

Amending and restating the SPAC MAA will allow Chenghe to give effect to the name change of “Chenghe Acquisition I Co.” to “FST Ltd.”, as well as alter or remove certain provisions that will no longer be applicable to or as favorable for Chenghe after the consummation of the Business Combination. For example, under the proposed Restated M&A, Chenghe’s corporate existence will be perpetual as opposed to Chenghe’s corporate existence terminating if a business combination is not consummated within a specified period of time. Similarly, the proposed Restated M&A removes certain provisions relating to Chenghe being a blank check company because, after the consummation of the Business Combination, those provisions would no longer be applicable to Chenghe. The proposed Restated M&A also reflects the updated share capital of Chenghe post-Merger as described in more details in “SPAC Shareholders Proposal No.3 — The Authorized Share Capital Amendment Proposal.”

Given that Chenghe plans to delist the SPAC Units and SPAC Class A Ordinary Shares from Nasdaq in connection with the Closing, Chenghe will no longer be subject to reporting obligations under the Exchange Act. As a result, shareholders may be afforded less protection than they otherwise would be if Chenghe’s securities remain listed on Nasdaq. However, because post-Closing, the current SPAC Shareholders will become shareholders of CayCo and Merger Sub will merge with and into Chenghe with Chenghe surviving as a wholly-owned subsidiary of CayCo, any risk relating to Chenghe’s exemption of reporting obligations would not affect current SPAC Shareholders.

The SPAC Board believes that the proposed Restated M&A will contain provisions that are more applicable to and more favorable for Chenghe as a non-public company than those currently in the SPAC MAA.

Vote Required for Approval

The approval of each of the Articles Amendment Proposals will require a special resolution under Cayman Islands law and pursuant to SPAC MAA, being the affirmative vote of shareholders holding at least two-thirds of the ordinary shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present.

Brokers are not entitled to vote on the Articles Amendment Proposals absent voting instructions from the beneficial holder. An abstention will be counted towards the quorum requirement but, as a matter of Cayman Islands law, will not count as a vote cast at the Extraordinary General Meeting. Broker non-votes do not count as votes cast.

Each of the Articles Amendment Proposals is conditioned on the approval of the Business Combination Proposal and the Authorized Share Capital Amendment Proposal at the Extraordinary General Meeting. The approval of the Articles Amendment Proposals is a condition to the consummation of the Business Combination.

Resolutions to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that, with effect from the effective time of the Merger, the name of SPAC be changed from “Chenghe Acquisition I Co.” to “FST Ltd.”

RESOLVED, as a special resolution, that, with effect from the effective time of the Merger, the amended and restated memorandum and articles of association of SPAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the second amended and restated memorandum and articles of association attached to the Registration Statement/Proxy Statement as Annex H.”

Recommendation of SPAC Board of Directors

SPAC Board recommends a vote “FOR” adoption of each of the Articles Amendment Proposals.

SPAC SHAREHOLDERS PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows SPAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve one or more proposals presented to SPAC Shareholders for vote. In no event will SPAC solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the SPAC MAA and Cayman Islands law.

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved by SPAC Shareholders, SPAC Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In such event, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the SPAC Shareholders’ Meeting. Broker non-votes do not count as votes cast.

The Adjournment Proposal will not be presented if each of the Business Combination Proposal, the Merger Proposal, the Authorized Share Capital Amendment Proposal and the Articles Amendment Proposals is approved. The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting be approved.”

Recommendation of SPAC’s Board of Directors

SPAC Board recommends a vote “FOR” adoption of the Adjournment Proposal.

THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this Registration Statement/Proxy Statement. SPAC Shareholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Merger.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Registration Statement/Proxy Statement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this Registration Statement/Proxy Statement as characterizations of the actual state of facts about SPAC, FST, CayCo, Merger Sub or any other matter.

Structure of the Business Combination

On December 22, 2023, SPAC, FST, CayCo and Merger Sub, entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, (i) immediately after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of CayCo; and (ii) SPAC will change its name to “FST Ltd.”

The closing of the Business Combination will be conditional upon, among other things, the FST Restructuring Closing.

FST Restructuring

To maximize CayCo’s control over FST’s business and operations after the Closing and enhance the efficiency of future fundraising, the parties intend to have each existing FST Shareholder exchange the Company Shares held by it, him or her with CayCo Ordinary Shares, so that at the Closing, or as soon as practicable thereafter, CayCo will be the sole shareholder of FST. Pursuant to the Business Combination Agreement, CayCo shall have acquired at least 90% of all issued and outstanding Company Shares on or prior to the Closing. Such restructuring is expected to be effected in two phases.

The FST Parties will use their respective best efforts to cause each other counterparties thereto to execute and deliver (i) the Phase I Restructuring Documents with the relevant parties thereto within seventy-two (72) calendar days after the date of the Business Combination Agreement, pursuant to which CayCo will acquire 55% of the Aggregate Fully Diluted Company Shares, and (ii) the Phase II Restructuring Documents as soon as reasonably practicable and legally feasible and in no event later than thirty (30) Business Days after the Financial Supervisory Commission of Taiwan issues its approval for the termination of the Company’s Taiwan Public Company status. The FST Parties will use their respective best efforts to procure the Company Restructuring Documents to be executed with each of the relevant parties thereto such that the Company Acquisition Percentage shall be at least 90%.

The FST Parties agree that the Company Restructuring Documents shall provide that at the FST Restructuring Closing, CayCo shall issue and allot to each FST Shareholder who has agreed to so subscribe in respective of each Company Share owned by such person, a number of CayCo Ordinary Shares that is no more than the Subscription Factor, subject to any adjustment in relation to the issuance of fractional shares as set forth in the Business Combination Agreement.

The FST Restructuring Closing shall take place one (1) Business Day before the Closing Date or such other time and place as Chenghe and FST may mutually agree.

As soon as practicable and to the extent legally feasible under applicable laws after the Closing, FST shall use reasonable best efforts to enter into and consummate (a) a transaction with CayCo for CayCo to acquire the Company Shares owned by the Company Shareholders who choose not to participate in the FST Restructuring or (b) other alternative transactions to be agreed by Chenghe Investment I Limited and FST. At the consummation of such share exchange transaction, CayCo will be the sole shareholder of FST.

The “Subscription Factor” is a number resulting from dividing (x) the result of the quantity of the Base Equity Value divided by U.S.$10.00, by (y) the Aggregate Fully Diluted Company Shares as at the time of calculation. The “Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Shares that are (i) issued and outstanding or (ii) issuable upon, or subject to, (x) the exercise or settlement of any Option or (y) the consummation of any PIPE Investment, if any. The “Base Equity Value” means U.S.$400,000,000. The “Company Acquisition Percentage” means a number, expressed as a percentage, calculated by dividing (x) the number of Aggregate Fully Diluted Company Shares owned by CayCo immediately after the FST Restructuring Closing by (y) the Aggregate Fully Diluted Company Shares at such time.

Merger

At the Closing, in accordance with the Cayman Companies Act, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly-owned subsidiary of CayCo.

Effect of the Merger on the Share Capital of SPAC and Merger Sub

Pursuant to the Business Combination Agreement, at the Merger Effective Time, and in the case of sub-paragraph (b), immediately prior to the Merger Effective Time, the following will occur:

(a)     each outstanding SPAC Unit, consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant, will be automatically separated and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant;

(b)    each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share and each SPAC Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist;

(c)     each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) shall be converted into the right to receive one (1) CayCo Ordinary Share; and

(d)    each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a CayCo Warrant, which shall be on the same terms and conditions as the applicable SPAC Warrant.

Closing

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place by conference call and by exchange of signature pages by email or other electronic transmission, at a time and date specified in writing by SPAC and FST, which shall be no later than three (3) Business Days after the first date on which all conditions set forth in Article VIII of the Business Combination Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and FST may mutually agree in writing.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of SPAC and the FST Parties, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Material Adverse Effect” below. The representations and warranties of

SPAC are also qualified by information included in SPAC’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of the FST Parties

Each of the FST Parties has made representations and warranties relating to, among other things, FST organization, subsidiaries, CayCo and Merger Sub, due authorization, no conflict, governmental authorities and approvals, capitalization of FST, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, FST benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, registration statement and Registration Statement/Proxy Statement, customers and vendors, absence of certain business practices and anti-corruption compliance, government contracts and grants, sufficiency of assets, Company Restructuring Documents, financial assistance, related party transactions and information supplied.

The representations and warranties of the FST Parties identified as fundamental under the terms of the Business Combination Agreement are the representations and warranties made pursuant to the first and second sentences of Section 5.1 (FST Organization), Section 5.2 (Subsidiaries), Section 5.3 (CayCo and Merger Sub), Section 5.4 (Due Authorization), Section 5.5 (No Conflict), Section 5.6 (Governmental Authorities; Approvals), Section 5.7 (Capitalization of FST), Section 5.16 (Brokers’ Fees), Section 5.30 (Company Restructuring Documents) and Section 5.32 (FST Related Parties) of the Business Combination Agreement.

Representations and Warranties of SPAC

SPAC has made representations and warranties relating to, among other things, SPAC organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and approvals, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of SPAC, brokers’ fees, business activities, the Nasdaq stock market quotation, registration statement and Registration Statement/Proxy Statement, and information supplied.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s willful misconduct or actual fraud, the representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of the FST Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to the FST Parties means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of the Group or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the FST Parties to consummate the Merger by October 26, 2024.

Covenants and Agreements

Each FST Party has made covenants relating to, among other things, FST Parties’ conduct of business, the Company Restructuring Documents, access, preparation and delivery of additional FST financial statements, exclusivity, preparation of Registration Statement/Proxy Statement, FST’s shareholder approval, post-closing directors and officers, indemnification and insurance, listing of CayCo securities and third party consents.

SPAC has made covenants relating to, among other things, SPAC’s conduct of business, no solicitation by SPAC, SPAC’s shareholder approval, trust account proceeds and related available equity, the Nasdaq listing and SPAC public filings.

Conduct of Business by the FST Parties

Each FST Party has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), each FST Party will, except as explicitly contemplated by the Business Combination Agreement, the Company Restructuring Documents or the Ancillary Documents, as required by law or as disclosed to or consented to by SPAC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable efforts to operate the business of the Group or in the ordinary course of business consistent with past practice. FST has also agreed to comply with all laws applicable to it, and its businesses, assets and employees.

During the Interim Period, except as disclosed to and consented to by SPAC in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), the FST Parties will not, except as otherwise explicitly contemplated by the Business Combination Agreement, the Company Restructuring Documents or the Ancillary Documents or as required by law:

(a)     change or amend the Governing Documents of FST, CayCo or Merger Sub or form or cause to be formed any new Subsidiary of FST;

(b)    make, declare, set a record date for or pay any dividend or distribution to the shareholders of FST or make, declare, set a record date for or pay any other distributions in respect of any of the FST’s capital share or equity interests other than the annual dividend distribution as approved by the annual general shareholders meeting of FST;

(c)     subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of FST’s capital share or equity interests;

(d)    purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of FST, except for the acquisition by FST of any shares of capital share, membership interests or other equity interests of FST in connection with the forfeiture or cancellation of such interests;

(e)     enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) certain material contracts of the Group or any real property lease, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f)     sell, assign, transfer, convey, lease or otherwise dispose of or subject to a lien (other than a lien permitted under the Business Combination Agreement) any material tangible assets or properties of the Group, including the leased real property, except for dispositions of obsolete or worthless equipment in the ordinary course of business;

(g)    acquire any ownership interest in any real property;

(h)    except as otherwise required by existing FST benefit plans or applicable law or certain material contracts of the Group, (i) grant any severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Group, or hire or terminate the employment of employees with an annual base salary of U.S.$300,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into, materially amend or modify any actuarial or other assumptions used in respect of, any FST benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except to any such individuals who are not directors or officers of the Group or in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Group, (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group, except in the ordinary course of business consistent with past practice, (vii) grant any equity or equity-based compensation awards, or (viii) plan, implement, or announce any group employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, or salary or wage reductions except in the ordinary course of business consistent with past practice;

(i)     acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)     make any material loans or material advances to any person, except for (i) advances to employees, officers or independent contractors of the Group for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, and (ii) payment terms for customers and suppliers in the ordinary course of business;

(k)    (i) make, change or revoke any Tax election, (ii) amend, modify or otherwise change any filed tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent with past practice;

(l)     take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, the FST Restructuring, or the Business Combination;

(m)   (i) incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FST or guaranty any debt securities of another person, other than any indebtedness or guarantee incurred in the ordinary course of business and in an aggregate amount not to exceed, individually or in the aggregate, U.S.$300,000; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), which individually or in the aggregate exceed U.S.$300,000, except as otherwise contemplated by the Business Combination Agreement or as such obligations become due;

(n)    issue any Company Shares or securities exercisable for or convertible into Company Shares or grant any additional equity or equity-based compensation;

(o)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of FST (other than the Merger);

(p)    waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than U.S.$300,000 in the aggregate;

(q)    (i) grant to, or agree to grant to, any person any right to or interest in any intellectual property that is material to the Group, (ii) sell, dispose of, abandon or permit to lapse any rights to any intellectual property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice), except for the expiration of intellectual property registered or applied for and is owned or purported to be owned by the Group that cannot be further maintained or renewed by applicable statute, or (iii) permit any material intellectual property to become subject to a lien (other than a lien permitted under the Business Combination Agreement);

(r)     disclose or agree to disclose to any person (other than SPAC or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Group, other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s)     make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed to SPAC, in the aggregate;

(t)     manage the Group’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)    change or amend the privacy policies except as required by applicable law;

(v)    enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, works council, labor organization or group of employees of the Group as the bargaining representative for any employees of the Group;

(w)    waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Group;

(x)    (i) limit the right of the Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any person;

(y)    amend in a manner materially detrimental to the Group, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material governmental approval or material permit required for the conduct of the business of the Group;

(z)     fail to avoid or eliminate each and every impediment and to ensure the Taiwan DIR Approval to be effective and in full force until the Closing Date;

(aa)   change, replace, alter, or terminate the engagement with, the auditor of the Group;

(bb)  terminate or amend in a manner materially detrimental to the Group any material insurance policy insuring the business of the Group;

(cc)   waive, amend, revoke or terminate the Phase I Restructuring Documents; or

(dd)  enter into any agreement to do any action prohibited under the Business Combination Agreement.

Conduct of Business of SPAC

SPAC has agreed that during the Interim Period, SPAC will, except as contemplated by the Business Combination Agreement or the Ancillary Documents, as required by law, or as disclosed to or consented to by FST in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable efforts to operate its business in the ordinary course and consistent with past practice.

During the Interim Period, except as consented to by FST in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), SPAC will not, except as otherwise contemplated by the Business Combination Agreement or the Ancillary Documents or as disclosed in the SPAC SEC filings or as required by law:

(a)     seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the SPAC Shareholder Proposals;

(b)    except as contemplated by the SPAC Shareholder Proposals, (A) make, declare, set a record date for or pay any dividend or distribution to the SPAC Shareholders or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s share, share capital or equity interests, (B) subdivide, consolidate, reclassify or otherwise amend any terms of any of SPAC’s share capital or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Ordinary Shares made in connection with the SPAC shareholder redemptions;

(c)     take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, the FST Restructuring or the Business Combination;

(d)    enter into, renew or amend in any material respect, any transaction or contract with an affiliate of SPAC (including, for the avoidance of doubt, (x) the New SPAC Sponsor and (y) any person in which the New SPAC Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)     incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FST or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice, (y) in respect of any Working Capital Loan, or (z) in respect of any transaction expense by SPAC;

(f)     incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents or in support of the ordinary course operations of SPAC (which the parties agree shall include any indebtedness in respect of any Working Capital Loan);

(g)    (A) issue any ordinary shares or preference shares of SPAC or securities exercisable for or convertible into such securities, (B) grant any options, warrants or other equity-based awards with respect to such securities not outstanding on the date of the Business Combination Agreement, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(h)    enter into any agreement to do any action prohibited under the Business Combination Agreement.

Covenants of SPAC

Pursuant to the Business Combination Agreement, SPAC has agreed, among other things, to:

(a)     from the date when FST has received the Taiwan DIR Approval until the Closing Date or, if earlier, the termination of the Business Combination Agreement, not to, and instruct and use its reasonable best efforts to cause its representatives acting on its behalf, not to, (i) make any proposal or offer that constitutes a business combination proposal, (ii) initiate any discussions or negotiations with any person with respect to a business combination proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, in each case, other than to or with SPAC and its representatives. SPAC also agrees that from and after the execution of the Business Combination Agreement, it shall, and shall instruct its officers and directors to, and shall instruct and cause its representatives acting on its behalf, its subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a business combination proposal (other than with FST and its representatives);

(b)    as promptly as practicable after the registration statement on Form F-4 is declared effective under the Securities Act, (i) cause this Registration Statement/Proxy Statement to be disseminated to SPAC Shareholders in compliance with applicable law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of its shareholders in accordance with SPAC MAA and the Nasdaq rules and regulations for a date no later than thirty-five (35) Business Days following the date the registration statement on Form F-4 is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Shareholder Proposals, and provide its shareholders with the opportunity to elect to effect a SPAC shareholder redemption;

(c)     (i) cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, and (ii) use its reasonable best efforts to cause Continental to, and Continental will thereupon be obligated to (1) pay as and when due all amounts payable to SPAC shareholders pursuant to the redemptions of SPAC Class A ordinary shares, (2) pay the unpaid transaction expenses in accordance with the Business Combination Agreement as instructed by SPAC in accordance with the Trust Agreement, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to the Business Combination Agreement and the Trust Agreement;

(d)    from the date of the Business Combination Agreement through the Merger Effective Time, ensure SPAC remains listed as a public company on the Nasdaq; and

(e)     from the date of the Business Combination Agreement through the Merger Effective Time, keep current and timely file all reports, statements and schedules required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Covenants of the FST Parties

Pursuant to the Business Combination Agreement, each FST Party has agreed, among other things, to:

(a)     (i) use their respective best efforts to cause each other counterparties to execute and deliver (1) the Phase I Restructuring Documents with the relevant parties thereto within seventy-two (72) calendar days after the date of the Business Combination Agreement, (2) the Phase II Restructuring Documents as soon as reasonably practicable and legally feasible and in no event later than thirty (30) Business Days after the Financial Supervisory Commission of Taiwan issues its approval for the termination of FST’s Taiwan Public Company status; (ii) use their respective best efforts to cause the Company Restructuring Documents to be executed with each of the relevant parties thereto such that the Company Acquisition Percentage shall be at least 90%; and (iii) ensure that the Company Restructuring Documents and its execution and delivery do not and will not impose, create or constitute any liability, debt or obligation of or claim or judgment against, SPAC or its affiliates;

(b)    take all actions as soon as practicable and as may be reasonably necessary to (i) implement and consummate the FST Withdrawal (as defined in the Business Combination Agreement) in accordance with the Business Combination Agreement; (ii) implement the Squeeze Out in accordance with the Business Combination Agreement; and (iii) keep SPAC, the New SPAC Sponsor and their respective representatives informed of all developments in respect of the FST Withdrawal and the Squeeze Out, and share all material communication or written agreements with the FST Shareholders;

(c)     cooperate in good faith with any Governmental Authority and undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, actions, non-actions or waivers in connection with the FST Restructuring as soon as practicable and any and all action necessary to consummate the FST Restructuring;

(d)    (i) as promptly as possible but in any event no later than ten (10) Business Days after FST’s de-registration of trading from the Taiwan Stock Market, file or submit all necessary submissions, notifications, filings and applications in connection with the Phase I DIR Approval and shall each use their respective best efforts to obtain the Phase I DIR Approval as promptly and as legally feasible and reasonably practicable, and take all such actions as are necessary to maintain the effectiveness of such approval until the Transactions and the FST Restructuring have been consummated; (ii) not do anything to revoke, modify in any material respect, or terminate the Phase I DIR Approval, (iii) avoid or eliminate each and every impediment under any law that cause the Phase I DIR Approval to lose effect, and (iv) keep SPAC and its representatives informed of all developments in respect of the Phase I DIR Approval;

(e)     (i) as promptly as possible, but in any event no later than thirty (30) Business Days after the termination of FST’s Taiwan Public Company status, file or submit all necessary submissions, notifications, filings and applications in connection with the Phase II DIR Approval; (ii) use best efforts to obtain the Phase II DIR Approval required to consummate the Transactions and the FST Restructuring, as promptly and as legally feasible and reasonably practicable; (iii) not do anything to revoke, modify in any material respect, or terminate the Phase II DIR Approval, (iv) avoid or eliminate each and every impediment under any law that cause the Phase II DIR Approval to lose effect, and (v) keep SPAC and its representatives informed of all developments in respect of the Phase II DIR Approval;

(f)     from the date of the Business Combination Agreement until the Closing Date, not to (i) change, amend, restate, replace, supplement, assign or otherwise modify or terminate the Company Restructuring Documents; or (ii) agree to the waiver of any rights thereunder; (iii) cancel or terminate the company Restructuring Documents;

(g)    keep SPAC and its representatives informed of all developments in respect of the Company Restructuring Documents and give SPAC and its representatives prompt written notice of the discussion, negotiation and signing status of the Company Restructuring Documents;

(h)    as promptly as reasonably practicable following the date of the Business Combination Agreement, deliver to SPAC (i) audited financial statements for the years ended December 31, 2022 and December 31, 2021 consisting of audited consolidated balance sheets as of December 31, 2022 and 2021 and consolidated statements of operations, cash flows and changes in shareholders’ equity of the Group for the years ended December 31, 2022 and December 31, 2021, audited in accordance with the standards of the Public Company Accounting Oversight Board and containing an unqualified report of FST’s auditors and (ii) an unaudited consolidated balance sheet of the Group and consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group as of and for a year-to-date period ended as of the end of each quarterly period thereafter that is required to be included in the registration statement on Form F-4 or this Registration Statement/Proxy Statement and any other filings to be made by FST or SPAC with the SEC in connection with the Transactions;

(i)     from the date of the Business Combination Agreement until the Closing Date or, if earlier, the termination of the Business Combination Agreement, not, and instruct and use their reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning the Group, CayCo or Merger Sub to any person relating to, an acquisition proposal or afford to any person access to the business, properties, assets or personnel of the Group, CayCo or Merger Sub in connection with an acquisition proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal, (iii) grant any waiver, amendment or release under the anti-takeover laws of any state, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal, (v) prepare or take any steps in connection with a public offering of any equity securities of the FST Parties, or a newly formed holding company of the FST Parties or such subsidiaries, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing;

(j)     obtain and deliver to SPAC the Company Shareholder Approval through an extraordinary general shareholders meeting and in accordance with the terms and subject to the conditions of FST’s Governing Documents as soon as reasonably practicable, but in no event later than forty five (45) Business Days after the date of the Business Combination Agreement;

(k)    prior to the Closing Date, approve and adopt the new equity incentive plan, in a form with customary terms and conditions that is reasonably agreed by and between SPAC and FST;

(l)     take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time the CayCo Board shall consist of five (5) directors, at least three (3) of whom shall be “independent” directors for the purposes of the applicable stock exchange rules, to initially consist of (i) one (1) director to be nominated by the New SPAC Sponsor; and (ii) four (4) directors to be nominated by FST, at least three (3) of whom shall be independent directors, in consultation with the New SPAC Sponsor;

(m)   from and after the Merger Effective Time, indemnify and hold harmless each present and former director and officer of SPAC and each of its subsidiaries (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that SPAC or its subsidiaries, as the case may be, would have been permitted under applicable law and their respective governing documents in effect on the date of the Business Combination Agreement to indemnify such SPAC Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law);

(n)    obtain and maintain in effect a “tail” insurance policy for a period of six (6) years from the Merger Effective Time covering those persons who are currently covered by SPAC’s or its subsidiaries’ directors’ and officers’ liability insurance policies on terms not materially less favorable to the terms of the current insurance coverage maintained by SPAC;

(o)    on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of FST and SPAC with the post-Closing directors and officers of CayCo, which indemnification agreements will continue to be effective following the Closing;

(p)    as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event prior to the Merger Effective Time, cause (i) CayCo’s initial listing application with the applicable stock exchange in connection with the Transactions and the FST Restructuring to be approved; (ii) CayCo to satisfy all applicable initial listing requirements of the applicable stock exchange; and (iii) CayCo Ordinary Shares to be approved for listing on the applicable stock exchange, subject to official notice of issuance;

(q)    not purchase or sell any securities of SPAC in violation of U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic laws on a person possessing material nonpublic information about a publicly traded company;

(r)     at or prior to the Closing, terminate or settle without further liability to SPAC or the FST Parties certain affiliate agreements, if any;

(s)     as soon as practicable after the date of the Business Combination Agreement and in any event before the Closing Date, make any required notification and obtain all applicable consent, waiver or approval required from any third party, if any under any contracts, including without limitation to any loan agreements, financing agreements, licensing agreements, and lease agreements, in connection with the Transaction or the FST Restructuring; and

(t)     take all action necessary to cause CayCo and Merger Sub to perform their respective obligations under the Business Combination Agreement and to consummate the transactions contemplated by the Business Combination Agreement, the Company Restructuring Documents or the Ancillary Documents.

Joint Covenants of SPAC and the FST Parties

In addition, each of SPAC and the FST Parties has agreed, among other things, to take certain actions set forth below:

(a)     as promptly as practicable after the execution of the Business Combination Agreement, jointly prepare and CayCo shall file with the SEC the registration statement on Form F-4, in connection with the registration under the Securities Act of CayCo Ordinary Shares that will be issued in connection with the Merger and the FST Restructuring;

(b)    use its reasonable best efforts to (i) cause this Registration Statement/Proxy Statement to comply with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning this Registration Statement/Proxy Statement, and (iii) have the registration statement on Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement on Form F-4 effective as long as is necessary to consummate the Transactions and the FST Restructuring;

(c)     (i) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties that any of SPAC, the Group, CayCo or Merger Sub or their respective affiliates are required to obtain in order to consummate the Merger and the FST Restructuring, and (ii) take such other action as soon as practicable as may be reasonably necessary or as another party thereto may reasonably request to satisfy the closing conditions or otherwise to comply with the Business Combination Agreement and to consummate the Transactions and the FST Restructuring as soon as practicable and in accordance with all applicable law;

(d)    use reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, actions, non-actions or waivers in connection with the Transactions, and use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable regulatory approval with respect to the Transactions as promptly as possible after the execution of the Business Combination Agreement;

(e)     (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental approval under laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions and cooperate fully with each other in the defense of such matters; and (ii) to the extent not prohibited by law, keep the other party reasonably informed regarding the status and any material developments regarding any governmental approval processes;

(f)     reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions;

(g)    prior to the Merger Effective Time, take all such steps as may be reasonably required (to the extent permitted under applicable law) to cause any acquisition of CayCo Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions or the FST Restructuring by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act;

(h)    use respective commercially reasonable efforts to cause the Transactions and the FST Restructuring to qualify, and agree not to take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Transactions and the FST Restructuring from qualifying for the Intended Tax Treatment;

(i)     after the date of the Business Combination Agreement and prior to the Merger Effective Time, in the event that any shareholder litigation related to the Business Combination Agreement, the Company Restructuring Documents or the other Transaction Agreements or the Transactions or the FST Restructuring is brought or threatened in writing against SPAC or the FST Parties, or any of the respective members of their boards of directors (the “Shareholder Litigation”), promptly notify the other party in writing of any such Shareholder Litigation and shall keep the other party reasonably informed with respect to the status thereof;

(j)     during the period between the date of the Business Combination Agreement and the earlier of the date of Closing or the date of termination of the Business Combination Agreement, reasonably promptly notify the other party of the occurrence of certain events; and

(k)    from the date of the Business Combination Agreement through the Merger Effective Time and subject to applicable laws, provide each other and its representatives with access to the management, officers, employees, customers, accountants, properties, businesses and operations of each other and the opportunity to examine (including the right to make copies) the contracts, work papers, tax returns and books and records of the other as it may reasonably request, and shall use its reasonable best efforts to cause its officers, employees, attorneys, accountants, consultants, agents and other representatives to reasonably cooperate with the accessing parties and its representatives in connection with such access and examination.

Conditions to Closing of the Business Combination

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of SPAC and the FST Parties

Under the Business Combination Agreement, the obligations of SPAC and the FST Parties to consummate the Transactions are subject to satisfaction or, at or prior to the Merger Effective Time, waiver in writing by all such parties of the following conditions:

(a)     the SPAC Shareholder Approval will have been obtained;

(b)    the Company Shareholder Approval will have been obtained;

(c)     there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such governmental order has jurisdiction over the parties hereto with respect to the Transactions or the FST Restructuring;

(d)    SPAC will have at least U.S.$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(e)     CayCo Ordinary Shares to be issued in connection with the Merger and the FST Restructuring will have been approved for listing on the applicable Stock Exchange and such approval will be ongoing, and not revoked or withdrawn, as of the Closing Date; and

(f)     the registration statement on Form F-4 will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.

Other Conditions to the Obligations of SPAC

The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)     (i) certain fundamental representations and warranties of the FST Parties will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Documents, (ii) the representation and warranty of FST contained in the second sentence of Section 5.24 of the Business Combination Agreement will be true and correct as of the Closing Date in all respects, and (iii) each of the other representations and warranties of the FST Parties contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole;

(b)    each of the covenants of the FST Parties to be performed as of or prior to the Closing will have been performed in all material respects;

(c)     the Company Acquisition Percentage will be at least 90%;

(d)    the FST Restructuring will have been consummated;

(e)     there will not have occurred a Company Material Adverse Effect after the date of the Business Combination Agreement;

(f)     FST will have delivered or caused to be delivered an opinion issued by its Taiwan counsel to SPAC to the effect that no pending approval is required by any Taiwan Governmental Authorities for the Merger and the FST Restructuring, issuance of the equity securities in connection with the Merger and the FST Restructuring, and CayCo’s listing on the applicable Stock Exchange, including but not limited to the Taiwan DIR Approval;

(g)    the Taiwan DIR Approval will have been obtained and be effective;

(h)    all Third Party Consents will have been obtained, if any; and

(i)     the CayCo Cap Table and Closing Calculation will have been prepared in accordance with the Business Combination Agreement and accurately reflected the equity shareholding of SPAC Shareholders and the FST Shareholders as at the Closing.

Conditions to the Obligations of the FST Parties

The obligations of the FST Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FST:

(a)     (i) the representations and warranties of SPAC in relation to its capitalization will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement, and (ii) each of the other representations and warranties of SPAC contained in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions; and

(b)    each of the covenants of SPAC to be performed as of or prior to the Closing will have been performed in all material respects.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)     by mutual written consent of both FST and SPAC at any time;

(b)    by FST or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on October 26, 2024; provided, that neither FST nor SPAC may terminate the Business Combination Agreement if it is in material breach of any of its obligations set forth in the Business Combination Agreement and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c)     by FST or SPAC, if any Governmental Authority (except for the Taiwan DIR Approval) shall have enacted, issued, promulgated, enforced or entered any governmental order, which has become final and non-appealable and has the effect of making consummation of the Merger or the FST Restructuring illegal or otherwise preventing or prohibiting consummation of the Merger or the FST Restructuring;

(d)    by FST, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e)     by FST, if SPAC is in material breach of any of its obligations under in the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of the FST Parties to consummate the Closing, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from FST of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by the FST will be effective by the end of such thirty (30) calendar days;

(f)     by SPAC, if the Company Acquisition Percentage shall not have reached 90% at the FST Restructuring Closing;

(g)    by SPAC, if (i) the FST Parties fail to receive the Phase I DIR Approval within one hundred thirty two (132) calendar days after the date of the Business Combination Agreement; (ii) the FST Parties fail to receive the Phase II DIR Approval within two hundred and ten (210) calendar days after the date of the Business Combination Agreement; or (iii) such Taiwan DIR Approval is revoked, terminated or loses effect, provided that in each case of (i) and (ii), if FST provides a written confirmation prior to the relevant deadline (or if later, the date on which SPAC notifies FST it wants to terminate under this subsection to SPAC, with reasonable evidence demonstrating that failure to obtain Phase I DIR Approval or Phase II DIR Approval (as applicable) was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC will not be effective, as long as the FST Parties use their respective best efforts in such period to cure all such defects and seek the Taiwan DIR Approval, and if by the end of the period the Taiwan DIR Approval has not been obtained, any termination notice by SPAC under this subsection can be immediately effective;

(h)    by SPAC, if FST has suffered or there is a Company Material Adverse Effect;

(i)     by SPAC, if the FST Parties are in material breach of any of their respective obligations set forth in the Business Combination Agreement and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing, provided that if such material breaches are curable by the FST Parties, then, for a period of up to thirty (30) calendar days after receipt by the FST of notice from SPAC of such material breaches, but only as long as the FST Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC will be effective by the end of such thirty (30) calendar days; or

(j)     by SPAC, if the Company Shareholder Approval shall not have been obtained within forty-five (45) Business Days after the date of the Business Combination Agreement and at any adjournment or postponement thereof, as applicable.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto or their affiliates, except as set forth in the Business Combination Agreement. The Business Combination Agreement provides that no such termination shall relieve any liability on the part of any party for a willful breach of the Business Combination Agreement, willful misconduct or fraud.

Waiver; Amendments

Each provision in the Business Combination Agreement may only be waived by written instrument making specific reference to the Business Combination Agreement and the relevant provision signed by the party against whom enforcement of any such provision so waived is sought.

In general, the Business Combination Agreement may not be amended or modified, except only by written agreement executed and delivered by duly authorized officers of each of the respective parties.

Fees and Expenses

Under the Business Combination Agreement, except as otherwise set forth therein, each party to the Business Combination Agreement will pay its own fees and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of legal counsel, investment bankers, finders and other representatives or consultants; provided that, FST shall bear all of the fees and costs relating to the extension of the SPAC Termination Date which shall not exceed U.S.$80,000 per month. If the Business Combination Agreement is terminated by SPAC or FST in accordance with its terms, FST will pay and reimburse all SPAC Transaction Expenses (as defined in the Business Combination Agreement) and pay or cause to be paid a termination fee equal to U.S.$2,000,000 to SPAC (or one or more of its designees), and if the Business Combination Agreement is terminated by SPAC in accordance with its terms, FST will pay and reimburse all SPAC Transaction Expenses. If the Business Combination Agreement is terminated by FST in accordance with its terms, SPAC will pay and reimburse all Company Transaction Expenses (as defined in the Business Combination Agreement). If the Closing occurs, then FST and CayCo will pay, or cause to be paid, all unpaid transaction expenses as provided in the Business Combination Agreement. FST will pay all transfer taxes incurred in connection with the FST Restructuring.

First BCA Amendment (Annex A-2)

On September 10, 2024, CayCo, FST, Merger Sub and SPAC entered into the First Amendment to Business Combination Agreement, pursuant to which, the Agreement End Date was extended from 5:00 p.m. (Hong Kong time) on October 26, 2024 to 5:00 p.m. (Hong Kong time) on January 26, 2025.

Regulatory Approvals Related To The Business Combination

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval in the U.S.

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any government regulatory approval requirement in Taiwan, except for the Phase I DIR Approval and the Phase II DIR Approval, which are required to be obtained from Taiwan DIR under Taiwan’s Statute For Investment By Foreign Nationals in connection with the consummation of the FST Restructuring.

Competition and Antitrust

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others, including in Taiwan and/or Cayman Islands, could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of SPAC, the Company or their respective subsidiaries or to impose restrictions on the operations of CayCo or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

The Business Combination may be challenged on antitrust grounds and, if such a challenge is made, the challenge may be successful. Similarly, the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement may not be obtained and the granting of these approvals may involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisﬁed prior to the Agreement End Date (which is summarized in the subsection entitled “The Business Combination Agreement and Ancillary Documents — Termination” elsewhere in this Registration Statement/Proxy Statement) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

Please see the subsections entitled “Covenants of the SPAC” and “Conditions to Closing of the Business Combination” elsewhere in this Registration Statement/Proxy Statement for information concerning SPAC’s and the Company’s covenants and closing conditions related to antitrust ﬁlings and approvals.

Ancillary Documents

This section describes the material provisions of certain additional agreements entered into in connection with the Business Combination or to be entered into pursuant to the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, which are attached as annexes to this Registration Statement/Proxy Statement as noted below. SPAC Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety.

Sponsor Support Agreement (Annex C)

In connection with the execution of the Business Combination Agreement, the Sponsors, SPAC and FST entered into the Sponsor Support Agreement, dated as of December 22, 2023, a copy of which is attached to this Registration Statement/Proxy Statement as Annex C. Pursuant to the Sponsor Support Agreement, the Sponsors agreed to, among other things, (i) vote in favor of the Business Combination Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement, and (ii) not redeem, or submit a request to redeem, any SPAC Ordinary Shares owned by the Sponsors in connection with the transactions contemplated by the Business Combination Agreement or otherwise. The New SPAC Sponsor has entered into a joinder agreement dated as of October 6, 2023, to the letter agreement with SPAC, dated as of January 24, 2022, in connection with SPAC’s initial public offering, pursuant to which the Sponsors and other signatories (each of whom is a member of SPAC Board and/or management team) is subject to certain restrictions on transfer with respect to the Founder Shares and SPAC Private Placement Warrants. Such restrictions on the Founder Shares end on the date that is one year after Closing, or are subject to an early price-based release if: (a) the closing price of the shares equals or exceeds $12.00 per share for any twenty trading days within any thirty (30)-day trading period commencing at least 120 days after the Business Combination, or (b) SPAC completes a transaction that results in Public Shareholders having the right to exchange the SPAC Class A ordinary shares for cash, securities or other property. The restrictions on the SPAC Private Placement Warrants end on 30 days after the completion of a business combination.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Merger Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof, (c) the written agreement of SPAC, FST and the Sponsors.

Company Shareholder Support Agreement (Annex D)

In connection with the execution of the Business Combination Agreement, SPAC, FST, CayCo, certain FST Shareholders and certain CayCo Shareholders, entered into the Company Shareholder Support Agreement dated as of December 22, 2023, a copy of which is attached to this Registration Statement/Proxy Statement as Annex D. Pursuant to the Company Shareholder Support Agreement, such FST Shareholders and CayCo Shareholders agreed to, among other things, vote their Company Shares or CayCo Ordinary Shares, as applicable, in favor of the Business Combination Agreement and the other documents contemplated thereby and the related transactions contemplated thereby, including the FST Restructuring and the Merger, subject to the terms and conditions contemplated by the Company Shareholder Support Agreement. During the period commencing on the date of the Company Shareholder Support Agreement and ending on the earlier of (a) the Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof, such FST Shareholders and CayCo Shareholders agreed not to transfer any Company Shares or CayCo Ordinary Shares, as applicable.

Lock-Up Agreement (Annex E)

The Sponsors, certain Sponsor Key Holders and certain FST Shareholders will enter into the Lock-Up Agreement with CayCo at the Closing, pursuant to which each of the Sponsors and such Sponsor Key Holder and FST Shareholder will agree, subject to certain customary exceptions, not to transfer any CayCo Ordinary Shares beginning on the Closing Date and ending on the earlier of (i) six (6) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the CayCo Ordinary Shares equals or exceeds U.S.$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred and fifty (150) days after the Closing Date; or (y) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the CayCo Shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date.

Investor Rights Agreement (Annex F)

The Business Combination Agreement contemplates that, at the Closing, CayCo, FST, SPAC, certain FST Shareholders and certain SPAC Shareholders, will enter into the Investor Rights Agreement, pursuant to which, (i) CayCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act, and the holders party thereto, subject to certain requirements and customary conditions, will be granted customary demand and piggyback registration rights, and (ii) each party to the Investor Rights Agreement agrees to cause (x) the

CayCo Board to be comprised of five (5) directors (subject to increase by unanimous resolutions of the board from time to time), (y) one (1) of such directors should be nominated by the New SPAC Sponsor and (z) at least three (3) of whom shall be independent directors. As long as the Sponsor Parties (as defined therein) beneficially own any CayCo Ordinary Shares, CayCo shall take all necessary actions to cause the individuals nominated by the New SPAC Sponsor for election as directors to be elected as directors.

The Investor Rights Agreement amends and restates the registration and shareholder rights agreement that was entered into by SPAC, the New SPAC Sponsor and the other parties thereto in connection with SPAC’s initial public offering. The Investor Rights Agreement will terminate on the earlier of (a) the tenth (10th) anniversary of the date of the Investor Rights Agreement or (b) the date as of which (i) all of the Registrable Securities (as defined therein) have been sold, pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder (as defined therein), such Holder will have no rights under the Investor Rights Agreement and all obligations of CayCo to such Holder under the Investor Rights Agreement shall terminate upon the earliest date (x) such Holder ceases to hold any Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

Geneva Agreement

On November 30, 2023, FST entered into a referral compensation agreement (the “Geneva Agreement”) with Geneva, pursuant to which Geneva agreed to act as the arranger for FST in a potential business combination or merger with a U.S.-listed special purpose acquisition company (“US SPAC”). Geneva’s responsibilities include introducing a US SPAC to FST and facilitating the transaction that could result in FST being listed on a U.S. stock exchange. Under the Geneva Agreement, Geneva is entitled to receive a performance-based fee, which consists of 20% of the excess enterprise valuation above a base valuation of $250 million, capped at 5% of the total enterprise valuation, in the form of shares of FST upon consummation of the merger. As a result of this performance-based fee, Geneva will be issued 2,000,000 CayCo Ordinary Shares at Closing. The agreement does not stipulate any cash compensation, nor does it impose exclusivity restrictions, as FST retains flexibility in its engagements regarding the transaction.

APPRAISAL RIGHTS

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available and have been validly exercised and not effectively withdrawn or lost, dissenting shareholders are entitled to receive fair value for their shares as determined by the Grand Court of the Cayman Islands.

Regardless of whether shareholder appraisal rights are or are not available, Holders of SPAC Class A Ordinary Shares are still entitled to exercise the rights of redemption as set out herein. However, Holders of SPAC Class A Ordinary Shares who elect to exercise appraisal rights will lose their right to exercise their redemption rights as described herein.

In order for Holders of SPAC Class A Ordinary Shares to validly exercise their appraisal rights in connection with the Business Combination under the Cayman Companies Act, they must provide SPAC prior to the SPAC Shareholders’ Meeting their written objection to the Business Combination and a statement demanding the payment for their SPAC Class A Ordinary Shares, and subsequently comply with all procedures and requirements set out in Section 238 of the Cayman Companies Act for the exercise of shareholder appraisal rights.

In essence, that procedure is as follows: (i) as noted above, the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent in respect of all of his shares, including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in (iii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his, her or its shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (v) if the company and the dissenting shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value of their shares and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Business Combination to U.S. Holders (as defined below) of SPAC Ordinary Shares (excluding any redeemed shares) and SPAC Public Warrants (each a “SPAC Security”), (ii) of the subsequent ownership and disposition of CayCo Ordinary Shares and CayCo Warrants (each a “CayCo Security”) received in the Business Combination and (iii) exercise of redemption rights by SPAC Shareholders. In addition, the following includes a general discussion of certain U.S. federal income tax consequences of the Business Combination to SPAC and CayCo.

For purposes of this discussion, because the components of a SPAC Unit are generally separable at the option of the holder, the holder of SPAC Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying SPAC Class A Ordinary Share and SPAC Public Warrant components of the SPAC Unit. Accordingly, the separation of a SPAC Unit into the one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant underlying the SPAC Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of SPAC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption of the SPAC Class A Ordinary Share) with respect to any SPAC Class A Ordinary Share and SPAC Public Warrant held through SPAC Units (including alternative characterizations of SPAC Units).

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of CayCo Securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This summary does not address any tax consequences to investors that directly or indirectly hold equity interests in CayCo prior to the Business Combination. With respect to consequences of holding CayCo Securities, this discussion is limited to holders who acquire such CayCo Securities in connection with the Business Combination or as a result of the exercise of a CayCo Warrant, and with respect to CayCo Warrants, this discussion is limited to holders who hold such CayCo Warrants as a result of their ownership of SPAC Public Warrants prior to and through the Business Combination. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold SPAC Securities and, after the completion of the Business Combination, CayCo Securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts and estates;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons required to accelerate the recognition of any item of gross income with respect to SPAC Securities or CayCo Securities as a result of such income being recognized on an applicable financial statement;

•        governments or agencies or instrumentalities thereof;

•        mutual funds;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•        the Sponsors or their respective affiliates, officers or directors;

•        persons who received SPAC Securities or CayCo Securities through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the issued and outstanding SPAC Ordinary Shares, or, after the Business Combination, the issued CayCo Ordinary Shares (excluding treasury shares); or

•        holders holding SPAC Securities, or, after the Business Combination, CayCo Securities, as a position in a “straddle,” “wash” sale, as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this Registration Statement/Proxy Statement, the term “U.S. Holder” means a beneficial owner of SPAC Securities, and, after the Business Combination, CayCo Securities received in the Business Combination, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds SPAC Securities, and, after the completion of the Business Combination, CayCo Securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of CayCo Securities received in the Business Combination. This discussion also assumes that any distribution made (or deemed made) on SPAC Securities or CayCo Securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of SPAC Securities or CayCo Securities will be in U.S. dollars.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. SPAC SHAREHOLDERS AND WARRANT HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, THE EXERCISE OF REDEMPTION RIGHTS BY SPAC SHAREHOLDERS AND OF THE OWNERSHIP AND DISPOSITION OF CayCo SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders

1.      Generally

The U.S. federal income tax consequences of the Business Combination to U.S. Holders of SPAC Securities will depend, in part, on (1) whether the FST Restructuring together with the Merger qualify as a transfer of property described in Section 351 of the Code and (2) whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Legal counsel to SPAC is unable to opine regarding the qualification of the Merger and the FST Restructuring for the Intended Tax Treatment because of certain legal and factual uncertainties.

There are many requirements that must be satisfied in order for the Merger to qualify as a reorganization under Section 368(a) of the Code and/or as part of an integrated transaction governed by Section 351 of the Code, some of which are based upon factual determinations, and the Intended Tax Treatment could be adversely affected by events or actions that occur or are taken after the Merger. One such requirement, among others, for the Merger to qualify as a reorganization under Section 368(a) of the Code is that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with no active business and only investment-type assets, such as SPAC, we cannot provide guidance on whether the Merger qualifies as a reorganization under Section 368(a) of the Code. In addition, the treatment of the Merger as a reorganization would depend on whether sufficient shareholders of SPAC exchange their ordinary shares for CayCo Ordinary Shares rather than redeem it for cash. If a significant number of shareholders of SPAC decide to redeem their ordinary shares, the “continuity of business enterprise” requirement that is necessary to qualify as a reorganization under Section 368(a) of the Code may not be satisfied. Further, for a transaction to qualify under Section 351 of the Code, persons who transfer property to a corporation in exchange for stock must be in control (as specifically defined under the Code) of the corporation immediately after the exchange. For the transaction to qualify under Section 351 of the Code, shareholders of the SPAC along with the FST Shareholders who subscribe for shares of CayCo in connection with the Company Shareholder Subscription must be treated as part of a single group for purposes of satisfying this control requirement. Due to the funding of the Company Shareholders Subscription and the transitory nature of the cash used in the Company Shareholder Subscription it is not clear whether the FST Shareholders who subscribe for shares of CayCo in connection with the Company Shareholder Subscription would be treated as part of the required control group for purposes of Section 351 of the Code, and thus there is significant legal uncertainty due to a lack of clear authority on point as to whether the Merger together with the FST Restructuring will qualify as an exchange described in Section 351 of the Code. Due to the absence of guidance bearing directly on whether an acquisition of a corporation with no active business can qualify as a reorganization under Section 368(a) of the Code, or whether the FST Restructuring together with the Merger will qualify as an exchange described in Section 351 of the Code, legal counsel to SPAC on U.S. federal income tax matters is not able to render an opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code or as part of an integrated transaction governed by Section 351 of the Code. No ruling has been, or will be, sought by SPAC or CayCo from the IRS with respect to the Business Combination and there can be no assurance that the IRS will not challenge the qualification of the Merger as a reorganization under Section 368(a) of the code or as part of an integrated transaction governed by Section 351 of the Code or that a court would not sustain such a challenge.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND THE POTENTIAL TREATMENT OF THE BUSINESS COMBINATION FOR U.S. FEDERAL INCOME TAX PURPOSES.

2.      If the Merger Qualifies as a Reorganization within the Meaning of Section 368(a) of the Code or as Part of an Integrated Transaction Governed by Section 351 of the Code

a.      With respect to SPAC Ordinary Shares

If the Merger qualifies as a reorganization under Section 368(a) of the Code and/or as part of an integrated transaction governed by Section 351 of the Code, and subject to the limitations, exceptions and qualifications described herein, a U.S. Holder that exchanges its SPAC Ordinary Shares pursuant to the Business Combination should not recognize gain or loss on the exchange of SPAC Ordinary Shares for CayCo Ordinary Shares. The aggregate adjusted tax basis of a U.S. Holder in the CayCo Ordinary Shares received as a result of the Business Combination should equal the aggregate adjusted tax basis of the SPAC Ordinary Shares surrendered in the exchange. A U.S. Holder’s holding period for the CayCo Ordinary Shares received in the exchange should include the holding period for the SPAC Ordinary Shares surrendered in the exchange.

b.      With respect to SPAC Public Warrants

If the Merger qualifies as a reorganization under Section 368(a) of the Code, regardless of whether it qualifies as part of an integrated transaction governed by Section 351 of the Code and subject to the limitations, exceptions and qualifications described herein, U.S. Holders of SPAC Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the deemed exchange of their SPAC Public Warrants for CayCo Warrants in connection with the Merger, and such U.S. Holder’s basis in the CayCo Warrants deemed received should be equal to the U.S. Holder’s basis in its SPAC Public Warrants deemed transferred.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code but qualifies as part of an integrated transaction governed by Section 351 of the Code, the treatment of a U.S. Holder’s exchange of SPAC Public Warrants for CayCo Warrants in connection with the Merger is uncertain. It is possible that a U.S. Holder could be treated as transferring its SPAC Ordinary Shares and SPAC Public Warrants in exchange for CayCo Ordinary Shares and CayCo Warrants as part of an integrated transaction governed by Section 351 of the Code. In such case, such U.S. Holder should be required to recognize gain (but not loss), computed on an asset by asset basis with respect to the SPAC Ordinary Shares and SPAC Public Warrants, in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the fair market value of the CayCo Warrants or the CayCo Ordinary Shares, as applicable, received by such holder, over (y) such holder’s adjusted tax basis in the SPAC Public Warrants and SPAC Ordinary Shares, as applicable, exchanged therefor) and (ii) the appropriate allocation to the SPAC Ordinary Shares or SPAC Public Warrants, as applicable, of the fair market value of the CayCo Warrants treated as having been received by such holder in such exchange. For purposes of determining the appropriate allocation of the fair market value of the CayCo Warrants describe in the preceding clause (ii), the holder allocates the fair market value of the CayCo Warrants between the SPAC Ordinary Shares and the SPAC Public Warrants based on the proportionate fair market values of the SPAC Ordinary Shares and SPAC Public Warrants exchanged in the Merger. It is also possible that a U.S. Holder could be treated as exchanging its SPAC Public Warrants for “new” warrants (i.e., CayCo Warrants) in a taxable transaction that is distinct from the exchange of SPAC Ordinary Shares for CayCo Ordinary Shares pursuant to the Merger. In such case, the U.S. Holder should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the CayCo Warrants held by such U.S. Holder immediately following the Merger and the adjusted tax basis of the SPAC Public Warrants held by such U.S. Holder immediately prior to the Merger.

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of SPAC Securities for CayCo Securities pursuant to the Business Combination, and the qualification of the Merger as a reorganization under Section 368(a) of the Code or as part of an integrated transaction governed by Section 351 of the Code.

3.      If the Merger Does Not Qualify as a Reorganization within the Meaning of Section 368(a) of the Code or as Part of an Integrated Transaction Governed by Section 351 of the Code

If the Merger fails to qualify as a reorganization under Section 368(a) of the Code or as part of an integrated transaction governed by Section 351 of the Code, a U.S. Holder that exchanges its SPAC Ordinary Shares and SPAC Public Warrants for the consideration under the Business Combination will recognize gain or loss, computed on an asset by asset basis with respect to the SPAC Ordinary Shares and SPAC Public Warrants, equal to the difference between (i) the fair market value of the CayCo Ordinary Shares or CayCo Warrants, as applicable, received and (ii) the

U.S. Holder’s adjusted tax basis in the SPAC Ordinary Shares and SPAC Public Warrants, as applicable, exchanged therefor. A U.S. Holder’s tax basis in the CayCo Ordinary Shares and CayCo Warrants received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the CayCo Ordinary Shares and CayCo Warrants received pursuant to the Business Combination will begin on the day after the date the U.S. Holder receives such CayCo Ordinary Shares and CayCo Warrants. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the SPAC Ordinary Shares and SPAC Public Warrants, as the case may be, exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. It is unclear, however, whether the redemption rights with respect to the SPAC Ordinary Shares have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

Shareholders who hold different blocks of SPAC Securities (generally, SPAC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of SPAC Securities.

4.      Additional Analysis for SPAC Public Warrants

Notwithstanding the discussion above, the SPAC Public Warrants becoming exercisable for CayCo Ordinary Shares, and the SPAC Public Warrant agreements being assigned to, and assumed by, CayCo, may independently constitute a tax-deferred transaction in which no gain or loss is recognized by the U.S. Holders of SPAC Public Warrants (except as provided below under the subsection entitled “— 5. PFIC Considerations”) on the basis that the terms of the SPAC Public Warrants are not otherwise being changed pursuant to the Merger and because the terms of the SPAC Public Warrants, when originally issued, contemplated, among other things, the SPAC Public Warrants becoming exercisable into shares of another corporation under circumstances similar to the Merger. However, due to a lack of clear authority, the issue is not free from doubt, and there is a risk that the warrant exchange transaction would be treated as a taxable exchange of SPAC Public Warrants for CayCo Warrants, and no assurance can be given that the IRS would not assert, or that a court would not sustain, such a contrary position.

If the SPAC Public Warrants becoming exercisable for CayCo Ordinary Shares constitutes a tax-deferred transaction, the adjusted tax basis of the CayCo Warrants of such a U.S. Holder immediately after the Merger generally should be the same as the adjusted tax basis of such U.S. Holder’s SPAC Public Warrants immediately prior to the Merger. In addition, the holding period of the CayCo Warrants of such a U.S. Holder immediately after the Merger would include the period during which such U.S. Holder held such U.S. Holder’s SPAC Public Warrants immediately prior to the Merger.

If the SPAC Public Warrants becoming exercisable for CayCo Ordinary Shares constitutes a taxable exchange of SPAC Public Warrants for CayCo Warrants and the Merger does not qualify as a reorganization under Section 368(a) of the Code but qualifies as part of an integrated transaction governed by Section 351 of the Code, the discussion under the subsection entitled “— 2. If the Merger Qualifies as a Reorganization within the Meaning of Section 368(a) of the Code or as Part of an Integrated Transaction Governed by Section 351 of the Code” would apply with respect to the SPAC Public Warrants. If the SPAC Public Warrants becoming exercisable for CayCo Ordinary Shares constitutes a taxable exchange of SPAC Public Warrants for CayCo Warrants and the Merger does not qualify as a reorganization under Section 368(a) of the Code or a part of an Integrated Transaction Governed by Section 351 of the Code, the discussion under the subsection entitled “— 3. If the Merger Does Not Qualify as a Reorganization within the Meaning of Section 368(a) of the Code or as Part of an Integrated Transaction Governed by Section 351 of the Code,” would apply with respect to the SPAC Public Warrants.

5.      PFIC Considerations

Regardless of whether the Merger qualifies as a reorganization under Section 368(a) of the Code or whether the Merger qualifies as part of an integrated transaction governed by Section 351 of the Code, the Merger could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code if SPAC is considered a PFIC.

a.      Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

b.      PFIC Status of SPAC

Based upon the composition of its income and assets, and upon a review of its financial statements, taking into account the structure of the Business Combination, SPAC is not expected to be eligible for the startup exception, and thus SPAC is expected to be a PFIC for the 2022, 2023 and current and future taxable years.

c.      Effects of PFIC Rules on the Merger

Even if the Merger qualifies as a reorganization under Section 368(a) of the Code or as part of an integrated transaction governed by Section 351 of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a reorganization under Section 368(a) of the Code) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of SPAC Securities as a result of the Merger if:

(i)     SPAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such SPAC Securities; and

(ii)    the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SPAC Ordinary Shares or in which SPAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such SPAC Ordinary Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SPAC. Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SPAC Securities;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SPAC was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

It is unclear at this time whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of SPAC Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Merger with respect to their SPAC Securities under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its SPAC Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of SPAC Public Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a SPAC Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of SPAC Public Warrants for CayCo Warrants in connection with the Merger.

Any gain recognized by a Non-Electing Shareholder of SPAC Ordinary Shares or a U.S. Holder of SPAC Public Warrants as a result of the Merger pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, if SPAC is considered a PFIC, the Merger could be a taxable event under the PFIC rules regardless of whether the Merger qualifies as a reorganization under Section 368(a) of the Code or as part of an integrated transaction governed by Section 351 of the Code. If the Merger fails to qualify as a reorganization under Section 368(a) of the Code or as part of an integrated transaction governed by Section 351 of the Code, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE MERGER, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.      QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of SPAC Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat SPAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SPAC Ordinary Shares during which SPAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s SPAC Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its SPAC Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its SPAC Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to SPAC is contingent upon, among other things, the provision by SPAC of a “PFIC Annual Information Statement” to such U.S. Holder. SPAC will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of SPAC Ordinary Shares with respect to each taxable year for which SPAC determines it is a PFIC. There is no assurance, however, that SPAC will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to SPAC Public Warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their SPAC Ordinary Shares. As a result, such an Electing Shareholder generally should not recognize income, gain or loss as a result of the Merger, subject to the discussion herein generally under “U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SPAC, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of SPAC Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC (an “MTM Election”). No assurance can be given that the SPAC Ordinary Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their SPAC Ordinary Shares in connection with the Merger. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its SPAC Ordinary Shares at the end of its taxable year over its adjusted basis in its SPAC Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its SPAC Ordinary Shares over the fair market value of its SPAC Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its SPAC Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its SPAC Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, SPAC Ordinary Shares, including in connection with the Merger. An MTM Election is not available with respect to warrants, including the SPAC Public Warrants.

e.      Reporting

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF Election or an MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U.S. Holders

In the event that a U.S. Holder elects to redeem its SPAC Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the SPAC Ordinary Shares under Section 302 of the Code. Except as provided below related to the potential treatment of SPAC as a PFIC, if the redemption qualifies as a sale or exchange of the SPAC Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the SPAC Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the SPAC Ordinary Shares redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. It is unclear, however, whether the redemption rights with respect to the SPAC Ordinary Shares have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of SPAC Ordinary Shares, the U.S. Holder will be treated as receiving a corporate distribution. Except as provided below related to the potential treatment of SPAC as a PFIC, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from SPAC’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the SPAC Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the SPAC Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of SPAC Ordinary Shares treated as held by the U.S. Holder relative to all of the SPAC Ordinary Shares issued and outstanding both before and after the redemption. The redemption of SPAC Ordinary Shares generally will be treated as a sale or exchange of the SPAC Ordinary Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SPAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only SPAC Ordinary Shares actually owned by the U.S. Holder, but also SPAC Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder. In order to meet the substantially disproportionate test, the percentage of SPAC’s issued and outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of the SPAC Ordinary Shares must, among other requirements, be less than 80% of the percentage of SPAC’s issued and outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the SPAC Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the SPAC Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other SPAC Ordinary Shares. The redemption of the SPAC Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SPAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SPAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining SPAC Ordinary Shares, or possibly in other SPAC Ordinary Shares constructively owned by it.

However, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its SPAC Ordinary Shares or, if such U.S. Holder exercises its redemption right with respect to all of its SPAC Ordinary Shares but maintains its ownership of SPAC Public Warrants, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, if the Merger qualifies as a reorganization under Section 368(a) of the Code, and if the redemption is treated as integrated with the Merger (rather than as a separate transaction), cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the reorganization under Section 368(a) of the Code (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) CayCo’s current and accumulated earnings and profits. If the Merger does not qualify as a reorganization under Section 368(a) of the Code but qualifies as part of an integrated transaction governed by Section 351 of the Code, it is possible that such cash, together with CayCo Warrants (if any) received in exchange for SPAC Public Warrants, may be treated as taxable boot received in to the transaction governed by Section 351 of the Code, in which case gain (but not loss) may be recognized on the Merger and redemption, computed on an asset by asset basis with respect to the SPAC Ordinary Shares and SPAC Public Warrants, in an amount equal to the lesser of (A) the amount of gain realized by such holder (generally, the excess (if any) of (x) the value ) of the CayCo Ordinary Shares received in the Merger and the cash received in the redemption or the value of the CayCo Warrants, as applicable, over (y) such U.S. Holder’s adjusted basis in the SPAC Ordinary Shares or SPAC Public Warrants, as applicable, exchanged therefor pursuant to the Merger and/or the redemption) and (B) the appropriate allocation to the SPAC Ordinary Shares or SPAC Public Warrants, as applicable, of the sum of the amount of cash received in the redemption and the value of the CayCo Warrants received in the Merger). For purposes of determining the appropriate allocation of the fair market value of the CayCo Warrants and the cash received in the redemption describe in the preceding clause (B), the holder allocates the fair market value of the CayCo Warrants and the cash received in the redemption between the SPAC Ordinary Shares and the SPAC Public Warrants based on the proportionate fair market values of the SPAC Ordinary Shares and SPAC Public Warrants exchanged in the Merger.

In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its SPAC Ordinary Shares maintains its ownership of SPAC Public Warrants, such redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described in the above paragraph). In such case, even if the Merger were treated as a reorganization under Section 368(a) of the Code, and no gain or loss generally would be recognized upon the deemed exchange of SPAC Public Warrants for CayCo Warrants, cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in the reorganization under Section 368(a) of the Code. Under this possible characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such redemption in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the SPAC Ordinary Shares exchanged therefor.

U.S. Holders of SPAC Ordinary Shares are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their SPAC Ordinary Shares pursuant to an exercise of redemption rights.

PFIC Considerations

As discussed above under the heading “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — 5. PFIC Considerations,” it is expected that SPAC will be a PFIC for the 2022, 2023 and current and future taxable years.

If SPAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of SPAC Class A Ordinary Shares and, that the U.S. Holder did not make either an applicable PFIC election (or elections), as described above under the heading “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election,” for the first taxable year of SPAC in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such SPAC Class A Ordinary Shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its SPAC Class A Ordinary Shares (such as gain described above if the redemption qualifies for sale or exchange treatment) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the SPAC Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the SPAC Class A Ordinary Shares), including potentially a distribution described above if the redemption does not qualify as a sale or exchange of SPAC Ordinary Shares and the U.S. Holder is treated as receiving a corporate distribution.

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SPAC Class A Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SPAC was a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

As discussed above, if SPAC is considered a PFIC, the impact of the PFIC rules on a U.S. Holder of SPAC Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective QEF Election for the taxable year that is the first year in the U.S. Holder’s holding period of SPAC Class A Ordinary Shares during which SPAC qualified as a PFIC (or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election) or if the U.S. Holder has made an MTM Election. See the discussion above under the heading “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election,” for a description of the consequences to a U.S. Holder of making the foregoing elections, which may mitigate the adverse consequences under the PFIC rules as a result of the redemption of a U.S. Holder’s SPAC Class A Ordinary Shares.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER IT WOULD BE DESIRABLE TO MAKE SUCH AN ELECTION.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SPAC ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Ownership and Disposition of CayCo Securities by U.S. Holders

Distributions on CayCo Ordinary Shares

Subject to the discussion below under “— PFIC Considerations,” if CayCo makes distributions of cash or property on the CayCo Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of CayCo’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Since CayCo does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder generally would be required to treat all such distributions as dividends for U.S. federal income tax purposes. Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

•        Subject to the discussion below under “PFIC Considerations,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•        the CayCo Ordinary Shares are readily tradable on an established securities market in the United States;

•        CayCo is neither a PFIC (as discussed below under below under “PFIC Considerations”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

•        the U.S. Holder satisfies certain holding period requirements; and

•        the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurance that CayCo Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, there can no assurance that CayCo will not be treated as a PFIC in any taxable year. See discussion below under “PFIC Considerations.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to CayCo Ordinary Shares. Subject to certain exceptions, dividends on CayCo Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by CayCo with respect to the CayCo Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules relating to the foreign tax credits are complex and U.S. Holders should consult their tax advisors concerning their availability in their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of CayCo Securities

Subject to the discussion below under “PFIC Considerations,” a U.S. Holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of CayCo Securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such CayCo Securities, as applicable. Any gain or loss recognized by a U.S. Holder on a taxable disposition of CayCo Securities generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the CayCo Securities for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise, Lapse or Redemption of CayCo Warrants

Subject to the PFIC rules discussed below under “PFIC Considerations” and except as discussed below with respect to the cashless exercise of a CayCo Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a CayCo Warrant. The U.S. Holder’s tax basis in the CayCo Ordinary Share received upon exercise of a CayCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the SPAC Public Warrant in respect of which the exercised CayCo Warrant was received, any gain recognized with respect to the exchange of such SPAC Public Warrant for the CayCo Warrant, and the exercise price of such CayCo Warrant. It is unclear whether the U.S. Holder’s holding period for the CayCo Ordinary Shares received upon exercise of the CayCo Warrants will begin on the date following the date of exercise or on the date of exercise of the CayCo Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the CayCo Warrants. If a CayCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the CayCo Warrant.

The tax consequences of a cashless exercise of a CayCo Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “PFIC Considerations,” a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the CayCo Ordinary Shares received generally should equal the U.S. Holder’s basis in the CayCo Warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the CayCo Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the CayCo Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the CayCo Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the CayCo Ordinary Shares would include the holding period of the CayCo Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered CayCo Warrants with an aggregate fair market value equal to the exercise price for the total number of CayCo Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the CayCo Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such CayCo Warrants. In this case, a U.S. Holder’s tax basis in the CayCo Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the CayCo Warrants exercised and the exercise price of such CayCo Warrants. It is unclear whether a U.S. Holder’s holding period for CayCo Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the CayCo Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the CayCo Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the CayCo Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If CayCo redeems CayCo Warrants for cash pursuant to the redemption provisions applicable to the CayCo Warrants or if CayCo purchases CayCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of CayCo Securities.”

Possible Constructive Distributions

The terms of each CayCo Warrant (which will have, and be subject to, substantially the same terms and conditions as were applicable to such SPAC Public Warrant immediately prior to the consummation of the Business Combination) provide for an adjustment to the number of CayCo Ordinary Shares for which the CayCo Warrant may be exercised or to the exercise price of the CayCo Warrant in certain events, as discussed in the section of this Registration Statement/Proxy Statement entitled “Description of Securities — Securities of Chenghe prior to the Business Combination — Warrants — Public Warrants — Anti-Dilution Adjustments” and “Description of Securities — Securities of CayCo — Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. The U.S. Holders of the CayCo Warrants would, however, be treated as receiving a constructive distribution from CayCo if, for example, the adjustment to the number of such CayCo Ordinary Shares received upon exercise of the CayCo Warrants or to the exercise price of the CayCo Warrants increases the proportionate interest of the U.S. Holder of CayCo Warrants in CayCo’s assets or earnings and profits (e.g., through an increase in the number of CayCo Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of a CayCo Warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of CayCo Ordinary Shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the CayCo Warrants received a cash distribution from CayCo equal to the fair market value of such increased interest.

PFIC Considerations

The treatment of U.S. Holders of the CayCo Securities could be materially different from that described above, if CayCo is treated as a PFIC for U.S. federal income tax purposes (for a general discussion of the PFIC rules, see above under the heading “— U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders — 5. PFIC Considerations — a. Definition of a PFIC”).

As of the date hereof, CayCo has not made a determination as to its PFIC status for its current taxable year or any other taxable year. Whether CayCo is a PFIC is determined on an annual basis. The determination of whether CayCo is a PFIC is a factual determination that depends on, among other things, the composition of CayCo’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries (including FST and SPAC), from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether CayCo will be a PFIC in its current taxable year or for any future taxable year. In addition, none of SPAC’s or CayCo’s respective U.S. counsel expresses any opinion with respect to CayCo’s PFIC status for any taxable year.

Under the PFIC rules, if CayCo were considered a PFIC at any time that a U.S. Holder owns CayCo Securities, CayCo would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its CayCo Ordinary Shares at their fair market value on the last day of the last taxable year in which CayCo is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the CayCo Ordinary Shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless CayCo subsequently becomes a PFIC.

For each taxable year that CayCo is treated as a PFIC with respect to a U.S. Holder’s CayCo Ordinary Shares, the U.S. Holder will be subject to special tax rules, as described above under the heading “— Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U. S. Holders — PFIC Considerations.”

It is not entirely clear how various aspects of the PFIC rules apply to the CayCo Warrants. If a U.S. Holder sells or otherwise disposes of CayCo Warrants (other than upon exercise of such warrants) and CayCo were a PFIC at any time during the U.S. Holder’s holding period of such CayCo Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described under the heading “— Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights to U. S. Holders — PFIC Considerations.” The rules relating to “excess distributions” discussed above, will continue to apply with respect to CayCo Ordinary Shares resulting from the exercise of CayCo Warrants if CayCo were a PFIC during a U.S. Holder’s holding period (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the CayCo Warrant), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which CayCo may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that CayCo does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of CayCo’s subsidiaries.

If CayCo is a PFIC, a U.S. Holder of CayCo Ordinary Shares may avoid taxation under the Excess Distribution Rules described above by making a QEF Election. However, a U.S. Holder may make a QEF Election with respect to its CayCo Ordinary Shares only if CayCo provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because CayCo currently does not intend to provide U.S. Holders with such information on an annual basis, U.S. Holders generally would not be able to make a QEF Election with respect to the CayCo Ordinary Shares.

A U.S. Holder of CayCo Ordinary Shares may also avoid taxation under the Excess Distribution Rules by making an MTM Election. The application of the PFIC rules to U.S. Holders of CayCo Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a CayCo Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election does not apply to options and no MTM Election is currently available with respect to options.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER IT WOULD BE DESIRABLE TO MAKE SUCH AN ELECTION.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders on CayCo Securities (including constructive dividends), and the proceeds received on the sale or other taxable disposition of CayCo Securities effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of SPAC Securities. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE TO HOLDERS OF SPAC SECURITIES OR CAYCO SECURITIES. EACH SUCH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, HOLDING, AND DISPOSING OF SPAC SECURITIES OR CAYCO SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

MATERIAL INCOME TAX CONSIDERATIONS TO FST SHAREHOLDERS AND
OTHER CAYCO SHAREHOLDERS

The following is a general summary of the principal Taiwan consequences of the Business Combination to FST Shareholders and other CayCo Shareholders.

Taiwan securities transaction tax will be levied on FST Shareholders upon sale and transfer of the Company Shares they hold to CayCo during the Company Acquisition phase of the FST Restructuring. The applicable securities transaction tax rate is 0.3% on the gross proceeds of an FST Shareholder from the sale of the Company Shares. In accordance with the Company Restructuring Documents, FST will be responsible to bear and pay such securities transaction tax resulting from the sale of Company Shares to CayCo on behalf of each FST Shareholder.

Aside from the aforesaid securities transaction tax, FST Shareholders who are Taiwan tax residents (either individual or corporate) may also be subject to the potential Taiwan Alternative Minimum Tax (“AMT”) implications under the Business Combination for the transfer of Taiwan company shares. For further information, please see “Taiwan Alternative Minimum Tax” below. FST Shareholders should consult with their tax advisors concerning the tax consequences of the Business Combination under the Taiwan tax regime and the laws of the relevant taxing non-Taiwan jurisdiction to which they might be subject.

Immediately following the consummation of the Business Combination, ownership and disposition of CayCo Ordinary Shares would carry the following Taiwan tax implications for CayCo shareholders:

Capital gains from the sale or disposal of CayCo Ordinary Shares

Sale or disposal of the ordinary shares of a Cayman Islands company is generally not regarded as the sale of Taiwan securities; thus, any gains generated therefrom by CayCo Shareholders who are individual Taiwan tax residents are not subject to Taiwan income tax. However, such capital gains may become subject to AMT as overseas income. For further information, please see “Taiwan Alternative Minimum Tax” below.

In contrast, for CayCo Shareholders who are corporate Taiwan tax residents, such capital gains should still be included in their current-year corporate income tax (“CIT”) returns and subject to 20% CIT rate.

Dividends

For CayCo Shareholders who are individual Taiwan tax residents, they may be subject to AMT for dividends received from CayCo as overseas income. For further information, please see “Taiwan Alternative Minimum Tax” below.

For CayCo Shareholders who are corporate Taiwan tax residents, dividends income should be included in their current-year CIT return and subject to 20% CIT rate.

Furthermore, starting from January 1, 2024, Taiwan has started to enforce the Controlled Foreign Corporation (“CFC”) regime on Taiwan tax residents. Specifically, under the CFC regime, if CayCo Shareholders who are Taiwan tax residents (either individuals or corporations) directly or indirectly hold 50% or more of the shares of CayCo or have significant influence over CayCo, CayCo will constitute a CFC of such shareholders. In this case, unless CayCo carries out substantial operating activities in the Cayman Islands or its current-year earnings are below NTD7 million, the retained earnings of CayCo would be deemed to distribute to CayCo Shareholders. Such deemed dividends would be taxable based on the aforesaid methods.

Taiwan Alternative Minimum Tax

The AMT regime imposed under the Taiwan Income Basic Tax Act is a supplemental income tax which applies if the amount of regular income tax calculated pursuant to the Taiwan Income Tax Act and relevant laws and regulations is below the amount of basic tax prescribed under the Taiwan Income Basic Tax Act.

For individual Taiwan tax residents, if their current-year overseas income exceeds NTD 1 million, such income should be included in the AMT taxable income, together with other add-back items, and subject to a 20% AMT rate with an exemption amount of NTD 7.5 million. For corporate Taiwan tax residents, the AMT taxable income are taxed at 12% AMT after deducting an exemption amount of NTD 600,000.

FTS Shareholders or CayCo Shareholders are strongly encouraged to consult their own tax advisors regarding the applicability and the consequences of Taiwan AMT regime.

Taiwan Securities Transaction Tax

Sale of the ordinary shares of a Cayman Islands company by CayCo Shareholders is generally not subject to Taiwan securities transaction tax.

The Taiwan tax considerations summarized above are for general information only and not intended to provide any definitive tax representations to CayCo Shareholders. Each CayCo Shareholder should consult his or her own tax advisor as to the particular tax consequences that may apply to such shareholder.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined consolidated ﬁnancial information presents the combination of the ﬁnancial information of FST and SPAC adjusted to give effect to the Business Combination and related transactions. It is provided to aid you in your analysis of the financial aspects of the transactions. Deﬁned terms included below have the same meaning as terms deﬁned and included elsewhere in this Registration Statement/Proxy Statement.

The following unaudited pro forma condensed combined consolidated ﬁnancial information has been prepared in accordance with Article 11 of Regulation S-X.

The historical ﬁnancial information of FST was derived from the audited consolidated ﬁnancial statements of FST as at and for the year ended December 31, 2023, and unaudited condensed consolidated financial statements of FST as at and for the six months ended June 30, 2024. The historical ﬁnancial information of SPAC was derived from the audited ﬁnancial statements of SPAC as at and for the year ended December 31, 2023, and unaudited condensed consolidated financial statements of SPAC as at and for the six months ended June 30, 2024. Such audited ﬁnancial statements are included elsewhere in this Registration Statement/Proxy Statement. This information should be read together with FST’s and SPAC’s ﬁnancial statements and related notes as of December 31, 2023, the sections entitled “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other ﬁnancial information included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined consolidated balance sheet is presented as of June 30, 2024, and the unaudited pro forma condensed combined consolidated statements of operations is presented for the year ended December 31, 2023, and for six months ended June 30, 2024. The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2024, gives pro forma effect to the Transactions as if they had been consummated as of June 30, 2024, the beginning of the earliest period presented. The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2023, and for six months ended June 30, 2024, gives pro forma effect to the Transactions as if they had occurred as of January 1, 2023, the beginning of the earliest period presented.

Description of the Transactions

On December 22, 2023, SPAC, entered into a Business Combination Agreement with CayCo, Merger Sub and FST, pursuant to which, Merger Sub shall be merged with and into SPAC with SPAC being the surviving company and as a direct, wholly owned subsidiary of CayCo, and SPAC will change its name to “FST Ltd”.

For FST Restructuring transaction, to maximize CayCo’s control over FST’s business and operations after the Closing and enhance the efficiency of future fundraising, the parties intend to have each existing FST Shareholder exchange the Company Shares held by it, him or her with CayCo Ordinary Shares, so that at the Closing, or as soon as practicable thereafter, CayCo will be the sole shareholder of FST. Pursuant to the Business Combination Agreement, CayCo shall have acquired at least 90% of all issued and outstanding Company Shares on or prior to the Closing. The following unaudited pro forma condensed combined consolidated ﬁnancial information has been prepared under the assumption that 100% of all issued and outstanding Company Shares have been acquired.

Pursuant to the Business Combination Agreement, at the Merger Effective Time, (i) each outstanding SPAC Unit, consisting of one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant, will be automatically separated and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of one (1) SPAC Warrant; (ii) each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share and each SPAC Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist; (iii) each SPAC Class A Ordinary Share (which for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) shall be converted into the right to receive one (1) CayCo Ordinary Share; and (iv) each SPAC Warrant that is outstanding and unexercised shall be automatically converted into the right to receive a CayCo Warrant, which shall be on the same terms and conditions as the applicable SPAC Warrant. At the Closing, in accordance with the Companies Act (as revised) of the Cayman Islands, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly-owned subsidiary of CayCo.

Under the Business Combination Agreement, the base equity value of FST is $400,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of the CayCo, with each share valued at the Per Share Price.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on FST shareholders expecting to have a majority of the voting power of the combined company, FST comprising the ongoing operations of the combined entity, FST comprising a majority of the governing body of the combined company, and FST’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of FST issuing share for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of FST.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional pro forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The unaudited pro forma condensed combined consolidated financial information has been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination had occurred on the dates indicated. Further, the unaudited pro forma condensed combined consolidated financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma Transaction Accounting Adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined consolidated financial information and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined consolidated statement of balance sheet as of June 30, 2024 have been prepared using, and should be read in conjunction with, the following:

•        SPAC’s unaudited balance sheet as of June 30, 2024 and the related notes for the six months ended June 30, 2024, included elsewhere in this Registration Statement/Proxy Statement; and

•        FST’s unaudited consolidated balance sheet as of June 30, 2024 and the related notes for the six months ended June 30, 2024, included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2024 have been prepared using, and should be read in conjunction with, the following:

•        SPAC’s unaudited condensed statement of operations for the six months ended June 30, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        FST’s unaudited consolidated statement of operations for the six months ended June 30, 2024 and the related notes, included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2023 have been prepared using, and should be read in conjunction with, the following:

•        SPAC’s audited statement of operations for the year ended December 31, 2023 and the related notes, included elsewhere in this Registration Statement/Proxy Statement; and

•        FST’s audited consolidated statement of operations for the year ended December 31, 2023 and the related notes, included elsewhere in this Registration Statement/Proxy Statement.

The unaudited pro forma condensed combined consolidated financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. FST and SPAC have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to CayCo and Merger Sub accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma condensed combined consolidated financial information has been prepared assuming three alternative levels of redemption into cash of SPAC’s ordinary shares:

•        Scenario 1 — No Redemption Scenario:    This scenario assumes that there are no SPAC Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the Business Combination;

•        Scenario 2 — Intermediate Redemption Scenario:    This scenario assumes that SPAC Shareholders holding 1,970,937 SPAC Public Shares, representing 50% of 3,941,873 SPAC Public Shares remaining outstanding after the Extension Meeting, will exercise redemption rights in connection with the Business Combination; and

•        Scenario 3 — Maximum Redemption Scenario:    This scenario assumes that SPAC Shareholders holding 3,031,981 SPAC Public Shares will exercise their redemption rights in connection with the Business Combination, resulting in SPAC maintaining $5,000,001 of net tangible assets at Closing of the Business Combination.

In each scenario described above, the presentation assumes that CayCo has acquired all issued and outstanding Company Shares.

	Assuming No Redemptions		Assuming Intermediate (50%) Redemptions(1)		Assuming Maximum (76.9%) Redemptions(2)
	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %	Number of Shares	Share Ownership %
FST Shareholders	38,000,000	80.52%	38,000,000	84.03%	38,000,000	86.05%
FST Advisor	2,000,000	4.24%	2,000,000	4.42%	2,000,000	4.53%
Unaffiliated SPAC Public Shareholders	3,941,873	8.35%	1,970,936	4.36%	909,892	2.06%
Holder of Converted SPAC Public Shares(3)	1,058,127	2.24%	1,058,127	2.34%	1,058,127	2.40%
Holders of Founder Shares(4)	2,191,873	4.64%	2,191,873	4.85%	2,191,873	4.96%
Pro forma ordinary shares of the Post-Closing Company	47,191,873	100%	45,220,936	100%	44,159,892	100%

____________

(1)      Assumes that 1,970,937 Public Shares are redeemed for aggregate redemption payments of approximately $22.52 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024.

(2)      Assumes that 3,031,981 Public Shares are redeemed for aggregate redemption payments of approximately $34.64 million, assuming a $11.43 per share redemption price and based on funds in the Trust Account as of June 30, 2024. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have U.S.$5,000,001 net asset at the Closing as required by the Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions.

(3)      On November 8, 2023, the New SPAC Sponsor notified Chenghe that it elected to convert 1,058,127 Founder Shares to the same number of SPAC Public Shares. On November 16, 2023, 1,058,127 Founder Shares were converted into the same number of Converted SPAC Public Shares. The Converted SPAC Public Shares are identical to the SPAC Public Shares, except that (i) they are entitled to registration rights, (ii) they are subject to the transfer restrictions as set forth in the SPAC IPO Letter Agreement, (iii) pursuant to the SPAC IPO Letter Agreement, the Sponsors agreed to waive their redemption rights with respect to the Converted SPAC Public Shares in connection with (A) the SPAC’s initial business combination, (B) a shareholder vote to approve an amendment to the SPAC’s constitutional documents to (x) modify the substance or timing of the SPAC’s obligation to allow redemption in connection with the SPAC’s initial business combination, or to redeem 100% of SPAC Public Shares if SPAC has not completed an initial business combination by the Extended Deadline or (y) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

(4)      The Sponsors and their affiliates’ total potential ownership interest in the post-Closing Company, assuming the exercise and conversion of all securities following the Closing, including the Converted SPAC Public Shares as described above, and Founder Shares, is estimated to comprise approximately 6.89% of outstanding CayCo Ordinary Shares in a no redemption scenario, 7.19% of outstanding CayCo Ordinary Shares in an intermediate redemption scenario and 7.36% of outstanding CayCo Ordinary Shares in a maximum redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2024

(US$ in thousands, except for share and per share data, or otherwise noted)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash			Scenario 3 Assuming Maximum (76.9%) Redemptions into Cash
	SPAC	FST	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$—	$8,099	$45,037	(1)	$47,495	—		24,967	$—		$12,853
	—	—	(1,438)	(2)	—	—		—	—		—
	—	—	(4,203)	(5)	—	(22,519)	(3)	—	(12,123)	(3)	—
Restricted cash	—	131	—		131	—		131	—		131
Accounts receivable, net	—	3,992	—		3,992	—		3,992	—		3,992
Inventories, net	—	14,532	—		14,532	—		14,532	—		14,532
Amounts due from related parties	—	82	—		82	—		82	—		82
Prepayments and other current assets	65	2,574	(1,681)	(2)(5)	958	—		958	—		958
Total current assets	65	29,410	37,715		67,190	(22,519)		44,671	(12,123)		32,548
Non-current assets:
Property and equipment, net	—	17,931	—		17,931	—		17,931	—		17,931
Cash and Marketable security held in Trust Account	45,037	—	(45,037)	(1)	—	—		—			—
Intangible assets, net	—	5,168	—		5,168	—		5,168	—		5,168
Long-term investment	—	261	—		261	—		261	—		261
Right-of use assets	—	5,320	—		5,302	—		5,302	—		5,302
Deferred offering cost		—	—			—			—
Deferred tax assets	—	956	—		956	—		956	—		956
Prepayment and Other non-current assets	—	1,023	—		1,023	—		1,023	—		1,023
Total non-current assets	45,037	30,641	(45,037)		30,641	—		30,641	—		30,641
TOTAL ASSETS	45,102	60,051	(7,322)		97,831	(22,519)		75,312	(12,123)		63,189

LIABILITIES
Current liabilities:
Short-term borrowings	—	13,869	—		13,869	—		13,869	—		13,869
Accounts payable	—	1,633	—		1,633	—		1,633	—		1,633
Lease liabilities	—	1,682	—		1,682	—		1,682	—		1,682
Amounts due to related parties	473	285	—		758	—		758	—		758
Income taxes payable	—	109	—		109	—		109	—		109
Promissory Note – Related Party	1,128	—	(1,128)	(5)	—	—		—	—		—
Accrued expenses and other current liabilities	2,069	2,793	(2,069)	(5)	2,793	—		2,793	—		2,793
Total current liabilities	3,670	20,371	(3,197)		20,844	—		20,844	—		20,844
Non-current liabilities:
Long-term bank loan	—	8,597	—		8,597	—		8,597	—		8,597
Lease liabilities	—	4,164	—		4,164	—		4,164	—		4,164
Deferred tax liabilities	—	663	—		663	—		663	—		663
Warrant liabilities	720	—	—		720	—		720	—		720
Other non-current liabilities	—	—	—		—	—		—	—		—
Total non-current liabilities	720	13,424	—		14,144	—		14,144	—		14,144
TOTAL LIABILITIES	4,390	33,795	(3,197)		34,988	—		34,988	—		34,988

Commitments and contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value, 3,941,873 number of shares at redemption value of $11.43 as of June 30, 2024	45,037	—	(45,037)	(3)	—	—		—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2024 — (Continued)

(US$ in thousands, except for share and per share data, or otherwise noted)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash			Scenario 3 Assuming Maximum (76.9%) Redemptions into Cash
	SPAC	FST	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet	Additional Transaction Accounting Adjustments		Pro Forma Balance Sheet
EQUITY
Ordinary shares ($0.33 par value, 100,000,000 shares authorized, 54,554,395 shares issued outstanding as of June 30, 2024; nil shares pro forma under scenario 1,2 and 3)	—	17,951	(17,951)	(4)	—	—		—	—		—
Class A Ordinary Shares ($0.0001 par value; 200,000,000 shares authorized; 1,058,127 shares issued and outstanding as of June 30, 2024; 47,191,873, 45,220,936 and 44,060,352 shares pro forma under scenario 1,2 and 3, respectively)	—	—	5		5	—		5	—		5
Class B Ordinary Shares ($0.0001 par value; 20,000,000 shares authorized; 2,191,873 shares issued and outstanding as of June 30, 2024; nil shares pro forma under scenario 1,2 and 3)	—	—	—	(4)	—	—		—	—		—
Additional paid-in capital	529	4,443	45,037	(3)	60,046	(22,519)	(3)	37,527	(12,123)	(3)	25,404
	—	—	(3,054)	(2)	—	—		—	—		—
	—	—	13,091	(4)	—	—		—	—		—
Statutory reserve	—	3,154	—		3,154	—		3,154	—		3,154
Accumulated deficit/retained earning	(4,854)	3,166	4,854	(4)	2,096	—		2,096	—		2,096
	—	—	—	(2)	—	—		—	—		—
	—	—	(1,070)	(5)	—	—			—
Accumulated other comprehensive loss	—	(2,458)	—		(2,458)	—		(2,458)	—		(2,458)
TOTAL EQUITY	(4,325)	26,256	40,912		62,843	(22,519)		40,324	(12,123)		28,201
TOTAL LIABILITIES AND EQUITY	45,102	60,051	(7,322)		97,831	(22,519)		75,312	(12,123)		63,189

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet Adjustments

The Transaction Accounting Adjustments to the unaudited condensed combined consolidated pro forma balance sheet consists of the following:

(1)    Reflects the release of cash from marketable securities held in the Trust Account.

(2)    Reflects an adjustment of $1.44 million to reduce cash and $1.62 million to reduce deferred offering costs for transaction costs expected to be incurred by FST in relation to the Business Combination, including advisory, printing, legal and accounting services.

(3)    In Scenario 1, which assumes no further SPAC Shareholders, collectively holding 3,941,873 shares, exercises their redemption rights in connection with the Business Combination. As of June 30, 2024, there was approximately $45.04 million in the Trust Account. Taking into account nil to be paid out in cash as redemption proceeds at the Closing of the Business Combination, all SPAC Public Shares previously subject to redemption for cash amounting to $45.04 million would be transferred to shareholders’ equity.

In Scenario 2, which reflects the redemption of nil share in connection with the Business Combination as reflected in Scenario 1 above, and additionally assumes that SPAC Shareholders holding 1,970,937 SPAC Class A Ordinary Shares, representing 50% of 3,941,873 SPAC Class A Ordinary Shares remaining outstanding on the date of this Registration Statement/Proxy Statement, will exercise redemption rights at an assumed share price of US$11.43 in connection with the Business Combination. Under Scenario 2, an amount of $22.52 million in the trust account will need to be paid out in cash as redemption proceeds at the closing of the Business Combination, as compared with Scenario 1.

In Scenario 3, which reflects the redemption of 1,970,937 SPAC Class A Ordinary Shares in connection with the Business Combination, as reflected in Scenario 2 above, and additionally assumes that SPAC Shareholders holding 1,160,585 SPAC Class A Ordinary Shares will exercise their redemption rights at an assumed share price of US$11.43 in connection with the Business Combination. Under Scenario 3, an additional amount of $12.12 million in the trust account would need to be paid out in cash as redemption proceeds at the closing of the Business Combination. Taking into account the $22.52 million paid out in connection with redemption under Scenario 2 above, a total of $34.64 million in the trust account will need to be paid out in cash as redemption proceeds. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have US$5,000,001 net asset at the Closing as required by the SPAC Articles and Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least, 909,892 shares for SPAC to fulfill all of the abovementioned assumptions under Scenario 3.

(4)    Reflects 1) recapitalization of FST through issuance of SPAC shares and eliminate SPAC historical accumulated earnings; and 2) the contribution of all the share capital in FST to SPAC.

(5)    Reflects prepaid and accrued expenses of SPAC would be settled due upon completion of the business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash		Scenario 3 Assuming Maximum (76.9%) Redemptions into Cash
	SPAC	FST	Transaction Accounting Adjustments		Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement
Total revenues	$—	$17,830	$—		$17,830	—	$17,830	$—	$17,830
Cost of revenue	—	(10,087)	—		(10,087)	—	(10,087)	—	(10,087)
Gross profit	—	7,743	—		7,743	—	7,743	—	7,743
Operating expenses
Selling expenses	—	4,678	—		4,678	—	4,678	—	4,678
Administrative expenses	1,016	3,049	1,070	(1)	5,135	—	5,135	—	5,135
Research and development expenses	—	660	—		660	—	660	—	660
Total operating expenses	1,016	8,387	1,070		10,473	—	10,473	—	10,473
Net operating loss	(1,016)	(644)	(1,070)		(2,730)	—	(2,730)	—	(2,730)
Non-operating income and expenses
Interest expenses	—	(234)	—		(234)	—	(234)	—	(234)
Foreign exchange gain	—	967	—		967	—	967	—	967
Other income(3)	—	156	—		156	—	156	—	156
Gain on change in fair value of warrants	(576)	—	—		(576)	—	(576)	—	(576)
Interest earned on investments held in Trust Account	959	—	(959)	(2)	—	—	—	—	—
Total non-operating income and expenses	383	889	(959)		313	—	313	—	313
Profit (loss) from operations before tax	(633)	245	(2,029)		(2,417)	—	(2,417)	—	(2,417)
Tax expenses	—	167	—		167	—	167	—	167
Profit (loss)	(633)	78	(2,029)		(2,584)	—	(2,584)	—	(2,584)

Weighted average shares outstanding of ordinary shares	—	54,554,395	—		47,191,873	—	45,220,937	—	44,159,892
Weighted average shares outstanding of redeemable ordinary shares	3,941,873	—	—		—	—	—	—	—
Basic and diluted net loss per ordinary share	(0.09)	0.00	—		(0.00)	—	(0.00)	—	(0.00)
Weighted average shares outstanding of non-redeemable ordinary shares	3,250,000	—	—		—	—	—	—	—
Basic and diluted net loss per Non-redeemable ordinary shares	(0.09)	—	—		—	—	—	—	—

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Intermediate (50%) Redemptions into Cash		Scenario 3 Assuming Maximum (76.9%) Redemptions into Cash
	SPAC	FST	Transaction Accounting Adjustments		Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement	Transaction Accounting Adjustments	Pro Forma Income Statement
Total revenues	$—	$28,731	$—		$28,731	—	$28,731	$—	$28,731
Cost of revenue	—	(15,288)	—		(15,288)	—	(15,288)	—	(15,288)
Gross profit	—	13,443	—		13,443	—	13,443	—	13,443
Operating expenses
Selling expenses	—	9,194	—		9,194	—	9,194	—	9,194
Administrative expenses	2,144	5,279	1,070	(1)	8,493	—	8,493	—	8,493
Research and development expenses	—	1,530	—		1,530	—	1,530	—	1,530
Total operating expenses	2,144	16,003	1,070		19,217	—	19,217	—	19,217
Net operating loss	(2,144)	(2,560)	(1,070)		(5,774)	—	(5,774)	—	(5,774)
Non-operating income and expenses
Interest expenses	—	(15)	—		(15)	—	(15)	—	(15)
Foreign exchange gain	—	44	—		44	—	44	—	44
Other income(3)	187	638	—		825	—	825	—	825
Impairment loss on long-term investment	—	(466)	—		(466)	—	(466)	—	(466)
Gain on change in fair value of warrants	1,584	—	—		1,584	—	1,584	—	1,584
Expense recognized on transferring of 2,650,000 SPAC Class B Ordinary Shares from Old SPAC Sponsor to New SPAC Sponsor(4)	(2,852)		—		(2,852)	—	(2,852)	—	(2,852)
Interest earned on investments held in Trust Account	3,651	—	(3,651)	(2)	—	—	—	—	—
Total non-operating income and expenses	2,570	201	(3,651)		(880)	—	(880)	—	(880)
Profit (loss) from operations before tax	426	(2,359)	(4,721)		(6,654)	—	(6,654)	—	(6,654)
Tax benefit	—	(123)	—		(123)	—	(123)	—	(123)
Profit (loss)	426	(2,236)	(4,721)		(6,531)	—	(6,531)	—	(6,531)

Weighted average shares outstanding of ordinary shares	—	46,207,400	—		47,191,873	—	45,220,937	—	44,159,892
Weighted average shares outstanding of redeemable ordinary shares	7,519,729	—	—		—	—	—	—	—
Basic and diluted net loss per ordinary share	0.04	(0.05)	—		(0.14)	—	(0.14)	—	(0.15)
Weighted average shares outstanding of non-redeemable ordinary shares	3,250,000	—	—		—	—	—	—	—
Basic and diluted net loss per Non-redeemable ordinary shares	0.04	—	—		—	—	—	—	—

Adjustments to Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

The Transaction Accounting Adjustments to the unaudited condensed combined consolidated pro forma statements of operations consist of the following:

(1)    Reflects the estimated transaction costs of $1.07 million as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined consolidated statement of operations. This is a non-recurring item.

(2)    Represents an adjustment to eliminate interest earned on investments held in Trust Account.

Shares calculation

The following presents the calculation of basic and diluted weighted average shares outstanding assuming three alternative levels of conversion for the six months ended June 30, 2024:

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Intermediate (50%) Redemptions Into Cash)	Scenario 3 Combined (Assuming Maximum (76.9%) Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
SPAC Public Shares held by unaffiliated SPAC Public Shareholders(1)	3,941,873	1,970,936	909,892
Converted SPAC Public Shares held by New SPAC Sponsor (2)	1,058,127	1,058,127	1,058,127
Founder Shares held by SPAC Sponsors(3)	2,191,873	2,191,873	2,191,873
Shares issued to FST shareholders and FST Advisor in Business Combination	40,000,000	40,000,000	40,000,000
Weighted average shares outstanding	47,191,873	45,220,936	44,159,892

Percent of shares owned by existing SPAC Public Shareholders	8.35%	4.36%	2.06%
Percent of shares owned by SPAC Sponsors	6.89%	7.19%	7.36%
Percent of shares owned by existing FST Shareholders and FST Advisor	84.76%	88.45%	90.58%
	100.0%	100.0%	100.0%

____________

(1)      As of June 30, 2024, there were 3,941,873 SPAC Public Shares issued and outstanding held by unaffiliated SPAC Public Shareholders and 1,058,127 SPAC Public Shares held by New SPAC Sponsor.

(2)      On November 16, 2023, 1,058,127 Founder Shares held by the New SPAC Sponsor were converted into the same number of SPAC Public Shares by election of the New SPAC Sponsor.

(3)      As of June 30, 2024, there were 2,191,873 Founder Shares issued and outstanding, of which 600,000 were held by Old SPAC Sponsor and 1,591,873 held by New SPAC Sponsor.

Net loss per share

The unaudited pro forma condensed combined consolidated basic and diluted earnings per share calculations are based on the sum of the historical SPAC weighted average number of redeemable shares outstanding of 3,941,873, converted SPAC public shares of 1,058,127 and non-redeemable shares outstanding of 2,191,873 under all three scenarios for the year ended December 31, 2023 adjusted by (a) approximately 40,000,000 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined consolidated financial statements (after rounding adjustment), to be issued in connection with the Business Combination; and (b) redemption of nil share under no redemption scenario, 1,970,937 share under intermediate redemption scenario and 3,031,981 shares under maximum redemption scenario.

For the purposes of calculating the weighted average number of shares of Company ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	Adjustment for Merger Assuming No Redemptions	Adjustment for Merger Assuming Intermediate (50%) Redemptions	Adjustment for Merger Assuming Maximum (76.9%) Redemptions
Weighted average shares of redeemable ordinary share	3,941,873	3,941,873	3,941,873
Weighted average outstanding converted SPAC Public Shares	1,058,127	1,058,127	1,058,127
Weighted average outstanding shares of non-redeemable shares	2,191,873	2,191,873	2,191,873
Add: Closing merger consideration payable in shares	40,000,000	40,000,000	40,000,000
Less: shares assumed to be redeemed	(0)	(1,970,936)	(3,031,981)
Weight average shares	47,191,873	45,220,937	44,159,892

BUSINESS OF CAYCO AND MERGER SUB BEFORE THE BUSINESS COMBINATION

Business of CayCo Before the Business Combination

As of the date of this Registration Statement/Proxy Statement, CayCo has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the preparation of this Registration Statement/Proxy Statement. Upon the terms and subject to the conditions of the Business Combination Agreement, SPAC, CayCo, the Merger Sub, and the Company will effect a series of the transactions, as a result of which CayCo will become of the parent of the Company and SPAC. After the Business Combination, CayCo intends to continue the business of the Company. For information about CayCo’s management, share ownership and corporate governance following the Business Combination, please see the section entitled “Management of CayCo After the Business Combination” elsewhere in this Registration Statement/Proxy Statement.

Formation

CayCo is a Cayman Islands exempted company with limited liability that will become the holding company of the Company following the consummation of the Business Combination.

Articles

CayCo’s current articles of association include provisions customary for a shell company created for the purpose of effecting a business combination. Upon consummation of the Business Combination, the CayCo Listing Articles will be substantially in the form set forth in Annex B to this Registration Statement/Proxy Statement. Please see the section entitled “Description of Securities — Securities of CayCo” elsewhere in this Registration Statement/Proxy Statement for additional information.

Financial Year

CayCo’s ﬁscal year ends on December 31 of each year.

Subsidiaries

CayCo is the parent company of the Merger Sub.

Shareholders

Ming-Chen Chen is the sole shareholder at CayCo, holding 1 ordinary share. She is the wife of the current Chairman of FST, David Chuang.

Board of Directors

David Chuang is the sole director of CayCo.

Executive Officers, Officers and Employees

CayCo does not currently have any executive officer, officer or any other employee.

Business of Merger Sub Before the Business Combination

Merger Sub is a Cayman Islands exempted company with limited liability and a direct, wholly-owned subsidiary of CayCo. Upon the terms and subject to the conditions of the Business Combination Agreement, SPAC, CayCo, Merger Sub and the Company will effect a series of transactions, as a result of which Merger Sub will merge into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving entity and a wholly owned subsidiary of CayCo.

Merger Sub is a Cayman Islands exempted company solely incorporated for the limited purposes of effecting the transactions contemplated by the Business Combination Agreement. It has no employees, subsidiaries or other business and will not survive following the Business Combination.

BUSINESS OF SPAC AND CERTAIN INFORMATION ABOUT SPAC

Overview

SPAC is a blank check company incorporated on May 20, 2021 as a Cayman Islands exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Business Combination Agreement, its acquisition strategy was to search globally for targets that have created a critical mass in their own market and are looking for the right partner with whom to expand across borders. Based on SPAC’s business activities, SPAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

Initial Public Offering and Concurrent Private Placement

On January 27, 2022, SPAC consummated SPAC IPO of 13,000,000 SPAC Units, at an offering price of $10.00 per SPAC Unit, generating gross proceeds of $130,000,000. Each SPAC Unit consists of one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Public Warrant. Each whole SPAC Public Warrant entitles its holder to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch served as underwriters of the SPAC IPO. The securities sold in the SPAC IPO were registered under the Securities Act on a registration statement on Form S-1 (File No. 333-261361) (as amended). The SEC declared the registration statement effective on January 24, 2022.

Concurrently with the closing of the SPAC IPO, SPAC consummated a private placement to its Old SPAC Sponsor of 7,900,000 SPAC Private Placement Warrants, each exercisable to purchase one SPAC Class A Ordinary Share at $11.50 per share, at a price of $1.00 per warrant, in a private placement generating gross proceeds of $7,900,000.

Following the closing of the SPAC IPO and the private placement, $132,600,000 was placed in the Trust Account, comprised of the proceeds from the SPAC IPO and the sale of SPAC Private Placement Warrants (including $4,550,000 of the underwriters’ deferred discount). SPAC IPO transaction costs amounted to $7,647,620, consisting of $2,600,000 of underwriting discount, $4,550,000 of deferred underwriting discount, and $497,620 of other costs and expenses related to the SPAC IPO. In addition, $2,494,203 of cash was held outside of the Trust Account and was available for working capital purposes at the consummation of the SPAC IPO.

SPAC may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for the SPAC IPO and described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination (including the Business Combination) and the redemption of 100% of the issued and outstanding SPAC Class A Ordinary Share upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the SPAC IPO and concurrent private placement, net of underwriting discounts and commissions and other costs and expenses, held outside the Trust Account became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Business Combination Marketing Agreement

On February 9, 2023, SPAC entered into a business combination marketing agreement (the “EBC BCMA”) with EarlyBirdCapital, Inc. (“EBC”) for EBC’s assistance in connection with a potential business combination with a cash fee equal to $2,000,000 contingent upon closing of the business combination. If a proposed business combination is not consummated for any reason, no fee is due unless SPAC receives a termination payment established in the definitive written agreement with the target company in the business combination, in which case, EBC will be entitled to 1/3 of the termination payment up to a maximum of $1,000,000. As prescribed by the BCMA, in SPAC’s own discretion, it may engage EBC as non-exclusive placement agent for SPAC, on a “best efforts” basis, in connection with a private placement of shares of common stock and/or convertible debt or preferred stock, the structuring of a collateralized equity transaction, or the arrangement of an equity line of credit of SPAC in connection with the business combination, for a placement agent’s fee of (for equity and equity equivalents) 3.5% and (for debt and convertible securities) 2.0% of the capital raised by investors contracts by EBC, payable at the closing of the business combination.

On October 2, 2023, the Old SPAC Sponsor entered into a letter agreement with EBC (the “EBC Letter Agreement”), under which, the Old SPAC Sponsor agreed to (i) transfer, at no consideration, to EBC 25,000 SPAC Class B Ordinary Shares held by the Old SPAC Sponsor at the closing of the business combination. If the Old SPAC Sponsor is required to forfeit SPAC Class B Ordinary Shares to SPAC that it’s retaining pursuant to the Sponsor Sale SPA so that the total number of SPAC Class B Ordinary Shares becomes less than 500,000, EBC will forfeit a pro rata number of SPAC Class B Ordinary Shares with the Old SPAC Sponsor’s reduction below 500,000 such that the SPAC Class B Ordinary Shares held by EBC will then represent 5% of the total SPAC Class B Ordinary Shares held by the Old SPAC Sponsor and EBC; (ii) transfer to EBC an aggregate of 26.7% of any consideration it receives as a result of certain “tail” arrangement it has with a third party as a result of a proposed transaction; and (iii) pay to EBC an aggregate of $5,000 to reimburse EBC for expenses incurred by it for the services rendered to SPAC and the Old SPAC Sponsor.

On October 2, 2023, in connection with the Sponsor Sale, EBC issued a waiver letter (“EBC Waiver Letter”) to SPAC, pursuant to which, the EBC BCMA is terminated. Under the EBC Waiver Letter, SPAC agreed that such SPAC Class B Ordinary Shares to be transferred by the Old SPAC Sponsor to EBC under the EBC Letter Agreement will have the same registration rights as the other Class B ordinary shares held by the Old SPAC Sponsor.

Extension

On April 13, 2023, SPAC held the First Extension Meeting, at which SPAC Shareholders approved (1) the proposal to amend SPAC MAA to extend the date by which SPAC must (i) consummate an initial business combination, (ii) cease its operations except for the purpose of winding up if it fails to consummate a business combination, and (iii) redeem all of the Public Shares, from April 27, 2023 to November 27, 2023; (2) the proposal to amend the Trust Agreement to allow SPAC to extend, on a month to month basis, the date on which the Trustee must liquidate the Trust Account if SOAC has not completed its initial business combination, from April 27, 2023 to up to November 27, 2023 by depositing into the Trust Account the lesser of $150,000 or $0.0375 per Public Share that remains outstanding and is not redeemed in connection with the First Extension Amendment Proposal per calendar month commencing on April 27, 2023; (3) the proposal to amend SPAC MAA to provide for the right of a holder of the SPAC Class B Ordinary Share to convert into SPAC Class A Ordinary Share on a one-for-one basis prior to the closing of an initial business combination at the election of the holder; and (4) the proposal to amend SPAC MAA to remove the limitation that SPAC shall not redeem Public Shares to the extent that such redemption would cause SPAC’s net tangible assets to be less than $5,000,001.

In connection with the First Extension Amendment Proposal, shareholders holding 7,399,517 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $77.5 million (approximately $10.47 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $58.6 million remained in the Trust Account.

On October 25, 2023, SPAC held the Second Extension Meeting, at which SPAC Shareholders approved (1) the proposal to amend the SPAC MAA to extend the SPAC Termination Date from October 27, 2023 to January 27, 2024 for a deposit of the lesser of $240,000 and $0.06 for each Public Share not redeemed immediately after the Second Extension Meeting; and to allow SPAC, without the need for any further approval of the shareholders, by resolutions of the SPAC Board, to further extend the SPAC Termination Date for up to 9 times, each time by one month, from January 27, 2024 up to October 27, 2024, for a deposit of the lesser of $80,000 and $0.02 for each Public Share not redeemed immediately after the Second Extension Meeting for each month extended; (2) the proposal to amend the Trust Agreement to reflect the Second Extension, and to allow SPAC to maintain any remaining amount of in its Trust Account in an interest bearing demand deposit account at a bank; and (3) the proposal to change SPAC’s name from LatAmGrowth SPAC to Chenghe Acquisition I Co.

In connection with the Second Extension Amendment Proposal, shareholders holding 1,658,610 SPAC Class A Ordinary Shares elected to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $18.1 million (approximately $10.94 per SPAC Class A Ordinary Share) was released from the Trust Account to pay such holders and approximately $43.0 million remained in the Trust Account.

On November 6, 2023, pursuant to the Trust Agreement (as amended on October 25, 2023), SPAC instructed Continental Stock Transfer & Trust Company to hold all funds in the Trust Account in an interest-bearing bank deposit account.

On November 8, 2023, the New SPAC Sponsor notified the SPAC that it elected to convert 1,058,127 SPAC Class B Ordinary Shares held by itself to the same number of SPAC Class A Ordinary Shares, pursuant to the SPAC Class B Ordinary Share Amendment Proposal. On November 16, 2023, 1,058,127 SPAC Class B Ordinary Shares held by the New SPAC Sponsor were converted into the same number of SPAC Class A Ordinary Shares. As of the date hereof, there are 5,000,000 SPAC Class A Ordinary Shares and 2,191,873 SPAC Class B Ordinary Shares issued and outstanding.

On September 17, 2024, SPAC filed a preliminary proxy statement on Schedule 14A with the SEC for a potential Third Extension. SPAC Public Shareholders will have the right to redeem the Public Shares for a pro rata portion of the funds then in the Trust Account in connection with the Third Extension. If the Third Extension is approved by SPAC Shareholders, we expect that certain amount of the funds in the Trust Account would be released to pay redeeming shareholders, the number of Public Shares would reduce and we would need less Public Shares voted in favor of the proposals for the proposals to be approved.

Delist of SPAC Public Warrants

On June 15, 2023, SPAC received a written notice from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that since SPAC’s aggregate market value of its outstanding warrants was less than $1,000,000, SPAC was no longer in compliance with the Nasdaq Global Market continued listing criteria set forth in the Nasdaq Listing Rule 5452(b)(C) (the “Rule”), which requires SPAC to maintain an aggregate market value of its outstanding warrants of at least $1,000,000 (the “Notice”). SPAC has been given 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Rule. SPAC did not submit such plan. On August 16, 2023, the Staff notified SPAC that Nasdaq determined to commence proceedings to delist SPAC Public Warrants, and listed to trade on Nasdaq under the symbol “LATGW”, from Nasdaq and that trading in SPAC Public Warrants would be suspended at the opening of business on August 25, 2023, due to SPAC’s failure to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants for continued listing under Nasdaq Listing Rule 5452(b)(C). SPAC did not appeal the Staff’s delisting determination. As a result, a Form 25 was filed by Nasdaq on September 8, 2023 with the SEC to remove SPAC Public Warrants from listing and registration on Nasdaq.

Waivers of Deferred Underwriting Commission

On September 8, 2023, BofA Securities, Inc., and on September 19, 2023, Banco BTG Pactual S.A — Cayman Branch each notified SPAC that they would not act in any capacity in connection with the Business Combination and waived their entitlement to the deferred underwriting commission solely with respect to the Business Combination under and pursuant to the SPAC IPO Underwriting Agreement, dated January 24, 2022, by and among SPAC and BofA Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch, acting individually and as representatives of the several underwriters named therein.

Sponsor Sale and the New SPAC Sponsor

Sponsor Sale

On September 29, 2023, SPAC, the Old SPAC Sponsor and the New SPAC Sponsor entered into a securities purchase agreement for the Sponsor Sale, pursuant to which, the New SPAC Sponsor acquired an aggregate of (i) 2,650,000 SPAC Class B Ordinary Shares and (ii) 7,900,000 SPAC Private Placement Warrants held by the Old SPAC Sponsor for an aggregate purchase price of $1.00 plus the New SPAC Sponsor’s agreement to deposit into the Trust Account (a) on the closing of the Sponsor Sale, $450,000 for due and payable extension contribution payment incurred prior to the date of the Sponsor Sale SPA and (b) on any other applicable due date, other extension payments that may become due after the Sponsor Sale, and in accordance with the Trust Agreement. On October 6, 2023, the Sponsor Sale was consummated, following which, the Old SPAC Sponsor owns 600,000 SPAC Class B Ordinary Shares and no SPAC Private Placement Warrant.

Upon the consummation of the Sponsor Sale, SPAC’s previous directors, officers and advisors resigned from their positions, and Shibin Wang, Ning Ma, Kwan Sun and James Zhang were appointed as directors of SPAC and Zhiyang Zhou was appointed chief executive officer and chief financial officer of SPAC. None of our officers or directors has received any cash compensation for services rendered to us.

Conflicts of Interest

The New SPAC Sponsor is directly wholly owned by Chenghe Group Limited, an investment holding company committed to creating value for clients and society by identifying and investing in people or business with disruptive forces, right value proposition, strong execution and vision. Chenghe Group Limited is directly wholly owned by Mr. Richard Qi Li, and currently invests and plans to continue to invest third-party capital in a wide variety of investment opportunities globally. As of the date of this Registration Statement/Proxy Statement, Mr. Richard Qi Li owns the entire outstanding share capital of Chenghe Group Limited, which in turn owns the entire outstanding share capital of the New SPAC Sponsor. Except for Mr. Richard Qi Li, as of the date of this Registration Statement/Proxy Statement, no other person has material interests in the New SPAC Sponsor.

The New SPAC Sponsor leveraged its management team and directors’ resources in searching for a potential business combination target for Chenghe. This includes (i) Dr. Shibin Wang’s and Mr. Richard Qi Li’s extensive industry connections and deep knowledge of the financial industry, (ii) the New SPAC Sponsor team’s previous success in consummating the business combination of Chenghe Acquisition Co., and (iii) the extensive investment experience of Chenghe’s officers.

The officers of Chenghe are responsible for the normal operational activities of Chenghe, including overseeing the finance of Chenghe, ensuring accurate and timely reporting of Chenghe’s financial information, ensuring compliance with all applicable laws, regulations, listing requirements and stock exchange rules.

Entities controlled by the New SPAC Sponsor and its affiliates, and certain directors and officers of the SPAC have also sponsored other special purpose acquisition companies, namely Chenghe Acquisition II Co., Chenghe Acquisition Co. and HH&L Acquisition Co., and also have roles and responsibilities in our affiliate entities. Mr. Richard Qi Li, the controller and owner of Chenghe Group Limited, founder and director of Chenghe Capital Management Limited, also serves as a director and the chief executive officer of HH&L Acquisition Co., as chairman of the board of Chenghe Acquisition Co. and chairman of the advisory board of Chenghe Acquisition II Co. Our chief executive officer, Yixuan Yuan, is chief executive officer and director of Chenghe Acquisition II Co., a NYSE-listed special purpose acquisition company, and a Managing Director of Chenghe Group Limited. Our chief financial officer, Zhaohai Wang, is chief financial officer of Chenghe Acquisition II Co. and an associate at Chenghe Capital Management Limited, an affiliate of the SPAC. Our chairman of the board, Dr. Shibin Wang, served as chief executive officer of Chenghe Acquisition Co. and is chairman of the board of directors of Chenghe Acquisition II Co.

Chenghe Acquisition II Co. consummated its initial public offering on June 10, 2024 and has 24 months to complete an initial business combination. According to Chenghe Acquisition II Co.’s SEC filings, on September 16, 2024, Chenghe Acquisition II Co. entered into a business combination agreement with Polibeli Group Ltd, a Cayman Islands exempted company limited by shares and Polibeli Merger One Limited, a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of Polibeli Group Ltd.

Chenghe Acquisition Co. consummated its initial public offering in May 2022 and consummated its initial business combination in February 2024 with Taiwan Color Optics, Inc., an optical 3D sensing technology company that is primarily involved in the design, manufacture and sale of laser light source modules and integration chip for various applications including LiDAR sensor, smart headlight, and laser projector light source. Chenghe Acquisition Co. filed a Form 15 on February 26, 2024, de-registering its securities under section 12(g) of the Exchange Act and suspending reporting obligations under the Exchange Act. On July 26, 2023, the holders of 3,062,319 Chenghe Acquisition Co. public shares (representing approximately 26.6% of then-outstanding Chenghe Acquisition Co. public shares) elected to redeem their public shares in connection with Chenghe Acquisition Co.’s extension of the date by which it must complete an initial business combination from August 2, 2023 to May 2, 2024. On February 2, 2024, the holders of 4,044,701 Chenghe Acquisition Co. public shares (representing approximately 47.9% of then-outstanding Chenghe Acquisition Co. public shares) elected to redeem their public shares in connection with Chenghe Acquisition Co. shareholders’ approval of the business combination with Taiwan Color Optics, Inc.

HH&L Acquisition Co. consummated its initial public offering in February 2021 and failed to consummate a business combination in the time period set forth in its amended and restated memorandum and articles of association. NYSE filed a Form 25 on February 23, 2024, delisting HH&L Acquisition Co.’s securities from NYSE. As of the date of this Registration Statement/Proxy Statement, HH&L Acquisition Co. has redeemed all of its outstanding public shares, but has not completed its liquidation process. On February 7, 2023, the holders of 31,281,090 HH&L Acquisition Co. public shares (representing approximately 83.4% of then-outstanding HH&L Acquisition Co. public shares) elected to redeem their public shares in connection with HH&L Acquisition Co.’s extension of the date by which it must consummate an initial business combination from February 9, 2023 to May 9, 2023. On May 9, 2023, the holders of 3,887,893 HH&L Acquisition Co. public shares (representing approximately 38.4% of then-outstanding HH&L Acquisition Co. public shares) elected to redeem their public shares in connection with HH&L Acquisition Co.’s further extension of the date by which it must consummate an initial business combination from May 9, 2023 to August 9, 2023. On August 9, 2023, the holders of 2,025,832 HH&L Acquisition

Co. public shares (representing approximately 35.1% of then-outstanding HH&L Acquisition Co. public shares) elected to redeem their public shares in connection with HH&L Acquisition Co.’s further extension of the date by which it must consummate an initial business combination from August 9, 2023 to February 9, 2024.

The Sponsors and SPAC’s officers and directors are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to SPAC completing its initial business combination. SPAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to SPAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in SPAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to SPAC, subject always to applicable fiduciary duties under Cayman Islands law. SPAC MAA provide that SPAC renounces its interest in any corporate opportunity offered to any officer or director of SPAC. This waiver allows SPAC’s officers and directors to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. SPAC does not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target.

During the process when the New SPAC Sponsor was searching for a target company and negotiating the Business Combination, HH&L Acquisition Co. was also searching for a target. The New SPAC Sponsor introduced FST to HH&L Acquisition Co. as a potential target in August 2023, but HH&L Acquisition Co. was in advanced talk with another potential target, so did not initiate any discussion with FST due to uncertainty of timeline.

As of the date of this Registration Statement/Proxy Statement, the New SPAC Sponsor holds 1,058,127 SPAC Public Shares, 1,591,873 SPAC Class B Ordinary Shares, and 7,900,000 Private Placement Warrants, in each case held by the New SPAC Sponsor, as of the date of this Registration Statement/Proxy Statement.

No compensation of any kind, including finder’s and consulting fees, was paid or will be paid to the New SPAC Sponsor, executive officers or directors or affiliates, for services rendered to or in connection with the Business Combination. However, these persons will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. The New SPAC Sponsor’s economic interest in the Business Combination is limited to the CayCo Ordinary Shares that it will receive in exchange of the SPAC Shares that it owns, the CayCo Warrants that it will receive in exchange of the SPAC Warrants that it owns, and the repayment of outstanding amount under the October 2023 Note and the July 2024 Note at the Closing of the Business Combination. As of June 30, 2024, the total outstanding principal amount under the October 2023 Note was $1,127,668 and the total outstanding principal amount under the July 2024 Note is $0.

Pursuant to the Sponsor Sale SPA, if the New SPAC Sponsor transfers any Founder Shares for the purpose of securing further extension of Chenghe or reducing the number of SPAC Public Shares elected to redeem in connection with further extensions, at the closing of Chenghe’s initial business combination, the New SPAC Sponsor shall transfer to the Old SPAC Sponsor a number of the Founder Shares equal to the product of (i) 1,000,000 minus the Transferred Shares and (ii) 0.5. However, the Old SPAC Sponsor Earnout Shares shall not exceed 250,000 Founder Shares, and if the New SPAC Sponsor elects to use cash or other arrangements (other than Founder Shares) to secure further extensions, the number of Old SPAC Sponsor Earnout Shares shall be 100,000 Founder Shares. If the New SPAC Sponsor elects to use a mix of cash, other arrangements and Founder Shares to secure further extensions, the number of Old SPAC Sponsor Earnout Shares shall be calculated using the abovementioned formula. Except for the Old SPAC Sponsor Earnout Shares, as of the date of this Registration Statement/Proxy Statement, none of the New SPAC Sponsor, its affiliates and promoters is aware of any arrangement that directly or indirectly, could transfer ownership of Chenghe’s securities, or that could result in the surrender or cancellation of such securities.

See also “Risk Factors — Chenghe’s Sponsors, directors and officers have interests in the Business Combination that are different from, or are in addition to, the interests of unaffiliated SPAC Shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this Registration Statement/Proxy Statement” and “SPAC Shareholders Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

SPAC IPO Letter Agreement

On January 24, 2022, the SPAC IPO Letter Agreement was entered into among the SPAC, the Old SPAC Sponsor and the insiders listed thereunder. On October 6, 2023, in connection with the Sponsor Sale, the New SPAC Sponsor became a party under the SPAC IPO Letter Agreement.

The table below sets forth certain details relating to the material terms of the SPAC IPO Letter Agreement.

Certain Material Terms of the SPAC IPO Letter Agreement	Summary of Certain Material Terms
Who is subject to the agreement?	The Sponsors and officers and directors of the SPAC (collectively, the “Insiders”)
Voting Agreement

The Insiders will vote any SPAC Shares they own in favor of any proposed business combination and will not redeem such shares. However, the Sponsors are entitled to redemption rights upon SPAC liquidation with respect to any SPAC Class A Ordinary Shares they may acquire from the public market if no business combination is effected by the SPAC Termination Date.

Indemnification Agreement

In the event of liquidation of the Trust Account upon the failure of SPAC to consummate its initial business combination by Termination Date, the Sponsors shall indemnify and hold harmless SPAC against any and all loss, liability, claim, damage and expenses whatsoever to which SPAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to SPAC or (ii) any prospective target business with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement; provided, however, that such indemnification of SPAC by the Sponsors (x) shall apply only to the extent necessary to ensure that such claims by a third party or a target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, (y) shall not apply to any claims by a third party or a target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under SPAC’s indemnity of the SPAC IPO Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Lock-up Period

Not to transfer, assign or sell any of their Founder shares and any Public Shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial business combination or (ii) the date on which SPAC completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the shareholders having the right to exchange their Public Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the Founder Shares with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Public Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) SPAC consummates a transaction after the initial business combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

Lock-Up Agreement

Pursuant to which each of the Sponsors and such Sponsor Key Holder and FST Shareholder will agree, subject to certain customary exceptions, not to transfer any CayCo Ordinary Shares beginning on the Closing Date and ending on the earlier of (i) six (6) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the CayCo Ordinary Shares equals or exceeds U.S.$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred and fifty (150) days after the Closing Date; or (y) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the CayCo Shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date.

The table below sets forth certain details relating to the material terms of the Lock-Up Agreement that the Sponsors, certain Sponsor Key Holders and certain FST Shareholders will enter into with CayCo at the Closing.

Certain Material Terms of the Lock-Up Agreement	Summary of Certain Material Terms
Who is subject to the agreement?	The Sponsors and certain affiliates (the “Sponsor Key Holders”) and certain shareholders of FST (the “Company Holders”)
Lock-Up Shares

With respect to (i) the Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any CayCo Ordinary shares sold in PIPE investment or CayCo Ordinary Shares acquired in the public market); and (ii) the Company Holders and their respective Permitted Transferees, (A) the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or CayCo Ordinary Shares acquired in the public market); and (B) CayCo Ordinary Shares issued to directors and officers of CayCo upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing

Lock-Up Period and Early Expiration

Beginning on the Closing Date and ending on the earlier of (i) six (6) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the CayCo Ordinary Shares equals or exceeds U.S.$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred and fifty (150) days after the Closing Date; or (y) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the CayCo Shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date

Exceptions to the Lock-Up Agreement

The Holders may during the Lock-Up Period transfer the Lock-Up Shares (i) to (A) CayCo’s officers or directors; (B) any affiliates or family members of CayCo’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor Holders or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates; or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Sponsor Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a person to whom a transfer is permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Sponsor Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) to CayCo; (viii) the exercise of stock options; (ix) forfeitures of CayCo Ordinary Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (x) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or change of control approved by the board of directors of CayCo or a duly authorized committee thereof or other similar transaction which results in all of CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; (xi) in connection with any legal, regulatory or other order; or (xii) in connection with any transfer or assignment permitted or provided in Chenghe’s SEC filings.

Resignation and Appointment of CEO and CFO

On June 21, 2024, SPAC received a notice from Zhiyang Zhou of her decision to resign as the chief executive officer and chief financial officer of SPAC due to personal reason, effective immediately.

On June 27, 2024, SPAC Board appointed Yixuan Yuan as chief executive officer, Zhaohai Wang as chief financial officer and Zhiyang Zhou as president, of SPAC.

Fair Market Value of Target Business

The target business or businesses that SPAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for initial business combination. SPAC Board determined that this test was met in connection with the proposed Business Combination as described in the subsection entitled “SPAC Shareholder Proposal No. 1 — The Business Combination Proposal — Satisfaction of 80% Test.”

Shareholder Approval of the Business Combination

Pursuant to SPAC MAA, SPAC is required to provide SPAC Public Shareholders with an opportunity to have their SPAC Class A Ordinary Shares redeemed for cash upon the consummation of SPAC’s initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Business Combination, SPAC is providing this opportunity in conjunction with a shareholder vote. Accordingly, in connection with the Business Combination, the SPAC Public Shareholders may seek to have their SPAC Class A Ordinary Shares redeemed for cash in accordance with the procedures set forth in the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights.”

Pursuant to the SPAC IPO Letter Agreement, the Sponsors and their respective affiliates agreed to vote any ordinary shares owned by them in favor of an initial business combination of SPAC.

Redemption of SPAC Class A Ordinary Shares and Liquidation If No Initial Business Combination

SPAC MAA provide that SPAC shall complete its initial business combination by the SPAC Termination Date. If SPAC is unable to complete its initial business combination by the SPAC Termination Date, it will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the SPAC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-issued and outstanding SPAC Class A Ordinary Shares, which redemption will completely extinguish shareholders of SPAC Class A Ordinary Shares’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and SPAC Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to SPAC Warrants, which will expire worthless if SPAC fails to complete its initial business combination by the SPAC Termination Date.

Pursuant to the SPAC IPO Letter Agreement, each of the Sponsors and their respective affiliates has waived their respective rights to liquidating distributions from the Trust Account with respect to any SPAC Class B Ordinary Share and Converted SPAC Public Share held by them if SPAC fails to complete its initial business combination by the SPAC Termination Date. However, if they acquire SPAC Class A Ordinary Shares through public market in or after the SPAC IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such SPAC Class A Ordinary Shares if SPAC fails to complete its initial business combination by the SPAC Termination Date. They also agreed that they will not propose any amendment to SPAC MAA (A) to modify the substance or timing of SPAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the SPAC Class A Ordinary Shares if SPAC does not complete its initial business combination within the required time period set forth in the SPAC MAA or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless SPAC provides the SPAC Public Shareholders with an opportunity to redeem their SPAC Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes, divided by the number of then issued and outstanding SPAC Class A Ordinary Shares.

SPAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from cash held outside the Trust Account, although SPAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, SPAC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

On April 13, 2023, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the Old SPAC Sponsor for a principal amount of up to $1,050,000 to fund the contributions to the Trust Account in connection with the First Extension Amendment and the First Trust Amendment. The promissory note was terminated on October 4, 2023 and all amounts outstanding thereunder were forgiven without any further liability of SPAC or the Old SPAC Sponsor.

On October 25, 2023, SPAC issued the October 2023 Note to the New SPAC Sponsor, for a principal amount of up to $1,960,000. The initial principal balance outstanding under the October 2023 Note is $480,600, of which $450,000 represents drawdown to pay Contributions and $30,600 represents working capital, as of October 25, 2023. SPAC may further draw down up to $960,000 to pay the Contributions and up to $519,400 for general corporate purposes. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668. On each of October 30, 2023 and November 29, 2023, SPAC deposited $80,000 as Contribution into the Trust Account. On January 3, 2024, and on each of February 2, 2024, March 4, 2024, April 2, 2024, May 3, 2024, May 31, 2024, July 2, 2024, August 2, 2024 and September 3, 2024, FST deposited $76,512.38, and $78,837, respectively, into the Trust Account, pursuant to the Business Combination Agreement, which provides that FST shall bear all of the fees and costs relating to the extension of SPAC Termination Date not exceeding $80,000 per month.

On July 11, 2024, SPAC issued the July 2024 Note to the New SPAC Sponsor, for a principal amount of up to $500,000. SPAC may apply the amount advanced by the New SPAC Sponsor under the July 2024 Note to fund the Contribution or, as SPAC deems appropriate, towards general corporate purposes.

If SPAC were to expend all of the net proceeds of the SPAC IPO and the sale of the SPAC Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders of SPAC Class A Ordinary Shares upon its dissolution would be approximately $10.20. The proceeds deposited in the Trust Account could, however, become subject to the claims of SPAC’s creditors which would have higher priority than the claims of its shareholders of SPAC Class A Ordinary Shares. SPAC cannot assure you that the actual per-share redemption amount received by shareholders of SPAC Class A Ordinary Shares will not be substantially less than $10.20. While SPAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although SPAC will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the SPAC Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary duties or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SPAC’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of SPAC under the circumstances. Examples of possible instances where SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. On September 8, 2023 and September 19, 2023, BofA

Securities, Inc. and Banco BTG Pactual S.A. — Cayman Branch waived their deferred underwriting commission solely with respect to the Business Combination, respectively. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsors have agreed that they will be liable to SPAC if and to the extent any claims by a third party for services rendered or products sold to SPAC, or a prospective target business with which SPAC have entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per SPAC Class A Ordinary Share and (ii) the actual amount per SPAC Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per SPAC Class A Ordinary Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under its indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. However, SPAC has not asked its Sponsors to reserve for such indemnification obligations, nor has SPAC independently verified whether its Sponsors have sufficient funds to satisfy their indemnity obligations and SPAC believes that its Sponsors’ only assets are securities of SPAC. Therefore, SPAC cannot assure you that its Sponsors would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.20 per SPAC Class A Ordinary Share. In such event, SPAC may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your SPAC Class A Ordinary Shares. None of SPAC’s officers or directors will indemnify SPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per SPAC Class A Ordinary Share and (ii) the actual amount per SPAC Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per SPAC Class A Ordinary Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsors assert that they are unable to satisfy their indemnification obligations or that they have no indemnification obligations related to a particular claim, SPAC’s independent directors would determine whether to take legal action against the Sponsors to enforce their indemnification obligations. While SPAC currently expects that its independent directors would take legal action on its behalf against its Sponsors to enforce the indemnification obligations to SPAC, it is possible that SPAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, SPAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per SPAC Class A Ordinary Share.

SPAC will seek to reduce the possibility that its Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which SPAC does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsors will also not be liable as to any claims under SPAC’s indemnity of the underwriters of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. SPAC will have access to cash held outside the Trust Account to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that SPAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from its Trust Account could be liable for claims made by creditors.

If SPAC s files a bankruptcy or insolvency petition or an involuntary winding-up petition or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, SPAC cannot assure you it will be able to return $10.20 per SPAC Class A Ordinary Share to its shareholders of SPAC Class A Ordinary Shares. Additionally, if SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by SPAC’s shareholders. Furthermore, SPAC Board may be viewed as having breached its fiduciary duty to SPAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and SPAC to claims of punitive damages, by paying shareholders of SPAC Class A Ordinary Shares from the Trust Account prior to addressing the claims of creditors. SPAC cannot assure you that claims will not be brought against it for these reasons.

SPAC Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of SPAC Class A Ordinary Shares if SPAC does not complete its initial business combination by the SPAC Termination Date, (ii) in connection with a shareholder vote to amend SPAC MAA (a) to modify the substance or timing of SPAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its SPAC Class A Ordinary Shares if SPAC does not complete its initial business combination by the SPAC Termination Date or (b) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of SPAC’s initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event SPAC seeks shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to SPAC for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of SPAC MAA may be amended with a shareholder vote.

Facilities

SPAC currently maintain its executive offices at 38 Beach Road #29-11, South Beach Tower Singapore 189767. SPAC considers such office space adequate for its current operations. SPAC considers its current office space adequate for its current operations.

Employees

Yixuan Yuan is the chief executive officer and Zhaohai Wang is the chief financial officer of SPAC. Neither Ms. Yuan nor Mr. Wang is obligated to devote any specific number of hours to SPAC’s matters but each of them intends to devote as much of her time as she/he deems necessary to SPAC’s affairs until SPAC have completed its initial business combination. The amount of time Ms. Yuan and Mr. Wang will devote in any time period will vary based on whether a target business has been selected and the stage of the business combination process SPAC is in. SPAC does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

As of the date of this Registration Statement/Proxy Statement, SPAC’s directors and officers are as follows:

Dr. Shibin Wang, aged 46, chairman of the SPAC Board, has over 15 years’ experience in sales and trading of structured financial products, cross-border financing and other capital market activities. Over such period, his clients or counterparts have included major banks (China Development Bank, Industrial and Commercial Bank of China, Agriculture Bank of China and China Construction Bank), leading organizations (China National Offshore Oil Corporation and GCL-Poly Energy) and leading private equity firms (Hillhouse Capital and Greenwoods Asset Management). Dr. Wang was an executive director and head of China structure solutions at Deutsche Bank Hong Kong from 2010 to 2015. Prior to that, he worked at FICC Goldman Sachs from 2008 to 2010 and at China Development Bank managing a fixed-income portfolio from 2003 to 2008. Dr. Wang also served as the chief executive officer and director of Chenghe Acquisition Co. (NASDAQ: CHEA), a NASDAQ-listed blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Since April 2019, Dr. Wang has served as a co-founder and the chief executive officer of Hong Kong Digital Asset Ex Ltd. (or “HKbitEX”), a regulated digital asset exchange in Hong Kong dedicated to providing a regulatory-compliant and safe digital asset spot trading and over-the-counter trading services to professional investors in Asia. Under Dr. Wang’s leadership, the company was among the first organizations in Asia-Pacific to apply for a virtual asset trading platform license from the Securities and Futures Commission in Hong Kong, and was recognized as one of China’s top 50 fintech companies in the “2020 KPMG China Fintech 50.”

In 2018, Dr. Wang advised the Intelligent Investment Chain Foundation on funding and ecosystem development. The Intelligent Investment Chain Foundation is a decentralized virtual asset management application developed based on Ethereum smart contracts with an ecology including quantitative funds, cross-chain wealth management wallets and media.

Dr. Wang’s served Oriental Patron Financial Group as chief marketing officer from 2016 to 2018, during which he led the company’s blockchain initiatives and fintech investments. Under Dr. Wang’s leadership, Oriental Patron made investments in DIDI Chuxing and CarbonX, organized a number of forums with leading institutions as well as established the Renminbi-denominated Fintech/Internet Plus fund, with Renminbi 3 billion of assets under management, in collaboration with Magnetic Capital in Shanghai.

Dr. Wang is shareholder of SECUSOFT Tech, Jiedaibao and ZhongYou International Education. Dr. Wang obtained a bachelor’s degree in international trading from Dongbei University of Finance & Economics, as well as a master of economics degree and a PhD, both from the Finance Institute of the People’s Bank of China.

Ning Ma, aged 50, is an independent director of SPAC. In 2015, Mr. Ma founded Lingfeng Capital Partners, Limited (“Lingfeng”), a private equity firm focusing on investing in fintech companies in Asia, in sub-sectors such as artificial intelligence, blockchain, cloud, big data, lending technology, insurance technology, health care services, investment technology, payment and credit rating, and digital assets. Mr. Ma has served as a partner at Lingfeng since 2015. Mr. Ma was also an independent director of Chenghe Acquisition Co. (NASDAQ: CHEA), a NASDAQ-listed blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Prior to founding Lingfeng, Mr. Ma worked at Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”) for thirteen years from 2002 to 2015 where, among other roles, he served as co-head of the Asia Pacific Financial Institutions Equity Research. He was also a member of the Goldman Sachs China Operating Committee and a member of the Asia Pacific Client and Business Standards Committee. He held various positions with Beijing Gao Hua Securities Company Limited and served as the deputy general manager and managing director from 2010 to 2015. Prior to Goldman Sachs, Mr. Ma was a regulator at the headquarters of the People’s Bank of China from 1996 to 2000, where he was actively involved in the regulation, financial reform and policy-making relating to foreign banks and non-bank financial institutions including trust companies, asset management companies, finance companies and leasing companies in China.

Mr. Ma currently serves as an independent director for several financial institutions in Asia including Ant Consumer Finance Company and BOCOM International. He has been teaching at Tsinghua University PBC School of Finance since 2010. Mr. Ma received a bachelor’s degree from Renmin University of China, a master’s degree in business administration from London Business School and a master’s degree in international finance from Tsinghua University PBC School of Finance.

Kwan Sun, aged 59, is an independent director of SPAC. Mr. Sun founded Millburn Advisory LLC, a real estate fund manager, in 2018 and has served as its managing partner since then. From 2015 to 2018, Mr. Sun served as the vice chairman of Nan Fung Group’s U.S. businesses to help develop Nan Fung Group’s U.S. real estate business. Mr. Sun was also an independent director of Chenghe Acquisition Co. (NASDAQ: CHEA), a NASDAQ-listed blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Mr. Sun served as a director at Deutsche Bank in structured products department from 1997 to 2003, and as a director at Morgan Stanley in structured products department from 2003 to 2007. Thereafter, Mr. Sun served as a managing director at Deutsche Bank in structured products department from 2007 to 2009 and as a managing director at Morgan Stanley in the investment banking department from 2009 to 2014.

Prior to joining Deutsche Bank in 1997, he served as a vice president the capital markets department of Merrill Lynch, where he focused on trading fix income derivatives. He joined Merrill Lynch in 1992. Mr. Sun graduated with a bachelor’s degree from Ohio State University.

Dr. James Zhang, aged 58, an independent director of the Company, has significant experience in entrepreneurship and venture capital in both the U.S. and greater China. Since August 2021, Dr. Zhang has been the chief investment officer, technologies and venture capital of Great Eagle Holdings Limited (HKSE: 00041), a multinational corporation with rich experiences in technology investment, property development, and hotel and property management. Dr. Zhang has been an Adjunct Associate Professor of Finance since August 2019 and an Associate Professor of Science Practice since February 2022 at Hong Kong University of Science and Technology, where he teaches venture capital and entrepreneurship. Dr. Zhang has also been an advisor of Venture University since 2020, where he cofounded the Asian Office based in Hong Kong. Dr. Zhang also serves as co-founder and director of WaterCare Technologies Limited, director of Base Therapeutics Group Holding Limited, and director of Great Eagle Venture Capital (HK) Limited.

Dr. Zhang was a venture partner of the GRC Fund from 2015 to 2021, co-founder, chief executive officer and director of Modular Bioscience Inc. from 2018 to 2021, founding partner of Formation 8 (currently named 8VC) from 2012 to 2016, venture partner of Softbank China Venture Capital from 2010 to 2012, and entrepreneur in residence at Khosla Ventures from 2009 to 2010. Prior to becoming a venture capitalist, Dr. Zhang was an entrepreneur in Silicon Valley for over ten years, and co-founder of several startup companies.

Dr. Zhang received his PhD in Genetics from the University of California, Davis, and has completed post-doctoral and business trainings from Stanford University and Stanford Graduate School of Business, respectively.

Yixuan Yuan, aged 31, specializes in capital markets transactions in Hong Kong, the United States and other markets. Having worked on around fifty capital markets deals throughout her career, she has extensive experience in the TMT, healthcare, consumer, industrial and real estate sectors. Ms. Yuan has served as the chief executive officer and a director of Chenghe Acquisition II Co. (NYSE: CHEB) since June 2024 and as a Managing Director of Chenghe Group Limited since February 2024. Prior to that, Ms. Yuan spent eight years in the investment bank industry with a focus on clients in Greater China and Asia generally. Specifically, Ms. Yuan served Credit Suisse as a Vice President from January 2023 to February 2024, as an Associate from July 2019 to December 2022 and as an Analyst from October 2017 to June 2019. Prior to joining Credit Suisse, Ms. Yuan served BNP Paribas as an Analyst from July 2016 to August 2017. Ms. Yuan holds a Bachelor of Business Administration, with a major in Finance and a minor in Mathematics from the Hong Kong University of Science and Technology, as well as a Master of Corporate and Financial Law from The University of Hong Kong.

Zhaohai Wang, aged 25, has considerable experience and in-depth knowledge in finance and investment. Mr. Wang has served as the chief financial officer of Chenghe Acquisition II Co. (NYSE: CHEB) since June 2024 and as an associate at Chenghe Capital Management Limited since March 2023. Prior to that, he served as Client Manager at the Retail Finance Department of China Merchants Bank from August 2020 to May 2021, managing more than 700 client accounts with an AUM of over RMB300 million and advising clients with respect to investment strategy and portfolio. Mr. Wang received a Bachelor of Engineering degree from Northwestern Polytechnical University in China and a master degree in Finance from The University of Hong Kong.

Certain directors and officers of Chenghe serves on the board of directors of other companies organized in Cayman Islands and Hong Kong.

Under Cayman Islands law, directors owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

Under Hong Kong law, directors owe the following fiduciary duties, including a duty to act in good faith in the interests of the company, a duty to exercise powers for a proper purpose, a duty to avoid conflicts between their duties as directors and their personal interests. The Companies Ordinance (Cap. 32, Laws of Hong Kong) also codifies directors’ duties of care, skill and diligence, which requires the directors to exercise reasonable care, skill and diligence.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against SPAC or any members of its management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

SPAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SPAC’s annual reports contain financial statements audited and reported on by SPAC’s independent registered public accounting firm. SPAC has filed with the SEC its Annual Reports on Form 10-K for the years ended December 31, 2022 and December 31, 2023, and its Quarterly Reports on Form 10-Q covering the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, March 31, 2023, June 30, 2023, September 30, 2023, March 31, 2024 and June 30, 2024. SPAC also disclose certain material events in Current Report on Form 8-K. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

SPAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of SPAC’s ﬁnancial condition and results of operations should be read in conjunction with the ﬁnancial statements of SPAC and the notes related thereto which are included elsewhere in this Registration Statement/Proxy Statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SPAC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

SPAC is a blank check company incorporated on May 20, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SPAC intends to effectuate its initial business combination using cash from the proceeds of SPAC IPO and the private placement of the SPAC Private Placement Warrants, the proceeds of the sale of SPAC shares in connection with its initial business combination (pursuant to forward purchase agreements or backstop agreements SPAC may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

The issuance of additional shares in connection with a business combination to the owners of the target or other investors:

•        may significantly dilute the equity interest of investors in SPAC IPO, which dilution would increase if the anti-dilution provisions in the SPAC Class B Ordinary Shares resulted in the issuance of SPAC Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the SPAC Class B Ordinary Shares;

•        may subordinate the rights of holders of SPAC Class A Ordinary Shares if preference shares are issued with rights senior to those afforded SPAC Class A Ordinary Shares;

•        could cause a change in control if a substantial number of SPAC Class A Ordinary Shares are issued, which could result in the resignation or removal of the present officers and directors of SPAC;

•        may have the effect of delaying or preventing a change of control of SPAC by diluting the share ownership or voting rights of a person seeking to obtain control of SPAC; and

•        may adversely affect prevailing market prices for SPAC Class A Ordinary Shares and/or warrants.

Similarly, if SPAC issues debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

•        default and foreclosure on the assets of SPAC if the operating revenues after an initial business combination are insufficient to repay its debt obligations;

•        acceleration of its obligations to repay the indebtedness even if SAPC makes all principal and interest payments when due if SPAC breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        the immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        the inability to obtain necessary additional financing if the debt security contains covenants restricting the ability of SPAC to obtain such financing while the debt security is outstanding;

•        the inability to pay dividends on SPAC Class A Ordinary Shares;

•        using a substantial portion of the cash flow of SPAC to pay principal and interest on its debt, which will reduce the funds available for dividends on SPAC Class A Ordinary Shares, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on the flexibility of SPAC in planning for and reacting to changes in its business and in the industry in which it operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on the ability of SPAC to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes and other disadvantages compared to its competitors who have less debt.

As indicated in the accompanying financial statements, at June 30, 2024, SPAC had no cash and had working capital deficit of $3,605,371. At December 31, 2023, SPAC had no cash and had working capital deficit of $2,116,996. Transaction costs related to SPAC IPO amounted to $7,647,620 consisting of $2,600,000 of underwriting discount, $4,550,000 of deferred underwriting discount, and $497,620 of other offering costs. In addition, $2,494,203 of cash was held outside of the Trust Account and was available for working capital purposes at the consummation of the IPO. Further, SPAC expects to incur significant costs in the pursuit of its initial business combination. There is no assurance that the plans to raise capital or to complete the initial business combination will be successful.

Results of Operations

As of June 30, 2024, SPAC had not commenced any operations. All activity for the period from May 20, 2021 (inception) through June 30, 2024, relates to SPAC’s formation and SPAC IPO, and, since the completion of SPAC IPO, the Sponsor Sale, searching for a target to consummate an initial business combination and activities in connection with the Business Combination. SPAC is not expected to generate any operating revenues until after the completion of our initial business combination, at the earliest. SPAC generates non-operating income in the form of interest income from the proceeds derived from SPAC IPO and placed in the Trust Account.

For the three months ended June 30, 2024, SPAC had a net income of $108,516, which consisted of trust interest income of $478,701, offset by formation and operating costs of $370,185.

For the six months ended June 30, 2024, SPAC had a net loss of $632,800, which consisted of formation and operating costs of $1,015,350 and an unrealized loss on change in fair value of warrants of $576,000, offset by trust interest income of $958,550.

For the three months ended June 30, 2023, SPAC had a net income of $1,160,949, which consisted of trust interest income of $863,072, unrealized gain on change in fair value of warrants of $589,610 partially offset by formation and operating costs of $291,733.

For the six months ended June 30, 2023, SPAC had a net income of $2,946,838, which consisted of unrealized gain on change in fair value of warrants of $1,309,610 and trust interest income of $2,290,406, partially offset by formation and operating costs of $653,178.

For the six months ended June 30, 2024, cash used in operating activities was $723,498. Net loss of $632,800 was affected by interest earned on marketable investments held in the Trust Account of $958,550 and an unrealized loss on change in fair value of warrants of $576,000. Changes in operating assets and liabilities provided $291,852 of cash for operating activities.

For the six months ended June 30, 2023, cash used in operating activities was $430,147. Net income of $2,946,838 was affected by unrealized gain on change in fair value of warrant liabilities of $1,309,610, and interest earned on marketable investments held in the Trust Account of $2,290,406. Changes in operating assets and liabilities provided $223,031 of cash for operating activities.

For the six months ended June 30, 2024, cash used in investing activities was $473,025 which includes principal deposited into the Trust Account.

For the six months ended June 30, 2023, cash provided by investing activities was $77,021,024. This included principal deposited into the Trust Account from extension payments totaling $450,000 and cash withdrawn from the Trust Account in connection with a partial redemption of $77,471,024.

For the six months ended June 30, 2024, cash provided by financing activities was $1,196,523 which includes proceeds from the issuance of promissory note to related party of $723,498 and extension deposits paid by target of $473,025.

For the six months ended June 30, 2023, cash used in financing activities was $77,171,024. This included proceeds from the Sponsor promissory note of $300,000 and cash withdrawn from the Trust Account for the partial redemption of ordinary shares of $77,471,024.

For the year ended December 31, 2023, SPAC had a net income of $425,912, which consisted of unrealized gain on change in fair value of warrants of $1,584,000, other income attributable to derecognition of deferred underwriting fee allocated to offering costs of $186,550, and trust interest income of $3,650,731, partially offset by formation and operating costs of $2,143,619 and expense recognized on transferring of 2,650,000 SPAC Class B Ordinary Shares from Old SPAC Sponsor to New SPAC Sponsor of $2,851,750.

For the year ended December 31, 2022, SPAC had a net income of $9,832,611, which consisted of unrealized gain on change in fair value of warrants of $9,216,000, gain on expiration of overallotment option of $390,000, and trust interest income of $1,912,063, partially offset by formation and operating costs of $1,350,221 and warrant issuance costs of $335,231.

For the year ended December 31, 2023, cash used in operating activities was $747,384. Net income of $425,912 was affected by unrealized gain on change in fair value of warrant liabilities of $1,584,000, other income attributable to the reduction of deferred underwriting fee allocated to offering costs of $186,550, excess fair value over cash received for private placement warrants of $2,851,750 and interest earned on marketable investments held in the Trust Account of $3,650,731. Changes in operating assets and liabilities provided by $1,396,235 of cash for operating activities.

For the year ended December 31, 2022, cash used in operating activities was $1,147,591. Net income of $9,832,611 was affected by unrealized gain on change in fair value of warrant liabilities of $9,216,000, warrant issuance costs of $335,231, gain on expiration of overallotment option of $390,000, interest earned on marketable investments held in the Trust Account of $1,912,063. Changes in operating assets and liabilities provided $202,630 of cash for operating activities.

For the year ended December 31, 2023, cash provided by investing activities was $94,557,197. This included cash withdrawal of $95,617,197 from Trust Account in connection with redemption of Class A ordinary shares, and cash withdrawal of $43,179,525 from disposal of marketable securities held in trust account, partially net off by principal deposited into the Trust Account from extension payments totaling $1,060,000 and cash deposited into an interest — bearing deposit trust account of $43,179,525.

For the year ended December 31, 2022, cash used in investing activities was $132,600,000 which resulted from principal deposited into the Trust Account from the SPAC IPO.

For the year ended December 31, 2023, cash used in financing activities was $94,913,027. This included cash withdrawn from the Trust Account for the partial redemption of ordinary shares of $95,617,197, partially net off by proceeds from the promissory notes issued to Old SPAC Sponsor and New SPAC Sponsor of $704,170.

For the year ended December 31, 2022, cash provided by financing activities was $134,850,805. This included $127,400,000 of proceeds from the initial public offering, net of underwriters’ discount, $7,900,000 of proceeds from private placement warrants, $142,350 in payments of the promissory note issued to the Old SPAC Sponsor and $306,845 in the payment of deferred offering costs.

Liquidity, Capital Resources and Going Concern

As of June 30, 2024, SPAC had no cash on hand and working capital deficit of $3,605,371. As of December 31, 2023, SPAC had no cash on hand and working capital deficit of $2,116,996. On October 6, 2023, SPAC transferred cash balance of $428,000 from its bank account controlled by the Old SPAC Sponsor to an account controlled by the New SPAC Sponsor, due to SPAC’s new bank account under the control of the New SPAC Sponsor has not been set up at the time. SPAC and the New SPAC Sponsor agreed to offset the balance of $428,000 due from the New SPAC Sponsor with the outstanding promissory note balance due to the New SPAC Sponsor of $1,555,668 and $832,170 as of June 30, 2024 and December 31, 2023, respectively, as a result of which, the total outstanding balance of the October 2023 Note was $1,127,668 as of June 30, 2024 and $404,170 as of December 31, 2023.

On January 27, 2022, SPAC consummated SPAC IPO of 13,000,000 Units, at $10.00 per Unit, generating gross proceeds of $130.0 million. Simultaneously with the closing of SPAC IPO, SPAC consummated the sale of 7,900,000 SPAC Private Placement Warrants at a price of $1.00 per warrant in a private placement to Old SPAC Sponsor, generating gross proceeds of $7.9 million. Prior to the completion of the SPAC IPO, SPAC lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the audited condensed financial statements. At the consummation of the SPAC IPO, cash of $2,494,203 in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to SPAC for general working capital purposes.

SPAC did not have any cash on hand as of June 30, 2024 and December 31, 2023, respectively. Until consummation of its initial business combination, it will use the funds raised from the New SPAC Sponsor, as mentioned below, for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

SPAC can raise additional capital through Working Capital Loans from the Sponsors, an affiliate of a Sponsor, certain of its officers and directors, or through loans from third parties. If SPAC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. SPAC cannot provide assurance that new financing will be available to it on commercially acceptable terms, if at all.

On April 13, 2023, SPAC held the First Extension Meeting. In connection with the First Extension Amendment Proposal, the Company agreed to contribute into the Trust Account the lesser of an aggregate of $150,000 and $0.0375 per SPAC Public Share that was not redeemed at the First Extension Meeting for each monthly period commencing on April 27, 2023 until the earlier of the completion of the initial business combination or November 27, 2023. SPAC issued a non-interest bearing non-convertible unsecured promissory note (the “April 2023 Note”) to the Old SPAC Sponsor for a principal amount of up to $1,050,000 to fund the contributions to SPAC’s Trust Account in connection with the First Extension Amendment Proposal and the First Trust Amendment Proposal. The April 2023 Note was terminated on October 4, 2023 and the withdrawal of $300,000 under the April 2023 Note was forgiven without any further liability of us or the Old SPAC Sponsor. The amounts forgiven were booked as a capital transaction at October 4, 2023.

On October 25, 2023, SPAC held the Second Extension Meeting. In connection with the Second Extension Amendment Proposal, SPAC agreed to contribute into the Trust Account the lesser of an aggregate of $80,000 and $0.02 for each SPAC Public Share that was not redeemed at the Second Extension Meeting for each monthly period commencing on October 27, 2023 until the earlier of the completion of the initial business combination and October 27, 2024. On October 25, 2023, SPAC issued the October 2023 Note, a non-interest bearing non-convertible unsecured promissory note, to the New SPAC Sponsor for a principal amount of up to $1,960,000. As of June 30, 2024 and December 31, 2023, the total outstanding under the October 2023 Note was $1,127,668 and $404,170, respectively. Including the $428,000 cash transferred from our bank account controlled by the Old SPAC Sponsor to the account controlled by the New SPAC Sponsor, the New SPAC Sponsor paid $1,555,668 in total, on behalf of SPAC, for extension and working capital purposes, of which $610,000 was used for extension deposits and $945,668 was used for working capital purposes.

On July 11, 2024, SPAC issued the July 2024 Note to the New SPAC Sponsor, for a principal amount of up to $500,000. SPAC may apply the amount advanced by the New SPAC Sponsor under the July 2024 Note to fund the Contribution or, as SPAC deems appropriate, towards general corporate purposes. The unpaid principal amount under the July 2024 Note will be repayable by the SPAC to the New SPAC Sponsor on the effective date of an initial business combination of the SPAC. The maturity date of the July 2024 Note may be accelerated upon the occurrence of an Event of Default (as defined in the July 2024 Note).

On January 3, 2024, $76,512.38 and on each of February 2, 2024, March 4, 2024, April 2, 2024, May 3, 2024, May 31, 2024, July 2, 2024, August 2, 2024 and September 3, 2024, $78,837 was deposited as extension contribution into the Trust Account by FST pursuant to the Business Combination Agreement, extending the SPAC Termination Date to September 27, 2024. SPAC intends to further extend the SPAC Termination Date by making the deposits into the Trust Account as per the SPAC MAA.

If a business combination is not consummated by the required date and SPAC is unable to obtain the funding to further extend the business combination period beyond any extended deadline, there will be a mandatory liquidation and subsequent dissolution. In connection with the SPAC’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” SPAC has until October 27, 2024 subject to additional extension deposits of $78,837 each month (or a later date or dates further extended pursuant to SPAC MAA) to consummate the initial business combination pursuant to SPAC MAA. SPAC intends to complete the initial business combination before the mandatory liquidation date. However, there can be no assurance that SPAC will be able to consummate any business combination by October 27, 2024 subject to additional extension deposits of $78,837 each month (or a later date or dates further extended pursuant to SPAC MAA). SPAC Board decided to seek SPAC Shareholders’ approval to further amend SPAC MAA to extend the date when SPAC must consummate a business combination beyond October 27, 2024. SPAC filed a preliminary proxy statement on Schedule 14A with the SEC for a potential Third Extension to be approved by SPAC Shareholders in a Third Extension Meeting. In connection with such amendment of the SPAC MAA, SPAC Public Shareholders may elect to redeem their SPAC Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay taxes, if any, divided by the number of then-outstanding public shares. However, there’s no assurance that the Third Extension Meeting will be convened or the Third Extension will be approved by SPAC Shareholders.

SPAC’s management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of SPAC as a going concern.

Risks and Uncertainties

SPAC’s management is currently evaluating the impact of the Israel-Hamas conflict and the Russia-Ukraine war and has concluded that while it is reasonably possible that the war could have a negative effect on SPAC’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of June 30, 2024. The unaudited condensed financial statements for the six months period ended June 30, 2024 do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

SPAC has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2024 and December 31, 2023. SPAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. SPAC does not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of June 30, 2024 and December 31, 2023, SPAC did not have any long-term debt, capital or operating lease obligations.

Critical Accounting Estimates

The preparation of audited financial statements and condensed financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

A critical accounting estimate to SPAC’s audited financial statements and condensed financial statements is the estimated fair value of our warrant liabilities and over-allotment liability, and SPAC Class B Ordinary Shares. Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Warrant Liabilities and Over-allotment Liability

SPAC does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. SPAC evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity and measurement of fair value is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities and overallotment option have been allocated based on their relative fair value of total proceeds and are recognized in the statements of operations as incurred. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or the creation of current liabilities.

SPAC accounts for warrants and over-allotment as either equity-classified or liability-classified instruments based on an assessment of the warrant and over-allotment option’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and over-allotment option are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants and over-allotment option meet all of the requirements for equity classification under ASC 815, including whether the warrants and over-allotment option are indexed to its own ordinary shares, among other conditions for equity classification. This assessment is conducted at the time of warrant and over-allotment option issuance and as of each subsequent quarterly period end date while the warrants and over-allotment option are outstanding.

For issued or modified warrants and over-allotment option that meet all of the criteria for equity classification, the warrants and over-allotment option are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and over-allotment option that do not meet all the criteria for equity classification, the warrants and over-allotment option are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants and over-allotment option are recognized as a non-cash gain or loss on the statements of operations.

SPAC accounted for the warrants and over-allotment option in accordance with the guidance contained in ASC 815-40. The warrants and over-allotment are not considered indexed to the SPAC’s ordinary shares, and as such, they do not meet the criteria for equity treatment and are recorded as liabilities.

At June 30, 2024 and December 31, 2023, SPAC used the quoted price on Over-the-Counter Market (the “OTC”) to establish the fair value of the SPAC Public Warrants. At December 31, 2022, SPAC used the quoted price on Nasdaq to establish the fair value of the SPAC Public Warrants and transferred the Public Warrants from Level 3 to Level 1 due to the use of observable inputs.

The SPAC Private Placement Warrants changed from Level 2 at June 30, 2023 to Level 3 at December 31, 2023 as a result of the lack of an observable market quote of the SPAC Public Warrants on that day. At June 30, 2024 and December 31, 2023 a Monte Carlo simulation methodology was used in estimating the fair value of the SPAC Private

Placement Warrants. The SPAC Private Placement Warrants were transferred to a Level 2 from a Level 3 during the year ended December 31, 2022, due to the use of an observable market quote for a similar asset in an active market. At December 31, 2022 SPAC Public Warrant price was used to valuate the SPAC Private Placement Warrants.

SPAC Class B Ordinary Shares

SPAC analyzed the SPA entered into during September 2023 under SAB Topic 5, Miscellaneous Accounting, section T, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s) and concluded that the SPA provides SPAC with a benefit in the form of the right to receive additional extension contributions from the New SPAC Sponsor. The right to receive the additional extension contributions required the New SPAC Sponsor, who is a principal shareholder, to provide or cause to provide consideration in the form of a transfer of SPAC Class B Ordinary Shares of SPAC. The estimated fair value of the earnout provision at the closing of the Sponsor Sale on October 6, 2023 is nominal to zero. As a result, SPAC determined that an expense in the full amount of the fair value of the SPAC Class B Ordinary Shares transferred should be recorded. During October 2023, SPAC recorded an expense under SAB Topic 5T of $2,851,750 with a corresponding increase to additional paid-in capital, based on a Monte Carlo Model simulation valuation of the SPAC Class B Ordinary Shares.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740):    Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. SPAC’s management does not believe the adoption of ASU 2023-09 will have a material impact on its audited financial statements, unaudited condensed financial statements and disclosures.

The management of SPAC does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on its unaudited condensed financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. SPAC qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. SPAC is electing to delay the adoption of new or revised accounting standards, and as a result, SPAC may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, SPAC is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” SPAC chooses to rely on such exemptions it may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of SPAC IPO or until SPAC is no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF FST AND CERTAIN INFORMATION ABOUT FST

In this section, unless otherwise indicated or the context otherwise requires, “the Company,” “we,” “our,” “us” and other similar terms refer to Femco Steel Technology Co., Ltd. and its subsidiaries.

Overview

Femco Steel Technology Co., Ltd., is a renowned manufacturer and innovator in the golf industry with a growing portfolio of innovative golf products, including acclaimed golf club shafts and other equipment. Founded in Taiwan in 1976 and commencing golf club shaft manufacture in 1992, the Company has spent more than three decades meticulously crafting high-performance shafts for golfers worldwide.

Since 1992, the Company has engaged in the research and development, manufacturing and sales of golf club shafts. The Company currently produces and sells golf club shafts under the Company’s own high-performance “KBS” golf club shaft brand, and serves as an original equipment manufacturer (OEM) and original design manufacturer (ODM) for other world-renowned golf equipment brands, golf equipment OEMs, and golf equipment distributors that provide consumers with customized golf club services. The Company also develops its retail presences in the U.S. and Japan markets through its KBS Golf Experience stores, which provide retail customers new equipment build services and retro-build services for existing clubs.

Starting from 2007, the Company started using the “KBS” brand as a part of broader initiatives to transition from an OEM for other international golf brands to an operator of an independent and competitive brand. The development of KBS brand is led by renowned designer Kim Braly.

The Company first introduced the KBS brand into the U.S. market through the PGA tour in 2008. Since its launch, the Company continuously cultivated the KBS brand through the launch of golf shaft series that are well respected by the golf community: KBS Tour shaft series in 2008, KBS C-Taper steel shaft series in 2011, KBS Tour Hybrid series in 2017, KBS Tour-TGI graphite series in 2018 and KBS TD Driver graphite shafts series in 2020. Through the expansion of its product lines to encompass both steel club shafts and carbon fiber club shafts, the Company believes that this comprehensive approach addresses customers’ preferences for one-stop shopping, significantly enhancing the Company’s and brands’ capabilities to accept orders and negotiate. Since 2016, the Company has supplied golf shafts directly to PGA players. This initiative allows PGA players to test the shafts and participate in competitions using them, and opens up a pathway for the Company to collect feedback from professional players. Close interactions with the top professional players also provide the Company with opportunities to market its KBS shafts. As of March 1, 2024, 67 PGA players were using KBS brand shafts in their professional competitions. Propelled by the professional endorsement and high market visibility, the Company has successfully evolved from being an OEM for international brands to a trusted provider of golf shafts under its proprietary brand “KBS”.

To further raise the brand awareness and directly connect with customers, the Company has established the KBS Golf Experience stores in the U.S. and Japan, located in Carlsbad, California and Tokyo, Japan, respectively. These stores offer golf club customization and fitting services for individual customers, and are equipped with simulation tracking technology, software tools, and data recording systems. By quantifying the performance of golf clubs used on courses and analyzing consumer preferences and swing performance on-site, the staff are able to recommend suitable golf equipment for golfers of different age, gender, and experience level. The Company believes the direct interactions with customers will enhance brand awareness and loyalty. The customers feedbacks serve as valuable reference points for future product development, which, in turn, helps sustain the competitiveness of the Company’s products.

The Company believes that it will be able to continue to improve its competitive positioning by adhering closely to consumer demand, augmented by strong brand development efforts, a comprehensive product line, and online and offline sale touch points. According to Statista, the golf equipment market worldwide is projected to generate a revenue of $25 billion in 2024 and this market segment is expected to experience an annual growth rate of 5.63%, as measured by the compound annual growth rate (CAGR) from 2024 to 2028.

History as Taiwanese Public Company

In Taiwan, only “public companies” are subject to the regulations of the Taiwan Securities and Exchange Act (TSEA). To become a public company, a company needs approval from the Securities and Futures Bureau (SFB) of Taiwan’s Financial Supervisory Commission. Public company status is a prerequisite for listing on a Taiwanese stock exchange. FST became a public company in Taiwan on January 16, 2019, and its stock was subsequently registered on the Taiwan Stock Market for public trading on April 3, 2019.

However, the TSEA and its related regulations create limitations. As long as FST remains a public company, its directors, officers, and major shareholders (holding 10% or more of the outstanding shares) cannot transfer all their shares to FST Corp, as required by the FST Restructuring plan. Therefore, if FST remained public, the FST Restructuring could not be completed.

To facilitate the FST Restructuring, the board of directors of FST resolved on December 15, 2023, to de-register FST from the Taiwan Stock Market. The de-registration was approved by the Taipei Exchange and became effective on January 4, 2024.

The termination of FST’s Taiwan Public Company status was adopted by the shareholders’ resolution at FST’s extraordinary general meeting on February 6, 2024. On February 15, 2024, FST submitted an application to the SFB to terminate its Taiwan Public Company status. This termination was approved by the SFB and took effect on February 27, 2024.

Our Competitive Strengths

Distinguished Proprietary KBS Brand

The KBS brand has been widely accepted and well received by the golf players of all levels, from top professional players to recreational players. As of December 31, 2023, 27 PGA players were using KBS brand shafts in their professional competitions. The Company has also developed long-term collaboration relationships with major international golf club brands, through which the Company may, at the clients’ selection, supply KBS brand shafts to be incorporated as a part of the client’s clubs.

The Company believes that the competitiveness of its KBS brand is largely attributable to the Company’s unwavering commitment to a player-centric focus in product development. As a supplier to PGA players, the Company employs a dedicated team catering exclusively to the needs of PGA professional players, including customizing each club shaft based on the player’s specific requirements and feedback. This approach ensures that the shafts conform to the player’s unique characteristics, which improves his performance, stability and shot-to-shot consistency. The endorsement by PGA players further improves the brand visibility and increases sales of KBS brand shafts.

The industry recognition and customer acceptance have propelled the Company to become a leading supplier of golf shafts. The KBS business has been ranked by the National Golf Foundation in 2023 as among the top 100 businesses in the golf industry. By diversifying its sales channels and fostering strong consumer following and loyalty, the Company has secured a significant competitive advantage, creating a foundation for sustained future growth.

Vertically Integrated Business Model

The Company develops a vertically integrated business model with design and development, production and marketing capabilities. It stands as one of the few golf shaft manufacturers capable of:

•        Shaft Design Research and Development:    The Company focuses on its accumulated internal shaft-making technological expertise under guidance from its R&D team, and receives inputs and insights from players, to continuously improve on its shaft design and introduce new shaft models.

•        Shaft Production:    This internal production capacity provides substantial control over material costs and production processes, ensuring consistent quality and efficient output.

•        Global Brand Marketing:    Leveraging its KBS brand, the Company has direct access to diverse international markets and all segments of golf-playing clientele, capturing valuable brand profitability that exceeds the typical margins achieved through solely OEM/ODM business models.

This integrated approach generates several advantages over other golf shaft manufacturers:

•        Enhanced Profitability:    By operating its own brand, the Company is able to charge brand premiums for its KBS products, which help increase the Company’s gross profit margins as compared to its OEM/ODM peers.

•        Brand-Driven Growth:    The established KBS brand provides the Company with insights to market trends, enabling the Company to quickly identify and capitalize on new market opportunities, further strengthening its competitive position.

•        Production Flexibility:    Ownership of independent production technology and capacity empowers the Company to adapt swiftly to market shifts. This agility allows for resilient allocation of production resources in response to changes in marketing or sales strategies, ensuring efficient operations and rapid response to evolving market dynamics.

In essence, the Company’s unique vertically integrated model and established brand presence combine to create a robust competitive advantage, positioning it for sustained growth and profitability within the global golf equipment landscape.

Direct Customer Engagement and Strong R&D Capabilities

The golf shaft industry has seen increasing competition among manufacturers to launch new products more frequently to meet changing customer preferences. The Company believes that it is well-positioned to capture greater market shares through its close connection with its customer base and its investment in research and development:

•        Dedicated Efforts to Professional Players:    The Company assigns dedicated personnel to each PGA player who uses the Company’s shafts. The dedicated teams attend tournaments and events with the players to gather their feedbacks on the performance of the Company’s products, and record suggestions to improve or customize their shafts. The feedbacks and suggestions gathered from the PGA players are shared with the research and development team, so that the Company’s premium products, which are designed for professional players and golf enthusiasts, can be developed to best suit the needs of the top golf athletes. The Company believes the wider endorsement of its shafts by the top golf athletes will elevate the brand’s prestige, which in turn could lead to more sales to retail customers.

•        Addressing Retail Demand Through Omni-channel Sales Network:    The Company also connects with its retail customers through both online and offline channels. Customers can visit the Company’s online fitting tool available on the Company’s website, Find Your Fit, to purchase a new club or retrofit an existing club with new shafts and grips. The Company also directly interacts with the customers and observes their preferences through the personalized fitting services offered in KBS Golf Experience stores, which allow the Company to record first-hand consumer behaviors. The Company analyzes the customer preferences recorded through offline and online channels to drive the development and refinement of its products, which helps ensure that new products adapt to the ever-changing customer preferences.

•        Investment in Research and Development:    The Company has a dedicated research and development team focusing on product design, development, and process improvement. The R&D team has 19 full time staff, with 1 employee having a doctorate degree, 5 employees having master’s degrees and 12 having undergraduate degrees. As of December 31, 2023, the Company registered two utility patents for its products. The focus on research and development for its products and production process allows the Company to rapidly respond to changing market demands and timely deliver products that cater to customer needs.

Manufacturing Expertise and Efficiency

With more than 30 years of manufacturing experience, the Company has developed extensive expertise in mechanical manufacturing and metal material processing. Leveraging its manufacturing expertise, the Company has established an efficient manufacturing process to reduce production costs, and a rigorous quality control process to ensure product quality.

The Company believes that its manufacturing process has the following advantages:

•        Reduced Manual Labor:    Through the investment in automated production equipment, the Company reduces its reliance on human resources and operational costs, which, in turn, leads to increase in production efficiency and profit margin.

•        Shorter Delivery Periods:    The Company’s streamlined production processes result in faster turnaround times, enabling the Company to deliver products to customers with greater speed and responsiveness and resulting in a shortening of delivery lead time from 2019 to 2023.

•        Enhanced Production Capacity:    The Company employs computer-integrated smart manufacturing in its shaft production process. The Company’s proprietary production software operates IoT-connected production machinery to monitor the production processes in real time, gathering production information and energy consumption data and using data analytics to improve manufacturing performance. This data-driven approach helps ensure optimal resource allocation and identify opportunities for efficiency improvements.

The Company’s manufacturing expertise in shaft production allows the Company to pioneer in graphite shafts production in response to changing customer demand. The Company launched its first graphite shaft series, KBS Tour-TGI series, in 2017. Since then, the Company has further expanded its graphite shaft portfolio with the Hybrid and TD series. This comprehensive portfolio caters to the diverse needs of golf customers, offering one-stop shopping for various specifications and functionalities. The expansion not only enhances brand awareness and market share but also strengthens the Company’s bargaining power with brand suppliers.

Leveraging Taiwan’s Golf Manufacturing Hub and Trade Dynamics

Over four decades, Taiwan has established itself as a leading global golf equipment production hub, with a comprehensive supply chain ecosystem. The strong manufacturing capabilities, combined with the comprehensive product offering, allow Taiwanese manufacturers to meet the customers’ specified needs throughout the lifecycle of a product. In addition, the relatively low labor costs and competitive production pricing have cemented Taiwan manufacturers’ position as preferred partners for international brands.

Furthermore, the Company has witnessed manufacturing orders moved from PRC to Taiwan due to the recent trade tensions between China and the U.S., which presented an opportunity for the Company to further expand its operation. Given the Company’s existing competitive position in the market, the Company believes that it is able to secure larger order volumes and new product development opportunities from customers seeking alternative production sources.

Our Growth Strategies

Optimizing Product Design Through Data Collection

As golf continues to gain popularity around the world, golf players started to demand more customization for the golf shafts to better suit their technical abilities and swing characteristics. For example, a golfer may seek to customize the stiffness, the bend profile, the weight, the material and the length of his or her golf shafts. The increasing demand in product customization prompts the golf equipment manufacturers to invest in research and development for shafts available in various forms or with different functions.

To better addressing the diverse customer preferences and anticipating market changes, the Company plans to leverage the customer preference data that the Company collects through the online fitting tool and the KBS Golf Experiences store. Personalized fittings allow the Company to collect performance data on customers, which facilitate the development of comprehensive profile of the customers’ abilities and swing characteristics. In addition, the Company records feedbacks and preferences of top golf athlete through its PGA engagements, which could also be leveraged to inform and anticipate upcoming preferences in the retail market. The Company plans to continue to invest in analytical tools and big data analysis to drive the product development and product line expansions.

Acquisition of Other Golf Shafts Producers

FST’s KBS brand is known primarily for its steel shafts. In recent years, FST has launched a variety of graphite shafts. However, the Company currently lacks its own graphite shaft production line and outsources all its graphite shaft production to a third party. Since graphite shafts typically command higher prices than steel shafts, developing its own graphite product lines at various price points could lead to increased revenue for FST. To achieve this, FST is interested in acquiring small and medium-sized companies with established graphite shaft brands that have their own production lines and a strong market reputation. The Company is currently evaluating the market to identify potential acquisition targets that meet these criteria.

Expansion of KBS Golf Experience Store Network

Due to the popularity and prestige of KBS brand, the Company believes that there is latent demand for its products in many geographic markets, such as the PRC, South Korea, Southeast Asia, Europe, and the Middle East, where the Company does not yet have a physical presence and its products may not be easily obtainable. The Company is exploring its market entry strategies for these markets. In addition, the Company believes that further expansion in the U.S. and Japanese markets through opening additional KBS stores will cover more population, which could, in turn, increase the sales in those markets.

To initiate or expand its sales channels in these markets, the Company plans to open KBS Golf Experience stores, either on its own or in collaboration with local partners. In these stores, the Company plans to showcase its full shaft product line and golf accessories in conjunction with personalized club fitting services that KBS Golf Experience stores are already known for. The Company believes that opening stores in new markets and additional stores in the U.S. and Japan will help increase KBS brand awareness and generate additional sales from these markets.

With more KBS Golf Experience stores opening worldwide, the Company hopes to diversify its revenue sources from mainly shaft sales to a mix of shaft sales, sales of in-store and online golf equipment and golf accessories, and revenue from fitting and customization services.

Expanding into the PRC and other Global Markets

The maturation of the U.S. golf market has prompted international major golf brands to seek new opportunities abroad. The PRC, with its stable economic growth and rising disposable income in the last few decades, has emerged as a battleground for major golf brands.

Several factors contribute to the PRC’s burgeoning golf market:

•        Growing Affluence:    As disposable income increases, Chinese consumers’ spending power expands, making golf a more accessible sport for a wider population.

•        Sporting Success:    The impressive performance of Chinese players in international tournaments has fueled domestic interest and enthusiasm for the game.

•        Policy Support:    The inclusion of golf in the “14th Five-Year Planning for Sports Competition” by the Chinese government signifies a commitment to promote and popularize the sport, paving the way for significant market growth.

The Company also recognizes growth potential of its products in Japan, Korea, and Europe and plans to strategically position itself to capitalize on the potential in PRC as well as in these other regions. The Company’s expertise in manufacturing and brand building makes it a well-suited competitor in this dynamic landscape.

Expanding into Graphite Shaft Production

Although in recent years the Company has diversified its product offering by launching a variety of graphite shafts, the Company currently does not have its own graphite shaft production line, outsourcing all of its graphite shaft production to a third party. The Company recognizes that developing its own graphite product lines at different price points can potentially result in revenue growth and establishment of reputation as a branded graphite shaft manufacturer, complementing its reputation as a steel shaft manufacturer. Therefore, the Company plans to acquire the know-how and capability to expand into graphite shaft production in the near future.

Products and Services Offerings

Current Product Offerings

The Company specializes in the development and manufacturing of high-performance golf club shafts, catering to golfers of all skill levels and price sensitivities through three distinct product lines: premium shafts, standard shafts, and economy shafts.

The Company exclusively markets its premium shafts under the KBS brand. The Company sells KBS brands to both retail customers, international golf brands and sports retailers. The Company’s premium shafts, crafted from top quality materials such as steel and carbon fiber, are meticulously engineered to meet the rigorous demands of PGA professionals and serious players. In addition, the premium shafts undergo a sophisticated manufacturing progress to increase symmetry and reduce torque. As a result, these shafts provide precise control over the center of gravity and torque, optimizing hitting accuracy and feel. With multiple lengths and stiffness options, they allow the customers to customize a shaft specifically for his or her style.

The Company offers its standard shafts to other international brands as an OEM or ODM partner. The standard shafts are steel shafts that are designed in accordance with the brand customers’ specification. The Company manufactures, if acting as an OEM partner, or designs and manufactures, if acting as an ODM partner, the standard shafts based on the customers’ specification. The standard shafts are typically incorporated into the pre-packaged branded clubs offered by the customers. As a result, the Company offers the customers a limited level of customization.

The Company offers economy shafts to other non-branded golf club manufacturers. The non-branded golf clubs target the beginners with low budget. Therefore, the Company manufactured the economy shafts based on industry standard specifications with little customization, and generally produced them in bulk orders.

The Company primarily markets steel golf club shafts. Beginning in 2017, the Company expanded its product offering to include carbon fiber (graphite) shafts. Graphite shafts are typically lighter than steel shafts, which allows golfers to generate greater clubhead speed and distance. They are also typically offered in ultra-lite weight series of products, which can help golfers with slower swing speeds achieve greater distance. Steel shafts are generally heavier than graphite shafts, which makes them more stable during the swing, and is generally preferred by stronger, faster-swinging golfers who value control over distance.

Premium Shafts

The Company’s premium shafts are marketed under the Company’s own KBS brand. For the year ended December 31, 2023, sales of the premium shafts made up approximately 62% of the Company’s revenues. Premium shafts are distinguished from the Company’s other products in that they are manufactured entirely to the Company’s proprietary designs, with different tooling and manufacturing processes to ensure consistency and reduce torque, and are subject to the most rigorous quality and inspection requirements out of all of the Company’s products. The premium shafts are also subject to additional coating to give them a premium finish and appearance.

The Company primarily supplies the premium shafts to (a) major international golf club brands to be fitted in their premium clubs, (b) national golf merchandise distributors to be resold in their shops as standalone products, and (c) retail customers who desire to upgrade their equipment using customary fitting process through the Company’s online store or KBS Golf Experience store.

Premium shafts comprise a full product line of shafts for drivers, wedges, and putters.

Shafts for Drivers

KBS TOUR:    The KBS TOUR Series is designer Kim Braly’s signature shaft and is ideal for players desiring shot versatility with mid-flight trajectory, while maximizing energy transfer for increased shot control. The KBS TOUR Series can be fitted into 2 to 9 iron golf clubs, pitching wedge, and sand wedge, and comes in Regular, Regular+, Stiff, Stiff+, and Extra Stiff flexes ranging from 110 grams, 115 grams, 120 grams, 125 grams, and 130 grams respectively in weight, from 37.5 to 41 inches in length with tip diameter of .355 and .370 inches in Classic KBS Chrome finish.

KBS TOUR LITE:    The KBS TOUR LITE Series is designed to provide tight dispersion, a higher trajectory, additional spin and, longer distance in a lightweight package. As the newest, lightest, steel shaft in the KBS product line, it is a 20% lighter than the comparable KBS TOUR shaft. The KBS TOUR LITE Series can be fitted into 2 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Regular Stiff, Stiff, and Extra Stiff flexes ranging from 95 grams, 100 grams, and 105 grams in weight, from 37 to 40.5 inches in length, with tip diameter of .355 and .370 inches in black gloss and Classic KBS Chrome finish.

KBS TOUR-V:    The KBS TOUR-V Series is a steel shaft that features larger outer diameters, resulting in a stable tip section and tight shot dispersion. It is designed for players who prefer a mid-flight trajectory with less ball spin. The KBS TOUR-V Series can be fitted into 2 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Regular Stiff, Stiff, Extra Stiff, Tour Spec S+, and Tour Spec X flexes ranging from 110 grams, 115 grams, 120 grams, 125 grams, and 130 grams respectively in weight, from 37 to 40.5 inches in length with tip diameter of .355 inches in Classic KBS Chrome finish.

KBS 560 and 580:    The KBS 560 and 580 Series are developed specifically for junior developing players. Both shaft weights provide the junior player one full club length longer in distance and consistency relative to shafts made for adults. This allows the junior player better control over spin and ball flight that he/she otherwise would be able to achieve with shafts made for adults. The KBS 560 and 580 Series can be fitted into 3 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Regular and Stiff flexes ranging from 80 to 95 grams in weight, from 34 to 40 inches in length with tip diameter of .355 inches or .370 inches in Classic KBS Chrome finish.

KBS MAX 80:    The KBS MAX 80 Series is a lightweight shaft designed for mid-high handicap players. It is a R/S/X combination parallel tip shaft that produces a high trajectory and spin rate for longer distance shots. The KBS MAX 80 Series can be fitted into 2 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Regular, Stiff, and Extra Stiff flexes, 111 grams in weight, 43 inches in length with tip diameter of .370 inches in Classic KBS Chrome finish.

KBS Tour $-Taper:    The KBS Tour $-Taper Series provides superior feel while maintaining shot workability and tight dispersion for players seeking the ultimate tour shaft with mid-flight trajectory and low spin performance. The KBS Tour $-Taper shares the same bend profile as the KBS TOUR with elongated step patterns that generate a more stable performance throughout the swing. The KBS Tour $-Taper Series can be fitted into 2 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Regular, Regular+, Stiff, Stiff+, and Extra Stiff flexes ranging from 110 grams, 115 grams, 120 grams, 125 grams, and 130 grams respectively in weight, from 37.5 to 41 inches in length with tip diameter of .355 inches in Black Gloss and Classic KBS Chrome finishes.

KBS Tour $-Taper Light:    The KBS Tour $-Taper Light Series is a lightweight tour performance golf club shaft that provides KBS signature superior feel while maintaining shot workability and tight dispersion for players seeking the ultimate tour shaft with mid/high trajectory and low/mid spin performance in a lighter weight package. The KBS Tour $-Taper Light Series can be fitted into 2 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Regular, Stiff, and Extra Stiff flexes ranging from 110 grams, 115 grams, and 120 grams, respectively, in weight, 42 inches in length with tip diameter of .370 inches in Classic KBS Chrome finish.

Shafts for Wedges

KBS Wedge:    The KBS Wedge Series is developed for players seeking a similar feel to the KBS TOUR. The firmer tip section on the KBS WEDGE allows for less ball spin and increased control. The KBS Wedge Series can be fitted into the pitching wedge, gap wedge, lob wedge, and sand wedge, and comes in Regular, Stiff, and Extra Stiff flexes ranging from 110 grams, 120 grams, and 130 grams respectively in weight, 37 inches in length with tip diameter of .355 inches in Classic KBS Chrome finish.

KBS Tour 610 Wedge:    The KBS Tour 610 Wedge Series shaft delivers a lower, more penetrating ball flight with controlled spin. This wedge-specific shaft allows skilled players to produce knock-down and other workable shots into and around the green. The KBS Tour 610 Wedge Series can be fitted into the pitching wedge, gap wedge, lob wedge, and sand wedge, and comes in Regular, Regular+, Stiff, Stiff+ flexes ranging from 110 grams, 115 grams, 120 grams, and 125 grams respectively in weight, 37 inches in length with tip diameter of .355 inches in Black Gloss and Classic KBS Chrome finishes.

KBS TOUR-V Wedge:    The KBS TOUR-V Wedge shaft is designed exclusively for wedges to produce shots with a lower-mid trajectory and mid ball spin, creating a piercing ball flight with incredibly tight shot dispersion. The KBS TOUR-V Wedge can be fitted into the pitching wedge, gap wedge, lob wedge, and sand wedge. This shaft is available in a single Stiff+ flex (125g), is 37 inches in length with tip diameter of .355 inches in Classic KBS Chrome finish.

KBS HI-REV 2.0:    The KBS HI-REV 2.0 wedge shaft series features an active tip section that increases the effective loft of the club head, delivering a higher ball launch with more spin for added stopping power and accuracy. The KBS HI-REV 2.0 wedge shaft can be fitted into the pitching wedge, gap wedge, lob wedge, and sand wedge. This shaft is available in Regular, Stiff, and Extra Stiff flexes ranging from 115 grams, 125 grams, and 135 grams, respectively, in weight, 37 inches in length with tip diameter of .355 inches in Black Gloss and Classic KBS Chrome finishes.

Shafts for Putters

KBS Tour One Step Putter:    The KBS Tour One Step Putter shaft is designed to create pure amplified feel, along with reduction in vibrations at impact for putts to be stable and accurate with different putter head weights. This shaft enables the player to have more flexibility in creating pure amplified feel, along with reductions in vibrations at impact. This shaft is available in Straight Bend, is 130 grams in weight, 38 inches in length with tip diameter of .355 inches in Black Matte, Black Gloss, and Classic KBS Chrome finishes.

KBS CT Tour Putter:    The KBS CT Tour Putter shaft series was designed based off of the Company’s “Constant Taper” Technology and is available in Straight, Single, and Double Bends, is 124 grams in weight, 38 inches in length with tip diameter of .355 or .370 inches in Black Matte, Black Gloss, and Classic KBS Chrome finishes.

KBS Tour:    The KBS Tour putter shaft is another of Kim Braly’s signature golf club shafts. It uses the same performance principals as the original KBS TOUR Shaft, maximizing energy transfer for increased putting control, with a stiff design structure to stabilize the head at impact. It is available in Straight Bend, is 124 grams in weight, 38 inches in length with tip diameter of .370 inches in Black Matte, Black Gloss, and Classic KBS Chrome finishes.

KBS GPS Graphite:    The KBS GPS Graphite putter shaft is made from composite materials and fibers and is designed as a high balance performance shaft that results in minimizing deflection bend commonly found in traditional steel putter shafts on longer putts, along with better distance control. It is available in Straight Bend, is 124 grams in weight, 38 inches in length with tip diameter of .355 or .370 inches in Black Matte, Black Gloss, Bright Yellow Matte, Bright Yellow Gloss, Carolina Blue Matte, Carolina Blue Gloss, Georgia Green Matte, Georgia Green Gloss, Hot Pink Matte, Hot Pink Gloss, KBS Red Matte, KBS Red Gloss, Rainbow Gloss, White Matte, White Gloss, and Classic KBS Chrome finishes.

Graphite Shafts

KBS Tour Graphite Hybrid Prototype:    The KBS Tour Graphite Hybrid Prototype series is inspired and designed from the KBS Tour shaft, the most popular steel shaft in the KBS Golf Shaft line. It is available in Regular, Regular+, Stiff, Stiff+, and Extra Stiff flexes ranging from 65 grams, 75 grams, 85 grams, 95 grams, and 105 grams, respectively, in weight, 42 inches in length with tip diameter of .370 inches.

KBS TGI — Tour Graphite Iron:    The KBS TGI — Tour Graphite Iron series is designed for players looking for maximum steel like playability, shot control and performance in a graphite shaft, and is developed with optimized weight and stiffness to gain maximum playability and performance. It is designed with the same E.I. curve as the KBS Tour Steel and is in every weight class to fit players from Juniors to Women and Tour Professionals. The KBS TGI — Tour Graphite Iron series can be fitted into 2 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Regular, Regular+, Stiff, Stiff+, Stiff++, Extra Stiff, and Extra Stiff+ flexes ranging from 60 grams, 70 grams, 80 grams, 90 grams, 95 grams, 100 grams, and 110 grams respectively in weight, is 36 to 39.5 inches in length with tip diameter of .355 inches in Black Matte finish.

KBS MAX Graphite:    The KBS MAX Graphite Iron Shaft series is suitable for players seeking to maximize swing speed, giving players with lower swing speeds the ability to hit the ball at a higher launch and spin with accuracy. It is designed for a wide range of players seeking to maximize the performance of their iron shafts with trajectory, spin, and distance in a consistent, lighter weight package. The KBS MAX Graphite Iron Shaft series can be fitted into 2 to 9 iron clubs, pitching wedge, and sand wedge, and comes in Lite, A, and Regular flexes ranging from 45 grams, 55 grams, and 65 grams respectively in weight, is 36 to 39.5 inches in length with tip diameter of .355 inches in Black Matte finish.

KBS TD Driver/Wood:    The KBS TD Driver/Wood shaft series is a lighter and stiffer Driver/Wood shaft that has the characteristics of the original KBS feel, efficiency, and optimization of spin and launch that the KBS product line is known for. It is a mid launch/low spin performance graphite shaft that optimizes the maximum performance and efficiency of spin and launch angles at various swing speeds. The TD Driver/Wood shaft series is available in A, R, S, X, and Tour X flexes ranging from 40 grams, 50 grams, 60 grams, 70 grams, and 80 grams, respectively, in weight with tip diameter of .335 inches in Black Gloss, Black Matte, and White Gloss finish.

KBS PGI Players Graphite Iron:    The KBS PGI Players Graphite Iron series was designed to provide the same tolerances, dispersion and control as the KBS Tour Steel shaft at a lighter weight, making it easier to swing. The KBS PGI Players Graphite Iron series can be fitted into 1 to 9 iron clubs, pitching wedge, and sand wedge, and is available in Lite/A, Regular, Regular+, Stiff, Stiff+, and Extra Stiff flexes ranging from 50 grams, 60 grams, 70 grams, 80 grams, 90 grams, and 110 grams, respectively, in weight, is 41 inches in length with tip diameter of .370 inches in Black Matte finish.

KBS Players Graphite Hybrid PGH:    The KBS Players Graphite Hybrid PGH series is based on the KBS Players Graphite Iron platform, offering golfers of all abilities an easier launch shaft with better spin. It is a lighter weight version of the KBS Tour Graphite Hybrid Prototype. The KBS Players Graphite Hybrid PGH series is available in Lite, A, Regular, Regular+, Stiff, Stiff+, and Extra Stiff flexes ranging from 45 grams, 55 grams, 65 grams, 75 grams, 85 grams, 95 grams, and 105 grams respectively in weight, is 41 inches in length with tip diameter of .370 inches.

Limited Edition Shafts

In addition to the above products, from time to time, the Company offers certain series of premium shafts with alternate color scheme in a limited amount as a part of its marketing campaign to drive up interest in its products. Currently, the Company offers the following limited edition shafts: the C-TAPER Black Limited Edition and the C-TAPER LITE Black Limited Edition steel shafts, the TD Driver/Wood Limited Edition graphite shafts, the HI-REV 2.0 Wedge Major Green Limited Edition series wedges, and the HI-REV 2.0 Wedge Liberty Limited Edition wedges.

Standard Shafts

Standard shafts are exclusively steel shafts. The Company manufactures and primarily supplies standard shafts to international golf club brands as part of their standard or economy clubs or to other Taiwanese golf club OEMs. The standard shafts typically bear the brand of the customers. The Company produces/designs standard shafts for a full product line including drivers, wedges and putters for its branded customers.

The Company offers the standard shafts as an OEM or ODM, based on the branded customers’ requirements. As an OEM, the Company manufactures the shafts based on the design provided by the customer. As an ODM, the Company will first design the shafts based on the specification provided by the customers. After the customer approves the design, a prototype based on the approved design is made. After the prototype is approved by customer, the Company can start to take orders from the customer. For the year ended December 31, 2023, the standard shafts made up approximately 30% of the Company’s revenues.

Because the golf clubs fit with standard shafts are typically priced at a lower price point than the premium clubs, the per unit sale price of standard shafts is typically lower than that of premium shafts. The Company also uses a more cost-efficient manufacturing process for the standard shafts to balance final pass yield and production costs, as compared with premium shafts.

Economy Shafts

Economy shafts are exclusively steel shafts. The Company manufactures and primarily supplies economy shafts to non-branded golf club makers or their OEMs to be assembled in the generic clubs. The Company produces economy shafts for a full product line including drivers, wedges and putters for its non-branded customers.

The non-brand golf club are typically sold in bulk and at competitive pricing points to attract price sensitive golfers. For the year ended December 31, 2023, Economy shafts made up approximately 30% of the Company’s revenues. The Company manufactures the economy shafts based on industry standard designs with little customization.

Economy Shafts are made from substantially the same materials as standard shafts, but from a more streamlined production process. Moreover, the quality and inspection standards applied to economy shafts are far more lenient than that for standard shafts. Therefore, the unit sale price of economy shafts is lower than that of standard shafts.

Golf Accessories

The Company sells KBS-branded golf accessories in its online store and in KBS Golf Experience Stores. Accessories include KBS-branded golf apparel, golf bags, vessel bags, putter covers, duffle bags. The Company sources the accessories from other third-party suppliers.

Customary Fitting Services

KBS Golf Experience Stores

The Company operates KBS Golf Experience stores in Carlsbad, California and Tokyo, Japan, which were opened in 2019 and 2021, respectively. The Company is currently planning to open another KBS Golf Experience stores in Taipei, Taiwan later in 2024.

The Company primarily provides new equipment build services and retro-build services for existing clubs through the KSB Golf Experience stores. The new equipment build service allows a customer to custom build a new golf club or set of golf clubs at the customer’s customized parameters and specifications. The retro-build service allows a customer to keep the customer’s existing club heads and customize all the other parts of a golf club from grip down to the label. The Company offers exclusive KBS shafts, and other parts of a golf club, including club heads, grip and the label, of other major international brands. In both new build and retrofit processes, customers work one-on-one with the Company’s fitters and builders to customize golf clubs tailored to each individual customer’s preferences and needs.

The Company’s fitters will evaluate a customer’s current equipment, performance data, and consult customers regarding their golf game and aspirations on the golf course, in order to determine the appropriate equipment to improve the customer’s accuracy and distance on the course. After gaining an initial understanding of the customer’s needs, fitters will test different shafts to determine the one that most suits the customer’s swing profile, focusing on distance, feel, and shot dispersion among the various shaft options.

Online Fitting Tool

Utilizing the Company’s online fitting tool available on the Company’s website, Find Your Fit, customers can choose among shafts for irons, wedges, putters, and woods to find the shafts best suited for the customers’ playing abilities. Customers can then purchase these shafts on the website and mail their existing clubs to a store for the Company to replace the existing shafts with the newly purchased shafts.

Fittings are offered in many different packages, ranging from: comprehensive full-bag fitting; fitting the entire bag from driver to putter; partial bag fitting; fitting to optimize a specific iron, driver, wedges and/or putter; long-game fitting, focusing on the top portion of the bag to ensure consistent yardage gapping and performance; fairway or hybrid fitting, to optimizing distance gapping and consistency in the long part of the bag; and junior golfer fitting.

PGA Tour Trucks

For each of the 39 PGA tour events annually, the Company deploys on-site customized KBS-branded PGA Tour trucks outfitted with new equipment build and retro-build services to bring its KSB customary fitting expertise to support professional players. As in KBS Golf Experience Stores, in these trucks, golfers work directly with our expert fitters to individually tailor golf clubs for players based on their needs and preferences.

Other Services

Restaurant and Bar

The Company operates a restaurant in Chiayi, Taiwan, “Hit Cat Kitchen”, where it sells Western cuisine, and a bar in Taipei, Taiwan “Hit Cat Brewing”, where it sells imported craft beer and wines. The Company’s establishments are decorated with KBS merchandise and located near golf resorts, with the aim to introduce and immerse the customers with the KBS brand.

Manufacturing Process

The Company operates at the forefront of golf club shaft manufacturing, with proprietary processing technology for advanced materials such as metal and machine components. The Company’s facilities house specialized equipment for making golf club shafts, including blunt furnaces, burn-in furnaces, hydrogen annealing furnaces, straightening furnaces, pipe making machines, and dedicated golf club shaft straighteners. This robust infrastructure reflects the Company’s decades-long commitment to manufacturing excellence.

The Company continues to improve its production process, employing and constantly upgrading its self-designed smart manufacturing software to implement automated production, streamline production procedures, shorten the production process, monitor the health and status of repair of production equipment, and reduce manufacturing cost.

The typical manufacturing process of a shaft is illustrated by the flowchart below. The process starts by welding steel coils into tubes, then heating the tubes for a period of time using spherodizing annealing to improve ductility and relieve stress in order to allow the steel tubes to be further worked. Thereafter, the tubes are coated with phosphate to improve corrosion resistance and lubrication, and then put through an automatic swaging machine to shape the dimensions of the eventual shaft. A draw bench is then used to pull the shaft through a drawing die to shape its ends. Then, the shafts are cut for the first time and polished, then tempered through stepping by heating them above a critical temperature then quenched in an oil bath to improve toughness until the temperature becomes uniform throughout the entire length of the shafts, then cooled in air to room temperature. Thereafter the shafts are straightened, polished at the edges to remove burrs, and cut to the final length, put through annealing again, and polished for a final time. Shaft surfaces are then plated in an electroplating machine for the final finish. Finally, quality inspection personnel will examine each manufactured shaft based on the Company’s quality criteria, and those that pass are warehoused pending sales.

Rolls of Steel
Raw materials
Tubing Forming
Welding Steel Coils
Normalizing
Spheroidizing Annealing
Phosphate coating
Pickling & Lubricating
Tube edge Preparation
Automatic Swaging
Bench draw
Pipe end Reduction
Cut to Length
Preliminary cutting
Polishing
Preliminary Polishing
Stepping
Forming processing
Increase Hardness
Quench
Straightening
Preliminary Straightening
Final Length Cut
Final Cut
Edge Polishing
Remove burrs
Final Straightening
Computer Precision Straightening
Increase Ductility
Annealing
Polishing
Final Polishing
Plating
Surface Finishing
Quality Control
Final Item Inspection (Appearance/ Dimension)
Warehousing
Shipping and Sales

Supply Chain; Suppliers and Raw Materials

Procurement and Supply Chain

The Company prioritizes strategic purchasing and inventory management to optimize its supply chain. Through regular production-sales meetings, the Company assesses order volumes, market demand, raw material consumption, production schedules, and supplier lead times to determine timely procurement needs. This proactive approach fosters stable supply sources and contracted processing, ensuring uninterrupted operations. No supply shortages or disruptions have occurred during the Company’s history.

Main Raw Materials and Suppliers

The Company’s golf club shafts utilize a combination of iron, carbon fiber, and various decorative materials (coatings, paints, inks, etc.). These raw materials are primarily sourced from established third-party suppliers in Taiwan, as described further below.

While the Company relies on external suppliers for raw materials used in shaft production, all steel shafts are manufactured in-house. The key materials utilized in the production of steel shafts include:

•        Steel Coils

•        Nitrogen and Argon

•        Abrasive Cloth Wheels and Tape

•        Quenching Oil

•        Taper Molding Machine Molds

•        Packaging Cartons

The Company engages the following types of suppliers for its business:

•        Steel coil suppliers:    Critical for iron shaft production. The Company has partnered with China Steel Corporation for a stable supply of specialized steel materials.

•        Material suppliers:    Providing additional key materials required for iron shaft production.

•        Contracted processing factories:    Handling production for graphite shafts and metal surface electroplating for steel shafts, a crucial step in ensuring desired appearance.

The Company’s procurement policy primarily takes into consideration the Company’s operating strategy and inventory levels. Subject to purchase orders and market demand, the Company typically considers the purchase and consumption of raw materials, production schedule and suppliers’ delivery time in order to judge procurement demand and timing. In order to maintain the stability of supply sources and contracted processing, the Company maintains cooperatives relationship with multiple suppliers and processing factories. The Company generally relies on Taiwanese suppliers for the raw materials and service providers for certain specialized aspects of the manufacture, such as electroplating, physical vapor deposition and metal coating.

Certain materials and components may have limited supplier options. However, the Company strategically chooses not to enter into long-term contracts with any supplier, opting for a flexible order-by-order approach. This allows the Company to adapt to market fluctuations and access the best available options at any given time. While this flexibility offers advantages, it also exposes the Company to competitive pressure for raw materials and production capacity. Additionally, the Company has a limited number of manufacturing partners, primarily located in Taiwan and Southeast Asia, who produce specific components for its shafts. The Company recognizes that relying on limited sources for materials or suppliers faces inherent risks. If the Company were to encounter difficulties acquiring essential materials, such as abrasive cloth tape or quenching oil, finding and educating a new supplier on the Company’s specific requirements could be a lengthy process. This could potentially disrupt production, impacting the Company’s business, financial condition, and operational results.

To mitigate these risks, the Company is actively diversifying its sourcing and manufacturing capabilities. This involves exploring alternative suppliers for critical materials, building relationships with new manufacturing partners, and continuously evaluating the efficiency and reliability of the Company’s existing supply chain.

Overall, the Company is committed to proactively managing its supply chain risks through diversification, strategic partnerships, and continuous improvement. The Company believes this approach balances flexibility with resilience, ensuring reliable access to the materials and production capacity needed for continued growth and success.

Supplier for Graphite Shafts

Manufacturing graphite shafts requires sophisticated machinery and manufacturing process to manipulate carbon fiber in accordance with the product design. The Company engages a third-party manufacturer located in Taiwan, who specializes in carbon fiber sport products, to manufacture all graphite shafts for the Company on a purchase order basis. The Company has selected this graphite shafts supplier after considering its industry experience, manufacturing capacity, and per unit production cost. The Company has not experienced any delivery delay or production disruption with this supplier. The Company has not entered into any exclusive arrangement with this supplier, so the Company may select another manufacturer to replace or supplement the production of graphite shafts. The Company typically holds 5 to 6 months of inventory of graphite shafts in reserve in case the Company will need to find a new manufacturer for graphite shafts.

To protect its intellectual property, the Company has also required its graphite shafts supplier and the relevant employees at the supplier to enter into non-disclosure agreements restricting the disclosure or improper use of any design or confidential information that the Company transmits to the supplier when making orders.

The Company periodically reviews its relationship with its graphite shafts supplier, and is actively exploring other manufacturers to diversify supply.

If there is any production disruption, work stoppage, strike, production delay, or if there is any breach to the non-disclosure agreement, any improper use, disclosure, theft, appropriation of the Company’s intellectual property, the business, financial condition, results of operation and prospects of the Company could be materially and adversely affected.

Supplier Stability and Diversification

The Company maintains long-term relationships with most suppliers, fostering strong partnerships. The Company does not utilize formal long-term contracts; its established connections ensure reliable supply. Additionally, for key inputs such as electroplating, the Company maintains multiple qualified supplier options, mitigating potential disruptions.

Sales and Marketing

Leveraging Taiwan’s exceptional manufacturing capabilities and cost advantages, the Company’s “KBS” brand has gained significant recognition in the U.S. golf industry. Consequently, the Company has evolved from being an OEM for international brands to becoming a seller of high-end shafts for private branded golf clubs and branded golf club heads.

In parallel, under its private brand, KBS, the Company has engaged in OEM contracts for carbon fiber clubs, expanding its product lines to encompass both iron clubs and carbon fiber clubs. This comprehensive approach addresses customers’ preferences for one-stop shopping, significantly enhancing the Company’s and brands’ capabilities to accept orders and negotiate.

The Company’s proactively develops and promotes its private brand, “KBS”. In 2008, the Company launched its popular KBS Tour shaft series. The KBS Tour and subsequent KBS C-Taper steel shaft series introduced in 2011 had since then been extensively adopted by professional golfers. Starting in 2017, the Company further launched the KBS Tour Hybrid and TGI graphite series successively, further upgrading KBS brand awareness by expanding its product portfolio into graphite shafts for the first time, resulting in an increase in the adoption of KBS shafts by international golf club brands. The launch in 2020 of the TD Driver graphite shafts series further complemented the Company’s product line and was well received by the market.

In recent years, the Company has further strengthened its presence by establishing KBS brand flagship brick-and-mortar stores — the KBS Golf Experience stores — in the two major golf markets of U.S. and Japan. These stores offer golf club customization and fitting services for individual customers, and are equipped with simulation tracking technology, software tools, and data recording systems. By quantifying the performance of golf clubs used on courses and analyzing consumer preferences and swing performance on-site, the Company is able to recommend suitable golf equipment for a wide variety of golfer types. This approach validates customer needs, enhances brand awareness and loyalty, and serves as a valuable reference for product development or improvement, thereby sustaining the Company’s product competitiveness.

Customers serviced by the Company can broadly be categorized into four general types: golf equipment companies, OEM companies that manufacture golf equipment for golf equipment brand companies, and golf equipment distributors, as well as individual golf customers serviced by the Company on its website and through KBS Golf Experience Stores.

Currently, the Company has its own field sales representatives in Taiwan, the United States and Japan, primarily covering major corporate clients.

The Company believes that its sales representatives are an integral part of our brand image. They are tasked with key aspects of customer service, including lead discovery, client management, merchandise display, product recommendation, and after-sales return visits.

The Company’s field sales agents also cover corporate customers including major international golf club brands, other OEMs, and national distributors. They are tasked with key aspects of sales generation activities, including developing relationship with potential clients, tracking demands of existing clients, attending trade conference to boost brand awareness, hosting event to generate sales leads.

As of December 31, 2023, the Company employed 32 sales representatives worldwide focused on the sale of shafts.

Research and Development

The core technologies powering the Company’s products result from the Company’s deep expertise and sustained investment in golf club shaft R&D. The Company prioritizes internal innovation, maintaining full control over its proprietary intellectual property, and reducing reliance on external R&D collaborations.

Leveraging Expertise for High-Performance Shafts

The Company’s entry into golf club manufacturing stems from its established expertise in high-precision machining and metalworking, developed within the existing machinery and metal materials business of its major shareholder, Far East Machinery Co., Ltd. This foundational competence translates into a strategic focus on R&D and innovation in metalworking.

The Company has dedicated substantial resources to golf-specific product development.

The Company employs a dedicated R&D team, which had 19 full-time employees as of December 31, 2023, focusing on innovation in shaft design, material composition and manufacturing process.

In addition, the shaft design and development process is oversaw by Kim Braly, head of the Design Department of FST America, Inc. (“FST America”), who provides the R&D team with valuable insights as a veteran designer. Furthermore, the Company collects feedbacks from the PGA players who uses KBS shafts in their competitions, and tracks customer preferences through online orders and in-person customer fittings at KBS Golf Experience stores. The sales department analyses the data and informs the R&D department any insights generated from data analysis and direct feedbacks, to ensure new products is designed to meet customer demands.

This multi-pronged approach, focusing on internal technological expertise, guidance from the industry veteran, and player-driven insights, has resulted in the Company:

•        having the capability of manufacturing high-performance club shafts recognized for their quality and performance;

•        becoming a trusted partner for several leading international golf brands;

•        earning widespread acclaim for the KBS brand golf club shafts from PGA professionals and amateur players alike;

•        maintaining a disciplined product launch schedule. Starting from 2017, with the exception of 2022 due to the impacts of COVID-19, the Company has launched one or more new KBS shaft series on an annual basis, which help enrich the product portfolio and maintain the brand awareness.

By leveraging its proven capabilities and unwavering commitment to R&D, the Company is able to maintain and solidify its position as a leading manufacturer of high-performance golf club shafts in the global market.

Results

The Company’s R&D results for the four most recent fiscal years were as follows:

Year	Specific R&D products	Main functions
2023	GPS Graphite Putter Shaft

•   Designed as a high balance performance shaft that results in minimizing deflection bend commonly found in traditional steel putter shafts on longer putts, along with better distance control and ensuring the ball starts on its desired line.

2021	KBS Tour Lite PGI Players Graphite Iron	• Complements the product portfolio with lightweight shafts. • Provides increased spin, higher launch, and enhanced distance for a variety of swing speeds.

Year	Specific R&D products	Main functions
2020	KBS CT Putter 2.0	• Refined version of the CT Putter with modified center of gravity for wider appeal to different players. • Improved putter feel and responsiveness.
	KBS ONE Step Putter	• Delivers distinct hitting feedback and stabilizes the putting stroke. • Unique printed shaft design offers a fresh take on putter performance.
2019	KBS Tour Driven Driver/Wood

•   Retains the characteristics of the original KBS feel, efficiency, and optimization of spin and launch that the KBS product line is known for.

•   A Mid Launch/Low Spin Performance Graphite golf club shaft that optimizes the maximum performance and efficiency of spin and launch angles at various swing speeds.

Focus on Diverse Range of Products and Process Improvements

The Company remains committed to balancing shaft weight with optimal control, using the Company’s proprietary torque and center of gravity matching technology. This innovative approach allows the Company to achieve both enhanced impact control and increased shot distance in its shafts, without compromising on shaft weight. This approach led to the development of a diverse range of shafts catering to players seeking uncompromising performance and accuracy.

Furthermore, the Company embraces cutting-edge technologies to optimize its production processes and maximize efficiency. By utilizing IoT sensors, the Company collects real-time data on production information and energy consumption. This data is then analyzed using machine learning algorithms to monitor equipment health and identify potential issues. This proactive approach allows the Company to:

•        implement process improvements to optimize production efficiency.

•        identify opportunities for new equipment investment.

•        maintain a high level of product quality and consistency.

By combining the Company’s innovative shaft design technologies with these advanced production optimization tools, the Company aims to continuously improve production efficiency and product quality. This focus on operational excellence ultimately drives increased profitability and long-term growth.

Competition

The Company competes in a global market for golf club shafts. Its major global competitors for premium golf club shafts include established brands such as True Temper and Nippon Shaft. The Company also faces competition from other Taiwanese manufacturers in the standard and economy shafts segment. In the premium shaft segment, the Company primarily competes on build quality, manufacturing capacity, product diversification, technical innovation, brand prestige and competition results. In the standard and economy shaft segment, the Company primarily competes on manufacturing capacity, pricing and product safety.

The Company differentiates itself through its vertically integrated business model, encompassing both manufacturing and brand promotion. This allows it to compete effectively with other global and local competitors in terms of:

•        Production Technology:    The Company possesses advanced manufacturing capabilities and technology, enabling consistent quality and efficiency.

•        R&D and Innovation:    Dedicated R&D efforts ensure a steady stream of new products and rapid development cycles.

•        Mass Production Capacity:    The Company’s production facilities in Taiwan offer a competitive advantage in terms of cost and efficiency as compared to True Temper in the U.S. and Nippon Shaft in Japan.

•        Global Market Focus:    The Company prioritizes the U.S. market, the largest globally, while also actively exploring other regions.

Seasonality

Historically speaking, in general, driven by the large international exhibitions such as the PGA Merchandise Show and the beginning of new golf season, the Company’s sales in the first quarter of a year are typically higher than the other quarters. The Company’s second-quarter sales are primarily impacted by the weather conditions, which affects the length of golf season and the number of discretionary purchases made by golfers. Third-quarter sales are generally less than the second quarter as many retailers begin decreasing their inventory levels in anticipation of the end of the golf season. Fourth-quarter sales are generally less than the other quarters due to the end of the golf season in the Company’s current key markets.

However, this seasonality has been significantly reshaped in recent years. The COVID-19 pandemic initially disrupted these patterns by depressing demand in 2020 and 2021. The easing in travel restriction and the rising popularity of golf among millennials help sustain heightened demand for golf equipment throughout 2022. The Company expects that due to increasing geopolitical tension, global economy slowdown and rising inflation rates, the demand for golf equipment will revert to the traditionally observed seasonality pattern.

Facilities

The Company has historically leased all of its office and plant facilities. The Company’s corporate headquarters are located at No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan, where it leases an office with 30,760 square meters pursuant to a lease agreement that is in effect until December 31, 2024. The corporate headquarters primarily contain administrative, factory plant, and warehouse functions.

In 2023, the Company purchased land and buildings located in Minxiong Township of Chiayi County, Taiwan to serve as the site of its future factory expansion. We purchased two land parcels including No. 22 and 22-1 of the Industrial Subsection of Touqiao Section and six construction projects including No. 11 and 11-1~11-5 were acquired, with a total of 3,045.87 square meters (10,069 square meters) acquired, and the transaction price was NT$296,000,000. To finance the NT$296,000,000 purchase price, FST utilized a combination of long-term funds (amount not specified) and a secured bank loan of NT$224,000,000 (approximately 76% of the total cost) from the Bank of Taiwan. The loan has a 15-year term with an interest rate of 1.78% for the first two years and 1.82% thereafter. The real estate sales contract was signed on July 11, 2023, marking the official start of the activity. Completion occurred on September 20, 2023, with the finalization of property and mortgage rights registration under FST’s ownership. The primary drivers behind this acquisition stem from FST’s significant production capacity growth in recent years, exemplified by a 67.98% increase in average monthly production capacity in 2022 compared to 2018. This expansion necessitated additional space for production lines, personnel, quality control, packaging, warehousing, and office functions. Previously leased office space and production facilities were no longer sufficient to accommodate these growing needs. The acquisition offers several key benefits. First, by eliminating rental costs (saving NT$5,400,000 annually), FST achieves significant cost savings. Second, consolidating operations like quality control and packaging on-site fosters improved operational efficiency. Third, the new site allows FST to showcase its entire production process and finished products to customers, enhancing brand image. Finally, the additional land provides a platform for future factory development, with the potential to increase production capacity from 900,000 to 1.5 million shafts per month through optimized production line configuration and automation. FST plans to relocate some administrative departments (management, accounting, R&D, catering, planning, audit) and certain manufacturing processes (including quality inspection and golf simulators) to the new site. An exhibition warehouse will also be established for a complete customer experience.

The Company leases premises located at 11F.-BD113, No. 260, Sec. 2, Bade Rd., Taipei City 104101, Taiwan, pursuant to a lease agreement in effect until August 1, 2025, which serves as a warehouse. The Company also has leased warehouse premises located at 4F., No. 56, Ln. 48, Xingshan Rd., Taipei City 114066, Taiwan, under a lease agreement in effect until June 7, 2026.

The Company leases premises at No. 7, Ln. 71, Hui’an St., Minxiong Township, Chiayi County 621016, Taiwan; at No. 152, Lide St., Minxiong Township, Chiayi County; at No. 557-103, Touqiao, Minxiong Township, Chiayi County, 22F.; at No. 132, Lide St., Minxiong Township, Chiayi County 621016, Taiwan; at No. 78, Lide St., Minxiong Township, Chiayi County 620106, Taiwan; at No. 190, Sec. 2, Zhongcheng Rd., Taipei City 110108, Taiwan with 198.35 square meters with parking spaces pursuant to a lease agreement that is in effect until June 30, 2025; and at 2F.-1, No. 790-12, Zhongxiao Rd., Chiayi City 600052, Taiwan with 75.5 square meters with parking spaces pursuant to a lease agreement that is in effect until May 15, 2025, all of which serve as employee dormitories.

In the U.S., the Company leases premises at 1801 13th Street, Suite 306, Boulder, Colorado 80302, U.S. with 250.35 square meters pursuant to a lease agreement that is in effect until June 1, 2025, which serves as the headquarters of FST America. The Company also leases office premises at 6186 Innovation Way, Carlsbad (San Diego) California, U.S. with 200.66 square meters pursuant to a lease agreement that is in effect until May 1, 2027. U.S. warehouse premises are located at 7142 Belgrave Ave, Garden Grove, California 92841, U.S. with 2,611.58 square meters of space, which is subject to a lease agreement that is in effect until June 30, 2025. The U.S. KBS Golf Experience store is located at 2622 Gateway Road, Suite 115, Carlsbad, California 92009, U.S., with 344.53 square meters of space and is subject to a lease agreement that is in effect until April 30, 2029.

In Japan, the Company leases premises at 1-26-9 Jiyugaoka, Kuroku-ku, Tokyo, Japan, with 295.82 square meters pursuant to a lease agreement that is in effect until November 30, 2026, which serves as the headquarters of FST Japan and is also the location of the KBS Golf Experience store in Japan. Warehouse premises are located at 375, 378-2, 371 Nakanoshima, Ukizuka, Yashio City, Saitama Prefecture, Japan, with 742.55 square meters of space, which is subject to a lease agreement that is in effect until October 31, 2024.

The Company believes that its current facilities are adequate to meet its immediate needs and that, should it be needed, additional space will be available on commercially reasonable terms to accommodate any expansion of the Company’s operations.

Employees and Human Capital

As of December 31, 2023, the Company had 405 full-time employees, engaging in functions including administration, management, manufacturing, sales and marketing and research and development. The chart below describes the distribution of employees by function. None of the Company’s employees are represented by a labor union or covered by a collective bargaining agreement. The Company considers its relationship with employees to be good. To date, the Company has not experienced work stoppages, strikes, or any disputes with its employees.

The following table sets forth the number of the Company’s employees categorized by function as of December 31, 2023.

Employee Number Function	Total
Manufacturing	258
Management	30
Administrative	16
Sales and Marketing	82
Research & Development	19
Total	405

Intellectual Property

The success and competitive edge of the Company are dependent on its capacity to develop and safeguard core technologies and intellectual property. The Company’s existing products are powered by independently developed technologies, drawing upon its rich history of production and R&D expertise. This commitment to internal innovation allows the Company to maintain control over its intellectual property and deliver solutions that cater to specific market demands. From 2008 to 2016, the operations of KBS brand in the U.S. market was managed by a distributor controlled by our chairman, which also owned the trademarks of KBS brand. In 2016, to consolidate the business of the Company, the distributor transferred all registered KBS brand trademarks to the Company, and the Company purchased the inventories of KBS products and work capital held by such distributor for approximately U.S.$3.6 million. In 2017, the Company agreed to pay to the distributor U.S.$6.5 million for the KBS brand trademarks transferred to the Company.

The Company has submitted trademark applications to further bolster these rights and enhance its ability to defend against third parties. Moreover, the Company secures its proprietary rights through agreements with business partners, supply chain vendors, employees, and consultants, alongside vigilant monitoring of industry trends and product developments.

As of December 31, 2023, the Company owns the following trademarks worldwide:

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
1.		5061066	U.S.	—	Valid	2026/10/11
2.		5392399	U.S	—	Valid	2028/01/30
3.		4827173	U.S	—	Valid	2025/10/06
4.		4617537	U.S	—	Valid	2024/10/07
5.		4070642	U.S	—	Valid	2031/12/13
6.		4070640	U.S	—	Valid	2031/12/13
7.		3395741	U.S	—	Valid	2028/03/11
8.		5299259	U.S	—	Valid	2027/10/03
9.		5365863	U.S	—	Valid	2027/12/26
10.		5617390	U.S	—	Valid	2028/11/27
11.		5667276	U.S	—	Valid	2029/01/29
12.		6180434	U.S	—	Valid	2030/10/20
13.		6335645	U.S	—	Valid	2031/04/27
14.		6541087	U.S	—	Valid	2031/10/26
15.		6594923	U.S	—	Valid	2031/12/21

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
16.		6594924	U.S	—	Valid	2031/12/21
17.		—	U.S	—	Pending	—
18.		02131402	Taiwan	032	Valid	2031/03/31
19.		02131403	Taiwan	032	Valid	2031/03/31
20.		02131434	Taiwan	033	Valid	2031/03/31
21.		02131435	Taiwan	033	Valid	2031/03/31
22.		02144845	Taiwan	032	Valid	2031/05/31
23.		02144846	Taiwan	032	Valid	2031/05/31
24.		02144885	Taiwan	033	Valid	2031/05/31
25.		02144886	Taiwan	033	Valid	2031/05/31

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
26.		02066064	Taiwan	032	Valid	2030/06/15
27.		02066065	Taiwan	032	Valid	2030/06/15
28.		02066093	Taiwan	033	Valid	2030/06/15
29.		02066094	Taiwan	033	Valid	2030/06/15
30.		02246940	Taiwan	032	Valid	2032/08/31
31.		02246941	Taiwan	032	Valid	2032/08/31
32.		02246942	Taiwan	032	Valid	2032/08/31
33.		02246943	Taiwan	032	Valid	2032/08/31
34.		02246992	Taiwan	033	Valid	2032/08/31

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
35.		02246993	Taiwan	033	Valid	2032/08/31
36.		02246994	Taiwan	033	Valid	2032/08/31
37.		02246995	Taiwan	033	Valid	2032/08/31
38.		02248053	Taiwan	043	Valid	2032/08/31
39.		02248054	Taiwan	043	Valid	2032/08/31
40.		02248055	Taiwan	043	Valid	2032/08/31
41.		02307325	Taiwan	018	Valid	2033/07/15
42.		02307515	Taiwan	025	Valid	2033/07/15
43.		02307577	Taiwan	028	Valid	2033/07/15
44.		02307326	Taiwan	018	Valid	2033/07/15
45.		02307516	Taiwan	025	Valid	2033/07/15
46.		02307578	Taiwan	028	Valid	2033/07/15
47.	FST	5890920	Japan	028	Valid	2026/10/21

No.	Mark	Registration No.	Country	Class	Status	Expiration Date
48.	KBS PGI	6407907	Japan	028	Valid	2031/06/25
49.	KBS TGI	6359864	Japan	028	Valid	2031/03/05
50.	KBS TOUR	5499758	Japan	028	Valid	2032/06/08
51.	KBS TOUR (colored logo)	5499757	Japan	028	Valid	2032/06/08
52.	KBS TOUR (in color)	5180886	Japan	028	Valid	2028/11/14
53.	KBS TOUR GPS	6713426	Japan	028	Valid	2033/06/30
54.	KBSTOUR Hi Rev	5320546	Japan	028	Valid	2030/04/30
55.	MAX KBS	6184490	Japan	028	Valid	2029/09/27
56.	ONE STEP KBS TOUR	6457407	Japan	028	Valid	2031/10/15
57.	KBS	018464900	EU	024, 028	Valid	2031/05/03
58.	KBS TOUR GPS	018868062	EU	028	Valid	2033/04/27
59.	ONE STEP	018511596	EU	028	Valid	2031/07/13
60.	ONE STEP KBS TOUR	018511605	EU	028	Valid	2031/07/13
61.	KBS	UK00003636327	UK	024, 028	Valid	2031/05/04
62.	ONE STEP	UK00003667960	UK	028	Valid	2031/07/13
63.	ONE STEP KBS TOUR	UK00003667973	UK	028	Valid	2031/07/13

As of December 31, 2023, the Company owns the following patents worldwide:

No.	Patent No.	Application Date	Issue Date	Patent Name	Patent Duration
1	M639659	2022/10/20	2023/4/11	進料裝置 Material-feeding device	2023/04/11 – 2032/10/19
2	M639660	2022/10/20	2023/4/11	出料裝置 Discharging apparatus	2023/04/11 – 2032/10/19

Government Regulation

The Company is subject to various Taiwanese and Japanese laws and regulations as well as U.S. federal and state laws. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in manners that could harm the Company’s business.

General Regulations Applicable to the Company’s Business

Regulations on Company Establishment

The establishment, operation and management of companies in Taiwan is governed by the Taiwan Company Act, which was latest amended on December 29, 2021. There are four types of companies in Taiwan: unlimited company, unlimited company with limited liability shareholders, limited company and company limited by shares. Unlimited company and unlimited company with limited liability shareholders are rarely used in practice; a company limited by shares is the most common form of business undertaken for foreign investors in Taiwan. The Taiwan Company Act applies to both Taiwan domestic companies and foreign-invested companies, unless otherwise provided in the relevant foreign investment laws and regulations.

The Company is a company limited by shares, and the Company has been current with its corporate filings with the Administration of Commerce, Ministry of Economic Affairs, Taiwan.

Regulations on Foreign Investment

The principal regulations governing foreign investments in Taiwan are the Statute for Investment by Foreign Nationals, the Regulations for Verification of Investment by Overseas Chinese and Foreign Nationals, and the Regulations Governing Investment in Securities by Overseas Chinese and Foreign Nationals. In order to efficiently provide services and manage foreign investments, Taiwan government has specifically established the Taiwan DIR.

All investments made by foreign nationals within the territory of Taiwan must comply with the provisions of the Statute for Investment by Foreign Nationals and receive permission from the Taiwan DIR. According to the administrative ordinance “Negative List for Investment by Overseas Chinese and Foreign Nationals” issued by the Taiwan DIR, Taiwan maintains a negative list of industries closed to foreign investment because the authorities assert relate to national security and environmental protection, including public utilities, power distribution, natural gas, postal service, telecommunications, mass media, and air and sea transportation. Except for certain specific sensitive activities, foreign investments in a Taiwan listed company are generally not restricted in Taiwan but are subject to the prior approval from the Taiwan DIR if a foreign investor wants to acquire 10% or more of the shares of a Taiwan listed company. The approval must be obtained before the final completion of the transaction.

Regulations on Mergers and Acquisitions

The main laws and regulations governing merger and acquisition (“M&A”) activities in Taiwan are the Merger and Acquisition Act, the Company Act, the Securities and Exchange Act and the Fair Trade Act.

The competent authority in charge of the regulations in relation to M&A is the Ministry of Economic Affairs. The main regulatory body in charge of public M&A transactions is the Securities and Futures Bureau of the Financial Supervisory Commission, the government agency in charge of public companies. Other relevant regulatory bodies include the Fair Trade Commission, the authority in charge of antitrust clearance, and the Taiwan DIR, the authority in charge of reviewing foreign and PRC investments. If a participating company to a transaction holds any special license, the transaction may also be subject to the review of the authority in charge of such special license.

Regulations on Building Construction and Use

Under the Building Act, a building license required for new construction, extension, reconstruction or repair of buildings. A usage license is required for usage. When alterations of usage occur after a building is constructed, such as in alterations of usage class, structure, fire-protection facilities, and parking spaces or other alteration to the originally approved usage, a usage alteration license shall be applied for.

Further, under the Building Act, users of public buildings shall entrust professional institutions or persons recognized by the central construction authority to perform inspection and attestation periodically. Such inspection and attestation results shall be reported to the authority.

The Company has never been sanctioned for violations of the Building Act.

Regulations on Intellectual Property Rights

Patent Protection

Pursuant to the Patent Act, amended on May 4, 2022, there are three types of patents in Taiwan: invention patents, utility model patents, and design patents, the respective patent terms of which are 20, 10, and 15 years, all calculated from the filing date of a patent application, while the patent rights are actionable from the issue date of the patent.

In terms of the infringement disputes of a patent, the civil division of the Intellectual Property and Commercial Court (“IP Court”) hears civil actions relating to patent infringement. If the defendant of an infringement action challenges the validity of the disputed patent as a defense, the civil division will deal with the infringement and validity issues simultaneously. However, any person who intends to invalidate the disputed patent in all aspects must file revocation proceedings (invalidation action) with the Taiwan Intellectual Property Office (“TIPO”). Decisions of the TIPO in an invalidation action can be appealed to the Ministry of Economic Affairs, and subsequently to the IP Court by way of filing an administrative lawsuit.

The Company has never been involved in patent-related disputes.

Copyright

The Copyright Law provides that original copyrightable works shall enjoy exclusive rights automatically upon their completion, with no form of registration required. The competent authority for the application and registration of trademarks is the TIPO under the Ministry of Economic Affairs. A copyrighted work is protected throughout the author’s lifetime and 50 years after.

As a copyright holder, when enforcing a copyright, bears the burden of proving the copyright ownership (and sometimes even the creation time of the copyright, if such issue is being raised), it is recommended to preserve relevant evidence by having it notarized by a notary public. For important copyrighted work, it is recommendable to obtain a copyright certificate issued by a copyright owners’ organization so as to serve as prima facie evidence of the completion and ownership of the copyright. However, it is important to note that such private organizations do not and cannot conduct any substantive examination of the copyrightability of a work. Therefore, when a work’s copyrightable is being challenged, only a court will have a final say over such dispute on a case-by-case basis.

The Company has never been involved in copyright-related disputes.

Trademarks

Trademark rights in Taiwan are governed by the Trademark Act. The competent authority for the application and registration of trademarks is the TIPO. Types of protection include trademarks, certification marks, collective membership marks and collective trademarks. The trademarks which were registered are protected for 10 years from publication in the Trademark Gazette. This term may be extended successively every 10 years via application for renewal.

The Company has been involved in one trademark dispute. A Taiwan company filed a trademark opposition with TIPO in August 2023 objecting to the registration of the Company’s FST trademarks in Taiwan (Registration Numbers 02307326, 02307516, and 02307578). This matter is still ongoing. The Company is of the view that this matter would have minimal impact to its business, as the Company also has validly registered FST trademarks in the U.S. and most of the Company’s sales are generated from the U.S. and countries other than Taiwan.

Trade Secrets

The Taiwan Trade Secret Act mainly governs the following items: (1) the required elements of a trade secret; (2) ownership of a trade secret; (3) the licensing of a trade secret; (4) misappropriation of a trade secret; (5) the civil remedy and criminal penalty for the misappropriation of a trade secret; (6) the issuance of a protective order during criminal investigation. Pursuant to the Trade Secret Act, the information that can be protected under the Trade Secret Act is defined as any method, technique, process, formula, program, design, or other information that may be used in the course of production, sale or operation, and must meet the following requirements: (1) secrecy; (2) economic value; and (3) reasonable measures to maintain secrecy. Under the Trade Secret Act, the types of misappropriation include acquisition, use and divulging of a trade secret by unlawful means. The Trade Secret Act provides civil remedies and criminal penalties for trade-secret misappropriation.

The Company has never been involved in trade secrets issues or disputes.

Regulations on Personal Data Protection

Under Taiwan law, the Personal Data Protection Act is the main law governing personal data protection. Under the Personal Data Protection Act, unless otherwise specified, a company is generally required to give notice to and obtain consent from an individual before collecting, processing, or using any of the said individual’s personal information, subject to certain exceptions.

Pursuant to the Personal Data Protection Act, the personal data pertaining to a natural person’s medical records, healthcare, genetics, sex life, physical examination and criminal records is classified as sensitive personal data, which shall be subject to certain stricter obligations.

In addition to the Personal Data Protection Act, when conducting the clinical trial, the sponsor and the investigator shall also comply with other relative regulations or practices with regard to the protection of the subject’s personal data, such as the Human Subjects Research Act and the Regulations on Human Trials.

The Company is currently implementing a cookie policy and a data protection privacy policy for collecting personal information on the KBS website (kbsgolfshafts.com) and in its stores.

Regulations on Environmental Protection

The Basic Environment Act is the main environmental law in Taiwan. In addition, other laws and regulations in Taiwan regulate each type of pollution by a different set of regulations, including the Soil and Groundwater Pollution Remediation Act, the Waste Disposal Act, the Air Pollution Control Act, the Water Pollution Control Act, and Toxic and Concerned Chemical Substances Control Act. The competent authority governing the environmental regulations is the Ministry of Environment. Failure to comply with such laws and regulations may result in fines and other administrative sanctions.

As the Company’s factory is located within the Chiayi County, Taiwan, the Company is directly under the supervision of the Environmental Protection Bureau of Chiayi County, Taiwan for its environmental compliance. During its business history, the Company has been generally compliant with environmental laws and regulations. There was one instance in 2022 where the Environmental Protection Bureau, Chiayi County had instructed the Company to make certain improvements on pollution prevention, which the Company had successfully addressed and implemented. Currently, the Company consistently reports to the relevant authority and has maintained effective approval status for its industrial waste disposal plan and its water use/wastewater discharge plan pursuant to the Waste Disposal Act, the Air Pollution Control Act, and the Water Pollution Control Act. All related industrial waste is handled by qualified waste disposal contractors in compliance with Taiwan local regulations.

Regulations on Foreign Currency Exchange

The principal regulation governing foreign currency exchange in Taiwan is the Foreign Exchange Regulation Act, amended on April 29, 2009. Pursuant to the Foreign Exchange Regulation Act, Taiwan Dollars amounting under the amount of NTD 500,000 are freely convertible no matter what transaction they are in relation with. On the other hand, the transactions involving NTD 500,000 or more or its equivalent in foreign currency shall fulfill certain obligations as provided in the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions.

Under the Regulations Governing the Declaration of Foreign Exchange Receipts and Disbursements or Transactions, for those foreign exchange transactions which amounts of NTD 500,000 or more and relates to the sales of goods or provision of services, such transaction shall be declared through filing a declaration statement. For those foreign exchange transactions which are not related to the sales of goods or provision of services by a company, ranging from NTD 500,000 to U.S.$50 million, such transaction shall be declared through filing a declaration statement, and providing supporting documents, such as contracts or letters of approval, to the bank. For those foreign exchange transactions by a company, which are not related to the sales of goods or provision of services, amounting more than USD 50 million, such transaction shall be declared through filing a declaration statement, providing supporting documents to the bank, and obtaining the approval of the Central Bank of Taiwan.

Though Taiwan government has promulgated the Regulations Governing Foreign Exchange Control on July 2, 1997, pursuant to the Foreign Exchange Regulation Act, the requirements for the government to implement those foreign exchange control measures should be subject to either of the following conditions: (1) when the domestic or foreign economic disorder might endanger the stability of the domestic economy; and (2) when this country suffers a severe balance of payments deficit. From the past history, Taiwan government only implemented those foreign exchange control measures once in 1997 during the Asian Financial Crisis.

Regulations on Dividend Distribution

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company may not pay dividends unless its losses have been covered and statutory reserve funds, equaling 10% of a company’s after-tax net profits, have been set aside. However, in the event that a company’s statutory reserve funds have reached the total amount of the company’s capital, the company does not need to set aside any amounts for its statutory reserve funds. If a company has no net profits, in principle, it may not pay dividends.

Regulations on Employee Stock Incentive Plan

The principal regulations governing dividend distribution is the Company Act. Pursuant to the Company Act, a Taiwan company may choose to implement the employee stock incentive plan through five kinds of strategies: (1) employee stock compensation, (2) employee stock option certificates, (3) employee subscription of new shares using cash as consideration, (4) treasury shares transferred to employees, (5) employee restricted share units. After the amendment of the Company Act on August 1, 2018, transferring a company’s stocks to the employees of the company’s parent company or its subsidiaries under the employee stock incentive plan is also permitted by law.

Regulations on Employment and Social Insurance

The labor law in Taiwan is regulated mainly by the Labor Standards Act, last amended on June 10, 2020. The Labor Standards Act governs the terms and conditions of employment such as working hours, holidays, rest periods, wages, overtime, leave, and termination of employment. According to Labor Standard Act, an employer is required to reach an agreement on salary with the employees, in which the agreed salary shall meet with the minimum amount set by the competent authority. Violations of the Labor Standards Act may result in fines and other administrative sanctions, and serious violations may result in criminal liabilities.

In order to protect workers’ safety and health and to prevent occupational accidents, the employers in Taiwan are also required to comply with the Occupational Safety and Health Act. According to the Occupational Safety and Health Act, the employer shall arrange safety equipment to prevent any emergency. In addition, the employer shall provide safety education and trainings for the employees which shall enable the employees to protect themselves when any accident occurs.

Taiwan governmental authorities have passed a variety of laws and regulations regarding social insurance and employee’s pension from time to time, including, among others, the Labor Insurance Act, the National Health Insurance Act, the Labor Pension Act, and the Employment Insurance Act. Pursuant to these laws and regulations, Taiwan companies must make contributions at specified levels for their employees to the relevant social insurance and pension funds. Failure to comply with such laws and regulations may result in various fines and legal sanctions.

The Company has generally been compliant with all requirements under the aforementioned labor laws and regulations. There were several instances of minor sanctions where the Company had been required by the Occupational Safety and Health Administration of the Ministry of Labor to rectify certain potential working condition hazards and practices and was subject to minor fines, although all of these issues had been quickly addressed and rectified by the Company. The Company has not experienced any lawsuits or disputes with its employees that became subject to administrative review of the Taiwan Labor Bureau or ended in litigation.

Regulations on Taxation

According to the Taiwan Income Tax Act, a company incorporated in Taiwan is a Taiwan tax resident and will be subject to 20% corporate income tax on its worldwide income. A non-resident company will be subject to 20% corporate income tax on its Taiwan-sourced income. If a resident company does not distribute its financial earnings generated in a year to its shareholders by the end of the following year, a surtax of 5% would be imposed on the undistributed earnings.

Effective from 2020, the Taiwan Statute for Industrial Innovation was amended, which extends the tax incentive by 10 years until December 31, 2029, for R&D expenditure. Under the tax incentive program, a company conducting qualifying R&D activities may select one of the following incentives: (i) up to 15% of qualifying R&D expenses may be credited against corporate income tax payable in the current year; or (ii) up to 10% of qualifying R&D expenses may be credited against corporate income tax payable in the year expenses incurred and carried forward for the next 2 years. In addition, if a company uses NTD 1 million or more of its undistributed earnings to construct or purchase buildings, software or hardware equipment, or technology for use in production or operation within 3 years from the year after such earnings are derived, such investment amounts may be deducted from the undistributed earnings in calculation of the current year’s undistributed earnings for assessment of surtax imposed on undistributed earnings from the year 2018.

The alternative minimum tax (“AMT”) imposed under the Taiwan Income Basic Tax Act is a supplemental income tax which applies if the amount of regular income tax calculated pursuant to the Taiwan Income Tax Act and relevant laws and regulations is below the amount of basic tax prescribed under the Taiwan Income Basic Tax Act. The taxable income for calculating AMT includes most income that is exempt from income tax under various legislations, such as capital gains from qualified securities and future transactions. The prevailing AMT rate for business entities is between 12% to 15%, which is determined by the Executive Yuan based on the economic circumstance.

According to the Taiwan Income Tax Act, a withholding tax rate of 21% shall generally be applicable to dividends distributed to non-Taiwan resident enterprise/individual investors. The withholding tax on the dividends may be reduced pursuant to a tax treaty between Taiwan and the jurisdictions in which the non-Taiwan shareholders reside. Taiwan currently has a treaty network with 34 countries.

Regulations Pertaining to the Company’s Products

The Company’s current product portfolio does not require any mandatory government approval prior to commercial product launch under the existing laws and regulations in Taiwan, Japan, the U.S., or Europe.

However, in order to become eligible to become a supplier for golf club shaft products to golf brand companies and OEM/ODMs, there are industry quality standards which the Company’s customers require the Company to attain, as follows:

ISO 9001:2015 specifies requirements for a quality management system when an organization needs to demonstrate its ability to consistently provide products and services that meet customer and applicable statutory and regulatory requirements, and aims to enhance customer satisfaction through the effective application of the system, including processes for improvement of the system and the assurance of conformity to customer and applicable statutory and regulatory requirements. The Company has attained ISO 9001:2015 certification for the design, manufacture, processing, and sale of golf club shaft products. The certification is valid until August 14, 2025.

For the import of crafted beer and wine product, the Company should comply with the requirements of the Tobacco and Alcohol Administration Act of Taiwan. An alcohol-importing company shall apply to National Treasury Administration, Ministry of Finance of Taiwan for a permit to import alcohol. After obtaining the import permit, the applicant should indicate alcohol importation as part of its business scope on its business registration, then apply for issuance of an alcohol importer license. No permit is required for the retail of alcohol. However, the retailer of alcohol should indicate the retail on its business registration. Currently, the Company possesses a valid alcohol import license.

Legal Proceedings

The Company is not currently a party to legal or government proceedings that may be, individually or collectively, materially adverse to its ability to conduct its businesses as they are currently conducted. From time to time, the Company may become subject to various legal proceedings and claims that arise in the ordinary course of its business activities. Although the results of litigation and claims cannot be predicted with certainty, any such future litigation could have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) provides information which Group’s management believes is relevant to an assessment and understanding of the Group’s consolidated results of operations and should be read in conjunction with the Group’s audited annual consolidated ﬁnancial statements and notes as of and for the years ended December 31, 2023 and 2022 are included elsewhere in this Registration Statement/Proxy Statement, and the amounts in the six months ended June 30, 2024 and 2023 are derived from our unaudited consolidated financial statements included elsewhere in this Registration Statement/Proxy Statement. The ﬁnancial statements, including the comparative ﬁgures, were prepared in accordance with U.S. GAAP. This MD&A contains forward looking information based on the Group’s current expectations and projections. For information on the material factors and assumptions underlying such forward-looking information, refer to the “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” sections in this Registration Statement/Proxy Statement. All ﬁnancial information included in this MD&A is presented in New Taiwan dollars, unless otherwise noted. Certain dollar amounts have been rounded to the nearest million dollars or thousand dollars, as noted, and tables may not add due to rounding. In this section, “FST” or the “Group,” refers to Femco Steel Technology Co., Ltd. and its subsidiaries, FST America, Inc. and FST Japan.

Company Overview

Femco Steel Technology Co., Ltd., is a renowned manufacturer and innovator in the golf industry with a growing portfolio of innovative golf products, including acclaimed golf club shafts and other equipment. Founded in Taiwan in 1976 and commencing golf club shaft manufacture in 1992, the Company has spent more than three decades meticulously crafting high-performance shafts for golfers worldwide.

Since 1992, the Company has engaged in the research and development, manufacturing and sales of golf club shafts. The Company currently produces and sells golf club shafts under the Company’s own high-performance “KBS” golf club shaft brand, and serves as an original equipment manufacturer (OEM) and original design manufacturer (ODM) for other world-renowned golf equipment brands, golf equipment OEMs, and golf equipment distributors that provide consumers with customized golf club services. The Company also develops its retail presences in the U.S. and Japan markets through its KBS Golf Experience stores, which provide retail customers new equipment build services and retro-build services for existing clubs.

In 2007, the Company first used the “KBS” brand as a part of broader initiatives to transition from an OEM for other international golf brands to an operator of an independent and competitive brand. The development of KBS brand is led by renowned designer Kim Braly.

The Company first introduced its KBS brand into the U.S. market through its presence in the PGA tour in 2008. Since its launch, the Company continuously cultivated the KBS brand through the launch of golf shaft series that are well respected by the golf community: KBS Tour shaft series in 2008, KBS C-Taper steel shaft series in 2011, KBS Tour Hybrid series in 2017, KBS Tour-TGI graphite series in 2018 and KBS TD Driver graphite shafts series in 2020. Through the expansion of its product lines to encompass both steel club shafts and carbon fiber club shafts, the Company believes that this comprehensive approach addresses customers’ preferences for one-stop shopping, significantly enhancing the Company’s and brands’ capabilities to accept orders and negotiate. Since 2016, the Company has supplied golf shafts directly to PGA players. This initiative allows PGA players to test the shafts and participate in competitions using them, and opens up a pathway for the Company to collect feedback from professional players. Close interactions with the top professional players also provide the Company with opportunities to market its KBS shafts. Since 2016, the Company has assumed brand management responsibilities by directly providing golf shafts to PGA players. As of December 31, 2023, 27 PGA players were using KBS brand shafts in their professional competitions. Propelled by the professional endorsement and high market visibility, the Company has successfully evolved from being an OEM for international brands to a trusted provider of golf shafts under its proprietary brand “KBS”.

To further raise the brand awareness and directly connect with customers, the Company has established the KBS Golf Experience stores in the U.S. and Japan, located in Carlsbad, California and Tokyo, Japan, respectively. These stores offer golf club customization and fitting services for individual customers, and are equipped with simulation tracking technology, software tools, and data recording systems. By quantifying the performance of golf clubs used on courses and analyzing consumer preferences and swing performance on-site, the staffs are able to recommend suitable golf equipment for golfers of different age, gender, and experience level. The Company believes the direct interactions with customers will enhance brand awareness and loyalty. Feedback from customers serves as valuable reference points for future product development, which, in turn, helps sustain the competitiveness of the Company’s products.

The Company believes that it will be able to continue improve the competition positioning by adhering closely to consumer demand, augmented by strong brand development efforts, a comprehensive product line, and online and offline sale touch points.

Key Factors Affecting Operating Results

The Group believes its performance depends on several factors that present signiﬁcant opportunities for it but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this Registration Statement/Proxy Statement.

Consumer demand and global economic conditions.

Consumer demand for our products and services may be affected by the performance of the general economy, and is also sensitive to personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing leisure spending, lower consumer confidence and adverse political conditions can subject and have subjected our revenues to significant volatility.

Proprietary brand value

Compared with the other golf equipment suppliers in Taiwan, the Group is one of few manufacturers in the Taiwanese golf industry which markets products globally under its proprietary brand (KBS). The Group’s design team caters to the needs of PGA professional players to design and develop the club shafts per the players’ needs and suggestions. As the Group controls the brand channels, it can enjoy the brand profit with higher gross profit margin than the other peers engaged in OEM in Taiwan and continue to develop products based on the brand platform to create business opportunities and improve the competitive strength. The KBS branded club shafts have been adopted by well-known PGA professional players for many years and, therefore, built considerable brand awareness. International major manufacturers, such as TaylorMade, Callaway, PXG and Mizuno, also work with the Group to assemble and sell the Group’s KBS club shafts, and the brand becomes the hot-selling shaft brand for sport goods chain channels and professional golf equipment assembly service providers. The Group’s KBS brand has covered multiple sales channels successively and improved consumers’ identification and loyalty toward its products with its brand, thereby creating the largest business opportunity for the Group. If the Group is not able to maintain the brand value of KBS brand, including reduction the product releases, reduction in the number of PGA endorsements, any negative publicities, the results of operation, business and financial condition of the Group may be materially and adversely affected.

Research and Development Investment

The Group owns the production technology for iron club shafts. Meanwhile, the iron golf clubs under its private brands, such as KBS Tour and KBS C-Taper, are extensively favored by professional players, pro gamers and amateur players and, therefore, enjoy considerable publicity in the industry. In recent years, the Group has extended its product lines based on the KBS brand and successively launched the Hybrid, TGI and TD series carbon fiber club products, thus making the product lines more complete to satisfy the golf brand customers’ need for one-stop shopping of various specifications and functions.

Meanwhile, it continues to improve the process and purchase automated production equipment to reduce human resource for production and shorten the delivery period. In recent years, the Group has obtained the production information and energy consumption data via IoT technology and combined equipment and production information collection and analysis to improve the production capacity of equipment and energy consumption efficiency, thus improving the entire benefits.

The Group plans to continue to invest in research and development to be in a leading position for the next stage of golf club shaft competition. However, if the Group’s investment does not yield in meaningful results, such as new golf shaft material composition, improvement in manufacturing efficiency, the results of operation, business and financial condition of the Group may be materially and adversely affected.

Competition

In order to attract consumers, golf brand suppliers keep innovating their products to shorten the product life cycle and development schedule significantly. In order to satisfy customers’ demand for launch of new products, it is necessary to develop new products and implement the mass production in a short time. The Group appoints dedicated personnel to follow PGA players when they attend any games and provide feedback to the R&D team based on the players’ suggestions and needs. Meanwhile, in recent years, it has catered to consumers’ needs and verified the market development trend by managing the KBS brand flagship store. It continues to improve the shaft design and invests capital in the development of new product designs to satisfy customers’ needs rapidly.

The Group faces fierce competition in all product categories. In the premium shaft sector, the Group competes with other international brands that are more well-known and have more financial resources, such as Tempest, Nippon and Project X. In the standard and economy shaft sector, the Group competes with other OEMs in Taiwan, the PRC or other regions both on pricing, delivery lead time, manufacturing capacity and production yield. There is no guarantee that the Group will be able to maintain its competition positioning in any product sector. If the Group’s competition positioning deteriorates, the results of operation, business and financial condition of the Group will be materially and adversely affected.

Impact of COVID-19

The COVID-19 pandemic affected businesses around the world. Many countries imposed restrictions on travel and enforced store closures, encouraging people to stay at home and avoid gathering in public places. The COVID-19 pandemic initially disrupted the seasonal trends of golf equipment industry, dampening demand in 2020. But as lockdowns eased in 2021, a surge in interest in outdoor activities propelled golf’s popularity.

However, the extent to which the COVID-19 pandemic may impact Group’s long-term results remains uncertain, and CCT is closely monitoring the impact of COVID-19 pandemic internally. See “Risk Factors — Risks Related to CayCo and the Company’s Business — Unfavorable economic conditions, including as a result of lingering COVID-19 effects, inflation or otherwise, could have a negative impact on consumer discretionary spending and therefore negatively impact the Group’s results of operations, financial condition and cash flows.”

Basis of Presentation

The Group’s consolidated financial statements have been prepared in accordance with U.S. GAAP. All intercompany accounts and transactions have been eliminated on consolidation. For the purposes of presenting consolidated financial statements, its assets and liabilities and its foreign operations (including subsidiaries in other countries that use currencies which are different from our functional currency) are translated into USD using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity.

Components of Results of Operations

Revenue

The Group generates revenue primarily from the sales of golf club shafts and sales of sports accessories, food and beverage.

The total revenue for the six months ended June 30, 2023 amounted to $12,625,218, $12,178,015 of revenue was from the sales of golf club shafts, and $447,203 of revenue was from the sales of sports accessories, food, beverage and others. The total revenue increase by $5,204,527 to $17,829,745 for the six months ended June 30, 2024, of which $17,216,880 of revenue was from the sales of golf club shafts, and $612,865 of revenue was from the sales of sports accessories, food, beverage and others.

Of the total revenue of $49,779,465 for the year ended December 31, 2022, $49,111,948 of revenue was from the sales of golf club shafts, and $667,517 of revenue was from the sales of sports accessories, food and beverage. The total revenue decreased by $21,048,916 to $28,730,549 for the year ended December 31, 2023, of which $27,825,905 of revenue was from the sales of golf club shafts, and $904,644 of revenue was from the sales of sports accessories, food and beverage.

The table below sets forth the revenue contribution by types of products in the six months ended June 30, 2024 and 2023, the years ended December 31, 2023 and 2022:

Year/Period	June 30, 2024		June 30, 2023		December 31, 2023		December 31, 2022
Revenue Categories	Revenue Amount	Revenue Proportion/ Share, %	Revenue Amount	Revenue Proportion/ Share, %	Revenue Amount	Revenue Proportion/ Share, %	Revenue Amount	Revenue Proportion/ Share, %
Sales of golf club shafts	17,216,880	96.6	12,178,015	96.5	27,825,905	96.9	49,111,948	98.7
Sales of sports accessories, food, beverage and others	612,865	3.4	447,203	3.5	904,644	3.1	667,517	1.3
Total	17,829,745	100.0	12,625,218	100.0	28,730,549	100.0	49,779,465	100.0

Cost of Revenue

The Group’s cost of revenue consists primarily of costs of product parts and materials purchased from manufacturers, labor costs, depreciation, maintenance, and other overhead related costs, such as salaries and related personnel expenses.

Selling Expenses

The Group’s selling expenses consist of personnel expenses and advertising expenses and shipping expenses.

The Group expects its selling expenses to increase for the foreseeable future as the Group invests to support the growth of its expansion and to build out its sales force and marketing capabilities.

General and Administrative Expenses

The Group’s general and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate functions, including executive and administration, legal, human resources, accounting, finance, tax, and information technology and outside professional services, including legal, audit and accounting services, as well as expenses for allocated facilities costs, such as office rent, depreciation, other general corporate expenses and travel. Personnel-related expenses primarily include salaries and benefits compensation.

The Group expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of the expenses of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Research and Development Expenses

The R&D expenses include:

•        Personnel related expenses, including salaries and benefits compensation expenses for personnel in research and engineering, design, and testing functions;

•        Expenses related to materials, suppliers and third-party services; and

•        An allocated portion of overhead expenses, such as facility and IT costs and depreciation.

The Group’s research and development expenses for the six months ended June 2024 and 2023 range of 3.7% to 6.3% of its revenue, and range of 5.3% to 3.0% of its revenue for the years ended December 31, 2023 and 2022. The Group expects that its R&D costs will increase for the foreseeable future as it continues to invest in R&D activities to enrich its product line.

Other Income

The Group’s other income primarily consists of interest income (expense), foreign exchange gain (loss) and government grants.

Income Tax Expenses

The Group’s income tax expense primarily consists of current income tax expenses. Currently, the applicable tax rate in Taiwan is 20%, while the tax rate for unappropriated earnings is 5%.

Results of Operations

Comparison of Results of Operations for the Six Months Ended June 30, 2024 to the Six Months Ended June 30, 2023

The table below sets forth the results of operations for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenue	$17,829,745	$12,625,218
Cost of sales	10,087,397	6,272,032
Gross profit	7,742,348	6,353,186

COSTS AND OPERATING EXPENSES:
Selling expenses	4,677,865	4,662,788
General and administrative expenses	3,048,387	2,595,007
Research and development expenses	660,321	798,592
Total costs and operating expenses	8,386,573	8,056,387

PROFIT FROM OPERATIONS	(644,225)	(1,703,201)

OTHER INCOME
Interest (expense) income, net	(233,927)	202,055
Foreign exchange gain	967,140	268,139
Other income	156,079	343,945
Total other income, net	889,292	814,139

PROFIT BEFORE INCOME TAX EXPENSES	245,067	(889,062)
INCOME TAX EXPENSES	167,450	5,184
NET INCOME (LOSS)	$77,617	$(894,246)

Revenue

Of the total revenue of $12,625,218 for the six months ended June 30, 2023, $12,178,015 of revenue was from the sales of golf club shafts, and $447,203 of revenue was from the sales of sports accessories, food and beverage. The total revenue increased by $5,204,527 for the six months ended June 30, 2023 to $17,829,745 for the six months ended June 30, 2024, representing a 41.2% increase. The total revenue increased in the six months ended June 30, 2024 which was mainly due to the recovery of market demand for the period ended June 30, 2024 compared with the same period of 2023.

Cost of Revenue

Cost of revenue increased by $3,815,365 or 60.8%, from $6,272,032 for six months ended June 30, 2023 to $10,087,397 for the six months ended June 30, 2024, which was in line with the increase in total revenue.

Gross Profit

The gross profit increased from $6,353,186 for the six months ended June 30, 2023 to $7,742,348 for the six months ended June 30, 2024, representing an increase of 21.9%. This increase was primarily due to the increase in total revenue.

Gross profit margin decreased to 43.4% for the six months ended June 30, 2024, as compared to 50.3% for the six months ended June 30, 2023. The decrease of gross profit margin was primarily due to FST America sold more OEM orders, which had lower gross margin, resulting in a lower gross profit margin in the first half of 2024 compared with the same period of 2023.

Selling Expenses

Selling expenses increased by $15,077, or 0.3%, from $4,662,788 for the six months ended June 30, 2023 to $4,677,865 for the six months ended June 30, 2024, which was relatively stable.

General and Administrative Expenses

General and administrative expenses increased to $3,048,387 for the six months ended June 30, 2024 from $2,595,007 for the six months ended June 30, 2023, representing a 17.5% increase, which was mainly due to the increase of extension fee of extending the SPAC Termination Date.

Research and Development Expenses

Research and development expenses decreased to $660,321 for the six months ended June 30, 2024 from $798,592 for the six months ended June 30, 2023, representing a 17.3% decrease, which was mainly due to the Group became an agent of Parametric Technology Corporation (“PTC”) in the first half of 2024, the original research and development expenses provided to the related parties was reclassified as software cost.

Other Income

Other income increased by $75,153, or 9.2%, from $814,139 for the six months ended June 30, 2023 to $889,292 for the six months ended June 30, 2024. The increase was mainly due to the increase of the foreign exchange rate gain of $699,001 due to more efficient capital arrangement, and partially offset by the increase of net interest expense of $435,982.

Income Tax Expenses

Income tax expenses was $167,450 and $5,184 for the six months ended June 30, 2024 and 2023, which was mainly due to the increase of taxable income.

Comparison of Results of Operations for the Year Ended December 31, 2023 to the Year Ended December 31, 2022

The table below sets forth the results of operations for the year ended December 31, 2023 and the year ended December 31, 2022:

	For the Years Ended December 31,
	2023	2022
Revenue	$28,730,549	$49,779,465
Cost of sales	15,287,532	23,207,116
Gross profit	13,443,017	26,572,349

COSTS AND OPERATING EXPENSES:
Selling expenses	9,194,267	8,548,084
General and administrative expenses	5,279,397	6,214,238
Research and development expenses	1,529,690	1,507,927
Total costs and operating expenses	16,003,354	16,270,249

(LOSS) PROFIT FROM OPERATIONS	(2,560,337)	10,302,100

OTHER INCOME (EXPENSE)
Interest expense, net	(14,703)	(52,695)
Foreign exchange gain	44,362	1,622,167
Government subsidy income	—	4,315
Other income	637,830	594,549
Investment loss on long-term investment	(466,262)	—
Total other income, net	201,227	2,168,336

PROFIT BEFORE INCOME TAX EXPENSES	(2,359,110)	12,470,436
INCOME TAX (BENEFITS) EXPENSES	(123,151)	3,094,759
NET (LOSS) INCOME	(2,235,959)	9,375,677

Revenue

Of the total revenue of $49,779,465 for the year ended December 31, 2022, $49,111,948 of revenue was from the sales of golf club shafts, and $667,517 of revenue was from the sales of sports accessories, food and beverage. The total revenue decreased from $49,779,465 for the year ended December 31, 2023 to $28,730,549 for the year ended December 31, 2023, representing a 42.3% decrease. The total revenue decreased in the year ended December 31, 2023 due to decline of sales volume: i) as the weaker demands from our customers for their spending on golf under the impact of slowdown in global economy; ii) besides, with the easing of the COVID-19 pandemic, golf is no longer the only outdoor sports option during the pandemic.

Cost of Revenue

Cost of revenue decreased by $7,919,584 or 34.1%, from $23,207,116 for the year ended December 31, 2022 to $15,287,532 for the year ended December 31, 2023, which was in line with the decrease in total revenue.

Gross Profit

The gross profit decreased from $26,572,349 for the year ended December 31, 2022 to $13,443,017 for the year ended December 31, 2023, representing a decrease of 49.4%. This decline was primarily due to a decrease in total revenue.

Gross profit margin increased to 46.8% for the year ended December 31, 2023, as compared to 53.4% for the year ended December 31, 2022. The decrease of gross profit margin was primarily attributable to the decrease of products sold, as the Group sold less KBS golf club shafts compared to that for the year ended December 31, 2022.

Selling Expenses

Selling expenses increased by $646,183, or 7.6%, from $8,548,084 for the year ended December 31, 2022 to $9,194,267 for the year ended December 31, 2023. This increase was primarily due to increase of personnel expense, such as travel expenses to participate in Professional Golfers’ Association Tour, in FST America for market promotion.

General and Administrative Expenses

General and administrative expenses decreased to $5,180,683 for the year ended December 31, 2023 from $6,214,238 for the year ended December 31, 2022, representing a 16.6% decrease. This decrease was primarily due to a decrease of personnel expense such as management and directors’ bonus as sales declined for the year ended December 31, 2023.

Research and Development Expenses

Research and development expenses remained stable, which amounted to $1,529,690 and $1,507,927 for the years ended December 31, 2023 and 2022, respectively.

Other Income

Other income decreased by $1,967,109, or 90.7%, from $2,168,336 for the year ended December 31, 2022 to $201,227 for the year ended December 31, 2023. The decrease was mainly due to: i) the decline of the foreign exchange rate gain of $1,577,805 because of less favorable exchange rate gain of USD to TWD; ii) the increase of investment loss on long-term investment of $466,262 of investment in Factory Automation Technology Co., Ltd.

Income Tax Expenses

Income tax benefit was $$103,408 for the year ended December 31, 2023 and income tax expenses was $3,094,759 for the year ended December 31, 2022. This was mainly due to the fact that taxable income turned to loss from the year ended December 31, 2022 to 2023.

Liquidity and Capital Resources

Historically, we have financed our operations mainly through equity contributions from the Company’s shareholders and cash flow from operating activities in ordinary course of business. As of June 30, 2024 and December 31, 2023, we had cash and cash equivalents of $8,098,933 and $8,904,618, which consisted of cash, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash. The Group believes that cash on hand will be sufficient to meet the working capital and capital expenditure requirements for at least the next 12 months from the date of this Registration Statement/Proxy Statement and sufficient to fund its operations.

To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in research and development or delay, scale back or abandon all or part of our growth strategy, which could have an adverse impact on our business and financial prospects.

Cash Flows Summary

Presented below is a summary of the Group’s operating, investing, and financing cash flows:

	Six months ended June 30,		Years ended December 31,
	2024	2023	2023	2022
Net cash provided by (used in) operating activities	1,420,385	(4,242,452)	(11,205,424)	12,721,148
Net cash used in investing activities	(1,443,282)	(669,761)	(11,592,307)	(2,458,553)
Net cash used in (provided by) financing activities	(49,089)	(6,798)	11,302,462	2,297,238

Cash flow for the Six Months Ended June 30, 2024 and 2023

Cash Flows Provided by (Used in) Operating Activities

Cash flows generated from operating activities are typically re-invested to support the growth of the Group’s business. The Group’s operating cash inflows include cash from sales of its products. These cash inflows are offset by the Group’s payments to suppliers for production materials and parts used in the Group’s manufacturing process, operating expenses, and interest payments on the Group’s financings.

During the six months ended June 30, 2024, net cash provided by operating activities was $1,420,385. During the six months ended June 30, 2023, net cash used in operating activities was $4,242,452. The increase was mainly attributable to i) increase in net income in the six months ended June 30, 2024; ii) decrease in inventories in the six months ended June 30, 2024; iii) increase in income taxes payable in the six months ended June 30, 2024; and partially offset by increase in accounts and notes receivable and decrease in accrued expenses and other current liabilities in the six months ended June 30, 2024.

Cash Flows Used in Investing Activities

Cash used in investing activities primarily relate to purchase of property, plant, and equipment.

Net cash used in investing activities was $1,443,282 and $669,761 for the six months ended June 30, 2024 and 2023, respectively. The increase was primarily due to increased investment in new property, plant and equipment.

Cash Flows from Financing Activities

Net cash used in financing activities was $49,089 for the six months ended June 30, 2024, which primarily consists of the proceeds of $19,462,348 from bank borrowings , offset by the repayment of $18,442,533 of bank borrowings and payment of offering costs of $1,068,904.

Net cash used in financing activities was $6,798 for the six months ended June 30, 2023, which primarily consists of the proceeds of $15,412,533 from bank borrowings, offset by the repayment of $12,704,034 of bank borrowings and dividend distribution of $2,715,297.

Cash flow for the Year Ended December 31, 2023 and 2022

Cash Flows (Used in) Provided by Operating Activities

Cash flows generated from operating activities are typically re-invested to support the growth of the Group’s business. The Group’s operating cash inflows include cash from sales of its products. These cash inflows are offset by the Group’s payments to suppliers for production materials and parts used in the Group’s manufacturing process, operating expenses, and interest payments on the Group’s financings.

During the year ended December 31, 2022, net cash provided by operating activities was $12,721,148. During the year ended December 31, 2023, net cash used in operating activities was $11,205,424. The decrease was mainly attributable to i) decrease in net income in the year ended December 31, 2023; ii) increase in inventories in the year ended December 31, 2023; iii) decrease in income taxes payable in the year ended December 31, 2023; iv) decrease in accrued expenses and other current liabilities in the year ended December 31, 2023; and partially offset by decrease in Accounts and notes receivable in the year ended December 31, 2023.

Cash Flows Used in Investing Activities

Cash used in investing activities primarily relate to purchase of property, plant, and equipment.

Net cash used in investing activities was $11,592,307 for the year ended December 31, 2023 and net cash used in investing activities was $2,458,553 for the year ended December 31, 2022. The increase was primarily due to increased investment in land and buildings during the year ended December 31, 2023.

Cash Flows from Financing Activities

Net cash generated from financing activities was $11,302,462 for the year ended December 31, 2023, which primarily consists of the proceeds of $38,752,418 from bank borrowings and partially offset by the repayment of $24,734,659 of bank borrowings.

Net cash generated from financing activities was $2,297,238 for the year ended December 31, 2022, which primarily consists of the proceeds of $31,983,022 from short-term loans and partially offset by the repayment of $29,404,105 of short-term borrowings.

Material Contractual Obligations and Commitments

For a discussion of material contractual obligations and commitments, see Note 16 “Commitments and Contingencies” to the Group’s consolidated financial statements and Note 16 “Commitments and Contingencies” to the Group’s unaudited condensed consolidated financial statements included in this Registration Statement/Proxy Statement.

Off-Balance Sheet Arrangements

During the periods presented, the Group did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

The Group’s consolidated financial statements that are included elsewhere in this Registration Statement/Proxy Statement/prospectus have been prepared using the significant measurement bases. We believe that the following estimates are those most critical to the judgments used in the preparation of our financial statements.

Evaluation of inventories

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the weighted-average basis. The Group records inventory write-downs as cost of revenue for excess or obsolete inventories based upon assumptions on current and future demand forecasts. If the inventory on hand is in excess of future demand forecast, the excess amounts are written off. The Group also reviews inventory to determine whether its carrying value exceeds the net amount realizable upon the ultimate sale of the inventory. This requires the determination of the estimated selling price of the inventory less the estimated cost to convert inventory on hand into a finished product. Once inventory is written-down, a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Critical Accounting Policies

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our audited financial information. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

For a discussion of our new or recently adopted accounting pronouncements, see Note 2(aa) “Recently accounting pronouncements” to the Group’s consolidated financial statements and Note 2(e) “Recently accounting pronouncements” to the Group’s unaudited condensed consolidated financial statements included in this Registration Statement/Proxy Statement.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, the Group is as an emerging growth company (“EGC”). As such, the Group will be eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

The Group will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year in which the market value of the Group’s Common Shares that are held by non-affiliates exceeds $700 million as of the last business day of the second quarter of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the IPO.

Foreign Private Issuer Status

The Group qualifies as a “foreign private issuer” as defined under SEC rules. Even after the Group no longer qualifies as an emerging growth company, as long as the Group continues to qualify as a foreign private issuer under SEC rules, the Group is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, the Group will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

The Group may take advantage of these exemptions until such time as the Group is no longer a foreign private issuer. The Group would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if the Group no longer qualifies as an emerging growth company, but remains a foreign private issuer, the Group will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because the Group qualifies as a foreign private issuer under SEC rules, the Group is permitted to follow the corporate governance practices of Taiwan (the jurisdiction in which the Group is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to the Group.

If at any time the Group ceases to be a foreign private issuer, the Group will take all action necessary to comply with the SEC and Nasdaq Listing Rules.

Quantitative and Qualitative Disclosures About Market Risk

The Group is exposed to various risks in relation to financial instruments. The main types of risks are foreign currency risk and interest rate risk. Furthermore, the Group does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business.

Foreign Currency Risk

The Group’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. FST and the Group’s subsidiary in Japan may be exposed to significant currency risks from exchange rate fluctuations and the degree of foreign exchange rates between the U.S. Dollar and the TWD, and between the U.S. Dollar and the JPY. As of June 30, 2024 and December 31, 2023, the TWD denominated cash and cash equivalents and restricted cash amounted to $7,099,748 and $8,856,143, respectively. As of June 30, 2024 and December 31, 2023, the JPY denominated cash and cash equivalents amounted to $95,226 and $105,373, respectively.

Interest Rates Risk

The Group is subject to interest rate risk. Bank interest bearing loans are charged at variable interest rates within the reporting period. The Group is subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

Credit Risk

Credit risk refers to the risk that the counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group’s credit risk was mainly arising from bank deposits, trade receivables, other receivables, other financial assets, and refundable deposits. The Group limits its credit risk by reviewing its counterparties’ financial condition and payment practices to minimize collection risks on its accounts receivable.

Liquidity Risk

The Group manages liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance its operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

EXECUTIVE COMPENSATION

Executive Compensation Prior to the Business Combination

SPAC

None of SPAC’s executive officers or directors has received any cash compensation for services rendered. The Sponsors, SPAC’s directors, officers and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. SPAC’s audit committee will review on a quarterly basis all payments that were made to these persons. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to the New SPAC Sponsor, SPAC’s executive officers and directors, or affiliates, prior to completion of SPAC’s initial business combination.

It is possible that some or all of SPAC’s executive officers and directors may negotiate employment or consulting arrangements with the post-business combination company after SPAC’s initial business combination. Any such arrangements will be disclosed in the proxy solicitation or tender offer materials, as applicable, furnished to SPAC Shareholders in connection with a proposed business combination, to the extent they are known at such time.

The existence or terms of any such employment or consulting arrangements may influence SPAC’s management’s motivation in identifying or selecting a target business, but SPAC does not believe that such arrangements will be a determining factor in SPAC’s decision to proceed with any potential business combination.

For more information about the interests of the Sponsors and SPAC management in the Business Combination, see the subsection entitled “SPAC Shareholder Proposal No.1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Historical Compensation of FST’s Executive Officers, Directors and Supervisors

For the year ended December 31, 2023, the Company paid an aggregate of NTD$7,155,496 (US$233,687) in cash and its executive officers consisting of the General Manager Warren Cheng-Teng Huang, the Vice General Manager Marie Wen-Chi Chao, and the Finance and Accounting Carie Hui-Ting Hsu, of which none were paid in the form of stock options. For the year ended December 31, 2023, there were no options to purchase any securities of the Company granted to the Company’s employees. The Company has not set aside or accrued any amount to provide pension, retirement or other similar benefits to its executive officers, directors and supervisors.

The following table sets forth information about the compensation awarded to, earned by or paid to the Company’s executive officers, directors and supervisors for the year ended December 31, 2023.

Name	Title	Compensation in Thousand NTD	Compensation in USD
Warren Cheng-Teng Huang	General Manager and Director	3,565	116,427.17
Marie Wen-Chi Chao	Vice General Manager	2,284	74,591.77
Carie Hui-Ting Hsu	Finance and Accounting Manager	1,306	42,651.86

Remuneration of FST Directors

The following table shows the total compensation awarded to, earned by, or paid to during the year ended December 31, 2023, to our executive officers who were serving as named executive officers as of such date.

Title	Name	Total Annual (2023) Remuneration in Thousand NTD	Total Annual (2023) Remuneration in USD
Chairman	David Chuang	12,412	405,355.98
Director	Representative of Far East Machinery Co., Ltd.: Alex Yu-Chen Liu	80	2,612.67
Director	Representative of Japan Brand Business Investment LLC: Shintaro Tanahara	80	2,612.67
Director	Warren Cheng-Teng Huang, General Manager	3,565	116,427.17
Independent Director	Nick Ping-Chia Chen	415	13,553.23
Independent Director	Alan Yu-Cheng Li	415	13,553.23
Independent Director	Da-Li Chuang	405	13,553.23

Employment Agreements, Insurance and Indemnification

Each of the executive officers and directors in the table below are a party to a service agreement with FST (“Service Agreement”). Each Service Agreement is substantially similar to the other Service Agreements. Under the Service Agreement, the executive officer or director, as the case may be, agrees to serve until terminated due to the person’s death or disability or by a unanimous decision of the Board. The Service Agreement also includes certain restrictive covenants, which include confidentiality and non-disclosure restrictions and non-competition restrictions that apply during the term and for certain periods following specified terminations of service.

FST Directors

Name	Position
David Chuang	Chairman of the Board
Warren Cheng-Teng Huang	Director
Far East Machinery Co., Ltd. (representative: Alex Yu-Chen Liu)	Director
Japan Brand Business Investment LLC (representative: Shintaro Tanahara)	Director
Nick Ping-Chia Chen	Independent Director
Alan Yu-Cheng Li	Independent Director
Da-Li Chuang	Independent Director

FST Executive Officers

Name	Position
Warren Cheng-Teng Huang	General Manager
Marie Wen-Chi Chao	Vice General Manager
Carie Hui-Ting Hsu	Accounting Manager

FST has neither procured any directors and officers insurance for any of its directors and supervisors, nor has it entered into any indemnification agreement with any of its directors and supervisors.

In relation to the employees, supervisors and managers across different departments in FST, FST has in place employment contracts with such personnel, which has been drafted in accordance with FST’s employment policies and domestic labor laws of Taiwan. These employment contracts include the following provisions:

•        normal working hours do not exceed beyond 8 hours per day and do not exceed 40 hours per week;

•        salary for employees is approved at the time of employment and bonuses are given based on performance;

•        FST has purchased labor insurance and national health insurance for all its employees;

•        Company provides on-site education and vocational training pertaining to its business; and

•        detailed confidentiality provisions apply to all employees to protect FST’s business secrets.

As of February 27, 2024, Messrs. Nick Ping-Chia Chen, Alan Yu-Cheng Li and Da-Li Chuang resigned as independent directors of FST by operation of law.

Equity Incentive Plans

As of the date of this Registration Statement/Proxy Statement, FST does not have an incentive plan in effect, nor are there any share options outstanding.

Company Employee Benefit Plan

In relation to an employee retirement pension, FST operates the employee pension system as required by the Taiwan Labor Pension Act and the Employee Welfare Fund Act. Pension payments are withdrawn from each respective employee’s salary on a monthly basis and stored in each respective employees’ labor pension personal special pension account established by the Taiwan Labor Insurance Bureau. In addition, employees can voluntarily contribute to their retirement pensions by making voluntary pension payments.

FST had an employee option plan that existed from July 26, 2018 to July 25, 2021. It consisted of a total of 800,000 share available for issuance. Options were exercisable from September 26, 2018 through July 25, 2021. The issue price was New Taiwan Dollars 17 per share. In total, 105,000 shares were issued for a total issuance price of New Taiwan Dollars 1,785,000. This plan is no longer in effect.

Apart from the employee option plan, FST does not have any employee incentive plan and neither have any options been issued or remain outstanding.

Executive Compensation After the Business Combination

Following the closing of the Business Combination, CayCo intends to develop an executive compensation program that is consistent with FST’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of shareholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by the compensation committee of CayCo, which committee will be established at the closing of the Business Combination.

Post-Closing Employment Agreements

In accordance with the Business Combination Agreement, CayCo intends to enter into employment agreements with its executive officers prior to the consummation of the Business Combination. Although the terms of these agreements are still being finalized, CayCo expects that the agreements will have a fixed term of years, with annual renewals thereafter, subject to termination in accordance with each agreement’s terms and conditions. CayCo expects that each executive will be entitled to an annual salary, to be reviewed each year, an annual target bonus opportunity (calculated as a percentage of annual salary) paid in cash and an equity incentive grant. CayCo anticipates the agreements will contain severance provisions whereby, if the executive is terminated other than for cause or resigns for good reason, then the executive will be paid a lump sum payment calculated based on his or her salary and bonus, in exchange for a release of claims in our favor. If the executive is terminated for cause, CayCo anticipates the agreements will provide that the executive would receive no amounts other than amounts accrued at the date of termination and any vested benefits under company benefit plans. CayCo expects that all unvested equity awards would become fully vested in connection with a change of control.

New Equity Incentive Plan

A new equity incentive plan (“New Equity Incentive Plan”) will be adopted in connection with the transactions contemplated in the Business Combination Agreement for the purpose of granting or issuing equity incentive compensation to employees and other service providers of FST.

Prior to the Closing Date under the Business Combination Agreement, CayCo shall approve and adopt the New Equity Incentive Plan, in a form with customary terms and conditions that is reasonably agreed by and between SPAC and FST, provided that the total reserved pool size under such plan shall not exceed 10% of the total issued and outstanding share capital of CayCo at the Closing Date except with prior written consent of SPAC and Chenghe Investment Co., a Cayman Islands exempted company.

MANAGEMENT OF CAYCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of CayCo is based on the Plan of Merger, the CayCo Listing Articles, the form of which is attached as Annex B to this Registration Statement/Proxy Statement, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of the Company and is subject to change. In this section, “FST” or the “Company,” refers to Femco Steel Technology Co., Ltd. and its subsidiaries, FST America, Inc. and FST Japan.

Directors and Executive Ofﬁcers

The executive ofﬁcers and directors of CayCo following the consummation of the Business Combination will be as follows:

Name	Age	Position
Executive Officers
David Chuang	47	Chief Executive Officer and Chairman
Warren Cheng-Teng Huang	55	Chief Operating Officer
Marie Wen-Chi Chao	46	Chief Financial Officer
Carie Hui-Ting Hsu	44	Accounting Manager
Non-Executive Directors
Kerry Lin Liu	53	Director
Shintaro Tanahara	62	Director
Nick Ping-Chia Chen	55	Independent Director
Alan Yu-Cheng Li	51	Independent Director
Huoy-Ming Yeh	60	Independent Director
Richard Qi Li	54	Independent Director

Executive Officers

David Chuang, aged 47, will serve as Chairman and Chief Executive Officer of CayCo after the closing of the Business Combination. Mr. Chuang has over 24 years’ experience in the golf equipment industry. During this period, he has been instrumental in leading FST from a small steel shaft manufacturer in Taiwan into one of the largest golf shaft makers in the world. In 2007, Mr. Chuang led FST to create the KBS-branded series of golf shafts that would transform FST from a contract golf shaft manufacturer into a globally recognizable golf shaft company. From 2014 to 2020, Mr. Chuang also served as President of the Far East Machinery Company Co. Ltd., a heavy industrial company in Taiwan (“Far East”). Under Mr. Chuang’s leadership, Far East was able to increase its tubular pipe capacity by over 300%, while also making Far East one of the largest square steel tubing manufacturers in Taiwan. He was also instrumental in leading Far East’s digital transformation in its machining and manufacturing unit, leading to significant improvements in quality and operational efficiency, creating the company’s first continuous automated machining and manufacturing facility. From 2009 to 2018, Mr. Chuang also served as president of Factory Automation Technology Co. Ltd. (“Fatek”), and from 2018 to 2021, served as Chairman and CEO of Fatek, a company that manufactures machine tools and provides services in digital transformation and systems integration for automated manufacturing systems. Mr. Chuang was responsible for the digital transformation of the company, significantly increasing the company’s manufacturing efficiencies and capabilities. Under Mr. Chuang leadership, Fatek became the first Taiwan machine tool company to develop a fully automated aluminum wheel machining cell and manufacturing solution, and the first Taiwan company to be certified by top Tier 1 automotive suppliers as a qualified supplier, which led Fatek to becoming the leading aluminum wheel machining production cell producer and supplier in Taiwan. Mr. Chuang currently serves as a director of the Taiwan Association of Machinery Industry (“TAMI”) and has been a director since 2012. He is also the executive director of the Chiayi section of TAMI and has been serving in this capacity since 2021. Mr. Chuang currently also serves as a board member of the Precision Machinery Research and Development Center (“PMC”) and has been on the board since 2017. PMC in Taiwan is a leading institution dedicated to advancing research, development, and innovation in precision machinery and related fields that operates under Taiwan’s Ministry of Economic Affairs and is located in Taichung City, Taiwan. Mr. Chuang has also served as a director of Taiwan Precision Machinery Development Association (“TMBA”) from 2017 to 2023 and continues to serve as an official consultant to the TMBA. The TMBA, founded in 2007, serves as a key industry association representing manufacturers of machine tools and related accessories in Taiwan. Mr. Chuang graduated with a bachelor’s degree in biology from the University of Colorado Boulder in 1998.

Warren Cheng-Teng Huang, aged 55, will serve as the Chief Operating Officer of CayCo after the closing of the Business Combination. Mr. Huang has more than 20 years of experience in the field of golf shaft manufacturing and sales. Mr. Huang holds a bachelor’s degree from the Department of Public Administration of National Chengchi University in Taiwan. In 1995, he joined Cheng Jan Metal Industry Co., Ltd., a manufacturer of large diameter steel pipes and steel pipe accessories in Chiayi, Taiwan, serving successively as its general affairs department specialist, sales department specialist, and sales department section chief. In 2002, Mr. Huang joined the Company as the operations department specialist, section chief and deputy manager, mainly responsible for the Company’s sales, production line planning, and management. In 2013, Mr. Huang was promoted to operations department manager and senior manager. In September 2019, Mr. Huang was appointed as the Company’s general manager by the board of directors of the Company, succeeding Mr. David Chuang, a position which he still holds today. In July 2022, Mr. Huang joined the board of directors of the Company as a director, a position which he still holds today.

Marie Wen-Chi Chao, aged 46, will serve as the Chief Financial Officer of CayCo upon completion of the business combination. Ms. Chao holds a bachelor’s degree in finance from National Chengchi University, Taiwan and also attended Gonzaga University’s Enterprise Research Institute in Spokane, Washington. In March 2004, Ms. Chao joined the Taiwan Semiconductor Co., Ltd. (TWSE: 2330) as the head of the manufacturing department, responsible for the production line management of IMP, CMP, ETCH. In 2009, Ms. Chao joined the Company as special assistant to the deputy general manager. In 2013, Ms. Chao became deputy manager of the Company’s operations department, responsible for production line management. In 2015, Ms. Chao became the deputy manager of the Company’s management department, responsible for human resources and administrative affairs management, and then served as the manager of the management department. Later, as senior manager of the Company, Ms. Chao led the Company’s public offering and listing on the Taipei Exchange. In November 2021, Ms. Chao was promoted to the vice general manager of the administrative department of the Company, a position she has retained until today.

Carie Hui-Ting Hsu, aged 44, will serve as the Accounting Manager of CayCo upon completion of the business combination. Ms. Hsu graduated with a bachelor’s degree from the Accounting Department of Fengjia University in Taiwan. In July 2001, Ms. Hsu joined KPMG Taiwan as auditor, and successively rose to supervisor and assistant manager at KPMG. Her main field of work at KPMG included auditing, tax filing, and internal control review for clients of KPMG. From September 2006 to April 2012, Ms. Hsu served as the accounting section chief of the finance and accounting department of Far East Machinery Industry Co., Ltd., responsible for the group’s annual budget preparation, financial statement preparation, internal accounting review and processing and other accounting affairs. From September 2014 to February 2016, Ms. Hsu served as the head of the operation and management group in the general manager’s office of Tsang Yow Industrial Co., Ltd. (TWSE: 1568), a supplier of automatic transmission assembly components and heavy-duty truck clutch parts, focusing on group operations and financial analysis. In March 2016, Ms. Hsu joined the accounting department of the Company and served successively as the accounting section chief and assistant manager of the Company. During this period, Ms. Hsu worked on the public offering and IPO of the Company. In November 2021, Ms. Hsu was promoted as the accounting department manager of the Company, a position she still holds today.

Non-Executive Directors

Kerry Lin Liu, aged 53, will serve as a director on the board of CayCo upon completion of the business combination. Ms. Liu is passionate about building brands and brings over 25 years of marketing and brand management experience to FST. Her expertise in marketing, advertising, sales, retail and new product innovation extends across numerous global consumer brands including Johnson & Johnson, Neutrogena, Del Monte, Kikkoman, Peet’s Coffee, Method, and Jamba Juice. From 2010-2022 she served as a Director for the NielsenIQ company, advising numerous clients on data driven sales & marketing analytics and strategies. Prior to joining NielsenIQ, she worked in-house at J&J/Neutrogena and started her career at Union Bank. Ms. Liu is first cousins with Mr. David Chuang, who will serve as Chairman of CayCo upon completion of the business combination. Ms. Liu has a bachelor’s degree in East Asian Languages & Civilizations from the University of Chicago and a master’s degree in business administration in marketing from the Stern School of Business of New York University.

Shintaro Tanahara, aged 62, will serve as a director on the board of CayCo upon completion of the business combination. Mr. Tanahara is currently a director of FST. Mr. Tanahara graduated from the Department of Economics of Aoyama Gakuin University in Japan with a bachelor’s degree. From 1989 to 2005, he worked in the Corporate Finance Department of Yasuda Life Insurance Company (which merged with Meiji Life Insurance Company in 2004 to form Meiji Yasuda Life Insurance Company), and served successively as assistant manager and group manager of Yasuda. In 2005, Mr. Tanahara joined the Investment Banking Department of Kyokuto Securities and has been working there ever since, serving as Executive Officer and Senior Executive Officer. Since 2017, Mr. Tanahara has concurrently served as the Senior Managing Executive Officer of Tokyo Asset Solution Co., Ltd, the investment arm of Jidong Securities Group. Mr. Tanahara has more than 25 years of experience in corporate loans, securities investment and arrangement of securitized transactions. Since March 2018, he has served as the corporate director appointee of Japan Brand Business Investment LLC, a major shareholder of FST, a position he still holds today.

Nick Ping-Chia Chen, aged 55, will serve as an independent director on the board of CayCo after the closing of the Business Combination. From June 2022 to February 2024, Mr. Chen served as an independent director of the Company. On February 27, 2024, Mr. Chen resigned as an independent director of the Company by operation of law. Mr. Chen graduated from the Department of Accounting of National Chung Hsing University in Taiwan with a bachelor’s degree, and qualified as an accountant in Taiwan in 2002. In 1995, Mr. Chen joined PricewaterhouseCoopers Taiwan as an auditor and audit team leader. From 1998 to 2000 and 2002 to 2003, Mr. Chen worked at KPMG Taiwan as an audit manager. In 2001, he worked at MasterLink Securities Co., Ltd., a Taiwan securities firm, as an underwriter. Mr. Chen later joined Yude Accounting Firm in Taichung, Taiwan in 2005 as a certified public accountant, where he is still working today as the managing partner of the firm. In March 2019, Mr. Chen joined the board of directors of the Company as an independent director, a position that he still holds today. In August 2021, Mr. Chen joined the board of directors of Transart Graphics Co., Ltd. (TWSE: 8481) as an independent director, a position that he still holds today. In January 2022, Mr. Chen joined the board of directors of Iscom Online International Information Inc. (TPEx: 6868) as an independent director, a position that he still holds today.

Alan Yu-Cheng Li, aged 51, will serve as an independent director on the board of CayCo after the closing of the Business Combination. From June 2022 to February 2024, Mr. Li served as an independent director of FST. On February 27, 2024, Mr. Li resigned as an independent director of the Company by operation of law. Mr. Li graduated from the Department of Law of National Chengchi University in Taiwan with a bachelor’s degree, and later graduated from the Graduate School of Risk Management and Insurance of National Chengchi University in 1998 with a master’s degree. In 2002, Mr. Li passed the Taiwan Bar Examination to become qualified as a Taiwan lawyer. In 2006, Mr. Li joined Chien Yeh Law Offices and is now a partner lawyer of the firm. Mr. Chen’s areas of legal expertise include general civil litigation, insurance litigation, corporate commercial litigation and securities and exchange criminal litigation. In March 2019, Mr. Li joined the board of directors of FST as an independent director, a position that he still holds today.

Huoy-Ming Yeh, aged 60, will serve as an independent director on the board of CayCo after the closing of the Business Combination. Ms. Yeh is the managing partner of Upshot Ventures, which she founded in 2015. Upshot, which also operates as CSC Upshot Ventures, is a venture capital firm based in Palo Alto, CA. Ms. Yeh has built her career around her passion for connecting capital to technology innovation between the US and Asia. Prior to establishing Upshot Ventures, she served as Managing Director at SVB Financial Group (“SVB”) from 2009 to 2015, where she built and headed up SVB Capital’s Asia practice in Shanghai. While at SVB, she expanded the firm’s presence by increasing funds under management and establishing offices in Beijing and Hong Kong. Ms. Yeh began her career as an engineer at Sun Microsystems, designing microprocessors and earning three patents for her work there. Her engineering and operational background contributes to the value she brings to the founders and investors with whom she works. Subsequently after obtaining her MBA, she joined Lehman Brothers as an investment banker in its New York and San Francisco offices, where she covered clients for their capital market needs. Ms. Yeh currently is a member of the Business Leadership Council at Wellesley College. She holds an MBA from MIT Sloan School of Business, an MS in Electrical Engineering from USC and a BA in Physics from Wellesley College. Ms. Yeh will join the board of directors of CayCo as an independent director.

Richard Qi Li, aged 54, will serve as an independent director of the board of CayCo after the closing of the Business Combination. Mr. Li is the chairman of Chenghe Group Limited, a BVI registered investment holding company, the founder and a director of the board of Chenghe Capital Management Limited, an asset management company based in Hong Kong, the founder and a director of the board of Chenghe Sponsor Investment Private Ltd, asset management company based in Singapore and limited partner of Chenghe Capital Limited Partnership. Until February 2021, Mr. Li had been, from 2017, the chief investment officer and, from 2019, the chief operating officer of China Great Wall AMC (International) Holdings Company Limited and, from 2018, the chief executive officer of Great Wall Pan Asia Asset Management Ltd., both subsidiaries of China Great Wall Asset Management Co. Ltd., a leading asset management company based in the PRC. Mr. Li was previously a managing director and the head of China securities at Goldman Sachs Asia, and a managing director and the head of north Asia capital markets and treasury solutions at Deutsche Bank Hong Kong. Prior to joining Deutsche Bank, Mr. Li worked at Merrill Lynch, the

World Bank, and the Ministry of Finance of the PRC. Mr. Li also serves as the chief executive officer and director of HH&L Acquisition Co., a former NYSE-listed blank check company, and chairman of Chenghe Acquisition Co., a former Nasdaq-listed blank check company, both formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Mr. Li obtained a bachelor’s degree in mathematics and a master’s degree in economics from Nankai University in the PRC and a master of business administration degree from Columbia Business School. He was also a visiting scholar at Harvard University in 2019.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. CayCo’ directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. CayCo has a right to seek damages against any director who breaches a duty owed to us. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers; and

•        exercising the borrowing powers of our company and mortgaging the property of our company.

Terms of Directors and Officers

CayCo’s officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated articles of association. A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) is prohibited by any applicable law or designated stock exchange rules from being a director, or (v) is removed from office pursuant to any other provisions of CayCo’s amended and restated memorandum and articles of association.

Indemnification and Insurance Obligations of CayCo following the Business Combination

Cayman Islands law allows CayCo to indemnify our directors, officers and auditors acting in relation to any of its affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as CayCo’s directors, officers and auditors.

Under CayCo Listing Articles, CayCo may indemnify its directors and officers to, among other persons, its Directors and officers from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts or in or about the conduct of the CayCo’s business or affairs (including as a result of any mistake of judgment), except such (if any) as they shall incur or sustain through their own fraud, willful default or dishonesty.

The directors and officers of CayCo will be indemnified by CayCo and will be covered by directors’ and officers’ liability insurance after the Business Combination.

Foreign Private Issuer Status

After the consummation of the Business Combination, CayCo will be a “foreign private issuer” under the securities laws of the United States and Listing Rules. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants.

The Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as CayCo, to follow home country corporate governance practices in lieu of the otherwise applicable corporate governance standards of the Nasdaq. The application of such exceptions requires that CayCo discloses any significant ways that its corporate governance practices differ from the Listing Rules that CayCo does not follow.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, CayCo will adhere to the rules of such exchange, as applicable to foreign private issuers and controlled companies, in determining whether a director is independent. The board of directors of CayCo has consulted, and will consult, with its counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of CayCo’s board of directors will be seven directors, four of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Nick Ping-Chia Chen, Alan Yu-Cheng Li, Huoy-Ming Yeh and Richard Qi Li will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Insider Trading Policy

Upon closing of the Business Combination, CayCo intends to adopt an insider trading policy which will prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about CayCo; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of CayCo, during a restricted period.

Diversity

The CayCo Board has not adopted any policies that address the identification and nomination of women or other diverse candidates to the CayCo Board or to management of CayCo. The CayCo Board recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the nominating and corporate governance committee intends to, when identifying candidates to nominate for election to the CayCo Board or appoint as senior management or in its review of senior management succession planning and talent management:

•        consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to CayCo’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•        consider criteria that promote diversity, including with regard to gender, ethnicity, and other considerations;

•        consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the CayCo Board or for appointment as senior management and in general with regard to succession planning for the CayCo Board and senior management; and

•        as required, engage qualified independent external advisors to assist the CayCo Board in conducting its search for candidates that meet the board of directors’ criteria regarding skills, experience and diversity.

Committees of the Board of Directors

Upon consummation of the Business Combination, CayCo will establish a separately standing audit committee, nominating and corporate governance committee and compensation committee. The CayCo Board will adopt a charter for each of these committees. CayCo intends to comply with future Nasdaq requirements to the extent they will be applicable to CayCo.

Audit Committee

Upon the Closing, CayCo’s audit committee will be composed of            ,            and            with            serving as chairperson. CayCo’s Board has determined that all such directors meet the independence requirements under the Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with Nasdaq audit committee requirements, and possesses prior experience sitting in auditing committees of publicly-listed companies. In arriving at this determination, the CayCo Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Nominating and Corporate Governance Committee

Upon the Closing, CayCo’s nominating and corporate governance committee will be composed of            ,            and            with            serving as chairperson. The nominating and corporate governance committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, CayCo’s compensation committee will be composed of         ,          and         with          serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the CayCo Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer CayCo’s equity-based and incentive compensation plans and make recommendations to the CayCo Board about amendments to such plans and the adoption of any new employee incentive compensation plans.

Code of Ethics

CayCo will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes CayCo’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, based on the $400 million pro forma equity valuation of the Post-Closing Company and assuming the Company Acquisition Percentage in connection with the FST Restructuring reaching 100%, no redemptions and the exercise of all issued and outstanding SPAC Warrants, CayCo estimates that it will have a share capital comprised of 61,591,873 CayCo Ordinary Shares. All of the CayCo Ordinary Shares issued in connection with the Merger will be freely transferable by persons other than by CayCo’s “affiliates” without restriction or further registration under the Securities Act, subject to the restrictions detailed below. Sales of substantial amounts of CayCo Ordinary Shares in the public market could adversely affect prevailing market prices of the CayCo Ordinary Shares. Prior to the Business Combination, there has been no public market for CayCo Ordinary Shares. CayCo intends to apply for listing of the CayCo Ordinary Shares on NASDAQ in connection with the Business Combination.

Transfer Restrictions

The Business Combination Agreement contemplates that at the consummation of the Business Combination, CayCo, the Sponsors, certain Company Shareholders and certain Sponsor Key Holders will enter into a Lock-Up Agreement with CayCo to be effective at Closing, the form of which is attached to this Registration Statement/Proxy Statement as Annex E. Under the Lock-Up Agreement, the Sponsors, the Company Shareholders and the Sponsor Key Holders will agree, with some exclusions, from the Closing Date of the Business Combination until the earlier of (i) the date that is six (6) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the CayCo Ordinary Shares equals or exceeds U.S.$12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred and fifty (150) days after the Closing Date; or (y) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date (the “Lock-Up Period”), with respect to (i) the Sponsors, the Sponsor Key Holders and their respective permitted transferees, the CayCo Ordinary Shares held by such person immediately following the Closing (excluding any CayCo Ordinary Shares sold in the PIPE Investment or acquired in the public market); and (ii) the Company Shareholders and their respective permitted transferees, (A) the CayCo Ordinary Shares held by such person immediately following the Closing (excluding any CayCo Ordinary Shares sold in the PIPE Investment or acquired in the public market); and (B) CayCo Ordinary Shares issued to directors and officers of CayCo upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing (the “Lock-Up Shares”), they will not: (i) sell or assign of, offer to sell, contract or agree to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) publicly announce of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”) any Lock-Up Shares.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Rule 144

Rule 144 under the Securities Act (“Rule 144”) is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsors, the Company Shareholders and the Sponsor Key Holders will be able to sell their shares and warrants of CayCo as applicable, pursuant to Rule 144 without registration one year after the Closing of the Business Combination.

It is anticipated that following the consummation of the Business Combination, CayCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Post-Closing Company’s securities for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been one of the affiliates of the Post-Closing Company at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Closing Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as CayCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants of the Post-Closing Company for at least six months but who are affiliates of the Post-Closing Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of the CayCo Ordinary Shares then outstanding; or

•        the average weekly reported trading volume of the CayCo Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Post-Closing Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Closing Company.

Registration Rights

Pursuant to a registration rights agreement, as amended, among Chenghe, the Old SPAC Sponsor, the New SPAC Sponsor, Chenghe granted certain customary registration rights to the Sponsors for resale under the Securities Act of the Founder Shares, the Converted SPAC Public Shares, SPAC Private Placement Warrants and warrants converted from Working Capital Loans (if any). The holders of these securities are entitled to make up to three demands, excluding short form demands, that Chenghe register such securities, at any time and from time to time after Chenghe consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Chenghe’ completion of its initial business combination. Chenghe agreed to bear the expenses incurred in connection with the filing of any such registration statement.

The Business Combination Agreement contemplates that, at the Closing, CayCo, Merger Sub, Chenghe, the Sponsors and certain shareholders of FST will enter into an investor rights agreement, to be effective as of the Closing. Pursuant to such investor rights agreement, among other things, CayCo agrees to file a registration statement covering the resale of all the Registrable Securities (as defined therein) within thirty days of the Closing Date and use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable thereafter but no later than the earlier of (a) the thirtieth calendar day following the filing date of such registration statement if the SEC notifies CayCo that it will “review” the registration statement, and (b) the tenth Business Day after the date CayCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. CayCo has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

The investor rights agreement also provides that CayCo will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the investor rights agreement supersede any prior registration, qualification or similar rights of the parties with respect to their CayCo securities.

DESCRIPTION OF SECURITIES

Securities of Chenghe prior to the Business Combination

As of the date hereof, Chenghe Acquisition I Co. (f.k.a. LatAmGrowth SPAC) has three classes of securities registered under Section 12 of the Exchange Act: SPAC Units, SPAC Public Warrants and SPAC Class A Ordinary Shares. The following summary of the material terms of the securities of Chenghe prior to the Business Combination is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by references to the Chenghe Articles incorporated by reference as Annex G. You are urged to read the Chenghe Articles in their entirety for a complete description of the rights and preferences of Chenghe securities. In this section, “we,” “us,” “our” and “Company” refers to Chenghe.

General

We are a Cayman Islands exempted company with limited liability and our affairs are governed by Chenghe Articles, the Cayman Companies Act and the common law of the Cayman Islands. Pursuant to Chenghe Articles, we are authorized to issue 200,000,000 SPAC Class A Ordinary Shares of a par value of $0.0001 each, and 20,000,000 SPAC Class B Ordinary Shares of a par value of $0.0001 each, as well as 1,000,000 preference shares of a par value of $0.0001 each. The following description summarizes certain terms of our securities as set out more particularly in Chenghe Articles.

Because it is only a summary, it may not contain all the information that is important to you.

Units

Each SPAC Unit consists of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant. Each whole SPAC Public Warrant entitles the holder thereof to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described below. Pursuant to the warrant agreement entered into in connection with the SPAC IPO, a warrant holder may exercise its warrants only for a whole number of the SPAC Class A Ordinary Shares. This means only a whole warrant may be exercised at any given time by a warrant holder.

SPAC Units are listed on the Nasdaq under the symbol “LATGU.” On March 17, 2022, the SPAC Class A Ordinary Shares and SPAC Public Warrants comprising the SPAC Units began separate trading on the Nasdaq under the symbols “LATG” and “LATGW,” respectively. Upon commencement of separate trading, holders have the option to continue to hold SPAC Units or separate the SPAC Units into component securities. Holders need to have their brokers contact SPAC Transfer Agent for such separation.

On September 8, 2023, Nasdaq delisted the SPAC Public Warrants due to SPAC’s failure to maintain a minimum of $1,000,000 in aggregate market value of its outstanding SPAC Public Warrants, as set forth in Nasdaq’s Listing Rule 5452(b)(C). The SPAC Public Warrants are currently listed on the OTC Pink Market under the symbol of “LATGF”. CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing. For more information, please see “Risk Factors — SPAC Public Warrants have been delisted from Nasdaq.” Those SPAC Units not separated continue to trade on the Nasdaq. No fractional warrant was issued upon separation of the units and only whole warrants will trade.

Ordinary Shares

As of the date hereof, 5,000,000 SPAC Class A Ordinary Shares, including 1,058,127 Converted SPAC Public Shares and 3,941,873 SPAC Public Shares, and 2,191,873 SPAC Class B Ordinary Shares were issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of SPAC Class A Ordinary Shares and holders of SPAC Class B Ordinary Shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless specified in Chenghe Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, the affirmative vote of a majority of SPAC Ordinary Shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, which requires the affirmative vote of a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of the company, and pursuant to Chenghe Articles; such actions include amending

Chenghe Articles and approving a statutory merger or consolidation with another company. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. However, only holders of SPAC Class B Ordinary Shares have the right to appoint or remove directors in any general meeting held prior to or in connection with the completion of our initial business combination, meaning that holders of SPAC Class A Ordinary Shares do not have the right to appoint any directors until after the completion of our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available thereof.

Because Chenghe Articles authorize the issuance of up to 200,000,000 SPAC Class A Ordinary Shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of SPAC Class A Ordinary Shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Act for us to hold annual or extraordinary general meetings or appoint directors. We do not plan to hold an annual general meeting to appoint new directors prior to the consummation of our initial business combination.

We will provide our SPAC Public Shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) Business Days prior to the consummation of our initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares, subject to the limitations and on the conditions described herein. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions that we pay to the underwriters of our initial public offering. Our Sponsors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Converted SPAC Public Shares and other SPAC Public Shares they may acquire in connection with the completion of our initial business combination. Unlike many special purpose acquisition companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to Chenghe Articles, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Chenghe Articles require these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of at least a majority of the shareholders who attend and vote at a general meeting of the company. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. Chenghe Articles require that at least five clear days’ notice will be given of any general meeting.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, Chenghe Articles provide that a SPAC Public Shareholder holding more than an aggregate of 15% of, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares with respect to the shares exceeding 15% of the aggregate SPAC Class A Ordinary Shares issued and outstanding (the “excess shares”) without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including excess shares) for or against our initial business combination. Our shareholders’ inability to redeem the excess shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such excess shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the excess shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold the excess shares and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

The Converted SPAC Public Shares are identical to the SPAC Public Shares, except that (i) they are entitled to registration rights, (ii) they are subject to the transfer restrictions as set forth in the SPAC IPO Letter Agreement, (iii) pursuant to the SPAC IPO Letter Agreement, the Sponsors agreed to waive their redemption rights with respect to the Converted SPAC Public Shares in connection with (A) the SPAC’s initial business combination, (B) a shareholder vote to approve an amendment to the SPAC’s constitutional documents to (x) modify the substance or timing of the SPAC’s obligation to allow redemption in connection with the SPAC’s initial business combination, or to redeem 100% of SPAC Public Shares if SPAC has not completed an initial business combination by the Extended Deadline or (y) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

If we seek shareholder approval in connection with our initial business combination, our Sponsors have agreed to vote their Founder Shares and Converted SPAC Public Shares in favor of our initial business combination. Any public shares purchased in the public market subsequent to the SPAC IPO will not be voted in favor of the initial business combination. Additionally, each Public Shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the shareholder meeting held to approve the proposed transaction.

Pursuant to Chenghe Articles, if we are unable to complete our initial business combination by the Extended Deadline, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) Business Days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Our Sponsors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Converted SPAC Public Shares if we fail to complete our initial business combination by the Extended Deadline. However, if our Sponsors or management team acquire public shares though the public market after the SPAC IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such SPAC Public Shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that we will provide our Public Shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares, upon the completion of our initial business combination, subject to the limitations and on the conditions described herein.

Founder Shares

The Founder Shares are designated as SPAC Class B Ordinary Shares and, except as described below, are identical to the SPAC Public Shares included in the SPAC Units sold in the SPAC IPO, and holders of Founder Shares have the same shareholder rights as Public Shareholders, except that (i) prior to our initial business combination, only holders of the Founder Shares have the right to vote on the appointment of directors and holders of a majority of our Founder Shares may remove a member of the board of directors for any reason, (ii) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (iii) the Founder Shares are entitled to registration rights, (iv) our Sponsors have entered into a letter agreement with us, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder Shares, Converted SPAC Public Shares and other SPAC Public Shares they may acquire in connection with the completion of our initial business combination, (B) waive their redemption rights with respect to their Founder Shares, Converted SPAC Public Shares and other SPAC Public Shares they may acquire in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (as it may be amended from time to time) (1) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination by the Extended Deadline or (2) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (C) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and Converted SPAC Public Shares if we fail to complete our initial business combination by the Extended Deadline, although they will be entitled to liquidating distributions from the Trust Account with respect to any SPAC Public Shares they acquire through the public market if we fail to complete our initial business combination within such time period and (D) vote any Founder Shares and Converted SPAC Public Shares held by them in favor of our initial business combination, (v) the Founder Shares may be converted into a SPAC Class A Ordinary Shares on a one-for-one basis at any time, at the election of a holder of Founder Shares, before, concurrently with or immediately following the consummation of the initial business combination, and (vi) only holders of Founder Shares will have the right to appoint directors prior to the completion of our initial business combination. For the avoidance of doubt, holders of Founder Shares will not vote any SPAC Ordinary Shares that they acquired in connection with any purchase made in compliance with Rule 14e-5 of the Exchange Act in favor of the Business Combination.

Pursuant to the Business Combination Agreement, the Founder Shares will automatically convert into SPAC Class A Ordinary Shares at the Merger Effective Time on a one-for-one basis, and the Founder Shares will no longer be issued and outstanding and shall automatically be canceled. Pursuant to the SPAC IPO Letter Agreement, with certain limited exceptions, the Founder Shares and the Converted SPAC Public Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with any of our Sponsors, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, and (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their SPAC Class A Ordinary Shares for cash, securities or other property. The Business Combination Agreement provides that concurrently with the closing of the Business Combination, at the consummation of the Business Combination, CayCo, the Sponsors, certain Company Shareholders and the Sponsor Key Holders will enter into a Lock-Up Agreement to be effective at closing, pursuant to which, the Sponsors and the Sponsor Key Holders will agree to, among other things, to not transfer the CayCo Ordinary Shares they hold immediately following the Closing (excluding any CayCo Ordinary Shares sold in the PIPE Investment or acquired in the public market). See the section titled “The Business Combination Agreement and Ancillary Documents — Lock-Up Agreement.”

Preference Shares

Chenghe Articles authorize the issuance of 1,000,000 Chenghe Preference Shares and provide that Chenghe Preference Shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue Chenghe Preference Shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. The ability of our board of directors to issue Chenghe Preference Shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Chenghe Preference Shares issued and outstanding at the date hereof. Although we do not currently intend to issue any shares of Chenghe Preference Shares, we cannot assure you that we will not do so in the future.

Warrants — Public Warrants

Each whole SPAC Public Warrant entitles the registered holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, provided that we have an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of SPAC Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No factional warrant was issued upon separation of the SPAC Units and only whole warrants trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any SPAC Class A Ordinary Shares pursuant to the exercise of a SPAC Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the SPAC Class A Ordinary Shares underlying the SPAC Public Warrants then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a SPAC Class A Ordinary Share upon exercise of a warrant unless the SPAC Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a SPAC Public Warrant, the holder of such SPAC Public Warrant will not be entitled to exercise such warrant and such SPAC Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any SPAC Public Warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the SPAC Class A Ordinary Share underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrant. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the SPAC Public Warrant in accordance with the provisions of the warrant agreement. If a registration statement covering the SPAC Class A Ordinary Shares issuable upon exercise of the SPAC Public Warrants is not effective by the sixtieth (60th) Business Day after the closing of our initial business combination, SPAC Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our SPAC Class A Ordinary Shares are at the time of any exercise of a SPAC Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of SPAC Public Warrant who exercise their SPAC Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the SPAC Public Warrants for that number of SPAC Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of SPAC Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 SPAC Class A Ordinary Shares per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the SPAC Class A Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per SPAC Class A Ordinary Share equals or exceeds $18.00.    Once the SPAC Public Warrants become exercisable, we may call the outstanding SPAC Public Warrants for redemption (except for so long as they are held by our Sponsors or its permitted transferees):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported closing price of the SPAC Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the SPAC Class A Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those SPAC Class A Ordinary Shares is available throughout the 30 day redemption period. If and when the SPAC Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its SPAC Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised However, the price of the SPAC Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per SPAC Class A Ordinary Share equals or exceeds $10.00.

Once the SPAC Public Warrants become exercisable, we may call the outstanding SPAC Public Warrants for redemption (except for so long as they are held by our Sponsors or its permitted transferees):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below);

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our Class A ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination.

The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our Class A ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant.

For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A ordinary shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50. For the avoidance of doubt, to the extent other conditions under the warrant agreement are satisfied, we can only redeem the warrants during the Exercise Period, commencing on the date that is 30 days after the completion of our initial business combination, and terminating at five years after the completion of our initial business combination. Therefore, any recent fluctuation in the trading prices of our Class A ordinary shares, exceeding $10.00 or $18.00 thresholds as discussed above would not allow us to redeem the SPAC Public Warrants.

Redemption procedures

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30 day redemption period, except if the warrants may be exercised on a cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In the event that we elect to redeem the warrants, holders of the redeemable warrants will be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that we elect to redeem the warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via posting of the redemption notice to The Depositary Trust Company.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, SPAC (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the SPAC Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding SPAC Class A Ordinary Shares is increased by a share capitalization payable in SPAC Class A Ordinary Shares, or by a split-up of SPAC Class A Ordinary Shares or other similar event, then, on the effective date of such share capitalization or share dividend, split-up or similar event, the number of SPAC Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering to holders of SPAC Class A Ordinary Shares entitling holders to purchase SPAC Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of SPAC Class A Ordinary Shares equal to the product of (i) the number of SPAC Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SPAC Class A Ordinary Shares) and multiplied by (ii) one minus the quotient of (x) the price per SPAC Class A Ordinary Share paid in such rights offering and divided by (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for SPAC Class A Ordinary Shares, in determining the price payable for SPAC Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of SPAC Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the SPAC Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to holders of SPAC Class A Ordinary Shares on account of such SPAC Class A Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends, (c) to satisfy the redemption rights of the holders of SPAC Class A Ordinary Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each SPAC Class A Ordinary Share in respect of such event.

If the number of issued and outstanding SPAC Class A Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of SPAC Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of SPAC Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding SPAC Class A Ordinary Shares.

Whenever the number of SPAC Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of SPAC Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of SPAC Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) we issue additional SPAC Class A Ordinary Shares or equity-linked securities, for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per SPAC Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our SPAC Class A Ordinary Shares during the 10-trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) of our SPAC Class A Ordinary Shares is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of Warrants When the Price Per SPAC Class A Ordinary Share Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to “Redemption of Warrants When the Price Per SPAC Class A Ordinary Share Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price/*.

In case of any reclassification or reorganization of the issued and outstanding SPAC Class A Ordinary Shares (other than those described above or that solely affects the par value of such SPAC Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding SPAC Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the SPAC Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of SPAC Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of SPAC Class A Ordinary Shares in such a transaction is payable in the form of SPAC Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or to make any amendments that are necessary in the good faith determination of SPAC Board (taking into account then existing market precedents) to allow for the warrants to be classified as equity in SPAC’s financial statements, but otherwise requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement filed hereto as Exhibit 4.4 for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive SPAC Class A Ordinary Shares. After the issuance of SPAC Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to our warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the warrants shall be deemed to have notice of and to have consented to the forum provision in the warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Chenghe’s warrants, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

In connection with the Closing, Chenghe, CayCo and Continental Stock Transfer & Trust Company will enter into an Assignment, Assumption and Amendment Agreement which will amend and restate the Warrant Agreement to provide for the assignment by Chenghe of all its rights, title and interest in the outstanding warrants of Chenghe, and the assumption of such warrants by, CayCo. All warrants of Chenghe under the Warrant Agreement will no longer be exercisable for SPAC Class A Ordinary Shares, but instead will be exercisable for CayCo Ordinary Shares.

Warrants — Private Placement Warrants

The private placement warrants (including the SPAC Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our New SPAC Sponsor) and they will not be redeemable by us so long as they are held by our New SPAC Sponsor, members of our New SPAC Sponsor or their permitted transferees. The New SPAC Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the New SPAC Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering.

Except as described under “— Redemption of warrants when the price per SPAC Class A Ordinary Share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of SPAC Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of SPAC Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “historical fair market value” of our SPAC Class A Ordinary Shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “historical fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the New SPAC Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Shareholders who could exercise their warrants and sell the SPAC Class A Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Forward Purchase Units

We entered into a forward purchase agreement with the affiliate of the Old SPAC Sponsor, pursuant to which such affiliate committed that it will purchase from us up to 4,000,000 forward purchase units, consisting of one Class A ordinary share (the “forward purchase shares”) and one-half of one warrant to purchase one Class A ordinary share (the “forward purchase warrants”), for $10.00 per unit, or an aggregate amount of up to $40.0 million, in a private placement that will close concurrently with the closing of our initial business combination. The forward purchase agreement requires us to deliver a notice to the forward purchaser 10 business days prior to the signing of any definitive document for a business combination, setting forth the number of forward purchase units that it desires to purchase. Within five business days of receipt of such notice, the forward purchaser will inform SPAC the number of forward purchase units that it wishes to purchase, which shall constitute binding obligations of the forward purchasers. The Company did not delivery a notice to the forward purchase in connection with the signing of the Business Combination Agreement, and therefore, the forward purchaser is not obligated to purchase any forward purchase units under the forward purchase agreement.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction). For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each constituent company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (a majority of at least two-thirds of such members as are entitled to vote at a general meeting or such higher number as may be specified in the constituent company’s memorandum and articles of association) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the Grand Court of the Cayman Islands waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company and the surviving or consolidated company is the foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company or consolidated company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures (and other requirements specified in the Cayman Companies Act) are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his decision to dissent in respect of all of his shares including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the dissenting shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the dissenting shareholder such amount; and (e) if the company and the dissenting shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30-day period expires, the company must (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands to determine the fair value, and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Grand Court of the Cayman Islands has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date, or where the consideration for such shares in respect of the proposed merger or consolidation are shares of any other company listed on a national securities exchange at the effective date of the merger or consolidation or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement between the company and its members or any class of them (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by 75% in value of shareholders that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can generally be expected to sanction the scheme of arrangement if it satisfies itself that:

•        the arrangement is a ‘compromise or arrangement’ within the meaning of section 86 and is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act;

•        the company is not proposing to act illegally or beyond the scope of its corporate authority, the requisite meetings have been properly convened and the statutory provisions as to majority vote have been achieved;

•        the scheme document has provided all the material information reasonably required to enable a scheme shareholder to come to an informed decision on the merits of the scheme;

•        the scheme shareholders have been fairly represented at the meeting in question and there is no reason to believe that the views of the majority who voted in favor of the scheme did not fairly represent the views of the scheme shareholders as a whole, or that they were not acting bona fide or subject to coercion;

•        the scheme of arrangement is such as a fair and an intelligent and honest person acting in respect of their interest would reasonably approve; and

•        there is no good reason for the Court to exercise its discretion not to sanction the scheme.

If a scheme of arrangement or takeover offer (as described below) is approved, the scheme would be binding on all the members or class of members as the case may be, and any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions.    When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, issue a notice requiring the holders of the remaining shares to transfer such shares on the terms of the offer unless, on an application made by a dissenting shareholder within one month from the date on which the notice was given, the Court thinks fit to order otherwise.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements, of an operating business.

Shareholders’ Suits.    Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will normally be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) its officers or directors usually may not be brought by a shareholder. However, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company or its officers or directors where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities.    The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in respect of taxes or a fine or penalty, and (v) is not impeachable on the grounds of fraud and was not obtained in a manner, and is not of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies.    We are an exempted company with limited liability (meaning our Public Shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

Amended and Restated Memorandum and Articles of Association of Chenghe

Chenghe Articles contain provisions designed to provide certain rights and protections relating to our initial public offering that will apply to us until the completion of our initial business combination.

These provisions cannot be amended without a special resolution. As a matter of Cayman Islands law, a special resolution needs to be adopted by either (i) at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Chenghe Articles provide that special resolutions must be approved either by at least two-thirds of our shareholders (except that amendments to the provisions concerning the Class B shareholders right to appoint or remove directors prior to a business combination requires 90% approval of shareholders) who attend and vote at a general meeting of the company (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders.

Our Sponsors and their respective affiliates, who collectively beneficially own 45.2% of SPAC Ordinary Shares, will participate in any vote to amend Chenghe Articles and will have the discretion to vote in any manner they choose. Specifically, Chenghe Articles provide, among other things, that:

•        If we are unable to complete our initial business combination by the Extended Deadline, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) Business Days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law;

•        Prior to our initial business combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with public shares on our initial business combination;

•        Although we do not intend to enter into a business combination with a target business that is affiliated with our Sponsors, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm that such a business combination is fair to our company from a financial point of view;

•        If a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•        We must complete one or more business combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination;

•        If our shareholders approve an amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Extended Deadline or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, we will provide our Public Shareholders with the opportunity to redeem all or a portion of their SPAC Class A Ordinary Shares upon the approval or effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares, subject to the limitations provided therein; and

•        We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

We may, however, raise funds through the issuance of equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of our initial public offering, in order to, among other reasons, satisfy such net tangible assets requirement.

Certain Anti-Takeover Provisions of the Amended and Restated Memorandum and Articles of Association of Chenghe

Our amended and restated memorandum and articles of association provide that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings.

Our authorized but unissued SPAC Class A Ordinary Shares and Chenghe Preference Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved SPAC Class A Ordinary Shares and Chenghe Preference Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Securities of CayCo

The following description of the material terms of the share capital of CayCo following the completion of the Business Combination includes a summary of specified provisions of the amended and restated memorandum of association (the “Memorandum of Association”) and the amended and restated articles of association of CayCo (the “Articles of Association” and together with the Memorandum of Association, the “Amended and Restated Memorandum and Articles of Association”) that will be in effect upon completion of the Business Combination. This description is qualified by reference to CayCo’s Amended and Restated Memorandum and Articles of Association as will be in effect upon consummation of the Business Combination, the form of which is attached to this Registration Statement/Proxy Statement as Annex B and is incorporated in this Registration Statement/Proxy Statement by reference. References in this section to “we” or “us” refer to CayCo.

A summary of the material provisions governing CayCo’s share capital immediately following the consummation of the Business Combination is described below. This summary is not complete and should be read together with the CayCo Listing Articles.

General

CayCo is a Cayman Islands exempted company with limited liability and, as of the Closing, its affairs will be governed by its amended and restated memorandum and articles of association, as amended from time to time, the Cayman Companies Act and the common law of the Cayman Islands. Pursuant to the Amended and Restated Memorandum and Articles of Association, CayCo will be authorized to issue 500,000,000 Ordinary Shares of par value of US$0.0001 each (“Ordinary Shares”). As of the date of this Registration Statement/Proxy Statement, there is one (1) CayCo Share issued and outstanding.

Ordinary Shares

As of the date of this Registration Statement/Proxy Statement, all of CayCo’s issued and outstanding shares are fully paid and non-assessable. Its shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of its shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares to bearer.

Subject to the provisions of the Cayman Companies Act and provisions of the CayCo Listing Articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Share Capital

All of our issued and outstanding CayCo Ordinary Shares are fully paid and non-assessable. The CayCo Ordinary Shares are issued in registered form, and are issued when registered in the register of members of CayCo. CayCo may not issue CayCo Ordinary Shares to bearer. Subject to the provisions of the Cayman Companies Act and the Articles of Association and the rules of the Stock Exchange, where applicable, and without prejudice to any rights attached to any existing shares, all shares in CayCo are at the disposal of the board, which may issue, allot, grant options over or otherwise dispose of them to such persons, at such times, on such terms and conditions as it in its absolute discretion thinks fit.

Each CayCo Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general and special meetings of the Company.

Subject to the provisions of the Cayman Companies Act, Articles of Association and the rules of the Stock Exchange, where applicable, any share may be issued (a) with or have attached thereto such rights, or such restrictions, whether with regard to dividend, voting, return of capital, or otherwise, as the directors may determine, and without prejudice to any rights attached to any existing shares, or (b) on terms that, at the option of CayCo or the holder thereof, it is liable to be redeemed.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of CayCo’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, CayCo’s overall financial condition, available distributable reserves and any other factors deemed relevant by CayCo’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in CayCo being unable to pay its debts as they fall due in the ordinary course of its business.

Even if CayCo’s board of directors decides to pay dividends, the form, frequency and amount will depend upon CayCo’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that CayCo’s board of directors may deem relevant. In addition, CayCo is a holding company and depend on the receipt of dividends and other distributions from its subsidiaries to pay dividends on CayCo Shares.

The directors may declare dividends to be paid to the members. The Articles of Association provide dividends may be declared and paid out of the profits of CayCo, realized or unrealized, or out of the share premium account or as otherwise permitted by the Cayman Companies Act. In addition, CayCo’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the directors. No dividend may be declared and paid unless the directors determine that, immediately after the payment, CayCo will be able to pay its debts as they become due in the ordinary course of business and CayCo has funds lawfully available for such purpose.

General Meetings of Shareholders

Under the Cayman Companies Act, CayCo is not required to call shareholders’ annual general meetings. CayCo, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards. At least fifteen calendar days’ notice shall be given for any general meeting. The board of directors of CayCo or the chairman of the board may call general meetings at any time, and must convene an extraordinary general meeting upon the requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all issued and outstanding shares entitled to vote at general meetings of CayCo. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-half (1/2) of all votes attaching to all shares in issue and entitled to vote at such general meeting present in person or by proxy and entitled to vote will be a quorum for all purposes.

Variation of Rights

Subject to the Articles of Association, if at any time the share capital of CayCo is divided into different classes of shares, all or any of the rights attached to the shares or any class of shares may (unless otherwise provided for by the terms of issue of that class) be varied, modified or abrogated either with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class. To every such general meeting the provisions of the Articles of Association relating to general meetings will mutatis mutandis apply, but so that the necessary quorum shall be one person holding or representing by proxy not less than one-third (1/3) of the issued shares of that class. Every holder of shares of the class present in person or by proxy shall be entitled to one vote for every such share held by him.

Transfer of Shares

Subject to the Articles of Association, our shareholders may transfer all or any of his or her CayCo Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Stock Exchange or any other form approved by the board of directors. The board may, in its absolute discretion, and without giving any reason therefor, decline to register any transfer of CayCo Ordinary Share which is not fully paid up to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists. The board may also decline to register any transfer of any share unless a fee (not exceeding the maximum sum as the Stock Exchange may determine to be payable) determined by the board is paid to CayCo, the instrument of transfer is properly stamped (if required), it is in respect of only one class of share, the number of joint holders to whom the share is to be transferred does not exceed four (in the case of a transfer to joint holders) and is lodged with CayCo accompanied by the relevant share certificate(s) and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer.

Subject to the restrictions set out below, any of CayCo shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form prescribed by the designated stock exchange or approved by CayCo board of directors.

CayCo board of directors may, in its absolute discretion, and without giving any reason therefor, refuse to register any transfer of any share which is not fully paid up or on which the CayCo has a lien. CayCo board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with CayCo, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as CayCo board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the designated stock exchange may determine to be payable, or such lesser sum as CayCo board of directors may from time to time require is paid to CayCo in respect thereof.

The registration of transfers may, after compliance with any notice required of the designated stock exchange, be suspended and the register of members closed at such times and for such periods as CayCo board of directors may in their absolute discretion from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

If CayCo directors refuse to register a transfer, they shall, within two calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Calls on Shares and Forfeiture of Shares

CayCo’s board of directors may from time to time make calls upon shareholders for any amounts due and payable but unpaid on CayCo Ordinary Shares. Any CayCo Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, CayCo may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or CayCo. The redemption of such shares will be effected in such manner and upon such other terms as CayCo’s directors determine before the issue of the shares, by the CayCo board. CayCo may also purchase its own shares (including any redeemable shares) on such terms and in such manner and terms have been approved by the CayCo board, or are otherwise authorized by the CayCo Listing Articles, and make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the applicable law, including out of capital.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst CayCo’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to CayCo for unpaid calls or otherwise. If CayCo’s assets available for distribution are insufficient to repay all of the paid up share capital, the assets will be distributed so that, as nearly as possible, the losses are borne by CayCo’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up. Any distribution of assets or capital to a holder of CayCo Ordinary Share will be the same in any liquidation event.

On the winding up of CayCo, if the assets available for distribution amongst CayCo shareholders are more than sufficient to repay the whole of the share capital at the commencement of winding up, the surplus will be distributed amongst CayCo shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to CayCo for unpaid calls or otherwise. If CayCo’s assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that as nearly as may be the losses are borne by CayCo shareholders in proportion to the par value of the shares held by them.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles of Association permit indemnification of officers and directors from and against all actions, proceedings, costs, charges, losses, damages and liabilities which they or any of them, their or any of their personal representatives, incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in or about the conduct of CayCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning CayCo or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions

Certain provisions in the Amended and Restated Memorandum and Articles of Association may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for CayCo Ordinary Shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Ordinary Shares

The authorized but unissued CayCo Ordinary Shares will be available for future issuance by the board of directors on such terms as our board of directors may determine, subject to the provisions of the Cayman Companies Act, the Articles of Association and the rules of the Stock Exchange, where applicable, and without prejudice to any rights attached to any existing shares. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued CayCo Ordinary Shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Warrants

Upon the consummation of the Business Combination, each SPAC Warrant outstanding immediately prior to the consummation of the Business Combination will cease to be a warrant with respect to SPAC Class A Ordinary Shares and be assumed by CayCo and converted into an CayCo Warrant entitling the holder thereof to purchase one CayCo Ordinary Share at a price of $11.50 per share upon exercise. Each CayCo Warrant will otherwise continue to have, and be subject to, substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the consummation of the Business Combination.

Board of Directors

Our board of directors shall consist of such number of directors as the shareholders may from time to time determine and there should be a minimum of five (5) directors unless otherwise determined by the shareholders in general meeting. Upon the consummation of the Business Combination, our board of directors will consist of seven directors. Pursuant to the Investor Rights Agreement, the form of which is attached to this Registration Statement/Proxy Statement, one of our directors should be nominated by the Sponsor, and at least four of our directors shall be independent director. Further, as long as the Sponsor Parties beneficially own any CayCo Ordinary Shares, CayCo shall take all necessary action to call the individuals nominated by the Sponsor to be elected at the applicable meetings of shareholder of CayCo.

Arrangements for Election of Directors

In connection with the Business Combination, three of the non-independent directors will be nominated by FST’s major shareholders: Japan Brand Business LLC, Far East Machinery Co. Ltd., and FST Chairman and major shareholder, David Chuang. Two of the independent directors will be nominated by FST Chairman and major shareholder David Chuang. One independent director will be nominated by FST’s major shareholder Far East Machinery Co. Ltd., and one by the New SPAC Sponsor.

Appointment of Directors

Our directors shall, be elected by the shareholders by way of any special resolution to either fill a casual vacancy or as an addition to the existing directors. The board of directors shall have power at any time to appoint any person as a director, either to fill casual vacancy or as an addition to the existing directors.

Any director may in writing appoint another person to be such director’s alternate, with the alternate having the authority to act in the director’s place at any meeting at which the appointing director is unable to be present. A director may, but is not required to, appoint another director to be an alternate.

Removal of Directors

A director may be removed from office by special resolution of CayCo before the expiration of his period of office. A director will also cease to be a director if he or she (i) dies, becomes bankrupt or makes any arrangement or composition with such director’s creditors generally; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) is removed from office pursuant to the Articles of Association; or (v) is prohibited, by any applicable law or the rules of the Stock Exchange, from being a director.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty not to improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of members;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors and officers also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

Meetings of Shareholders

As a Cayman Islands exempted company, CayCo is not obliged by law to call annual general meetings. According to the Articles of Association, CayCo may hold an annual general meeting of the Company every year.

Capitalization of Profits and Reserves

Subject to applicable law, the directors may resolve to capitalize all or any part of any amount standing to the credit of any reserve accounts or funds (including a share premium account and capital redemption reserve and the profit and loss account) for distribution among the shareholders or any class of shareholders who would be entitled thereto if it were distributed by way of dividend and in the proportion to the nominal amount of shares held by such shareholders respectively, on the footing that the same is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such shareholders respectively or in paying up in full unissued shares or debentures of a nominal amount equal to that sum, to be allotted and distributed credited as fully paid up among such shareholders in those proportions, or partly in one way and partly in the other, provided that, for the purposes above, a share premium account and any capital redemption reserve and profits which are not available for distribution, may be applied only in paying up unissued shares of the Company to be allotted to such shareholders credited as fully paid.

Amendments to Amended and Restated Memorandum and Articles of Association of CayCo

The Articles of Association may be altered or amended by the Company by special resolution. The Articles of Association state that a special resolution shall be required to alter the provisions of the Memorandum of Association, to amend the Articles of Association or to change the name of the Company.

Mergers and Consolidations

CayCo may by a special resolution merge or consolidate with one or more constituent companies (as defined in the Cayman Companies Act), upon such terms as our directors may determine subject to the Cayman Companies Act.

Transfer Agent and Registrar

Following the completion of the Business Combination, Continental Stock Transfer & Trust Company will act as the transfer agent and registrar for CayCo Ordinary Shares.

Stock Exchange Listing

CayCo will apply for listing, to be effective at the time of the closing of the Business Combination, of its CayCo Ordinary Shares on the Nasdaq under the symbol “KBSX.” CayCo will not have units issued or traded following consummation of the Business Combination.

Enforceability of Civil Liability under Cayman Islands Law

CayCo has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether courts of the Cayman Islands would (i) recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay a liquidated sum for which judgment has been given, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained in a manner, and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Cayman Islands Data Protection Regime — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

COMPARISON OF SHAREHOLDER RIGHTS

General

Chenghe is incorporated as a Cayman Islands exempted company and the rights of Chenghe Shareholders are governed by the laws of the Cayman Islands, including the Cayman Companies Act, and the Chenghe Articles. CayCo is incorporated as a Cayman Islands exempted company and the rights of CayCo shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Act, and by the CayCo Listing Articles following the Business Combination, the rights of Chenghe Shareholders who become CayCo shareholders will be governed by Cayman Islands law but will no longer be governed by the Chenghe Articles and instead will be governed by the CayCo Listing Articles.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Chenghe Shareholders under the Chenghe Articles (left column), the rights of FST’s shareholders under FST’s Governing Documents (middle column) and the rights of CayCo shareholders under the CayCo Listing Articles (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Chenghe Articles, and the CayCo Listing Articles, as well as the relevant provisions of the Cayman Companies Act.

Chenghe	FST	CayCo
Authorized Share Capital

U.S.$22,100 divided into 200,000,000 Class A ordinary shares of a par value of U.S.$0.0001 each, 20,000,000 Class B ordinary shares of a par value of U.S.$0.0001 each and 1,000,000 preference shares of a par value of U.S.$0.0001 each.

The total capital stock of the FST shall be in the amount of NTD$1,000,000,000, divided into 100,000,000 shares, at NTD$10 each, and may be paid-up in installments. A total of 1,500,000 shares among the above total capital stock should be reserved for issuing employee stock options.

U.S.$50,000 divided into 500,000,000 ordinary shares of par value of U.S.$0.0001 each.

Number of Directors
Chenghe’s board of directors shall consist of not less than one director. Chenghe may, by ordinary resolution (simple majority standard), increase or reduce the limits in the number of directors.	FST shall have seven to ten directors. The board of directors is authorized to determine the number of directors.	Unless otherwise determined by CayCo in general meeting, the number of directors shall not be less than five directors, and there shall be no maximum number of directors.

Alternate Directors/Proxy

A director may be represented at any meetings of Chenghe Board by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing director.

A director may, by written authorization, appoint another director to attend on his behalf any meeting of the board of directors, and to vote for him on the matters specified in the written authorization, but no director may act as proxy for more than one other director.

Any director may in writing appoint another person to be an alternate director and, subject as provided otherwise in the terms of appointment, such alternate shall be entitled to sign written resolutions on behalf of his appointer. An alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member, to attend and vote at every such meeting at which the director appointing him is not personally present, and generally to perform all the functions of his appointor as a director in his absence. An alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the director appointing him.

Chenghe	FST	CayCo
Filling Vacancies on the Board of Directors

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Chenghe Articles as the maximum number of directors.

Pursuant to the Taiwan Company Act, in the case that vacancies on the board of directors exceed, for any reason, one third of the total number of the directors, then the board of directors shall, within thirty days, convene a shareholders’ meeting to elect new directors to fill such vacancies.

The CayCo Board may, by the affirmative vote of a simple majority of the remaining directors present and voting at an CayCo Board meeting, appoint any person as a director, to fill a casual vacancy on the CayCo Board or as an addition to the existing CayCo Board.

Appointment and Removal of Directors

Prior to the closing of the initial business combination, only holders of SPAC Class B Ordinary Shares will have the right to vote on the appointment or removal of directors.

Prior to the closing of the initial business combination, directors can be appointed or removed by ordinary resolution of the holders of SPAC Class B Ordinary Shares.

For the avoidance of doubt, prior to the closing of a business combination, holders of SPAC Class A Ordinary Shares shall have no right to vote on the appointment or removal of any Director.

The term of office for directors shall be three (3) years, and all directors shall be eligible for re-election.

For the election of directors, a candidates nomination system is adopted. The shareholders shall elect the directors from among the nominees listed in the roster of director candidates.

Pursuant to the Taiwan Company Act, each share has the same voting rights equal to the number of directors to be elected, and a shareholder may cast all his/her voting rights to one candidate or among several candidates; those candidates receiving more voting rights shall be elected as directors.

Pursuant to the Taiwan Company Act, a director may be removed from office at any time by a special resolution adopted at a shareholders’ meeting.

Pursuant to the Taiwan Company Act, in case a director has, in the course of performing his/her duties, committed any act resulting in material damages to the company or in serious violation of applicable laws and/or regulations, but not discharged by a resolution of the shareholders’ meeting, the shareholder(s) holding 3% or more of the total number of outstanding shares of the company may, within 30 days after that shareholders’ meeting, file a lawsuit in the court for a judgment in respect of such matter.

Pursuant to the Taiwan Company Act, each director shall, after having been elected, declare to the competent authority the number and amount of the shares of the company being held by him/her at the time when he/she is elected. In case a director of a company whose shares are issued to the public that has transferred, during the term of office as a director, more than one half of the company’s shares being held by him/her at the time he/she is elected, he/she shall, ipso facto, be discharged from the office of director.

Pursuant to the Taiwan Company Act, a director shall be discharged if he/she conducts the acts specified in Article 30 of the Taiwan Company Act.

CayCo shareholders may by special resolution appoint any person to be a director.

A director may be removed from office, with or without cause, by special resolution, notwithstanding anything in CayCo Listing Articles or in any agreement between CayCo and such director (but without prejudice to any claim for damages under such agreement).

Chenghe	FST	CayCo
General Meeting Quorum

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the SPAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Pursuant to the Taiwan Company Act, shareholders’ meetings may be held if attended by shareholders in person or by proxy representing more than one half of the total issued and outstanding capital stock of the company.

Two or more holders of shares which carry not less than one-half of all votes attaching to shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporate or other non-natural person, by its duly authorized representative, shall constitute a quorum; unless CayCo has only one shareholder entitled to vote at such general meeting in which case the quorum shall be that one shareholder present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

Calling a Special Meeting of Shareholders
The directors, the chief executive officer or the chairman of Chenghe Board may call general meetings. Chenghe Shareholders do not have the ability to call general meetings.

Pursuant to the Taiwan Company Act, a shareholders meeting shall, unless otherwise provided for in this Act, be convened by the board of directors.

Pursuant to the Taiwan Company Act, any or a plural number of shareholder(s) of a company who has (have) continuously held 3% or more of the total number of outstanding shares for a period of one year or a longer time may, by filing a written proposal setting forth therein the subjects for discussion and the reasons, request the board of directors to call a special meeting of shareholders.

Pursuant to the Taiwan Company Act, shareholders continuously holding 50% or more of the total number of outstanding shares of a company for a period of three months or a longer time may convene a special shareholders’ meeting

The chairman or a majority of the directors may call general meetings.

Directors shall proceed to convene an extraordinary general meeting (any general meeting other than annual general meeting) on the requisition of a shareholder holding at the date of deposit of the requisition not less than one-third of all votes attaching to all issued and outstanding shares entitled to vote at general meetings of CayCo.

Advance Notice of Meetings
A director may call a meeting of the Chenghe Board by providing at least two days’ notice. At least five clear days’ notice must be given of any general meeting of Chenghe.

Pursuant to the Taiwan Company Act, a company shall make public announcements with regard to notice of shareholders meeting, proxy form, summary information and details about items to be proposed at the meeting for approval, discussion, election or dismissal of directors at least thirty (30) days prior to any annual general meeting or at least fifteen (15) days prior to any extraordinary general meeting.

A director may call a meeting of CayCo’ board of directors by providing at least five calendar days’ notice.

At least fifteen (15) calendar days’ notice must be given of any general meeting of CayCo shareholders.

Restrictions on Outside Compensation of Directors
No restrictions on outside remuneration of directors.	No restrictions on outside remuneration of directors.	No restrictions on outside remuneration of directors.

Shareholder Action by Written Resolution
Unanimous written resolution required to pass a resolution without a meeting.	Pursuant to the Taiwan Company Act, a written shareholder resolution is not acceptable.	Unanimous written resolution required to pass a resolution without a meeting.

Chenghe	FST	CayCo
Voting Requirements for Amendments to Memorandum and Articles of Association

Special resolution (at least two-thirds of shareholders who vote at a general meeting where there is a quorum) required to amend or add to the Chenghe Articles except that amendments to the provisions concerning the Class B shareholders right to appoint or remove directors prior to a business combination requires 90% approval of shareholders who vote at a general meeting where there is a quorum).

	Pursuant to the Taiwan Company Act, a company shall not modify or alter its Articles of Incorporation without a special resolution adopted at a meeting of shareholders.	Special resolution (at least two-thirds of shareholders who vote at a general meeting where there is a quorum) required to amend or add to the CayCo Listing Articles.

Indemnification of Directors and Officers

The Chenghe Articles provides for indemnification covering directors and officers out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

There is no provision on indemnification of directors and offices.

The CayCo Listing Articles permit indemnification of CayCo’s directors, secretary, assistant secretary and other officers (but not including CayCo’s auditors) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, willful default or fraud, in or about the conduct of CayCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning CayCo or its affairs in any court whether in the Cayman Islands or elsewhere.

Forum Selection Provision
There is no provision on forum selection.	There is no provision on forum selection.	There is no provision requiring disputes brought on behalf of CayCo or against CayCo (or directors or employees of CayCo in their capacities as such) to be brought in a particular forum.

Corporate Opportunity
Waiver of obligation to provide business opportunities to Chenghe provided for directors and officers.	No explicit waiver of obligation to provide business opportunities to FST provided for directors and officers.	No explicit waiver of obligation to provide business opportunities to CayCo provided for directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions of FST and CayCo

Employment Agreements, Insurance and Indemnification

See “Executive Compensation — Employment Agreements, Insurance and Indemnification”.

Equity Incentive Plan

See “Executive Compensation — Equity Incentive Plans”.

Director and Officer Indemnification

CayCo Listing Articles that will be in effect upon completion of the Business Combination provide for indemnification of CayCo officers and directors, including for any liability incurred in their capacities as such, except through their willful default or neglect. In connection with the Closing, CayCo intends to enter into indemnification agreements with each post-Closing director and executive officer of CayCo.

Certain Relationships of FST

Far East Machinery Co., Ltd.

FST leases the land and buildings from Far East Machinery Co., Ltd. (“Far East”) for manufacturing use. FST entered into a one-year lease agreement with Far East on December 29, 2020, which provides that FST shall pay Far East during 2021 on a monthly basis NT$550,000 ($17,962.12) in rent (tax excluded). FST and Far East renewed and extended the lease for another year on December 30, 2021, which provides that FST shall pay Far East on a monthly basis NT$1,610,000 ($52,580.01) in rent (tax excluded). FST and Far East renewed and extended the lease for another year on December 21, 2022, which provides that the Company shall pay Far East on a monthly basis NT$2,000,000 ($65,316.79) in rent (tax excluded). The Company and Far East have renewed and extended the lease for another year on December 20, 2023. Since January 1, 2021 and until the term of the latest lease, the aggregate amount of all periodic payments or installments due and payable under the lease with Far East is NT$73,920,000 ($2,414,108.43) (tax excluded). Far East is a principal shareholder of FST and its subsidiaries.

Chiayi Sports Equipment Co., Ltd.

FST leased the land and buildings from Chiayi Sports Equipment Co., Ltd. (“Chiayi”) for manufacturing use. FST entered into a lease agreement with Chiayi on November 1, 2018, which provides that FST shall during 2021 pay Chiayi on a monthly basis NT$450,000 ($14,696.28) in rent (tax excluded). FST and Chiayi renewed and extended the lease on November 1, 2021, which provides that FST shall pay Chiayi on a monthly basis NT$450,000 ($14,696.28) in rent (tax excluded). FST and Chiayi entered into agreement in July of 2023 for FST to purchase from Chiayi the subject land and buildings for a consideration of NT$296,000,000 ($9,666,884), including tax of $415,000. Therefore, the ongoing lease was terminated on September 20, 2023. Since January 1, 2021, the aggregate amount of all periodic payments or installments due and payable under the lease with Chiayi is NT$14,685,000 ($479,588.50) (tax excluded). David Chuang is immediate family member of Chairman of the board of Chiayi.

Company Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, FST, CayCo, certain shareholders of FST listed thereto and certain shareholders of CayCo listed thereto entered into FST Support Agreement, pursuant to which each signatory shareholders of FST and CayCo has agreed to, among other things, vote to the transactions contemplated under the Business Combination Agreement, and to not transfer any Subject Shares (as defined therein) until termination of the Company Support Agreement.

Factory Automation Technology Co., Ltd

FST owns 6.35%, and Far East owns 51.59%, of Factory Automation Technology Co., Ltd. (“Factory Automation”). FST provides software services to Factory Automation and purchases machinery from Factory Automation. In 2021, an aggregate amount of NT$7,408,200 ($241,939.91) was incurred by Factory Automation for software service fees payable to FST, and machinery in the aggregate amount of NT$23,978,960 ($783,114.30) was purchased by FST from Factory Automation. As of December 31, 2021, an amount of NT$2,592,872 ($84,679.03) was due and payable to FST from Factory Automation for software service fees charged, and an aggregate amount of NT$12,233,688 ($399,532.59) was paid as prepayment by FST to Factory Automation for purchase of machinery. In 2022, an aggregate amount of NT$6,826,860 ($222,954.28) was incurred by Factory Automation for software service fees payable to FST. As of December 31, 2022, an aggregate amount of NT$2,389,400 ($78,033.96) was due and payable to FST from Factory Automation for software service fees charged. In 2023, an aggregate amount of NT$6,826,860 ($222,954.28) was incurred by Factory Automation for software service fees payable to FST, and machinery in the aggregate amount of NT$5,100,000 ($166,557.81) was purchased by FST from Factory Automation. As of December 31, 2023, an amount of NT$432,735 ($14,132.43) was due and payable to FST from Factory Automation for software service fees charged and an amount of NT$1,956,665 ($63,901.53) was due and payable by FST for purchase of machinery from Factory Automation.

Peko, LLC

FST America leases warehouse space from Peko, LLC (“Peko”) for office use. FST America entered into the lease agreement with Peko on July 1, 2020, which provides that FST America shall pay Peko on a monthly basis NT$842,050 ($27,500) in rent (tax excluded). The lease is a one year lease with an initial term that expires on June 30, 2021. In 2021, an aggregate amount of NT$10,104,600 ($330,000) was paid by FST America to Peko as lease payments. As of December 31, 2021, the aggregate amount of all periodic payments or installments due and payable under the lease with Peko is NT$842,050 ($27,500.00) (tax excluded). In 2022, an aggregate amount of NT$10,104,600 ($330,000) was paid by FST America to Peko as lease payments. As of December 31, 2022, there was no outstanding amount of periodic payments or installments due and payable under the lease with Peko. From January 1 to June 30, 2023, an aggregate amount of NT$5,052,300 ($165,000) was paid by FST America to Peko as lease payments. FST America and Peko restructured their lease agreement on June 29, 2023, entering into a new lease agreement which provides that FST America shall pay Peko on a monthly basis NT$995,150 ($32,500) in rent (tax excluded) commencing July 1, 2023. The lease is a two year lease with an initial term that expires on June 30, 2025. As of December 31, 2023, the aggregate amount of all periodic payments or installments due and payable under the lease with Peko is NT$995,150 ($32,500.00) (tax excluded). David Chuang is the owner of Peko, LLC.

FST America and FST Japan

FST sells golf shafts to FST America and FST Japan. In 2021, an aggregate amount of NT$261,645,468 ($9,452,509.68) was paid by FST America and an aggregate amount of NT$3,832,454 ($138,455.71) was paid by FST Japan respectively to FST for shaft purchases. In 2022, an aggregate amount of NT$625,638,109 ($20,372,455.52) was paid by FST America and an aggregate amount of NT$23,240,637 ($756,777.5) was paid by FST Japan respectively to FST for shaft purchases. In 2023, an aggregate amount of NT$308,887,950 ($10,087,784.13) was paid by FST America and an aggregate amount of NT$32,906,480 ($1,074,672.76) was paid by FST Japan respectively to FST for shaft purchases. As of December 31, 2023, an aggregate amount of NT$226,299,311 ($7,390,571.88) was due and payable to FST from FST America and an aggregate amount of NT$32,707,037 ($1,068,159.27) was due and payable to FST from FST Japan for shaft purchases.

Policy and Procedures Governing Related Party Transactions

Upon the Closing, CayCo will adopt policies and procedures governing related party transactions (the “Related Party Policy”), which will include provisions regarding contracts and transactions between CayCo and interested directors or officers of CayCo, or between CayCo and any other corporation, partnership, association or other organization in which one or more of CayCo’s directors or officers are directors or officers or have a financial interest (each, an “Interested Party”).

Pursuant to the Related Party Policy, no contract or transaction between CayCo and an Interested Party will be void or voidable solely because it is with an Interested Party, or solely because the Interested Party is present or participates in the meeting of the CayCo Board or a committee thereof that authorizes the contract or transaction thereof or solely because the Interested Party’s vote is counted in approving the contract or transaction, if:

•        the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the CayCo Board or the committee, and the CayCo Board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum;

•        the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the CayCo shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the CayCo shareholders; and

•        the contract or transaction is fair as to CayCo as of the time it is authorized, approved or ratified by the CayCo Board, the committee or the CayCo shareholders.

Furthermore, it is anticipated that CayCo will adopt a written policy requiring the approval of the CayCo Board or a committee thereof of certain transactions involving CayCo and related persons.

Certain Relationships and Related Party Transactions of SPAC

SPAC IPO Letter Agreement

On June 2, 2021, the Old SPAC Sponsor paid $25,000, or approximately $0.007 per share, to cover certain offering costs in consideration for 3,737,500 Founder Shares, par value $0.0001. Up to 487,500 founder shares were subject to forfeiture by the Old SPAC Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In March 2022, the Old SPAC Sponsor effected a surrender of the 487,500 Founder Shares to SPAC for no consideration upon expiration of the over-allotment option.

The holders of Founder Shares have agreed not to transfer, assign or sell any of their Founder shares and any Public Shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial business combination or (ii) the date on which SPAC completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of the shareholders having the right to exchange their Public Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the Founder Shares with respect to any Founder Shares. Notwithstanding the foregoing, if (1) the closing price of the Public Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) SPAC consummates a transaction after the initial business combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

Promissory Note

On June 2, 2021, the Old SPAC Sponsor agreed to loan SPAC up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and are due at the earlier of June 15, 2022 or the closing of the IPO. At the IPO date, SPAC paid $142,350 to the Old SPAC Sponsor in full repayment of the promissory note. As of June 30, 2024 and December 31, 2023, SPAC had no outstanding balance under the promissory note, respectively.

On April 13, 2023, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the Old SPAC Sponsor for a principal amount of up to $1,050,000 to fund the contributions to SPAC’s Trust Account in connection with the First Extension Amendment and the First Trust Amendment. On each of April 27, 2023, May 30, 2023 and June 28, 2023, the SPAC deposited $150,000, for an aggregate of $450,000, into the Trust Account, of which, $300,000 was raised from the April 2023 Note. The April 2023 Note was terminated on October 4, 2023 and all amounts outstanding, amounted to $300,000, under the April 2023 Note are forgiven without any further liability of SPAC or the Old SPAC Sponsor. The amounts forgiven are booked as a capital transaction at October 4, 2023.

On October 25, 2023, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the New SPAC Sponsor for a principal amount of up to $1,960,000 to fund the extension contributions in connection with the Second Extension. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668.

On July 11, 2024, SPAC issued a non-interest bearing non-convertible unsecured promissory note to the New SPAC Sponsor for a principal amount of up to $500,000. SPAC may apply the amount advanced by the New SPAC Sponsor under such promissory note to fund the Contribution or, as SPAC deems appropriate, towards general corporate purposes.

On each of October 30, 2023 and November 29, 2023, SPAC deposited $80,000 as extension contributions into the Trust Account to extend the SPAC Termination Date to December 27, 2023. On January 3, 2024, $76,512 was deposited as extension contribution into the Trust Account by FST pursuant to the Business Combination Agreement, whereunder FST agreed to bear all of the fees and costs relating to the extension of the SPAC Termination Date not exceeding $80,000 per month. On each of February 2, 2024, March 4, 2024, April 2, 2024, May 3, 2024, May 31, 2024, July 2, 2024, August 2, 2024 and September 3, 2024, $78,837 was deposited as extension contribution into the Trust Account by FST pursuant to the Business Combination Agreement, extending the SPAC Termination Date to September 27, 2024. The extension contributions loaned by the New SPAC Sponsor will be forgiven if SPAC is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account. If the Business Combination Agreement is terminated by FST due to the Company’s shareholders’ failure to approve the FST Business Combination or the Company’s material breach of its obligations as described in the Business Combination Agreement, the Company shall pay and reimburse FST the extension contribution(s) FST has deposited in the Trust Account with funds held outside of the Trust Account.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsors or an affiliate of the Sponsors or certain of SPAC’s officers and directors may, but are not obligated to, loan SPAC funds as may be required (“Working Capital Loans”). If SPAC completes its initial business combination, the Company would repay the Working Capital Loans. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The terms of such warrants would be identical to those of the Private Placement Warrants. As of the date hereof, SPAC has no borrowings under the Working Capital Loans.

BENEFICIAL OWNERSHIP OF SPAC ORDINARY SHARES PRIOR TO THE
BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of shares of SPAC Ordinary Shares as of by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by SPAC to be the beneficial owner of more than 5% of shares of SPAC Ordinary Shares;

•        each of SPAC’s executive officers and directors; and

•        all of SPAC’s executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, SPAC believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of SPAC in the table below is calculated based on 7,191,873 SPAC Ordinary Shares, consisting of (i) 5,000,000 SPAC Class A Ordinary Shares and (ii) 2,191,873 SPAC Class B Ordinary Shares, issued and outstanding after the SPAC IPO after taking into account of the redemptions in connection with the Second Extension.

Name and Address of Beneficial Owner(l)	Number of SPAC Class A Ordinary Shares Beneficially Owned	Percentage of Issued and Outstanding SPAC Class A Ordinary Shares	Number of SPAC Class B Ordinary Shares Beneficially Owned(2)	Percentage of Issued and Outstanding SPAC Class B Ordinary Shares	Percentage of Outstanding SPAC Ordinary Shares
Richard Qi Li(3)	1,058,127	21.2%	1,591,873	72.6%	36.9%
Shibin Wang	—	—	—	—	—
Yixuan Yuan	—	—	—	—	—
Zhaohai Wang
Kwan Sun	—	—	—	—	—
Ning Ma	—	—	—	—	—
James Zhang	—	—	—	—	—
All officers and directors as a group (six individuals)	—	—	—	—	—
Greater than 5% Holders:
Chenghe Investment I Limited(3)	1,058,127	21.2%	1,591,873	72.6%	36.9%
LatAmGrowth Sponsor LLC(4)	—	—	600,000	27.4%	8.3%
First Trust Capital Solutions L.P.(5)	367,260	7.3%	—	—	5.1%
Mizuho Financial Group, Inc.(6)	366,926	7.3%	—	—	5.1%
Polar Asset Management Partners Inc.(7)	360,000	7.2%	—	—	5.0%
Periscope Capital Inc.(8)	252,100	5.0%	—	—	3.5%
Wolverine Asset Management, LLC(9)	251,527	5.0%	—	—	3.5%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following is 38 Beach Road, #29-11, South Beach Tower Singapore 189767.

(2)      Interests shown consist solely of SPAC Class B Ordinary Shares. Such shares will automatically convert into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of SPAC’s initial business combination on a one-for-one basis, subject to adjustment, or, at any earlier time at the option of the holders thereof.

(3)      Chenghe Investment I Limited, the New SPAC Sponsor, is the record holder of such shares. Chenghe Group Limited, a British Virgin Islands incorporated company, owns 100% of the voting securities of the New SPAC Sponsor. Mr. Richard Qi Li, who holds 100% of the voting securities of Chenghe Group Limited, may be entitled distributions of the founder shares and has voting and investment discretion with respect to the ordinary shares held by Chenghe Group Limited through held of record by the New SPAC Sponsor. Mr. Richard Qi Li disclaims beneficial ownership over any securities owned by the New SPAC Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(4)      LatAmGrowth Sponsor LLC, the Old SPAC Sponsor, is the record holder of such shares and is controlled by a board of managers initially consisting of Gerard Cremoux, Eduardo Cortina and Gerardo Mendoza. Each manager of LatAmGrowth Sponsor LLC has one vote, and the approval of two of the three members of the board of managers is required to approve an action of LatAmGrowth Sponsor LLC. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to LatAmGrowth Sponsor LLC. Based upon the foregoing analysis, no individual manager of LatAmGrowth Sponsor LLC exercises voting or dispositive control over any of the securities held by LatAmGrowth Sponsor LLC even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares and, for the avoidance of doubt, each expressly disclaims any such beneficial interest to the extent of any pecuniary interest he may have therein, directly or indirectly.

(5)      Based on a Schedule 13G filed on February 14, 2024 jointly by First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”), VARBX beneficially owns 360,537 Class A ordinary shares, FTCM, FTCS and Sub GP beneficially own 367,260 Class A ordinary shares. FTCM is an investment adviser that provides investment advisory services to, among others, VARBX. FTCS and Sub GP are control persons of FTCM. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.

(6)      Based on a Schedule 13G filed on February 13, 2024, the shares are beneficially owned by Mizuho Financial Group, Inc., whose business address is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(7)     Based on a Schedule 13G filed on February 9, 2024, the shares are beneficially owned by Polar Asset Management Partners Inc., whose business address is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(8)      Based on a Schedule 13G filed on February 9, 2024, the shares are beneficially owned by Periscope Capital Inc., whose business address is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(9)      Based on a Schedule 13G filed on February 8, 2024, the shares are beneficially owned by Wolverine Asset Management, LLC (“WAM”), whose sole member and manager is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. The business address of WAM, Wolverine Holdings, Robert R. Bellick and Christopher L. Gust are c/o Wolverine Asset Management, LLC, 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.

BENEFICIAL OWNERSHIP OF FST SHARES PRIOR TO THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of FST Shares as of the date of this Registration Statement/Proxy Statement by:

•        each person known by FST to be the beneficial owner of 5% or more of the FST Shares (excluding current directors and officers);

•        each of FST’s current officers and directors; and

•        all of FST’s current officers and directors, as a group pre-Business Combination.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of FST in the table below is calculated based on 54,554,395 FST Shares issued and outstanding as of the date of this Registration Statement/Proxy Statement. With respect to the FST Shares, there have been no significant change in percentage ownership held by the beneficial owners as shown in the table below. The total issued and outstanding FST Shares are all common shares and there are no voting arrangements or special voting rights with respect to any of the FST Shares. As of the date of this Registration Statement/Proxy Statement, there are 603 record holders of the FST Shares. The FST Shares in the table below are shares issued and outstanding pre-FST Restructuring and pre-Business Combination.

Name of Beneficial Owners(1)	Number of FST Shares Beneficially Owned(6)	Approximate Percentage of Outstanding FST Shares
Current Officers and Directors of FST:
David Chuang	4,414,678	8.09%
Far East Machinery Co., Ltd. (representative: Alex Yu-Chen Liu)(2)	16,218,216	29.73%
Japan Brand Business Investment LLC (representative: Shintaro Tanahara)(3)	8,998,407	16.49%
Warren Cheng-Teng Huang	104,000	0.19%
Carie Hui-Ting Hsu	20,800	0.04%
Marie Wen-Chi Chao	49,400	0.09%
All officers and directors as a group (6 individuals and entities)(4)	29,805,501	54.63%
Current 5% Shareholders of FST (excluding current directors and officers):
Chiayi Sports Equipment Co., Ltd.(5)	3,853,656	7.06%
Shintaro Tanahara(3)	9,035,091	16.56%

____________

(1)      Unless otherwise noted, the business address of each of the following is No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan.

(2)      Hui-Mei Chuang is the chairwoman and legal representative of Far East Machinery Co., Ltd. and holds 12.57% voting of the securities of Far East Machinery Co., Ltd.

(3)      Shintaro Tanahara is the record holder of 36,684 FST Shares and Japan Brand Business Investment LLC is the record holder of 8,998,407 FST Shares. Shintaro Tanahara is the manager of Japan Brand Business Investment LLC, but does not hold securities of Japan Brand Business Investment LLC. In aggregate, Shintaro Tanahara has voting and investment discretion with respect of 9,035,091 FST Shares.

(4)      All officers and directors as a group (6 individuals) holds 29,805,501 FST Shares.

(5)      Kuo-Huey Chuang is the chairman and legal representative of Chiayi Sports Equipment Co., Ltd. and indirectly holds 60.5% voting of the securities of Chiayi Sports Equipment Co., Ltd. The principal address of Chiayi Sports Equipment Co., Ltd. is No. 6, Gongye 1st Rd., Minxiong Township, Chiayi County 621, Taiwan.

(6)      The FST Shares in the table below are shares issued and outstanding pre-FST Restructuring and pre-Business Combination.

BENEFICIAL OWNERSHIP OF CAYCO SECURITIES AFTER BUSINESS COMBINATION

The following table sets forth information regarding the expected beneﬁcial ownership of CayCo Ordinary Shares immediately following the consummation of the Business Combination by:

•        each person who is expected to be the beneficial owner of 5% or more of the issued and outstanding CayCo Ordinary Shares;

•        each person who is expected to become an executive officer or a director of CayCo; and

•        all of the executive officers and directors of CayCo.

Unless otherwise indicated, CayCo believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all CayCo Securities beneficially owned by them.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, CayCo believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The expected beneficial ownership of shares of CayCo Ordinary Shares post-Business Combination assumes two scenarios, assuming that under each scenario, the Company Acquisition Percentage reaches 100% at the FST Restructuring Closing:

•        Scenario 1 — Assuming No Redemptions:    This presentation assumes that no holders of SPAC Class A Ordinary Shares exercise redemption rights for a pro rata share of the funds in the Trust Account and the total number of CayCo Ordinary Shares expected to be outstanding after the Closing will be 61,591,873.

•        Scenario 2 — Assuming Intermediate Redemptions:    This presentation assumes that the holders of 1,970,937 SPAC Class A Ordinary Shares exercise redemption rights for a pro rata share of the funds in the Trust Account and the total number of CayCo Ordinary Shares expected to be outstanding after the Closing will be 59,620,936.

•        Scenario 3 — Assuming Maximum Redemptions:    This presentation assumes that holders of 3,031,981 SPAC Class A Ordinary Shares will exercise their redemption rights. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have US$5,000,001 net asset at the Closing as required by the SPAC Articles and Business Combination Agreement, which will be distributed immediately to CayCo at the written instruction of the chief executive officer of CayCo, and used for working capital and general corporate purposes. The total number of CayCo Ordinary Shares expected to be outstanding after the Closing will be 58,559,892.

In connection with the Business Combination, SPAC and the Company Parties agreed on a fixed post-money equity value of $400,000,000 for FST and $10.00 per share reference price. The expected beneficial ownership of CayCo Ordinary Shares immediately following consummations of the Business Combination, under both scenarios, has been determined based on the assumptions that (i) at Closing, the number of CayCo Ordinary Shares issued to former FST Shareholders and FST Advisor equal to the product of 40,000,000, of which 2,000,000 CayCo Ordinary Shares are Advisory Shares, and 38,000,000 CayCo Ordinary Shares are issued to former FST shareholders participate in FST Restructuring based on their percentage, (ii) none of SPAC Shareholders or Company Shareholders purchase SPAC Ordinary Shares in the open market, (iii) SPAC’s Sponsor has not made any Working Capital Loans to SPAC, and (iv) there are no other issuance of equity interests of SPAC or FST prior to or in connection with the Closing other than as contemplated by the Transactions. If the actual facts differ from these assumptions, these amounts will differ.

Name and Address of Beneficial Owner(1)	Assuming No Redemption(2)		Assuming Intermediate (50%) Redemption(3)		Assuming Maximum (76.9%) Redemption(4)
	Number of CayCo Ordinary Shares Beneficially Owned	Percentage of Issued and Outstanding CayCo Ordinary Shares	Number of CayCo Ordinary Shares Beneficially Owned	Percentage of Issued and Outstanding CayCo Ordinary Shares	Number of CayCo Ordinary Shares Beneficially Owned	Percentage of Issued and Outstanding CayCo Ordinary Shares
Directors and Executive Officers of CayCo:
David Chuang	3,075,055	6.52%	3,075,055	6.80%	3,075,055	6.97%
Shintaro Tanahara(5)	6,293,415	13.34%	6,293,415	13.92%	6,293,415	14.26%
Warren Cheng-Teng, Huang	72,441	0.15%	72,441	0.16%	72,441	0.16%
Nick Ping-Chin, Chen	—	—	—	—	—	—
Alan Yu-Cheng, Li	—	—	—	—	—	—
Huoy-Ming Yeh	—	—	—	—	—	—
Marie Wen-Chi, Chao	34,410	0.07%	34,410	0.08%	34,410	0.08%
Carie Hui-Ting, Hsu	14,488	0.03%	14,488	0.03%	14,488	0.03%
Kerry Lin Liu	—	—	—	—	—	—
Richard Qi Li(6)	2,650,000	5.62%	2,650,000	5.86%	2,650,000	6.00%
All officers and directors as a group (10 individuals)(7)	12,139,809	25.72%	12,139,809	26.85%	12,139,809	27.51%

Greater than 5% Holders:
Far East Machinery Co., Ltd.	11,296,839	23.94%	11,296,839	24.98%	11,296,839	25.60%
Japan Brand Business Investment LLC(5)	6,267,863	13.28%	6,267,863	13.86%	6,267,863	14.20%
Chenghe Investment I Limited(6)	2,650,000	5.62%	2,650,000	5.86%	2,650,000	6.00%

____________

(1)      Unless otherwise noted, the business address of each of the following is No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan.

(2)      Assumes no further SPAC Shareholders, collectively holding 3,941,873 shares exercise their redemption rights in connection with the Business Combination. As of December 31, 2023, there were approximately $36.81 million in the Trust Account. Taking into account nil to be paid out in cash as redemption proceeds at the Closing of the Business Combination, all SPAC Public Shares previously subject to redemption for cash amounting to $36.81 million would be transferred to shareholders’ equity.

(3)      Reflects the redemption of nil share in connection with the Business Combination as reflected in the no-redemption scenario above, and additionally assumes that SPAC Shareholders holding 1,970,937 SPAC Class A Ordinary Shares, representing 50% of 3,941,873 SPAC Class A Ordinary Shares remaining outstanding on the date of this Registration Statement/Proxy Statement, will exercise redemption rights at an assumed per share price of $11.43 in connection with the Business Combination. Under intermediate redemption scenario, an additional of $22.52 million in the trust account will need to be paid out in cash as redemption proceeds at the closing of the Business Combination, as compared with no redemption scenario. A total of $22.52 million in the trust account will need to be paid out in cash as redemption proceeds.

(4)      Reflects the redemption of 1,970,937 SPAC Class A Ordinary Shares in connection with the Business Combination as reflected in the intermediate redemption scenario above, and additionally assumes that SPAC Shareholders holding 1,086,567 SPAC Class A Ordinary Shares will exercise their redemption rights at an assumed per share price of $11.43 in connection with the Business Combination. Under the maximum redemption scenario, an additional amount of $12.00 million in the trust account would need to be paid out in cash as redemption proceeds would be paid out in cash at the closing of the Business Combination. Taking into account $22.52 million paid out under the intermediate redemption scenario, a total of $34.64 million in the trust account will need to be paid out in cash as redemption proceeds. The number of Public Shares redeemed under the maximum redemption scenario is calculated based on the assumptions that following the redemption, (i) SPAC will be able to pay total liabilities in the amount of $4.39 million as of June 30, 2024 from the Trust Account at the Closing; (ii) SPAC will be able to pay approximately $1.07 million of estimated transaction expenses incurred in connection with the Business Combination from the Trust Account at the Closing; and (iii) after the payment of liabilities and expenses set forth in (i) and (ii) above, SPAC will have US$5,000,001 net asset at the Closing as required by the SPAC Articles. Assuming a $11.43 per share redemption price, the number of Public Shares remaining outstanding following the redemption must be at least 909,892 shares for SPAC to fulfill all of the abovementioned assumptions under maximum redemption scenario.

(5)      Shintaro Tanahara is the record holder of 25,552 CayCo Ordinary Shares and Japan Brand Business Investment LLC is the record holder of 6,267,863 CayCo Ordinary Shares. Shintaro Tanahara is the manager of Japan Brand Business Investment LLC but does not hold any voting securities of Japan Brand Business Investment LLC. In aggregate, Shintaro Tanahara has voting and investment discretion with respect of 6,293,415 CayCo Ordinary Shares.

(6)      Represents securities held by Chenghe Investment I Limited, the New SPAC Sponsor, of which Chenghe Group Limited, a British Virgin Islands incorporated company, is the sole member and the manager of the New SPAC Sponsor and Mr. Richard Qi Li holds 100% of the voting securities of Chenghe Group Limited. Accordingly, all securities held by the New SPAC Sponsor may ultimately be deemed to be beneficially held by Mr. Richard Qi Li. Mr. Richard Qi Li disclaims beneficial ownership over any securities owned by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(7)      All officers and directors as a group (10 individuals) holds 3,221,946 CayCo Ordinary Shares directly and 8,917,963 indirectly, in aggregate 12,139,809 CayCo Ordinary Shares.

PRICE RANGE OF SECURITIES

CayCo

Price Range of CayCo’s Securities

Historical market price information regarding CayCo is not provided because there is no public market for its securities.

CayCo has not paid any cash dividends on the CayCo Ordinary Shares to date.

SPAC

Price Range of SPAC securities

SPAC Units, each of which consists of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant. SPAC Unit began trading on Nasdaq under the symbol “LATGU” on January 25, 2022. On March 17, 2022, SPAC Class A Ordinary Shares and SPAC Public Warrants began trading on Nasdaq under the symbols “LATG” and “LATGW,” respectively. On September 8, 2023, Nasdaq delisted the SPAC Public Warrants based on due to SPAC’s failure to maintain a minimum of $1,000,000 in aggregate market value of its outstanding SPAC Public Warrants, as set forth in Nasdaq’s Listing Rule 5452(b)(C). The SPAC Public Warrants are currently listed on the OTC Pink Market under the symbol of “LATGF”. CayCo does not intend to apply for the listing of the CayCo Warrants on any stock exchange after the Closing. For more information, please see “Risk Factors — SPAC Public Warrants have been delisted from Nasdaq.” Each SPAC Public Warrant entitles the holder to purchase one SPAC Class A Ordinary Share at a price of $11.50 per share, subject to adjustments. SPAC Warrants may only be exercised for a whole number of SPAC Class A Ordinary Shares and will become exercisable 30 days after the completion of an initial business combination. SPAC Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

SPAC Class B Ordinary Shares are not listed on any stock exchange.

On December 21, 2023, the trading date before the public announcement of the Business Combination, SPAC Units and SPAC Class A Ordinary Shares closed at $11.65 and $11.02, respectively. On [•], 20[•], the Record Date, SPAC Class A Ordinary Shares closed at $[•].

Dividend Policy

SPAC has not paid any cash dividends on its ordinary shares to date and do not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends in the future will be dependent upon SPAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of its initial business combination. The payment of any cash dividends of the ordinary shares of CayCo subsequent to the initial business combination will be within the discretion of the CayCo Board at such time.

The board of directors of CayCo has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that it may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in it being unable to pay its debts as they fall due in the ordinary course of business. In addition, CayCo’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by CayCo’s board of directors. Even if its board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, its future results of operations and cash flow, its capital requirements and surplus, the amount of distributions, if any, received by it from its subsidiaries, its financial condition, contractual restrictions and other factors deemed relevant by its board of directors.

FST

Price Range of FST Securities and Dividends

Historical market price information regarding FST is not applicable.

LEGAL MATTERS

Ogier, counsel to CayCo, has provided a legal opinion regarding the validity of the CayCo Ordinary Shares offered by this Registration Statement/Proxy Statement. Certain legal matters relating to U.S. law will be passed upon for CayCo by Ross Law Group, PLLC, New York, NY.

Certain legal matters relating to U.S. law will be passed upon for SPAC by White & Case. Certain legal matters relating to Cayman Islands law will be passed upon for SPAC by Maples and Calder (Hong Kong) LLP.

EXPERTS

The financial statements of Chenghe Acquisition I Co. (formerly known as LatAmGrowth SPAC) as of December 31, 2022 and for the year ended December 31, 2022 and related notes, included in this Registration Statement/Proxy Statement have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Chenghe Acquisition I Co. (formerly known as LatAmGrowth SPAC) to continue as a going concern, as described in Note 1 to the financial statements), appearing elsewhere in this Registration Statement/Proxy Statement and included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The financial statements of Chenghe Acquisition I Co. (formerly known as LatAmGrowth SPAC) as of December 31, 2023 and for the year ended December 31, 2023 and related notes, included in this Registration Statement/Proxy Statement have been audited by Marcum Asia CPAs LLP, independent registered public accounting firm, as stated in their report herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Chenghe Acquisition I Co. (formerly known as LatAmGrowth SPAC) to continue as a going concern, as described in Note 1 to the financial statements), appearing elsewhere in this Registration Statement/Proxy Statement and included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The ﬁnancial statements of FST as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, included in this Registration Statement/Proxy Statement have been audited by Enrome LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this Registration Statement/Proxy Statement, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CayCo for the period from November 24, 2023 (inception) to December 31, 2023, included in this Registration Statement/Proxy Statement have been audited by Enrome LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this Registration Statement/Proxy Statement, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER
U.S. SECURITIES LAWS

CayCo is a company incorporated as an exempted company under the laws of the Cayman Islands with limited liability, which can enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•        the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

CayCo’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

All of CayCo’s directors and executive ofﬁcers as of the closing of the Business Combination will reside outside the United States. The majority of CayCo’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may be difficult or impossible for shareholders to effect service of process within the United States upon CayCo or those persons or to enforce against CayCo or them, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, including judgments predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against CayCo and its executive officers and directors.

CayCo has appointed Cogency Global Inc. as its agent upon whom process may be served in any action brought against CayCo under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of the Cayman Islands would enforce (i) judgments of U.S. courts obtained in actions against CayCo, its ofﬁcers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the CayCo; or (ii) in original actions, impose liabilities against CayCo or such directors, ofﬁcers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in the Cayman Islands. It may be difﬁcult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in the Cayman Islands.

CayCo has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce against CayCo judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought in each respective jurisdiction against CayCo or its directors or officers predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final and conclusive;

(d)    is not in respect of taxes, a fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not impeachable on the grounds of fraud and was not obtained in a manner, is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

SPAC ﬁles reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SPAC’s SEC ﬁlings, including this Registration Statement/Proxy Statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this Registration Statement/Proxy Statement or SPAC’s other ﬁlings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the SPAC Shareholder Proposals to be presented at the SPAC Shareholders’ Meeting, you should contact SPAC’s proxy solicitation agent at the following address and telephone number:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free +1 (800) 662-5200
Banks and brokers call +1 (203) 658-9400
Email: LATG.info@investor.sodali.com

You will not be charged for any of the documents you request. If your shares are held in a share brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a SPAC Shareholder and would like to request documents, please do so by [•], 2024 (five (5) Business Days before the date of the SPAC Shareholders’ Meeting), in order to receive them before the SPAC Shareholders’ Meeting. If you request any documents from SPAC, SPAC will mail them to you by ﬁrst class mail, or another equally prompt means.

This document is a proxy statement of SPAC for the SPAC Shareholders’ Meeting. SPAC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including SPAC, that is different from, or in addition to, that contained in this Registration Statement/Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this Registration Statement/Proxy Statement speaks only as of the date of this Registration Statement/Proxy Statement, unless the information speciﬁcally indicates that another date applies. This Registration Statement/Proxy Statement is part of a registration statement and constitutes a prospectus of CayCo in addition to being a proxy statement of SPAC for the SPAC Shareholders’ Meeting. As allowed by SEC rules, this Registration Statement/Proxy Statement does not contain all of the information you can ﬁnd in the exhibits to the registration statement. Information and statements contained in this Registration Statement/Proxy Statement are qualiﬁed in all respects by reference to the copy of the relevant contract or other document included as an annex to this Registration Statement/Proxy Statement.

INDEX TO FINANCIAL STATEMENTS

CHENGHE ACQUISITION I CO.

Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2024 (Unaudited) and December 31, 2023	F-30
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2024 and 2023	F-31
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2024 and 2023	F-32
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2024 and 2023	F-33
Notes to Unaudited Condensed Financial Statements	F-34

FEMCO STEEL TECHNOLOGY CO., LTD.

FST Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Chenghe Acquisition I Co. (formerly “LatAmGrowth SPAC”)

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Chenghe Acquisition I Co. (the “Company”) as of December 31, 2023, the related statement of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before April 27, 2024 or by making additional contributions to the trust to further extend the business combination deadline through October 27, 2024. The Company entered into a business combination agreement with a business combination target on December 22, 2023; however, the completion of this transaction is subject to the approval of the Company’s shareholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to October 27, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after October 27, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2024.

New York, NY
April 12, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Chenghe Acquisition I Co. (formerly “LatAmGrowth SPAC”)

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Chenghe Acquisition I Co. (the “Company”) as of December 31, 2022, the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements were prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements included in the annual report on Form 10-K for the year ended December 31, 2022, the Company had less than twelve months to complete a business combination or the Company would cease all operations except for the purpose of liquidating. Further, the Company’s cash and working capital as of December 31, 2022 were not sufficient to complete its planned activities for a reasonable period of time, which was considered to be one year from the issuance date of the financial statements. These conditions raised substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters were also described in Note 1. The financial statements did not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2021 to 2024.

Houston, TX
April 18, 2023

CHENGHE ACQUISITION I CO.
BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash	$—	$1,103,214
Prepaid expenses	3,640	171,080
Total Current Assets	3,640	1,274,294
Cash and marketable securities held in Trust Account	43,605,597	134,512,063
Total Assets	$43,609,237	$135,786,357

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$1,716,466	$487,352
Promissory note – related party	404,170	—
Due to related party	—	319
Total Current Liabilities	2,120,636	487,671
Warrant liabilities	144,000	1,728,000
Deferred underwriting commissions	—	4,550,000
Total Liabilities	2,264,636	6,765,671

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, 3,941,873 and 13,000,000 shares at redemption value of $11.06 and $10.35 at December 31, 2023 and 2022, respectively	43,605,597	134,512,063

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,058,127 and -0- shares issued and outstanding (excluding 3,941,873 and 13,000,000 shares subject to possible redemption) at December 31, 2023 and 2022, respectively	106	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,191,873 and 3,250,000 shares issued and outstanding at December 31, 2023 and 2022, respectively	219	325
Additional paid-in capital	1,960,254	—
Accumulated deficit	(4,221,575)	(5,491,702)
Total Shareholders’ Deficit	(2,260,996)	(5,491,377)
Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$43,609,237	$135,786,357

The accompanying notes are an integral part of the financial statements.

CHENGHE ACQUISITION I CO.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Formation and operating costs	$2,143,619	$1,350,221
Loss from operations	(2,143,619)	(1,350,221)
Other income:
Gain on change in fair value of warrants	1,584,000	9,216,000
Gain on expiration of overallotment option	—	390,000
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	186,550	—
Trust interest income	3,650,731	1,912,063
Expense recognized on transferring of 2,650,000 Class B ordinary shares from Old Sponsor to New Sponsor	(2,851,750)	—
Warrant issuance costs	—	(335,231)
Total other income, net	2,569,531	11,182,832
Net income	$425,912	$9,832,611

Basic and diluted weighted average shares outstanding of Class A ordinary shares subject to possible redemption	7,519,729	12,040,984
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.04	$0.64
Basic and diluted weighted average shares outstanding of non-redeemable Class A and Class B ordinary shares	3,250,000	3,250,000
Basic and diluted net income per share, non-redeemable Class A and Class B ordinary shares	$0.04	$0.64

The accompanying notes are an integral part of the financial statements.

CHENGHE ACQUISITION I CO.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	3,737,500	$374	$24,626	$(90,535)	$(65,535)
Excess cash received over fair value of private placement warrants			—	—	1,896,000	—	1,896,000
Forfeiture of 487,500 Class B ordinary shares upon expiration of overallotment option	—	—	(487,500)	(49)	49	—	—
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(1,920,675)	(15,233,778)	(17,154,453)
Net income			—	—	—	9,832,611	9,832,611
Balance – December 31, 2022	—	$—	3,250,000	$325	$—	$(5,491,702)	$(5,491,377)
Conversion of Class B ordinary shares to Class A ordinary shares	1,058,127	106	(1,058,127)	(106)	—	—	—
Waived Deferred Underwriter Commissions	—	—	—	—	—	4,363,450	4,363,450
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(1,191,496)	(3,519,235)	(4,710,731)
Waived April 2023 Promissory Note	—	—	—	—	300,000	—	300,000
Transfer of 2,650,000 Class B ordinary shares from Old Sponsor to New Sponsor	—	—	—	—	2,851,750	—	2,851,750
Net income	—	—	—	—	—	425,912	425,912
Balance – December 31, 2023	1,058,127	$106	2,191,873	$219	$1,960,254	$(4,221,575)	$(2,260,996)

The accompanying notes are an integral part of the financial statements.

CHENGHE ACQUISITION I CO.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Cash flows from operating activities
Net income	$425,912	$9,832,611
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(3,650,731)	(1,912,063)
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	(186,550)	—
Expense recognized on transferring of 2,650,000 Class B ordinary shares from Old Sponsor to New Sponsor	2,851,750	—
Warrant issuance costs	—	335,231
Unrealized gain on change in fair value of warrants	(1,584,000)	(9,216,000)
Gain on expiration of overallotment option	—	(390,000)
Changes in operating assets and liabilities:
Prepaid expenses	167,440	(171,080)
Accounts payable and accrued expenses	1,229,114	373,391
Due to related party	(319)	319
Net cash used in operating activities	(747,384)	(1,147,591)

Cash flows from investing Activities
Principal deposited in Trust Account	(1,060,000)	(132,600,000)
Cash deposited into an interest – bearing deposit trust account	(43,179,525)	—
Cash withdrawn from disposal of marketable securities held in trust account	43,179,525	—
Cash withdrawn from Trust Account in connection with redemption	95,617,197	—
Net cash provided by (used in) investing activities	94,557,197	(132,600,000)

Cash flows from financing Activities
Proceeds from initial public offering, net of underwriters’ discount	—	127,400,000
Proceeds from private placement	—	7,900,000
Payment of Sponsor promissory note	—	(142,350)
Payment of deferred offering costs	—	(306,845)
Proceeds from issuance of promissory notes to Sponsor	704,170	—
Redemption of ordinary shares	(95,617,197)	—
Net cash (used in) provided by financing activities	(94,913,027)	134,850,805

Net change in cash	(1,103,214)	1,103,214
Cash, beginning of the period	1,103,214	—
Cash, end of the period	$—	$1,103,214

Supplemental disclosure of cash flow information:
Deferred offering costs included in accounts payable and accrued offering costs and expenses	$—	$250
Waived deferred underwriting commissions charged to accumulated deficit	$4,363,450	$—
Waived promissory· note charged to additional paid in capital	$300,000	$—
Remeasurement of Class A ordinary shares to redemption amount	$4,710,731	$17,154,453
Deferred underwriting commissions payable charged to additional paid in capital	$—	$4,550,000
Deferred offering costs charged to additional paid in capital	$—	$497,620
Unexercised overallotment liability charged to APIC	$—	$390,000
Reclass of warrant fair value from equity to liability	$—	$9,048,000
Initial value of Class A ordinary shares subject to possible redemption	$—	$117,357,610

The accompanying notes are an integral part of the financial statements.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION

Chenghe Acquisition I Co. (f/k/a LatAmGrowth SPAC) (the “Company”) was incorporated as a Cayman Islands exempted company on May 20, 2021. On October 25, 2023, shareholder of the Company approved to change the name of the Company from LatAmGrowth SPAC to Chenghe Acquisition I Co. as a result of the Sponsor Sale (see details of such Sponsor Sale below). The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from May 20, 2021 (inception) through December 31, 2023 relates to the Company’s formation, its initial public offering (the “IPO”), the search for a Business Combination target and the negotiation of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective on January 24, 2022. On January 27, 2022, the Company consummated the IPO of 13,000,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $130,000,000, which is discussed in Note 3. Each Unit consists of one Public Share and one-half of one redeemable warrant (the “Public Warrant”). On September 8, 2023, BofA Securities, Inc. (“BofA”) delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferred underwriting fee to be paid under the terms of the underwriting agreement (the “Underwriting Agreement”) dated January 24, 2022 entered into in connection with the IPO by and among the Company, BofA and Banco BTG Pactual S.A. — Cayman Branch (“BTG Pactual”). On September 19, 2023, BTG Pactual delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferring underwriting fee with respect to the Business Combination.

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,900,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to LatAmGrowth Sponsor LLC, a Delaware limited liability company (the “Old Sponsor”), generating gross proceeds of $7,900,000, which is discussed in Note 4.

Transaction costs amounted to $7,647,620 consisting of $2,600,000 of underwriting discount, $4,550,000 of deferred underwriting discount, and $497,620 of other offering costs. In addition, $2,494,203 of cash was held outside of the Trust Account (as defined below) and was available for working capital purposes at the consummation of the IPO.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete such Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on January 27, 2022, an amount of $132,600,000 ($10.20 per Unit) from the net proceeds of the sale of the public units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account (“Trust Account”) and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the public shares if the Company has not completed its initial Business Combination within the time frame to consummate the business combination

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

period (the “Combination Period”) as defined in its amended and restated memorandum and articles of association (as amended from time to time, the “MAA”) or during any extended time that the Company has to consummate a Business Combination as a result of a shareholder vote to amend its MAA or (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend the Company’s MAA to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirements.

The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations and on conditions described in the Company’s IPO Prospectus. The amount in the Trust Account is $11.06 per public share as of December 31, 2023.

Ordinary shares subject to redemption are recorded at redemption value and classified as temporary equity following the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

On April 13, 2023, the Company convened an extraordinary general meeting (the “First Extraordinary General Meeting”) virtually. At the First Extraordinary General Meeting, the shareholders approved (1) the proposal to amend the Company’s MAA to extend the date (the “Termination Date”) by which the Company must (i) consummate its Business Combination, (ii) cease its operations except for the purpose of winding up if it fails to consummate a Business Combination, and (iii) redeem all of the Company’s Public Shares from April 27, 2023 to November 27, 2023 (the “First Extension Amendment” and such proposal, the “First Extension Amendment Proposal”); (2) the proposal to amend the Investment Management Trust Agreement, dated January 24, 2022 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, to allow the Company to extend, on a month to month basis, the date on which the Trustee must liquidate the Trust Account established by the Company in connection with the IPO if the Company has not completed its initial Business Combination, from April 27, 2023 to up to November 27, 2023 by depositing into the Trust Account the lesser of $150,000 or $0.0375 per Public Share that remains outstanding and is not redeemed in connection with the First Extension Amendment Proposal per calendar month commencing on April 27, 2023 (the “First Trust Amendment”); (3) the proposal to amend the Company’s MAA to provide for the right of a holder of the Company’s Class B ordinary shares (par value $0.0001, the “Class B ordinary shares” or “founder shares”) to convert into Class A ordinary shares on a one-for-one basis prior to the closing of a Business Combination at the election of the holder (the “Founder Share Amendment Proposal”); and (4) the proposal to amend the Company’s MAA to remove the limitation that the Company shall not redeem Public Shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001. The approval of the First Extension Amendment Proposal gives the Company an additional 7 months to consummate its Business Combination under the Combination Period.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Additionally, at the First Extraordinary General Meeting, holders of Public Shares were afforded the opportunity to require the Company to redeem their Public Shares for their pro rata share of the Trust Account. 7,399,517 of the 13,000,000 Public Shares were redeemed at a redemption price of approximately $10.47 per share for an aggregate redemption amount of approximately $77.5 million, leaving 5,600,483 Public Shares remaining outstanding. Following this redemption, the balance in the Trust Account was approximately $58.6 million.

On April 13, 2023, the Company issued a non-interest bearing non-convertible unsecured promissory note to the Old Sponsor for a principal amount of up to $1,050,000 to fund the contributions to the Company’s Trust Account in connection with the First Extension Amendment and the First Trust Amendment (“April 2023 Note”). On each of April 27, 2023, May 30, 2023 and June 28, 2023, the Company deposited $150,000, for an aggregated of $450,000 into the Trust Account, of which, $300,000 was raised from the April 2023 Note. The April 2023 Note was terminated on October 4, 2023 and all amounts outstanding under the April 2023 Note, amounted to $300,000, are forgiven without any further liability of the Company or the Old Sponsor. The amounts forgiven are booked as a capital transaction at October 4, 2023.

On June 15, 2023, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“NASDAQ”) indicating that since the Company’s aggregate market value of its outstanding warrants was less than $1,000,000, the Company was no longer in compliance with the Nasdaq Global Market continued listing criteria set forth in the Nasdaq Listing Rule 5452(b)(C) (the “Rule”), which requires the Company to maintain an aggregate market value of its outstanding warrants of at least $1,000,000 (the “Notice”). The Company has been given 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Rule. The Company did not submit such plan. On August 16, 2023, the Staff notified the Company that NASDAQ determined to commence proceedings to delist the Company’s Public Warrants, each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, and listed to trade on NASDAQ under the symbol “LATGW”, from NASDAQ and that trading in the Public Warrants would be suspended at the opening of business on August 25, 2023, due to the Company’s failure to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants for continued listing under NASDAQ Listing Rule 5452(b)(C). The Company did not appeal the Staff’s delisting determination. As a result, a Form 25-NSE was filed by NASDAQ on September 8, 2023 with the Securities and Exchange Commission (the “SEC”) to remove the Company’s Public Warrants from listing and registration on NASDAQ.

The Company’s current Sponsor is Chenghe Investment I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands (the “New Sponsor” and “Sponsor” means each of the Old Sponsor and the New Sponsor, unless the context indicates otherwise). On September 29, 2023, the Company, the Old Sponsor and the New Sponsor entered into a securities purchase agreement (the “SPA”), and on October 6, 2023, the Old Sponsor and the New Sponsor consummated the transactions contemplated by the SPA (the “Sponsor Sale”) pursuant to which the New Sponsor acquired an aggregate of (i) 2,650,000 Class B ordinary shares, par value $0.0001 per share of the Company and (ii) 7,900,000 Private Placement Warrants held by the Old Sponsor for an aggregate purchase price of $1.00 plus New Sponsor’s agreement to deposit into the Trust Account (a) on the closing of the Sponsor Sale, $450,000 for due and payable extension contribution payments which was provided to the Company in the form of a promissory note from the New Sponsor incurred prior to the date of the SPA and (b) on any other applicable due date, other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement. Prior to the Sponsor Sale closing, the Old Sponsor and the Company shall take all actions necessary to ensure that the Company has fully satisfied, discharged and/or paid all of the Company’s Liabilities (as defined in the SPA) incurred on or prior to the closing date of the Sponsor Sale. Following the completion of the Sponsor Sale, the Old Sponsor owns 600,000 Class B ordinary shares and no Private Placement Warrants. The Old Sponsor, the New Sponsor and the Company further agreed that after the completion of the Sponsor Sale, to the extent that the New Sponsor transfers any Class B ordinary shares (the “Committed Shares”) for the purpose of securing further extension of the period of time that the Company can consummate its initial Business Combination (“Further Extension”), or reducing the number of holder of Class A ordinary shares electing to exercise its redemption rights in connection with any Further Extension, if the number of Class B ordinary shares so transferred by the New Sponsor is less than 1,000,000 Class B ordinary shares, the New Sponsor shall transfer to the Old Sponsor, at the closing of the Business

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Combination, a number of additional Class B ordinary shares equal to the product of (i) 1,000,000 minus the number of Committed Shares and (ii) 0.5, rounded down to the nearest whole number (the “Earnout Shares”), provided that the number of Earnout Shares shall not exceed 250,000 Class B ordinary shares in the aggregate; provided further that, if the New Sponsor uses only cash or other arrangements (excluding the use of Class B ordinary shares) to secure the Further Extension, the amount of the Earnout Shares shall be 100,000 Class B ordinary shares. For the avoidance of doubt, if the New Sponsor uses a combination of cash or other arrangements and Class B ordinary shares to secure the Further Extension, the Old Sponsor shall be entitled to receive Earnout Shares based on the number of Class B ordinary shares transferred, in accordance with the formula described above.

The Company analyzed the SPA entered into during September 2023 under SAB Topic 5, Miscellaneous Accounting, section T, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s) and concluded that the SPA provides the Company with a benefit in the form of the right to receive additional extension contributions from the New Sponsor. The right to receive the additional extension contributions required the New Sponsor, who is a principal shareholder, to provide or cause to provide consideration in the form of a transfer of Class B ordinary shares of the Company. The estimated fair value of the earnout provision at the closing of the Sponsor Sale on October 6, 2023 is nominal to zero. As a result, the Company determined that an expense in the full amount of the fair value of the Class B ordinary shares transferred should be recorded. During October 2023, the Company recorded an expense under SAB Topic 5T of $2,851,750 with a corresponding increase to additional paid-in capital, based on a Monte Carlo Model simulation valuation of the Class B ordinary shares.

In connection with the Sponsor Sale, previous management of the Company, Gerard Cremoux, former chief executive officer, chief financial officer and director, and Gerardo Mendoza, former chief investment officer, and former directors of the Company Michael McGuiness, Eduardo Cortina, Carole Philippe, Miguel Olea, Zain Manekia and Hector Martinez resigned from their respective position as a director (and/or officer, as the case may be), effective upon the closing of the Sponsor Sale. On October 6, 2023, Shibin Wang, Ning Ma, Kwan Sun and James Zhang were appointed as directors of the Company, and Zhiyang Zhou was appointed as chief executive officer and chief financial officer of the Company.

On October 25, 2023, the Company held an extraordinary general meeting (the “Second Extraordinary General Meeting”) at which the shareholders approved (1) the proposal to amend the MAA to extend (the “Second Extension”) the Termination Date from October 27, 2023 to January 27, 2024 for a deposit of the lesser of (a) $240,000 in the aggregate and (b) $0.06 for each of the Class A ordinary share not elected to be redeemed immediately after the Second Extraordinary General Meeting; and to allow the Company, without the need for any further approval of the Company’s shareholders, by resolutions of the board of directors of the Company, to further extend the Termination Date for up to 9 times, each time by one month, from January 27, 2024 up to October 27, 2024, for the deposit of the lesser of (a) $80,000 and (b) $0.02 for each of the Class A ordinary share not elected to be redeemed immediately after the Second Extraordinary General Meeting (the “Second Extension Amendment” and such proposal, the “Second Extension Amendment Proposal”; the deposits in relation to the extension, collectively, the “Extension Contributions”); (2) the proposal to amend the Trust Agreement to reflect the Second Extension, and to allow the Company to maintain any remaining amount in its Trust Account in an interest bearing demand deposit account at a bank; and (3) the proposal to change the Company’s name from LatAmGrowth SPAC to Chenghe Acquisition I Co.

In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 1,658,610 Class A ordinary shares elected to redeem their shares for cash at a redemption price of approximately $10.94 per share, for an aggregate redemption amount of approximately $18.1 million, leaving approximately $43.0 million in the Trust Account.

On October 25, 2023, the Company issued a non-interest bearing non-convertible unsecured promissory note (the “October 2023 Note”) to the New Sponsor, for a principal amount of up to $1,960,000. As of December 31, 2023, the total outstanding under the October 2023 Note was $404,170. Including the $428,000 cash transferred from the Company’s bank account controlled by the Old Sponsor to the account controlled by the New Sponsor (as mentioned above), the New Sponsor paid $832,170 in total, on behalf of the Company, for extension and working

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

capital purposes, of which $610,000 was used for extension deposits and $222,170 was used for working capital purposes. As of the date hereof, additional $450,159 has been drawn from the October 2023 Note for working capital purposes.

On each of October 30, 2023 and November 29, 2023, the Company deposited $80,000 as Extension Contributions into the Trust Account to extend the Termination Date to December 27, 2023. On January 3, 2024, $76,512 was deposited as Extension Contribution into the Trust Account by FST (as defined below) pursuant to the Business Combination Agreement (as defined below), whereunder FST agreed to bear all of the fees and costs relating to the extension of the Company’s Termination Date not exceeding $80,000 per month. On each of February 2, 2024, March 4, 2024 and April 2, 2024, $78,837 was deposited as Extension Contribution into the Trust Account by FST pursuant to the Business Combination Agreement, extending the Termination Date to April 27, 2024. The Extension Contributions loaned by the Sponsor will be forgiven if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account. If the Business Combination Agreement is terminated by FST due to the Company’s shareholders’ failure to approve the FST Business Combination (as defined below) or the Company’s material breach of its obligations as described in the Business Combination Agreement, the Company shall pay and reimburse FST the Extension Contribution(s) FST has deposited in the Trust Account with funds held outside of the Trust Account.

On November 6, 2023, pursuant to the Trust Agreement (as amended on October 25, 2023), the Company instructed Continental Stock Transfer & Trust Company to hold all funds in the Trust Account uninvested in an interest-bearing bank deposit account.

On October 2, 2023, the Old Sponsor entered into the EBC Letter Agreement, under which, the Old Sponsor agreed to (i) transfer, at no consideration, to EBC 25,000 Class B ordinary shares of the Company held by the Old Sponsor at the closing of the Business Combination. If the Old Sponsor is required to forfeit Class B ordinary shares to the Company that it’s retaining pursuant to the SPA so that the total number of Class B ordinary shares becomes less than 500,000, EBC will forfeit a pro rata number of Class B ordinary shares with the Old Sponsor’s reduction below 500,000 such that the Class B ordinary shares held by EBC will then represent 5% of the total Class B ordinary shares held by the Old Sponsor and EBC; (ii) transfer to EBC an aggregate of 26.7% of any consideration it receives as a result of certain “tail” arrangement it has with a third party as a result of a proposed transaction; and (iii) pay to EBC an aggregate of $5,000 to reimburse EBC for expenses incurred by it for the services rendered to the Company and the Old Sponsor.

The 25,000 Class B ordinary shares that the Old Sponsor agreed to transfer to EBC (subject to forfeiture) were valued at $1.09 per share or an aggregate of $27,336 as at October 2, 2023, based on a Monte Carlo Model simulation valuation of the Class B ordinary shares. The amount will be recorded as Compensation Expense at the close of a Business Combination. The estimated fair value of the forfeiture provision on October 2, 2023, the date of the EBC Letter Agreement, was immaterial.

On October 2, 2023, in connection with the Sponsor Sale, EBC issued the EBC Waiver Letter to the Company, pursuant to which, the EBC BCMA is terminated. Under the EBC Waiver Letter, the Company agreed that such Class B ordinary shares to be transferred by the Old Sponsor to EBC under the EBC Letter Agreement will have the same registration rights as the other Class B ordinary shares held by the Old Sponsor.

On October 4, 2023, all amounts outstanding under the April 2023 Note were forgiven without any further liability of the Company or the Old Sponsor. The amounts forgiven are booked as a capital transaction at October 4, 2023.

On November 8, 2023, the New Sponsor notified the Company that it elected to convert 1,058,127 Class B ordinary shares held by itself to the same number of Class A ordinary shares, pursuant to the Founder Share Amendment Proposal. On November 16, 2023, 1,058,127 Class B ordinary shares held by the New Sponsor were converted into

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

the same number of Class A ordinary shares. As of December 31, 2023, there were 5,000,000 Class A ordinary shares (3,941,873 shares are subject to possible redemption) and 2,191,873 Class B ordinary shares of the Company, issued and outstanding.

On November 8, 2023, the Company and Continental Stock Transfer & Trust Company entered into the Amendment No.3 to the Investment Management Trust Agreement, pursuant to which, all references to “LatAmGrowth SPAC” in the Trust Agreement, including the exhibits thereto, are amended to “Chenghe Acquisition I Co.”.

On January 31, 2024, the Company signed an engagement letter with Revere Securities, LLC, pursuant to which, the Company has engaged Revere Securities, LLC to act as its financial advisor (a) in connection with the FST Business Combination and (b) on any private investment in the Company consisting of equity, debt, and/or equity-linked securities in connection with the FST Business Combination.

If the Company has not consummated the Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Sponsor and each member of the management team have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s MAA (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame; and (iv) vote any founder shares held by them and any public shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor have the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot provide assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.20 per public share. In such event, the Company may not be able to complete the

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement and Ancillary Agreements

Business Combination Agreement

On December 22, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (“FST” and together with CayCo and Merger Sub, the “FST Parties”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company with the Company being the surviving company and as a direct, wholly owned subsidiary of CayCo (the “Merger”), and the Company will change its name to “FST Ltd.” (the “FST Business Combination”). Under the Business Combination Agreement, FST agreed to bear all of the fees and costs relating to the extension of the Company’s Termination Date not exceeding $80,000 per month. The Extension Contributions loaned to the Company will be forgiven if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account. If the Business Combination Agreement is terminated by FST due to the Company’s shareholders’ failure to approve the FST Business Combination or the Company’s material breach of its obligations as described in the Business Combination Agreement, the Company shall pay and reimburse FST the Extension Contribution(s) FST has deposited in the Trust Account with funds held outside of the Trust Account.

Pursuant to the Business Combination Agreement, at the time when the Merger becomes effective, (i) each outstanding Unit of the Company will be automatically separated (“Unit Separation”) and the holder thereof will be deemed to hold one Class A ordinary share and one-half of one Public Warrant of the Company; (ii) each then issued and outstanding Class B ordinary share of the Company will be automatically converted into one Class A ordinary share of the Company (the “SPAC Class B Conversion”) and each Class B ordinary share of the Company will no longer be issued and outstanding and will automatically be cancelled and cease to exist; (iii) each Class A ordinary share of the Company (which for the avoidance of doubt, includes the Class A ordinary shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) will convert into the right to receive one ordinary share of CayCo; and (iv) each warrant of the Company that is outstanding and unexercised will automatically convert into the right to receive a warrant of CayCo, which shall be on the same terms and conditions as the applicable warrant of the Company.

Under the Business Combination Agreement, the obligations of the parties (or, in some cases, some of the parties) to consummate the FST Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the accuracy of representations and warranties to various standards, from no material qualifier to a material adverse effect qualifier, (ii) material compliance with pre-closing covenants, (iii) no material adverse effect for FST, (iv) FST’s Company Acquisition Percentage (as defined in the Business Combination Agreement) reaching at least 90%, (v) the consummation of the FST Restructuring (as defined in the Business Combination Agreement), (vi) the delivery of customary closing certificates, (vii) the receipt of Taiwan DIR Approval and such approval being effective, (viii) the absence of a legal prohibition on consummating the transactions, (ix) approval by the SPAC’s and the Company’s shareholders, (x) approval of a listing application on the applicable stock exchange for newly issued shares, and (xi) SPAC having at least US$5,000,001 of net tangible assets remaining after redemption.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the closing of the FST Business Combination, including, among others, the following:

Sponsor Support Agreement

Concurrently with the extension of the Business Combination Agreement, the Company, the New Sponsor, the Old Sponsor and FST entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which each Sponsor has agreed to, among other things, vote in favor of the transaction contemplated under the Business Combination Agreement, from the date when FST received the Taiwan DIR Approval (as defined therein) until the closing of the FST Business Combination or, if earlier, until termination of the Business Combination Agreement.

Company Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, FST, CayCo, certain shareholders of FST listed thereto and certain shareholders of CayCo listed thereto entered into a company shareholder support agreement (the “Company Support Agreement”), pursuant to which each signatory shareholders of FST and CayCo has agreed to, among other things, vote to the transactions contemplated under the Business Combination Agreement, and to not transfer any Subject Shares (as defined therein) until termination of the Company Support Agreement.

Lock-up Agreement

At the closing of the FST Business Combination, CayCo, the New Sponsor, certain shareholder of FST (the “Company Holders”) listed thereto and certain person listed thereto (the “Sponsor Key Holders”, and together with the Company Holders, the “Holders”) will enter into a lock-up agreement (the “Lock-up Agreement”), pursuant to which, each Holder agrees to not to transfer any Lock-Up Shares (as defined therein) for a period of six (6) months after the closing date of the FST Business Combination, with certain exceptions and carveouts.

Investor Rights Agreement

At the closing of the FST Business Combination, CayCo, the Company, FST and other parties listed thereto will enter into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, (i) CayCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights, and (ii) each party to the Investor Rights Agreement agrees to cause (x) the board of CayCo to be comprised of five (5) directors (subject to increase by unanimous resolutions of the board from time to time), (y) one (1) of such directors should be nominated by the New Sponsor and (z) as long as the Sponsor Parties (as defined therein) beneficially own any ordinary shares of CayCo, CayCo shall take all necessary actions to cause the individuals nominated by the New Sponsor for election as directors to be elected as directors.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had no cash on hand and working capital deficit of $2,116,996. On October 6, 2023, the Company transferred cash balance of $428,000 from its bank account controlled by the Old Sponsor to an account controlled by the New Sponsor, as the new bank account of the Company under the control of the New Sponsor has not been set up yet as of December 31, 2023. In January 2024, the Company set up a new bank account under control of the New Sponsor, as of the date hereof, no cash was deposited in the new bank account.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

The Company’s liquidity needs prior to the IPO had been satisfied through a payment from the Old Sponsor of $25,000 (see Note 5) for the founder shares to cover certain offering costs and the loan under an unsecured promissory note from the Old Sponsor of $142,350, which was paid in full on January 27, 2022 (see Note 5). After the consummation of the IPO, cash of $2,494,203 in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes.

The Company did not have any cash on hand as of December 31, 2023. Until consummation of its initial Business Combination, the Company will use the funds raised from the New Sponsor as mentioned below for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

The Company can raise additional capital through Working Capital Loans (as defined below) from the Sponsor, an affiliate of the Sponsor, certain of the Company’s officers and directors, or through loans from third parties. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide assurance that new financing will be available to it on commercially acceptable terms, if at all.

On April 13, 2023, the Company issued the April 2023 Note as described above. The April 2023 Note was terminated on October 4, 2023 and the withdrawal of $300,000 under the April 2023 Note was forgiven without any further liability of the Company or the Old Sponsor.

On October 25, 2023, the Company issued the October 2023 Note. As of December 31, 2023, the total outstanding under the October 2023 Note was $404,170. Including the $428,000 cash transferred from the Company’s bank account controlled by the Old Sponsor to the account controlled by the New Sponsor (as mentioned above), the New Sponsor paid $832,170 in total, on behalf of the Company, for extension and working capital purposes, of which $610,000 was used for extension deposits and $222,170 was used for working capital purposes. As of the date hereof, additional $450,159 has been drawn from the October 2023 Note for working capital purposes.

If a Business Combination is not consummated by the required date and the Company is unable to obtain the funding to further extend the Termination Date, there will be a mandatory liquidation and subsequent dissolution.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until April 27, 2024 (or October 27, 2024 subject to additional extension deposits of $78,837 each month) to consummate the initial Business Combination. The Company intends to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by April 27, 2024 (or October 27, 2024 subject to additional extension deposits of $78,837 each month). Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the Israel-Hamas conflict and the Russia-Ukraine war and has concluded that while it is reasonably possible that the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022. The Company held cash of $0 and $1,103,214 as of December 31, 2023 and 2022, respectively.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Cash and Marketable Securities Held in Trust Account

At December 31, 2023 and 2022, the Company held $43,605,597 and $134,512,063, respectively, in the Trust Account. On November 6, 2023, pursuant to the Trust Agreement (as amended on October 25, 2023), the Company instructed Continental Stock Transfer & Trust Company to hold all funds in the Trust Account uninvested in an interest — bearing bank deposit account. As of December 31, 2023, all funds in the Trust Account are held in cash. As of December 31, 2022, the amounts held in Trust Account consisted entirely of funds which invest only in cash and U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Dividend income from securities in the Trust Account is included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Warrant Liabilities

The Company assessed its warrants under ASC 480-25, “Distinguishing liabilities from equity” and ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company accounts for the Public Warrants and Private Placement Warrants (collectively, the “Warrants”) as derivative liabilities. A provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 “Derivatives and Hedging” (“ASC 815”), the Company accounts for Warrants for the Company’s ordinary shares that are not indexed to its own stock as derivative liabilities at fair value on the balance sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statements of operations in the period of change.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

the valuation of an investment in its entirety requires judgement and considers factors specific to the investment. The categorization of an investment within the hierarchy is based on the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

See Note 8 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments and Warrant and Over-allotment Liability

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity and measurement of fair value is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities and overallotment option have been allocated based on their relative fair value of total proceeds and are recognized in the statements of operations as incurred. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or the creation of current liabilities.

The Company accounts for warrants and over-allotment as either equity-classified or liability-classified instruments based on an assessment of the warrant and over-allotment option’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the warrants and over-allotment option are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants and over-allotment option meet all of the requirements for equity classification under ASC 815, including whether the warrants and over-allotment option are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment is conducted at the time of warrant and over-allotment option issuance and as of each subsequent quarterly period end date while the warrants and over-allotment option are outstanding.

For warrants and over-allotment option that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For warrants and over-allotment that do not meet all the criteria for equity classification, they are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants and over-allotment option are recognized as a non-cash gain or loss on the statements of operations.

The Company accounted for the Public Warrants (see Note 3), Private Placement Warrants (see Note 4) and over-allotment option (Note 6) in accordance with the guidance contained in ASC 815-40. The Warrants and over-allotment are not considered indexed to the Company’s own ordinary shares, and as such, they do not meet the criteria for equity treatment and are recorded as liabilities.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023 and 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as Class A and Class B. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period. The Company did not consider the effect of the warrants issued in connection with the IPO and the private placement in the calculation of diluted income (loss) per ordinary share because their exercise is contingent upon future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share. Remeasurement associated with the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

At December 31, 2023 and 2022, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our earnings. As a result, diluted income per share is the same as basic income per share for the period presented.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
	Redeemable Class A	Non-redeemable Class A and Class B	Redeemable Class A	Non-redeemable Class A and Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$297,384	$128,528	$7,742,753	$2,089,858
Denominator:
Weighted average shares outstanding	7,519,729	3,250,000	12,040,984	3,250,000
Basic and diluted net income per share	$0.04	$0.04	$0.64	$0.64

Offering Costs associated with the IPO

The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A — “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T — “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs directly attributable to the issuance of an equity contract to be classified in temporary equity are recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $7,647,620 as a result of the IPO (consisting of $2,600,000 of underwriting fees, $4,550,000 of deferred underwriting fees, and $497,620 of other offering costs). The Company recorded $7,312,390 of offering costs as a

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

reduction of temporary equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $335,230 of offering costs in connection with the Public Warrants, Private Placement Warrants and over-allotment option that were classified as liabilities.

Class A Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

At December 31, 2023 and 2022, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets. On April 13, 2023, in connection with First Extension Amendment Proposal, holders of 7,399,517 shares of Class A ordinary shares exercised the right to redeem such shares for a payment of approximately $77.5 million or approximately $10.47 per share. On October 25, 2023, in connection with the Second Extension Amendment Proposal, holders of the holders of 1,658,610 Class A ordinary shares elected to redeem their shares for cash at a redemption price of approximately $10.94 per share, for an aggregate redemption amount of approximately $18.1 million, leaving approximately $43.0 million in the Trust Account.

As of December 31, 2023 and 2022, the amount of Class A ordinary shares reflected on the balance sheets are reconciled in the following table:

Gross proceeds from IPO	$130,000,000

Less:
Fair value of proceeds allocated to Public Warrants	(4,940,000)
Fair value of proceeds allocated to overallotment liability	(390,000)
Class A ordinary shares issuance cost	(7,312,390)
Plus:
Remeasurement of Class A ordinary shares subject to possible redemption at initial public offering	17,154,453
Class A ordinary shares subject to possible redemption as of December 31, 2022	134,512,063
Less:
Partial Redemption	(95,617,197)
Plus:
Remeasurement of Class A ordinary shares subject to possible redemption	4,710,731
Class A ordinary shares subject to possible redemption as of December 31, 2023	$43,605,597

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On January 27, 2022, the Company consummated its IPO of 13,000,000 Units at $10.00 per Unit, generating gross proceeds of $130,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share. The Public Warrants will become exercisable 30 days after the completion of the initial Business Combination and expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 7,900,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $7,900,000.

The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 2, 2021, the Old Sponsor paid $25,000, or approximately $0.007 per share, to cover certain offering costs in consideration for 3,737,500 Class B ordinary shares, par value $0.0001. Up to 487,500 founder shares were subject to forfeiture by the Old Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In March 2022, the Old Sponsor effected a surrender of the 487,500 founder shares to the Company for no consideration upon expiration of the over-allotment option. Pursuant to the Sponsor Sale as described above, the New Sponsor acquired 2,650,000 Class B ordinary shares, and on November 16, 2023, 1,058,127 Class B ordinary shares held by the New Sponsor were converted into the same number of Class A ordinary shares. As of December 31, 2023, there were 2,191,873 Class B ordinary shares of the Company, issued and outstanding.

The holders of the Company’s founder shares have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the Class B ordinary shares with respect to any founder shares (Lock-up). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) the Company consummates a transaction after the initial Business Combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

The sale or allocation of the founders shares to the Company’s director nominees and affiliates of its Sponsor group, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 22,000 shares transferred to the Company’s consultants on April 1, 2022 was $101,640 or $4.62 per share. The founder shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the founder shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of founders shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the founder shares. As of December 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

Promissory Note — Related Party

On June 2, 2021, the Old Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and are due at the earlier of June 15, 2022 or the closing of the IPO. At the IPO date, the Company paid $142,350 to the Old Sponsor in full repayment of the promissory note. As of December 31, 2023 and 2022, the Company had no outstanding balance under the promissory note, respectively.

On April 13, 2023, the Company issued a non — interest bearing non — convertible unsecured promissory note to the Old Sponsor for a principal amount of up to $1,050,000 to fund the contributions to the Company’s Trust Account in connection with the First Extension Amendment and the First Trust Amendment. On each of April 27, 2023 and May 30, 2023, the Old Sponsor deposited $150,000 into the Trust Account, for an aggregated of $300,000. The April 2023 Note was terminated on October 4, 2023 and all amounts outstanding under the April 2023 Note are forgiven without any further liability of the Company or the Old Sponsor. The amounts forgiven are booked as a capital transaction at October 4, 2023.

On October 25, 2023, the Company issued the October 2023 Note to the New Sponsor for a principal amount of up to $1,960,000 to fund the Extension Contributions in connection with the Second Extension Amendment and working capital. As of December 31, 2023, the total outstanding under the October 2023 Note was $404,170. Including the $428,000 cash transferred from the Company’s bank account controlled by the Old Sponsor to the account controlled by the New Sponsor (as mentioned above), the New Sponsor paid $832,170 in total, on behalf of the Company, for extension and working capital purposes, of which $610,000 was used for extension deposits and $222,170 was used for working capital purposes. As of the date hereof, additional $450,159 has been drawn from the October 2023 Note for working capital purposes.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The terms of such warrants would be identical to those of the Private Placement Warrants. As of December 31, 2023 and 2022, the Company had no borrowings under the Working Capital Loans.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the (i) founder shares, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) warrants that may be issued upon conversion of Working Capital Loans have registration rights to require the Company to use its best efforts to register a sale of any of its securities held by them pursuant to a registration rights agreement dated January 24, 2022. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Legal Fee Arrangement

Pursuant to the SPA, in respect of the legal expenses of Shearman & Sterling LLP (“Shearman”), the Company’s legal counsel prior to the Sponsor Sale, owed by the Company, the Company will pay Shearman in connection with the closing of the initial Business Combination of the Company together with the payment of other transaction expenses and fees pursuant to the funds flow for such Business Combination, an amount equal to $350,000 in immediately available funds to such account as may be provided by Shearman in advance in writing. In addition, the Old Sponsor shall reserve 15,000 Class B ordinary shares in respect of its obligation to Shearman and, promptly following the first date that such shares can be sold, the Old Sponsor will sell those shares and send the proceeds in immediately available funds to such account as may be provided by Shearman in advance in writing. In the event of liquidation of the Company prior to the completion of its initial Business Combination, the Company will pay Shearman $250,000 on or prior to such liquidation date in immediately available funds to such account as may be provided by Shearman in advance in writing. The Old Sponsor represents, warrants and agrees that the foregoing description of the payment of legal expenses constitute full and final settlement of such fees, and there is no other Liability (as defined in the SPA) of the Company in respect of the legal expenses of Shearman other than as so described. The Old Sponsor, the New Sponsor and the Company agree that Shearman shall be an express third party beneficiary of the terms of the legal fee arrangement under the SPA.

Underwriting Agreement

The Company granted the underwriters of the IPO a 45-day option from the date of the IPO to purchase up to an additional 1,950,000 Units to cover over-allotments, which expired unexercised on March 10, 2022.

The underwriters received a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO, or $2,600,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $4,550,000, upon the completion of the Company’s initial Business Combination.

On September 8, 2023, BofA delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferred underwriting fee to be paid under the terms of the Underwriting Agreement. On September 19, 2023, BTG Pactual delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferring underwriting fee with respect to the Business Combination. As a result, the Company recorded a reduction of the deferred underwriting payable of $4,550,000, with $186,550 to other income and $4,363,450 to accumulated deficit.

Forward Purchase Agreement

An affiliate of the Old Sponsor (the “Sponsor Affiliate”) entered into a forward purchase agreement with the Company in connection with the IPO that provides for the purchase by the Sponsor Affiliate of an aggregate of up to 4,000,000 Units for an aggregate purchase price of up to $40,000,000, in a private placement that will close simultaneously with the closing of the Company’s initial Business Combination. The proceeds from the sale of these forward purchase units, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of Public Shares) and any other equity or debt financing obtained by the Company in connection

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS & CONTINGENCIES (cont.)

with the Business Combination, will be used to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, the Sponsor Affiliate may purchase less than 4,000,000 forward purchase units. In addition, the Sponsor Affiliate’s commitment under the forward purchase agreement will be subject to the Sponsor Affiliate’s completing the raising of a new fund, approval of its investment committee as well as customary closing conditions under the forward purchase agreement.

The forward purchase shares are identical to the Class A ordinary shares included in the Units sold in the IPO, except that pursuant to the forward purchase agreement, they are not transferable, assignable or salable until 30 days after the completion of our initial Business Combination, subject to limited exceptions. The forward purchase warrants have the same terms as the private placement warrants.

Business Combination Marketing Agreement

On February 9, 2023, the Company entered into a business combination marketing agreement (the “EBC BCMA”) with EarlyBirdCapital, Inc. (“EBC”) for EBC’s assistance in connection with a potential Business Combination with a cash fee equal to $2,000,000 contingent upon closing of the Business Combination. If a proposed Business Combination is not consummated for any reason, no fee is due unless the Company receives a termination payment established in the definitive written agreement with the target company in the Business Combination, in which case, EBC will be entitled to 1/3 of the termination payment up to a maximum of $1,000,000. As prescribed by the BCMA, in the Company’s own discretion, it may engage EBC as non — exclusive placement agent for the Company, on a “best efforts” basis, in connection with a private placement of shares of common stock and/or convertible debt or preferred stock, the structuring of a collateralized equity transaction, or the arrangement of an equity line of credit of the Company in connection with the Business Combination, for a placement agent’s fee of (for equity and equity equivalents) 3.5% and (for debt and convertible securities) 2.0% of the capital raised by investors contracts by EBC, payable at the closing of the Business Combination.

On October 2, 2023, the Old Sponsor entered into a letter agreement with EBC (the “EBC Letter Agreement”), under which, the Old Sponsor agreed to (i) transfer, at no consideration, to EBC 25,000 Class B ordinary shares of the Company held by the Old Sponsor at the closing of the Business Combination. If the Old Sponsor is required to forfeit Class B ordinary shares to the Company that it’s retaining pursuant to the SPA so that the total number of Class B ordinary shares becomes less than 500,000, EBC will forfeit a pro rata number of Class B ordinary shares with the Old Sponsor’s reduction below 500,000 such that the Class B ordinary shares held by EBC will then represent 5% of the total Class B ordinary shares held by the Old Sponsor and EBC; (ii) transfer to EBC an aggregate of 26.7% of any consideration it receives as a result of certain “tail” arrangement it has with a third party as a result of a proposed transaction; and (iii) pay to EBC an aggregate of $5,000 to reimburse EBC for expenses incurred by it for the services rendered to the Company and the Old Sponsor.

The 25,000 Class B ordinary shares that the Old Sponsor agreed to transfer to EBC (subject to forfeiture) were valued at $1.09 per share or an aggregate of $27,336 as at October 2, 2023, based on a Monte Carlo Model simulation valuation of the Class B ordinary shares. The amount will be recorded as Compensation Expense at the close of a Business Combination. The estimated fair value of the forfeiture provision on October 2, 2023, the date of the EBC Letter Agreement, was immaterial.

On October 2, 2023, in connection with the Sponsor Sale (see Note 1), EBC issued a waiver letter (“EBC Waiver Letter”) to the Company, pursuant to which, the EBC BCMA is terminated. Under the EBC Waiver Letter, the Company agreed that such Class B ordinary shares to be transferred by the Old Sponsor to EBC under the EBC Letter Agreement will have the same registration rights as the other Class B ordinary shares held by the Old Sponsor.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2023 and 2022, there were no shares of preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2023 and 2022, 1,058,127 and 0 shares of Class A ordinary shares issued or outstanding (excluding 3,941,873 and 13,000,000 shares subject to possible redemption), respectively.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At December 31, 2023 and 2022, there were 2,191,873 and 3,250,000 Class B ordinary shares issued and outstanding, respectively.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law or the MAA. Unless specified in the Company’s MAA, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

On April 13, 2023, at the First Extraordinary General Meeting, the shareholders approved, among others, the proposal to amend the Company’s MAA to provide for the right of a holder of the Company’s Class B ordinary shares to convert into Class A ordinary shares on a one-for-one basis prior to the closing of a Business Combination at the election of the holder.

On November 8, 2023, the New Sponsor notified the Company that it elected to convert 1,058,127 Class B ordinary shares held by itself to the same number of Class A ordinary shares, pursuant to the Founder Share Amendment Proposal. On November 16, 2023, 1,058,127 Class B ordinary shares held by the New Sponsor were converted into the same number of Class A ordinary shares. As of December 31, 2023, there were 5,000,000 Class A ordinary shares (3,941,873 shares are subject to possible redemption) and 2,191,873 Class B ordinary shares of the Company, issued and outstanding.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s liabilities that are measured at fair value on December 31, 2023 and 2022 and indicates the Level 3 fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liabilities – Public Warrants	$65,000	$65,000	$—	$—
Warrant liabilities – Private Placement Warrants	79,000	—	—	79,000
	$144,000	$65,000	$—	$79,000
	December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liabilities – Public Warrants	$780,000	$780,000	$—	$—
Warrant liabilities – Private Placement Warrants	948,000	—	948,000	—
	$1,728,000	$780,000	$948,000	$—

The Public Warrants and the Private Placement Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the balance sheets. The warrant liabilities were measured at fair value at inception and remeasured on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The overallotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the balance sheets from January 27, 2022 up to its expiration on March 10, 2022. The overallotment liability was measured at fair value at inception. The expiration of the overallotment resulted in a gain of $390,000 which is presented within gain on expiration of overallotment option in the statements of operations.

The Company used a Binomial Option Pricing Model to value the Private Placement Warrants and a Black-Scholes model to value the overallotment option at the initial measurement date. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), first to the warrants and overallotment option based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity) based on their fair values at the initial measurement date. The Public Warrants, the Private Placement Warrants and overallotment option were classified within Level 3 of the fair value hierarchy at the initial measurement dates due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

At December 31, 2023, the Company used the quoted price on Over-the-Counter Market (the “OTC”) to establish the fair value of the Public Warrants. At December 31, 2022, the Company used the quoted price on Nasdaq to establish the fair value of the Public Warrants and transferred the Public Warrants from Level 3 to Level 1 due to the use of observable inputs.

CHENGHE ACQUISITION I CO.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The Private Placement Warrants were transferred to a Level 2 from a Level 3 during the year ended December 31, 2022, due to the use of an observable market quote for a similar asset in an active market. At December 31, 2022 the Company’s Public Warrant price was used to valuate the Private Warrants. The Private Placement Warrants changed from Level 2 at March 31, 2023 to Level 3 at December 31, 2023 as a result of the lack of an observable market quote of the Public Warrants on that day. At December 31, 2023 a Monte Carlo simulation methodology was used in estimating the fair value of the Private Placement Warrants. The key inputs for Monte Carlo simulation for the Private Placement Warrants as of December 31, 2023 were as follows:

Input	December 31, 2023
Public Warrant Price	$0.01
Risk-free interest rate	4.64%
Expected term (years)	1.26
Expected volatility	de minimis
Stock price	$11.03
Exercise price	$11.50

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

As of the date hereof, additional $450,159 has been drawn from the October 2023 Note for working capital purposes.

On each of February 2, 2024, March 4, 2024 and April 2, 2024, $78,837 was deposited as Extension Contribution into the Trust Account by FST pursuant to the Business Combination Agreement, extending the Termination Date to April 27, 2024.

CHENGHE ACQUISITION I CO.
CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current Assets
Cash	$—	$—
Prepaid expenses	64,714	3,640
Total Current Assets	64,714	3,640
Cash held in Trust Account	45,037,172	43,605,597
Total Assets	$45,101,886	$43,609,237

Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$2,069,392	$1,716,466
Promissory Note – Related Party	1,127,668	404,170
Transaction costs payable	473,025	—
Total Current Liabilities	3,670,085	2,120,636
Warrant liabilities	720,000	144,000
Total Liabilities	4,390,085	2,264,636

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, 3,941,873 shares at redemption value of $11.43 and $11.06 at June 30, 2024 and December 31, 2023, respectively	45,037,172	43,605,597

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,058,127 issued and outstanding (excluding 3,941,873 shares subject to possible redemption) at June 30, 2024 and December 31, 2023	106	106
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,191,873 shares issued and outstanding at June 30, 2024 and December 31, 2023	219	219
Additional paid-in capital	528,679	1,960,254
Accumulated deficit	(4,854,375)	(4,221,575)
Total Shareholders’ Deficit	(4,325,371)	(2,260,996)
Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$45,101,886	$43,609,237

The accompanying notes are an integral part of these unaudited condensed financial statements.

CHENGHE ACQUISITION I CO.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Formation and operating costs	$370,185	$291,733	$1,015,350	$653,178
Loss from operations	(370,185)	(291,733)	(1,015,350)	(653,178)
Other income (expense):
Gain (loss) on change in fair value of warrants	—	589,610	(576,000)	1,309,610
Trust interest income	478,701	863,072	958,550	2,290,406
Total other income, net	478,701	1,452,682	382,550	3,600,016
Net income (loss)	$108,516	$1,160,949	$(632,800)	$2,946,838
Basic and diluted weighted average shares outstanding of Class A ordinary shares subject to possible redemption	3,941,873	7,048,215	3,941,873	9,991,405
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.02	$0.11	$(0.09)	$0.22
Basic and diluted weighted average shares outstanding of non-redeemable Class A and Class B ordinary shares	3,250,000	3,250,000	3,250,000	3,250,000
Basic and diluted net income (loss) per share, non-redeemable Class A and Class B ordinary shares	$0.02	$0.11	$(0.09)	$0.22

The accompanying notes are an integral part of these unaudited condensed financial statements.

CHENGHE ACQUISITION I CO.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	1,058,127	$106	2,191,873	$219	$1,960,254	$(4,221,575)	$(2,260,996)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(716,361)	—	(716,361)
Net loss	—	—	—	—	—	(741,316)	(741,316)
Balance as of March 31, 2024 (unaudited)	1,058,127	$106	2,191,873	$219	$1,243,893	$(4,962,891)	$(3,718,673)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(715,214)	—	(715,214)
Net income	—	—	—	—	—	108,516	108,516
Balance as of June 30, 2024 (unaudited)	1,058,127	$106	2,191,873	$219	$528,679	$(4,854,375)	$(4,325,371)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class B		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of December 31, 2022	3,250,000	$325	$—	$(5,491,702)	$(5,491,377)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	(1,427,334)	(1,427,334)
Net income	—	—	—	1,785,889	1,785,889
Balance as of March 31, 2023 (unaudited)	3,250,000	325	—	(5,133,147)	(5,132,822)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	(1,313,072)	(1,313,072)
Net income	—	—	—	1,160,949	1,160,949
Balance as of June 30, 2023 (unaudited)	3,250,000	$325	$—	$(5,285,270)	$(5,284,945)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CHENGHE ACQUISITION I CO.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(632,800)	$2,946,838
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(958,550)	(2,290,406)
Unrealized gain (loss) on change in fair value of warrants	576,000	(1,309,610)
Changes in operating assets and liabilities:
Prepaid expenses	(61,074)	136,080
Accounts payable and accrued expenses	352,926	87,270
Due to related party	—	(319)
Net cash used in operating activities	(723,498)	(430,147)

Cash flows from investing Activities:
Cash withdrawn from Trust Account in connection with redemption	—	77,471,024
Principal deposited in Trust Account	(473,025)	(450,000)
Net cash (used in) provided by investing activities	(473,025)	77,021,024

Cash flows from financing Activities:
Redemption of ordinary shares	—	(77,471,024)
Proceeds from Sponsor promissory note	723,498	300,000
Extension deposits paid by target	473,025	—
Net cash provided by (used in) financing activities	1,196,523	(77,171,024)

Net change in cash	—	(580,147)
Cash, beginning of the period	—	1,103,214
Cash, end of the period	$—	$523,067

Supplemental disclosure of cash flow information:
Remeasurement of Class A ordinary shares to redemption amount	$1,431,575	$2,740,406

The accompanying notes are an integral part of these unaudited condensed financial statements.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION

Chenghe Acquisition I Co. (f/k/a LatAmGrowth SPAC) (the “Company”) was incorporated as a Cayman Islands exempted company on May 20, 2021. On October 25, 2023, shareholder of the Company approved to change the name of the Company from LatAmGrowth SPAC to Chenghe Acquisition I Co. as a result of the Sponsor Sale (see details of such Sponsor Sale below). The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of June 30, 2024, the Company had not commenced any operations. All activity for the period from May 20, 2021 (inception) through June 30, 2024 relates to the Company’s formation, its initial public offering (the “IPO”), the search for a Business Combination target and the negotiation of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective on January 24, 2022. On January 27, 2022, the Company consummated the IPO of 13,000,000 units, (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $130,000,000, which is discussed in Note 3. Each Unit consists of one Public Share and one-half of one redeemable warrant (the “Public Warrant”). On September 8, 2023, BofA Securities, Inc. (“BofA”) delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferred underwriting fee to be paid under the terms of the underwriting agreement (the “Underwriting Agreement”) dated January 24, 2022 entered into in connection with the IPO by and among the Company, BofA and Banco BTG Pactual S.A. (“BTG Pactual”). On September 19, 2023, BTG Pactual delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferring underwriting fee with respect to the Business Combination.

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,900,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to LatAmGrowth Sponsor LLC, a Delaware limited liability company (the “Old Sponsor”), generating gross proceeds of $7,900,000, which is discussed in Note 4.

Transaction costs amounted to $7,647,620 consisting of $2,600,000 of underwriting discount, $4,550,000 of deferred underwriting discount, and $497,620 of other offering costs. In addition, $2,494,203 of cash was held outside of the Trust Account (as defined below) and was available for working capital purposes at the consummation of the IPO.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete such Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on January 27, 2022, an amount of $132,600,000 ($10.20 per Unit) from the net proceeds of the sale of the public units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account (“Trust Account”) and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the public shares if the Company has not completed its initial Business Combination within the time frame to consummate the business combination

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

period (the “Combination Period”) as defined in its amended and restated memorandum and articles of association (as amended from time to time, the “MAA”) or during any extended time that the Company has to consummate a Business Combination as a result of a shareholder vote to amend its MAA or (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend the Company’s MAA to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirements.

The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding public shares, subject to the limitations and on conditions described in the Company’s IPO Prospectus. The amount in the Trust Account is $11.43 per public share as of June 30, 2024.

Ordinary shares subject to redemption are recorded at redemption value and classified as temporary equity following the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

On April 13, 2023, the Company convened an extraordinary general meeting (the “First Extraordinary General Meeting”) virtually. At the First Extraordinary General Meeting, the shareholders approved (1) the proposal to amend the Company’s MAA to extend the date (the “Termination Date”) by which the Company must (i) consummate its Business Combination, (ii) cease its operations except for the purpose of winding up if it fails to consummate a Business Combination, and (iii) redeem all of the Company’s Public Shares from April 27, 2023 to November 27, 2023 (the “First Extension Amendment” and such proposal, the “First Extension Amendment Proposal”); (2) the proposal to amend the Investment Management Trust Agreement, dated January 24, 2022 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, to allow the Company to extend, on a month to month basis, the date on which the Trustee must liquidate the Trust Account established by the Company in connection with the IPO if the Company has not completed its initial Business Combination, from April 27, 2023 to up to November 27, 2023 by depositing into the Trust Account the lesser of $150,000 or $0.0375 per Public Share that remains outstanding and is not redeemed in connection with the First Extension Amendment Proposal per calendar month commencing on April 27, 2023 (the “First Trust Amendment”); (3) the proposal to amend the Company’s MAA to provide for the right of a holder of the Company’s Class B ordinary shares (par value $0.0001, the “Class B ordinary shares” or “founder shares”) to convert into Class A ordinary shares on a one-for-one basis prior to the closing of a Business Combination at the election of the holder (the “Founder Share Amendment Proposal”); and (4) the proposal to amend the Company’s MAA to remove the limitation that the Company shall not redeem Public Shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 . The approval of the First Extension Amendment Proposal gives the Company an additional 7 months to consummate its Business Combination under the Combination Period.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Additionally, at the First Extraordinary General Meeting, holders of Public Shares were afforded the opportunity to require the Company to redeem their Public Shares for their pro rata share of the Trust Account. 7,399,517 of the 13,000,000 Public Shares were redeemed at a redemption price of approximately $10.47 per share for an aggregate redemption amount of approximately $77.5 million, leaving 5,600,483 Public Shares remaining outstanding. Following this redemption, the balance in the Trust Account was approximately $58.6 million.

On April 13, 2023, the Company issued a non-interest bearing non-convertible unsecured promissory note to the Old Sponsor for a principal amount of up to $1,050,000 to fund the contributions to the Company’s Trust Account in connection with the First Extension Amendment and the First Trust Amendment (“April 2023 Note”). On each of April 27, 2023, May 30, 2023 and June 28, 2023, the Company deposited $150,000, for an aggregated of $450,000 into the Trust Account, of which, $300,000 was raised from the April 2023 Note. The April 2023 Note was terminated on October 4, 2023 and all amounts outstanding under the April 2023 Note, amounted to $300,000, are forgiven without any further liability of the Company or the Old Sponsor. The amounts forgiven are booked as a capital transaction at October 4, 2023.

On June 15, 2023, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“NASDAQ”) indicating that since the Company’s aggregate market value of its outstanding warrants was less than $1,000,000, the Company was no longer in compliance with the Nasdaq Global Market continued listing criteria set forth in the Nasdaq Listing Rule 5452(b)(C) (the “Rule”), which requires the Company to maintain an aggregate market value of its outstanding warrants of at least $1,000,000 (the “Notice”). The Company has been given 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Rule. The Company did not submit such plan. On August 16, 2023, the Staff notified the Company that NASDAQ determined to commence proceedings to delist the Company’s Public Warrants, each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, and listed to trade on NASDAQ under the symbol “LATGW”, from NASDAQ and that trading in the Public Warrants would be suspended at the opening of business on August 25, 2023, due to the Company’s failure to maintain a minimum of $1,000,000 in aggregate market value of its outstanding warrants for continued listing under NASDAQ Listing Rule 5452(b)(C). The Company did not appeal the Staff’s delisting determination. As a result, a Form 25-NSE was filed by NASDAQ on September 8, 2023 with the Securities and Exchange Commission (the “SEC”) to remove the Company’s Public Warrants from listing and registration on NASDAQ.

The Company’s current Sponsor is Chenghe Investment I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands (the “New Sponsor” and “Sponsor” means each of the Old Sponsor and the New Sponsor, unless the context indicates otherwise). On September 29, 2023, the Company, the Old Sponsor and the New Sponsor entered into a securities purchase agreement (the “SPA”), and on October 6, 2023, the Old Sponsor and the New Sponsor consummated the transactions contemplated by the SPA (the “Sponsor Sale”) pursuant to which the New Sponsor acquired an aggregate of (i) 2,650,000 Class B ordinary shares, par value $0.0001 per share of the Company and (ii) 7,900,000 Private Placement Warrants held by the Old Sponsor for an aggregate purchase price of $1.00 plus New Sponsor’s agreement to deposit into the Trust Account (a) on the closing of the Sponsor Sale, $450,000 for due and payable extension contribution payments which was provided to the Company in the form of a promissory note from the New Sponsor incurred prior to the date of the SPA and (b) on any other applicable due date, other extension payments that may become due after the Sponsor Sale, and in accordance with the terms of the Trust Agreement. Prior to the Sponsor Sale closing, the Old Sponsor and the Company shall take all actions necessary to ensure that the Company has fully satisfied, discharged and/or paid all of the Company’s Liabilities (as defined in the SPA) incurred on or prior to the closing date of the Sponsor Sale. Following the completion of the Sponsor Sale, the Old Sponsor owns 600,000 Class B ordinary shares and no Private Placement Warrants. The Old Sponsor, the New Sponsor and the Company further agreed that after the completion of the Sponsor Sale, to the extent that the New Sponsor transfers any Class B ordinary shares (the “Committed Shares”) for the purpose of securing further extension of the period of time that the Company can consummate its initial Business Combination (“Further Extension”), or reducing the number of holder of Class A ordinary shares electing to exercise its redemption rights in connection with any Further Extension, if the number of Class B ordinary shares so transferred by the New Sponsor is less than 1,000,000 Class B ordinary shares, the New Sponsor shall transfer to the Old Sponsor, at the closing of the

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Business Combination, a number of additional Class B ordinary shares equal to the product of (i) 1,000,000 minus the number of Committed Shares and (ii) 0.5, rounded down to the nearest whole number (the “Earnout Shares”), provided that the number of Earnout Shares shall not exceed 250,000 Class B ordinary shares in the aggregate; provided further that, if the New Sponsor uses only cash or other arrangements (excluding the use of Class B ordinary shares) to secure the Further Extension, the amount of the Earnout Shares shall be 100,000 Class B ordinary shares. For the avoidance of doubt, if the New Sponsor uses a combination of cash or other arrangements and Class B ordinary shares to secure the Further Extension, the Old Sponsor shall be entitled to receive Earnout Shares based on the number of Class B ordinary shares transferred, in accordance with the formula described above.

The Company analyzed the SPA entered into during September 2023 under SAB Topic 5, Miscellaneous Accounting, section T, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s) and concluded that the SPA provides the Company with a benefit in the form of the right to receive additional extension contributions from the New Sponsor. The right to receive the additional extension contributions required the New Sponsor, who is a principal shareholder, to provide or cause to provide consideration in the form of a transfer of Class B ordinary shares of the Company. The estimated fair value of the earnout provision at the closing of the Sponsor Sale on October 6, 2023 is nominal to zero. As a result, the Company determined that an expense in the full amount of the fair value of the Class B ordinary shares transferred should be recorded. During October 2023, the Company recorded an expense under SAB Topic 5T of $2,851,750 with a corresponding increase to additional paid-in capital, based on a Monte Carlo Model simulation valuation of the Class B ordinary shares.

In connection with the Sponsor Sale, previous management of the Company, Gerard Cremoux, former chief executive officer, chief financial officer and director, and Gerardo Mendoza, former chief investment officer, and former directors of the Company Michael McGuiness, Eduardo Cortina, Carole Philippe, Miguel Olea, Zain Manekia and Hector Martinez resigned from their respective position as a director (and/or officer, as the case may be), effective upon the closing of the Sponsor Sale. On October 6, 2023, Shibin Wang, Ning Ma, Kwan Sun and James Zhang were appointed as directors of the Company, and Zhiyang Zhou was appointed as chief executive officer and chief financial officer of the Company. On June 21, 2024, the Company received a notice from Zhiyang Zhou of her decision to resign as the chief executive officer and chief financial officer of the Company due to personal reason, effectively immediately.

On June 27, 2024, the board of directors of the Company appointed Yixuan Yuan as the chief executive officer of the Company, Zhaohai Wang as chief financial officer of the Company, and Zhiyang Zhou as president of the Company.

On October 25, 2023, the Company held an extraordinary general meeting (the “Second Extraordinary General Meeting”) at which the shareholders approved (1) the proposal to amend the MAA to extend (the “Second Extension”) the Termination Date from October 27, 2023 to January 27, 2024 for a deposit of the lesser of (a) $240,000 in the aggregate and (b) $0.06 for each of the Class A ordinary share not elected to be redeemed immediately after the Second Extraordinary General Meeting; and to allow the Company, without the need for any further approval of the Company’s shareholders, by resolutions of the board of directors of the Company, to further extend the Termination Date for up to 9 times, each time by one month, from January 27, 2024 up to October 27, 2024, for the deposit of the lesser of (a) $80,000 and (b) $0.02 for each of the Class A ordinary share not elected to be redeemed immediately after the Second Extraordinary General Meeting (the “Second Extension Amendment” and such proposal, the “Second Extension Amendment Proposal”; the deposits in relation to the extension, collectively, the “Extension Contributions”); (2) the proposal to amend the Trust Agreement to reflect the Second Extension, and to allow the Company to maintain any remaining amount in its Trust Account in an interest bearing demand deposit account at a bank; and (3) the proposal to change the Company’s name from LatAmGrowth SPAC to Chenghe Acquisition I Co.

In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 1,658,610 Class A ordinary shares elected to redeem their shares for cash at a redemption price of approximately $10.94 per share, for an aggregate redemption amount of approximately $18.1 million, leaving approximately $43.0 million in the Trust Account.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

On October 25, 2023, the Company issued a non-interest bearing non-convertible unsecured promissory note (the “October 2023 Note”) to the New Sponsor, for a principal amount of up to $1,960,000. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668. Including the $428,000 cash transferred from the Company’s bank account controlled by the Old Sponsor to the account controlled by the New Sponsor (as mentioned above), the New Sponsor paid $1,555,668 in total, on behalf of the Company, for extension and working capital purposes, of which $610,000 was used for extension deposits and $945,668 was used for working capital purposes.

On each of October 30, 2023 and November 29, 2023, the Company deposited $80,000 as Extension Contributions into the Trust Account to extend the Termination Date to December 27, 2023. On January 3, 2024, $76,512 was deposited as Extension Contribution into the Trust Account by FST (as defined below) pursuant to the Business Combination Agreement (as defined below), whereunder FST agreed to bear all of the fees and costs relating to the extension of the Company’s Termination Date not exceeding $80,000 per month.

On July 11, 2024, the Company issued a non-interest bearing non-convertible unsecured promissory note (the “July 2024 Note”) to the New Sponsor, for a principal amount of up to $500,000. The Company may apply the amount advanced by the New Sponsor under the July 2024 Note to fund the Extension Contribution or, as the Company deems appropriate, towards general corporate purposes. The unpaid principal amount under the July 2024 Note will be repayable by the Company to the New Sponsor on the effective date of an initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses. The maturity date of the July 2024 Note may be accelerated upon the occurrence of an Event of Default (as defined in the July 2024 Note).

On each of February 2, 2024, March 4, 2024, April 2, 2024, May 3, 2024, May 31, 2024, July 2, 2024, and August 2, 2024, $78,837 was deposited as Extension Contribution into the Trust Account by FST pursuant to the Business Combination Agreement, extending the Termination Date to August 27, 2024. The Extension Contributions loaned by the Sponsor will be forgiven if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account. If the Business Combination Agreement is terminated by FST due to the Company’s shareholders’ failure to approve the FST Business Combination (as defined below) or the Company’s material breach of its obligations as described in the Business Combination Agreement, the Company shall pay and reimburse FST the Extension Contribution(s) FST has deposited in the Trust Account with funds held outside of the Trust Account.

On November 6, 2023, pursuant to the Trust Agreement (as amended on October 25, 2023), the Company instructed Continental Stock Transfer & Trust Company to hold all funds in the Trust Account uninvested in an interest-bearing bank deposit account.

On October 2, 2023, the Old Sponsor entered into the EBC Letter Agreement, under which, the Old Sponsor agreed to (i) transfer, at no consideration, to EBC 25,000 Class B ordinary shares of the Company held by the Old Sponsor at the closing of the Business Combination. If the Old Sponsor is required to forfeit Class B ordinary shares to the Company that it’s retaining pursuant to the SPA so that the total number of Class B ordinary shares becomes less than 500,000, EBC will forfeit a pro rata number of Class B ordinary shares with the Old Sponsor’s reduction below 500,000 such that the Class B ordinary shares held by EBC will then represent 5% of the total Class B ordinary shares held by the Old Sponsor and EBC; (ii) transfer to EBC an aggregate of 26.7% of any consideration it receives as a result of certain “tail” arrangement it has with a third party as a result of a proposed transaction; and (iii) pay to EBC an aggregate of $5,000 to reimburse EBC for expenses incurred by it for the services rendered to the Company and the Old Sponsor.

The 25,000 Class B ordinary shares that the Old Sponsor agreed to transfer to EBC (subject to forfeiture) were valued at $1.09 per share or an aggregate of $27,336 as at October 2, 2023, based on a Monte Carlo Model simulation valuation of the Class B ordinary shares. The amount will be recorded as Compensation Expense at the close of a Business Combination. The estimated fair value of the forfeiture provision on October 2, 2023, the date of the EBC Letter Agreement, was immaterial.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

On October 2, 2023, in connection with the Sponsor Sale, EBC issued the EBC Waiver Letter to the Company, pursuant to which, the EBC BCMA is terminated. Under the EBC Waiver Letter, the Company agreed that such Class B ordinary shares to be transferred by the Old Sponsor to EBC under the EBC Letter Agreement will have the same registration rights as the other Class B ordinary shares held by the Old Sponsor.

On October 4, 2023, all amounts outstanding under the April 2023 Note were forgiven without any further liability of the Company or the Old Sponsor. The amounts forgiven are booked as a capital transaction at October 4, 2023.

On November 8, 2023, the New Sponsor notified the Company that it elected to convert 1,058,127 Class B ordinary shares held by itself to the same number of Class A ordinary shares, pursuant to the Founder Share Amendment Proposal. On November 16, 2023, 1,058,127 Class B ordinary shares held by the New Sponsor were converted into the same number of Class A ordinary shares. As of June 30, 2024, there were 5,000,000 Class A ordinary shares (3,941,873 shares are subject to possible redemption) and 2,191,873 Class B ordinary shares of the Company, issued and outstanding.

On November 8, 2023, the Company and Continental Stock Transfer & Trust Company entered into the Amendment No.3 to the Investment Management Trust Agreement, pursuant to which, all references to “LatAmGrowth SPAC” in the Trust Agreement, including the exhibits thereto, are amended to “Chenghe Acquisition I Co.”.

On January 31, 2024, the Company signed an engagement letter with Revere Securities, LLC, pursuant to which, the Company has engaged Revere Securities, LLC to act as its financial advisor (a) in connection with the FST Business Combination and (b) on any private investment in the Company consisting of equity, debt, and/or equity-linked securities in connection with the FST Business Combination.

On January 3, 2024, $76,512.38, and on each of February 2, 2024, March 4, 2024, April 2, 2024, May 3, 2024, May 31, 2024, July 2, 2024 and August 2, 2024, $78,837, was deposited as Extension Contribution into the Trust Account by FST pursuant to the Business Combination Agreement, extending the Termination Date to August 27, 2024.

If the Company has not consummated the Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Sponsor and each member of the management team have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s MAA (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

hold if the Company fails to complete its initial Business Combination within the prescribed time frame; and (iv) vote any founder shares held by them and any public shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor have the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot provide assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.20 per public share. In such event, the Company may not be able to complete the initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement and Ancillary Agreements

Business Combination Agreement

On December 22, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (“FST” and together with CayCo and Merger Sub, the “FST Parties”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company with the Company being the surviving company and as a direct, wholly owned subsidiary of CayCo (the “Merger”), and the Company will change its name to “FST Ltd.” (the “FST Business Combination”). Under the Business Combination Agreement, FST agreed to bear all of the fees and costs relating to the extension of the Company’s Termination Date not exceeding $80,000 per month. The Extension Contributions loaned to the Company will be forgiven if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account. If the Business Combination Agreement is terminated by FST due to the Company’s shareholders’ failure to approve the FST Business Combination or the Company’s material breach of its obligations as described in the Business Combination Agreement, the Company shall pay and reimburse FST the Extension Contribution(s) FST has deposited in the Trust Account with funds held outside of the Trust Account.

Pursuant to the Business Combination Agreement, at the time when the Merger becomes effective, (i) each outstanding Unit of the Company will be automatically separated (“Unit Separation”) and the holder thereof will be deemed to hold one Class A ordinary share and one-half of one Public Warrant of the Company; (ii) each then issued and outstanding Class B ordinary share of the Company will be automatically converted into one Class A ordinary share of the Company (the “SPAC Class B Conversion”) and each Class B ordinary share of the Company will no longer be issued and outstanding and will automatically be cancelled and cease to exist; (iii) each Class A ordinary share of the Company (which for the avoidance of doubt, includes the Class A ordinary shares (A) issued in connection with the SPAC Class B Conversion; and (B) held as a result of Unit Separation) will convert into the right

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

to receive one ordinary share of CayCo; and (iv) each warrant of the Company that is outstanding and unexercised will automatically convert into the right to receive a warrant of CayCo, which shall be on the same terms and conditions as the applicable warrant of the Company.

Under the Business Combination Agreement, the obligations of the parties (or, in some cases, some of the parties) to consummate the FST Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the accuracy of representations and warranties to various standards, from no material qualifier to a material adverse effect qualifier, (ii) material compliance with pre-closing covenants, (iii) no material adverse effect for FST, (iv) FST’s Company Acquisition Percentage (as defined in the Business Combination Agreement) reaching at least 90%, (v) the consummation of the FST Restructuring (as defined in the Business Combination Agreement), (vi) the delivery of customary closing certificates, (vii) the receipt of Taiwan DIR Approval and such approval being effective, (viii) the absence of a legal prohibition on consummating the transactions, (ix) approval by the SPAC’s and the Company’s shareholders, (x) approval of a listing application on the applicable stock exchange for newly issued shares, and (xi) SPAC having at least US$5,000,001 of net tangible assets remaining after redemption.

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the closing of the FST Business Combination, including, among others, the following:

Sponsor Support Agreement

Concurrently with the extension of the Business Combination Agreement, the Company, the New Sponsor, the Old Sponsor and FST entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which each Sponsor has agreed to, among other things, vote in favor of the transaction contemplated under the Business Combination Agreement, from the date when FST received the Taiwan DIR Approval (as defined therein) until the closing of the FST Business Combination or, if earlier, until termination of the Business Combination Agreement.

Company Shareholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, FST, CayCo, certain shareholders of FST listed thereto and certain shareholders of CayCo listed thereto entered into a company shareholder support agreement (the “Company Support Agreement”), pursuant to which each signatory shareholders of FST and CayCo has agreed to, among other things, vote to the transactions contemplated under the Business Combination Agreement, and to not transfer any Subject Shares (as defined therein) until termination of the Company Support Agreement.

Lock-up Agreement

At the closing of the FST Business Combination, CayCo, the New Sponsor, certain shareholder of FST (the “Company Holders”) listed thereto and certain person listed thereto (the “Sponsor Key Holders”, and together with the Company Holders, the “Holders”) will enter into a lock-up agreement (the “Lock-up Agreement”), pursuant to which, each Holder agrees to not to transfer any Lock-Up Shares (as defined therein) for a period of six (6) months after the closing date of the FST Business Combination, with certain exceptions and carveouts.

Investor Rights Agreement

At the closing of the FST Business Combination, CayCo, the Company, FST and other parties listed thereto will enter into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, (i) CayCo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights, and (ii) each party to the Investor Rights Agreement agrees to cause (x) the board of CayCo to be comprised of five (5) directors (subject to increase by unanimous resolutions of the board from time to time), (y) one (1) of such directors should be nominated

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

by the New Sponsor and (z) as long as the Sponsor Parties (as defined therein) beneficially own any ordinary shares of CayCo, CayCo shall take all necessary actions to cause the individuals nominated by the New Sponsor for election as directors to be elected as directors.

Liquidity, Capital Resources and Going Concern

As of June 30, 2024, the Company had no cash on hand and working capital deficit of $3,605,371. On October 6, 2023, the Company transferred cash balance of $428,000 from its bank account controlled by the Old Sponsor to an account controlled by the New Sponsor, as the new bank account of the Company under the control of the New Sponsor has not been set up yet. In January 2024, the Company set up a new bank account under control of the New Sponsor, as of the date hereof, no cash was deposited in the new bank account.

The Company’s liquidity needs prior to the IPO had been satisfied through a payment from the Old Sponsor of $25,000 (see Note 5) for the founder shares to cover certain offering costs and the loan under an unsecured promissory note from the Old Sponsor of $142,350, which was paid in full on January 27, 2022 (see Note 5). After the consummation of the IPO, cash of $2,494,203 in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes.

The Company did not have any cash on hand as of June 30, 2024. Until consummation of its initial Business Combination, the Company will use the funds raised from the New Sponsor as mentioned below for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

The Company can raise additional capital through Working Capital Loans (as defined below) from the Sponsor, an affiliate of the Sponsor, certain of the Company’s officers and directors, or through loans from third parties. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide assurance that new financing will be available to it on commercially acceptable terms, if at all.

On April 13, 2023, the Company issued the April 2023 Note as described above. The April 2023 Note was terminated on October 4, 2023 and the withdrawal of $300,000 under the April 2023 Note was forgiven without any further liability of the Company or the Old Sponsor.

On October 25, 2023, the Company issued the October 2023 Note. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668. Including the $428,000 cash transferred from the Company’s bank account controlled by the Old Sponsor to the account controlled by the New Sponsor (as mentioned above), the New Sponsor paid $1,555,668 in total, on behalf of the Company, for extension and working capital purposes, of which $610,000 was used for extension deposits and $945,668 was used for working capital purposes.

On July 11, 2024, the Company issued the July 2024 Note to the New Sponsor, for a principal amount of up to $500,000. The Company may apply the amount advanced by the New Sponsor under the July 2024 Note to fund the Extension Contribution or, as the Company deems appropriate, towards general corporate purposes (see Note 9).

If a Business Combination is not consummated by the required date and the Company is unable to obtain the funding to further extend the Termination Date, there will be a mandatory liquidation and subsequent dissolution.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 27, 2024 (or October 27, 2024 subject to additional extension deposits of $78,837 each month) to consummate the initial Business Combination. The Company intends to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by August 27, 2024

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

(or October 27, 2024 subject to additional extension deposits of $78,837 each month). Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern.

Risks and Uncertainties

The Company is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or consummating a business combination, the specific impact is not readily determinable as of the date of these financial statements.

Management is currently evaluating the impact of the Israel-Hamas conflict and the Russia-Ukraine war and has concluded that while it is reasonably possible that the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in unaudited condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed by the Company with the SEC on April 12, 2024. The interim results for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023. The Company held no cash as of June 30, 2024 and December 31, 2023, respectively.

Cash Held in Trust Account

At June 30, 2024 and December 31, 2023, the Company held $45,037,172 and $43,605,597, respectively, in the Trust Account. On November 6, 2023, pursuant to the Trust Agreement (as amended on October 25, 2023), the Company instructed Continental Stock Transfer & Trust Company to hold all funds in the Trust Account uninvested in an interest — bearing bank deposit account. As of June 30, 2024 and December 31, 2023, all funds in the Trust Account are held in cash.

Warrant Liabilities

The Company assessed its warrants under ASC 480-25, “Distinguishing liabilities from equity” and ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company accounts for the Public Warrants and Private Placement Warrants (collectively, the “Warrants”) as derivative liabilities. A provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 “Derivatives and Hedging” (“ASC 815”), the Company accounts for Warrants for the Company’s ordinary shares that are not indexed to its own

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

stock as derivative liabilities at fair value on the balance sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, with changes in fair value recognized in the statements of operations in the period of change.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgement and considers factors specific to the investment. The categorization of an investment within the hierarchy is based on the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

See Note 8 for additional information on assets and liabilities measured at fair value.

Derivative Financial Instruments and Warrant and Over-allotment Liability

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity and measurement of fair value is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities and overallotment option have been allocated based on their relative fair value of total proceeds and are recognized in the statements of operations as incurred. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or the creation of current liabilities.

The Company accounts for warrants and over-allotment as either equity-classified or liability-classified instruments based on an assessment of the warrant and over-allotment option’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The assessment considers whether the warrants and over-allotment option are freestanding financial instruments pursuant to ASC 480, meet the

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

definition of a liability pursuant to ASC 480, and whether the warrants and over-allotment option meet all of the requirements for equity classification under ASC 815, including whether the warrants and over-allotment option are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment is conducted at the time of warrant and over-allotment option issuance and as of each subsequent quarterly period end date while the warrants and over-allotment option are outstanding.

For warrants and over-allotment option that meet all of the criteria for equity classification, they are recorded as a component of additional paid-in capital at the time of issuance. For warrants and over-allotment that do not meet all the criteria for equity classification, they are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants and over-allotment option are recognized as a non-cash gain or loss on the statements of operations.

The Company accounted for the Public Warrants (see Note 3), Private Placement Warrants (see Note 4) and over-allotment option (Note 6) in accordance with the guidance contained in ASC 815-40. The Warrants and over-allotment are not considered indexed to the Company’s own ordinary shares, and as such, they do not meet the criteria for equity treatment and are recorded as liabilities.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2024 and December 31, 2023. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2024 and December 31, 2023, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as Class A and Class B. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period. The Company did not consider the effect of the warrants issued in connection with the IPO and the private placement in the calculation of diluted income (loss) per ordinary share because their exercise is contingent upon future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share. Remeasurement associated with the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

At June 30, 2024 and 2023, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in our earnings. As a result, diluted income (loss) per share is the same as basic income per share for the period presented.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2024		2023		2024		2023
	Redeemable Class A	Non- Redeemable Class A And Class B	Redeemable Class A	Non- Redeemable Class A And Class B	Redeemable Class A	Non- Redeemable Class A And Class B	Redeemable Class A	Non- Redeemable Class A And Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$59,478	$49,038	$794,567	$366,382	$(346,838)	$(285,962)	$2,223,560	$723,278
Denominator:
Weighted average shares outstanding	3,941,873	3,250,000	7,048,215	3,250,000	3,941,873	3,250,000	9,991,405	3,250,000
Basic and diluted net income (loss) per share	$0.02	$0.02	$0.11	$0.11	$(0.09)	$(0.09)	$0.22	$0.22

Offering Costs associated with the IPO

The Company complies with the requirements of ASC 340-10-S99-1, SEC Staff Accounting bulletin Topic 5A — “Expenses of Offering”, and SEC Staff Accounting bulletin Topic 5T — “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs directly attributable to the issuance of an equity contract to be classified in temporary equity are recorded as a reduction of equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $7,647,620 as a result of the IPO (consisting of $2,600,000 of underwriting fees, $4,550,000 of deferred underwriting fees, and $497,620 of other offering costs). The Company recorded $7,312,390 of offering costs as a reduction of temporary equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $335,230 of offering costs in connection with the Public Warrants, Private Placement Warrants and over-allotment option that were classified as liabilities.

Class A Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

At June 30, 2024 and December 31, 2023, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets. On April 13, 2023, in connection with First Extension Amendment Proposal, holders of 7,399,517 shares of Class A ordinary shares exercised the right to redeem such shares for a payment of approximately $77.5 million or approximately $10.47 per share. On October 25, 2023, in connection with the Second Extension Amendment Proposal,

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

holders of the holders of 1,658,610 Class A ordinary shares elected to redeem their shares for cash at a redemption price of approximately $10.94 per share, for an aggregate redemption amount of approximately $18.1 million, leaving approximately $43.0 million in the Trust Account.

As of June 30, 2024 and December 31, 2023, the amount of Class A ordinary shares reflected on the balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2022	134,512,063
Less:
Partial Redemption	(95,617,197)
Plus:
Remeasurement of Class A ordinary shares subject to possible redemption	4,710,731
Class A ordinary shares subject to possible redemption as of December 31, 2023	$43,605,597
Plus:
Remeasurement of Class A ordinary shares subject to possible redemption	1,431,575
Class A ordinary shares subject to possible redemption as of June 30, 2024	$45,037,172

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its condensed financial statements and disclosures.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On January 27, 2022, the Company consummated its IPO of 13,000,000 Units at $10.00 per Unit, generating gross proceeds of $130,000,000. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share. The Public Warrants will become exercisable 30 days after the completion of the initial Business Combination and expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 7,900,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $7,900,000.

The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 2, 2021, the Old Sponsor paid $25,000, or approximately $0.007 per share, to cover certain offering costs in consideration for 3,737,500 Class B ordinary shares, par value $0.0001. Up to 487,500 founder shares were subject to forfeiture by the Old Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. In March 2022, the Old Sponsor effected a surrender of the 487,500 founder shares to the Company for no consideration upon expiration of the over-allotment option. Pursuant to the Sponsor Sale as described above, the New Sponsor acquired 2,650,000 Class B ordinary shares, and on November 16, 2023, 1,058,127 Class B ordinary shares held by the New Sponsor were converted into the same number of Class A ordinary shares. As of June 30, 2024, there were 2,191,873 Class B ordinary shares of the Company, issued and outstanding.

The holders of the Company’s founder shares have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the Class B ordinary shares with respect to any founder shares (Lock-up). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) the Company consummates a transaction after the initial Business Combination which results in the shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

The sale or allocation of the founders shares to the Company’s director nominees and affiliates of its Sponsor group, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 22,000 shares transferred to the Company’s consultants on April 1, 2022 was $101,640 or $4.62 per share. The founder shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the founder shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of founders shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the founder shares. As of June 30, 2024, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

Promissory Note — Related Party

On April 13, 2023, the Company issued a non-interest bearing non-convertible unsecured promissory note to the Old Sponsor for a principal amount of up to $1,050,000 to fund the contributions to the Company’s Trust Account in connection with the First Extension Amendment and the First Trust Amendment. On each of April 27, 2023 and May 30, 2023, the Old Sponsor deposited $150,000 into the Trust Account, for an aggregated of $300,000. The April 2023 Note was terminated on October 4, 2023 and all amounts outstanding under the April 2023 Note are forgiven without any further liability of the Company or the Old Sponsor. The amounts forgiven are booked as a capital transaction at October 4, 2023.

On October 25, 2023, the Company issued the October 2023 Note to the New Sponsor for a principal amount of up to $1,960,000 to fund the Extension Contributions in connection with the Second Extension Amendment and working capital. As of June 30, 2024, the total outstanding under the October 2023 Note was $1,127,668. Including the $428,000 cash transferred from the Company’s bank account controlled by the Old Sponsor to the account controlled by the New Sponsor (as mentioned above), the New Sponsor paid $1,555,668 in total, on behalf of the Company, for extension and working capital purposes, of which $610,000 was used for extension deposits and $945,668 was used for working capital purposes.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

On July 11, 2024, the Company issued the July 2024 Note to the New Sponsor, for a principal amount of up to $500,000. The Company may apply the amount advanced by the New Sponsor under the July 2024 Note to fund the Extension Contribution or, as the Company deems appropriate, towards general corporate purposes (see Note 9).

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The terms of such warrants would be identical to those of the Private Placement Warrants. As of June 30, 2024 and December 31, 2023, the Company had no borrowings under the Working Capital Loans.

NOTE 6 — COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the (i) founder shares, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) warrants that may be issued upon conversion of Working Capital Loans have registration rights to require the Company to use its best efforts to register a sale of any of its securities held by them pursuant to a registration rights agreement dated January 24, 2022. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Legal Fee Arrangement

Pursuant to the SPA, in respect of the legal expenses of Shearman & Sterling LLP (“Shearman”), the Company’s legal counsel prior to the Sponsor Sale, owed by the Company, the Company will pay Shearman in connection with the closing of the initial Business Combination of the Company together with the payment of other transaction expenses and fees pursuant to the funds flow for such Business Combination, an amount equal to $350,000 in immediately available funds to such account as may be provided by Shearman in advance in writing. In addition, the Old Sponsor shall reserve 15,000 Class B ordinary shares in respect of its obligation to Shearman and, promptly following the first date that such shares can be sold, the Old Sponsor will sell those shares and send the proceeds in immediately available funds to such account as may be provided by Shearman in advance in writing. In the event of liquidation of the Company prior to the completion of its initial Business Combination, the Company will pay Shearman $250,000 on or prior to such liquidation date in immediately available funds to such account as may be provided by Shearman in advance in writing. The Old Sponsor represents, warrants and agrees that the foregoing description of the payment of legal expenses constitute full and final settlement of such fees, and there is no other Liability (as defined in the SPA) of the Company in respect of the legal expenses of Shearman other than as so described. The Old Sponsor, the New Sponsor and the Company agree that Shearman shall be an express third party beneficiary of the terms of the legal fee arrangement under the SPA.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS & CONTINGENCIES (cont.)

Underwriting Agreement

The Company granted the underwriters of the IPO a 45-day option from the date of the IPO to purchase up to an additional 1,950,000 Units to cover over-allotments, which expired unexercised on March 10, 2022.

The underwriters received a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO, or $2,600,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO, or $4,550,000, upon the completion of the Company’s initial Business Combination.

On September 8, 2023, BofA delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferred underwriting fee to be paid under the terms of the Underwriting Agreement. On September 19, 2023, BTG Pactual delivered a letter to the Company to waive its entitlement to the payment of $2,275,000 deferring underwriting fee with respect to the Business Combination. As a result, the Company recorded a reduction of the deferred underwriting payable of $4,550,000, with $186,550 to other income and $4,363,450 to accumulated deficit.

Forward Purchase Agreement

An affiliate of the Old Sponsor (the “Sponsor Affiliate”) entered into a forward purchase agreement with the Company in connection with the IPO that provides for the purchase by the Sponsor Affiliate of an aggregate of up to 4,000,000 Units for an aggregate purchase price of up to $40,000,000, in a private placement that will close simultaneously with the closing of the Company’s initial Business Combination. The proceeds from the sale of these forward purchase units, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of Public Shares) and any other equity or debt financing obtained by the Company in connection with the Business Combination, will be used to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, the Sponsor Affiliate may purchase less than 4,000,000 forward purchase units. In addition, the Sponsor Affiliate’s commitment under the forward purchase agreement will be subject to the Sponsor Affiliate’s completing the raising of a new fund, approval of its investment committee as well as customary closing conditions under the forward purchase agreement.

The forward purchase shares are identical to the Class A ordinary shares included in the Units sold in the IPO, except that pursuant to the forward purchase agreement, they are not transferable, assignable or salable until 30 days after the completion of our initial Business Combination, subject to limited exceptions. The forward purchase warrants have the same terms as the private placement warrants.

Business Combination Marketing Agreement

On February 9, 2023, the Company entered into a business combination marketing agreement (the “EBC BCMA”) with EarlyBirdCapital, Inc. (“EBC”) for EBC’s assistance in connection with a potential Business Combination with a cash fee equal to $2,000,000 contingent upon closing of the Business Combination. If a proposed Business Combination is not consummated for any reason, no fee is due unless the Company receives a termination payment established in the definitive written agreement with the target company in the Business Combination, in which case, EBC will be entitled to 1/3 of the termination payment up to a maximum of $1,000,000. As prescribed by the BCMA, in the Company’s own discretion, it may engage EBC as non-exclusive placement agent for the Company, on a “best efforts” basis, in connection with a private placement of shares of common stock and/or convertible debt or preferred stock, the structuring of a collateralized equity transaction, or the arrangement of an equity line of credit of the Company in connection with the Business Combination, for a placement agent’s fee of (for equity and equity equivalents) 3.5% and (for debt and convertible securities) 2.0% of the capital raised by investors contracts by EBC, payable at the closing of the Business Combination.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS & CONTINGENCIES (cont.)

On October 2, 2023, the Old Sponsor entered into a letter agreement with EBC (the “EBC Letter Agreement”), under which, the Old Sponsor agreed to (i) transfer, at no consideration, to EBC 25,000 Class B ordinary shares of the Company held by the Old Sponsor at the closing of the Business Combination. If the Old Sponsor is required to forfeit Class B ordinary shares to the Company that it’s retaining pursuant to the SPA so that the total number of Class B ordinary shares becomes less than 500,000, EBC will forfeit a pro rata number of Class B ordinary shares with the Old Sponsor’s reduction below 500,000 such that the Class B ordinary shares held by EBC will then represent 5% of the total Class B ordinary shares held by the Old Sponsor and EBC; (ii) transfer to EBC an aggregate of 26.7% of any consideration it receives as a result of certain “tail” arrangement it has with a third party as a result of a proposed transaction; and (iii) pay to EBC an aggregate of $5,000 to reimburse EBC for expenses incurred by it for the services rendered to the Company and the Old Sponsor.

The 25,000 Class B ordinary shares that the Old Sponsor agreed to transfer to EBC (subject to forfeiture) were valued at $1.09 per share or an aggregate of $27,336 as at October 2, 2023, based on a Monte Carlo Model simulation valuation of the Class B ordinary shares. The amount will be recorded as Compensation Expense at the close of a Business Combination. The estimated fair value of the forfeiture provision on October 2, 2023, the date of the EBC Letter Agreement, was immaterial.

On October 2, 2023, in connection with the Sponsor Sale (see Note 1), EBC issued a waiver letter (“EBC Waiver Letter”) to the Company, pursuant to which, the EBC BCMA is terminated. Under the EBC Waiver Letter, the Company agreed that such Class B ordinary shares to be transferred by the Old Sponsor to EBC under the EBC Letter Agreement will have the same registration rights as the other Class B ordinary shares held by the Old Sponsor.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2024 and December 31, 2023, there were no shares of preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At June 30, 2024 and December 31, 2023, 1,058,127 shares of Class A ordinary shares issued or outstanding (excluding 3,941,873 shares subject to possible redemption).

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At June 30, 2024 and December 31, 2023, there were 2,191,873 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law or the MAA. Unless specified in the Company’s MAA, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

On April 13, 2023, at the First Extraordinary General Meeting, the shareholders approved, among others, the proposal to amend the Company’s MAA to provide for the right of a holder of the Company’s Class B ordinary shares to convert into Class A ordinary shares on a one-for-one basis prior to the closing of a Business Combination at the election of the holder.

On November 8, 2023, the New Sponsor notified the Company that it elected to convert 1,058,127 Class B ordinary shares held by itself to the same number of Class A ordinary shares, pursuant to the Founder Share Amendment Proposal. On November 16, 2023, 1,058,127 Class B ordinary shares held by the New Sponsor were converted into the same number of Class A ordinary shares. As of June 30, 2024 and December 31, 2023, there were 5,000,000 Class A ordinary shares (3,941,873 shares are subject to possible redemption) and 2,191,873 Class B ordinary shares of the Company, issued and outstanding.

NOTE 8 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s liabilities that are measured at fair value on June 30, 2024 and December 31, 2023 and indicates the Level 3 fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	June 30, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liabilities – Public Warrants	$325,000	$325,000	$—	$—
Warrant liabilities – Private Placement Warrants	395,000	—	—	395,000
	$720,000	$325,000	$—	$395,000
	December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant liabilities – Public Warrants	$65,000	$65,000	$—	$—
Warrant liabilities – Private Placement Warrants	79,000	—	—	79,000
	$144,000	$65,000	$—	$79,000

The Public Warrants and the Private Placement Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the balance sheets. The warrant liabilities were measured at fair value at inception and remeasured on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The overallotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the balance sheets from January 27, 2022 up to its expiration on March 10, 2022. The overallotment liability was measured at fair value at inception. The expiration of the overallotment resulted in a gain of $390,000 which is presented within gain on expiration of overallotment option in the statements of operations.

CHENGHE ACQUISITION I CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The Company used a Binomial Option Pricing Model to value the Private Placement Warrants and a Black-Scholes model to value the overallotment option at the initial measurement date. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), first to the warrants and overallotment option based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity) based on their fair values at the initial measurement date. The Public Warrants, the Private Placement Warrants and overallotment option were classified within Level 3 of the fair value hierarchy at the initial measurement dates due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

At June 30, 2024 and December 31, 2023, the Company used the quoted price on Over-the-Counter Market (the “OTC”) to establish the fair value of the Public Warrants.

The Private Placement Warrants were transferred to a Level 2 from a Level 3 during the year ended December 31, 2022, due to the use of an observable market quote for a similar asset in an active market. The Private Placement Warrants changed from Level 2 at June 30, 2023 to Level 3 at December 31, 2023 as a result of the lack of an observable market quote of the Public Warrants on that day. At June 30, 2024 and December 31, 2023 a Monte Carlo simulation methodology was used in estimating the fair value of the Private Placement Warrants. The key inputs for Monte Carlo simulation for the Private Placement Warrants as of June 30, 2024 and December 31, 2023 were as follows:

Input	June 30, 2024	December 31, 2023
Public Warrant Price	$0.05	$0.01
Risk-free interest rate	5.00%	4.64%
Expected term (years)	1.23	1.26
Expected volatility	de minimis	de minimis
Stock price	$11.39	$11.03
Exercise price	$11.50	$11.50

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based on this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On each of July 2, 2024 and August 2, 2024, $78,837 was deposited as Extension Contribution into the Trust Account by FST pursuant to the Business Combination Agreement, extending the Termination Date to August 27, 2024.

On July 11, 2024, the Company issued a non-interest bearing non-convertible unsecured promissory note to the New Sponsor, for a principal amount of up to $500,000. The Company may apply the amount advanced by the New Sponsor under the July 2024 Note to fund the Extension Contribution or, as the Company deems appropriate, towards general corporate purposes. The unpaid principal amount under the July 2024 Note will be repayable by the Company to the New Sponsor on the effective date of an initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses. The maturity date of the July 2024 Note may be accelerated upon the occurrence of an Event of Default (as defined in the July 2024 Note).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Femco Steel Technology Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Femco Steel Technology Co., Ltd. (the “Company”) and its subsidiaries (the “Group”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2023 and 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2023 and 2022, and the results of its operations and its cash flows for year ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Group’s auditor since 2023.

Singapore,
April 01, 2024

FEMCO STEEL TECHNOLOGY CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	8,904,618	20,740,375
Restricted cash	401,110	81,537
Accounts and notes receivable, net	4,731,658	6,305,363
Inventories, net	15,205,624	8,651,815
Amounts due from related parties	14,132	107,647
Prepaid expenses and other current assets	1,784,363	815,621
Total current assets	31,041,505	36,702,358

Non-current assets
Property, plant and equipment, net	18,195,534	7,213,472
Intangible assets, net	5,331,343	5,642,742
Long-term investment	195,555	667,527
Right-of-use assets	6,938,482	7,657,718
Deferred tax assets	1,012,780	883,750
Prepayment and other non-current assets	593,473	1,215,966
Total non-current assets	32,267,167	23,281,175
Total assets	63,308,672	59,983,533

LIABILITIES
Current liabilities
Short-term bank loans	14,236,270	7,452,599
Accounts payable	1,216,287	1,682,828
Lease liabilities	2,172,368	2,172,891
Amounts due to related parties	275,467	244,238
Income taxes payable	301,595	2,890,525
Accrued expenses and other current liabilities	3,161,258	5,354,140
Total current liabilities	21,363,245	19,797,221

Non-current liabilities
Long-term bank loan	8,597,848	1,363,760
Lease liabilities	5,255,281	5,820,362
Deferred tax liability	663,411	580,692
Defined benefit plan liability, net	4,822	—
Total non-current liabilities	14,521,362	7,764,814
Total liabilities	35,884,607	27,562,035

COMMITMENTS AND CONTINGENCIES (Note 16)

SHAREHOLDERS’ EQUITY
Ordinary share, $0.33 par value, 100,000,000 shares authorized, 54,554,395 and 41,964,919 shares issued and outstanding, respectively, as of December 31, 2023 and 2022	17,951,198	13,994,732
Additional paid in capital	4,443,095	4,443,095
Statutory reserves	3,153,779	3,112,915
Retained earnings	3,088,166	12,056,304
Accumulated other comprehensive loss	(1,212,173)	(1,185,548)
Total shareholders’ equity	27,424,065	32,421,498
Total liabilities and shareholders’ equity	63,308,672	59,983,533

The accompanying notes are an integral part of these consolidated financial statements.

FEMCO STEEL TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2023	2022
Revenue	28,730,549	49,779,465
Cost of sales	15,287,532	23,207,116
Gross profit	13,443,017	26,572,349

COSTS AND OPERATING EXPENSES:
Selling expenses	9,194,267	8,548,084
General and administrative expenses	5,279,397	6,214,238
Research and development expenses	1,529,690	1,507,927
Total costs and operating expenses	16,003,354	16,270,249

(LOSS) PROFIT FROM OPERATIONS	(2,560,337)	10,302,100

OTHER INCOME (EXPENSE)
Interest expense, net	(14,703)	(52,695)
Foreign exchange gain	44,362	1,622,167
Government subsidy income	—	4,315
Other income	637,830	594,549
Impairment loss on long-term investment	(466,262)	—
Total other income, net	201,227	2,168,336

(LOSS) PROFIT BEFORE INCOME TAX EXPENSES	(2,359,110)	12,470,436
INCOME TAX (BENEFITS) EXPENSES	(123,151)	3,094,759
NET (LOSS) INCOME	(2,235,959)	9,375,677

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(26,625)	(1,653,615)
TOTAL COMPREHENSIVE (LOSS) INCOME	(2,262,584)	7,722,062

Weighted average number of shares outstanding, basic and diluted	46,207,400	41,964,919
Earnings per share, basic and diluted	(0.05)	0.22

The accompanying notes are an integral part of these consolidated financial statements.

FEMCO STEEL TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary Shares		Additional paid-in capital	Statutory reserves	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	Shares*	Amount
Balance as of December 31, 2021	41,964,919	$13,994,732	$4,443,095	$2,392,989	$3,685,457	$468,067	$24,984,340
Appropriation to statutory reserves	—	—	—	719,926	(719,926)	—	—
Net income	—	—	—	—	9,375,677	—	9,375,677
Cash dividend distribution	—	—	—	—	(281,679)	—	(281,679)
Remeasurement of defined benefit obligations	—	—	—	—	(3,225)	—	(3,225)
Foreign currency translation adjustment	—	—	—	—	—	(1,653,615)	(1,653,615)
Balance as of December 31, 2022	41,964,919	$13,994,732	$4,443,095	$3,112,915	$12,056,304	$(1,185,548)	$32,421,498

Stock dividend distribution	12,589,476	3,956,466	—	—	(3,956,466)	—	—
Appropriation to statutory reserves	—	—	—	40,864	(40,864)	—	—
Net loss	—	—	—	—	(2,235,959)	—	(2,235,959)
Cash dividend distribution	—	—	—	—	(2,715,297)	—	(2,715,297)
Remeasurement of defined benefit obligations	—	—	—	—	(19,552)	—	(19,552)
Foreign currency translation adjustment	—	—	—	—	—	(26,625)	(26,625)
Balance as of December 31, 2023	54,554,395	$17,951,198	$4,443,095	$3,153,779	$3,088,166	$(1,212,173)	$27,424,065

The accompanying notes are an integral part of these consolidated financial statements.

FEMCO STEEL TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars)

	For the Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,235,959)	$9,375,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,815,588	1,543,887
Amortization of right-of-use asset	2,279,490	2,000,450
Change in deferred tax assets, net	(46,311)	(223,019)
Inventory write-downs	192,766	213,319
Investment loss on long-term investment	466,262	—
Allowance for doubtful accounts	1,652	363,248
Reversal of allowance for doubtful accounts	(154,929)	—
Gain from the disposal of property, plant and equipment	—	(21,746)
Remeasurement of defined benefit obligations	(19,552)	(3,225)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	1,726,982	(1,510,926)
Due from/to related parties	124,744	143,913
Operating lease liabilities	(565,604)	(134,791)
Inventories	(6,746,575)	(2,134,299)
Prepaid expenses and other current assets	(968,742)	(104,473)
Accounts payable	(466,541)	412,302
Income taxes payable	(2,588,930)	2,551,941
Right-of-use asset	(1,560,254)	(1,576,797)
Accrued expenses and other current liabilities	(2,192,882)	2,090,239
Prepayment and other non-current assets	(266,629)	(227,919)
Other non-current liabilities	—	(36,634)
Net cash (used in) provided by operating activities	(11,205,424)	12,721,148

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(11,585,245)	(2,452,429)
Proceeds from property, plant and equipment	—	27,568
Purchase of intangible assets	(7,062)	(33,692)
Net cash used in investing activities	(11,592,307)	(2,458,553)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	38,752,418	31,983,022
Repayments of bank borrowings	(24,734,659)	(29,404,105)
Dividend distribution	(2,715,297)	(281,679)
Net cash provided by financing activities	11,302,462	2,297,238

Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(20,915)	(2,342,197)
Net (decrease)/increase in cash and cash equivalents	(11,516,184)	10,217,635
Cash, cash equivalents and restricted cash at the beginning of year	20,821,912	10,604,277
Cash, cash equivalents and restricted cash at the end of year	$9,305,728	$20,821,912

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest expenses paid	$282,484	$155,402
Income taxes paid	$2,564,373	$790,301

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTION:
Right of use assets obtained in exchange for operating lease obligations	$1,822,488	$1,770,264

The accompanying notes are an integral part of these consolidated financial statements.

The following table s provides a reconciliation of cash and restricted cash reported within the consolidated statement of financial position that sum to the total of the same amounts shown in the cash flows:

	As of December 31,
	2023	2022
Cash and cash equivalents, beginning of the period	$20,740,375	$10,350,146
Restricted cash, beginning of the period	81,537	254,131
Total cash, cash equivalents and restricted cash, beginning of the period	$20,821,912	$10,604,277
	As of December 31,
	2023	2022
Cash and cash equivalents, end of the period	$8,904,618	$20,740,375
Restricted cash, end of the period	401,110	81,537
Total cash, cash equivalents and restricted cash, end of the period	$9,305,728	$20,821,912

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

Femco Steel Technology Co., Ltd. (the “Company”) and its subsidiaries (collectively referred to as the “Group”) are principally engaged in developing, producing and selling of golf club shafts and other sports equipment.

The Company was incorporated under the law of Taiwan with limited liability on May 18, 1976.

FST America, Inc., wholly owned by the Company, was incorporated on September 9, 2015 in Colorado, US. It is engaged in sports equipment business.

FST Japan LLC, wholly owned by FST America, Inc., was incorporated on September 16, 2020 in Japan. It is engaged in sports equipment business.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of presentation and principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

(b)    Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for receivable, the recoverability of long-lived assets and accounting for deferred income taxes and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(c)     Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash and have insignificant risk of changes in value related to changes in interest rates and have original maturities of three months or less when purchased.

(d)    Restricted cash

Restricted cash consist of loan guarantee and bank deposits with designated use, which cannot be withdrawn without certain approval or notice.

The restricted cash was $401,110 and $81,537 as of December 31, 2023 and 2022, which was loan guarantees.

(e)     Accounts receivable

Accounts receivable is stated at the original amount less an allowance for doubtful receivable.

Accounts receivable is recognized in the period when the Group has provided services to its customers and when its right to consideration is unconditional. On January 1, 2018, the Group adopted ASU 2016-13, “Financial Instruments — Credit Losses (Accounting Standards Codification (“ASC”) Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, which replaces the previous incurred loss impairment model. The

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Group’s estimation of allowance for credit losses considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible.

The Group evaluates its accounts receivable for expected credit losses on a regular basis. The Group maintains an estimated allowance for credit losses to reduce its accounts receivable to the amount that it believes will be collected. The Group considers factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. The Group adjusts the allowance percentage periodically when there are significant differences between estimated bad debts and actual bad debts. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, the Group also makes specific allowance in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

The Group recognized allowance for doubtful accounts of $1,652 and $363,248, respectively, for the years ended December 31,2023 and 2022.

(f)     Prepayment and other assets

Prepayment and other assets represent amounts that the Group has paid in advance of receiving benefits or services. Prepayment and other assets include amounts for prepayments to suppliers, prepaid expenses and prepayment for equipment and are recognized as an expense over the general contractual period.

(g)    Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder or a related corporation.

(h)    Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of raw materials is determined on the basis of standard costing. The cost of finished goods is determined on the basis of standard costing and comprises direct materials, direct labor cost and an appropriate proportion of overhead.

Net realizable value is based on estimated selling prices less selling expenses and any further costs of completion. Adjustments to reduce the cost of inventory to net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. Write-downs are recorded in the consolidated and combined statements of operations and comprehensive income.

(i)     Property, plant and equipment, net

Property, plant and equipment, net is stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Property and buildings	3 – 40 years
Machinery	1 – 15 years
Operating equipment	3 – 7 years
Office and other equipment	2 – 25 years
Leasehold improvements	1 – 20 years

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations and comprehensive income.

Construction in progress represents property, plant and equipment under construction and pending installation and is stated at cost less accumulated impairment losses, if any. Completed assets are transferred to their respective asset classes and depreciation begins when an asset is ready for its intended use. Interest expense on outstanding debt is capitalized during the period of significant capital asset construction. Capitalized interest expense on construction in progress is included within property, plant and equipment and is amortized over the life of the related assets.

(j)     Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets are amortized using the straight-line approach over the estimated economic useful lives of the assets as follows:

Category	Estimated useful lives
Trade mark	25 years
Software	2 – 10 years

(k)    Long-term investment

The Group carries equity investment without readily determinable fair values at cost and recognizes income as any dividends declared from distribution of investee’s earnings.

The Group reviews the equity investment without readily determinable fair values for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. An impairment loss is recognized in earnings equal to the difference between the investment’s carrying amount and its fair value at the balance sheet date of the reporting period for which the assessment is made. All equity investments, except those accounted for under the equity method of accounting or those resulting in the consolidation of the investee, be accounted for at fair value with all fair value changes recognized in income. For equity investments that do not have readily determinable fair values the Group measures the equity investment at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the Group in accordance with ASC topic 321, Investments — Equity Securities.

(l)     Operating leases

The Group early adopted the ASC 842 as of January 1, 2020 using the cumulative effect adjustment approach.

The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. The Group has elected the package of practical expedients, which allows the Group not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease; (2) lease classification for any expired or existing leases as of the adoption date; and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Group elected the short-term lease exemption for all contracts with lease terms of 12 months or less. The Group recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Right-of-use assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Group’s leases is not readily determinable, the Group utilizes its incremental borrowing rate, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives. Some

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of the Group’s lease agreements contained renewal options; however, the Group did not recognize right-of-use assets or lease liabilities for renewal periods unless it was determined that the Group was reasonably certain of renewing the lease at inception or when a triggering event occurred. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Group’s lease agreements did not contain any material residual value guarantees or material restrictive covenants.

The Group leases factories, warehouses, offices space, vehicles and machineries under non-cancellable operating leases. The Group considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities.

The Group determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease.

As of December 31, 2023 and 2022, the Group had no long-term leases that were classified as a financing lease, and the Group’s lease contracts only contain fixed lease payments and do not contain any residual value guarantee.

The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(m)   Borrowings

Borrowings comprise long-term and short-term bank borrowings. Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in profit or loss over the period of the borrowings using the effective interest method.

(n)    Accounts and other payables

Accounts and other payables represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). Otherwise, they are presented as non-current liabilities.

Accounts and other payables are initially recognized as fair value, and subsequently carried at amortized cost using the effective interest method.

(o)    Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows.

There was no impairment of long-lived assets recognized for the years ended December 31, 2023 and 2022.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(p)    Fair value measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

•        Level 3 — inputs to the valuation methodology are unobservable.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, accounts and notes receivable, amounts due from related parties, accounts payable, borrowings, amounts due to related parties, accrued expenses and other current liabilities. The carrying amounts of the Group’s financial instruments, including cash and cash equivalents, restricted cash, accounts and notes receivable, amounts due from related parties, prepaid expenses and other current assets, accounts payable, borrowings, amounts due to related parties, accrued expenses and other current liabilities, approximate their fair values because of their short-term nature.

(q)    Revenue recognition

The Group recognized its revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying the revenue recognition of ASC606 allows the Group to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. This will require the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Group applies five-step model to recognize revenue from customer contracts. The five-step model requires the Group to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) the Group satisfies the performance obligation.

The Group derives its revenues principally from sales of golf club shafts and sales of sports accessories, food and beverage.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition policies for each type of revenue stream are as follows:

Sales of golf club shafts

The Group manufactures golf clubs and sells them to sports brand manufacturers and distributors. The revenue is recognized at a point in time when the Group satisfies the performance obligation by transferring promised product to a customer upon acceptance by customers. The Group recognizes the accounts receivable at the time of delivery of the goods.

Sales of sports accessories, food and beverage

The Group is engaged in wholesale of alcoholic beverages, sale of sporting accessories in the retail market and the provision of catering services. Revenue is recognized when the product is physically delivered to and accepted by the customer, and the consideration is paid immediately when the customer purchases the product.

The contract payment is not subject to any variable consideration, refund, cancellation or termination provision. No significant financing component, noncash payment identified in the arrangements with customers.

Revenue by categories

The following table disaggregates the Group’s revenue categories for the years ended December 31, 2023 and 2022:

	For the Years Ended December 31,
	2023	2022
Sales of golf club shafts	$27,825,905	$49,111,948
Sales of sports accessories, food and beverage	904,644	667,517
Total revenues	$28,730,549	$49,779,465

Revenue by divisions

The following table sets forth disaggregation of revenue by customer location.

	For the Years Ended December 31,
	2023	2022
Primary geographical markets
America	$16,707,660	$20,915,929
Vietnam	2,860,192	4,745,564
China mainland	2,644,342	4,559,686
Taiwan	1,865,032	3,701,751
Japan	1,746,123	2,394,098
Mexico	1,130,696	6,967,180
Europe	824,563	4,133,723
Others	951,941	2,361,534
Total	$28,730,549	$49,779,465

Contract balances

When the Group begins to deliver the products or services pursuant to the performance obligations in the contract, the Group presents the contract in the consolidated balance sheets as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable represent revenue recognized for the amounts invoiced when the Group has satisfied its performance obligation and has unconditional right to the payment.

The contract liabilities consist of deferred revenue, which represents the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all the Group’s revenue recognition criteria are met. Contract assets and contract liabilities are reported in a net position on an individual contract basis at the end of each reporting period. The Group’s deferred revenue, which was included in accrued expenses and other current liabilities in the consolidated balance sheets, was $35,080 and $98,708 as of December 31, 2023 and 2022, respectively. Till the date of issuance of the consolidated financial statements, the Company recognized $6,705 revenue that was included in contractual liabilities as of December 31, 2023.

Other than accounts receivable and deferred revenue, which was included in accrued expenses and other current liabilities in the consolidated balance sheets, the Group had no other material contract assets or recorded on its consolidated balance sheets as of December 31, 2023 and 2022.

(r)     Cost of sales

Cost of sales mainly consists of costs of raw materials, consumables, direct labour, outsourced processing fee, overhead costs, depreciation of property, plant and equipment, and inventory write-downs.

(s)     Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management estimated that it is more likely than not that the results of future operations will not generate sufficient taxable income to realize the deferred tax assets as December 31, 2023 and 2022. Thus, management decided to record all of the valuation allowance. There was no valuation allowance as of December 31, 2023 and 2022. While the Group consider the facts above, our projections of future income qualified tax-planning strategies may be changed due to the macroeconomic conditions and our business development. The deferred tax assets could be utilized in the future years if we make profits in the future, the valuation allowance shall be reversed.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2023 and 2022, respectively. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties will be included on the related tax liability line in the consolidated balance sheet.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(t)     Employee benefits

(a)     Short-term employee benefits

Short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in respect of service rendered by employees and should be recognized as expenses when the employees render service.

(b)    Pensions

i)       Defined contribution plans

For defined contribution plans, the contributions are recognized as pension expenses when they are due on an accrual basis. Prepaid contributions are recognized as an asset to the extent of a cash refund or a reduction in future payments.

ii)      Defined benefit plans

1.      Net obligation under a defined benefit plan is defined as the present value of an amount of pension benefits that employees will receive on retirement for their services with the Group in the current period or prior periods. The liability recognized in the statements of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the statements of financial position date less the fair value of plan assets. The net defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method.

2.      Remeasurements arising on defined benefit plans are recognized in other comprehensive income in the period in which they arise and are recorded as retained earnings.

3.      Past service costs are recognized immediately in profit or loss.

(u)    Government grants

Government subsidies are recognized as other income when received and all the conditions for their receipt have been met. The government subsidies were paid by cash and have no defined rules and regulations to govern the criteria necessary for the Group to enjoy the benefits.

Government grants related to property, plant and equipment are recognized as liabilities and are amortized to profit or loss over the estimated useful lives of the related assets using straight-line method. Government grants are recognized at their fair value only when there is reasonable assurance that the Group will comply with any conditions attached to the grants will be received. Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes expenses for the related costs for which the grants are intended to compensate.

(v)     Foreign currency transactions and translations

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive income.

The reporting currency of the Group is United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. The functional currency of FST is the Taiwan dollars (“TWD”). The Group’s subsidiaries in US and Japan conduct their businesses and maintain its books and record in the local currency, US$ and Japan Yen(“JPY”), as their functional currency, respectively.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In general, for consolidation purposes, assets and liabilities of FST and its subsidiary whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income (loss) within the statements of shareholders’ equity. Cash flows are also translated at average translation rates for the periods; therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Translation of foreign currencies into US$1 have been made at the following exchange rates for the respective periods:

	For the Years Ended December 31,
	2023	2022
Period end USD: TWD exchange rate	30.6200	30.7300
Average USD: TWD exchange rate	31.1525	29.7963
Period end USD: JPY exchange rate	140.9200	131.8100
Average USD: JPY exchange rate	140.5001	131.4589

(w)    Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the consolidated financial statements expressed in TWD/JPY to USD is reported in other comprehensive (loss) income in the consolidated statements of operations and comprehensive income.

(x)    Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive.

(y)     Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting.

The Group’s long-lived assets are substantially located in the Taiwan and United States. The following table presents long-lived assets by geographic segment as of December 31, 2023 and 2022.

	December 31,
	2023	2022
Taiwan	$18,666,589	$7,777,177
US	10,634,130	11,008,691
Japan	1,164,640	1,728,064
Total	$30,465,359	$20,513,932

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(z)     Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(aa)  Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

Recent accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial position, results of operations, cash flows or disclosures.

3.      ACCOUNTS AND NOTES RECEIVABLE, NET

Accounts receivable and notes receivable, net consisted of the following:

	As of December 31,
	2023	2022
Accounts receivable, gross	$4,955,083	$6,695,545
Notes receivable	22,463	10,615
Allowance for doubtful accounts	(245,888)	(400,797)
Accounts and notes receivable, net	$4,731,658	$6,305,363

The changes in the provision for doubtful accounts are as follows:

	For the Years Ended December 31,
	2023	2022
Balance at the beginning of the year	$400,797	$37,616
Additions	1,652	363,248
Reverse	(154,929)	—
Exchange rate difference	(1,632)	(67)
Balance at the end of the year	$245,888	$400,797

4.      INVENTORIES, NET

Inventories consisted of the following:

	As of December 31,
	2023	2022
Raw material	$1,349,217	$1,183,665
Work-in-process	224,913	289,376
Finished goods	14,531,636	7,883,576
Inventories	16,105,766	9,356,617
Inventory valuation allowance	(900,142)	(704,802)
Inventories, net	$15,205,624	$8,651,815

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

4.      INVENTORIES, NET (cont.)

The changes in inventory valuation allowance are as follows:

	For the Years Ended December 31,
	2023	2022
Balance at the beginning of the year	$704,802	$517,188
Additions	192,766	213,319
Exchange rate difference	2,574	(25,705)
Balance at the end of the year	$900,142	$704,802

5.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	As of December 31,
	2023	2022
Prepaid expense	$587,986	$521,790
Prepaid IPO expenses	599,228	—
Sales tax refundable	235,892	200,001
Prepaid income tax	95,993	4,091
Prepayments for inventory	81,307	15,568
Deposit	74,428	22,779
Others	109,529	51,392
Total	$1,784,363	$815,621

6.      PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

	As of December 31,
	2023	2022
Land(1)	$9,395,038	$—
Machinery	13,398,770	11,820,624
Office and other equipment	2,078,313	1,800,991
Property and buildings(1)	285,260	—
Leasehold improvements	2,841,027	2,521,183
Operating equipment	491,928	469,085
Plant, property and equipment, gross	28,490,336	16,611,883
Construction in progress	1,592,843	1,176,314
Less: accumulated depreciation	(11,692,833)	(10,380,611)
Less: Impairment of property, plant and equipment	(194,812)	(194,114)
Property, plant and equipment, net	$18,195,534	$7,213,472

____________

(1)      On July 11, 2023, the Group entered an agreement with Chiayi Sports Equipment Co., Ltd to acquire its land and buildings with the total area of 10,069 square meters, and the consideration of TWD 296,000,000 (approximately $9,666,884), including tax of $178,570. The land was freehold land with no depreciation recognized.

Depreciation expenses were $1,468,548 and $1,192,025 for the years ended December 31, 2023 and 2022, respectively.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

7.      INTANGIBLE ASSETS, NET

	As of December 31,
	2023	2022
Trade mark	$6,500,000	$6,500,000
Software	854,975	833,680
Intangible assets, gross	7,354,975	7,333,680
Less: accumulated amortization	(2,023,632)	(1,690,938)
Intangible assets, net	$5,331,343	$5,642,742

Amortization expenses were $347,040 and $351,862 for the years ended December 31, 2023 and 2022, respectively.

8.      PREPAYMENT AND OTHER NON-CURENT ASSETS

Prepayment and other non-current assets consisted of the following:

	As of December 31,
	2023	2022
Prepayment for equipment	$46,461	$616,745
Deposit	516,735	567,544
Others	30,277	31,677
Total	$593,473	$1,215,966

9.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of December 31,
	2023	2022
Accrued expense	$2,260,997	$3,740,966
Payable for purchasing equipment	233,635	209,296
Accrued payroll and welfare	248,286	938,408
Contract liabilities	35,080	98,708
Others	383,260	366,762
Total	$3,161,258	$5,354,140

10.    LEASES

Operating lease right-of-use assets, net and operating lease liabilities consisted of the following:

	As of December 31,
	2023	2022
Operating lease right-of-use assets	11,372,614	11,545,676
Operating lease right-of-use assets – accumulated amortization	(4,434,132)	(3,887,958)
Operating lease right-of-use assets, net	6,938,482	7,657,718

Operating lease liabilities, current	2,172,368	2,172,891
Operating lease liabilities, non-current	5,255,281	5,820,362
Total operating lease liabilities	7,427,649	7,993,253

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

10.    LEASES (cont.)

A summary of lease cost recognized in the Group’s consolidated statements of operations and comprehensive income is as follows:

	For the Years Ended December 31,
	2023	2022
Operating leases cost excluding short-term rental expense	$2,529,180	$1,364,128
Short-term lease cost	98,935	869,563
Total	$2,628,115	$2,233,691

The Group’s lease agreements do not have a discount rate that is readily determinable. The incremental borrowing rate is determined at lease commencement or lease modification and represents the rate of interest the Group would have to pay to borrow on a collateralized basis over a similar term and an amount equal to the lease payments in a similar economic environment.

As of December 31, 2023, the weighted average remaining lease term was 7.77 years, and the weighted average discount rate was 2.98% for the Group’s operating leases.

The following table summarizes the maturity of lease liabilities under operating leases as of December 31, 2023:

Operating Leases
For the year ending December 31,
2024	$2,405,774
2025	1,466,363
2026	1,205,966
2027	514,931
2028 and thereafter	2,937,080
Total lease payments	8,530,114
Less: imputed interest	1,102,465
Total	7,427,649
Less: current portion	2,172,368
Non-current portion	$5,255,281

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

11.    BORROWINGS

As of December 31, 2023 and 2022, summary of the borrowings is as following:

					As of December 31, 2023		As of December 31, 2022
Bank and other financial institution	Annual Interest Rate		Maturity	Principal	Short-term	Long-term (Non-current portions)	Short-term	Long-term (Non-current portions)
Bank SinoPac(1)	1.93	% and 2.34%	May 2023, June 2023 and November 2027	3,175,348			1,811,588	1,363,760
Hua Nan Bank	2.25%		June 2023	325,415			325,415	—
En Tie Bank	2.29%		February 2023	162,707			162,707	—
Taishin International Bank	2.25%		January 2023	325,415			325,415	—
E.SUN BANK	2.25%		June 2023	325,415			325,415	—
Chang Hwa Bank	2.18%		May 2023	325,415			325,415	—
Bank of Taiwan(2)	2.36%		March 2023	325,415			325,415	—
Jihsun Bank	2.06%		March 2023	1,627,075			1,627,075	—
Taipei Fubon Bank	2.20%		February, March and April, 2023	1,247,911			1,247,911	—
First Bank	1.95%		November 2023	976,245			976,243	—
Bank SinoPac(1)	2.06	% and 2.47%	February, March, April, May and June 2024, November 2027 and December 2028	5,926,654	4,075,304	1,851,350	—	—
Hua Nan Bank	2.20%		January and May, 2024	979,752	979,752	—	—	—
Taishin International Bank	2.45%		January 2024	326,584	326,584	—
E.SUN BANK	2.50%		May and June 2024	816,460	816,460	—	—	—
Chang Hwa Bank(3)	2.30%		January, February and March 2024	1,844,884	1,844,884	—	—	—
Bank of Taiwan(4)	1.78	% and 2.28%	April, May 2024 and October 2038	7,887,362	1,140,864	6,746,498	—	—
Taipei Fubon Bank	2.21%		March and June 2024	2,439,750	2,439,750	—	—	—
First Bank	2.08%		November 2024	979,752	979,752	—	—	—
Yuanta Bank	1.82%		January and February 2024	1,632,920	1,632,920	—	—	—
Total					14,236,270	8,597,848	7,452,599	1,363,760

____________

(1)      The loan is guaranteed by the machinery of the Company for the year ended December 31, 2023 and 2022.

(2)      The loan is guaranteed by restricted cash of $81,537 for the year ended December 31 2022.

(3)      The loan is guaranteed by restricted cash of $401,110 for the year ended December 31 2023.

(4)      The loan is guaranteed by land and buildings of the Company for the year ended December 31, 2023 and 2023.

(5)      All the loans were guaranteed by David Chuang, the director of the Group.

Interest expenses were $295,631 and $155,402 for the years ended December 31, 2023 and 2022, respectively. The weighted average interest rates for the years ended December 31, 2023 and 2022 were 2.07% and 2.14%, respectively.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

12.    TAXATION

The income tax provision consisted of the following components:

	For the years ended December 31,
	2023	2022
Current income tax expenses	$(87,844)	$3,317,778
Deferred income tax (benefit) expenses	(35,307)	(223,019)
Total income tax (benefits) expenses	$(123,151)	$3,094,759

A reconciliation between the Group’s actual provision for income taxes and the provision at the parent company’s statutory rate is as follows:

	For the years ended December 31,
	2023	2022
(Loss) Income before income taxes	$(2,359,110)	$12,470,436
Income tax expenses computed at statutory EIT rate	(488,104)	2,494,087
Reconciling items:	—
Impact of different tax rates in other jurisdictions	(80,053)	438,325
Tax effect of non-deductible items	504,395	177,815
Tax effect of additional deductions	—	(15,468)
Under/(Over) provision of current year taxation in respect of prior year	(436,407)	—
Unrecognized deferred tax assets	52,646	—
Under provision of deferred taxation in respect of prior year	323,039	—
Others	1,333	—
Income tax (benefits) expenses	$(123,151)	$3,094,759
Effective tax rates	5.2%	24.8%

As of December 31, 2023 and 2022 the significant components of the deferred tax assets and deferred tax liabilities are summarized below:

	As of December 31,
	2023	2022
Deferred tax assets:
Deferred revenue generated from intercompany transactions	$491,451	$358,879
Bad debt provision	305,903	304,808
Write-down of inventories	96,538	83,103
Others	118,888	136,960
Deferred tax assets, gross	1,012,780	883,750
Valuation allowance		—
Deferred tax assets, net of valuation allowance	1,012,780	883,750

Deferred tax liabilities:
Depreciation allowances under tax in excess of the related depreciation under accounting	293,047	260,804
Amortization allowances under tax in excess of the related amortization under accounting	370,364	319,888
Deferred tax liabilities	$663,411	$580,692

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

12.    TAXATION (cont.)

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2022, the Group did not have any significant unrecognized uncertain tax positions. The Group did not incur interest and penalties tax for the years ended December 31, 2023 and 2022.

13.    RELATED PARTY TRANSACTIONS

The following is a list of related parties which the Group has significant transactions with:

No.	Name of Related Parties	Relationship with the Group
a	Factory Automation Technology Co., Ltd	6.93% owned by the Group
b	Far East Machinery Co., Ltd	A principal shareholder of the Group
c	David Chuang	The Chairman of the board of the Group
d	Chiayi Sports Equipment Co., Ltd	David Chuang is immediate family member of Chairman of the board

Amounts due from related parties

Amounts due from related parties consisted of the following for the periods indicated:

	As of December 31,
	2023	2022
Factory Automation Technology Co., Ltd(1)	$14,132	$77,755
Far East Machinery Co., Ltd(2)	—	29,892
Total	$14,132	$107,647

____________

(1)      The balance mainly represented software service fee charged and prepayment for machinery to the related party.

(2)      The balance mainly represented prepayment for installation fee of high-voltage wire to the related party.

Amounts due to related parties

Amounts due to related parties consisted of the following for the periods indicated:

	As of December 31,
	2023	2022
Far East Machinery Co., Ltd(1)	$241,324	$242,659
Chiayi Sports Equipment Co., Ltd(2)	1,643	1,579
Peko, LLC(3)	32,500	—
Total	$275,467	$244,238

____________

(1)      The balance mainly represented lease expense and utility expense payable to the related party.

(2)      The balance mainly represented utility expense payable to the related party.

(3)      The balance mainly represented lease expense payable to the related party.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

13.    RELATED PARTY TRANSACTIONS (cont.)

Related party transactions

Material related party transactions consisted of the following for the periods indicated:

Related party transactions	For the years ended December 31,
Nature	2023	2022
Factory Automation Technology Co., Ltd.
Software service fee	$219,143	$265,179
Purchase of machinery	$114,597	$—

Far East Machinery Co., Ltd
Lease expense	$770,403	$648,403
Utility expense	$765,801	$625,068

Peko, LLC
Lease expense	$360,000	$330,000

Chiayi Sports Equipment Co., Ltd
Lease expense	$124,709	$—
Purchase of land and buildings	$9,488,314	$—

14.    ORDINARY SHARES

The Group was established under the laws of Taiwan on May 18, 1976. As of December 31, 2022, the authorized number of Ordinary Shares was 100,000,000 with par value of TWD$10 (approximately $0.33) per share and the Group issued 41,221,919 shares to the shareholders at par value TWD$10 per share and 743,000 to the employees for share-based compensation. On June 19, 2023, the Group’s shareholder meeting approved to issue 12,589,476 additional Ordinary Shares to all existed shareholders at par value of TWD$10 (approximately $0.33) per share as stock dividend, each 1,000 Ordinary Shares of existed shareholders has the right to receive 300 shares of stock dividend. As of December 31, 2023, the authorized number of Ordinary Shares was 100,000,000 with par value of TWD$10 (approximately $0.33) per share and 53,811,395 shares was issued to the shareholders at par value TWD$10 per share and 743,000 to the employees for share-based compensation.

15.    CONCENTRATION OF RISK

(a)    Exchange rate risks

FST and the Group’s subsidiary in Japan may be exposed to significant currency risks from exchange rate fluctuations and the degree of foreign exchange rates between the U.S. Dollar and the TWD, and between the U.S. Dollar and the JPY. As of December 31, 2023 and 2022, the TWD denominated cash and cash equivalents and restricted cash amounted to $8,856,143 and $14,714,477, respectively. As of December 31, 2023 and 2022, the JPY denominated cash and cash equivalents amounted to $105,373 and $108,303, respectively.

(b)    Liquidity risks

The Group is exposed to liquidity risks, which is the risk it will be unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. The Group is also exposed to liquidity risk on the repayment of matured bank borrowings. As of December 31, 2023 and 2022, short-term bank loans amounted to $14,236,270 and $7,452,599, respectively. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Group may turn to bank and other financial institutions to take loans to meet liquidity shortages.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

15.    CONCENTRATION OF RISK (cont.)

(c)     Interest rate risk

The Group is subject to interest rate risk. Bank interest bearing loans are charged at variable interest rates within the reporting period. The Group is subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

(d)    Credit risks

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represented 10% or more of the Group’s total revenue.

	For the years ended December 31,
	2023	2022
Percentage of the Group’s total revenue
Customer A	*	14%
Total	—	14%

____________

*        Represent percentage less than 10%

The following table sets forth a summary of single customers who represented 10% or more of the Group’s total accounts receivable:

	As of December 31,
	2023	2022
Percentage of the Group’s accounts receivable
Customer B	12%	*
Total	12%	—

____________

*        Represent percentage less than 10%

The following table sets forth a summary of single suppliers who represented 10% or more of the Group’s total purchase:

	For the years ended December 31,
	2023	2022
Percentage of the Group’s accounts payable
Supplier A	21%	20%
Supplier B	20%	24%
Supplier C	15%	15%
Total	56%	59%

____________

*        Represent percentage less than 10%

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

15.    CONCENTRATION OF RISK (cont.)

The following table sets forth a summary of single suppliers who represented 10% or more of the Group’s total accounts payable:

	As of December 31,
	2023	2022
Percentage of the Group’s accounts payable
Supplier A	31%	18%
Supplier D	*	10%
Total	31%	28%

____________

*        Represent percentage less than 10%

16.    COMMITMENTS AND CONTINGENCIES

Contingencies

The Group’s significant unrecognized contractual commitments are as follows:

	December 31, 2023	December 31, 2022
Acquisition of property, plant and equipment	$1,319,465	$1,077,759
Access to software license services	349,755	351,316
Total	$1,669,220	$1,429,075

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no material pending or threatened claims and litigation as of the issuance date of these consolidated financial statements.

17.    SUBSEQUENT EVENTS

The Group has evaluated subsequent events through the date of issuance of the consolidated financial statements, and it did not identify any subsequent events with material financial impact on the Group’s consolidated financial statements.

FEMCO STEEL TECHNOLOGY CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	8,098,933	8,904,618
Restricted cash	131,353	401,110
Accounts and notes receivable, net	3,991,569	4,731,658
Inventories, net	14,531,891	15,205,624
Amounts due from related parties	82,080	14,132
Prepaid expenses and other current assets	2,573,707	1,784,363
Total current assets	29,409,533	31,041,505

Non-current assets
Property, plant and equipment, net	17,931,274	18,195,534
Intangible assets, net	5,167,529	5,331,343
Long-term investment	261,131	195,555
Right-of-use assets	5,302,465	6,938,482
Deferred tax assets	955,664	1,012,780
Prepayment and other non-current assets	1,023,342	593,473
Total non-current assets	30,641,405	32,267,167
Total assets	60,050,938	63,308,672

LIABILITIES
Current liabilities
Short-term bank loans	13,869,220	14,236,270
Accounts payable	1,633,385	1,216,287
Lease liabilities	1,681,770	2,172,368
Amounts due to related parties	285,342	275,467
Income taxes payable	108,995	301,595
Accrued expenses and other current liabilities	2,791,617	3,161,258
Total current liabilities	20,370,329	21,363,245

Non-current liabilities
Long-term bank loan	8,596,643	8,597,848
Lease liabilities	4,164,447	5,255,281
Deferred tax liability	663,411	663,411
Defined benefit plan liability, net	—	4,822
Total non-current liabilities	13,424,501	14,521,362
Total liabilities	33,794,830	35,884,607

COMMITMENTS AND CONTINGENCIES (Note 16)

SHAREHOLDERS’ EQUITY
Ordinary share, $0.33 par value, 100,000,000 shares authorized, 54,554,395 shares issued and outstanding, as of June 30, 2024 and December 31, 2023	17,951,198	17,951,198
Additional paid in capital	4,443,095	4,443,095
Statutory reserves	3,153,779	3,153,779
Retained earnings	3,165,783	3,088,166
Accumulated other comprehensive loss	(2,457,747)	(1,212,173)
Total shareholders’ equity	26,256,108	27,424,065
Total liabilities and shareholders’ equity	60,050,938	63,308,672

The accompanying notes are an integral part of these consolidated financial statements.

FEMCO STEEL TECHNOLOGY CO., LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS (UNAUDITED)
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the Six Months Ended June 30,
	2024	2023
Revenue	17,829,745	12,625,218
Cost of sales	10,087,397	6,272,032
Gross profit	7,742,348	6,353,186

COSTS AND OPERATING EXPENSES:
Selling expenses	4,677,865	4,662,788
General and administrative expenses	3,048,387	2,595,007
Research and development expenses	660,321	798,592
Total costs and operating expenses	8,386,573	8,056,387

LOSS FROM OPERATIONS	(644,225)	(1,703,201)

OTHER INCOME
Interest (expense) income, net	(233,927)	202,055
Foreign exchange gain	967,140	268,139
Other income	156,079	343,945
Total other income, net	889,292	814,139

PROFIT (LOSS) BEFORE INCOME TAX EXPENSES	245,067	(889,062)
INCOME TAX EXPENSES	167,450	5,184
NET INCOME (LOSS)	77,617	(894,246)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(1,245,574)	(319,795)
TOTAL COMPREHENSIVE LOSS	(1,167,957)	(1,214,041)

Weighted average number of shares outstanding, basic and diluted	54,554,395	42,734,276
Earnings per share, basic and diluted	0.01	(0.02)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FEMCO STEEL TECHNOLOGY CO., LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary Shares		Additional paid-in capital	Statutory reserves	Retained earnings	Accumulated other comprehensive loss	Total shareholders’ equity
	Shares*	Amount
Balance as of December 31, 2022	41,964,919	$13,994,732	$4,443,095	$3,112,915	$12,056,304	$(1,185,548)	$32,421,498
Retained earnings converted into Ordinary Shares	12,589,476	3,956,466	—	—	(3,956,466)	—	—
Appropriation to statutory reserves	—	—	—	40,864	(40,864)	—	—
Net loss	—	—	—	—	(894,246)	—	(894,246)
Cash dividend distribution	—	—	—	—	(2,715,297)	—	(2,715,297)
Foreign currency translation adjustment	—	—	—	—	—	(319,795)	(319,795)
Balance as of June 30, 2023 (unaudited)	54,554,395	$17,951,198	$4,443,095	$3,153,779	$4,449,431	$(1,505,343)	$28,492,160

Balance as of December 31, 2023	54,554,395	$17,951,198	$4,443,095	$3,153,779	$3,088,166	$(1,212,173)	$27,424,065
Net income	—	—	—	—	77,617	—	77,617
Foreign currency translation adjustment	—	—	—	—	—	(1,245,574)	(1,245,574)
Balance as of June 30, 2024 (unaudited)	54,554,395	$17,951,198	$4,443,095	$3,153,779	$3,165,783	$(2,457,747)	$26,256,108

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FEMCO STEEL TECHNOLOGY CO., LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars)

	For the Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	1,420,385	(4,242,452)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,439,340)	(669,761)
Purchase of intangible assets	(3,942)	—
Net cash used in investing activities	(1,443,282)	(669,761)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	19,462,348	15,412,533
Repayments of bank borrowings	(18,442,533)	(12,704,034)
Dividend distribution	—	(2,715,297)
Payment of offering costs	(1,068,904)	—
Net cash used in financing activities	(49,089)	(6,798)

Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(1,003,456)	(97,553)
Net increase in cash and cash equivalents	(1,075,442)	(5,016,564)
Cash, cash equivalents and restricted cash at the beginning of period	9,305,728	20,821,912
Cash, cash equivalents and restricted cash at the end of period	$8,230,286	$15,805,348

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest expenses paid	$243,287	$114,753
Income taxes paid	$293,250	$2,379,630
Right of use assets obtained in exchange for operating lease obligations	$—	$1,184,772

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

The following table s provides a reconciliation of cash and restricted cash reported within the consolidated statement of financial position that sum to the total of the same amounts shown in the cash flows:

	As of June 30,
	2024	2023
Cash and cash equivalents, beginning of the period	$8,904,618	$20,740,375
Restricted cash, beginning of the period	401,110	81,537
Total cash, cash equivalents and restricted cash, beginning of the period	$9,305,728	$20,821,912
	As of June 30,
	2024	2023
Cash and cash equivalents, end of the period	$8,098,933	$15,708,586
Restricted cash, end of the period	131,353	96,762
Total cash, cash equivalents and restricted cash, end of the period	$8,230,286	$15,805,348

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

Femco Steel Technology Co., Ltd. (the “Company”) and its subsidiaries (collectively referred to as the “Group”) are principally engaged in developing, producing and selling of golf club shafts and other sports equipment.

The Company was incorporated under the law of Taiwan with limited liability on May 18, 1976.

FST America, Inc., wholly owned by the Company, was incorporated on September 9, 2015 in Colorado, US. It is engaged in sports equipment business.

FST Japan LLC, wholly owned by FST America, Inc., was incorporated on September 16, 2020 in Japan. It is engaged in sports equipment business.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)     Basis of presentation and principles of consolidation

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the Group’s audited consolidated financial statements for the years ended December 31, 2023 and 2022.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for the year ended December 31, 2023. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results for the full year.

(b)    Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenue and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for receivable, the recoverability of long-lived assets and accounting for deferred income taxes and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(c)     Restricted cash

Restricted cash consist of loan guarantee and bank deposits with designated use, which cannot be withdrawn without certain approval or notice.

The restricted cash was $131,353 and $401,110 as of June 30, 2024 and December 31, 2023, which was both loan guarantee.

(d)    Revenue recognition

The Group recognized its revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying the revenue recognition of ASC606 allows the Group to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Group expects

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to be entitled in such exchange. This will require the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Group applies five-step model to recognize revenue from customer contracts. The five-step model requires the Group to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) the Group satisfies the performance obligation.

The Group derives its revenues principally from sales of golf club shafts and sales of sports accessories, food and beverage.

Revenue recognition policies for each type of revenue stream are as follows:

Sales of golf club shafts

The Group manufactures golf clubs and sells them to sports brand manufacturers and distributors. The revenue is recognized at a point in time when the Group satisfies the performance obligation by transferring promised product to a customer upon acceptance by customers. The Group recognizes the accounts receivable at the time of delivery of the goods.

Sales of sports accessories, food, beverage and others

The Group is engaged in wholesale of alcoholic beverages, sale of sporting accessories in the retail market and the provision of catering services. Revenue is recognized when the product is physically delivered to and accepted by the customer, and the consideration is paid immediately when the customer purchases the product.

The contract payment is not subject to any variable consideration, refund, cancellation or termination provision. No significant financing component, noncash payment identified in the arrangements with customers.

Revenue by categories

The following table disaggregates the Group’s revenue categories for the six months ended June 30, 2024 and 2023:

	For the Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Sales of golf club shafts	$17,216,880	$12,178,015
Sales of sports accessories, food, beverage and others	612,865	447,203
Total revenues	$17,829,745	$12,625,218

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue by divisions

The following table sets forth disaggregation of revenue by customer location.

	For the Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Primary geographical markets
America	$11,836,035	$8,112,497
China mainland	1,696,844	927,960
Vietnam	1,458,297	554,961
Taiwan	1,183,121	739,224
Japan	762,332	898,153
Europe	564,241	553,598
Mexico	1,306	485,682
Others	327,569	353,143
Total	$17,829,745	$12,625,218

(e)     Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. The Company is in the process of evaluating the impact of the new guidance on its consolidated financial statement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. For public business entities, this standard is effective for annual periods beginning after December 15, 2024. For non-public business entities, this standard is effective for annual periods beginning after December 15, 2025. Early adoption is permitted, and the disclosures in this standard are required to be applied on a prospective basis with the option to apply the standard retrospectively. The Company is in the process of evaluating the potential impact of the new guidance on its consolidated financial statements and related disclosures.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

3.      ACCOUNTS AND NOTES RECEIVABLE, NET

Accounts receivable and notes receivable, net consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Accounts receivable, gross	$4,231,474	$4,955,083
Notes receivable	3,261	22,463
Allowance for doubtful accounts	(243,166)	(245,888)
Accounts and notes receivable, net	$3,991,569	$4,731,658

The changes in the provision for doubtful accounts are as follows:

	June 30, 2024	December 31, 2023
	(Unaudited)
Balance at the beginning of the period	$245,888	$400,797
Additions	4,074	1,652
Reverse	(3,453)	(154,929)
Exchange rate difference	(3,343)	(1,632)
Balance at the end of the period	$243,166	$245,888

4.      INVENTORIES, NET

Inventories consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Raw material	$1,024,574	$1,349,217
Work-in-process	332,453	224,913
Finished goods	14,336,547	14,531,636
Inventories	15,693,574	16,105,766
Inventory valuation allowance	(1,161,683)	(900,142)
Inventories, net	$14,531,891	$15,205,624

The changes in inventory valuation allowance are as follows:

	June 30, 2024	December 31, 2023
	(Unaudited)
Balance at the beginning of the period	$900,142	$704,802
Additions	295,457	192,766
Exchange rate difference	(33,916)	2,574
Balance at the end of the period	$1,161,683	$900,142

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

5.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Prepaid IPO expenses	$1,616,195	$599,228
Prepaid expense	370,825	587,986
Sales tax refundable	217,492	235,892
Prepayments for inventory	170,679	81,307
Prepaid income tax	43,926	95,993
Deposit	7,479	74,428
Others	147,111	109,529
Total	$2,573,707	$1,784,363

6.      PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Land	$8,865,210	$9,395,038
Machinery	12,772,908	13,398,770
Office and other equipment	2,301,647	2,078,313
Property and buildings	262,417	285,260
Leasehold improvements	2,752,606	2,841,027
Operating equipment	208,037	491,928
Construction in progress	2,689,278	1,592,843
Total	29,852,103	30,083,179
Less: accumulated depreciation	(11,737,002)	(11,692,833)
Less: Impairment of property, plant and equipment	(183,827)	(194,812)
Property, plant and equipment, net	$17,931,274	$18,195,534

Depreciation expenses were $721,531 and $909,364 for the six months ended June 30, 2024 and 2023, respectively.

7.      INTANGIBLE ASSETS, NET

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Trade mark	$6,500,000	$6,500,000
Software	835,743	854,975
Intangible assets, gross	7,335,743	7,354,975
Less: accumulated amortization	(2,168,214)	(2,023,632)
Intangible assets, net	$5,167,529	$5,331,343

Amortization expenses were $174,144 and $207,211 for the six months ended June 30, 2024 and 2023, respectively.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

8.      PREPAYMENT AND OTHER NON-CURRENT ASSETS

Prepayment and other non-current assets consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Prepayment for equipment	$474,193	$46,461
Deposit	488,186	516,735
Others	60,963	30,277
Total	$1,023,342	$593,473

9.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Accrued expense	$2,006,167	$2,260,997
Payable for purchasing equipment	174,224	233,635
Accrued payroll and welfare	237,373	248,286
Contract liabilities	120,635	35,080
Others	253,218	383,260
Total	$2,791,617	$3,161,258

10.    LEASES

Operating lease right-of-use assets, net and operating lease liabilities consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Operating lease right-of-use assets	7,517,345	11,372,614
Operating lease right-of-use assets -accumulated amortization	(2,214,880)	(4,434,132)
Operating lease right-of-use assets, net	5,302,465	6,938,482

Operating lease liabilities, current	1,681,770	2,172,368
Operating lease liabilities, non-current	4,164,447	5,255,281
Total operating lease liabilities	5,846,217	7,427,649

A summary of lease cost recognized in the Group’s consolidated statements of operations and comprehensive loss is as follows:

	For the Six Months Ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Operating leases cost excluding short-term rental expense	$1,221,611	$1,240,927
Short-term lease cost	518,983	110,590
Total	$1,740,594	$1,351,517

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

10.    LEASES (cont.)

The Group’s lease agreements do not have a discount rate that is readily determinable. The incremental borrowing rate is determined at lease commencement or lease modification and represents the rate of interest the Group would have to pay to borrow on a collateralized basis over a similar term and an amount equal to the lease payments in a similar economic environment.

As of June 30, 2024, the weighted average remaining lease term was 7.85 years, and the weighted average discount rate was 4.97% for the Group’s operating leases.

The following table summarizes the maturity of lease liabilities under operating leases as of June 30, 2024:

For the year ending December 31,	Operating Leases
The remaining of the year ended December 31, 2024	$1,184,118
2025	1,443,140
2026	1,185,325
2027	518,373
2028 and thereafter	3,006,318
Total lease payments	7,337,274
Less: imputed interest	1,491,057
Total	5,846,217
Less: current portion	1,681,770
Non-current portion	$4,164,447

11.    BORROWINGS

As of June 30, 2024 and December 31, 2023, summary of the borrowings is as following:

				As of June 30, 2024 (Unaudited)		As of December 31, 2023
Bank and other financial institution	Annual Interest Rate	Maturity	Principal	Short - term	Long-term (Non - current portions)	Short - term	Long-term (Non - current portions)
Bank SinoPac(1)	2.19% and 2.61%	August, September, October, December 2024 and December 2028	5,086,484	3,602,560	1,483,924	—	—
Hua Nan Bank	2.33% and 2.34%	July, September, October 2024	1,540,832	1,540,832	—	—	—
Taishin International Bank	2.56%	July 2024	308,166	308,166	—	—	—
E.SUN BANK	2.62%	December 2024	462,250	462,250	—	—	—
Chang Hwa Bank	2.43%	July and September 2024	1,540,832	1,540,832		—	—
Bank of Taiwan(2)	1.91% and 2.41%	November 2024 and October 2038	6,904,297	768,361	6,135,936	—	—
Taipei Fubon Bank	2.34%	July, September, November 2024	2,051,959	2,051,959	—	—	—
First Bank(3)	2.20% and 2.60%	November 2024, January and April 2029	2,151,937	1,175,154	976,783	—	—
Yuanta Bank	1.87% and 1.93%	September and December 2024	2,419,106	2,419,106	—	—	—

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

11.    BORROWINGS (cont.)

				As of June 30, 2024 (Unaudited)		As of December 31, 2023
Bank and other financial institution	Annual Interest Rate	Maturity	Principal	Short - term	Long-term (Non - current portions)	Short - term	Long-term (Non - current portions)
Bank SinoPac(1)	2.06% and 2.47%	February, March, April, May and June 2024, November 2027 and December 2028	5,926,654	—	—	4,075,304	1,851,350
Hua Nan Bank	2.20%	January and May, 2024	979,752	—	—	979,752	—
Taishin International Bank	2.45%	January 2024	326,584	—	—	326,584	—
E.SUN BANK	2.50%	May and June 2024	816,460	—	—	816,460	—
Chang Hwa Bank	2.30%	January, February and March 2024	1,844,884	—	—	1,844,884	—
Bank of Taiwan(4)	1.78% and 2.28%	April, May 2024 and October 2038	7,887,362	—	—	1,140,864	6,746,498
Taipei Fubon Bank	2.21%	March and June 2024	2,439,750	—	—	2,439,750	—
First Bank	2.08%	November 2024	979,752	—	—	979,752	—
Yuanta Bank	1.82%	January and February 2024	1,632,920	—	—	1,632,920	—
Total				13,869,220	8,596,643	14,236,270	8,597,848

____________

(1)      The loan was guaranteed by the machinery of the Company as of June 30, 2024 and December 31, 2023.

(2)      The loan was guaranteed by land and buildings of the Company as of June 30, 2024.

(3)      The loan was guaranteed by restricted cash of $131,353 as of June 30, 2024.

(4)      The loan was guaranteed by restricted cash of $81,537 for the year ended December 31 2022.

(5)      All the loans were guaranteed by David Chuang, the director of the Group.

Interest expenses were $245,566 and $115,986 for the six months ended June 30, 2024 and 2023, respectively. The weighted average interest rates for the six months ended June 30, 2024 and 2023 were 2.19% and 2.18%, respectively.

12.    TAXATION

The income tax provision consisted of the following components:

	For the six months ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Current income tax expenses	$167,450	$5,184
Total income tax expenses	$167,450	$5,184

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

12.    TAXATION (cont.)

A reconciliation between the Group’s actual provision for income taxes and the provision at the parent company’s statutory rate is as follows:

	For the six months ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Income (loss) before income taxes	$245,067	$(889,062)
Income tax expenses computed at statutory EIT rate	49,013	(177,812)
Reconciling items:
Impact of different tax rates in other jurisdictions	2,479	—
Tax effect of non-deductible items	115,958	182,996
Income tax expenses	$167,450	$5,184
Effective tax rates	68.3%	(0.6)%

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2024 and December 31, 2023, the Group did not have any significant unrecognized uncertain tax positions. The Group did not incur interest and penalties tax for the six months ended June 30, 2024 and 2023.

13.    RELATED PARTY TRANSACTIONS

The following is a list of related parties which the Group has significant transactions with:

No.	Name of Related Parties	Relationship with the Group
a	Factory Automation Technology Co., Ltd	6.35% owned by the Group
b	Far East Machinery Co., Ltd	A principal shareholder of the Group
c	David Chuang	The Chairman of the board of the Group
d	Chiayi Sports Equipment Co., Ltd	David Chuang is immediate family member of Chairman of the board
e	No End Co., Ltd.	David Chuang is immediate family member of Chairman of the board

Amounts due from related parties

Amounts due from related parties consisted of the following for the periods indicated:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Factory Automation Technology Co., Ltd(1)	$81,646	$14,132
No End Co., Ltd.(2)	434	—
Total	$82,080	$14,132

____________

(1)      The balance mainly represented software service fee charged and prepayment for machinery to the related party.

(2)      The balance mainly represented purchase of materials from this related party.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

13.    RELATED PARTY TRANSACTIONS (cont.)

Amounts due to related parties

Amounts due to related parties consisted of the following for the periods indicated:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Far East Machinery Co., Ltd(1)	$252,652	$241,324
Chiayi Sports Equipment Co., Ltd(2)	190	1,643
Peko, LLC(3)	32,500	32,500
Total	$285,342	$275,467

____________

(1)      The balance mainly represented lease expense and utility expense payable to the related party.

(2)      The balance mainly represented utility expense payable to the related party.

(3)      The balance mainly represented lease expense payable to the related party.

Related party transactions

Material related party transactions consisted of the following for the periods indicated:

Related party transactions	For the six months ended June 30,
Nature	2024	2023
	(Unaudited)	(Unaudited)
Factory Automation Technology Co., Ltd.
Software service fee	$117,141	$111,717
Purchase of machinery	$340,000	$—

Far East Machinery Co., Ltd
Lease expense	$376,185	$392,745
Utility expense	$344,348	$383,611
Purchase of machinery	$340,000	$—

Peko, LLC
Lease expense	$195,000	$165,000

Chiayi Sports Equipment Co., Ltd
Lease expense	$—	$88,368

14.    ORDINARY SHARES

The Group was established under the laws of Taiwan on May 18, 1976. As of June 30, 2024 and December 31, 2023, the authorized number of Ordinary Shares was 100,000,000 with par value of TWD$10 (approximately $0.33) per share and 53,811,395 shares was issued to the shareholders at par value TWD$10 per share and 743,000 to the employees for share-based compensation.

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

15.    CONCENTRATION OF RISK

(a)    Exchange rate risks

FST Taiwan and the Group’s subsidiary in Japan may be exposed to significant currency risks from exchange rate fluctuations and the degree of foreign exchange rates between the U.S. Dollar and the TWD, and between the U.S. Dollar and the JPY. As of June 30, 2024 and December 31, 2023, the TWD denominated cash and cash equivalents and restricted cash amounted to $7,099,748 and $8,856,143, respectively. As of June 30, 2024 and December 31, 2023, the JPY denominated cash and cash equivalents amounted to $95,226 and $105,373, respectively.

(b)    Liquidity risks

The Group is exposed to liquidity risks, which is the risk it will be unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. The Group is also exposed to liquidity risk on the repayment of matured bank borrowings. As of June 30, 2024 and December 31, 2023, short-term bank loans amounted to $13,869,220 and $14,236,270, respectively. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Group may turn to bank and other financial institutions to take loans to meet liquidity shortages.

(c)     Interest rate risk

The Group is subject to interest rate risk. Bank interest bearing loans are charged at variable interest rates within the reporting period. The Group is subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

(d)    Credit risks

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represented 10% or more of the Group’s total revenue.

	For the six months ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Percentage of the Group’s total revenue
Customer A	11%	*
Total	11%	*

____________

*        Represent percentage less than 10%

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

15.    CONCENTRATION OF RISK (cont.)

The following table sets forth a summary of single customers who represented 10% or more of the Group’s total accounts receivable:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Percentage of the Group’s accounts receivable
Customer B	*	12%
Total	*	12%

____________

*        Represent percentage less than 10%

The following table sets forth a summary of single suppliers who represented 10% or more of the Group’s total purchase:

	For the six months ended June 30,
	2024	2023
	(Unaudited)	(Unaudited)
Percentage of the Group’s accounts payable
Supplier A	32%	28%
Supplier B	15%	18%
Supplier C	*	22%
Total	47%	68%

____________

*        Represent percentage less than 10%

The following table sets forth a summary of single suppliers who represented 10% or more of the Group’s total accounts payable:

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Percentage of the Group’s accounts payable
Supplier A	34%	31%
Total	34%	31%

____________

*        Represent percentage less than 10%

16.    COMMITMENTS AND CONTINGENCIES

Contingencies

The Group’s significant unrecognized contractual commitments are as follows:

	June 30, 2024	December 31, 2023
	(Unaudited)
Acquisition of property, plant and equipment	$252,397	$1,319,465
Access to software license services	283,765	349,755
Total	$536,162	$1,669,220

FEMCO STEEL TECHNOLOGY CO., LTD.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

16.    COMMITMENTS AND CONTINGENCIES (cont.)

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no material pending or threatened claims and litigation as of the issuance date of these unaudited condensed consolidated financial statements.

Lease Commitment

The Group leases vehicles and plants under various non-cancellable operating lease agreements. As of June 30,2024, the minimum future commitments under these agreements are as follows.

For the year ending December 31,	Operating Leases
The remaining of the year ended December 31, 2024	$1,184,118
2025	1,443,140
2026	1,185,325
2027	518,373
2028 and thereafter	3,006,318
Total lease commitments	$7,337,274

17.    SUBSEQUENT EVENTS

The Group has evaluated subsequent events through the date of issuance of the unaudited condensed consolidated financial statements, and it did not identify any subsequent events with material financial impact on the Group’s consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Director and Shareholder of
FST Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FST Corp. (the “Company”) and its subsidiary (the “Group”) as of December 31, 2023, and the related consolidated statements of operations, changes in shareholder’s deficit, and cash flows for the period from November 24, 2023 (inception) through December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2023, and the results of its operations and its cash flows for the period from November 24, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Group’s auditor since 2024.

Singapore,

June 12, 2024

FST Corp.
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars, except for share and per share data, or otherwise noted)

As of December 31, 2023
Asset
Current asset
Deferred offering costs	$15,300
Total asset	$15,300

Liability
Current liability
Amount due to a related party	$36,068
Total liability	$36,068

Shareholder’s Deficit
Ordinary share (par value of US$0.0001 per share; 500,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2023)	0.0001
Subscription receivable	(0.0001)
Accumulated deficit	(20,768)
Total shareholder’s deficit	(20,768)
Total liabilities and shareholder’s deficit	$15,300

The accompanying notes are an integral part of these consolidated financial statements.

FST Corp.
CONSOLIDATED STATEMENT OF OPERATIONS
(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period from November 24, 2023 (inception) through December 31, 2023
Operating expenses
Formation costs	$(20,768)
Total operating expenses	$(20,768)

Net loss	$(20,768)

Weighted average number of share outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	$(20,768)

The accompanying notes are an integral part of these consolidated financial statements.

FST Corp.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares		Subscription receivable	Accumulated deficit	Total shareholder’s deficit
	Shares	Amount
Balance as of November 24, 2023 (inception)	—	$—	$—	$—	$—
Issuance of ordinary shares	1	0.0001	(0.0001)	—	—
Net loss	—	—	—	(20,768)	(20,768)
Balance as of December 31, 2023	1	$0.0001	$(0.0001)	$(20,768)	$(20,768)

The accompanying notes are an integral part of these consolidated financial statements.

FST Corp.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period from November 24, 2023 (inception) through December 31, 2023
Cash Flows from Operating Activities
Net loss	$(20,768)
Changes in operating assets and liabilities:
Amount due to a related party	20,768
Net cash provided in in operating activities	$—

Net change in cash	—
Cash, beginning of the period	—
Cash, end of the period	$—

Supplemental disclosure of financing activities:
Deferred offering costs paid by a related party	$15,300

The accompanying notes are an integral part of these consolidated financial statements.

FST Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

1.      Description of Organization and Business Operations

FST Corp. (the “Company”) was incorporated under the laws of the Cayman Islands on November 24, 2023. The Company and its wholly owned subsidiary, FST Merger Ltd., a Cayman Islands company incorporated on November 27, 2023 (collectively, the “Group”), were formed for the purpose of effecting a merger between Chenghe Acquisition I Co. (“Chenghe”), Femco Steel Technology Co., Ltd. (“FST”) and certain other affiliated entities through a series of transactions (the “Business Combination”) pursuant to the definitive agreement entered into on December 22, 2023. In conjunction with the Business Combination, Chenghe and FST will become wholly owned subsidiaries of and will be operated by the Company, with the Company serving as the public listed company whose shares shall be traded on Nasdaq Capital Market.

2.      Going concern

The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group incurred net losses of US$20,768 for the period from November 24, 2023 (inception) through December 31, 2023, with a working capital deficit of US$36,068 (excluding deferred offering costs). The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Group may not be able to obtain additional financing. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Group’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Group be unable to continue as a going concern.

3.      Summary of significant accounting policies

(a)    Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Group. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b)    Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, FST Merger Ltd., directly owned by the Company. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation. The results of subsidiary acquired or disposed of are recorded in the consolidated income statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meetings of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

(c)     Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

FST Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

3.      Summary of significant accounting policies (cont.)

(d)    Deferred offering costs

The Group complies with the requirements of the ASC 340-10-s99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Public Offering. Should the Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations, As of December 31, 2023, the Group capitalized $15,300 of deferred offering costs.

(e)     Fair value measurement

The fair value of the Group’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

(f)     Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended December 31, 2023. The Group will recognize interest and penalties, if any, related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties will be included on the related tax liability line in the consolidated balance sheet.

The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(g)    Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Group’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

FST Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

4.      Related party transactions

For the period from November 24, 2023 (inception) through December 31, 2023, the Company’s related party, FST, made payment on behalf of the Group. The payments were non-interest bearing and had no due date, which was offering costs of US$15,300 and formation costs of US$20,768. The balance of amount due to a related party was $36,068 as of June 30, 2024.

5.      Ordinary shares

The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of US$0.0001 each. As of December 31, 2023, the Company had issued one ordinary share.

6.      Subsequent events

The Group evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Group did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

FST CORP.
CONSOLIDATED BALANCE SHEET
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
Asset
Current asset
Deferred offering costs	$15,300	$15,300
Total asset	$15,300	$15,300

Liability
Current liability
Amounts due to a related party	$36,068	$36,068
Total liability	$36,068	$36,068

Shareholder’s Deficit
Ordinary share (par value of US$0.0001 per share; 500,000,000 shares authorized; 1 share issued and outstanding as of June 30, 2024 and December 31, 2023)	$0.0001	$0.0001
Subscription receivable	(0.0001)	(0.0001)
Accumulated deficit	(20,768)	(20,768)
Total shareholders’ deficit	(20,768)	(20,768)
Total liability and shareholder’s deficit	$15,300	$15,300

The accompanying notes are an integral part of these consolidated financial statements.

FST CORP.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period ended June 30, 2024
Operating expenses
Total operating expenses	$—

Net loss	$—

Weighted average number of share outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	$—

The accompanying notes are an integral part of these consolidated financial statements.

FST CORP.
UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares		Subscription receivable	Accumulated deficit	Total shareholder’s deficit
	Shares	Amount
Balance as of December 31, 2023	1	$0.0001	$(0.0001)	$(20,768)	$(20,768)
Balance as of June 30, 2024	1	$0.0001	$(0.0001)	$(20,768)	$(20,768)

The accompanying notes are an integral part of these consolidated financial statements.

FST CORP.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period ended June 30, 2024
Cash Flows from Operating Activities
Net cash used in operating activities	$—

Net change in cash	—
Cash, beginning of the period	—
Cash, end of the period	$—

The accompanying notes are an integral part of these consolidated financial statements.

FST CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

1.      Description of Organization and Business Operations

FST Corp. (the “Company”) was incorporated under the laws of the Cayman Islands on November 24, 2023. The Company and its wholly owned subsidiary, FST Merger Ltd., a Cayman Islands company incorporated on November 27, 2023 (collectively, the “Group”), were formed for the purpose of effecting a merger between Chenghe Acquisition I Co. (“Chenghe”), Femco Steel Technology Co., Ltd. (“FST”) and certain other affiliated entities through a series of transactions (the “Business Combination”) pursuant to the definitive agreement entered into on December 22, 2023. In conjunction with the Business Combination, Chenghe and FST will become wholly owned subsidiaries of and will be operated by the Company, with the Company serving as the public listed company whose shares shall be traded on Nasdaq Capital Market.

2.      Going concern

The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Group’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Group will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Group may not be able to obtain additional financing. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Group’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Group be unable to continue as a going concern.

3.      Summary of significant accounting policies

(a)    Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Company. Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

(b)    Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, FST Merger Ltd., directly owned by the Company. All transactions and balances among the Company and its subsidiary have been eliminated upon consolidation. The results of subsidiary acquired or disposed of are recorded in the consolidated income statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meetings of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

(c)     Use of estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

FST CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

3.      Summary of significant accounting policies (cont.)

(d)    Deferred offering costs

The Group complies with the requirements of the ASC 340-10-s99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Public Offering. Should the Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations, As of June 30, 2024, the Group capitalized $15,300 of deferred offering costs.

(e)     Fair value measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

(f)     Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the period ended June 30, 2024. The Group will recognize interest and penalties, if any, related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties will be included on the related tax liability line in the consolidated balance sheet.

The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(g)    Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Group’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

FST CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

4.      Ordinary shares

The authorized number of ordinary shares of the Company is 500,000,000 shares with par value of US$0.0001 each. As of June 30, 2024, the Company had issued one ordinary share.

5.      Subsequent events

The Group evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Group did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

CHENGHE ACQUISITION I CO.,

FST CORP.,

FST MERGER LTD.,

and

FEMCO STEEL TECHNOLOGY CO., LTD.

dated as of December 22, 2023

Annex A Page Nos.
Article I CERTAIN DEFINITIONS		A-2
1.1.	Definitions	A-15
1.2.	Construction	A-16
1.3.	Knowledge	A-16

Article II FST Restructuring		A-16
2.1.	FST Restructuring	A-16
2.2.	Governing Documents of the Company	A-16
2.3.	Directors, Supervisors and Officers of the Company	A-16
2.4.	Termination of Certain Agreements	A-16
2.5.	Initial CayCo Shares	A-17
2.6.	FST Withdrawal	A-17
2.7.	Squeeze Out	A-17
2.8.	Taking of Necessary Action; Further Action	A-17

Article III Merger		A-17
3.1.	Merger	A-17
3.2.	Merger Closing	A-17
3.3.	Merger Effective Time	A-17
3.4.	Effects of the Merger	A-18
3.5.	Governing Documents of Merger Surviving Company	A-18
3.6.	Directors and Officers of Merger Surviving Company	A-18
3.7.	Effects of the Merger on the Share Capital of SPAC and Merger Sub	A-18
3.8.	Taking of Necessary Action; Further Action	A-19

Article IV Closing		A-19
4.1.	Closing	A-19
4.2.	Closing Deliverables	A-19
4.3.	Closing Statements	A-20
4.4.	Delivery of CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants	A-20
4.5.	Directors and Officers	A-22
4.6.	CayCo Governing Documents	A-22
4.7.	Certain Adjustments	A-22
4.8.	Fractional Shares	A-22
4.9.	SPAC Dissenter’s Right	A-22
4.10.	Withholding	A-23
4.11.	Tax Treatment	A-23

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY, CayCo AND Merger Sub		A-23
5.1.	Company Organization	A-23
5.2.	Subsidiaries	A-23
5.3.	CayCo and Merger Sub	A-24
5.4.	Due Authorization	A-24
5.5.	No Conflict	A-25
5.6.	Governmental Authorities; Approvals	A-25
5.7.	Capitalization of the Company	A-25
5.8.	Financial Statements	A-26
5.9.	Undisclosed Liabilities	A-27

Annex A-i

Annex A Page Nos.
5.10.	Litigation and Proceedings	A-27
5.11.	Legal Compliance	A-27
5.12.	Contracts; No Defaults	A-28
5.13.	Company Benefit Plans	A-29
5.14.	Labor Relations; Employees	A-31
5.15.	Taxes	A-32
5.16.	Brokers’ Fees	A-34
5.17.	Insurance	A-34
5.18.	Permits	A-34
5.19.	Equipment and Other Tangible Property	A-35
5.20.	Real Property	A-35
5.21.	Intellectual Property	A-36
5.22.	Privacy and Cybersecurity	A-37
5.23.	Environmental Matters	A-38
5.24.	Absence of Changes	A-38
5.25.	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	A-38
5.26.	Top Customers and Top Vendors	A-39
5.27.	Absence of Certain Business Practices and Anti-corruption Compliance	A-39
5.28.	Government Contracts; Government Grants	A-40
5.29.	Sufficiency of Assets	A-40
5.30.	Company Restructuring Documents	A-40
5.31.	Financial Assistance	A-40
5.32.	Company Related Parties	A-41
5.33.	Disclosure	A-41
5.34.	No Additional Representation or Warranties	A-41

Article VI REPRESENTATIONS AND WARRANTIES OF SPAC		A-41
6.1.	Company Organization	A-41
6.2.	Due Authorization	A-41
6.3.	No Conflict	A-42
6.4.	Litigation and Proceedings	A-42
6.5.	SEC Filings	A-42
6.6.	Internal Controls; Listing; Financial Statements	A-42
6.7.	Governmental Authorities; Approvals	A-43
6.8.	Trust Account	A-43
6.9.	Investment Company Act; JOBS Act	A-44
6.10.	Absence of Changes	A-44
6.11.	No Undisclosed Liabilities	A-44
6.12.	Capitalization of SPAC	A-44
6.13.	Brokers’ Fees	A-45
6.14.	Business Activities	A-45
6.15.	NASDAQ Stock Market Quotation	A-45
6.16.	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	A-46
6.17.	No Additional Representation or Warranties	A-46

Article VII COVENANTS		A-46
7.1.	Conduct of Business	A-46
7.2.	SPAC Conduct of Business	A-49
7.3.	Company Restructuring Documents	A-50
7.4.	Access	A-50

Annex A-ii

Annex A Page Nos.
7.5.	Preparation and Delivery of Additional Company Financial Statements	A-50
7.6.	Exclusivity	A-51
7.7.	No Solicitation by SPAC	A-51
7.8.	Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals	A-52
7.9.	Support of Transaction	A-54
7.10.	Regulatory Approvals; Other Filings	A-55
7.11.	Financing	A-56
7.12.	Employee Matters	A-56
7.13.	Post-Closing Directors and Officers of CayCo	A-56
7.14.	Indemnification and Insurance	A-57
7.15.	Section 16 Matters	A-58
7.16.	Trust Account Proceeds and Related Available Equity	A-58
7.17.	NASDAQ Listing	A-58
7.18.	SPAC Public Filings	A-58
7.19.	CayCo Securities Listing	A-58
7.20.	Tax Matters	A-58
7.21.	No Trading	A-59
7.22.	Affiliate Agreements	A-59
7.23.	Shareholder Litigation	A-59
7.24.	Notices of Certain Events	A-59
7.25.	Third Party Consents	A-60
7.26.	CayCo and Merger Sub	A-60

Article VIII CONDITIONS TO OBLIGATIONS		A-60
8.1.	Conditions to Obligations of SPAC and the Company Parties	A-60
8.2.	Conditions to Obligations of SPAC	A-60
8.3.	Conditions to the Obligations of the Company Parties	A-61

Article IX TERMINATION/EFFECTIVENESS		A-61
9.1.	Termination	A-61
9.2.	Effect of Termination	A-62

Article X MISCELLANEOUS		A-62
10.1.	Trust Account Waiver	A-62
10.2.	Waiver	A-63
10.3.	Notices	A-63
10.4.	Assignment	A-64
10.5.	Rights of Third Parties	A-64
10.6.	Expenses	A-64
10.7.	Governing Law; Jurisdiction	A-65
10.8.	Waiver of Jury Trial	A-65
10.9.	Company and SPAC Disclosure Letters	A-66
10.10.	Entire Agreement	A-66
10.11.	Amendments	A-66
10.12.	Publicity	A-66
10.13.	Severability	A-66
10.14.	Headings; Counterparts	A-67
10.15.	Enforcement	A-67
10.16.	Non-Recourse	A-67
10.17.	Non-Survival	A-67
10.18.	Legal Representation	A-68

Annex A-iii

EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	List of Company Shareholders
Exhibit D	Form of Plan of Merger
Exhibit E	Form of Amended and Restated Memorandum and Articles of Association of CayCo

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 22, 2023 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”), FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (the “Company,” and together with CayCo and Merger Sub, the “Company Parties”). Each Company Party and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of CayCo and Merger Sub is a holding company newly formed by the Company and Merger Sub is a wholly owned subsidiary of CayCo, both of which were formed for the sole purpose of effectuating the Business Combination (as defined below);

WHEREAS, in accordance with the applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring (as defined below) one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), the Parties desire to consummate a business combination transaction whereby one (1) Business Day after the FST Restructuring Closing (as defined below) and at the Merger Effective Time (as defined below), Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.” (the “Business Combination”);

WHEREAS, for U.S. federal income Tax (as defined below) purposes, the Parties intend that (a) the FST Restructuring, together with the Merger, qualifies as a transfer of property described in Section 351 of the Code and Treasury Regulations thereunder, and/or the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and the Treasury Regulations (as defined below) promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, the SPAC Board (as defined below) has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for SPAC to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the SPAC Shareholders;

WHEREAS, the Company Board (as defined below) has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company Shareholders (as defined below);

WHEREAS, the respective boards of directors of each of CayCo and Merger Sub have (i) determined that it is advisable for CayCo and Merger Sub to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by their respective shareholders;

Annex A-1

WHEREAS, in furtherance of the Merger and the FST Restructuring, and in accordance with the terms hereof, SPAC shall provide an opportunity to its shareholders to have their outstanding SPAC Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC Articles (as defined below) in connection with the SPAC Transaction Proposals (as defined below);

WHEREAS, CayCo, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Requisite Company Shareholders (as defined below) has executed and delivered to SPAC a Company Holders Support Agreement (as defined below), pursuant to which the Requisite Company Shareholders have agreed, among other things, (i) to vote (or to approve by means of a written consent of the shareholders of the Company) in favor of the adoption and approval, as soon as reasonably practicable, but in no event later than forty-five (45) Business Days after the date of this Agreement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) to sign the Company Restructuring Documents (as defined below) and consummate the FST Restructuring in accordance with the terms and condition thereof, and (iii) to grant certain waivers and consents in connection herewith and therewith pursuant to the Company’s Governing Documents (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company the Sponsor Support Agreement (as defined below), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, at the Closing (as defined below), CayCo shall enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with SPAC, the Sponsor and certain shareholders of CayCo, substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, CayCo, the Sponsor (as defined below) and each of the Company Shareholders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, as of immediately following the Closing, the Parties anticipate that CayCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1.             Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the Transactions, the FST Restructuring and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets of such Person and its Subsidiaries, or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person, or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, share offering (including any public offering), sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting,

Annex A-2

individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries, in each case of sub-clause (c), pursuant to which any Person acquires 10% or more of any class of equity or voting securities of such Person or of such Subsidiaries.

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, notwithstanding anything to the contrary herein, in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Affiliate Agreements” has the meaning specified in Section 5.12(a)(vi).

“Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Shares that are (i) issued and outstanding or (ii) issuable upon, or subject to, (x) the exercise or settlement of any Option or (y) the consummation of any PIPE Investment, if any.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(b).

“Ancillary Agreements” has the meaning specified in Section 10.10.

“Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Audited SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“Base Equity Value” means US$400,000,000.

“Bid” has the meaning specified in Section 5.28(a).

“Business Combination” has the meaning specified in Article 1.1 of the SPAC Articles.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions or the FST Restructuring), relating to a Business Combination.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, Taiwan and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“CAA” means the Consolidated Appropriations Act, 2021.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto.

“CayCo” has the meaning specified in the Preamble hereto.

“CayCo Board” means the board of directors of CayCo.

“CayCo Cap Table” has the meaning specified in Section 2.1(b).

“CayCo Ordinary Shares” means the ordinary shares, with par value of US$0.0001 per share, of CayCo.

Annex A-3

“CayCo Private Warrant” means each one (1) warrant of CayCo entitling the holder thereof to purchase one (1) CayCo Ordinary Share on substantially the same terms and conditions.

“CayCo Public Warrant” means each one (1) warrant of CayCo entitling the holder thereof to purchase one (1) CayCo Ordinary Share on substantially the same terms and conditions.

“CayCo Subscription Shares” has the meaning specified in Section 2.1(a).

“CayCo Warrants” means the CayCo Private Warrants and CayCo Public Warrants, collectively.

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Cayman Registrar” has the meaning specified in Section 3.3.

“Change in Recommendation” has the meaning specified Section 7.8(b)(ii).

“Closing” has the meaning specified in Section 3.2.

“Closing Calculation” has the meaning specified in Section 2.1(b).

“Closing Company Audited Financial Statements” has the meaning specified in Section 7.5.

“Closing Date” has the meaning specified in Section 4.1(a).

“Closing Statements” has the meaning specified in Section 4.3(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Acquisition” means the purchase and acquisition of the Company Shares by CayCo in accordance with the Company Restructuring Documents at the FST Restructuring Closing.

“Company Acquisition Percentage” means a number, expressed as a percentage, calculated by dividing (x) the number of Aggregate Fully Diluted Company Shares owned by CayCo immediately after the FST Restructuring Closing by (y) the Aggregate Fully Diluted Company Shares at such time.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 7.8(c)(ii).

“Company Closing Certificate” has the meaning specified in Section 4.3(a)(i).

“Company Common Shares” has the meaning specified in Section 5.7(a).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Subsidiaries), Section 5.3 (CayCo and Merger Sub), Section 5.4 (Due Authorization), Section 5.5 (No Conflict), Section 5.6 (Governmental Authorities; Approvals), Section 5.7 (Capitalization of the Company), Section 5.11 (Legal Compliance), Section 5.16 (Brokers’ Fees), Section 5.30 (Company Restructuring Documents) and Section 5.32 (Company Related Parties).

“Company Holders” has the meaning specified in Section 1.1 of the Company Disclosure Letter.

“Company Holders Support Agreement” means that certain support agreement, dated as of the date hereof, by and among each of the Requisite Company Shareholders, SPAC, CayCo and the Company, as amended or modified from time to time.

“Company Intellectual Property” has the meaning specified in Section 5.21(a).

Annex A-4

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of the Group or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger by the Agreement End Date.

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Restructuring Documents” means, collectively (i) the FST Equity Reorganization Agreement (股權重組協議), (ii) the Deed of Share Sale and Purchase (股權買賣契約書), and (iii) the CayCo Subscription Agreement.

“Company Security Documents” has the meaning specified in Section 5.19(b).

“Company Shareholder” means a direct holder of any Company Share issued and outstanding immediately prior to the FST Restructuring Closing.

“Company Shareholder Approval” means the vote of holders of Company Shares required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Company’s Governing Documents.

“Company Shareholders Subscription” has the meaning specified in Section 2.1(a).

“Company Shares” means any share in the capital of the Company, including the Company Common Shares.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company Parties (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the Transactions and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) the cost of the D&O Tail; (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 7.8(a), (iv) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.10 (except where the Company shall bear 100% of all costs and fees in relation to the Taiwan DIR Approval), (v) change-in-control payments, transaction bonuses, retention or incentive payments, severance or similar compensatory payments payable by the Group to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Group as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment occurring after the Closing) and the employer portion of any employment, social security or similar taxes due with respect to such amounts, and (vi) all fees and costs in relation to SPAC Extension.

“Company Transaction Proposals” means the withdrawal of the public reporting status as a Taiwan Public Company.

“Contracting Parties” has the meaning specified in Section 10.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyleft License” means any license that requires or purports to require, as a condition of use, the modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed

Annex A-5

under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse-engineered, reverse-assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee. By way of example and not limitation, Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“D&O Tail” has the meaning specified in Section 7.14(b).

“Data Room” has the meaning specified in Section 1.2(a).

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.

“Dollars” or “US$” means lawful money of the United States.

“Environmental Laws” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety or prevention and control of pollution (including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials).

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 4.4(a).

“Export Approvals” has the meaning specified in Section 5.11(b).

“Financial Assistance” has the meaning specified in Section 5.31.

“Financial Statements” has the meaning specified in Section 5.8(a)(i).

“FST Restructuring” means, collectively, the Company Acquisition, the Company Shareholders Subscription and each of the other transactions contemplated under the Company Restructuring Documents.

“FST Restructuring Closing” has the meaning specified in Section 2.1(c).

“FST Restructuring Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of the Company Restructuring Documents and the consummation of the FST Restructuring, including but without limitation to fees and expenses relating to any regulatory approvals, consents, Actions, non-actions or waivers from any Governmental Authorities in connection with the FST Restructuring, such as the Taiwan DIR Approval.

“FST Withdrawal” has the meaning given to it in Section 2.6.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement or similar organizational documents, in each case, as amended or restated; the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of registration,

Annex A-6

the “Governing Documents” of a limited liability company incorporated in the Cayman Islands are its limited liability company agreement and certificate of registration; the “Governing Documents” of a Taiwan company are its company registration card, articles of incorporation and bylaws.

“Government Contract” has the meaning specified in Section 5.28(a).

“Governmental Approval” has the meaning specified in Section 5.6.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority in the PRC or any other Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Group” means the Company and all of its Subsidiaries from time to time.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) accrued severance obligations arising with respect to the termination of employment or service of any current or former employee or individual service provider, or otherwise in connection with a reduction in force, in each case, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Group to defer such Taxes under the CARES Act), (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions and the FST Restructuring in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“Independent Director” has the meaning specified in Section 7.13(a).

“Initial CayCo Shareholder” means Chen Ming-Chen.

“Intellectual Property” means any and all right, title and interest in or to any intellectual or industrial property, in any jurisdiction, including the following: (i) registered and unregistered patents and patent applications, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and any invention disclosures; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Group or

Annex A-7

its businesses symbolized by or associated with any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations and applications for registration of any of the foregoing, including such corresponding rights in software, databases and other data compilations; (iv) rights in World Wide Web addresses, URLs, and domain names; and (v) trade secrets, know-how, methods, processes, data, specifications, formulae, algorithms, and other confidential and proprietary information and all rights therein.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 5.8(a).

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, or economic sanctions or anti-boycotts, including, but not limited to, the Import and Export Order (Control of Dual Use Goods, Services and Technology Exports): 2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.

“Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known or reasonably foreseeable to the SPAC or any member of the SPAC Board as of the date hereof and that becomes known to the SPAC or any member of the SPAC Board after the date hereof and prior to the receipt of the SPAC Shareholder Approval; provided, however, that (a) any change in the price or trading volume of the SPAC Ordinary Shares and (b) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (c), (d), and (f) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall be excluded for purposes of determining whether an Intervening Event has occurred.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IRS” means the Internal Revenue Service.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used in the conduct of the business of the Group.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Group.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, preemptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise, including Permitted Liens.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the Recitals hereto.

Annex A-8

“Merger Effective Time” has the meaning specified in Section 3.3.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Surviving Company” has the meaning specified in Section 3.1(b).

“Multiemployer Plan” has the meaning specified in Section 5.13(c).

“NASDAQ” has the meaning specified in Section 6.6(c).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted in connection with the transactions contemplated hereunder for the purpose of granting or issuing equity incentive compensation to employees and other service providers of the Group.

“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Group or pursuant to which the Group has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or individual independent contractors primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.

“Nondisclosure Agreement” has the meaning specified in Section 10.10.

“Nonparty Affiliates” has the meaning specified in Section 10.16.

“Offer Documents” has the meaning specified in Section 7.8(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Option” means an option to purchase Company Common Shares granted to an employee, director, independent contractor or other service provider of the Group.

“Owned Land” has the meaning specified in Section 5.20(b).

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other

Annex A-9

Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Group and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that: (i) alone or in combination with other information, relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of or contact with an particular person or household or device; (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” “personal health information” or “PII” or any similar term by Law; or (iii) is otherwise regulated by applicable Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.

“Personal Information Laws and Policies” has the meaning specified in Section 5.22(a).

“PFIC” has the meaning specified in Section 7.20(b).

“Phase I Restructuring Documents” means the Company Restructuring Documents signed and delivered in connection with CayCo acquiring 55% of the Aggregate Fully Diluted Company Shares from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter.

“Phase I DIR Approval” means the Taiwan DIR Approval in connection with CayCo acquiring 55% of the Aggregate Fully Diluted Company Shares from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter in accordance with the Company Restructuring Documents.

“Phase II DIR Approval” means the Taiwan DIR Approval in connection with CayCo acquiring the Aggregate Fully Diluted Company Shares (other than the Company Shares covered under Phase I Restructuring Documents) from the Company Shareholders in accordance with the Company Restructuring Documents.

“Phase II Restructuring Documents” means the Company Restructuring Documents signed and delivered in connection with CayCo acquiring the Aggregate Fully Diluted Company Shares (other than the Company Shares covered under the Phase I Restructuring Documents) from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter.

“PIPE Investment” means the purchase of CayCo Ordinary Shares pursuant to the Subscription Agreements or any other purchase agreements as may be agreed by SPAC and the Company from time to time.

“Plan of Merger” has the meaning specified in Section 3.3.

“PRC” means People’s Republic of China but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Investment Approval” means the prior approval issued by the Department of Investment Review, the Ministry of Economic Affairs of Taiwan for the investment in Taiwan by any PRC Investor.

“PRC Investment Restriction” means the investment restrictions imposed by Taiwan Governmental Authorities with respect to a PRC Investor’s investment in Taiwan, as further provided under Taiwan’s Regulations Governing Investments by PRC Nationals.

“PRC Investor” means (i) any PRC National, or (ii) any Third-Area Company owned or controlled by PRC National(s) whereby the capital contributed or shares held directly or indirectly by PRC National(s) in aggregate exceed 30% of total amount of capital or the total number of shares of such Third-Area Company, or such Third-Area Company is controlled by PRC National(s), as further defined under Taiwan’s Regulations Governing Investments by PRC Nationals.

“PRC National” means any individual, juristic person, organization or any other institution of the PRC.
Annex A-10

“Privacy Policies” has the meaning specified in Section 5.22(a).

“Processing” has the meaning specified in Section 5.22(a).

“Proxy Statement” has the meaning specified in Section 7.8(a)(i).

“Proxy Statement/Prospectus” has the meaning specified in Section 7.8(a)(i).

“Real Property Leases” has the meaning specified in Section 5.20(a)(iii).

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by CayCo under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.8(a)(i).

“Regulatory Approvals” has the meaning specified in Section 7.10(a).

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Group, and (b) any director or officer of the Group, in each case of clauses (a) and (b), excluding the Group.

“Remaining Company Shareholders” means the Company Shareholders other than CayCo after consummation of the FST Restructuring.

“Representatives” of a Person means, collectively, officers, directors, employees, members, partners, attorneys, accountants, consultants, agents, financial advisors, financing sources and potential co-investors of such Person or its Affiliates.

“Requisite Company Shareholders” has the meaning specified in Section 1.1 of the Company Disclosure Letter.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea, Syria, the so-called Donetsk People’s Republic (as defined and construed in the applicable Sanctions Laws), the so-called Luhansk People’s Republic (as defined and construed in the applicable Sanctions Laws) and Russia).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) any other applicable sanctions authority; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic and/or financial sanctions Laws, list-based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the PRC or (vi) any other applicable sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning specified in Section 5.7(c).

“Securities Act” means the Securities Act of 1933, as amended.

Annex A-11

“Shareholder Litigation” has the meaning specified in Section 7.23.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Articles” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on January 24, 2022, amended pursuant to a special resolution passed on April 13, 2023 and as further amended pursuant to a special resolution passed on October 25, 2023, and as may be amended from time to time.

“SPAC Board” means the board of directors of SPAC.

“SPAC Board Recommendation” has the meaning specified Section 7.8(b)(i).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in specified Section 3.7(a)(ii).

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 4.3(a)(ii).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article VI.

“SPAC Dissenting Shareholders” has the meaning specified in Section 4.9(a).

“SPAC Dissenting Shares” has the meaning specified in Section 4.9(a).

“SPAC Exchange Warrants” has the meaning specified in Section 3.7(a)(v).

“SPAC Extension” means the extension provided in the definitive proxy statement filed with the SEC on October 17, 2023 or any other subsequent proxy statement as may be agreed by the Company and SPAC to amend the Governing Documents of SPAC to extend the date by which SPAC must consummate a Business Combination in accordance with its Governing Documents.

“SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“SPAC Indemnified Parties” has the meaning specified in Section 7.14(a).

“SPAC Intervening Event Notice” has the meaning specified Section 7.8(b)(ii).

“SPAC Intervening Event Notice Period” has the meaning specified Section 7.8(b)(ii).

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) issued to the Sponsor.

“SPAC Public Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC SEC Filings” has the meaning specified in Section 6.5.

“SPAC Securities” has the meaning specified in Section 6.12(a).

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Merger Effective Time.

“SPAC Shareholder Approval” means (i) the approval of (A) the change of SPAC’s name to “FST Ltd.”, (B) the amendment and restatement of the SPAC Articles, (C) the Merger and (D) the Plan of Merger, in each case, by a special resolution (as defined in the Cayman Companies Act, being a resolution approved by an affirmative

Annex A-12

vote of the holders of at least a two-thirds (2/3) majority of the issued and outstanding SPAC Ordinary Shares entitled to vote thereupon (as determined in accordance with the SPAC Articles)) at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose, and (ii) the approval of the other SPAC Transaction Proposals not included in (i) above by an ordinary resolution (being a resolution passed by a simple majority of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting) at a SPAC Shareholders’ Meeting.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 7.8(b)(i).

“SPAC Shareholder Redemption” means the election of an eligible (as determined in accordance with the SPAC Articles) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the SPAC Articles) in connection with the SPAC Transaction Proposals.

“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the Transactions (including the PIPE Investment), including: (i) deferred underwriting commissions or any other outstanding payables and liabilities as disclosed in any SPAC SEC Filings; (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers); (iii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.10 (except where the Company shall bear 100% of all costs and fees in relation to the Taiwan DIR Approval), (iv) all of the fees and costs in relation to SPAC Extension; and (v) any unpaid Working Capital Loans.

“SPAC Transaction Proposals” means (i) the SPAC Class B Conversion, (ii) the change of SPAC’s name to “FST Ltd.”, (iii) the amendment and restatement of SPAC Articles, by the deletion of the SPAC Articles in their entirety and the substitution in their place of the second amended and restated memorandum and articles of association of SPAC, (iv) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, and the approval and authorization of the Transactions as a Business Combination, (v) the approval and authorization of the Merger and the Plan of Merger, (vi) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, (vii) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, and (viii) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all applicable Law relating to bribery or corruption; (b) all applicable Sanctions Laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (e) Penal Code (Act No. 45 of 1907); (f) Unfair Competition Prevention Act (Act No. 47 of 1993); (g) Act on Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007); and (h) Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999), and other applicable Law relating to money laundering and terrorist financing.

“Sponsor” means Chenghe Investment I Limited, a Cayman Islands exempted company.

Annex A-13

“Sponsor Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended or modified from time to time.

“Squeeze Out” has the meaning given to it in Section 2.7.

“Stock Exchange” means the New York Stock Exchange or the Nasdaq Stock Market.

“Subscription Factor” means a number resulting from dividing (x) the result of the quantity of the Base Equity Value divided by US$10.00, by (y) the Aggregate Fully Diluted Company Shares as at the time of calculation.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Taiwan” means the Republic of China.

“Taiwan DIR Approval” means any and all authorizations, permits or clearances from the Department of Investment Review, the Ministry of Economic Affairs of Taiwan, under the Taiwan Statute For Investment By Foreign Nationals that are required in connection with this Agreement, the Company Restructuring Documents, the Merger, the FST Restructuring and the consummation of the Merger or the FST Restructuring, as applicable, and the other transactions contemplated hereunder and the issuance and delivery of CayCo Ordinary Shares, including the Phase I DIR Approval and the Phase II DIR Approval.

“Taiwan Public Company” means a Taiwan public reporting company that has issued its stock and/or shares in accordance with the Securities and Exchange Act of Taiwan.

“Taiwan Stock Market” means the Emerging Stock Market of the Taipei Exchange of Taiwan.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, capital stock, capital gain, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, surcharges, penalty, or addition thereto.

“Termination Fee” has the meaning specified in Section 10.6(a).

“Third-Area Company” means any company incorporated in any “third area” outside of the PRC or Taiwan.

“Third Party Consent” has the meaning specified in Section 7.25.

“Title IV Plan” has the meaning specified in Section 5.13(c).

“Top Customers” has the meaning specified in Section 5.26(a).

“Top Vendors” has the meaning specified in Section 5.26(a).

Annex A-14

“Transaction Agreements” means this Agreement, the Ancillary Agreements, the Subscription Agreements, the Nondisclosure Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Agreements.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“Unaudited SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“Unpaid Company Expenses” has the meaning specified in Section 4.3(a)(i).

“Unpaid SPAC Expenses” has the meaning specified in Section 4.3(a)(ii).

“Unpaid Transaction Expenses” has the meaning specified in Section 4.3(a)(ii).

“W&C” has the meaning specified in Section 10.18.

“W&C Privileged Communications” has the meaning specified in Section 10.18.

“W&C Waiving Parties” has the meaning specified in Section 10.18.

“W&C WP Group” has the meaning specified in Section 10.18.

“Warrant Agreement” means the Warrant Agreement, dated as of January 24, 2022, between SPAC and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

1.2.             Construction.

(a)         Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and references to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”; (vii) the phrase “made available” or “delivered” by the Company Parties to SPAC, when used in reference to a document, shall mean that the document was made available for viewing in the “SPAC_CHENGHE” electronic data room (the “Data Room”) hosted by Dropbox at least two (2) Business Days prior to the date of this Agreement; and (viii) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice.”

(b)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Annex A-15

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)         When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

1.3.             Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge, and the knowledge that each such individual would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” (as opposed to imputed or constructive knowledge) of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
FST Restructuring

2.1.             FST Restructuring.

(a)         The Company Parties agree that the Company Restructuring Documents shall provide that at the FST Restructuring Closing, CayCo shall issue and allot to each Company Shareholder (other than the Remaining Company Shareholders) (the “Company Shareholders Subscription”), in respect of each Company Share owned by such person, a number of CayCo Ordinary Shares that is no more than the Subscription Factor (all such CayCo Ordinary Shares to be issued, the “CayCo Subscription Shares”) and the aggregate number of such Company Subscription Shares shall be equal to the product of (x) the total number of Company Shares owned by the Company Shareholders who have signed the Company Restructuring Documents and (y) the Subscription Factor.

(b)         No later than five (5) Business Days prior to the Closing Date, the Company Parties shall prepare and deliver to SPAC (i) a pro forma and fully diluted capitalization table of CayCo (the “CayCo Cap Table”) as at the Closing Date and (ii) a spreadsheet, including all calculation and information relevant to effect the Company Shareholders Subscription (the “Closing Calculation”), including the Subscription Factor and the amount and allocation of the CayCo Subscription Shares to the relevant Company Shareholders (other than the Remaining Company Shareholders). SPAC shall be entitled to rely conclusively on such information and calculation for any purpose hereunder.

(c)         The closing of the FST Restructuring (the “FST Restructuring Closing”) shall take place one (1) Business Day before the Closing Date or such other time and place as SPAC and the Company may mutually agree.

2.2.             Governing Documents of the Company. At the FST Restructuring Closing, the Company shall adopt the articles of incorporation in a form that is reasonably satisfactory to SPAC and the Company, until thereafter amended in accordance with the terms thereof and the Taiwan Company Act.

2.3.             Directors, Supervisors and Officers of the Company. At the FST Restructuring Closing, subject to the terms of the Company’s respective Governing Documents effective as of the FST Restructuring Closing, the Company shall take all such action within its power as may be necessary or appropriate to complete the appointment of the directors, supervisors and officers of the Company that are reasonably satisfactory to SPAC and the Company.

2.4.             Termination of Certain Agreements. The Company and the Company Shareholders hereby agree and the Company Restructuring Documents shall provide that, effective at the FST Restructuring Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders, if any, with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, be terminated in full and become null and void and of no further force and effect, with no liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions

Annex A-16

contemplated by this Agreement, the Company Restructuring Documents and the Transaction Agreements, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement, the Company Restructuring Documents and the Transaction Agreements.

2.5.             Initial CayCo Shares. At the FST Restructuring Closing and immediately following the issuance of one (1) or more CayCo Ordinary Shares to the relevant Company Shareholders (other than the Remaining Company Shareholders), the Initial CayCo Shareholder shall surrender all of its CayCo Ordinary Shares and any other shares of CayCo that were issued and outstanding immediately prior to the Merger Effective Time for no consideration to CayCo and all such shares of CayCo shall be cancelled by CayCo. Immediately after such cancellation, CayCo shall ensure that the only issued and outstanding shares of CayCo shall consist of the CayCo Subscription Shares.

2.6.             FST Withdrawal.

(a)         No later than five (5) calendar days after the Company Shareholder Approval is obtained, the Company shall have applied for de-registration from the Taiwan Stock Market in accordance with the Governing Documents of the Company and applicable Law.

(b)         After the filing of the Registration Statement with the SEC, the Parties shall further agree on the appropriate timing for the Company to file an application to the Financial Supervisory Commission of Taiwan to terminate its Taiwan Public Company status in accordance with the Governing Documents of the Company and applicable Law, whereupon the Company shall forthwith file such application ((a) and (b) collectively, the “FST Withdrawal”), but in no event later than twenty (20) calendar days after the receipt of the first batch of comments from the SEC.

2.7.             Squeeze Out. As soon as practicable and to the extent legally feasible under applicable Laws after the Closing, the Company shall use reasonable best efforts to enter into and consummate (a) a transaction with CayCo for CayCo to acquire the Company Shares owned by the Remaining Company Shareholders, or (b) other alternative transactions to be agreed by Sponsor and the Company (the “Squeeze Out”) in accordance with the Governing Documents of the Company and applicable Law.

2.8.             Taking of Necessary Action; Further Action. If, at any time after the FST Restructuring Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Company Restructuring Documents, the officers and directors or members, as applicable (or their designees) of the Company, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
Merger

3.1.             Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC in accordance with Part XVI of the Cayman Companies Act, with SPAC being the surviving company and as a direct, wholly owned Subsidiary of CayCo.

(b)         Upon consummation of the Merger and at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the Register of Companies in the Cayman Islands, and SPAC, as the surviving company of the Merger (also referred to herein as the “Merger Surviving Company”), shall continue its corporate existence under the Laws of the Cayman Islands.

3.2.             Merger Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as SPAC and the Company may mutually agree.

3.3.             Merger Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, on the date of the Closing, SPAC and Merger Sub shall file a plan of merger (the “Plan of Merger”) in substantially the form attached as Exhibit D hereto and other documents required under the Cayman Companies Act to effect the Merger with Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided

Annex A-17

by Section 233 of the Cayman Companies Act. The Merger shall become effective on the date the Plan of Merger is registered by the Cayman Registrar or at such later time or on such later date as may be agreed by SPAC and the Company in writing and, in either case, as specified in the Plan of Merger in accordance with the Cayman Companies Act (the “Merger Effective Time”).

3.4.             Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of SPAC and Merger Sub shall vest in the Merger Surviving Company, and the Merger Surviving Company shall be liable for and subject in the same manner as SPAC and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of SPAC and Merger Sub in accordance with the Cayman Companies Act.

3.5.             Governing Documents of Merger Surviving Company. At and after the Merger Effective Time, in accordance with the Plan of Merger, the Merger Surviving Company shall adopt the second amended and restated memorandum and articles of association in a form that is reasonably satisfactory to SPAC and the Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

3.6.             Directors and Officers of Merger Surviving Company. At and after the Merger Effective Time, the directors and officers of Merger Sub and SPAC, respectively, as of immediately prior to the Merger Effective Time, shall cease to hold office and the initial directors and officers of the Merger Surviving Company shall be appointed as determined by the Company and SPAC, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Merger Surviving Company effective as of the Merger Effective Time.

3.7.             Effects of the Merger on the Share Capital of SPAC and Merger Sub.

(a)         At the Merger Effective Time, and in the case of sub-paragraph (ii), immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub or any holder of SPAC Securities:

(i)          each SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 3.7(a)(i);

(ii)         each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share in accordance with the terms of the SPAC Articles (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares;

(iii)        each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the unit separation as set out in Section 3.7(a)(i)) that is issued and outstanding (other than the SPAC Dissenting Shares) shall be cancelled in exchange for the right to receive one (1) CayCo Ordinary Share; provided, that, in the event there is any issuance of equity securities by CayCo between the FST Restructuring Closing and the Merger Effective Time, such right shall include the right to receive such additional number of CayCo Ordinary Shares as necessary to ensure that the percentage allocation of CayCo Ordinary Shares to all SPAC Class A Ordinary Shares (as converted) would be no less than the percentage that would have been allocated thereto as if there were no such interim issuance (the aggregate number of CayCo Ordinary Shares thus issued to all holders of SPAC Class A Ordinary Shares (other than the holders of the SPAC Dissenting Shares) in connection with the Merger is referred to herein as the “SPAC Exchange Shares”). All SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 3.7(a)(iii);

Annex A-18

(iv)        each SPAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 4.9 and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.9; and

(v)         each SPAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a CayCo Warrant, which shall be on the same terms and conditions as the applicable SPAC Warrant (all CayCo Warrants issued to all holders of SPAC Warrants in connection with the Merger is referred to herein as the “SPAC Exchange Warrants”). CayCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservations for so long as any of the SPAC Exchange Warrants remain outstanding, a sufficient number of CayCo Ordinary Shares for delivery upon the exercise of such SPAC Exchange Warrants. All SPAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of SPAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.7(a)(v).

(b)         At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, the Company, Merger Sub or any holder of SPAC Securities, each ordinary share of Merger Sub, par value US$0.0001 per share, issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Merger Surviving Company. Such ordinary share(s) of the Merger Surviving Company shall constitute the only issued and outstanding share capital of the Merger Surviving Company upon the Merger Effective Time.

3.8.             Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Merger Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Merger Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
Closing

4.1.             Closing.

(a)         Subject to the terms and conditions of this Agreement, the Closing shall be conditional upon the FST Restructuring Closing. The date of the Closing shall be referred to herein as the “Closing Date.”

(b)         In accordance with the terms and subject to the conditions of this Agreement, the Closing shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing.

4.2.             Closing Deliverables.

(a)         At the Closing, the Company Parties will deliver, or cause to be delivered:

(i)          to SPAC, a certificate signed by an executive officer of the Company and CayCo, dated as of the date of Closing, certifying that the conditions specified in Section 8.2 have been fulfilled;

(ii)         to the Exchange Agent, pursuant to Section 4.4, (i) the SPAC Exchange Shares and SPAC Exchange Warrants and (ii) the CayCo Subscription Shares;

(iii)        to SPAC, evidence that the Affiliate Agreements set forth on Section 7.23 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to, or obligation of, SPAC or the Group;

(iv)        to SPAC, a certified true copy of the register of members of CayCo as of the FST Restructuring Closing reflecting the CayCo Cap Table;

(v)         to SPAC, all of the Company Restructuring Documents, duly executed by CayCo, the Company and the relevant Company Shareholders other than the Remaining Company Shareholders;

Annex A-19

(vi)        to SPAC, the Investor Rights Agreement, duly executed by CayCo, the Company and each Company Shareholder set forth on Section 4.2 of the Company Disclosure Letter;

(vii)       to SPAC, the Lock-Up Agreement, duly executed by the Company Holders; and

(viii)      to SPAC, the appointment documents of all of the directors and officers as the initial directors and officers, respectively, of CayCo after the Merger Effective Time, in accordance with the provisions of Section 7.13), effective as of the Merger Effective Time.

(b)         At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i)          a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that, the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii)         the Investor Rights Agreement, duly executed by duly authorized representatives of SPAC and the Sponsor; and

(iii)        the Lock-Up Agreement, duly executed by duly authorized representatives of the Sponsor.

4.3.             Closing Statements.

(a)         No sooner than five (5) or later than two (2) Business Days prior to the Closing Date:

(i)          the Company Parties shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Certificate”) setting forth a statement of (i) the aggregate accrued and unpaid Company Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid Company Expenses”) and (ii) the FST Restructuring Expenses, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee.

(ii)         SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Certificate, the “Closing Statements”), setting forth the aggregate accrued and unpaid SPAC Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee.

(b)         On the Closing Date, concurrently with the Merger Effective Time, all Unpaid Transaction Expenses shall be paid in full, and in furtherance of the foregoing, the Parties agree that the Parties shall use their reasonable best efforts to cause the Trustee to pay by wire transfer of immediately available funds from the Trust Account, the Unpaid Transaction Expenses set forth on the Closing Statements pursuant to Section 7.16. For the avoidance of doubt, the Company shall be solely responsible and pay for the FST Restructuring Expenses prior to and after the Closing. If the Closing shall occur, any payment of the Unpaid Transaction Expenses from the proceeds of the Trust Account shall take priority over any payment of the FST Restructuring Expenses.

(c)         Each of the Company Parties and SPAC shall (i) provide the other Parties hereto and their respective Representatives with reasonable access to the relevant books, records and finance personnel of such party to enable the other Parties hereto and their respective Representatives to review and analyze the amounts set forth on the Closing Statements, and (ii) make such amendments to the Closing Statements as the Parties may mutually and in good faith agree.

4.4.             Delivery of CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants.

(a)         Following the date hereof and prior to the Closing Date, CayCo shall appoint Continental Stock Transfer & Trust Company as an exchange agent (the “Exchange Agent”) to act as the exchange agent in connection with the Merger and the FST Restructuring, and, if required by the Exchange Agent, enter into an exchange agent agreement (in a form and substance that is reasonably acceptable to SPAC and the Company) in order for, among other things, the Exchange Agent to make the distributions contemplated by Section 2.1 and this Section 4.4.

Annex A-20

(b)         At least two (2) Business Days prior to the Merger Effective Time, CayCo shall send, or shall cause the Exchange Agent to send, to each holder of SPAC Class A Ordinary Shares (other than SPAC Dissenting Shareholders) and the Company Shareholders (other than the Remaining Company Shareholders) instructions and/or any documents as may be reasonably required for the delivery of the CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants in accordance with this Section 4.4(b), and SPAC shall deliver, or cause each such holder of SPAC Class A Shares and Company Shareholders to deliver, to the Exchange Agent, such information and/or documents (including, if necessary or appropriate, a letter of transmittal) reasonably requested by the Exchange Agent, for the purpose of updating the register of members of CayCo to reflect such delivery of the CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants to such holder of SPAC Class A Shares and Company Shareholders in accordance with this Section 4.4(b).

(c)         Immediately prior to or at the Merger Effective Time, CayCo shall deposit, or cause to be deposited, with the Exchange Agent: (i) evidence in book-entry form of CayCo Ordinary Shares representing the number of CayCo Ordinary Shares required to be issued or already issued (as applicable) to (A) the holders of SPAC Class A Ordinary Shares (other than SPAC Dissenting Shareholders) in connection with the Merger as the SPAC Exchange Shares under Section 3.7(a)(iii), and (B) the Company Shareholders (other than the Remaining Company Shareholders) in connection with the Company Shareholders Subscription under Section 2.1 and (ii) the SPAC Exchange Warrants.

(d)         At the Merger Effective Time, CayCo shall (i) instruct the Exchange Agent to deliver to (x) such holder the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, to which such holder is entitled pursuant to Section 3.7(a)(iii), and in exchange any outstanding SPAC Class A Ordinary Shares or SPAC Warrants shall be cancelled as a result of the Merger, without any further action by any Party; and (y) the Company Shareholders (other than the Remaining Company Shareholders) the CayCo Subscription Shares deposited with the Exchange Agent pursuant to Section 4.4(c); and (ii) update its register of members in accordance with this Section 4.4(d).

(e)         At and after the Merger Effective Time, any certificate(s) representing SPAC Class A Ordinary Shares (other than SPAC Dissenting Shares) or SPAC Warrants shall be deemed to evidence such holder’s right to receive its respective portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares or SPAC Warrants shall have been converted by the Merger. From and after the Merger Effective Time, all previous holders of SPAC Class A Ordinary Shares or SPAC Warrants shall cease to have any rights as shareholders or equityholders of SPAC other than the right to receive such holder’s respective portion of the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares and SPAC Warrants have been converted pursuant to this Agreement, without interest, or, in the case of SPAC Dissenting Shareholders, the right to receive the applicable payment as set forth in this Section 4.4.

(f)          Promptly following the date that is one (1) year after the Merger Effective Time, CayCo shall instruct the Exchange Agent to deliver to CayCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the CayCo Subscription Shares, the SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, that remains unclaimed shall be returned to CayCo, and any Person that was a Company Shareholder or a holder of SPAC Class A Ordinary Shares or SPAC Warrants as of immediately prior to the Merger Effective Time that has not received its portion of the CayCo Subscription Shares or exchanged SPAC Class A Ordinary Shares or SPAC Warrants for an applicable portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, in accordance with this Section 4.4 prior to the date that is one (1) year after the Merger Effective Time, may transfer such CayCo Subscription Shares, SPAC Class A Ordinary Shares or SPAC Warrants to CayCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and CayCo shall promptly deliver, such applicable portion of the CayCo Subscription Shares, SPAC Exchange Shares or SPAC Exchange Warrants without any interest thereupon. None of SPAC or the Company Parties or the Exchange Agent shall be liable to any Person in respect of any of the CayCo Subscription Shares, SPAC Exchange Shares or SPAC Exchange Warrants delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares or warrants shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of CayCo, free and clear of all claims or interest of any Person previously entitled thereto.

Annex A-21

4.5.             Directors and Officers. At and after the Merger Effective Time, the Persons identified as the initial directors and officers of CayCo after the Merger Effective Time, in accordance with the provisions of Section 7.13, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 4.5 of the Company Disclosure Letter), respectively, of CayCo, each to hold office in accordance with the Governing Documents of CayCo, effective as of the Merger Effective Time.

4.6.             CayCo Governing Documents. Immediately prior to the FST Restructuring Closing, CayCo shall adopt the amended and restated memorandum and articles of association in substantially the form attached as Exhibit E hereto, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

4.7.             Certain Adjustments. The number of CayCo Ordinary Shares that each Person is entitled to receive as a result of the Merger or the FST Restructuring and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share subdivision, reverse share subdivision, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into CayCo Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, exchange of shares or other like change with respect to the Company Shares, SPAC Ordinary Shares or CayCo Ordinary Shares, as applicable, occurring during the date of this Agreement and the Closing Date.

4.8.             Fractional Shares. Notwithstanding anything in this Agreement, no fraction of a CayCo Ordinary Share shall be issued by virtue of the Merger or the FST Restructuring, and any Person who would otherwise be entitled to a fraction of a CayCo Ordinary Share (after aggregating all fractional CayCo Ordinary Shares that otherwise would be received by such Person) shall receive from CayCo, in lieu of such fractional share: (i) one (1) CayCo Ordinary Share if the aggregate amount of fractional CayCo Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no CayCo Ordinary Share if the aggregate amount of fractional CayCo Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

4.9.             SPAC Dissenter’s Right.

(a)         Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Companies Act, all SPAC Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any Person who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, in accordance with Section 238 of the Cayman Companies Act (the “SPAC Dissenting Shares” and holders of SPAC Dissenting Shares being referred to as “SPAC Dissenting Shareholders”) shall be cancelled and cease to exist at the Merger Effective Time, shall not be entitled to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) and shall instead be entitled to receive only the payment of the fair value of such SPAC Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Companies Act.

(b)         For the avoidance of doubt, all SPAC Ordinary Shares held by SPAC Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon (i) not be deemed to be SPAC Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Merger Effective Time, the right to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) in the manner provided in Section 4.4.

(c)         SPAC shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal under Section 238 of the Cayman Companies Act received by SPAC, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Companies Act and received by SPAC relating to the exercise of any rights to dissent from the Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)         In the event that any written notice of objection to the Merger is served on SPAC by any SPAC Shareholder pursuant to Section 238(2) of the Cayman Companies Act, SPAC shall give written notice of the authorization of the Merger to each such SPAC Shareholder within twenty (20) calendar days of obtaining the SPAC Shareholder Approval, pursuant to and in accordance with Section 238(4) of the Cayman Companies Act.

Annex A-22

4.10.           Withholding. Notwithstanding any other provision to this Agreement, CayCo, SPAC, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by CayCo, SPAC, Merger Sub, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. To the extent any Party hereto becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such party shall use commercially reasonable efforts to notify the other Parties hereto at least five (5) days prior to the date of the relevant payment, and the Parties hereto shall reasonably cooperate to obtain any certificates or other documentation required in respect of such deduction or withholding obligation and to reduce or eliminate any applicable deduction or withholding.

4.11.           Tax Treatment. The Parties intend that, for United States federal income tax purposes, (a) the FST Restructuring, together with the Merger, qualifies as a transfer of property described in Section 351 of the Code and Treasury Regulations thereunder, and/or the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and the Treasury Regulations (as defined below) promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Transactions and the FST Restructuring to fail to qualify for the Intended Tax Treatment. The Transactions and the FST Restructuring shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Governmental Authority. The Parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Transactions and the FST Restructuring in accordance with the Intended Tax Treatment, including providing customary representation letters.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, CayCo AND Merger Sub

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article V), each of the Company Parties represents and warrants to SPAC as of the date of this Agreement and as of the Closing Date as follows:

5.1.             Company Organization. The Company is a company limited by shares that has been duly incorporated, formed or organized, and is validly existing under the Laws of Taiwan, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof and the Closing Date, true, correct and complete, and the Company is not in breach or violation of any of the provisions contained in its Governing Documents. The Company has timely filed all requisite annual reports in accordance with applicable Laws. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Group. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

5.2.             Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of each of the Company’s Subsidiaries have been previously made available to SPAC by or on behalf of the Company, such Governing Documents are in full force and effect as of the

Annex A-23

date hereof and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not a Company Material Adverse Effect.

5.3.             CayCo and Merger Sub.

(a)         Each of CayCo and Merger Sub is an exempted company limited by shares that has been duly incorporated, and is validly existing and in good standing under the Laws of the Cayman Islands. Each of CayCo and Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Governing Documents of CayCo and Merger Sub, in each case, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof (with respect to the Governing Documents of CayCo and Merger Sub), and the Closing Date, true, correct and complete. Each of CayCo and Merger Sub is not in violation of any of the provisions of its Governing Documents.

(b)         Each of CayCo and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CayCo and Merger Sub (as the case may be) to consummate the Transactions and the FST Restructuring.

(c)         Each of CayCo and Merger Sub has no assets or operations and has not incurred any liabilities or obligations of any nature, and has not carried on any business activities or operations other than those in connection with the transactions contemplated hereby. Each of CayCo and Merger Sub was incorporated solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. All of the issued shares of Merger Sub are held directly by CayCo. As of the date hereof, all issued and outstanding shares of CayCo are owned by the Initial CayCo Shareholder, free and clear of all Liens (other than Permitted Liens).

(d)         Each of CayCo and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the Transactions and the FST Restructuring, and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions and the FST Restructuring and thereby have been duly and validly authorized and approved by the board of directors and shareholder of CayCo, and by CayCo as the sole shareholder of Merger Sub. No other corporate proceeding on the part of CayCo or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of CayCo and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other Parties thereto, a legal, valid and binding obligation of each of CayCo and Merger Sub, enforceable against CayCo and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(e)         Neither CayCo nor Merger Sub is a PRC Investor.

5.4.             Due Authorization.

(a)         Each of the Company Parties has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.6) to consummate the Transactions and the FST Restructuring, and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company Parties are parties contemplated hereby and the consummation of the Transactions and the FST Restructuring have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company Parties is necessary to

Annex A-24

authorize this Agreement and the other documents to which the Company Parties are parties contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of the Company Parties, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and on or prior to the Closing, the other documents to which each of the Company Parties is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other Parties thereto, a legal, valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         On or prior to the date of this Agreement, the board of directors of each of the Company Parties has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements, the Company Restructuring Documents, the Transactions and the FST Restructuring are advisable and fair to, and in the best interests of, each of the Company Parties and the Company Shareholders and (ii) authorizing and approving the execution, delivery and performance by the Company Parties of this Agreement, the Ancillary Agreements, the Company Restructuring Documents, the Transactions and the FST Restructuring. Certified copies of the resolutions described in this Section 5.4(b) have been provided to SPAC prior to the execution and delivery of this Agreement by the Company Parties. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the documents to which each of the Company Parties are party contemplated hereby or to approve the Transactions and the FST Restructuring other than the Company Shareholder Approvals.

5.5.             No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 5.6 and except as set forth on Section 5.5 of the Company Disclosure Letter, the execution and delivery by the Company Parties, as applicable, of this Agreement and the documents to which the Company Parties are parties contemplated hereby and the consummation of the Transactions and the FST Restructuring do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company Parties, as applicable; (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law (including (i) any Personal Information Laws and Policies, (ii) any Laws relating to the Company for being a Taiwan Public Company including but not limited to the Taiwan Securities and Exchange Act and any regulations promulgated thereunder, and (iii) any Laws relating to PRC Investment Restriction), Permit or Governmental Order applicable to the Group, CayCo or Merger Sub; (c) violate or conflict with any provision of, or result in the breach of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Privacy Policy or Contract of the type described in Section 5.12(a) to which any of the Group, CayCo or Merger Sub is a party or by which the Group, CayCo or Merger Sub may be bound, or terminate or result in the termination of any such foregoing Contract; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group, CayCo or Merger Sub except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Parties to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Group.

5.6.             Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing (including, without limitation, the PRC Investment Approval) with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of each of the Company Parties, as applicable, with respect to the execution or delivery of this Agreement or the consummation of the Transactions and the FST Restructuring, except for: (i) the Taiwan DIR Approval; (ii) the approval from Taipei Exchange of Taiwan to de-register the Company’s trading on the Taiwan Stock Market; (iii) the approval from the Securities and Futures Bureau of the Financial Supervisory Commission of Taiwan to terminate the Company’s Taiwan Public Company status; and (iv) the filing of the Plan of Merger and related documentation and the amended and restated memorandum and articles of association of CayCo with the Cayman Registrar in accordance with the Cayman Companies Act.

5.7.             Capitalization of the Company.

(a)         As of the date of this Agreement, the authorized share capital of the Company is NT$1,000,000,000, consisting of 100,000,000 common shares, each with a par value of NT$10 per share (the “Company Common Shares”) among which 54,554,395 common shares are issued and outstanding as of the execution

Annex A-25

of this Agreement and a capitalization table of the Company as of the date of this Agreement is set forth in Exhibit C. All of the issued and outstanding Company Common Shares: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound. The Company Common Shares held by directors of the Company are free and clear of any Liens other than Permitted Liens.

(b)         As of the date of this Agreement and Closing Date, the Group does not have any employee incentive plan and no Options are issued or outstanding.

(c)         Except as set forth in Section 5.7(a), there are (i) no outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the share capital of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, preemptive rights, Contracts, agreements, arrangements, voting trusts, proxies, understandings or other commitments of any kind for the purchase or issuance of Securities, (vi) no “phantom shares” or similar obligations of the Company, (vii) no Contracts requiring the Company to acquire any equity interest of any other Person, and (viii) no other obligations by the Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(d)         Each holder or beneficial owner of the Securities has complied with all applicable Laws and have acquired other necessary Permits by Governmental Authority for their investment into or holding such Securities.

5.8.             Financial Statements.

(a)         Attached as Section 5.8(a) of the Company Disclosure Letter are the true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Group as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s reports thereon (the “Audited Financial Statements”); and true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Group as of and for the nine (9)-month period ended September 30, 2023 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)         When delivered pursuant to Section 7.5, the Audited Financial Statements and the Interim Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Group, as at the respective dates thereof, and the consolidated results of its operations, its consolidated incomes, its consolidated changes in shareholders’ equity (with respect to the Audited Financial Statements only) and its consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) except for the Interim Financial Statements, were prepared in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Group, (iv) except for the Interim Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.5, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof, and (v) except as expressly disclosed in the Financial Statements, are not affected to a material extent

Annex A-26

by any unusual, exceptional or non-recurring items that would or might make the financial position or results of operations of the Group as disclosed in such Financial Statements misleading or deceptive.

(c)         The Group maintains a system of internal accounting controls sufficient in all respects to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Neither the Group (including any employee thereof) nor any independent auditor of the Group has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group, (y) any fraud, whether or not material, that involves the Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group or (z) any claim or allegation regarding any of the foregoing.

(d)         The Group is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or any similar Contract or arrangement, including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

5.9.             Undisclosed Liabilities. Except as disclosed in Section 5.9 of the Company Disclosure Letter, there is no other liability, debt or obligation of or claim or judgment against, the Group, CayCo and Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company or (c) that will be discharged or paid off prior to or at the Closing. There is no outstanding guarantee, indemnity, encumbrance or comfort (whether or not legally binding) given by the Company Parties to any person.

5.10.           Litigation and Proceedings. Except as disclosed in Section 5.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Group, CayCo or Merger Sub, or their respective properties or assets (including their respective Intellectual Property), or any of the directors (where the director is a corporate person, its corporate director representative) or key management officers of any of the Group, CayCo or Merger Sub in their capacity as such that individually or collectively would result in a Company Material Adverse Effect; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations, audits or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Group, CayCo or Merger Sub, or their respective properties or assets (including their respective Intellectual Property) by any Governmental Authority that individually or collectively would result in a Company Material Adverse Effect; and (c) there is no outstanding Governmental Order imposed upon the Group, CayCo or Merger Sub; nor are any properties or assets (including their respective Intellectual Property), or any of the directors (where the director is a corporate person, its corporate director representative) or key management officers of the Group or its businesses bound or subject to any Governmental Order that would result in a Company Material Adverse Effect.

5.11.           Legal Compliance.

(a)         Except as set forth on Section 5.11 of the Company Disclosure Letter, each of the Group, CayCo and Merger Sub is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws, including (i) Laws related to the prevention of money laundering and economic sanctions, Personal Information Laws and Policies, (ii) Laws related to cross-border investment and foreign exchange and Laws related to cybersecurity and data privacy, and (iii) Laws relating to the Company for being a Taiwan Public Company, including but not limited to the Taiwan Securities and Exchange Act and any regulations promulgated thereunder, and the PRC Investment Restriction. The Group maintains a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Law. As of the date hereof and during the three (3) years preceding the date of this Agreement, neither the Group nor any of its key management officers or directors (where the director is a corporate person, its corporate director representative) thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws that individually would result in a Company Material Adverse Effect.

Annex A-27

(b)         The Group, CayCo and Merger Sub (i) are, and have been for the past three (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or legal proceedings against the Group related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Group nor any of its directors (where the director is a corporate person, its corporate director representative) or key management officers (i) is, or has during the past three (3) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.

5.12.           Contracts; No Defaults.

(a)         Section 5.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Group is a party or by which it is bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed in Section 5.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto:

(i)          any Contract with any of the Top Customers or the Top Vendors;

(ii)         each note, debenture, Contract or other evidence of Indebtedness of the Group, including any agreement or commitment for future loans, credit or financing, in each case, in excess of US$100,000;

(iii)        each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Group in the last five (5) years, in each case, involving payments in excess of US$100,000 other than Contracts in which the applicable acquisition or disposition has been consummated, and there are no liabilities of the Group remaining or obligations of the Group ongoing;

(iv)        each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract that provides for the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of US$50,000 in any calendar year;

(v)         each Contract involving the formation of a joint venture, partnership, strategic alliance or limited liability company;

(vi)        Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents and Governing Documents) between the Group, on the one hand, and Affiliates of the Group, the officers and managers (or equivalents) of the Group, the members or shareholders of the Company, any employee of the Group or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii)       Contracts with each current employee or individual consultant or other individual service provider to the Group that provide annual base compensation (excluding bonus and other benefits) in excess of US$100,000;

(viii)      Contracts with any employee or consultant of the Group that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions or the FST Restructuring;

(ix)        any collective bargaining (or similar) agreement or Contract between the Group, on one hand, and any labor union, works council or other body representing employees of the Group, on the other hand;

Annex A-28

(x)         each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to use of Intellectual Property by or of the Group and material to the business of the Group (other than nonexclusive licenses (A) to use unmodified, commercially available off-the-shelf software that does not include negotiated terms and have a replacement cost and annual license fee of less than US$200,000 per each such Contract or (B) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts);

(xi)        Contracts containing covenants of the Group (A) prohibiting or limiting the right of the Group to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Group’s ability to conduct their business with any Person in any geographic area in any material respect;

(xii)       any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer or any product or service, (C) requires the purchase of all or a given portion of the Group’s requirements for products or services from any Person, or any other similar provision, or (D) grants to any Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Group in excess of US$200,000 in any calendar year;

(xiii)      Contracts granting to any Person (other than the Group) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Group or to purchase or acquire equity interests in the Group;

(xiv)      each of the arrangements and agreements described on Section 5.12(a)(xiii) of the Company Disclosure Letter, whether or not in written form (and if in written from, whether or not executed by the parties thereto as of the date of this Agreement);

(xv)       Contracts that (A) involve any capital commitment or capital expenditure of US$200,000 (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the Group more than one (1) year from the date hereof that, in each of the case of clauses (A) and (B), are not terminable by the Group without premium or penalty on notice of sixty (60) calendar days or less; and

(xvi)      any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xiv) of this Section 5.12(a).

(b)         All of the Contracts listed pursuant to Section 5.12(a) in the Company Disclosure Letter are (i) in full force and effect, (ii) represent the legal, valid and binding obligations of the Group and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, and (iii) except as set forth on Section 5.12(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, notified the Group in writing, or to the Company’s knowledge, verbally (i) that it will, or has threatened to terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement) or (ii) that it is, or to the knowledge of the Company, otherwise involved in or threatening a material dispute with the Group or its businesses. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Group, (x) the Group has performed in all material respects all of its obligations required to be performed by it to date under such Contracts listed pursuant to Section 5.12(a) and neither the Group, nor, to the knowledge of the Company, any other Party thereto is in material breach of or default under any such Contract, (y) as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not received any written claim or notice of termination or material breach of or default under any such Contract, and (z) as of the date hereof and during the three (3) years preceding the date of this Agreement, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Group or, to the knowledge of the Company, any other Party thereto (in each case, with or without notice or lapse of time or both).

5.13.           Company Benefit Plans.

(a)         Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject thereto) and any other plan, policy, program or agreement (including any insurance policy, pension arrangement, provident fund, education fund, disability insurance, any

Annex A-29

employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Group, or to which the Group is a party or has or may have any liability, and in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, a “Company Benefit Plan”) and separately denotes with an asterisk each Non-U.S. Plan. The Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)         Except as set forth on Section 5.13(b) of the Company Disclosure Letter: as of the date hereof and during the three (3) years preceding the date of this Agreement, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c)         No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous three (3) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)         With respect to each Company Benefit Plan, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)         No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Group for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Group from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Group (other than in accordance with the applicable Company Benefit Plan).

(f)          Except as set forth on Section 5.13(f) of the Company Disclosure Letter, the consummation of the Transactions and the FST Restructuring will not, either alone or in combination with another event (such as termination following the consummation of the Transactions and the FST Restructuring), (i) entitle any current or former employee, officer or other service provider of the Group to any severance pay or any other compensation or benefits payable or to be provided by the Group, except as expressly provided in this Agreement, or (ii) accelerate

Annex A-30

the time of payment, funding or vesting, or increase the amount of compensation or benefits (including in respect of Options) due any such employee, officer or other individual service provider by the Group, (iii) directly or indirectly cause the Group to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the consummation of the Transactions and the FST Restructuring. The consummation of the Transactions and the FST Restructuring will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Group. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or otherwise.

(g)         With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, as of the date hereof (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, which provides retirement benefits, is a defined contribution plan.

5.14.           Labor Relations; Employees.

(a)         Except as set forth on Section 5.12(a)(ix) of the Company Disclosure Letter, the Group is not or has never been a party to or bound by any collective bargaining agreement, or any similar agreement, Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing, and no such agreement is being or has been negotiated by the Group, and no other labor union, works council or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Group. To the knowledge of the Company, except for the Chiayi City Corporate Labor Union of Far East Machinery Co., Ltd., there has been no labor organization activity involving any employees of the Group. The Group is not and has never been a member of any employers’ association or organization. The Group has never had any threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Group or question concerning representation, by or with respect to any of the Group’s employees.

(b)         Except as set forth on Section 5.14(b) of the Company Disclosure Letter, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group is, and has been, in material compliance with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, occupational health and safety, wages and hours, overtime and overtime payment, working during rest days, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, notices to employees, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, social security (or similar) and housing allowance fund, and the Group is not engaged and has never been engaged in any unfair labor practice of any nature.

(c)         Except as set forth on Section 5.14(c) of the Company Disclosure Letter, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has never received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against it, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against it, (iii) notice of any charge or complaint with respect to or relating to it before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of

Annex A-31

any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of it, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of clauses (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened.

(d)         To the knowledge of the Company, no employee of the Group with annual base salary in excess of US$150,000 or at the level of manager or director or higher intends to terminate his or her employment.

(e)         To the knowledge of the Company, no present or former employee, worker or independent contractor of the Group during the three (3) years preceding the date of this Agreement is in violation of (i) any term of any employment Contract, invention assignment agreement, patent disclosure agreement, restrictive covenants, including non-competition and non-solicitation, nondisclosure obligation or fiduciary duty to the Group, or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Group or (B) the knowledge or use of trade secrets or proprietary information.

(f)          As of the date hereof and during the three (3) years preceding the date of this Agreement, all payments due from the Group on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or accrued in all material respects in accordance with GAAP as a liability on the books of the Group.

(g)         As of the date hereof, the Group is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Group that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination by any employee or officer of the Group. To the knowledge of the Company, in the last three (3) years, no allegations of sexual or other harassment, sexual misconduct or discrimination have been made against any employee or officer of the Group.

(h)         As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws.

(i)          In the past three (3) years, the Group has not closed any site of employment, effectuated any group layoffs of employees, furloughs, employment terminations or implemented any early retirement, exit incentive or other group separation program, nor has the Group planned or announced any such action or program for the future, whether temporary or permanent.

(j)          In the past three (3) years, the Group has complied in all material respects with their respective obligations under applicable Law or any agreement with a labor union, works council or any other employee representative body to inform, consult with and/or obtain consent from any such entity. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement, with any such entity for the Company to enter into this Agreement or to consummate any of the Transactions and the FST Restructuring. The Group does not use any personnel under contract with manpower agencies.

5.15.           Taxes.

As of the date hereof and during the three (3) years preceding the date of this Agreement,

(a)         All Tax Returns required to be filed by or with respect to the Group have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate and all amounts of Taxes of the Group due and payable (whether or not shown on any Tax Return) have been timely paid. Any Taxes of the Group that are not yet due and payable have been properly accrued on the Financial Statements or, with respect to taxable periods not reflected on the Financial Statements, on the books and records of the Group, in each case, in accordance with GAAP.

Annex A-32

(b)         The Group has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all respects with all applicable withholding and related reporting and record-keeping requirements. All members of the Group are registered for the purposes of sales Tax, use Tax, employment Taxes, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions, where it is required by Law to be so registered and has within the time and manner prescribed by applicable Law collected all such Taxes (and, for all sales that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt) and has timely remitted all Taxes collected to the appropriate taxing authority in accordance with applicable Laws.

(c)         No member of the Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(d)         There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Group.

(e)         No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against any member of the Group that remains unpaid.

(f)          There are no Tax audits or other examinations of any member of the Group presently in progress, nor has any member of the Group been notified of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of the Group.

(g)         No member of the Group has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(h)         No member of the Group is a party to or bound by any Tax indemnification or Tax sharing agreement.

(i)          No member of the Group (i) is liable for Taxes of any other Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) and (ii) has been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, other than a group the common parent of which was or is the Company.

(j)          No claim has been made by any Governmental Authority where the Group does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to Company’s knowledge, there is no basis for any such claim to be made.

(k)         The Group does not have a permanent establishment or a fixed place of business in any country other than the country of its organization, or is, or has been, subject to income Tax in a jurisdiction outside the country of its organization. Each member of the Group is, and has always been, tax residents solely in its country of incorporation.

(l)          No member of the Group will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law).

Annex A-33

(m)        No member of the Group is a passive foreign investment company within the meaning of Section 1297 of the Code.

(n)         The Group (other than any Subsidiary created or organized in the United States or under the law of the United States or any of its States) is properly classified as a non-U.S. corporation for U.S. federal income Tax purposes and is not (i) a “surrogate foreign corporation” or a “expatriated entity” within the meaning of Section 7874 of the Code, (ii) a domestic corporation pursuant to Section 7874 of the Code or (iii) a stapled entity within the meaning of Section 269B of the Code.

(o)         There currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays or other Tax attributes of any member of the Group under any applicable law, and there are no limitations on Group’s ability to use such net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays or other similar items under any applicable law.

(p)         No member of the Group has taken any action, nor, to the knowledge of the Company, are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Business Combination, the Transactions and the FST Restructuring.

(q)         As of the Closing Date, the Company Parties has paid to the Governmental Authority the applicable securities transaction tax on behalf of the Company Shareholders (other than the Remaining Company Shareholders) in connection with the FST Restructuring.

5.16.           Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions or the FST Restructuring based upon arrangements made by the Group or any of its Affiliates for which SPAC or the Group has any obligation.

5.17.           Insurance. Section 5.17 of the Company Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Group as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Group with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy.

5.18.           Permits.

(a)         The Group has, as of the date hereof and during the three (3) years preceding the date of this Agreement, obtained, and maintains, all Permits required to permit the Group to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Group as currently conducted. Each Permit held by the Group is valid, binding and in full force and effect and, to the knowledge of the Company, as of the date hereof and during the three (3) years preceding the date of this Agreement, there is no act, fact, or omission that may threaten the validity and/or result in the revocation, suspension, termination, modification, impairment, or non-renewal of any such Permit. To the knowledge of the Company, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group: (a) is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party and that would result in a Company Material Adverse Effect; (b) is not or has not been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; and (c) has not received any notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such Permit may be amended, replaced or reissued as a result of and as necessary to reflect the Transactions or the FST Restructuring.

(b)         Section 5.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of Permits held by the Group.

Annex A-34

5.19.           Equipment and Other Tangible Property.

(a)         The Group owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Group as owned by the Group, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

(b)         Section 5.19(b) of the Company Disclosure Letter contains a list of all Liens over the Group’s assets granted by the Group in favor of any Person (other than the Group) as of the date of this Agreement. True, correct and complete copies of security documents granting such Liens (“Company Security Documents”) as in effect as of the date hereof have previously been made available to SPAC. The Group has complied in all material respects with the terms of all Company Security Documents, and all such Company Security Documents are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such Company Security Documents any material existing default by the Group or, to the knowledge of the Company, any other Party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

5.20.           Real Property.

(a)         Section 5.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)          The Group holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)         The Group’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)        The Group has delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property by or to the Group, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(iv)        The Group is in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not received any notice alleging any material default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases as of the date hereof and during the three (3) years preceding the date of this Agreement.

(v)         As of the date of this Agreement, no party, other than the Group and its employees, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi)        The Group has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)         As of the date hereof, the Group does not have any outstanding obligations and/or liabilities in relation to any real property or instrument related thereto that is not a Leased Real Property or a Real Property Lease.

Annex A-35

(c)         As of the date hereof, the Group does not own any freehold property, land or other real property (“Owned Land”) except as disclosed in Section 5.20(c) of the Company Disclosure Letter (the two plots of land and buildings located in the industrial section of Touqiao section, Minxiong Township, Chiayi County on land number 0022-0000 which the Company intends to use as the site of its future factory expansion).

(d)         The development, construction and usage of construction projects and decoration projects (including construction or decoration of laboratories, research centers and other experimental facilities, etc.) owned or used by the Group as of the date hereof are conducted in material compliance with applicable Laws and all material Permits thereunder have been duly obtained in accordance with applicable Laws.

5.21.           Intellectual Property.

(a)         Section 5.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Group, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Group is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all material unregistered Intellectual Property owned or purported to be owned by the Group (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b)         Except as would not be expected to be material to the Group, the Group owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Group in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date.

(c)         Except as set forth on Section 5.21(c) of the Company Disclosure Letter, to the knowledge of the Company, the Group has not, within the three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any Person, and there is no Action pending to which the Group is a named party, or, to the knowledge of the Company, that is threatened in writing, alleging the Group’s infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property.

(d)         Except as set forth on Section 5.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement, (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Group has not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e)         The Group takes, and throughout the three (3) years preceding the date of this Agreement has taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been in such period any unauthorized disclosure of or unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f)          No IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routine that permits unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Group or customers or partners of the Group.

(g)         The Group’s use, distribution and conveyance of (i) software included in the Company Intellectual Property, and (ii) Open Source Materials, if any, is in each case in material compliance with all Open Source Licenses applicable thereto. The Group has not used, incorporated, linked, called, modified, combined, been distributed with or derived from, or has not embedded in it any Open Source Materials in any manner that requires or purports to require any Company Intellectual Property to be subject to the terms of any Copyleft License. No Person has the current or contingent right to access or possess any source code included in the Company Intellectual

Annex A-36

Property, and the Group has not disclosed, made available or provided to any Person or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Group that have confidentiality obligations to the Group with respect to same.

(h)         Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the business of the Group, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Group’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Group in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Group or used in the development of any Company Intellectual Property. No Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Intellectual Property.

(i)          Each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to the Group all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. As of the date hereof, no such Person is in violation of any such agreement.

5.22.           Privacy and Cybersecurity.

(a)         Except as set forth on Section 5.22(a) of the Company Disclosure Letter, the Group maintains appropriate, and is in material compliance with, as applicable, and during the three (3) years preceding the date of this Agreement has maintained appropriate, and been in material compliance with, as applicable, (i) all applicable Laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Group’s policies (the “Privacy Policies”), and (iii) the Group’s contractual obligations, in each case, concerning cybersecurity, Personal Information (and the collection, processing, storage, use, disclosure, retention, disposal, transfer and/or protection of same (collectively, “Processing”)), data privacy and security and the security of the IT Systems (collectively, clauses (i)-(iii), “Personal Information Laws and Policies”). During the three (3) years preceding the date of this Agreement, there are no Actions by any Person (including any Governmental Authority) pending to which the Group is a named party or threatened in writing against the Group alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Group. The Group has not received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies.

(b)         The IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) for the purposes of the business of the Group as currently conducted. During the three (3) years preceding the date of this Agreement (i) there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data processed thereby), or any other incident that caused any disruption to or interruption in or to the use of such IT Systems or the conduct of the business of the Group other than those that were resolved without material cost, liability or the duty to notify any Person. The Group takes, and during the three (3) years preceding the date of this Agreement has taken, commercially reasonable, appropriate and legally compliant measures designed to protect confidential, sensitive or Personal Information processed by the Group against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Group has timely and reasonably remediated and addressed any and all material audit findings related to the IT Systems. As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not (A) experienced any incident in which such information or any other proprietary information was stolen, lost or improperly accessed, destructed without authorization, processed, modified or disclosed, including in connection with a breach of security, or (B) received any written notice or complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint or Action been threatened in writing against the Group, except where such incident or complaint does not result in a Company Material Adverse Effect.

Annex A-37

5.23.           Environmental Matters.

(a)         As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group is and, except for matters which have been fully resolved, has been in material compliance with all Environmental Laws.

(b)         As of the date hereof and during the three (3) years preceding the date of this Agreement, there has been no material release of any Hazardous Materials by the Group (i) at, in, on or under any Leased Real Property or in connection with the Group’s operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Group owned or leased such property or at any other location where Hazardous Materials generated by the Group have been transported to, sent, placed or disposed of.

(c)         As of the date hereof, except as set forth on Section 5.23(c) of the Company Disclosure Letter, the Group is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Group or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)         As of the date hereof, no material legal proceeding is pending or, to the knowledge of the Company, threatened with respect to the Group’s compliance with or liability under Environmental Laws that would result in a Company Material Adverse Effect, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a legal proceeding.

(e)         The Company has made available to SPAC all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Group with, or liability of the Group under, Environmental Law.

5.24.           Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the Transactions and the FST Restructuring, the business of the Group has been conducted in all material respects, in the ordinary course of business, and (ii) no action has been taken with respect to the Group or its businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 7.1. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

5.25.           Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Prospectus and the Proxy Statement, as applicable, is first mailed to the SPAC Shareholders and certain of the Company’s shareholders, as applicable, and at the time of the SPAC Shareholders’ Meeting, the Proxy Statement/Prospectus and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Article V) CayCo makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to CayCo by or on behalf of SPAC specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or its tax advisors to provide an opinion that the Merger qualifies as a transaction described in Section 351 of the Code or otherwise qualifies for the Intended Tax Treatment.

Annex A-38

5.26.           Top Customers and Top Vendors.

(a)         Section 5.26(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers (the “Top Customers”) and the top ten (10) vendors (the “Top Vendors”) of the Group, in each case, based on the aggregate Dollar value of the Group’s transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022.

(b)         None of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Group that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel or materially limit or materially and adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Group or its businesses.

5.27.           Absence of Certain Business Practices and Anti-corruption Compliance.

(a)         For the past three (3) years: (a) the Group and its directors (where the director is a corporate person, its corporate director representative) and key management officers are in compliance with all applicable Specified Business Conduct Laws in all material respects and are not engaged nor have they engaged in any activity that would reasonably be expected to result in the Group becoming the subject or target of any Sanctions Laws; and (b) the Group has not: (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or threatened in writing with Legal Proceedings or any investigation by or before any Governmental Authority related to any actual or potential violation of any Specified Business Conduct Law. As of the date hereof and during the three (3) years preceding the date of this Agreement, none of the Group, nor any of its directors (where the director is a corporate person, its corporate director representative) and key management officers or agents acting on behalf of the Group: (x) is the subject or target of any Sanctions Law; or (y) has used any funds, loaned, contributed or otherwise facilitated the activities of any Person that is the target of or controlled by a target of an applicable Sanctions Law.

(b)         For the past three (3) years, neither the Group, nor any director (where the director is a corporate person, its corporate director representative), key management officer or agent acting on behalf of the Group, has offered or given anything of value to (i) any official, executive, officer employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, executive, officer, employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office, in each case in violation of the Specified Business Conduct Laws.

(c)         The Group has instituted and maintains policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Specified Business Conduct Laws.

(d)         As of the date hereof and during the three (3) years preceding the date of this Agreement, the operations of the Group are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(e)         As of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

Annex A-39

(f)          As of the date hereof, there are no whistleblower reports, allegations, or any other information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

(g)         The Group is not a TID U.S. business as defined at 31 C.F.R. § 800.248.

5.28.           Government Contracts; Government Grants.

(a)         As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group is, and has been, in compliance with all applicable government procurement Laws in connection with every Contract with a Governmental Authority, whether for the procurement of goods or services, to which they are a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”). Without limiting the foregoing, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has been in compliance with all material terms and conditions of all Government Contracts and Bids, and all representations made within the framework of a Government Contract or Bid were current, accurate and complete in all material respects when made. To the knowledge of the Company, as of the date hereof and during the three (3) years preceding the date of this Agreement, no allegation has been made, either in writing or orally, that the Group has acted in violation of a Government Contract or Bid or was in breach of any applicable government procurement Laws. For the last three (3) years, the Group has not, and, to the Company’s knowledge, nor has any director (where the director is a corporate person, its corporate director representative), key management officer or agent acting on behalf of the Group been, (i) under administrative, civil or criminal investigation, audit or indictment with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (ii) has been suspended or debarred from placing a Bid or entering a Government Contract. No Governmental Authority or prime contractor, subcontractor or supplier has asserted any claim or initiated dispute resolution proceedings against the Group in connection with a Government Contract or Bid.

(b)         The Governmental Grants to the Group, if any, are granted in compliance with applicable Laws and the Group is in compliance with the terms and conditions of those Governmental Grants. The Group is not obliged to return or refund any Governmental Grant which it has already received, and to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to cause the Group to return or refund any Governmental Grant which it has already received.

5.29.           Sufficiency of Assets. Except as would not be expected to be material to the Group, the tangible and intangible assets owned, licensed or leased by the Group constitute all of the assets reasonably necessary for the continued conduct of the business of the Group after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 5.29 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

5.30.           Company Restructuring Documents.

(a)         The Company Restructuring Documents, when executed, will be, in full force and effect and represent a valid, binding and enforceable obligation of CayCo, the Company and the Company Shareholders in connection with the Company Acquisition or Company Shareholders Subscription.

(b)         Neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any of the Company Restructuring Documents, when executed, violate or will violate any Laws, including any Laws applicable to the Company for being traded on the Taiwan Stock Market or being a Taiwan Public Company. The Company Restructuring Documents, when executed, and their respective execution and delivery do not and will not impose, create or constitute any liability, debt or obligation of or claim or judgment against, SPAC or its Affiliates (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due).

5.31.           Financial Assistance. The Group has not applied for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”): (i) that is established under Law, including, without limitation, the CARES Act, section 13(3) of the Federal Reserve Act or the CAA; and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a Governmental Authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Group agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Group, and/or that it has not, as of the date specified in

Annex A-40

such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) where the terms of this Agreement would cause the Group under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

5.32.           Company Related Parties. Except as set forth in Section 5.32 of the Company Disclosure Letter, no shareholder of the Company, Affiliate of the Group, current or former director, manager, officer or employee of the Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Group, or (b) owns any property or right, tangible or intangible, which is used by the Group.

5.33.           Disclosure. All information, documents or materials disclosed, provided or made available by or on behalf of the Company to SPAC in the Data Room or any other “data room” (whether or not accessed by SPAC or its Representatives), under management or due diligence presentations or meetings, this Agreement and/or the Company Disclosure Letter (except for information consisting of any predictions, forecasts or other forward looking information) is true and not misleading in any material respect.

5.34.           No Additional Representation or Warranties. Except as provided in this Article V, neither the Company, CayCo, Merger Sub, any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 1.1), or (ii) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article VI), SPAC represents and warrants to the Company Parties as follows:

6.1.             Company Organization. SPAC has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, organization or formation and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copy of SPAC’s Governing Documents as amended to the date of this Agreement, previously delivered by SPAC to the Company, is true, correct and complete. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

6.2.             Due Authorization.

(a)         SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions and thereby have been (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable to SPAC and the SPAC Shareholders and recommended for approval by the SPAC Shareholders. No other corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby (other than the SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties

Annex A-41

thereto, legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         At a meeting duly called and held, the SPAC Board has approved the Transactions as a Business Combination.

6.3.             No Conflict. Subject to the SPAC Shareholder Approval and receipt of the Governmental Approvals set forth in Section 6.7, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or (ii) be material to SPAC.

6.4.             Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened Legal Proceedings against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, SPAC is in compliance with all applicable Laws in all material respects. Since its incorporation on May 20, 2021, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to SPAC.

6.5.             SEC Filings. Except as set forth on Section 6.5 of the SPAC Disclosure Letter, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 27, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.6.             Internal Controls; Listing; Financial Statements.

(a)         Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

Annex A-42

Since May 2, 2022, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b)         Except as set forth on Section 6.6(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)         Except as set forth on Section 6.6(c) of the SPAC Disclosure Letter, since January 27, 2022, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market (“NASDAQ”). The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Legal Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or prohibit or terminate the listing of SPAC Class A Ordinary Share on NASDAQ.

(d)         The SPAC SEC Filings contain true and complete copies of (i) the audited balance sheet as of December 31, 2022, and audited statement of operations, cash flow and shareholders’ equity of SPAC for the period from May 20, 2021 (inception) through December 31, 2022, together with the auditor’s reports thereon (the “Audited SPAC Financial Statements”); and (ii) the unaudited condensed balance sheet as of March 31, 2023, and unaudited statements of operations cash flow and shareholder’s equity of SPAC from December 31, 2022 to March 31, 2023 (the “Unaudited SPAC Financial Statements”, and together with the Audited SPAC Financial Statements, the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)         There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)          Except for otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

6.7.             Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no Governmental Approval is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Plan of Merger and related documentation with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, and (ii) as otherwise disclosed on Section 6.7 of the SPAC Disclosure Letter or Section 5.6 of the Company Disclosure Letter.

6.8.             Trust Account. As of the date of this Agreement, SPAC has at least US$43,442,918.44 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, or cash items, including deposits in banks, pursuant to the Investment Management Trust Agreement, dated as of January 24, 2022, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as amended by (a) the Amendment No.1 to the Trust Agreement (as defined below) dated April 13, 2023, (b) the Amendment No.2 to the Trust Agreement dated October 25, 2023, and (c) the Amendment No.3 to the Trust Agreement dated November 8, 2023, and as

Annex A-43

further amended from time to time (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the SPAC Shareholders holding SPAC Ordinary Shares sold in SPAC’s initial public offering, who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than to pay Taxes and payments with respect to all SPAC Shareholder Redemptions. There are no proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their respective obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

6.9.             Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.10.           Absence of Changes. Since December 31, 2022, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement, and (b) except as set forth on Section 6.10 of the SPAC Disclosure Letter, except for the Transactions, the business of SPAC has been conducted in all material respects, in the ordinary course of business.

6.11.           No Undisclosed Liabilities. Except for any Working Capital Loan and SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC, (iii) under or disclosed in the Transaction Agreements, or (iv) which would not be, or would not reasonably be expected to be, material to SPAC.

6.12.           Capitalization of SPAC.

(a)         As of the date of this Agreement, the authorized share capital of SPAC is US$22,1000, consisting of (i) 200,000,000 SPAC Class A Ordinary Shares, of which 5,000,000 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 2,191,873 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value US$0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) and SPAC Warrants (as defined below) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b)         As of the date of this Agreement and subject to the terms and conditions of the Warrant Agreement, the SPAC Warrants will be exercisable (after giving effect to the Merger) for one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents (US$11.50) per share. As of the date of this Agreement,

Annex A-44

6,500,000 SPAC Public Warrants and 7,900,000 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) calendar days after the Closing. All outstanding SPAC Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Except as disclosed in the SPAC SEC Filings and except for the Subscription Agreements and the Investor Rights Agreement, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC.

(c)         Except as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or the repurchase or redemption of any SPAC Securities, the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities.

(d)         SPAC has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

6.13.           Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates.

6.14.           Business Activities.

(a)         Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents, or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party, which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)         Except for the Transactions and the FST Restructuring, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)         As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of US$50,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses and Working Capital Loans.

6.15.           NASDAQ Stock Market Quotation. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ under the symbol “LATG”. Except as set forth on Section 6.15 of the SPAC Disclosure Letter, SPAC is, as of the date hereof, in compliance with the

Annex A-45

rules of NASDAQ and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or terminate the listing of SPAC Class A Ordinary Shares on NASDAQ. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act, except as contemplated by this Agreement.

6.16.           Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), assuming the disclosures of the Company Parties and their respective Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of SPAC in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.17.           No Additional Representation or Warranties. Except as provided in this Article VI, none of SPAC and its Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their respective Affiliates. Without limiting the foregoing, each Company Party acknowledges that it and its advisors have made their own investigation of SPAC and its Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC, and its Subsidiaries as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VII
COVENANTS

7.1.             Conduct of Business by Company Parties. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Group, CayCo and Merger Sub shall, except as explicitly contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable efforts to operate the business of the Group in the ordinary course of business consistent with past practice, and the Group, CayCo and Merger Sub shall use reasonable efforts to (i) preserve intact its present business organizations, assets, rights, properties and goodwill, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors, marketing, sponsors and/or other similar entities and other Persons with whom it and they have business relations, (iii) keep available the services of its officers and employees, and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof. The Company also agrees to comply with all Laws applicable to it and its businesses, assets and employees, including (without limitation), the Specified Business Conduct Laws, and take reasonable steps to ensure that its directors and employees have and will continue to comply with the Specified Business Conduct Laws, including implementing reasonable compliance policies to ensure that there are systems in place to deter, prevent, detect and remediate improper conduct. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Group, CayCo and Merger Sub shall not, except as explicitly contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements, or required by Law:

(a)         change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company, CayCo or Merger Sub, or form or cause to be formed any new Subsidiary of the Company;

Annex A-46

(b)         make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s capital share or equity interests other than the annual dividend distribution as approved by the annual general shareholders meeting of the Company;

(c)         subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s capital share or equity interests;

(d)         purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of the Company, except for the acquisition by the Company of any shares of capital share, membership interests or other equity interests of the Company in connection with the forfeiture or cancellation of such interests;

(e)         enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) (i) any Contract of a type required to be listed on Section 5.12 or Section 5.28 of the Company Disclosure Letter or any Real Property Lease, or (ii) any Contract between the Group, on the one hand, and any of the Company Shareholders or their respective Affiliates, on the other hand, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f)          sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Group, including the Leased Real Property, except for dispositions of obsolete or worthless equipment in the ordinary course of business;

(g)         acquire any ownership interest in any real property;

(h)         except as otherwise required by existing Company Benefit Plans or applicable Law or the Contracts listed on Section 5.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Group, or hire or terminate the employment of employees with an annual base salary of US$300,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into, materially amend or modify any actuarial or other assumptions used in respect of, any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except to any such individuals who are not directors or officers of the Group or in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Group, (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group, except in the ordinary course of business consistent with past practice, (vii) grant any equity or equity-based compensation awards, or (viii) plan, implement, or announce any group employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, or salary or wage reductions except in the ordinary course of business consistent with past practice;

(i)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)          make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Group for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, and (ii) payment terms for customers and suppliers in the ordinary course of business;

(k)         (i) make, change or revoke any Tax election, (ii) amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent with past practice;

Annex A-47

(l)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, the FST Restructuring, or the Business Combination;

(m)        (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred in the ordinary course of business and in an aggregate amount not to exceed, individually or in the aggregate, US$300,000; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), which individually or in the aggregate exceed US$300,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(n)         issue any Company Shares or securities exercisable for or convertible into Company Shares or grant any additional equity or equity-based compensation;

(o)         adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(p)         waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$300,000 in the aggregate;

(q)         (i) grant to, or agree to grant to, any Person any right to or interest in any Intellectual Property that is material to the Group, (ii) sell, dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice), except for the expiration of Company Registered Intellectual Property that cannot be further maintained or renewed by applicable statute, or (iii) permit any material Intellectual Property to become subject to a Lien (other than a Permitted Lien);

(r)          disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Group, other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s)          make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 7.1(s) of the Company Disclosure Letter, in the aggregate;

(t)          manage the Group’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)         change or amend the Privacy Policies except as required by applicable Law;

(v)         enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, works council, labor organization or group of employees of the Group as the bargaining representative for any employees of the Group;

(w)        waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Group;

(x)         (i) limit the right of the Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(y)         amend in a manner materially detrimental to the Group, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Group;

(z)         fail to avoid or eliminate each and every impediment and to ensure the Taiwan DIR Approval to be effective and in full force until the Closing Date;

Annex A-48

(aa)        change, replace, alter, or terminate the engagement with, the auditor of the Group;

(bb)       terminate or amend in a manner materially detrimental to the Group any material insurance policy insuring the business of the Group;

(cc)        waive, amend, revoke or terminate the Company Restructuring Documents or

(dd)       enter into any agreement to do any action prohibited under this Section 7.1.

7.2.             SPAC Conduct of Business. During the Interim Period, except as contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment) as required by Law, as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall use reasonable efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements, or as disclosed in the SPAC SEC Filings or as required by Law:

(a)         seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the SPAC Transaction Proposals;

(b)         except as contemplated by the SPAC Transaction Proposals, (A) make, declare, set a record date for or pay any dividend or distribution to the SPAC Shareholders or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s share, share capital or equity interests, (B) subdivide, consolidate, reclassify or otherwise amend any terms of any of SPAC’s share capital or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Ordinary Shares made as part of the SPAC Shareholder Redemptions;

(c)         take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, the FST Restructuring or the Business Combination;

(d)         enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)         incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice, (y) in respect of any Working Capital Loan, or (z) in respect of a SPAC Transaction Expense;

(f)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan);

(g)         (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(h)         enter into any agreement to do any action prohibited under this Section 7.2.

Annex A-49

7.3.             Company Restructuring Documents.

(a)         The Company Parties will use their respective best efforts to cause each other counterparties thereto to execute and deliver (i) the Phase I Restructuring Documents with the relevant parties thereto within seventy-two (72) calendar days after the date of this Agreement, and (ii) the Phase II Restructuring Documents as soon as reasonably practicable and legally feasible and in no event later than thirty (30) Business Days after the Financial Supervisory Commission of Taiwan issues its approval for the termination of the Company’s Taiwan Public Company status. The Company Parties will use their respective best efforts to cause the Company Restructuring Documents to be executed with each of the relevant parties thereto such that the Company Acquisition Percentage shall be at least 90%. For the avoidance of doubt, the foregoing obligations of the Company Parties shall include, if necessary or desirable, a requirement of the Company Parties to seek enforcement of the Company Holders Support Agreement in order to, among other things, cause each Company Shareholder to execute and deliver the relevant Company Restructuring Documents. The Company Parties shall ensure that the Company Restructuring Documents and its execution and delivery do not and will not impose, create or constitute any liability, debt or obligation of or claim or judgment against, SPAC or its Affiliates (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due).

(b)         Unless otherwise approved in writing by SPAC, the Company, and CayCo and their respective Affiliates undertake prior to the Closing (with respect to the Company Restructuring Documents, after execution thereof) not to: (i) change, amend, restate, replace, supplement, assign or otherwise modify or terminate the Company Restructuring Documents; or (ii) agree to the waiver of any rights thereunder; (iii) cancel or terminate the Company Restructuring Documents.

(c)         The Company and CayCo and their respective Affiliates shall keep SPAC and its Representatives informed of all developments in respect of the Company Restructuring Documents and shall give SPAC and its Representatives prompt written notice of the discussion, negotiation and signing status of the Company Restructuring Documents.

7.4.             Access. Prior to the Merger Effective Time and subject to applicable Laws, SPAC and its Representatives, on the one hand, and the Company Parties and its Representatives, on the other hand, shall be entitled, through its directors, officers, employees and other Representatives, to have such access to the management, officers, employees, customers, accountants, properties, businesses and operations of each other and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the other as it reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The disclosing Party(ies) shall use its reasonable best efforts to cause its officers, employees, attorneys, accountants, consultants, agents and other Representatives to reasonably cooperate with the accessing Party(ies) and its Representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the disclosing Party(ies), taken as whole or (ii) require the disclosing Party(ies) to disclose information that the disclosing Party(ies), based upon the written advice of outside counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the disclosing Party(ies) shall use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement).

7.5.             Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (i) audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group as of and for the years ended December 31, 2022 and 2021 and consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Group and consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions and the FST Restructuring. All such financial statements,

Annex A-50

together with any unaudited consolidated balance sheets and the related statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions and the FST Restructuring, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

7.6.             Exclusivity. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Group, CayCo and Merger Sub shall not, and the Group, CayCo and Merger Sub shall instruct and use their reasonable best efforts to cause its and their Representatives acting on its and their behalf, not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group, CayCo or Merger Sub to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Group, CayCo or Merger Sub in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, (v) prepare or take any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties or such Subsidiaries, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, the Group, CayCo and Merger Sub and their Subsidiaries and their respective Representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated in this Agreement or the Ancillary Agreements. From and after the date hereof, the Group, CayCo and Merger Sub shall, and shall instruct their respective officers and directors to, and the Group, CayCo and Merger Sub shall instruct and cause their respective Representatives acting on their behalf, their Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than with SPAC and its Representatives). The Company Parties shall promptly (and in any event within three (3) Business Days of the date of this Agreement) deliver a written notice to each such Person to the effect that the Company Parties are ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date of this Agreement, which written notice shall also instruct each Person to promptly return or destroy all non-public information previously furnished to such Person or its Representatives by or on behalf of the Group, CayCo and Merger Sub.

7.7.             No Solicitation by SPAC. From the date when the Company has received the Taiwan DIR Approval until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, SPAC shall not, and SPAC shall instruct and use its reasonable best efforts to cause its Representatives acting on its behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its Representatives).

Annex A-51

7.8.             Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.

(a)         Registration Statement/Prospectus.

(i)          As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company Parties shall jointly prepare and CayCo shall file with the SEC, mutually acceptable materials, which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) SPAC and the Company shall prepare and CayCo shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of CayCo Ordinary Shares that will be issued in connection with the Merger and the FST Restructuring (the “Registration Statement Securities”). Each of SPAC and the Company Parties shall use its reasonable best efforts to (i) cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, and (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions and the FST Restructuring. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger or the FST Restructuring qualifies as a transaction described in Section 351 of the Code or otherwise qualifies for the Intended Tax Treatment. The Company Parties also agree to use their best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions and the FST Restructuring, and the Company Parties shall furnish all information concerning the Company Parties or their respective shareholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions and the FST Restructuring, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company Parties or their respective Subsidiaries to any regulatory authority (including the applicable Stock Exchange) in connection with the Transactions and the FST Restructuring (the “Offer Documents”). SPAC will cause the Proxy Statement/Prospectus to be disseminated to the SPAC Shareholders, in each case, promptly after the Registration Statement is declared effective under the Securities Act. CayCo as the filer and registrant of the Registration Statement shall be responsible for and pay all of the cost for the preparation, filing and mailing of the Proxy Statement/Prospectus and other related fees.

(ii)         To the extent not prohibited by Law, the Company Parties will advise SPAC reasonably promptly after CayCo or the Company receives notice thereof, of the time when the Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CayCo Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or for additional information. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by such Party and its counsel. To the extent not prohibited by Law, SPAC and the Company Parties shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)        Each of SPAC and the Company Parties shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact

Annex A-52

required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will not, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)        If, at any time prior to the Merger Effective Time, any information relating to the Company Parties, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company Parties or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders.

(b)         SPAC Shareholder Approval.

(i)          SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Articles and the NASDAQ rules and regulations for a date no later than thirty-five (35) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an SPAC Shareholder Redemption. SPAC shall, through the SPAC Board, recommend to its shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”) and include such recommendation in the Proxy Statement. The SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Transaction Proposals.

(ii)         Notwithstanding the foregoing, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, solely in response to an Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Board Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (a) SPAC delivers to the Company a written notice (an “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred, (b) until 5:00 p.m., Hong Kong time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Hong Kong time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice, the “SPAC Intervening Event Notice Period”), SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the SPAC Intervening Event Notice Period to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (c) if the Company requested negotiations in accordance with the foregoing clause (b), SPAC may make a Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5)-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by SPAC (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect SPAC’s obligations pursuant to this Section 7.8(b) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

Annex A-53

(iii)        To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for approval the SPAC Transaction Proposals and (y) SPAC agrees that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 7.8(b), and hold additional SPAC Shareholders’ Meetings in order to obtain the SPAC Shareholder Approval. SPAC may only adjourn the SPAC Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (ii) for the absence of a quorum (either in person or by proxy), (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of SPAC Transaction Proposals, (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to the SPAC Shareholders’ Meeting, (v) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption right if a number of SPAC Ordinary Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 8.3 will not be satisfied at the Closing, and (vi) to comply with applicable Law; provided, that the SPAC Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) calendar days after the date for which the SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with the SPAC Shareholders’ Meeting, as required by SPAC’s Governing Documents.

(c)         Company Shareholder Approval.

(i)          The Company shall (i) obtain and deliver to SPAC the Company Shareholder Approval, (x) through a shareholders meeting, and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents; and (ii) take all other action necessary or advisable to secure the Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto as soon as reasonably practicable, but in no event later than forty five (45) Business Days after the date of this Agreement.

(ii)         The Company shall send the Company Shareholder Approval to SPAC immediately after the Company has received such approval, which shall include in all such shareholders materials it sends to the Company Shareholders in connection with the Company Shareholder Approval, including a statement to the effect that the Company Board has approved the FST Restructuring and the Transactions (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

7.9.             Support of Transaction.

(a)         Without limiting any covenant contained in Article VII, the Group, CayCo and Merger Sub shall, and SPAC shall (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of SPAC, the Group, CayCo or Merger Sub, or their respective Affiliates are required to obtain in order to consummate the Merger and the FST Restructuring, and (b) take such other action as soon as practicable as may be reasonably necessary or as another Party hereto may reasonably request to satisfy the conditions of Article VIII (including the use of reasonable best efforts to enforce their respective rights under the Company Restructuring Documents) or otherwise to comply with this Agreement and to consummate the Transactions and the FST Restructuring as soon as practicable and in accordance with all applicable Law.

(b)         The Company Parties and their respective Affiliates shall take all actions as soon as practicable and as may be reasonably necessary to (i) implement and consummate the FST Withdrawal in accordance with Section 2.6; (ii) implement the Squeeze Out in accordance with Section 2.7; and (iii) shall keep SPAC, the Sponsor and their respective Representatives informed of all developments in respect of the FST Withdrawal and Squeeze Out, and share all material communication or written agreements with the Company Shareholders.

Annex A-54

7.10.           Regulatory Approvals; Other Filings.

(a)         Each of the Company Parties and SPAC shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company Parties and SPAC shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b)         With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company Parties and SPAC shall: (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each Party hereto shall keep the other Party reasonable informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company Parties shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other Parties. To the extent not prohibited by Law, the Company Parties agree to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that SPAC may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the Transactions or other competitively sensitive material.

(c)         The Company Parties shall cooperate in good faith with any Governmental Authority and undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the FST Restructuring as soon as practicable and any and all action necessary to consummate the FST Restructuring. Without limiting the generality of this Section 7.10(c):

(i)          the Company Parties shall, as promptly as possible but in any event no later than ten (10) Business Days after the Company’s de-registration of trading from the Taiwan Stock Market, file or submit all necessary submissions, notifications, filings and applications in connection with the Phase I DIR Approval and shall each use their respective best efforts to obtain the Phase I DIR Approval as promptly and as legally feasible and reasonably practicable, and take all such actions as are necessary to maintain the effectiveness of such approval until the Transactions and the FST Restructuring have been consummated. The Company Parties shall (i) not do anything to revoke, modify in any material respect, or terminate the Phase I DIR Approval, (ii) avoid or eliminate each and every impediment under any Law that cause the Phase I DIR Approval to lose effect, and (iii) keep SPAC and its Representatives informed of all developments in respect of the Phase I DIR Approval; and

(ii)         the Company Parties shall, as promptly as possible but in any event no later than thirty (30) Business Days after the termination of the Company’s Taiwan Public Company status, file or submit all necessary submissions, notifications, filings and applications in connection with the Phase II DIR Approval and shall each use their respective best efforts to obtain the Phase II DIR Approval required to consummate the Transactions and the FST Restructuring, as promptly and as legally feasible and reasonably practicable. The Company Parties shall

Annex A-55

(i) not do anything to revoke, modify in any material respect, or terminate the Phase II DIR Approval, (ii) avoid or eliminate each and every impediment under any Law that cause the Phase II DIR Approval to lose effect, and (iii) keep SPAC and its Representatives informed of all developments in respect of the Phase II DIR Approval.

(d)         The Company, on the one hand, and SPAC, on the other, shall be responsible for and pay one-half (1/2) of the filing fees payable to the Governmental Authorities in connection with the Transactions at the time of any such filing, provided that the Company shall bear all costs and fees relating to the Taiwan DIR Approval and any other regulatory approvals, consents, Actions, non-actions or waivers in connection with the FST Restructuring.

7.11.           Financing. Prior to Closing, each of the Company and SPAC shall, and each of them shall cause its Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accountants, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company or SPAC shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Group as would be required if CayCo were filing a general form for registration of securities under Form 10 following the consummation of the Transactions and a registration statement on Form F-1 for the resale of the securities sold in the PIPE Investment prior to or concurrently with the consummation of the Transactions), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Group at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, or their respective auditors.

7.12.           Employee Matters.

(a)         Equity Plan. Prior to the Closing Date, CayCo may approve and adopt the New Equity Incentive Plan, in a form with customary terms and conditions that is reasonably agreed by and between SPAC and the Company. Within ten (10) Business Days following the expiration of the sixty (60) day period following the date CayCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, CayCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form F-3) with respect to CayCo Ordinary Shares issuable under the New Equity Incentive Plan.

(b)         No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.12 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits or any third-party beneficiary or other right of any kind or nature whatsoever.

7.13.           Post-Closing Directors and Officers of CayCo. Subject to the terms of CayCo’s Governing Documents, CayCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a)         the CayCo Board shall consist of five (5) directors, at least three (3) of whom shall be “independent” directors for the purposes of the applicable Stock Exchange rules (each, an “Independent Director”), to initially consist of:

(i)          one (1) director to be nominated by the Sponsor; and

(ii)         four (4) directors to be nominated by the Company, at least three (3) of whom shall be Independent Directors, in consultation with the Sponsor;

Annex A-56

(b)         the chairperson of the CayCo Board shall serve in such capacity in accordance with the terms of CayCo’s Governing Documents following the Merger Effective Time; and

(c)         the initial officers of CayCo shall be as set forth on Section 4.5 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of CayCo’s Governing Documents following the Merger Effective Time.

7.14.           Indemnification and Insurance.

(a)         From and after the Merger Effective Time, CayCo and the Company agree that they shall indemnify and hold harmless each present and former director and officer of the SPAC and each of its Subsidiaries (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that SPAC or its Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such SPAC Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, CayCo and the Company shall, and shall cause its Subsidiaries (as applicable) to (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the CayCo or its Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. CayCo shall assume, and be liable for, each of the covenants in this Section 7.14.

(b)         For a period of six (6) years from the Merger Effective Time, CayCo shall maintain in effect directors’ and officers’ liability insurance (the “D&O Tail”) covering those Persons who are currently covered by SPAC’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.14 shall be continued in respect of such claim until the final disposition thereof. The cost of the D&O Tail shall be borne by the Company.

(c)         The rights of the SPAC Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights such person may have under CayCo’s Governing Documents, any other indemnification arrangement, applicable Law or otherwise. The obligations of CayCo and the Company under this Section 7.14 shall not be terminated or modified in such a manner as to adversely affect any SPAC Indemnified Parties without the consent of such SPAC Indemnified Parties. The provisions of this Section 7.14 shall survive the Closing indefinitely and expressly are intended to benefit, and are enforceable by, each of the SPAC Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.14.

(d)         Notwithstanding anything contained in this Agreement to the contrary, this Section 7.14 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on CayCo and the Company and all successors and assigns of CayCo and the Company. In the event that CayCo or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, CayCo and the Company shall ensure that proper provision shall be made so that the successors and assigns of CayCo and the Company shall succeed to the obligations set forth in this Section 7.14.

(e)         On the Closing Date, CayCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of CayCo, which indemnification agreements shall continue to be effective following the Closing.

Annex A-57

7.15.           Section 16 Matters. Prior to the Merger Effective Time, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of CayCo Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions or the FST Restructuring by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions or the FST Restructuring to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16.           Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing and concurrently with the Merger Effective Time, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Shareholders pursuant to the SPAC Shareholder Redemptions, (2) pay the Unpaid Transaction Expenses in accordance with Section 4.3 as instructed by SPAC in accordance with the Trust Agreement, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use (which shall include any outstanding amounts under any Working Capital Loan), subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.17.           NASDAQ Listing. From the date hereof through the Merger Effective Time, SPAC shall ensure SPAC remains listed as a public company on NASDAQ.

7.18.           SPAC Public Filings. From the date hereof through the Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.19.           CayCo Securities Listing. The Company Parties will use their reasonable best efforts to cause: (a) CayCo’s initial listing application with the applicable Stock Exchange in connection with the Transactions and the FST Restructuring to be approved; (b) CayCo to satisfy all applicable initial listing requirements of the applicable Stock Exchange; and (c) CayCo Ordinary Shares to be approved for listing on the applicable Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. The Company shall pay all fees of the applicable Stock Exchange in connection with the application to list and the listing of CayCo Ordinary Shares.

7.20.           Tax Matters.

(a)         Each of SPAC and the Company Parties shall (i) use its respective commercially reasonable efforts to cause the Transactions and the FST Restructuring under this Agreement to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Transactions and the FST Restructuring from qualifying, for the Intended Tax Treatment. Each of SPAC and the Company Parties shall report the Transactions and the FST Restructuring consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. The Parties shall cooperate with each other and their respective tax counsel to document and support the Tax treatment of the Transactions and the FST Restructuring as a transaction described in Section 351 of the Code.

(b)         For each taxable year ending on or after the Closing Date, (1) CayCo shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) and (2) CayCo shall make such PFIC status determinations available to the shareholders of CayCo electronically. If CayCo determines that it is a PFIC for a taxable year ending on or after the Closing Date, CayCo shall use commercially reasonable efforts to make electronically available a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g), and provide such other information requested by CayCo shareholders and their direct and/or indirect owners that are “United States” persons (within the meaning of Section 7701(a)(30) of the Code) and reasonably necessary to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code. Upon receiving a written request by a shareholder that has made (or whose direct and/or indirect owners have made) a “Qualified Electing Fund” election in accordance with applicable U.S. Treasury Regulations, CayCo shall

Annex A-58

use commercially reasonable efforts to make available income statement and balance sheet data reasonably necessary for such shareholder (or direct and/or indirect owner of such shareholder) to comply with the requirements of such “Qualified Electing Fund” election. The obligations under this Section 7.20(b) shall survive after the Closing.

7.21.           No Trading. The Company Parties acknowledge and agree that they are aware, and that the Company’s Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

7.22.           Affiliate Agreements. All Affiliate Agreements set forth on Section 7.22 of the Company Disclosure Letter, if any, shall be terminated or settled at or prior to the Closing without further liability to SPAC or the Company Parties, in each case, except as otherwise set forth on Section 7.22 of the Company Disclosure Letter.

7.23.           Shareholder Litigation. In the event that any shareholder litigation related to this Agreement, the Company Restructuring Documents or the other Transaction Agreements or the Transactions or the FST Restructuring is brought or threatened in writing against SPAC or the Company Parties, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Merger Effective Time (the “Shareholder Litigation”), SPAC or the Company Parties, as applicable, shall promptly notify the other Party in writing of any such Shareholder Litigation and shall keep the other Party reasonably informed with respect to the status thereof.

7.24.           Notices of Certain Events. During the period beginning on the date of this Agreement and ending on the earlier of the Closing and the date of the termination of this Agreement in accordance with Article IX, each of SPAC and the Company Parties shall reasonably promptly notify the other Party of:

(a)         any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or the FST Restructuring or that the Transactions or the FST Restructuring might give rise to any material Action or other material rights by or on behalf of such Person or result in the loss of any material rights or privileges of the Company (or CayCo, post-Closing) to any such Person or create any Lien on any of the Company’s or SPAC’s assets;

(b)         any notice or other communication from any Governmental Authority (including the Department of Investment Review, the Ministry of Economic Affairs of Taiwan) that is material to the transactions contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements;

(c)         any material Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders and/or stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements;

(d)         any notice or other communication from any Company Shareholder relating to or involving the issuance, grant of or exercise of, any options, warrants or other rights to purchase or obtain any Securities (including any redemption rights); provided, that the Company shall not, except with the prior written consent of SPAC, respond to any such notice or communication, or take any action in connection with the issuance or grant of any options, warrants or other rights to purchase or obtain such Securities;

(e)         any fact, matter or circumstance that would or would be reasonably likely to give rise to or result in a Company Material Adverse Effect; and

(f)          any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.

Annex A-59

7.25.           Third Party Consents. As soon as practicable after the date of this Agreement and in any event before the Closing Date, the Company Parties and their Affiliates shall make any required notification and obtain all applicable consent, waiver or approval required from any third party, if any (the “Third Party Consent”) under any Contracts, including without limitation to any loan agreements, financing agreements, licensing agreements, and lease agreements, in connection with the Transaction or the FST Restructuring.

7.26.           CayCo and Merger Sub. The Company Parties shall take all action necessary to cause CayCo and Merger Sub to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements, upon the terms and subject to the conditions set forth therein.

Article VIII
CONDITIONS TO OBLIGATIONS

8.1.             Conditions to Obligations of SPAC and the Company Parties. The obligations of SPAC and Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)         The SPAC Shareholder Approval shall have been obtained;

(b)         The Company Shareholder Approval shall have been obtained;

(c)         There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties hereto with respect to the Transactions or the FST Restructuring;

(d)         SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(e)         CayCo Ordinary Shares to be issued in connection with the Merger and the FST Restructuring shall have been approved for listing on the applicable Stock Exchange and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date; and

(f)          The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

8.2.             Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)         (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 5.24 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 5.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole;

(b)         each of the covenants of the Company Parties to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)         the Company Acquisition Percentage shall be at least 90%;

Annex A-60

(d)         the FST Restructuring shall have been consummated;

(e)         there shall not have occurred a Company Material Adverse Effect after the date of this Agreement;

(f)          the Company shall have delivered or caused to be delivered an opinion issued by its Taiwan counsel to SPAC to the effect that no pending approval is required by any Taiwan Governmental Authorities for the Merger and the FST Restructuring, issuance of the equity securities in connection with the Merger and the FST Restructuring, and CayCo’s listing on the applicable Stock Exchange, including but not limited to the Taiwan DIR Approval;

(g)         the Taiwan DIR Approval has been obtained and is effective;

(h)         all Third Party Consents shall have been obtained, if any; and

(i)          the CayCo Cap Table and Closing Calculation have been prepared in accordance with this Agreement and accurately reflected the equity shareholding of SPAC Shareholders and the Company Shareholders as at the Closing.

8.3.             Conditions to the Obligations of the Company Parties. The obligations of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)         (i) the representations and warranties of SPAC contained in Section 6.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the representations and warranties of SPAC contained in this Agreement (other than Section 6.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions; and

(b)         each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects.

Article IX
TERMINATION/EFFECTIVENESS

9.1.             Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)         by mutual written consent of both the Company and SPAC at any time;

(b)         by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on October 26, 2024 (the “Agreement End Date”); provided, that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 9.1(b) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VIII prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c)         by the Company or SPAC, if any Governmental Authority (except for the Taiwan DIR Approval) shall have enacted, issued, promulgated, enforced or entered any Governmental Order, which has become final and nonappealable and has the effect of making consummation of the Merger or the FST Restructuring illegal or otherwise preventing or prohibiting consummation of the Merger or the FST Restructuring;

Annex A-61

(d)         by the Company, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e)         by the Company, if SPAC is in material breach of any of its obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of the Company Parties to consummate the Closing set forth in Section 8.3, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from the Company of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by the Company shall be effective by the end of such thirty (30) calendar days;

(f)          by SPAC, if the condition in Section 8.2(c) is not or will not be satisfied at the FST Restructuring Closing;

(g)         by SPAC, if (i) the Company Parties fail to receive the Phase I DIR Approval within one hundred thirty two (132) calendar days after the date of this Agreement; (ii) the Company Parties fail to receive the Phase II DIR Approval within two hundred and ten (210) calendar days after the date of this Agreement; or (iii) such Taiwan DIR Approval is revoked, terminated or loses effect, provided that in each case of (i) and (ii), if the Company provides a written confirmation prior to the relevant deadline (or if later, the date on which SPAC notifies the Company it wants to terminate under this Section 9.1(g)) to SPAC, with reasonable evidence demonstrating that failure to obtain Phase I DIR Approval or Phase II DIR Approval (as applicable) was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC under this Section 9.1(g) shall not be effective, as long as the Company Parties use their respective best efforts in such period to cure all such defects and seek the Taiwan DIR Approval, and if by the end of the period the Taiwan DIR Approval has not been obtained, any termination notice by SPAC under this Section 9.1(g) can be immediately effective;

(h)         by SPAC, if the Company has suffered or there is a Company Material Adverse Effect;

(i)          by SPAC, if the Company Parties are in material breach of any of their respective obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing set forth in Section 8.2, provided that if such material breaches are curable by the Company Parties, then, for a period of up to thirty (30) calendar days after receipt by the Company of notice from SPAC of such material breaches, but only as long as the Company Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC shall be effective by the end of such thirty (30) calendar days; and

(j)          by SPAC, if the Company Shareholder Approval shall not have been obtained within forty-five (45) Business Days after the date of this Agreement and at any adjournment or postponement thereof, as applicable.

9.2.             Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the Parties hereto and each of their respective Affiliates, equityholders, directors, officers, employees and other representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from liability for any willful breach of this Agreement, willful misconduct or fraud by that party, and (ii) the provisions of this Section 9.2 and Article X and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article X
MISCELLANEOUS

10.1.           Trust Account Waiver. Each of the Company Parties acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company Parties further acknowledges that, as described in the prospectus dated January 24, 2022, available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). Each of the Company Parties acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in

Annex A-62

accordance with the Trust Agreement and SPAC’s Governing Documents. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Shareholder Redemptions, or for fraud, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

10.2.           Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3.           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other Party pursuant to this provision):

       (a)         If to SPAC, prior to the Closing, to:

Chenghe Acquisition I Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:         Richard Qi Li

Email:               richard.li@chenghecap.com

with copies (which shall not constitute actual or constructive notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, NY, 10020-1095

The United States

Attention:         Joel Rubinstein

Jessica Zhou

Steven Sha

Email:               joel.rubinstein@whitecase.com

jessica.zhou@whitecase.com

steven.sha@whitecase.com

Annex A-63

       (b)         If to any of the Company Parties, to:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan

Attention:         Marie Chao

Email:               marie.chao@fstshafts.com.tw

with copies (which shall not constitute actual or constructive notice) to:

Landi Law Firm

15F-1, No. 105, Guo’an 1st Rd, Xitun District

Taichung City 407, Taiwan

Attention:         Francis Chang

Email:               FC@landilawyer.com.tw

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

10.4.           Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.5.           Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the SPAC Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 7.14, (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 10.16, and (c) W&C and Landi Law Firm are intended third-party beneficiaries of, and may enforce, Section 10.18.

10.6.           Expenses.

(a)Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, investment bankers, brokers, finders, and other representatives or consultants; provided, that (i) the Company shall bear all of the fees and costs relating to SPAC Extension which shall not exceed US$80,000 per month; (ii) if the Closing shall occur, the Company and CayCo shall pay or cause to be paid the Unpaid Transaction Expenses in accordance with Section 4.3; (iii) if this Agreement is terminated by SPAC or the Company pursuant to Section 9.1(b) (only if SPAC would also have the right to terminate this Agreement pursuant to Section 9.1(f), Section 9.1(h) or Section 9.1(i)), the Company shall pay and reimburse all SPAC Transaction Expenses, and pay or cause to be paid a termination fee equal to US$2,000,000 (the “Termination Fee”) to SPAC (or one or more of its designees), and if this Agreement is terminated by SPAC pursuant to Section 9.1(g), the Company shall pay and reimburse all SPAC Transaction Expenses, in each case by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of such termination; and (iv) if this Agreement is terminated by the Company pursuant to Section 9.1(b) (only if the Company would also have the right to terminate this Agreement pursuant to Section 9.1(d)) or pursuant to Section 9.1(d) or Section 9.1(e), SPAC shall pay and reimburse all Company Transaction Expenses by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of agreement by the Company Parties and SPAC of the amount of Company Transaction Expenses payable. The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the Parties to enter into this Agreement. The Parties further agree that the payments set forth in this Section 10.6(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) if this Agreement is terminated pursuant to Section 9.1; provided, that the foregoing shall not limit (x) the Company from liability for any willful breach of this Agreement, willful misconduct or fraud relating to events occurring prior

Annex A-64

to termination of this Agreement, or (y) the rights of SPAC to seek specific performance or other injunctive relief under Section 10.15 in lieu of terminating this Agreement. No Party shall be liable to the other Parties for any indirect, punitive, special or consequential losses or damages arising out of this Agreement.

(b)         For the avoidance of doubt, (x) any payments to be made (or to cause to be made) by SPAC pursuant to the provision in Section 10.6(a) shall be paid upon consummation of the Merger and release of proceeds from the Trust Account; and (y) the Company shall be solely responsible and pay for all of the FST Restructuring Expenses prior to and after the Closing, and if the Closing shall occur, any payment of the Unpaid Transaction Expenses from the proceeds of the Trust Account shall take priority over any payment of the FST Restructuring Expenses.

(c)         The Company shall be responsible for and shall pay all Transfer Taxes incurred in connection with the FST Restructuring. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.7.           Governing Law; Jurisdiction.

(a)         This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. Notwithstanding the foregoing, the Merger and the exercise of appraisal and dissenters’ rights under the Cayman Companies Act, the fiduciary or other duties of the board of directors of SPAC, CayCo and Merger Sub with respect of the Merger, shall in each case be construed, performed and enforced in accordance with the Laws of the Cayman Islands.

(b)         All Legal Proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Legal Proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Legal Proceedings in the manner provided in Section 10.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Legal Proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any Party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7.

10.8.           Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Annex A-65

10.9.           Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality.

10.10.         Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (b) the Investor Rights Agreement, the Subscription Agreement, the Lock-up Agreement, the Sponsor Support Agreement and the Company Holders Support Agreement (the “Ancillary Agreements”), (c) the confidentiality agreement, dated as of May 17, 2023, between SPAC and the Company (the “Nondisclosure Agreement”), (d) the other Transaction Agreements (including the Plan of Merger), and (e) any other documents and instruments and agreements among the Parties hereto as contemplated or referred to herein, constitute the entire agreement among the Parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties, except as expressly set forth in this Agreement and the Ancillary Agreements.

10.11.         Amendments. Subject to applicable Law, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Merger Effective Time; provided, further, that after receipt of SPAC Shareholder Approval, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the SPAC Shareholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Shareholders.

10.12.         Publicity.

(a)         All press releases or other public communications relating to the Transactions and the FST Restructuring, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any Party; provided, that no Party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b)         The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

10.13.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Annex A-66

10.14.         Headings; Counterparts. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

10.15.         Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The Parties acknowledge and agree that the Parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.16.         Non-Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements: (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

10.17.         Non-Survival. Except (x) as otherwise contemplated by Section 9.2, or (y) in the case of claims against a Person in respect of such Person’s willful misconduct or fraud, each of the representations and warranties in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Closing and shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof).

Annex A-67

10.18.         Legal Representation. Each of the Parties hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Merger Surviving Company) (all such parties, the “W&C Waiving Parties”), that White & Case LLP (“W&C”) may represent the shareholders or holders of other equity interests of the Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Merger Surviving Company) (collectively, the “W&C WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other W&C Waiving Parties. Each of the Parties, on behalf of itself and the W&C Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to W&C’s prior representation of the Sponsor, SPAC and its Subsidiaries, or other W&C Waiving Parties. Each of the Parties, for itself and the W&C Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the W&C WP Group, on the one hand, and W&C (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Merger Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the W&C WP Group (the “W&C Privileged Communications”), without any waiver thereof. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&C Privileged Communications, whether located in the records or email server of the Merger Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the W&C Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

Annex A-68

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CHENGHE ACQUISITION I CO.
By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-69

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FEMCO STEEL TECHNOLOGY CO., LTD.
By:	/s/ David Chuang
Name:	DAVID CHUANG
Title:	Chairman
FST CORP.
By:	/s/ David Chuang
Name:	DAVID CHUANG
Title:	Director
FST MERGER LTD.
By:	/s/ David Chuang
Name:	DAVID CHUANG
Title:	Director

[Signature Page to Business Combination Agreement]

Annex A-70

Exhibit A
Form of Investor Rights Agreement

Annex A-71

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of ______ by and among:

(i)     FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”);

(ii)    Femco Steel Technology, Co., Ltd., a company incorporated and in existence under the Laws of Taiwan (the “Company”);

(iii)   Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”);

(iv)   certain equityholders of the Company listed on Schedule I hereto (each, a “Company Holder” and collectively, the “Company Holders”); and

(v)    certain equityholders of SPAC, listed on Schedule II hereto that will receive CayCo Ordinary Shares (as defined below) pursuant to the transactions contemplated by the Business Combination Agreement (as defined below) (each, a “SPAC Holder” and collectively, the “SPAC Holders,” together with the Company Holders and any Person or entity who hereafter becomes a party to this Agreement pursuant to Section 7.2 of this Agreement, each a “Holder” and collectively the “Holders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, CayCo, FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo (“Merger Sub”), the Company, and SPAC have entered into that certain Business Combination Agreement, dated as of December 22, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, SPAC and certain of the SPAC Holders are parties to that certain Registration and Shareholder Rights Agreement, dated January 24, 2022 (as amended on October 6, 2023 and from time to time, the “Prior SPAC Agreement”); and

WHEREAS, SPAC and the SPAC Holders desire to terminate the Prior SPAC Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior SPAC Agreement; and

WHEREAS, the Company and the Company Holders desire to enter into this Agreement, pursuant to which CayCo shall grant the Company Holders certain investor rights, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

The following capitalized terms used herein have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

Annex A-72

“Addendum Agreement” is defined in Section 7.2.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to CayCo, (i) would be required to be made in any Registration Statement in order for the applicable Registration not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) CayCo has a bona fide business purpose for not making such information public.

“affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that no Holder shall be deemed an affiliate of CayCo or any of its Subsidiaries for purposes of this Agreement and neither CayCo nor any of its Subsidiaries shall be deemed an affiliate of any Holder for purposes of this Agreement.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of CayCo.

“Business Combination Agreement” is defined in the Recitals to this Agreement.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, Taiwan and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or non-gazetted and whether scheduled or unscheduled).

“CayCo” is defined in the Preamble to this Agreement.

“CayCo Ordinary Share” means an ordinary share, with par value US$0.0001 per share, of CayCo.

“Closing” has the meaning assigned to such term in the Business Combination Agreement.

“Closing Date” has the meaning assigned to such term in the Business Combination Agreement.

“Commission” means the SEC, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the Preamble to this Agreement.

“Company Holders” is defined in the Preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.6(a).

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-1 Shelf” has the meaning assigned to such term in Section 2.1.1.

Annex A-73

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Form F-3 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Governing Documents” has the meaning assigned to such term in the Business Combination Agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Holder” shall have the meaning given in the Preamble to this Agreement, for so long as such Person or entity holds any Registrable Securities.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnification Sources” is defined in Section 6.5.3.

“Indemnified Liabilities” is defined in Section 6.5.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Indemnitee-Related Entities” is defined in Section 6.5.3.

“Independent Director” means a director who is “independent” for the purposes of the listing and corporate governance rules and regulations of Nasdaq.

“Jointly Indemnifiable Claims” is defined in Section 6.5.3.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger” is defined in the Recitals to this Agreement.

“Merger Effective Time” has the meaning assigned to such term in the Business Combination Agreement.

“Merger Sub” is defined in the Recitals to this Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Registration Statement, in the light of the circumstances under which they were made) not misleading.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that CayCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to CayCo Ordinary Shares, (c) causing the adoption of shareholders’ resolutions and amendments to CayCo’s Governing Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or

Annex A-74

appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of shareholders of CayCo.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 7.5.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior SPAC Agreement” is defined in the Recitals to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) any outstanding CayCo Ordinary Share or any other equity security (including CayCo Ordinary Share issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) held by an Holder as of immediately following the Merger Effective Time, (b) any outstanding CayCo Ordinary Shares or any other equity security (including CayCo Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) constituting SPAC Exchange Shares (as defined in the Business Combination Agreement), (c) any outstanding CayCo Ordinary Shares or any other equity security (including CayCo Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) issued in connection with Company Shareholders Subscription (as defined in the Business Combination Agreement), (d) the CayCo Warrants (including any CayCo Ordinary Share issued or issuable upon the exercise of any such CayCo Warrants) and (e) any other equity security of CayCo or any successor, issued or issuable with respect to any such CayCo Ordinary Share by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged, in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by CayCo to the transferee; (c) such securities shall have ceased to be outstanding; (d) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Statement” means a registration statement filed by CayCo with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.6(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.6(a)(ii).

Annex A-75

“SPAC” is defined in the Preamble to this Agreement.

“SPAC Holders” is defined in the Preamble to this Agreement.

“Sponsor” means Chenghe Investment I Co., an exempted company incorporated under the Laws of Cayman Islands.

“Sponsor Indemnitees” is defined in Section 6.5.1.

“Sponsor Parties” means each of the Sponsor, LatAmGrowth Sponsor LLC and any Person to whom CayCo Ordinary Shares have been transferred and is or has become parties to this Agreement pursuant to one of the following types of transfers (irrespective of whether a restriction on Transfer then applies): (i) Transfers of CayCo Ordinary Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other Person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (ii) Transfers by will or intestate succession upon the death of the undersigned; (iii) the Transfer of CayCo Ordinary Shares pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (iv) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (a) Transfers to any affiliate, including another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (b) distributions of CayCo Ordinary Shares to partners, limited liability company members or shareholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (v) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) Transfers to the officers or directors of CayCo or the Sponsor or their respective affiliates; (vii) Transfers to a nominee or custodian of a Person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (i) through (vi).

“Subsequent Shelf” has the meaning assigned to such term in Section 2.1.3.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member, and, in each case of the foregoing clauses (i) and (ii), any predecessor or successor of such other Person.

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any CayCo Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any CayCo Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (x) any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer or (y) a transfer by a Sponsor Party to another Sponsor Party.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” means an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

Annex A-76

Article 2
REGISTRATION RIGHTS.

2.1         Resale Shelf Registration Rights.

2.1.1      Registration Statement Covering Resale of Registrable Securities. Within thirty (30) calendar days following the Closing Date, CayCo shall prepare and file or cause to be prepared and filed with the Commission, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”, together with the Form F-1 Shelf, the “Resale Shelf Registration Statement”, as the case may be), if CayCo is then eligible to use a Form F-3 Shelf, in each case, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing). CayCo shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (a) the thirtieth (30th) calendar day following the filing date hereof if the Commission notifies CayCo that it will “review” the Registration Statement, and (b) the tenth (10th) Business Day after the date CayCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event CayCo files a Form F-1 Shelf, CayCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any subsequent Resale Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after CayCo is eligible to use a Form F-3 Shelf. CayCo’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.2      Notification and Distribution of Materials. CayCo shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3      Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, CayCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith, as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act, with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If a Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, CayCo shall use commercially reasonable efforts to as promptly as is reasonably practicable (a) cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), (b) amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement, or (c) prepare and file an additional Resale Shelf Registration Statement (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf is filed pursuant to this Section 2.1.3, CayCo shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form F-3 to the extent that CayCo is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if CayCo is a well-known, seasoned issuer as defined in Rule 405 promulgated under the Securities Act, at the most recent applicable eligibility determination date. CayCo’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.4      Change in Registration. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs CayCo that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement,

Annex A-77

CayCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available, to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, CayCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available, written or oral guidance; comments; requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that CayCo used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis, based on the total number of Registrable Securities held by the Holders, and subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders. In the event that CayCo amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, CayCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to CayCo or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available, to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5      Notice of Certain Events. CayCo shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). CayCo shall promptly notify each Holder, in writing, of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto, or any post-effective amendment to the Resale Shelf Registration Statement, and of the effectiveness of any post-effective amendment.

2.1.6      Underwritten Takedown.

(a)         If CayCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least US$10 million (the requesting holder(s) shall be referred to herein as the (“Requesting Holder”)) that CayCo effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then CayCo shall promptly give notice of such requested, Underwritten Takedown (each such request shall be referred to herein as a (“Demand Takedown”)) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Holders, and thereupon shall use its reasonable, best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)          subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.6(a), and

(ii)         subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested CayCo to offer by request, received by CayCo within seven (7) Business Days after such holders receive CayCo’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)         Promptly after the expiration of the seven (7)-Business Day-period referred to in Section 2.1.6(a)(ii), CayCo will notify all Selling Holders of the identities of the other Selling Holders and the number of Registrable Securities requested to be included therein.

(c)         CayCo shall only be required to effectuate no more than three (3) Underwritten Takedowns in any twelve (12)-month period, after giving effect to Section 2.2.1.

Annex A-78

(d)         If the managing underwriter in an Underwritten Takedown advises CayCo and the Requesting Holder(s) that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis, based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders).

2.1.7      Selection of Underwriters. The Requesting Holder shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters selected shall be reasonably acceptable to CayCo. In connection with an Underwritten Takedown, CayCo shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required, in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.8      Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.9      Block Trades. Notwithstanding any other provision of this Agreement, if a Requesting Holder wishes to consummate a Block Trade (on either a Commission registered or non-registered basis), then notwithstanding the time periods and piggyback rights otherwise provided herein, such Requesting Holder shall, if it would like the assistance of CayCo, endeavor to give CayCo sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Requesting Holder, if requesting a Commission registered underwritten Block Trade, (1) shall give CayCo written notice of the transaction and the anticipated launch date of the transaction at least two (2) Business Days prior to the anticipated launch date of the transaction, (2) CayCo shall be required to only notify the other Requesting Holders of the transaction and none of the other Holders, (3) the other Requesting Holders shall have one (1) Business Day prior to the launch of the transaction to determine if they wish to participate in the Block Trade, and (4) CayCo shall include in the Block Trade only shares held by the Requesting Holders. Any Registration effected pursuant to this Section 2.1.9 shall not be counted as Demand Registrations effected pursuant to Section 2.2, but shall be deemed an Underwritten Takedown, and within the cap on Underwritten Takedowns provided in Section 2.1.6(c). The Requesting Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks).

2.2         Demand Registration.

2.2.1      Request for Registration. During such time when there is no effective Resale Shelf Registration Statement, at any time, and from time to time after the Merger Effective Time, if any, (i) the SPAC Holders who hold at least fifteen per cent (15%) of the Registrable Securities held by all SPAC Holders or (ii) Company Holders who hold US$20 million of the Registrable Securities held by all Company Holders, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 or any similar, long-form Registration or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. CayCo will, within five (5) days of its receipt of the Demand Registration, notify all Holders that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify CayCo within five (5) days after the receipt by the holder of the notice from CayCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. CayCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six (6)-month period; or (b) more than six (6) Underwritten Demand Registrations in respect of all Registrable Securities held by the Holders, provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2.1 are not fully included in such Registration for any reason other than solely due to the action or inaction of the Holders, then such Registration shall not be deemed to constitute a Demand Registration pursuant to this Section 2.2.1.

Annex A-79

2.2.2      Effective Registration. A Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) CayCo has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

2.2.3      Underwritten Offering. If the Demanding Holders so elect and such holders so advise CayCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least US$10 million. In such an event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting, and the inclusion of such holder’s Registrable Securities in the underwriting, to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of CayCo, provided that such approval shall not be withheld by CayCo unreasonably.

2.2.4      Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises CayCo and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other CayCo Ordinary Shares or other securities which CayCo desires to sell and CayCo Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of CayCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the (“Maximum Number of Shares”)), then CayCo shall include in such registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities for the account of other Persons that CayCo is obligated to register pursuant to written contractual arrangements with such Persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5      Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to CayCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse CayCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.

2.3         Piggy-Back Registration.

2.3.1      Piggy-Back Rights. If CayCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by CayCo for its own account or for shareholders of CayCo for their account (or by CayCo and by shareholders of CayCo) including, without limitation, pursuant to Section 2.1, other

Annex A-80

than a Registration Statement (i) filed pursuant to Section 2.1 hereof; (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to CayCo’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of CayCo, (v) filed on Form F-4, related to any merger, acquisition or business combination, (vi) for a dividend reinvestment plan or (vii) filed in connection with a Block Trade by one or more holders of Registrable Securities in accordance with Section 2.1.9, then CayCo shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). CayCo shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of CayCo, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form, with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2      Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises CayCo and the holders of Registrable Securities in writing that the dollar amount or number of CayCo Ordinary Shares which CayCo desires to sell, taken together with CayCo Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then CayCo shall include in any such registration:

(a)         If the Registration is undertaken for CayCo’s account: (i) CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities for the account of other persons that CayCo is obligated to register pursuant to written contractual piggy-back registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)         If the registration is a “demand” registration undertaken at the demand of Persons other than the holders of Registrable Securities, (i) CayCo Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (iv) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), CayCo Ordinary Shares or other securities for the account of other Persons that CayCo is obligated to register, pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3      Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to CayCo of such request to withdraw, prior to the effectiveness of the Registration Statement. CayCo (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, CayCo shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration, as provided in Section 3.3.

Annex A-81

2.3.4      Unlimited Piggy-Back Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof, and there shall be no limit on the number of Piggy-Back Registrations.

Article 3
REGISTRATION PROCEDURES.

3.1         Filings; Information. Whenever CayCo is required to effect the registration of any Registrable Securities pursuant to Article 2 or effecting an underwritten Block Trade, CayCo shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1      Filing Registration Statement. CayCo shall use commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which CayCo then qualifies or which counsel for CayCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period; provided, however, that CayCo shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any “demand” registration to which such Piggy-Back Registration relates, in each case if CayCo shall furnish to the holders a certificate signed by the chief executive officer or chief financial officer of CayCo stating that, in the good faith judgment of the Board, it would be materially detrimental to CayCo and its shareholders for such Registration Statement to be effected at such time.

3.1.2      Limitations. CayCo shall not have the right to exercise the right set forth in the immediately preceding section on more than one occasion for more than sixty (60) total days in aggregate during any twelve (12)-month period.

3.1.3      Copies. CayCo shall, at least ten (10) days prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.4      Amendments and Supplements. CayCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.5      Notification. After the filing of a Registration Statement, CayCo shall promptly, and in no event more than two (2) Business Days after the occurrence of any of the events set forth in this section, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and CayCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. CayCo shall promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment prepared in

Annex A-82

connection with the immediate preceding proviso; provided that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, CayCo shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.6      Securities Laws Compliance. CayCo shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of CayCo and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that CayCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.7      Agreements for Disposition. CayCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of CayCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of CayCo.

3.1.8      Comfort Letter. CayCo shall obtain a “cold comfort” letter from CayCo’s independent registered public accountants or auditor in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.9      Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, CayCo shall obtain an opinion and an negative assurance letter, dated such date, of one (1) counsel representing CayCo for the purposes of such Registration, addressed to the Holders participating in such Registration, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders.

3.1.10    Cooperation. The chief executive officer of CayCo, the chief financial officer of CayCo, the chief accounting officer of CayCo and all other officers and members of the management of CayCo shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders. CayCo shall use its reasonable efforts to make available the chief executive officer of CayCo, the chief financial officer of CayCo and all other officers and members of the management of CayCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.11    Records. Upon execution of confidentiality agreements, CayCo shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of CayCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause CayCo’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

Annex A-83

3.1.12    Earnings Statement. CayCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13    Listing. CayCo shall cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by CayCo are then listed or designated.

3.1.14    Market Stand-Off. In connection with any underwritten offering of equity securities of CayCo (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any CayCo Ordinary Shares or other equity securities of CayCo (other than those included in such offering pursuant to this Agreement), without the prior written consent of CayCo, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders); provided that, such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of CayCo participating in such underwritten offering; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

3.2         Obligation to Suspend Distribution. Upon receipt of any notice from CayCo of the occurrence of the event described in provision (iv) of the first sentence of Section 3.1.5, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities, pursuant to the Registration Statement covering such Registrable Securities, until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.5 or it is advised by the Company in writing that the use of the Registration Statement can be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require CayCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to CayCo for reasons beyond CayCo control, CayCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose. CayCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3         Registration Expenses. Except as set forth in Section 2.2.5, CayCo shall bear all costs and expenses incurred in connection with the preparation, printing and distribution of the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.6(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) CayCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for CayCo and fees and expenses for independent certified public accountants retained by CayCo; (viii) the fees and expenses of any special experts retained by CayCo in connection with such registration, and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration, not to exceed $150,000 without the consent of CayCo. CayCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all participating Holders and CayCo shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4         Information. The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by CayCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with CayCo’s obligation to comply with Federal and applicable state securities Laws.

Annex A-84

Article 4
INDEMNIFICATION AND CONTRIBUTION.

4.1         Indemnification by CayCo. CayCo agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Holder, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by CayCo of the Securities Act or any rule or regulation promulgated thereunder applicable to CayCo and relating to action or inaction required of CayCo in connection with any such registration; and CayCo shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or Action; provided, however, that CayCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to CayCo, in writing, by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2         Indemnification by Holders of Registrable Securities. Each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless CayCo, each of its directors and officers, and each other selling Holder and each other Person, if any, who controls another selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or Actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to CayCo by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse CayCo, its directors and officers, and each other selling Holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or Action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder in connection with such Registration.

4.3         Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any Action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or Action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or Action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or Action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or Action, the Indemnifying Party shall not be liable to
Annex A-85

the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any Action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of Registrable Securities.

4.4              Contribution.

4.4.1      If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or Action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or Action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or Action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3      The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or Action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article 5
RE-SALE RIGHT AND RULE 144 REPORTING

5.1         Re-Sale Right. CayCo shall, at its own cost, use its best efforts to assist the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144, the maximum number of its Registrable Securities, including, without limitation: (a) the prompt delivery of applicable instruction letters to CayCo’s transfer agent to remove legends from the Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from CayCo’s counsel in forms reasonably satisfactory to the Holder’s counsel, (c) if CayCo has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to CayCo’s share registrar and depositary agent to convert the Holder’s securities into depositary receipts or vice versa, or similar instruments to be deposited in or transfer out of the Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holder, and (iii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments (for the avoidance of doubt, CayCo shall not be obligated to pay any American depositary share issuance or transfer fees or expenses and stock transfer taxes in relation to any sale or disposition of the Registrable Securities).

Annex A-86

5.2         Rule 144 Reporting. CayCo agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) file with the SEC in a timely manner all reports and other documents required of CayCo under the Securities Act and the Exchange Act; and (c) furnish to the Holder promptly upon request (i) a written statement by CayCo as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of CayCo, and (iii) such other reports and documents of CayCo as the Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

Article 6
GOVERNANCE

6.1              Board of Directors.

6.1.1      Composition of the Board. At and following the Closing, each Holder, severally and not jointly, agrees with CayCo to take all Necessary Action to cause (x) the Board to be comprised of five (5) directors (provided that, the Board may, pursuant to unanimous resolution, increase the size of the Board from time to time); (y) one (1) of whom should be nominated by the Sponsor (the “Sponsor Directors”); and (z) at least three (3) of whom shall be Independent Directors. The Chairperson of the Board of Directors of CayCo shall serve in such capacity in accordance with the terms of CayCo’s Governing Documents.

6.1.2      Sponsor Representation. So long as the Sponsor Parties beneficially own any CayCo Ordinary Shares, CayCo shall take all Necessary Action to cause the individuals nominated by the Sponsor for election as directors pursuant to this Agreement to be elected at the applicable meetings of shareholders of CayCo.

6.1.3      Other Directors. All other directors not nominated pursuant to Section 6.1.2 shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board or as required by applicable Law; provided that, at least three (3) of whom shall be Independent Directors.

6.1.4      Removal; Vacancies. The Sponsor shall have the exclusive right to (a) remove its nominees from the Board, and CayCo shall take all Necessary Action to cause the removal of any such nominee at the request of the Sponsor and (b) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and CayCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the Sponsor to fill any such vacancies created pursuant to clause (a) or (b) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

6.1.5      Committees. In accordance with CayCo’s Governing Documents, (i) the Board shall establish and maintain committees of the Board for Audit, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board (including Compensation and/or Nominating Committee). Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Sponsor Parties beneficially own any CayCo Ordinary Shares, unless the Sponsor Parties otherwise agree in writing, CayCo shall take, and each Holder, severally and not jointly, agrees with CayCo and the Sponsor to take, all Necessary Action to have one (1) Sponsor Director appointed to serve on each committee of the Board.

6.1.6      Reimbursement of Expenses. CayCo shall reimburse the directors for all reasonable, out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

6.1.7      Indemnification; Amendments. For so long as any Sponsor Director serves as a director of CayCo, (i) CayCo shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of CayCo, (ii) CayCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, CayCo’s Governing Documents and

Annex A-87

any indemnification agreements with directors (whether such right is contained in the Governing Documents or another document) (except to the extent such amendment or alteration permits CayCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto), and (iii) CayCo’s Governing Documents if the purpose of such amendment, alteration, repeal or waiver is to adversely affects the rights or obligations of the Sponsor or the Sponsor Director under to this Agreement.

6.2              CayCo Cooperation; Policies.

6.2.1      CayCo shall take all Necessary Action to cause the Board to consist of the number of directors specified in Section 6.1 and to include in the slate of nominees to be voted upon by the shareholders of CayCo the Persons designated for nomination to the Board in accordance with this Section 6.1. CayCo shall use the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of CayCo with respect to the applicable meeting of shareholders or action by written consent.

6.2.2      For so long as any Sponsor Director is serving or participating on the Board, (i) CayCo shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to CayCo of any trades in CayCo’s securities) or similar guideline or policy with respect to the trading of securities of CayCo that applies to any shareholder of CayCo in its capacity as such or any shareholder’s affiliates (including a policy that limits, prohibits, or restricts any shareholder of CayCo or its affiliates from entering into any hedging or derivative arrangements), in each case other than any director designee of such shareholder (including in respect of the Sponsor, the Sponsor Directors) solely in his or her individual capacity, (ii) any share ownership requirement for the Sponsor Directors serving on the Board will be deemed satisfied by the securities owned by the Sponsor, the Sponsor Parties and/or their respective affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the transfers of securities by the Sponsor, the Sponsor Parties or their respective affiliates, and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Sponsor Director (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of CayCo or failing to notify an officer or director of CayCo prior to doing so, (y) receiving compensation from the Sponsor or its affiliates, or (z) failing to offer his or her resignation from the Board except as otherwise expressly provided in this Agreement, and, in each case of this Section 6.2.2(i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 6.2.2 shall not apply to the extent inconsistent with this Section 6.2.2.

6.3         Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of CayCo and the Holders agrees and acknowledges that the directors designated by the Sponsor may share confidential, non-public information about CayCo and its Subsidiaries (“Confidential Information”) with the Sponsor Parties. Each Sponsor Party recognizes that it, or its affiliates and representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause CayCo substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Sponsor Party covenants and agrees with CayCo that it will not (and will cause its respective controlled affiliates and representatives not to) at any time, except with the prior written consent of CayCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such party, (b) disclosure is required by applicable Law (including any filing following the Closing with the Commission pursuant to applicable securities Laws) or court of competent jurisdiction or requested by a governmental or regulatory authority; provided that, (other than in the case of any required filing following the Closing with the Commission, or in connection with any routine audit or examination as described below) such Sponsor Party promptly notifies CayCo of such requirement or request, and takes commercially reasonable steps, at the sole cost and expense of CayCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Sponsor Party before, on or after the Closing, without restriction, from a source (other than CayCo) without any breach of duty to CayCo or (d) such information was independently developed by such Sponsor Party, its affiliates or its representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Sponsor Party from disclosing Confidential Information (x) to any affiliate or representative of such Sponsor Party, or any limited partner, member or shareholder of any of the foregoing, provided that, such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information, and such Sponsor Party shall be responsible for any breach of this Section 6.3 by any such Person, or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Sponsor Party in connection

Annex A-88

with a routine audit or examination that is not specifically directed at CayCo or the Confidential Information, provided that, such Sponsor Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any affiliate of the Sponsor Parties unless such Confidential Information is actually provided to such Person.

6.4              Other Business Opportunities.

6.4.1      The parties expressly acknowledge and agree that to the fullest extent permitted by applicable Law: (i) the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa), or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) and the director nominees of the foregoing) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as CayCo or any of its Subsidiaries or deemed to be competing with CayCo or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to CayCo or any of its Subsidiaries, or any other Holder or holder of share capital of CayCo the right to participate therein; (ii) the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) and the director nominees of the foregoing) may invest in, or provide services to, any Person that directly or indirectly competes with CayCo or any of its Subsidiaries; and (iii) in the event that the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) or any director nominee of the foregoing, respectively) acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for CayCo or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo (or its respective affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo (or its respective affiliates). For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable Law, any right of CayCo or any of its Subsidiaries or any Holder, with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by Law.

6.4.2      Each of the parties hereby, to the fullest extent permitted by applicable Law:

(a)      confirms that none of the Sponsor nor any of its affiliates have any duty to CayCo or any of its Subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Agreement;

(b)      acknowledges and agrees that (a) in the event of any conflict of interest between CayCo or any of its Subsidiaries, on the one hand, and any of the Sponsor or any of its affiliates (or any director nominee of the foregoing acting in his or her capacity as such), on the other hand, the Sponsor or such applicable affiliates (or any director nominee of the foregoing acting in his or her capacity as a director) may act in its best interest, and (b) none of the Sponsor or any of its affiliates or any director nominee of the foregoing acting in his or her capacity as a director or observer, shall be obligated (1) to reveal to CayCo or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its affiliates, or (2) to recommend or take any action in its capacity as a direct or indirect shareholder or director, as the case may be, that prefers the interest of CayCo or its Subsidiaries over the interest of such Person; and

(c)      waives any claim or cause of action against any of the Sponsor and any of its affiliates, and any officer, employee, agent or affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under this Section 6.4.

Annex A-89

6.4.3      Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 6.4 shall not apply to any alleged claim or cause of action against any of the Sponsor, based upon the breach or non-performance by such Person of this Agreement or any other agreement to which such Person is a party.

6.4.4      The provisions of this Section 6.4, to the extent that they restrict the duties and liabilities of any of the Sponsor or its affiliates or any director nominee of the foregoing otherwise existing at law or in equity, are agreed by the parties to replace such other duties and liabilities of the Sponsor or any of its affiliates or any director nominee of the foregoing to the fullest extent permitted by applicable Law.

6.5              Indemnification; Exculpation.

6.5.1      As an inducement for the Sponsor to enter into this Agreement and approve the transactions contemplated by the Business Combination Agreement, subject in each case to restrictions under applicable Law, CayCo will, and CayCo will cause each of its Subsidiaries to, jointly and severally indemnify, exonerate and hold the Sponsor and its direct and indirect partners, equityholders, members, managers, affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Sponsor Indemnitees”) free and harmless from and against any and all Actions, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Sponsor Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any Action arising directly or indirectly out of, or in any way relating to, (i) any Sponsor’s or its affiliates’ ownership of equity securities of CayCo or any of its Subsidiaries or control of or ability to influence CayCo or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Agreement by such Sponsor Indemnitee or its affiliates or other related Persons or, subject to applicable Law, the breach of any fiduciary or other duty or obligation of such Sponsor Indemnitee to its direct or indirect equityholders, creditors or affiliates, (y) to the extent such control or the ability to control CayCo or any of its Subsidiaries derives from such Sponsor’s or its affiliates’ capacity as an officer or director of CayCo or any of its Subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of CayCo or any of its Subsidiaries, or (iii) any services provided prior to, on or after the date of this Agreement by any Sponsor or its affiliates to CayCo any of its Subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, CayCo will, and will cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law. For the purposes of this Section 6.5, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Sponsor Indemnitee as to any previously advanced indemnity payments made by CayCo or any of its Subsidiaries, then such payments shall be promptly repaid by such Sponsor Indemnitee to CayCo and its Subsidiaries. The rights of any Sponsor Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Governing Documents of CayCo or its Subsidiaries.

6.5.2      CayCo will, and will cause each of its Subsidiaries to, jointly and severally, reimburse any Sponsor Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.5, or any action or proceeding arising therefrom, whether or not such Sponsor Indemnitee is a party thereto. CayCo or its Subsidiaries, in the defense of any Action for which a Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.5, may, without the consent of such Sponsor Indemnitee, consent to the entry of any judgment or enter into any settlement, if and only if, it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Sponsor Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Sponsor Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Sponsor Indemnitee, and provided that, the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by CayCo or its Subsidiaries.

Annex A-90

6.5.3      CayCo acknowledges and agrees that CayCo shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to any Sponsor Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) CayCo’s Governing Documents, each as amended, (ii) any director indemnification agreement, (iii) this Agreement, any other agreement between CayCo or any of its Subsidiaries and such Sponsor Indemnitee (or its affiliates) pursuant to which such Sponsor Indemnitee is indemnified, (iv) the Laws of the jurisdiction of incorporation or organization of any Subsidiary of CayCo, and/or (v) the Governing Documents of CayCo’s Subsidiaries ((i) through (v) above, collectively, the “Indemnification Sources”), irrespective of any right of recovery such Sponsor Indemnitee (or its affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than CayCo, any of its Subsidiaries or the insurer under and pursuant to any insurance policy of CayCo or any of its Subsidiaries) from whom such Sponsor Indemnitee may be entitled to indemnification with respect to which, in whole or in part, CayCo or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall CayCo or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Sponsor Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Sponsor Indemnitee or the obligations of CayCo or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Sponsor Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) CayCo shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by CayCo and/or any of its Subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Sponsor Indemnitee against CayCo and/or any of its Subsidiaries, as applicable, and (z) such Sponsor Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each party hereto agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6.5, entitled to enforce this Section 6.5.3 as though each such Indemnitee-Related Entity were a party to this Agreement. CayCo shall cause each of its Subsidiaries to perform the terms and obligations of this Section 6.5.3 as though each such Subsidiary were a party to this Agreement. For purposes of this Section 6.5.3, the term (“Jointly Indemnifiable Claims”) shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Sponsor Indemnitee shall be entitled to indemnification from both (1) CayCo and/or any of its Subsidiaries, pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Sponsor Indemnitee (or its affiliates), pursuant to which such Sponsor Indemnitee is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Governing Documents of any Indemnitee-Related Entity, on the other hand.

6.5.4      In no event shall any Sponsor Indemnitee be liable to CayCo or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Sponsor Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction.

6.5.5      Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 6.5, the term Sponsor Indemnitees shall not include any Sponsor or its any of its partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of CayCo or any of its Subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Agreement and/or the Governing Documents and other agreements and instruments of CayCo and its Subsidiaries (including as contemplated in Section 6.1).

6.5.6      The rights of any Sponsor Indemnitee to indemnification pursuant to this Section 6.5 will be in addition to any other rights any such Person may have under any other section of this Agreement or any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Governing Documents of CayCo and its Subsidiaries.

Annex A-91

Article 7
MISCELLANEOUS.

7.1         Other Registration Rights and Arrangements. SPAC represents and warrants that no other shareholders of SPAC, other than a SPAC Holder has any right to require CayCo to register any of CayCo Ordinary Shares for sale or to include CayCo Ordinary Shares in any registration filed by CayCo for the sale of shares for its own account or for the account of any other Person. The Company represents and warrants that no other shareholder of the Company, other than a Company Holder has any right to require CayCo to register any of CayCo Ordinary Shares for sale or to include CayCo Ordinary Shares in any registration filed by CayCo for the sale of shares for its own account or for the account of any other Person. SPAC and the SPAC Holders hereby terminate the Prior SPAC Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.

7.2         Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of CayCo hereunder may not be assigned or delegated by CayCo in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4, Section 6.1.7, Section 6.5 and this Section 7.2. The rights of a Holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to CayCo a properly completed agreement, to be bound by the terms of this Agreement substantially in form, attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to CayCo, no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

7.3         Amendments and Modifications. Upon the written consent of CayCo, the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or modification hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of share capital of CayCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that any amendment or modification to, or waiver of, Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) that adversely affects any right granted to the Sponsor (including with respect to the Sponsor Director) shall require the prior written consent of the Sponsor. No course of dealing between any holder or CayCo and any other party hereto or any failure or delay on the part of a holder or CayCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or CayCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.4         Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement or (ii) the date as of which (a) all of the Registrable Securities have been sold, pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of CayCo to such Holder under this Agreement shall terminate upon the earliest date (x) such Holder ceases to hold any Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that notwithstanding the foregoing, the provisions of Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall terminate on the date upon which the Sponsor

Annex A-92

no longer has the right to nominate or designate any individual to serve as a director of CayCo (including pursuant to Section 6.1.4). Notwithstanding anything herein to the contrary, the provisions of Section 6.1.7(ii), Section 6.4, Section 6.5 and Article 7 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall survive, and remain in full force and effect following, any termination of this Agreement.

7.5         Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to CayCo:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan

Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw

with a copy (which will not constitute actual or constructive notice) to:

Landi Law Firm
15F-1, No. 105, Guo’an 1st Rd, Xitun District
Taichung City 407, Taiwan

Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

If to a Holder, to the address set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in CayCo’s books and records.

7.6         Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 7.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.6.

7.7         WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER

Annex A-93

TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

7.8         Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior SPAC Agreement.

7.9         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

7.10       Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.11       Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

Annex A-94

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FST CORP.
By:
Name: David Chuang
Title: Director

[Signature Page to Investor Rights Agreement]

Annex A-95

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FEMCO STEEL TECHNOLOGY, CO., LTD.
By:
Name: 莊宇龍
Title: Chairman

[Signature Page to Investor Rights Agreement]

Annex A-96

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CHENGHE ACQUISITION I CO.
By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Annex A-97

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER

Name:

[Signature Page to Investor Rights Agreement]

Annex A-98

SCHEDULE I

COMPANY HOLDERS

[****]

Annex A-99

SCHEDULE II

SPAC HOLDERS

[****]

Annex A-100

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on          , 20          ,          by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement dated as of        , 20          (the “Agreement”), by and among CayCo and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1.            Acknowledgment. New Holder acknowledges that New Holder is acquiring certain CayCo Ordinary Shares (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Holder” and a holder of Registrable Securities for all purposes under the Agreement.

2.            Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3.            Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED
Print Name:	FST CORP.
By:	By:

Annex A-101

Exhibit B
Form of Lock-Up Agreement

Annex A-102

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of ____________ by and between FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), and each of Chenghe Investment I Limited, a Cayman Islands exempted company limited by shares (“Sponsor”), the Persons set forth on Schedule I hereto (the “Sponsor Key Holders”) and certain shareholders of the Company (as defined below), set forth on Schedule II hereto (such shareholders, the “Company Holders”). The Sponsor, the Sponsor Key Holders, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Chenghe Acquisition I Co., a Cayman Islands exempted company (the “SPAC”), CayCo, FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company incorporated and in existence under the Laws of Taiwan with uniform commercial number of 04465819 (the “Company”) have entered into that certain Business Combination Agreement, dated as of December 22, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving company and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, in consideration for the benefits to be received by each Holder under the terms of the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, each Company Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, SPAC, Sponsor and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares shall become subject to limitations on Transfer as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, CayCo hereby agrees with each of the Holders as follows:

1.      Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)         “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is six (6) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the CayCo Ordinary Shares equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred and fifty (150) days after the Closing Date; or (y) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date;

Annex A-103

(b)         “Lock-Up Shares” shall mean with respect to (i) the Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or CayCo Ordinary Shares acquired in the public market); and (ii) the Company Holders and their respective Permitted Transferees, (A) the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or CayCo Ordinary Shares acquired in the public market); and (B) CayCo Ordinary Shares issued to directors and officers of CayCo upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing;

(c)         “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);

(d)         “PIPE Shares” shall mean CayCo Ordinary Shares sold in the PIPE Investment; and

(e)         “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) public announcement of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).

2.      Lock-Up Provisions.

(a)         Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period:

(b)         Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) CayCo’s officers or directors; (B) any affiliates or family members of CayCo’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) to CayCo; (viii) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (ix) forfeitures of CayCo Ordinary Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (x) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or change of control approved by the board of directors of CayCo (“Board of Directors”) or a duly authorized committee thereof or other similar transaction which results in all of CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; (xi) in connection with any legal, regulatory or other order; or (xii) in connection with any transfer or assignment permitted or provided in the SPAC SEC Filings; provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with CayCo agreeing to be bound by the transfer restrictions in this Section 2.

(c)         In order to enforce this Section 2, CayCo may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)         For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of CayCo with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.

Annex A-104

(e)         If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then each other Holder shall also be granted an early release from their respective obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares, rounded down to the nearest whole security, equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from this Agreement multiplied by (ii) the total number of Lock-Up Shares held by the Holders immediately following the consummation of the Closing.

3.      Miscellaneous.

(a)         Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of the Sponsor; and (iii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by CayCo, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or CayCo and any other party hereto or any failure or delay on the part of a Holder or CayCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or CayCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(b)         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to CayCo or the Company:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township
Chiayi County 621018, Taiwan

Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw

with a copy (which shall not constitute notice) to:

Landi Law Firm
15F-1, No. 105, Guo’an 1st Rd, Xitun District
Taichung City 407, Taiwan

Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

If to the Sponsor:

Chenghe Investment I Limited
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

Annex A-105

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States

Attention:	Joel Rubinstein
Jessica Zhou
Steven Sha
Email:	joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

If to any Holder, at such Holder’s address or email address as set forth in the Schedule II.

(c)         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)         Rights of Third Parties. Except with respect to any Non-Recourse Party (as defined below), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e)         Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3(b) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(e).

(f)          Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT

Annex A-106

OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(g)         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of CayCo or any of the Holders under any other agreement between any of the Holders and CayCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or CayCo under this Agreement.

(h)         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(i)          Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)          Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k)         Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(l)          No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of

Annex A-107

the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(m)        Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Annex A-108

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FST CORP.
By:
Name: David Chuang
Title: Director

[Signature Page to Lock-Up Agreement]

Annex A-109

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHENGHE INVESTMENT I LIMITED
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex A-110

Schedule I

SPONSOR KEY HOLDERS

[****]

Annex A-111

Schedule II

COMPANY HOLDERS

[****]

Annex A-112

Exhibit C
List of Company Shareholders

[****]

Annex A-113

Exhibit D
Form of Plan of Merger

Annex A-114

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on ____________ between Chenghe Acquisition I Co. (the “Surviving Company”) and FST Merger Ltd. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated December 22, 2023 and made among FST Corp., Femco Steel Technology Co., Ltd., the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1       The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2       The surviving company (as defined in the Statute) is the Surviving Company, which shall change its name to “FST Ltd.”.

3       The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

4       Immediately prior to the Effective Time (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (the “SPAC Class A Shares”), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (the “SPAC Class B Shares”) and 1,000,000 preference shares of a par value of US$0.0001 each (the “SPAC Preference Shares”) and the Surviving Company will have SPAC Class A Shares and SPAC Class B Shares in issue and no SPAC Preference Shares in issue.

5       Immediately prior to the Effective Time (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each and the Merging Company will have 10,000 shares in issue.

6       The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Time”).

7       The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Business Combination Agreement.

8       At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

Annex A-115

9       Upon the Effective Time,

9.1    the authorised share capital of the Surviving Company be varied by the re-designation of all the authorised issued and unissued SPAC Class A Shares, SPAC Class B Shares and SPAC Preference Shares as ordinary shares of US$0.0001 par value each (the “Re-designation”); and

9.2    immediately following the Re-designation, the authorised share capital of the Surviving Company be decreased by the cancellation of authorised but unissued ordinary shares of US$0.0001 par value each, such that the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

10     The Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto at the Effective Time.

11     At the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merging Company and the Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Merging Company and the Surviving Company set forth in the Business Combination Agreement to be performed after the Effective Time.

12     There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13     The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14     The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15     The names and addresses of each director of the surviving company (as defined in the Statute) are:

15.1  ; and

15.2  .

16     This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17     This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute.

18     At any time prior to the Effective Time, this Plan of Merger may be:

18.1  terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2  amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)       change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)      effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19     This Plan of Merger may be executed in counterparts.

20     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

Annex A-116

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED
by	)
Duly authorised for	)
and on behalf of	)	Director
CHENGHE ACQUISITION I CO.	)
SIGNED
by David Chuang	)
Duly authorised for	)
and on behalf of	)	Director
FST MERGER LTD.	)

Annex A-117

Annexure 1

Business Combination Agreement

Annex A-118

Annexure 2

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex A-119

Exhibit E
Form of Amended and Restated Memorandum and Articles of Association of CayCo

Annex A-120

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

________________________

FST CORP.

________________________

(Adopted pursuant to a special resolution passed on ____________ and effective on ____________)

Annex A-121

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

FST CORP.

(Adopted pursuant to a special resolution passed on ____________ and effective on ____________)

1.           The name of the Company is FST Corp..

2.           The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may determine.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.           The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.           The authorized share capital of the Company is US$ divided into Ordinary Shares of par value of US$0.0001 each1. Subject to the Statute and these Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

6.           The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.           Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

____________

1 Note to Draft: To be updated based on the Subdivision Factor prior to closing.

Annex A-122

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

FST CORP.

(Adopted pursuant to a special resolution passed on ____________, and effective on ____________)

INTERPRETATION

1.           In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates;

“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolutions;
“Audit Committee”	means the audit committee of the Company formed by the Board pursuant to Article 141 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any);
“Board” and “Board of Directors”	means the board of directors of the Company;
“Business Day”

means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, the Cayman Islands or Taiwan are authorized or required by Law or executive order to close;

“Chairman”	means the chairman of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Company”	means FST Corp., a Cayman Islands exempted company;
“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to Members;

“Control”

means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings;

Annex A-123

“Designated Stock Exchange”	means any stock exchange in the United States on which any Shares are listed for trading;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;
“Directors”	means the directors for the time being of the Company;
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands;
“Government Authority”

means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed;

“Immediate Family Members”

means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;
“Law”

means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body;

“Lien”

means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Member”	has the same meaning as in the Statute;
“Memorandum”	means the memorandum of association of the Company or as amended and altered from time to time by Special Resolutions;
“Ordinary Resolution”

means a resolution passed by a simple majority of the votes cast by the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;

“Ordinary Share”	means a Class A ordinary share of par value US$0.0001 each in the share capital of the Company having the rights set out in these Articles;
“Person”	means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;

Annex A-124

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members;
“Registered Office”	means the registered office for the time being of the Company;
“Seal”	means the common seal of the Company and includes every duplicate seal;
“Secretary”	means any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary;
“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share” and “Shares”	means a share in the capital of the Company, and includes an Ordinary Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;
“Shareholder” and “Shareholders”	means shareholder or shareholders of the Company;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute;
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution;
“Statute”	means the Companies Act (As Revised) of the Cayman Islands;
“US$”	means the lawful money of the United States of America; and
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

2.           In these Articles:

2.1.       words importing the singular number include the plural number and vice versa;

2.2.       words importing the masculine gender include the feminine gender;

2.3.       words importing persons include corporations as well as any other legal or natural person;

2.4.       references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5.       the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

2.6.       when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.7.       “fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding convertible securities and all Shares reserved for issuance under any share incentive plan as issued and outstanding;

2.8.       references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

Annex A-125

2.9.       references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 167;

2.10.     the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and/or” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

2.11.     if any payment hereunder would have been, but for this Article, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

2.12.     headings are inserted for reference only and shall be ignored in construing these Articles; and

2.13.     Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

SHARE CAPITAL

3.           The authorized share capital of the Company is US$            divided into            Ordinary Shares of par value of US$0.0001 each.

4.           Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own Shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

SHARES

5.           Subject to the Law, these Articles and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may in their absolute discretion and without the approval of the Members, cause the Company to:

(a).        allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper;

(b).        grant rights over Shares or other securities to be issued in one or more Classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c).        issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or securities in the capital of the Company on such terms as it may from time to time determine.

6.           The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue from time to time, out of the authorized share capital of the Company, preferred shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think

Annex A-126

appropriate in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a).        the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b).        whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c).        the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of Shares;

(d).        whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e).        whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of Shares of any other Class or any other series of Shares;

(f).         whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g).        whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h).        the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class of Shares or any other series of preferred shares;

(i).         the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other Class of Shares or any other series of preferred shares; and

(j).         any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

7.           Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate Class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any Class or series of preferred shares, no vote of the holders of preferred shares or ordinary shares shall be a prerequisite to the issuance of any Shares of any Class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and these Articles.

Annex A-127

8.           The Company shall not issue Shares to bearer.

9.            The Company may in connection with the issue of any Shares exercise all powers of paying commissions and brokerage conferred or permitted by the Law. Such commissions and brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

10.         The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FRACTIONAL SHARES

11.         The Company shall not issue fractional Shares or register the transfer of fractions of a Share.

REGISTER OF MEMBERS

12.         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. For so long as the Shares are listed on a Designated Stock Exchange, the title to such Shares may be evidenced and transferred in accordance with the applicable Designated Stock Exchange Rules and, for these purposes, the Register of Members may be maintained in accordance with section 40B of the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

13.         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) calendar days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) calendar days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

14.         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

15.         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

SHAREHOLDER PROPOSAL REQUEST

16.

(a).        Any Shareholder or Shareholders of the Company holding at least the required percentage under the Statute of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a general meeting (the “Proposing Shareholder(s)”) may request, subject to the Statute, that the Board of Directors include a matter on the agenda of a general meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a general meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a general meeting, notice of the Proposal Request must be timely delivered in accordance with applicable Law, and the Proposal Request must comply with the requirements of these Articles (including this Article 16) and any applicable Law and Designated Stock Exchange Rules. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the chief executive officer of the Company). To be considered

Annex A-128

timely, a Proposal Request must be received within the time periods prescribed by applicable Law. The announcement of an adjournment or postponement of a general meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable Law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the Person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a general meeting, all information related to such matter, the reason that such matter is proposed to be brought before the general meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the general meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Statute and any other applicable law and Designated Stock Exchange Rules to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a general meeting, as the Board of Directors may reasonably require.

(b).        A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its Affiliates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any Class or series of Shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or Share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its Affiliates, with respect to any Shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, share appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such Class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(c).        The information required pursuant to this Article shall be updated as of (i) the record date of the general meeting, (ii) five Business Days before the general meeting, and (iii) as of the general meeting, and any adjournment or postponement thereof.

(d).        The provisions of Articles 16(a) and 16(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a general meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Statute.

(e).        Notwithstanding anything to the contrary herein, this Article 16 may only be amended, replaced or suspended by a resolution adopted at a general meeting by a majority together holding not less than seventy-five percent (75%) of the total voting power of the Shareholders.

Annex A-129

SHARE CERTIFICATES

17.         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

18.         No certificate shall be issued representing Shares of more than one Class.

19.         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

20.         Every share certificate of the Company shall bear legends required under the applicable Laws, including the Securities Act.

21.         Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

22.         (1) Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the Shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the Shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

23.         If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

REDEMPTION

24.         Subject to the provisions of the Statute and these Articles, the Company may:

(f).         issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(g).        purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and

(h).        make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

25.         The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable Law and any other contractual obligations of the Company.

Annex A-130

26.         The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

27.         The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

28.         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a treasury share. The Directors may determine to cancel a treasury share or transfer a treasury share on such terms as they think proper (including, without limitation, for nil consideration).

NON RECOGNITION OF TRUSTS

29.         The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

30.         The Company shall have a first and paramount Lien on all Shares (whether fully paid- up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s Lien thereon. The Company’s Lien on a Share shall also extend to any amount payable in respect of that Share.

31.         The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a Lien, if a sum in respect of which the Lien exists is presently payable, and is not paid within fourteen (14) calendar days after notice has been given to the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

32.         To give effect to any such sale, the Directors may authorize any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

33.         The net proceeds of such sale after deduction of expenses, fees and commission incurred by the Company shall be applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and any residue shall (subject to a like Lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALLS ON SHARES

34.         Subject to these Articles and the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

Annex A-131

35.         A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

36.         The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

37.         If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest in whole or in part.

38.         An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

39.         The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

40.         The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance. No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

41.         If a call remains unpaid after it has become due and payable, the Directors may give to the Person from whom it is due not less than fourteen (14) calendar days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

42.         If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

43.         A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person, the Directors may authorize some Person to execute an instrument of transfer of the Share in favor of that Person.

44.         A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

45.         A certificate in writing under the hand of one Director of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

46.         The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

Annex A-132

TRANSFER OF SHARES

47.         Subject to these Articles, any Member may transfer all or any of his Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

48.         The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

49.         The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any Share (not being a fully paid up share) to a Person of whom it does not approve, or any Share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

50.         The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a Lien. The Directors may also decline to register any transfer of any Share unless:

(a).        the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b).        the instrument of transfer is in respect of only one Class of Shares;

(c).        the instrument of transfer is properly stamped, if required;

(d).        in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e).        a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

51.         The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) calendar days in any calendar year.

52.         All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

53.         If a Member dies, the survivor or survivors where he was a joint holder, and his legal Personal representatives where he was a sole holder, shall be the only Persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him. Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the

Annex A-133

holder of the Share or to have some Person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before the death or bankruptcy or liquidation or dissolution of that Member, as the case may be.

54.         If the Person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

55.         A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some other Person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the death or bankruptcy or liquidation or dissolution of such Member or in any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES AND ALTERATION OF CAPITAL

56.         Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Ordinary Resolution:

(a).        increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b).        consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c).        divide its Shares into several Classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues Shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes Shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d).        subdivide its Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new Shares; and

(e).        cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares, without par value, diminish the number of shares into which its capital is divided.

Annex A-134

57.         All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some Person to transfer the Shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

58.         Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Special Resolution:

(a).        change its name;

(b).        alter, amend or add to these Articles;

(c).        alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d).        reduce its share capital and any capital redemption reserve fund in any manner authorized by Law.

SHARE RIGHTS

59.         Subject to the provisions of applicable Law, Designated Stock Exchange Rules, the Memorandum and these Articles and to any special rights conferred on the holders of any Shares or Class of Shares, any Share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

60.         Subject to the provisions of applicable Law and these Articles, any preferred shares may be issued or converted into Shares that, at a determinable date or at the option of the Company or the holder if so authorized by the Memorandum, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by Special Resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable Law.

61.         The rights and restrictions attaching to the Ordinary Shares are as follows:

(a).        Income.

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b).        Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of Shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the Shares of the Company).

(c).        Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Each Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Annex A-135

VARIATION OF RIGHTS OF SHARES

62.         Subject to the provisions of these Articles, if at any time the share capital of the Company is divided into different Classes, the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued Shares of that Class, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of the Shares of that Class.

63.         The provisions of these Articles relating to general meetings shall apply to every Class meeting of the holders of one Class of Shares except that the necessary quorum shall be one Person holding or representing by proxy at least one-third (1/3) of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

64.         Subject to the provisions of the Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu with or subsequent to the Shares of that Class or the redemption or purchase of any Shares of any Class by the Company, and the rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

REGISTERED OFFICE

65.         Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

66.         All general meetings other than annual general meetings shall be called extraordinary general meetings.

67.         The Company may, but shall not (unless required by the Statute) be obliged to hold a general meeting in each calendar year as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

68.         The Chairman or a majority of the Directors may call general meetings, and they shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

69.         A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares entitled to vote at general meetings of the Company.

70.         The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

71.         If there are no Directors as at the date of the deposit of a Members’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of such requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

72.         A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

Annex A-136

NOTICE OF GENERAL MEETINGS

73.         At least fifteen (15) calendar days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a).        in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b).        in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in voting rights of the Shares giving that right.

74.         The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

75.         No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two or more holders of Shares which carry not less than one-half of all votes attaching to Shares in issue and entitled to vote at such genral meeting, present in person or by proxy or, if a corporate or other non-natural person, by its duly authorised representative, shall constitute a quorum; unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

76.         A Person may participate at a general meeting by telephone or other similar communications equipment by means of which all the Persons participating in such meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in Person at that meeting.

77.         A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

78.         If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members constituting a majority of the outstanding share capital of the Company (calculated on an as- converted basis) shall be a quorum and may transact the business for which the meeting was called, provided, that, such present Members shall only discuss and/or approve the matters as described in the meeting notice delivered in accordance with these Articles.

79.         The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

80.         If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

Annex A-137

81.         The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

82.         A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles, such requisite majority shall be a simple majority of votes that are able to be cast.

83.         The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by these Articles not less than 48 hours before the time appointed for holding the postponed meeting.

VOTES OF MEMBERS

84.         Subject to any rights and restrictions for the time being attached to any Share, every Member present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of the Company, have one (1) vote for each Ordinary Share of which he is the holder.

85.         In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

86.         Shares carrying the right to vote that are held by a Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may be voted by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

87.         No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a Class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

88.         No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

89.         Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

90.         A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

Annex A-138

PROXIES

91.         The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

92.         The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a).        not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote; or

(b).        in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c).        where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

93.         The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join or concur in demanding a poll.

94.         Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES

95.         Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

SHARES THAT MAY NOT BE VOTED

96.         Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DEPOSITARY AND CLEARING HOUSES

97.         If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the

Annex A-139

number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization.

DIRECTORS

98.         Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than five (5) Directors, and there shall be no maximum number of Directors. For so long as the Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as the applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

99.         The Board of Directors shall have a Chairman elected and appointed by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors, save and except that if the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, or if the Chairman is unable or unwilling to act as the chairman of a meeting of the Board of Directors, the attending Directors may choose one of their number to be the chairman of the meeting.

100.       The Company may by Special Resolution appoint any Person to be a Director.

101.       The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any Person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

102.       A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

103.       A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

104.       A Director may be removed from office by Special Resolution of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Special Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

105.       The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

106.       The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

107.       Subject to applicable Law, Designated Stock Exchange Rules and these Articles, the Board may establish any committee of the Board as the Board shall deem appropriate from time to time, and committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time.

Annex A-140

POWERS AND DUTIES OF DIRECTORS

108.       Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business and affairs of the Company shall be conducted as directed by the Board of Directors of the Company. The Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, the Memorandum and these Articles. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

109.       The Board may, from time to time, and except as required by applicable Law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

110.       Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

111.       The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

112.       The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

113.       The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

114.       The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

115.       The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

116.       The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms

Annex A-141

and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

117.       Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

118.       The Directors may from time to time at their discretion exercise all the powers of the Company to borrow money, to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds and other securities, whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

119.       The office of a Director shall be vacated if:

(a).        he gives notice in writing to the Company that he resigns the office of Director;

(b).        he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c).        is prohibited by any applicable Law or Designated Stock Exchange Rules from being a Director;

(d).        he is found to be or becomes of unsound mind; or

(e).        is removed from office pursuant to any other provision of these Articles.

MEETINGS OF THE BOARD OF DIRECTORS

120.       The Board shall meet at such times and in such places as the Board shall designate from time to time. A meeting of the Board may be called by any Director on no less than five (5) calendar days’ prior written notice of the time, place and agenda of the meeting. Subject to these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum, with each having one (1) vote and in case of an equality of votes, the Chairman shall have a second or casting vote.

121.       A Director may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all Persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

122.       The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the presence of two (2) Directors then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

123.       If a quorum is not present at any duly called meeting, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum, provided that the Directors present at such adjourned meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 120.

124.       A resolution in writing (in one or more counterparts), signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be, duly convened and held. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

Annex A-142

125.       Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

126.       A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

127.       All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

128.       The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof (if any) and (ii) conducting any other Company business requested by the Company.

PRESUMPTION OF ASSENT

129.       A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

130.       A Director may:

(a).        hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b).        act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c).        continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Annex A-143

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable Law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

131.       Subject to applicable Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 132 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.B. of Form 20-F promulgated by the Commission, shall require the approval of the Audit Committee.

132.       A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a).        he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b).        he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified Person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

133.       Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable Law or the Designated Stock Exchange Rules, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

134.       The Directors shall cause minutes to be made for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

135.       When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

Annex A-144

ALTERNATE DIRECTORS

136.       Any Director (other than an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

137.       An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

138.       An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

139.       Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

140.       An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

AUDIT COMMITTEE

141.       Without prejudice to the freedom of the Directors to establish any other committees, for so long as the Shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the charter of the Audit Committee, the Designated Stock Exchange Rules and the rules and regulations of the Commission.

NO MINIMUM SHAREHOLDING

142.       The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

143.       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

144.       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

145.       A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

146.       Subject to the Statute and these Articles any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

147.       Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

148.       The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

Annex A-145

149.       The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

150.       Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

151.       If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

152.       No dividend or distribution shall bear interest against the Company.

153.       Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

154.       Subject to applicable Law, the Directors may:

(a).        resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b).        appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)        paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)       paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c).        make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

Annex A-146

(d).        authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)         the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)       the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e).        generally do all acts and things required to give effect to the resolution.

155.       Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a).        employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or the Members;

(b).        any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom Shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or Members; or

(c).        the holders of warrants issued by the Company upon the cashless exercise of such warrant in accordance with the terms thereof.

BOOKS OF ACCOUNT

156.       The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

157.       The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting.

158.       The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the Law.

AUDIT

159.       Subject to applicable Law and Designated Stock Exchange Rules, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors.

160.       The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

Annex A-147

161.       If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

162.       Auditors of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

163.       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any time during their term of office upon request of the Directors or any general meeting of the Members.

164.       The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

SHARE PREMIUM ACCOUNT

165.       The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

166.       There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

167.       Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it by airmail or by a recognized courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Member may have specified in writing for the purpose of such service of notices, or, to the extent permitted by applicable Law, by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

168.       Any notice or other document, if served by:

(a).        post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b).        facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c).        recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

Annex A-148

(d).        electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e).        placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

169.       Any Members present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

170.       A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

171.       Notice of every general meeting shall be given in any manner hereinbefore authorized to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

INFORMATION

172.       No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

173.       The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

WINDING UP

174.       If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

175.       If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

Annex A-149

INDEMNITY

176.       Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s Auditors) and the personal representatives of the same (each, an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

FINANCIAL YEAR

177.       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year.

DISCLOSURE

178.       The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

TRANSFER BY WAY OF CONTINUATION

179.       The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

180.       The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex A-150

Annex A-1

Form of Plan of Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on ____________ between Chenghe Acquisition I Co. (the “Surviving Company”) and FST Merger Ltd. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated December 22, 2023 and made among FST Corp., Femco Steel Technology Co., Ltd., the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1       The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2       The surviving company (as defined in the Statute) is the Surviving Company, which shall change its name to “FST Ltd.”.

3       The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

4       Immediately prior to the Effective Time (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (the “SPAC Class A Shares”), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (the “SPAC Class B Shares”) and 1,000,000 preference shares of a par value of US$0.0001 each (the “SPAC Preference Shares”) and the Surviving Company will have SPAC Class A Shares and SPAC Class B Shares in issue and no SPAC Preference Shares in issue.

5       Immediately prior to the Effective Time (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each and the Merging Company will have 10,000 shares in issue.

6       The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Time”).

7       The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Business Combination Agreement.

Annex A-1-1

8       At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9       Upon the Effective Time,

9.1    the authorised share capital of the Surviving Company be varied by the re-designation of all the authorised issued and unissued SPAC Class A Shares, SPAC Class B Shares and SPAC Preference Shares as ordinary shares of US$0.0001 par value each (the “Re-designation”); and

9.2    immediately following the Re-designation, the authorised share capital of the Surviving Company be decreased by the cancellation of authorised but unissued ordinary shares of US$0.0001 par value each, such that the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

10     The Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto at the Effective Time.

11     At the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merging Company and the Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Merging Company and the Surviving Company set forth in the Business Combination Agreement to be performed after the Effective Time.

12     There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13     The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14     The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15     The names and addresses of each director of the surviving company (as defined in the Statute) are:

15.1  ; and

15.2  .

16     This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17     This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute.

18     At any time prior to the Effective Time, this Plan of Merger may be:

18.1  terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2  amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)       change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)      effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

Annex A-1-2

19     This Plan of Merger may be executed in counterparts.

20     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED
by	)
Duly authorised for	)
and on behalf of	)	Director
CHENGHE ACQUISITION I CO.	)
SIGNED
by David Chuang	)
Duly authorised for	)
and on behalf of	)	Director
FST MERGER LTD.	)

Annex A-1-3

Annex A-2

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of September 10, 2024, is made and entered into by and among Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”), FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

(A)    WHEREAS, SPAC, CayCo, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of December 22, 2023 (the “Business Combination Agreement”);

(B)    WHEREAS, Section 10.11 of the Business Combination Agreement provides that the Business Combination Agreement may not be modified or amended except by written agreement executed and delivered by the duly authorized officers of each of the respective parties to the Business Combination Agreement; and

(C)    WHEREAS, SPAC, CayCo, Merger Sub and the Company desire to amend the Business Combination Agreement pursuant to Section 10.11 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, SPAC, CayCo, Merger Sub and the Company hereby agree as follows:

1.      AMENDMENTS TO THE BUSINESS COMBINATION AGREEMENT.

Termination.    Effective as of the date of this Amendment, Section 9.1(b) of the Business Combination Agreement is hereby replaced in its entirety with the following:

“(b) by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on January 26, 2025 (or such later time mutually agreed upon by the Company and SPAC) (the “Agreement End Date”); provided, that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 9.1(b) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VIII prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;”

2.      NO FURTHER AMENDMENT; EFFECT OF AMENDMENT. This Amendment shall be deemed incorporated into, and form a part of, the Business Combination Agreement and have the same legal validity and effect as the Business Combination Agreement. Except as expressly and specifically amended hereby, the Business Combination Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Business Combination Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Business Combination Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Business Combination Agreement shall hereafter refer to the Business Combination Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

3.      NO WAIVER. Except as specifically set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the Business Combination Agreement nor shall it constitute a waiver of any provision of the Business Combination Agreement.

Annex A-2-1

4.       COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.

5.       HEADINGS. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

6.       GOVERNING LAW. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction.

[Signature page follows]

Annex A-2-2

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

CHENGHE ACQUISITION I CO.
By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Director

[Signature Page to First Amendment to Business Combination Agreement]

Annex A-2-3

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

FEMCO STEEL TECHNOLOGY CO., LTD.
By:	/s/ David Chuang
Name:	David Chuang
Title:	Chairman
FST CORP.
By:	/s/ David Chuang
Name:	David Chuang
Title:	Director
FST MERGER LTD.
By:	/s/ David Chuang
Name:	David Chuang
Title:	Director

[Signature Page to First Amendment to Business Combination Agreement]

Annex A-2-4

Annex B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

________________________

FST CORP.

________________________

(Adopted pursuant to a special resolution passed on ____________ and effective on ____________)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

FST CORP.

(Adopted pursuant to a special resolution passed on ____________ and effective on ____________)

1.           The name of the Company is FST Corp..

2.           The registered office of the Company shall be at the offices of [Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands], or at such other place as the Directors may determine.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.           The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.           The authorized share capital of the Company is US$ divided into Ordinary Shares of par value of US$0.0001 each. Subject to the Statute and these Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

6.           The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.           Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

Annex B-2

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

FST CORP.

(Adopted pursuant to a special resolution passed on ____________, and effective on ____________)

INTERPRETATION

1.           In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates;

“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolutions;
“Audit Committee”	means the audit committee of the Company formed by the Board pursuant to Article 141 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any);
“Board” and “Board of Directors”	means the board of directors of the Company;
“Business Day”

means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, the Cayman Islands or Taiwan are authorized or required by Law or executive order to close;

“Chairman”	means the chairman of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Company”	means [•], a Cayman Islands exempted company;
“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to Members;

“Control”

means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings;

Annex B-3

“Designated Stock Exchange”	means any stock exchange in the United States on which any Shares are listed for trading;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;
“Directors”	means the directors for the time being of the Company;
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands;
“Government Authority”

means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed;

“Immediate Family Members”

means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;
“Law”

means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body;

“Lien”

means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Member”	has the same meaning as in the Statute;
“Memorandum”	means the memorandum of association of the Company or as amended and altered from time to time by Special Resolutions;
“Ordinary Resolution”

means a resolution passed by a simple majority of the votes cast by the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;

“Ordinary Share”	means a Class A ordinary share of par value US$0.0001 each in the share capital of the Company having the rights set out in these Articles;
“Person”	means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;

Annex B-4

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members;
“Registered Office”	means the registered office for the time being of the Company;
“Seal”	means the common seal of the Company and includes every duplicate seal;
“Secretary”	means any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary;
“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share” and “Shares”	means a share in the capital of the Company, and includes an Ordinary Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;
“Shareholder” and “Shareholders”	means shareholder or shareholders of the Company;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute;
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution;
“Statute”	means the Companies Act (As Revised) of the Cayman Islands;
“US$”	means the lawful money of the United States of America; and
“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

2.           In these Articles:

2.1.       words importing the singular number include the plural number and vice versa;

2.2.       words importing the masculine gender include the feminine gender;

2.3.       words importing persons include corporations as well as any other legal or natural person;

2.4.       references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5.       the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

2.6.       when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.7.       “fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding convertible securities and all Shares reserved for issuance under any share incentive plan as issued and outstanding;

2.8.       references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

Annex B-5

2.9.       references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 167;

2.10.     the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and/or” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

2.11.     if any payment hereunder would have been, but for this Article, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

2.12.     headings are inserted for reference only and shall be ignored in construing these Articles; and

2.13.     Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

SHARE CAPITAL

3.           The authorized share capital of the Company is US$            divided into            Ordinary Shares of par value of US$0.0001 each.

4.           Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own Shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

SHARES

5.           Subject to the Law, these Articles and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may in their absolute discretion and without the approval of the Members, cause the Company to:

(a).        allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper;

(b).        grant rights over Shares or other securities to be issued in one or more Classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c).        issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or securities in the capital of the Company on such terms as it may from time to time determine.

6.           The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue from time to time, out of the authorized share capital of the Company, preferred shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think

Annex B-6

appropriate in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a).        the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b).        whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c).        the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of Shares;

(d).        whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e).        whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of Shares of any other Class or any other series of Shares;

(f).         whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g).        whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h).        the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class of Shares or any other series of preferred shares;

(i).         the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other Class of Shares or any other series of preferred shares; and

(j).         any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

7.           Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate Class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any Class or series of preferred shares, no vote of the holders of preferred shares or ordinary shares shall be a prerequisite to the issuance of any Shares of any Class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and these Articles.

Annex B-7

8.           The Company shall not issue Shares to bearer.

9.           The Company may in connection with the issue of any Shares exercise all powers of paying commissions and brokerage conferred or permitted by the Law. Such commissions and brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

10.         The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FRACTIONAL SHARES

11.         The Company shall not issue fractional Shares or register the transfer of fractions of a Share.

REGISTER OF MEMBERS

12.         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. For so long as the Shares are listed on a Designated Stock Exchange, the title to such Shares may be evidenced and transferred in accordance with the applicable Designated Stock Exchange Rules and, for these purposes, the Register of Members may be maintained in accordance with section 40B of the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

13.         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) calendar days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) calendar days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

14.         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

15.         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

SHAREHOLDER PROPOSAL REQUEST

16.

(a).        Any Shareholder or Shareholders of the Company holding at least the required percentage under the Statute of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a general meeting (the “Proposing Shareholder(s)”) may request, subject to the Statute, that the Board of Directors include a matter on the agenda of a general meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a general meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a general meeting, notice of the Proposal Request must be timely delivered in accordance with applicable Law, and the Proposal Request must comply with the requirements of these Articles (including this Article 16) and any applicable Law and Designated Stock Exchange Rules. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the chief executive officer of the Company). To be considered

Annex B-8

timely, a Proposal Request must be received within the time periods prescribed by applicable Law. The announcement of an adjournment or postponement of a general meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable Law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the Person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a general meeting, all information related to such matter, the reason that such matter is proposed to be brought before the general meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the general meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Statute and any other applicable law and Designated Stock Exchange Rules to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a general meeting, as the Board of Directors may reasonably require.

(b).        A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its Affiliates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any Class or series of Shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or Share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its Affiliates, with respect to any Shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, share appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such Class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(c).        The information required pursuant to this Article shall be updated as of (i) the record date of the general meeting, (ii) five Business Days before the general meeting, and (iii) as of the general meeting, and any adjournment or postponement thereof.

(d).        The provisions of Articles 16(a) and 16(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a general meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Statute.

(e).        Notwithstanding anything to the contrary herein, this Article 16 may only be amended, replaced or suspended by a resolution adopted at a general meeting by a majority together holding not less than seventy-five percent (75%) of the total voting power of the Shareholders.

Annex B-9

SHARE CERTIFICATES

17.         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

18.         No certificate shall be issued representing Shares of more than one Class.

19.         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

20.         Every share certificate of the Company shall bear legends required under the applicable Laws, including the Securities Act.

21.         Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

22.         (1) Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the Shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the Shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

23.         If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

REDEMPTION

24.         Subject to the provisions of the Statute and these Articles, the Company may:

(a).        issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(b).        purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and

(c).        make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

25.         The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable Law and any other contractual obligations of the Company.

Annex B-10

26.         The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

27.         The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

28.         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a treasury share. The Directors may determine to cancel a treasury share or transfer a treasury share on such terms as they think proper (including, without limitation, for nil consideration).

NON RECOGNITION OF TRUSTS

29.         The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

30.         The Company shall have a first and paramount Lien on all Shares (whether fully paid- up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s Lien thereon. The Company’s Lien on a Share shall also extend to any amount payable in respect of that Share.

31.         The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a Lien, if a sum in respect of which the Lien exists is presently payable, and is not paid within fourteen (14) calendar days after notice has been given to the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

32.         To give effect to any such sale, the Directors may authorize any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

33.         The net proceeds of such sale after deduction of expenses, fees and commission incurred by the Company shall be applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and any residue shall (subject to a like Lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALLS ON SHARES

34.         Subject to these Articles and the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

Annex B-11

35.         A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

36.         The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

37.         If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest in whole or in part.

38.         An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

39.         The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

40.         The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance. No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

41.         If a call remains unpaid after it has become due and payable, the Directors may give to the Person from whom it is due not less than fourteen (14) calendar days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

42.         If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

43.         A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person, the Directors may authorize some Person to execute an instrument of transfer of the Share in favor of that Person.

44.         A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

45.         A certificate in writing under the hand of one Director of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

46.         The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

Annex B-12

TRANSFER OF SHARES

47.         Subject to these Articles, any Member may transfer all or any of his Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

48.         The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

49.         The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any Share (not being a fully paid up share) to a Person of whom it does not approve, or any Share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

50.         The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a Lien. The Directors may also decline to register any transfer of any Share unless:

(a).        the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b).        the instrument of transfer is in respect of only one Class of Shares;

(c).        the instrument of transfer is properly stamped, if required;

(d).        in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e).        a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

51.         The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) calendar days in any calendar year.

52.         All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

53.         If a Member dies, the survivor or survivors where he was a joint holder, and his legal Personal representatives where he was a sole holder, shall be the only Persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him. Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him as the transferee. If he elects to become the

Annex B-13

holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before the death or bankruptcy or liquidation or dissolution of that Member, as the case may be.

54.         If the Person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

55.         A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some other Person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the death or bankruptcy or liquidation or dissolution of such Member or in any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES AND ALTERATION OF CAPITAL

56.         Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Ordinary Resolution:

(a).        increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b).        consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c).        divide its Shares into several Classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues Shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes Shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d).        subdivide its Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new Shares; and

(e).        cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares, without par value, diminish the number of shares into which its capital is divided.

Annex B-14

57.         All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some Person to transfer the Shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

58.         Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Special Resolution:

(a).        change its name;

(b).        alter, amend or add to these Articles;

(c).        alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d).        reduce its share capital and any capital redemption reserve fund in any manner authorized by Law.

SHARE RIGHTS

59.         Subject to the provisions of applicable Law, Designated Stock Exchange Rules, the Memorandum and these Articles and to any special rights conferred on the holders of any Shares or Class of Shares, any Share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

60.         Subject to the provisions of applicable Law and these Articles, any preferred shares may be issued or converted into Shares that, at a determinable date or at the option of the Company or the holder if so authorized by the Memorandum, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by Special Resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable Law.

61.         The rights and restrictions attaching to the Ordinary Shares are as follows:

(a).        Income.

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b).        Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of Shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the Shares of the Company).

(c).        Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Each Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Annex B-15

VARIATION OF RIGHTS OF SHARES

62.         Subject to the provisions of these Articles, if at any time the share capital of the Company is divided into different Classes, the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued Shares of that Class, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of the Shares of that Class.

63.         The provisions of these Articles relating to general meetings shall apply to every Class meeting of the holders of one Class of Shares except that the necessary quorum shall be one Person holding or representing by proxy at least one-third (1/3) of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

64.         Subject to the provisions of the Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu with or subsequent to the Shares of that Class or the redemption or purchase of any Shares of any Class by the Company, and the rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

REGISTERED OFFICE

65.         Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

66.         All general meetings other than annual general meetings shall be called extraordinary general meetings.

67.         The Company may, but shall not (unless required by the Statute) be obliged to hold a general meeting in each calendar year as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

68.         The Chairman or a majority of the Directors may call general meetings, and they shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

69.         A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares entitled to vote at general meetings of the Company.

70.         The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

71.         If there are no Directors as at the date of the deposit of a Members’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of such requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

72.         A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

Annex B-16

NOTICE OF GENERAL MEETINGS

73.         At least fifteen (15) calendar days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a).        in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b).        in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in voting rights of the Shares giving that right.

74.         The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

75.         No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two or more holders of Shares which carry not less than one-half of all votes attaching to Shares in issue and entitled to vote at such genral meeting, present in person or by proxy or, if a corporate or other non-natural person, by its duly authorised representative, shall constitute a quorum; unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

76.         A Person may participate at a general meeting by telephone or other similar communications equipment by means of which all the Persons participating in such meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in Person at that meeting.

77.         A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

78.         If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members constituting a majority of the outstanding share capital of the Company (calculated on an as- converted basis) shall be a quorum and may transact the business for which the meeting was called, provided, that, such present Members shall only discuss and/or approve the matters as described in the meeting notice delivered in accordance with these Articles.

79.         The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

80.         If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

Annex B-17

81.         The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

82.         A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles, such requisite majority shall be a simple majority of votes that are able to be cast.

83.         The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by these Articles not less than 48 hours before the time appointed for holding the postponed meeting.

VOTES OF MEMBERS

84.         Subject to any rights and restrictions for the time being attached to any Share, every Member present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of the Company, have one (1) vote for each Ordinary Share of which he is the holder.

85.         In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

86.         Shares carrying the right to vote that are held by a Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may be voted by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

87.         No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a Class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

88.         No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

89.         Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

90.         A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.
Annex B-18

PROXIES

91.         The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

92.         The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a).        not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote; or

(b).        in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c).        where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

93.         The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join or concur in demanding a poll.

94.         Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES

95.         Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

SHARES THAT MAY NOT BE VOTED

96.         Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DEPOSITARY AND CLEARING HOUSES

97.         If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the

Annex B-19

number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization.

DIRECTORS

98.         Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than five (5) Directors, and there shall be no maximum number of Directors. For so long as the Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as the applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

99.         The Board of Directors shall have a Chairman elected and appointed by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors, save and except that if the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, or if the Chairman is unable or unwilling to act as the chairman of a meeting of the Board of Directors, the attending Directors may choose one of their number to be the chairman of the meeting.

100.       The Company may by Special Resolution appoint any Person to be a Director.

101.       The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any Person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

102.       A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

103.       A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

104.       A Director may be removed from office by Special Resolution of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Special Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

105.       The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

106.       The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

107.       Subject to applicable Law, Designated Stock Exchange Rules and these Articles, the Board may establish any committee of the Board as the Board shall deem appropriate from time to time, and committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time.

Annex B-20

POWERS AND DUTIES OF DIRECTORS

108.       Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business and affairs of the Company shall be conducted as directed by the Board of Directors of the Company. The Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, the Memorandum and these Articles. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

109.       The Board may, from time to time, and except as required by applicable Law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

110.       Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

111.       The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

112.       The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

113.       The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

114.       The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

115.       The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

116.       The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms

Annex B-21

and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

117.       Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

118.       The Directors may from time to time at their discretion exercise all the powers of the Company to borrow money, to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds and other securities, whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

119.       The office of a Director shall be vacated if:

(a).        he gives notice in writing to the Company that he resigns the office of Director;

(b).        he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c).        is prohibited by any applicable Law or Designated Stock Exchange Rules from being a Director;

(d).        he is found to be or becomes of unsound mind; or

(e).        is removed from office pursuant to any other provision of these Articles.

MEETINGS OF THE BOARD OF DIRECTORS

120.       The Board shall meet at such times and in such places as the Board shall designate from time to time. A meeting of the Board may be called by any Director on no less than five (5) calendar days’ prior written notice of the time, place and agenda of the meeting. Subject to these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum, with each having one (1) vote and in case of an equality of votes, the Chairman shall have a second or casting vote.

121.       A Director may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all Persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

122.       The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the presence of two (2) Directors then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

123.       If a quorum is not present at any duly called meeting, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum, provided that the Directors present at such adjourned meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 120.

124.       A resolution in writing (in one or more counterparts), signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be, duly convened and held. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

Annex B-22

125.       Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

126.       A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

127.       All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

128.       The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof (if any) and (ii) conducting any other Company business requested by the Company.

PRESUMPTION OF ASSENT

129.       A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

130.       A Director may:

(a).        hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b).        act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c).        continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Annex B-23

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable Law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

131.       Subject to applicable Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 132 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.B. of Form 20-F promulgated by the Commission, shall require the approval of the Audit Committee.

132.       A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a).        he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b).        he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified Person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

133.       Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable Law or the Designated Stock Exchange Rules, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

134.       The Directors shall cause minutes to be made for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

135.       When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

Annex B-24

ALTERNATE DIRECTORS

136.       Any Director (other than an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

137.       An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

138.       An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

139.       Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

140.       An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

AUDIT COMMITTEE

141.       Without prejudice to the freedom of the Directors to establish any other committees, for so long as the Shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the charter of the Audit Committee, the Designated Stock Exchange Rules and the rules and regulations of the Commission.

NO MINIMUM SHAREHOLDING

142.       The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

143.       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

144.       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

145.       A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

146.       Subject to the Statute and these Articles any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

147.       Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

148.       The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

Annex B-25

149.       The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

150.       Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

151.       If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

152.       No dividend or distribution shall bear interest against the Company.

153.       Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

154.       Subject to applicable Law, the Directors may:

(a).        resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b).        appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)        paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)       paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c).        make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

Annex B-26

(d).        authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)         the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)       the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e).        generally do all acts and things required to give effect to the resolution.

155.       Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a).        employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or the Members;

(b).        any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom Shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or Members; or

(c).        the holders of warrants issued by the Company upon the cashless exercise of such warrant in accordance with the terms thereof.

BOOKS OF ACCOUNT

156.       The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

157.       The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting.

158.       The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the Law.

AUDIT

159.       Subject to applicable Law and Designated Stock Exchange Rules, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors.

160.       The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

Annex B-27

161.       If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

162.       Auditors of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

163.       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any time during their term of office upon request of the Directors or any general meeting of the Members.

164.       The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

SHARE PREMIUM ACCOUNT

165.       The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

166.       There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

167.       Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it by airmail or by a recognized courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Member may have specified in writing for the purpose of such service of notices, or, to the extent permitted by applicable Law, by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

168.       Any notice or other document, if served by:

(a).        post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b).        facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c).        recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

Annex B-28

(d).        electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e).        placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

169.       Any Members present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

170.       A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

171.       Notice of every general meeting shall be given in any manner hereinbefore authorized to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

INFORMATION

172.       No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

173.       The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

WINDING UP

174.       If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

175.       If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

Annex B-29

INDEMNITY

176.       Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s Auditors) and the personal representatives of the same (each, an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

FINANCIAL YEAR

177.       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year.

DISCLOSURE

178.       The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

TRANSFER BY WAY OF CONTINUATION

179.       The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

180.       The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex B-30

Annex C

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of December 22, 2023 by and among Chenghe Investment I Limited, a Cayman Islands exempted company (“Chenghe”) and LatAmGrowth Sponsor LLC, a Delaware limited liability company (“Old Sponsor” and collectively, the “Sponsors”), Chenghe Acquisition I Co., a Cayman Islands exempted company limited by shares (“SPAC”), and Femco Steel Technology Co., Ltd., a company incorporated and in existence under the Laws of Taiwan with uniform commercial number of 04465819 (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, (1) Chenghe is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 1,591,873 SPAC Class B Ordinary Shares and 1,058,127 SPAC Class A Ordinary Shares (such shares, collectively “Chenghe Shares”) and 7,900,000 SPAC Private Placement Warrants (such warrants, the “Subject Warrants”); and (2) the Old Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 600,000 SPAC Class B Ordinary Shares (such shares, “Old Sponsor Shares” and Chenghe Shares and the Old Sponsor Shares, collectively, the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, the Company, FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”) and FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”), dated as of the date hereof;

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPONSOR SUPPORT AGREEMENT; COVENANTS

1.1              Binding Effect of Business Combination Agreement. Each of the Sponsors hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each of the Sponsors shall be bound by and comply with Sections 7.7 (No Solicitation by SPAC) and 10.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if each of the Sponsors was an original signatory to the Business Combination Agreement with respect to such provisions.

1.2              New Shares. In the event that (a) any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC are issued to either of the Sponsors after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or SPAC Warrants of, on or affecting the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsors, (b) either of the

Annex C-1

Sponsors purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement and prior to the Closing, or (c) either of the Sponsors acquires the right to vote or share in the voting of any SPAC Ordinary Shares or other equity securities of SPAC after the date of this Sponsor Agreement (such SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsors, as applicable, shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsors respectively, as of the date hereof, subject to compliance with applicable Laws of the relevant Governmental Authority.

1.3              Closing Date Deliverables. On the Closing Date, each of the Sponsors and other parties thereto shall deliver to SPAC and the Company a duly executed copy of that certain Investor Rights Agreement, by and among SPAC, CayCo, the Sponsors, certain of CayCo’s shareholders or their respective Affiliates, as applicable, in substantially the form attached as Exhibit A to the Business Combination Agreement.

1.4              Sponsor Agreements.

(a)         At any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought from the date when the Company received the Taiwan DIR Approval until the Closing Date or, if earlier, the termination of the Business Combination Agreement, each of the Sponsors shall (i) appear at each such meeting or otherwise cause all of its SPAC Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Ordinary Shares:

(i)          in favor of each SPAC Transaction Proposal;

(ii)         against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the SPAC Transaction Proposals);

(iii)        against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Business Combination Agreement and the transactions contemplated thereby);

(iv)        against any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Transaction Proposals); and

(v)         against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Each of the Sponsors hereby agrees on its own behalf that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)         The Sponsors shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Joinder Agreement dated as of October 6, 2023, by and among SPAC, the Sponsors, and certain other parties thereto (the “Joinder Agreement”), to the Letter Agreement dated as of January 24, 2022, by and among SPAC and certain other parties thereto (the “Insider Letter Agreement”, and together with the Joinder Agreement, the “Voting Letter Agreement”), including the respective obligations of the Sponsors pursuant to Section 1 therein to not redeem any SPAC Ordinary Shares owned by the Sponsors in connection with the transactions contemplated by the Business Combination Agreement.

(c)         During the period commencing on the date hereof and ending on the earlier of (i) the Merger Effective Time and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 thereof (the earlier of (i) and (ii), the “Expiration Time”), the Sponsors shall not modify or amend any Contract between or among the Sponsors or any of their respective Affiliates of the Sponsors (other than SPAC), on the one hand, and SPAC, on the other hand, without the prior written consent of the Company.

Annex C-2

1.5              Further Assurances. Each of the Sponsors shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

1.6              No Inconsistent Agreement. Each of the Sponsors hereby represents and covenants that each of the Sponsors, as applicable, has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsors’ respective obligations hereunder.

Article II
REPRESENTATIONS AND WARRANTIES

2.1              Representations and Warranties of the Sponsors. The Sponsors represent and warrant, severally but not jointly, as of the date hereof to SPAC and the Company as follows:

(a)         Organization; Due Authorization. Each of the Sponsors is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsors’ respective corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of each of the Sponsors. This Sponsor Agreement has been duly executed and delivered by each of the Sponsors and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of each of the Sponsors, enforceable against each of the Sponsors in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of each of the Sponsors.

(b)         Ownership. Each of the Sponsors is, as of the date hereof, the record and beneficial owner (as defined in the Securities Act) of, and has good title to, their respective Subject Shares and Subject Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Ordinary Shares or SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Ordinary Shares or SPAC Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) SPAC’s Governing Documents, (iii) the Business Combination Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. The Subject Shares and Subject Warrants are the only equity securities in SPAC owned of record or beneficially by each of the Sponsors, as applicable, on the date of this Sponsor Agreement, and none of the Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares or Subject Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Subject Warrants, each of the Sponsors does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c)         No Conflicts. The execution and delivery of this Sponsor Agreement by the Sponsors, as applicable, does not, and the performance by the Sponsors of their respective obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of each of the Sponsors or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon each of the Sponsors or their respective Subject Shares or Subject Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsors of their respective obligations under this Sponsor Agreement.

(d)         Litigation. There are no Actions pending against the Sponsors, or to the knowledge of the Sponsors, as applicable, threatened against the Sponsors, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsors of their respective obligations under this Sponsor Agreement.

Annex C-3

(e)         Brokerage Fees. Except as described on Section 6.13 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsors, as applicable, for which SPAC or any of its Affiliates may become liable.

(f)          Acknowledgment. Each of the Sponsors understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon each of the Sponsors’ execution and delivery of this Sponsor Agreement.

Article III
MISCELLANEOUS

3.1              Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) the written agreement of the Sponsors, SPAC, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

3.2              Amendment. Subject to applicable Law, this Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, and the Sponsors.

3.3              Waiver. Each provision in this Sponsor Agreement may only be waived by written instrument making specific reference to this Sponsor Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Sponsor Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Sponsor Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.4              Notices. All notices and other communications under this Sponsor Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC:
Chenghe Acquisition I Co.
38 Beach Road #29-11 South Beach Tower Singapore
Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

Annex C-4

with a copy (which shall not constitute actual or constructive notice) to:
White & Case LLP 1221 Avenue of the Americas New York, NY, 10020-1095 The United States
Attention:	Joel Rubinstein
Jessica Zhou
Steven Sha
Email:	joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com
If to the Company:
Femco Steel Technology Co., Ltd. No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan
Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw
with a copy (which shall not constitute actual or constructive notice) to:
Landi Law Firm 15F-1, No. 105, Guo’an 1st Rd, Xitun District Taichung City 407, Taiwan
Attention:	Francis Chang
Email:	FC@landilawyer.com.tw
If to the Sponsors:
Chenghe Investment I Limited 38 Beach Road #29-11 South Beach Tower Singapore
Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com
with a copy (which shall not constitute actual or constructive notice) to:

White & Case LLP 1221 Avenue of the Americas New York, NY, 10020-1095 The United States
Attention:	Joel Rubinstein
Jessica Zhou
Steven Sha
Email:	joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Annex C-5

3.5              Assignment. No party hereto shall assign this Sponsor Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Sponsor Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.6              Rights of Third Parties 1.1. Nothing expressed or implied in this Sponsor Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Sponsor Agreement.

3.7              Governing Law; Jurisdiction 1.2. This Sponsor Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Sponsor Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Sponsor Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Sponsor Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Sponsor Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Sponsor Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Sponsor Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.

3.8              Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SPONSOR AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

3.9              Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.10            Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Annex C-6

3.11            Headings; Counterparts. The headings in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12            Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Sponsor Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Sponsor Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Remainder of page intentionally left blank]

Annex C-7

IN WITNESS WHEREOF, the Sponsors, SPAC, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:
CHENGHE INVESTMENT I LIMITED
By:	/s/ Qi Li
	Name:	Qi Li
	Title:	Director
LATAMGROWTH SPONSOR LLC
By:	/s/ Gerard Cremoux
	Name:	Gerard Cremoux
	Title:	Manager

[Signature Page to Sponsor Support Agreement]

Annex C-8

SPAC:
CHENGHE ACQUISITION I CO.
By:	/s/ Shibin Wang
	Name:	Shibin Wang
	Title:	Director

[Signature Page to Sponsor Support Agreement]

Annex C-9

COMPANY:
FEMCO STEEL TECHNOLOGY CO., LTD.
By:	/s/ 莊宇龍
	Name:	莊宇龍
	Title:	Chairman

[Signature Page to Sponsor Support Agreement]

Annex C-10

Annex D

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is dated as of December 22, 2023, by and among Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”), the Persons set forth on Part I of Schedule I hereto (each, a “Company Shareholder” and, collectively, the “Company Shareholders”), Femco Steel Technology Co., Ltd., a company incorporated and in existence under the Laws of Taiwan with uniform commercial number of 04465819 (the “Company”), the Person set forth on Part II of Schedule I hereto (the “CayCo Shareholder”, and together with the Company Shareholders, the “Shareholders”), and FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Shareholders and CayCo Shareholder are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Shares or CayCo Ordinary Shares, as applicable, as are indicated opposite each of their names on Schedule I attached hereto (all such Company Shares and CayCo Ordinary Shares, together with any Company Shares or CayCo Ordinary Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Shareholder or CayCo Shareholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, CayCo and FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the CayCo (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, together with any letter, schedule, attachment, appendix and exhibit attached or referenced thereto, the “Business Combination Agreement”), dated as of the date hereof;

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving company and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

1.1      Binding Effect of Business Combination Agreement and Company Restructuring Documents.

(a)      Each Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. From the date hereof until the Expiration Time, each Shareholder shall be bound by and comply with Sections 7.6 (Exclusivity) and 10.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (i) such Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (ii) each reference to the “Group” or “Company Parties”, as applicable, contained in Section 7.6 of the Business Combination Agreement (other than Section 7.6(i) or Section 7.6(iii) thereof or for purposes of the definition

Annex D-1

of Acquisition Proposal) also referred to each such Shareholder. For the purposes of this Agreement, “Expiration Time” means the earlier of (x) the Merger Effective Time and (y) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.1 (Termination) thereof.

(b)      Each Company Shareholder hereby acknowledges that the Company Restructuring Documents, when executed, will be, in full force and effect and represent a valid, binding and enforceable obligation of CayCo, the Company and the Company Shareholders in connection with the Company Share Exchange or the Company Shareholders Subscription.

1.2      No Transfer. During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”).

1.3      New Shares. In the event that (a) any Subject Shares or other Securities are issued to a Shareholder after the date of this Agreement pursuant to any distribution of bonus shares, stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares of, on or affecting the Subject Shares owned by such Shareholder, (b) a Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or other Securities after the date of this Agreement, or (c) a Shareholder acquires the right to vote or share in the voting of any Subject Shares or other Securities after the date of this Agreement (such Subject Shares or other Securities, the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Shareholder as of the date hereof.

1.4      Shareholder Agreements. During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company and CayCo (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company and CayCo distributed by the board of directors of the Company and CayCo or otherwise undertaken as contemplated by the Business Combination Agreement or the transactions contemplated thereby, such Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a)      to approve and adopt the Company Transaction Proposals, and the transactions contemplated therein; including without limitation to any other consent, waiver, approval is required under the Company’s Governing Documents, CayCo’s Governing Documents or under any agreements between the Company or CayCo and their respective shareholders, or otherwise sought with respect to the Business Combination Agreement, the Company Restructuring Documents or the transactions contemplated thereby or the Company Transaction Proposals;

(b)      in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents, CayCo’s Governing Documents or under any agreements between the Company or CayCo and their respective shareholders, or otherwise sought with respect to the Business Combination Agreement, the Company Restructuring Documents or the transactions contemplated thereby or the Company Transaction Proposals or the transactions contemplated therein, to vote, consent or approve (or cause to be voted, consented or approved) all of such Shareholder’s Subject Shares held at such time in favor thereof;

(c)      against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company and CayCo (other than the Business Combination Agreement, the Company Restructuring Documents or the other Transaction Agreements and the transactions contemplated thereby);

Annex D-2

(d)      against preparation, approval or actions in connection with a public offering of any equity securities of the Group and CayCo, or a newly formed holding company of the Group and CayCo (other than in connection with the Company Transaction Proposals or pursuant to the Business Combination Agreement, the Company Restructuring Documents or the other Transaction Agreements and the transactions contemplated thereby);

(e)      against any change in the business, management or board of directors of the Company and CayCo; and

(f)      against any proposal, action or agreement that would (i) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, the Merger, the Company Restructuring Documents or the FST Restructuring, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company and CayCo under the Business Combination Agreement, (iii) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled, or (iv) change in any manner the capitalization of the Company and CayCo, including the voting rights of any share capital of the Company, CayCo or any other Securities.

During the period commencing on the date hereof and ending on the Expiration Time, each Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.5      No Challenges. Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company Parties or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement and/or the Company Restructuring Documents.

1.6      Affiliate Agreements. Each Company Shareholder hereby agrees and consents (a) to the termination of all Affiliate Agreements set forth on Section 7.22 of the Company Disclosure Letter to which such Company Shareholder is party, effective as of the Merger Effective Time without any further liability or obligation to the Group or SPAC, (b) that any claims or demands that such Company Shareholder may have had or may in the future have pursuant to such Affiliate Agreements are hereby forever waived and discharged, and (c) to the termination of any escrow arrangements pursuant to such Affiliate Agreements and the release of any escrowed funds to the Company.

1.7      Investor Rights Agreement. Each of the Company Shareholder set forth on Schedule II will deliver, substantially simultaneously with the Merger Effective Time, a duly executed copy of the Investor Rights Agreement substantially in the form attached as Exhibit A to the Business Combination Agreement.

1.8      Further Assurances. Each Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by SPAC, the Company or CayCo, to effect the actions and consummate the Business Combination Agreement and the Company Restructuring Documents, and the other transactions contemplated by this Agreement, the Business Combination Agreement and the Company Restructuring Documents, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.9      No Inconsistent Agreement. Each Shareholder hereby represents and covenants that such Shareholder has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Shareholder’s obligations hereunder.

1.10      Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC, the Company or CayCo to any Governmental Authority or to securityholders of SPAC) of such Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC, the Company or CayCo, a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by SPAC, the Company or CayCo for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement and the Company Restructuring Documents (including filings with the SEC).

Annex D-3

Article II
REPRESENTATIONS AND WARRANTIES

2.1      Representations and Warranties of the Shareholder. Each Shareholder represents and warrants as of the date hereof to SPAC, the Company and CayCo (solely with respect to itself, himself or herself and not with respect to any other Shareholder) as follows:

(a)      Organization; Due Authorization. If such Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Shareholder. If such Shareholder is an individual, such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Shareholder.

(b)      Ownership. Such Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Shareholder’s Subject Shares as indicated opposite such Shareholder’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents’ or CayCo’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. Such Shareholder’s Subject Shares as indicated opposite such Shareholder’s name on Schedule I attached hereto are the only Securities in the Company or CayCo, as applicable, owned of record or beneficially by such Shareholder on the date of this Agreement, and none of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth opposite such Shareholder’s name on Schedule I, such Shareholder does not hold or own any rights to acquire (directly or indirectly) any Securities.

(c)      No Conflicts. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder will not, (i) if such Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Shareholder or such Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement.

(d)      Litigation. There are no Actions or other proceedings at law or in equity initiated or pending against such Shareholder, or to the knowledge of such Shareholder threatened against such Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its, his or her obligations under this Agreement. There is no outstanding Governmental Order imposed upon such Shareholder, or if applicable, or any of the Shareholder’s Subsidiaries.

(e)      Adequate Information. Such Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC, the Company and CayCo to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and the Company Restructuring Documents, and has independently and without reliance upon SPAC, the Company or CayCo and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that SPAC, the Company and CayCo have not made and

Annex D-4

do not make any representation or warranty to such Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Shareholder are irrevocable.

(f)      Brokerage Fees. Except as described on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement and the Company Restructuring Documents based upon arrangements made by such Shareholder, for which the Company, CayCo or any of their respective Affiliates may become liable.

(g)      Acknowledgment. Such Shareholder understands and acknowledges that each of SPAC, the Company and CayCo is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

Article III
MISCELLANEOUS

3.1      Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, (b) as to each Shareholder, the written agreement of SPAC, the Company (upon its incorporation), CayCo and such Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

3.2      Amendment. Subject to applicable Law, this Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company, CayCo and the Shareholders.

3.3      Waiver 1.1. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.4      Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC:

Chenghe Acquisition I Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

Annex D-5

with a copy (which shall not constitute actual or constructive notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States

Attention:	Joel Rubinstein
Jessica Zhou
Steven Sha
Email:	joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

If to the Company or CayCo:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township
Chiayi County 621018, Taiwan

Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw

with a copy (which shall not constitute actual or constructive notice) to:

Landi Law Firm
15F-1, No. 105, Guo’an 1st Rd, Xitun District
Taichung City 407, Taiwan

Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

If to a Shareholder:

To such Shareholder’s address set forth in Schedule I

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

3.5      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.6      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.7      Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the

Annex D-6

exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.7.

3.8      Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

3.9      Entire Agreement. This Agreement and any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, exist between such parties except as expressly set forth in this Agreement.

3.10      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.11      Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12      Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Remainder of page intentionally left blank]

Annex D-7

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ Liu, Yu Chen
	Name:	LIU, YU CHEN
	Title:	Director
Company Name: 遠東機械工業股份有限公司

[Signature Page to Shareholder Support Agreement]

Annex D-8

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ Shintaro Tanahara
	Name:	Shintaro Tanahara
	Title:	Executive Officer
Company Name: Japan Brand Business Investment LLC

[Signature Page to Shareholder Support Agreement]

Annex D-9

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 莊宇龍
Name: 莊宇龍

[Signature Page to Shareholder Support Agreement]

Annex D-10

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 陳秀麗
	Name:	愛宇國際投資有限公司
	Title:	Director
	Name:	陳秀麗

[Signature Page to Shareholder Support Agreement]

Annex D-11

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 莊愛薇
Name: 莊愛薇
Ivy Chuang

[Signature Page to Shareholder Support Agreement]

Annex D-12

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 楊秀婷
	Name:	雷威有限公司
	Title:	Chairman
	Name:	楊秀婷

[Signature Page to Shareholder Support Agreement]

Annex D-13

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 莊國輝
	Name:	莊國輝

[Signature Page to Shareholder Support Agreement]

Annex D-14

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 黃振騰
	Name:	黃振騰

[Signature Page to Shareholder Support Agreement]

Annex D-15

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 莊國輝
	Name:	厚輝投資股份有限公司
	Title:	Chairman
	Name:	莊國輝

[Signature Page to Shareholder Support Agreement]

Annex D-16

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 趙文綺
	Name:	趙文綺

[Signature Page to Shareholder Support Agreement]

Annex D-17

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 葉乃升
	Name:	葉乃升

[Signature Page to Shareholder Support Agreement]

Annex D-18

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 黃柏升
	Name:	黃柏升

[Signature Page to Shareholder Support Agreement]

Annex D-19

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 許惠婷
	Name:	許惠婷

[Signature Page to Shareholder Support Agreement]

Annex D-20

IN WITNESS WHEREOF, the Company Shareholders, CayCo Shareholder, SPAC, the Company and CayCo have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

COMPANY SHAREHOLDERS:
By:	/s/ 黃振益
	Name:	黃振益

[Signature Page to Shareholder Support Agreement]

Annex D-21

CAYCO SHAREHOLDER:
CHEN MING-CHEN
By:	/s/ Chen Ming-Chen
	Name:	CHEN MING-CHEN

[Signature Page to Shareholder Support Agreement]

Annex D-22

CAYCO:
FST CORP.
By:	/s/ David Chuang
	Name:	David Chuang
	Title:	Director

[Signature Page to Shareholder Support Agreement]

Annex D-23

COMPANY:
FEMCO STEEL TECHNOLOGY CO., LTD.
By:	/s/ 莊宇龍
	Name:	莊宇龍
	Title:	Chairman

[Signature Page to Shareholder Support Agreement]

Annex D-24

SPAC:
CHENGHE ACQUISITION I CO.
By:	/s/ Shibin Wang
	Name:	Shibin Wang
	Title:	Director

[Signature Page to Shareholder Support Agreement]

Annex D-25

Schedule I

Part I
COMPANY SHAREHOLDER SUBJECT SHARES

[****]

Annex D-26

[****]

Annex D-27

Part II
CAYCO SHAREHOLDER SUBJECT SHARES

[****]

Annex D-28

Schedule II
PARTIES TO THE INVESTOR RIGHTS AGREEMENT

[****]

Annex D-29

Annex E

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of ____________ by and between FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), and each of Chenghe Investment I Limited, a Cayman Islands exempted company limited by shares (“Sponsor”), the Persons set forth on Schedule I hereto (the “Sponsor Key Holders”) and certain shareholders of the Company (as defined below), set forth on Schedule II hereto (such shareholders, the “Company Holders”). The Sponsor, the Sponsor Key Holders, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Chenghe Acquisition I Co., a Cayman Islands exempted company (the “SPAC”), CayCo, FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company incorporated and in existence under the Laws of Taiwan with uniform commercial number of 04465819 (the “Company”) have entered into that certain Business Combination Agreement, dated as of December 22, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving company and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, in consideration for the benefits to be received by each Holder under the terms of the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, each Company Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, SPAC, Sponsor and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares shall become subject to limitations on Transfer as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, CayCo hereby agrees with each of the Holders as follows:

1.           Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)         “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is six (6) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the CayCo Ordinary Shares equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred and fifty (150) days after the Closing Date; or (y) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date;

Annex E-1

(b)         “Lock-Up Shares” shall mean with respect to (i) the Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or CayCo Ordinary Shares acquired in the public market); and (ii) the Company Holders and their respective Permitted Transferees, (A) the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or CayCo Ordinary Shares acquired in the public market); and (B) CayCo Ordinary Shares issued to directors and officers of CayCo upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing;

(c)         “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);

(d)         “PIPE Shares” shall mean CayCo Ordinary Shares sold in the PIPE Investment; and

(e)         “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) public announcement of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).

2.           Lock-Up Provisions.

(a)         Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period:

(b)         Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) CayCo’s officers or directors; (B) any affiliates or family members of CayCo’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) to CayCo; (viii) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (ix) forfeitures of CayCo Ordinary Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (x) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or change of control approved by the board of directors of CayCo (“Board of Directors”) or a duly authorized committee thereof or other similar transaction which results in all of CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; (xi) in connection with any legal, regulatory or other order; or (xii) in connection with any transfer or assignment permitted or provided in the SPAC SEC Filings; provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with CayCo agreeing to be bound by the transfer restrictions in this Section 2.

(c)         In order to enforce this Section 2, CayCo may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)         For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of CayCo with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.

Annex E-2

(e)         If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then each other Holder shall also be granted an early release from their respective obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares, rounded down to the nearest whole security, equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from this Agreement multiplied by (ii) the total number of Lock-Up Shares held by the Holders immediately following the consummation of the Closing.

3.           Miscellaneous.

(a)         Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of the Sponsor; and (iii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by CayCo, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or CayCo and any other party hereto or any failure or delay on the part of a Holder or CayCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or CayCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(b)         Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to CayCo or the Company:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township
Chiayi County 621018, Taiwan

Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw

with a copy (which shall not constitute notice) to:

Landi Law Firm
15F-1, No. 105, Guo’an 1st Rd, Xitun District
Taichung City 407, Taiwan

Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

If to the Sponsor:

Chenghe Investment I Limited
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

Annex E-3

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY, 10020-1095
The United States

Attention:	Joel Rubinstein
Jessica Zhou
Steven Sha
Email:	joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

If to any Holder, at such Holder’s address or email address as set forth in the Schedule II.

(c)         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)         Rights of Third Parties. Except with respect to any Non-Recourse Party (as defined below), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e)         Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3(b) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(e).

(f)          Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY

Annex E-4

SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(g)         Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of CayCo or any of the Holders under any other agreement between any of the Holders and CayCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or CayCo under this Agreement.

(h)         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(i)          Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)          Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k)         Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Annex E-5

(l)          No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(m)        Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Annex E-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FST CORP.
By:
	Name:	David Chuang
	Title:	Director

[Signature Page to Lock-Up Agreement]

Annex E-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHENGHE INVESTMENT I LIMITED
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex E-8

Schedule I

SPONSOR KEY HOLDERS

[****]

Annex E-9

Schedule II

COMPANY HOLDERS

[****]

Annex E-10

Annex F

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of ______ by and among:

(i)          FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”);

(ii)         Femco Steel Technology, Co., Ltd., a company incorporated and in existence under the Laws of Taiwan (the “Company”);

(iii)        Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”);

(iv)        certain equityholders of the Company listed on Schedule I hereto (each, a “Company Holder” and collectively, the “Company Holders”); and

(v)         certain equityholders of SPAC, listed on Schedule II hereto that will receive CayCo Ordinary Shares (as defined below) pursuant to the transactions contemplated by the Business Combination Agreement (as defined below) (each, a “SPAC Holder” and collectively, the “SPAC Holders,” together with the Company Holders and any Person or entity who hereafter becomes a party to this Agreement pursuant to Section 7.2 of this Agreement, each a “Holder” and collectively the “Holders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, CayCo, FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo (“Merger Sub”), the Company, and SPAC have entered into that certain Business Combination Agreement, dated as of December 22, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, SPAC and certain of the SPAC Holders are parties to that certain Registration and Shareholder Rights Agreement, dated January 24, 2022 (as amended on October 6, 2023 and from time to time, the “Prior SPAC Agreement”); and

WHEREAS, SPAC and the SPAC Holders desire to terminate the Prior SPAC Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior SPAC Agreement; and

WHEREAS, the Company and the Company Holders desire to enter into this Agreement, pursuant to which CayCo shall grant the Company Holders certain investor rights, as set forth in this Agreement.

Annex F-1

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following capitalized terms used herein have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Addendum Agreement” is defined in Section 7.2.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to CayCo, (i) would be required to be made in any Registration Statement in order for the applicable Registration not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) CayCo has a bona fide business purpose for not making such information public.

“affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that no Holder shall be deemed an affiliate of CayCo or any of its Subsidiaries for purposes of this Agreement and neither CayCo nor any of its Subsidiaries shall be deemed an affiliate of any Holder for purposes of this Agreement.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of CayCo.

“Business Combination Agreement” is defined in the Recitals to this Agreement.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, Taiwan and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or non-gazetted and whether scheduled or unscheduled).

“CayCo” is defined in the Preamble to this Agreement.

“CayCo Ordinary Share” means an ordinary share, with par value US$0.0001 per share, of CayCo.

“Closing” has the meaning assigned to such term in the Business Combination Agreement.

“Closing Date” has the meaning assigned to such term in the Business Combination Agreement.

“Commission” means the SEC, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the Preamble to this Agreement.

“Company Holders” is defined in the Preamble to this Agreement.

Annex F-2

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.6(a).

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-1 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Form F-3 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Governing Documents” has the meaning assigned to such term in the Business Combination Agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Holder” shall have the meaning given in the Preamble to this Agreement, for so long as such Person or entity holds any Registrable Securities.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnification Sources” is defined in Section 6.5.3.

“Indemnified Liabilities” is defined in Section 6.5.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Indemnitee-Related Entities” is defined in Section 6.5.3.

“Independent Director” means a director who is “independent” for the purposes of the listing and corporate governance rules and regulations of Nasdaq.

“Jointly Indemnifiable Claims” is defined in Section 6.5.3.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger” is defined in the Recitals to this Agreement.

“Merger Effective Time” has the meaning assigned to such term in the Business Combination Agreement.

“Merger Sub” is defined in the Recitals to this Agreement.

Annex F-3

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Registration Statement, in the light of the circumstances under which they were made) not misleading.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that CayCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to CayCo Ordinary Shares, (c) causing the adoption of shareholders’ resolutions and amendments to CayCo’s Governing Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of shareholders of CayCo.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 7.5.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior SPAC Agreement” is defined in the Recitals to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) any outstanding CayCo Ordinary Share or any other equity security (including CayCo Ordinary Share issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) held by an Holder as of immediately following the Merger Effective Time, (b) any outstanding CayCo Ordinary Shares or any other equity security (including CayCo Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) constituting SPAC Exchange Shares (as defined in the Business Combination Agreement), (c) any outstanding CayCo Ordinary Shares or any other equity security (including CayCo Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) issued in connection with Company Shareholders Subscription (as defined in the Business Combination Agreement), (d) the CayCo Warrants (including any CayCo Ordinary Share issued or issuable upon the exercise of any such CayCo Warrants) and (e) any other equity security of CayCo or any successor, issued or issuable with respect to any such CayCo Ordinary Share by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged, in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by CayCo to the transferee; (c) such securities shall have ceased to be outstanding; (d) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Annex F-4

“Registration Statement” means a registration statement filed by CayCo with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.6(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.6(a)(ii).

“SPAC” is defined in the Preamble to this Agreement.

“SPAC Holders” is defined in the Preamble to this Agreement.

“Sponsor” means Chenghe Investment I Co., an exempted company incorporated under the Laws of Cayman Islands.

“Sponsor Indemnitees” is defined in Section 6.5.1.

“Sponsor Parties” means each of the Sponsor, LatAmGrowth Sponsor LLC and any Person to whom CayCo Ordinary Shares have been transferred and is or has become parties to this Agreement pursuant to one of the following types of transfers (irrespective of whether a restriction on Transfer then applies): (i) Transfers of CayCo Ordinary Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other Person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (ii) Transfers by will or intestate succession upon the death of the undersigned; (iii) the Transfer of CayCo Ordinary Shares pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (iv) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (a) Transfers to any affiliate, including another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (b) distributions of CayCo Ordinary Shares to partners, limited liability company members or shareholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (v) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) Transfers to the officers or directors of CayCo or the Sponsor or their respective affiliates; (vii) Transfers to a nominee or custodian of a Person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (i) through (vi).

“Subsequent Shelf” has the meaning assigned to such term in Section 2.1.3.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member, and, in each case of the foregoing clauses (i) and (ii), any predecessor or successor of such other Person.

“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any CayCo Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the

Annex F-5

economic consequences of ownership of any CayCo Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (x) any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer or (y) a transfer by a Sponsor Party to another Sponsor Party.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” means an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

ARTICLE 2
REGISTRATION RIGHTS.

2.1         Resale Shelf Registration Rights.

2.1.1      Registration Statement Covering Resale of Registrable Securities. Within thirty (30) calendar days following the Closing Date, CayCo shall prepare and file or cause to be prepared and filed with the Commission, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”, together with the Form F-1 Shelf, the “Resale Shelf Registration Statement”, as the case may be), if CayCo is then eligible to use a Form F-3 Shelf, in each case, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing). CayCo shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (a) the thirtieth (30th) calendar day following the filing date hereof if the Commission notifies CayCo that it will “review” the Registration Statement, and (b) the tenth (10th) Business Day after the date CayCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event CayCo files a Form F-1 Shelf, CayCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any subsequent Resale Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after CayCo is eligible to use a Form F-3 Shelf. CayCo’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.2      Notification and Distribution of Materials. CayCo shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3      Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, CayCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith, as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act, with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If a Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, CayCo shall use commercially reasonable efforts to as promptly as is reasonably practicable (a) cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf

Annex F-6

Registration Statement), (b) amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement, or (c) prepare and file an additional Resale Shelf Registration Statement (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf is filed pursuant to this Section 2.1.3, CayCo shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form F-3 to the extent that CayCo is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if CayCo is a well-known, seasoned issuer as defined in Rule 405 promulgated under the Securities Act, at the most recent applicable eligibility determination date. CayCo’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.4      Change in Registration. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs CayCo that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, CayCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available, to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, CayCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available, written or oral guidance; comments; requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that CayCo used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis, based on the total number of Registrable Securities held by the Holders, and subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders. In the event that CayCo amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, CayCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to CayCo or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available, to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.1.5      Notice of Certain Events. CayCo shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). CayCo shall promptly notify each Holder, in writing, of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto, or any post-effective amendment to the Resale Shelf Registration Statement, and of the effectiveness of any post-effective amendment.

2.1.6      Underwritten Takedown.

(a)         If CayCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least US$10 million (the requesting holder(s) shall be referred to herein as the (“Requesting Holder”)) that CayCo effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then CayCo shall promptly give notice of such requested, Underwritten Takedown (each such request shall be referred to herein as a (“Demand

Annex F-7

Takedown”)) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Holders, and thereupon shall use its reasonable, best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)          subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.6(a), and

(ii)         subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested CayCo to offer by request, received by CayCo within seven (7) Business Days after such holders receive CayCo’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)         Promptly after the expiration of the seven (7)-Business Day-period referred to in Section 2.1.6(a)(ii), CayCo will notify all Selling Holders of the identities of the other Selling Holders and the number of Registrable Securities requested to be included therein.

(c)         CayCo shall only be required to effectuate no more than three (3) Underwritten Takedowns in any twelve (12)-month period, after giving effect to Section 2.2.1.

(d)         If the managing underwriter in an Underwritten Takedown advises CayCo and the Requesting Holder(s) that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis, based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders).

2.1.7      Selection of Underwriters. The Requesting Holder shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters selected shall be reasonably acceptable to CayCo. In connection with an Underwritten Takedown, CayCo shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required, in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.8      Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.9      Block Trades. Notwithstanding any other provision of this Agreement, if a Requesting Holder wishes to consummate a Block Trade (on either a Commission registered or non-registered basis), then notwithstanding the time periods and piggyback rights otherwise provided herein, such Requesting Holder shall, if it would like the assistance of CayCo, endeavor to give CayCo sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Requesting Holder, if requesting a Commission registered underwritten Block Trade, (1) shall give CayCo written notice of the transaction and the anticipated launch date of the transaction at least two (2) Business Days prior to the anticipated launch date of the transaction, (2) CayCo shall be required to only notify the other Requesting Holders of the transaction and none of the other Holders, (3) the other Requesting Holders shall have one (1) Business Day prior to the launch of the transaction to determine if they wish to participate in the Block Trade, and (4) CayCo shall include in the Block Trade only shares held by the Requesting Holders. Any Registration effected pursuant to this Section 2.1.9 shall not be counted as Demand Registrations effected pursuant to Section 2.2, but shall be deemed an Underwritten Takedown, and within the cap on Underwritten Takedowns provided in Section 2.1.6(c). The Requesting Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks).

Annex F-8

2.2         Demand Registration.

2.2.1      Request for Registration. During such time when there is no effective Resale Shelf Registration Statement, at any time, and from time to time after the Merger Effective Time, if any, (i) the SPAC Holders who hold at least fifteen per cent (15%) of the Registrable Securities held by all SPAC Holders or (ii) Company Holders who hold US$20 million of the Registrable Securities held by all Company Holders, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 or any similar, long-form Registration or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. CayCo will, within five (5) days of its receipt of the Demand Registration, notify all Holders that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify CayCo within five (5) days after the receipt by the holder of the notice from CayCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. CayCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six (6)-month period; or (b) more than six (6) Underwritten Demand Registrations in respect of all Registrable Securities held by the Holders, provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2.1 are not fully included in such Registration for any reason other than solely due to the action or inaction of the Holders, then such Registration shall not be deemed to constitute a Demand Registration pursuant to this Section 2.2.1.

2.2.2      Effective Registration. A Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) CayCo has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

2.2.3      Underwritten Offering. If the Demanding Holders so elect and such holders so advise CayCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least US$10 million. In such an event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting, and the inclusion of such holder’s Registrable Securities in the underwriting, to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of CayCo, provided that such approval shall not be withheld by CayCo unreasonably.

2.2.4      Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises CayCo and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other CayCo Ordinary Shares or other securities which CayCo desires to sell and CayCo Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of CayCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the (“Maximum Number of Shares”)), then CayCo shall include in such registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has

Annex F-9

not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities for the account of other Persons that CayCo is obligated to register pursuant to written contractual arrangements with such Persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5      Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to CayCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse CayCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.

2.3         Piggy-Back Registration.

2.3.1      Piggy-Back Rights. If CayCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by CayCo for its own account or for shareholders of CayCo for their account (or by CayCo and by shareholders of CayCo) including, without limitation, pursuant to Section 2.1, other than a Registration Statement (i) filed pursuant to Section 2.1 hereof; (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to CayCo’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of CayCo, (v) filed on Form F-4, related to any merger, acquisition or business combination, (vi) for a dividend reinvestment plan or (vii) filed in connection with a Block Trade by one or more holders of Registrable Securities in accordance with Section 2.1.9, then CayCo shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). CayCo shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of CayCo, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form, with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2      Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises CayCo and the holders of Registrable Securities in writing that the dollar amount or number of CayCo Ordinary Shares which CayCo desires to sell, taken together with CayCo Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then CayCo shall include in any such registration:

(a)         If the Registration is undertaken for CayCo’s account: (i) CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities for the account of other persons that CayCo is obligated to register pursuant to written contractual piggy-back registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares; and

Annex F-10

(b)         If the registration is a “demand” registration undertaken at the demand of Persons other than the holders of Registrable Securities, (i) CayCo Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (iv) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), CayCo Ordinary Shares or other securities for the account of other Persons that CayCo is obligated to register, pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3      Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to CayCo of such request to withdraw, prior to the effectiveness of the Registration Statement. CayCo (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, CayCo shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration, as provided in Section 3.3.

2.3.4      Unlimited Piggy-Back Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof, and there shall be no limit on the number of Piggy-Back Registrations.

ARTICLE 3
REGISTRATION PROCEDURES.

3.1         Filings; Information. Whenever CayCo is required to effect the registration of any Registrable Securities pursuant to Article 2 or effecting an underwritten Block Trade, CayCo shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1      Filing Registration Statement. CayCo shall use commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which CayCo then qualifies or which counsel for CayCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period; provided, however, that CayCo shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any “demand” registration to which such Piggy-Back Registration relates, in each case if CayCo shall furnish to the holders a certificate signed by the chief executive officer or chief financial officer of CayCo stating that, in the good faith judgment of the Board, it would be materially detrimental to CayCo and its shareholders for such Registration Statement to be effected at such time.

3.1.2      Limitations. CayCo shall not have the right to exercise the right set forth in the immediately preceding section on more than one occasion for more than sixty (60) total days in aggregate during any twelve (12)-month period.

3.1.3      Copies. CayCo shall, at least ten (10) days prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

Annex F-11

3.1.4      Amendments and Supplements. CayCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.5      Notification. After the filing of a Registration Statement, CayCo shall promptly, and in no event more than two (2) Business Days after the occurrence of any of the events set forth in this section, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and CayCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. CayCo shall promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment prepared in connection with the immediate preceding proviso; provided that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, CayCo shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.6      Securities Laws Compliance. CayCo shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of CayCo and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that CayCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.7      Agreements for Disposition. CayCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of CayCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of CayCo.

3.1.8      Comfort Letter. CayCo shall obtain a “cold comfort” letter from CayCo’s independent registered public accountants or auditor in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.9      Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, CayCo shall obtain an opinion and an negative assurance letter, dated such date, of one (1) counsel representing CayCo for the purposes of such Registration, addressed to the Holders participating in such Registration, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the

Annex F-12

Registration in respect of which as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders.

3.1.10    Cooperation. The chief executive officer of CayCo, the chief financial officer of CayCo, the chief accounting officer of CayCo and all other officers and members of the management of CayCo shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders. CayCo shall use its reasonable efforts to make available the chief executive officer of CayCo, the chief financial officer of CayCo and all other officers and members of the management of CayCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.11    Records. Upon execution of confidentiality agreements, CayCo shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of CayCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause CayCo’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12    Earnings Statement. CayCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13    Listing. CayCo shall cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by CayCo are then listed or designated.

3.1.14    Market Stand-Off. In connection with any underwritten offering of equity securities of CayCo (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any CayCo Ordinary Shares or other equity securities of CayCo (other than those included in such offering pursuant to this Agreement), without the prior written consent of CayCo, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders); provided that, such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of CayCo participating in such underwritten offering; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

3.2         Obligation to Suspend Distribution. Upon receipt of any notice from CayCo of the occurrence of the event described in provision (iv) of the first sentence of Section 3.1.5, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities, pursuant to the Registration Statement covering such Registrable Securities, until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.5 or it is advised by the Company in writing that the use of the Registration Statement can be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require CayCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to CayCo for reasons beyond CayCo control, CayCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose. CayCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3         Registration Expenses. Except as set forth in Section 2.2.5, CayCo shall bear all costs and expenses incurred in connection with the preparation, printing and distribution of the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant

Annex F-13

to Section 2.1.6(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) CayCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for CayCo and fees and expenses for independent certified public accountants retained by CayCo; (viii) the fees and expenses of any special experts retained by CayCo in connection with such registration, and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration, not to exceed $150,000 without the consent of CayCo. CayCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all participating Holders and CayCo shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4         Information. The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by CayCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with CayCo’s obligation to comply with Federal and applicable state securities Laws.

ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION.

4.1         Indemnification by CayCo. CayCo agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Holder, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by CayCo of the Securities Act or any rule or regulation promulgated thereunder applicable to CayCo and relating to action or inaction required of CayCo in connection with any such registration; and CayCo shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or Action; provided, however, that CayCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to CayCo, in writing, by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2         Indemnification by Holders of Registrable Securities. Each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless CayCo, each of its directors and officers, and each other selling Holder and each other Person, if any, who controls another selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or Actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or

Annex F-14

supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to CayCo by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse CayCo, its directors and officers, and each other selling Holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or Action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder in connection with such Registration.

4.3         Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any Action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or Action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or Action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or Action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any Action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of Registrable Securities.

4.4         Contribution.

4.4.1      If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or Action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or Action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or Action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

Annex F-15

4.4.3      The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or Action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
RE-SALE RIGHT AND RULE 144 REPORTING

5.1         Re-Sale Right. CayCo shall, at its own cost, use its best efforts to assist the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144, the maximum number of its Registrable Securities, including, without limitation: (a) the prompt delivery of applicable instruction letters to CayCo’s transfer agent to remove legends from the Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from CayCo’s counsel in forms reasonably satisfactory to the Holder’s counsel, (c) if CayCo has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to CayCo’s share registrar and depositary agent to convert the Holder’s securities into depositary receipts or vice versa, or similar instruments to be deposited in or transfer out of the Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holder, and (iii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments (for the avoidance of doubt, CayCo shall not be obligated to pay any American depositary share issuance or transfer fees or expenses and stock transfer taxes in relation to any sale or disposition of the Registrable Securities).

5.2         Rule 144 Reporting. CayCo agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) file with the SEC in a timely manner all reports and other documents required of CayCo under the Securities Act and the Exchange Act; and (c) furnish to the Holder promptly upon request (i) a written statement by CayCo as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of CayCo, and (iii) such other reports and documents of CayCo as the Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

ARTICLE 6
GOVERNANCE

6.1         Board of Directors.

6.1.1      Composition of the Board. At and following the Closing, each Holder, severally and not jointly, agrees with CayCo to take all Necessary Action to cause (x) the Board to be comprised of five (5) directors (provided that, the Board may, pursuant to unanimous resolution, increase the size of the Board from time to time); (y) one (1) of whom should be nominated by the Sponsor (the “Sponsor Directors”); and (z) at least three (3) of whom shall be Independent Directors. The Chairperson of the Board of Directors of CayCo shall serve in such capacity in accordance with the terms of CayCo’s Governing Documents.

6.1.2      Sponsor Representation. So long as the Sponsor Parties beneficially own any CayCo Ordinary Shares, CayCo shall take all Necessary Action to cause the individuals nominated by the Sponsor for election as directors pursuant to this Agreement to be elected at the applicable meetings of shareholders of CayCo.

6.1.3      Other Directors. All other directors not nominated pursuant to Section 6.1.2 shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board or as required by applicable Law; provided that, at least three (3) of whom shall be Independent Directors.

6.1.4      Removal; Vacancies. The Sponsor shall have the exclusive right to (a) remove its nominees from the Board, and CayCo shall take all Necessary Action to cause the removal of any such nominee at

Annex F-16

the request of the Sponsor and (b) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and CayCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the Sponsor to fill any such vacancies created pursuant to clause (a) or (b) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

6.1.5      Committees. In accordance with CayCo’s Governing Documents, (i) the Board shall establish and maintain committees of the Board for Audit, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board (including Compensation and/or Nominating Committee). Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Sponsor Parties beneficially own any CayCo Ordinary Shares, unless the Sponsor Parties otherwise agree in writing, CayCo shall take, and each Holder, severally and not jointly, agrees with CayCo and the Sponsor to take, all Necessary Action to have one (1) Sponsor Director appointed to serve on each committee of the Board.

6.1.6      Reimbursement of Expenses. CayCo shall reimburse the directors for all reasonable, out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

6.1.7      Indemnification; Amendments. For so long as any Sponsor Director serves as a director of CayCo, (i) CayCo shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of CayCo, (ii) CayCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, CayCo’s Governing Documents and any indemnification agreements with directors (whether such right is contained in the Governing Documents or another document) (except to the extent such amendment or alteration permits CayCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto), and (iii) CayCo’s Governing Documents if the purpose of such amendment, alteration, repeal or waiver is to adversely affects the rights or obligations of the Sponsor or the Sponsor Director under to this Agreement.

6.2         CayCo Cooperation; Policies.

6.2.1      CayCo shall take all Necessary Action to cause the Board to consist of the number of directors specified in Section 6.1 and to include in the slate of nominees to be voted upon by the shareholders of CayCo the Persons designated for nomination to the Board in accordance with this Section 6.1. CayCo shall use the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of CayCo with respect to the applicable meeting of shareholders or action by written consent.

6.2.2      For so long as any Sponsor Director is serving or participating on the Board, (i) CayCo shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to CayCo of any trades in CayCo’s securities) or similar guideline or policy with respect to the trading of securities of CayCo that applies to any shareholder of CayCo in its capacity as such or any shareholder’s affiliates (including a policy that limits, prohibits, or restricts any shareholder of CayCo or its affiliates from entering into any hedging or derivative arrangements), in each case other than any director designee of such shareholder (including in respect of the Sponsor, the Sponsor Directors) solely in his or her individual capacity, (ii) any share ownership requirement for the Sponsor Directors serving on the Board will be deemed satisfied by the securities owned by the Sponsor, the Sponsor Parties and/or their respective affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the transfers of securities by the Sponsor, the Sponsor Parties or their respective affiliates, and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Sponsor Director (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of CayCo or failing to notify an officer or director of CayCo prior to doing so, (y) receiving compensation from the Sponsor or its affiliates, or (z) failing to offer his or her resignation from the Board except as otherwise expressly provided in this Agreement, and, in each case of this Section 6.2.2(i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 6.2.2 shall not apply to the extent inconsistent with this Section 6.2.2.
Annex F-17

6.3         Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of CayCo and the Holders agrees and acknowledges that the directors designated by the Sponsor may share confidential, non-public information about CayCo and its Subsidiaries (“Confidential Information”) with the Sponsor Parties. Each Sponsor Party recognizes that it, or its affiliates and representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause CayCo substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Sponsor Party covenants and agrees with CayCo that it will not (and will cause its respective controlled affiliates and representatives not to) at any time, except with the prior written consent of CayCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such party, (b) disclosure is required by applicable Law (including any filing following the Closing with the Commission pursuant to applicable securities Laws) or court of competent jurisdiction or requested by a governmental or regulatory authority; provided that, (other than in the case of any required filing following the Closing with the Commission, or in connection with any routine audit or examination as described below) such Sponsor Party promptly notifies CayCo of such requirement or request, and takes commercially reasonable steps, at the sole cost and expense of CayCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Sponsor Party before, on or after the Closing, without restriction, from a source (other than CayCo) without any breach of duty to CayCo or (d) such information was independently developed by such Sponsor Party, its affiliates or its representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Sponsor Party from disclosing Confidential Information (x) to any affiliate or representative of such Sponsor Party, or any limited partner, member or shareholder of any of the foregoing, provided that, such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information, and such Sponsor Party shall be responsible for any breach of this Section 6.3 by any such Person, or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Sponsor Party in connection with a routine audit or examination that is not specifically directed at CayCo or the Confidential Information, provided that, such Sponsor Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any affiliate of the Sponsor Parties unless such Confidential Information is actually provided to such Person.

6.4         Other Business Opportunities.

6.4.1      The parties expressly acknowledge and agree that to the fullest extent permitted by applicable Law: (i) the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa), or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) and the director nominees of the foregoing) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as CayCo or any of its Subsidiaries or deemed to be competing with CayCo or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to CayCo or any of its Subsidiaries, or any other Holder or holder of share capital of CayCo the right to participate therein; (ii) the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) and the director nominees of the foregoing) may invest in, or provide services to, any Person that directly or indirectly competes with CayCo or any of its Subsidiaries; and (iii) in the event that the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) or any director nominee of the foregoing, respectively) acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for CayCo or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo (or its respective affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo (or its respective affiliates). For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the

Annex F-18

fullest extent permitted by applicable Law, any right of CayCo or any of its Subsidiaries or any Holder, with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by Law.

6.4.2      Each of the parties hereby, to the fullest extent permitted by applicable Law:

(a)         confirms that none of the Sponsor nor any of its affiliates have any duty to CayCo or any of its Subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Agreement;

(b)         acknowledges and agrees that (a) in the event of any conflict of interest between CayCo or any of its Subsidiaries, on the one hand, and any of the Sponsor or any of its affiliates (or any director nominee of the foregoing acting in his or her capacity as such), on the other hand, the Sponsor or such applicable affiliates (or any director nominee of the foregoing acting in his or her capacity as a director) may act in its best interest, and (b) none of the Sponsor or any of its affiliates or any director nominee of the foregoing acting in his or her capacity as a director or observer, shall be obligated (1) to reveal to CayCo or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its affiliates, or (2) to recommend or take any action in its capacity as a direct or indirect shareholder or director, as the case may be, that prefers the interest of CayCo or its Subsidiaries over the interest of such Person; and

(c)         waives any claim or cause of action against any of the Sponsor and any of its affiliates, and any officer, employee, agent or affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under this Section 6.4.

6.4.3      Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 6.4 shall not apply to any alleged claim or cause of action against any of the Sponsor, based upon the breach or non-performance by such Person of this Agreement or any other agreement to which such Person is a party.

6.4.4      The provisions of this Section 6.4, to the extent that they restrict the duties and liabilities of any of the Sponsor or its affiliates or any director nominee of the foregoing otherwise existing at law or in equity, are agreed by the parties to replace such other duties and liabilities of the Sponsor or any of its affiliates or any director nominee of the foregoing to the fullest extent permitted by applicable Law.

6.5         Indemnification; Exculpation.

6.5.1      As an inducement for the Sponsor to enter into this Agreement and approve the transactions contemplated by the Business Combination Agreement, subject in each case to restrictions under applicable Law, CayCo will, and CayCo will cause each of its Subsidiaries to, jointly and severally indemnify, exonerate and hold the Sponsor and its direct and indirect partners, equityholders, members, managers, affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Sponsor Indemnitees”) free and harmless from and against any and all Actions, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Sponsor Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any Action arising directly or indirectly out of, or in any way relating to, (i) any Sponsor’s or its affiliates’ ownership of equity securities of CayCo or any of its Subsidiaries or control of or ability to influence CayCo or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Agreement by such Sponsor Indemnitee or its affiliates or other related Persons or, subject to applicable Law, the breach of any fiduciary or other duty or obligation of such Sponsor Indemnitee to its direct or indirect equityholders, creditors or affiliates, (y) to the extent such control or the ability to control CayCo or any of its Subsidiaries derives from such Sponsor’s or its affiliates’ capacity as an officer or director of CayCo or any of its Subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of CayCo or any of its Subsidiaries, or (iii) any services provided prior to, on or after the date of this Agreement by any Sponsor or its affiliates to CayCo any of its Subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, CayCo will, and will cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified

Annex F-19

Liabilities that is permissible under applicable Law. For the purposes of this Section 6.5, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Sponsor Indemnitee as to any previously advanced indemnity payments made by CayCo or any of its Subsidiaries, then such payments shall be promptly repaid by such Sponsor Indemnitee to CayCo and its Subsidiaries. The rights of any Sponsor Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Governing Documents of CayCo or its Subsidiaries.

6.5.2      CayCo will, and will cause each of its Subsidiaries to, jointly and severally, reimburse any Sponsor Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.5, or any action or proceeding arising therefrom, whether or not such Sponsor Indemnitee is a party thereto. CayCo or its Subsidiaries, in the defense of any Action for which a Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.5, may, without the consent of such Sponsor Indemnitee, consent to the entry of any judgment or enter into any settlement, if and only if, it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Sponsor Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Sponsor Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Sponsor Indemnitee, and provided that, the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by CayCo or its Subsidiaries.

6.5.3      CayCo acknowledges and agrees that CayCo shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to any Sponsor Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) CayCo’s Governing Documents, each as amended, (ii) any director indemnification agreement, (iii) this Agreement, any other agreement between CayCo or any of its Subsidiaries and such Sponsor Indemnitee (or its affiliates) pursuant to which such Sponsor Indemnitee is indemnified, (iv) the Laws of the jurisdiction of incorporation or organization of any Subsidiary of CayCo, and/or (v) the Governing Documents of CayCo’s Subsidiaries ((i) through (v) above, collectively, the “Indemnification Sources”), irrespective of any right of recovery such Sponsor Indemnitee (or its affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than CayCo, any of its Subsidiaries or the insurer under and pursuant to any insurance policy of CayCo or any of its Subsidiaries) from whom such Sponsor Indemnitee may be entitled to indemnification with respect to which, in whole or in part, CayCo or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall CayCo or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Sponsor Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Sponsor Indemnitee or the obligations of CayCo or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Sponsor Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) CayCo shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by CayCo and/or any of its Subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Sponsor Indemnitee against CayCo and/or any of its Subsidiaries, as applicable, and (z) such Sponsor Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each party hereto agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6.5, entitled to enforce this Section 6.5.3 as though each such Indemnitee-Related Entity were a party to this Agreement. CayCo shall cause each of its Subsidiaries to perform the terms and obligations of this Section 6.5.3 as though each such Subsidiary were a party to this Agreement. For purposes of this Section 6.5.3, the term (“Jointly Indemnifiable Claims”) shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which

Annex F-20

any Sponsor Indemnitee shall be entitled to indemnification from both (1) CayCo and/or any of its Subsidiaries, pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Sponsor Indemnitee (or its affiliates), pursuant to which such Sponsor Indemnitee is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Governing Documents of any Indemnitee-Related Entity, on the other hand.

6.5.4      In no event shall any Sponsor Indemnitee be liable to CayCo or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Sponsor Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction.

6.5.5      Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 6.5, the term Sponsor Indemnitees shall not include any Sponsor or its any of its partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of CayCo or any of its Subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Agreement and/or the Governing Documents and other agreements and instruments of CayCo and its Subsidiaries (including as contemplated in Section 6.1).

6.5.6      The rights of any Sponsor Indemnitee to indemnification pursuant to this Section 6.5 will be in addition to any other rights any such Person may have under any other section of this Agreement or any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Governing Documents of CayCo and its Subsidiaries.

ARTICLE 7
MISCELLANEOUS.

7.1         Other Registration Rights and Arrangements. SPAC represents and warrants that no other shareholders of SPAC, other than a SPAC Holder has any right to require CayCo to register any of CayCo Ordinary Shares for sale or to include CayCo Ordinary Shares in any registration filed by CayCo for the sale of shares for its own account or for the account of any other Person. The Company represents and warrants that no other shareholder of the Company, other than a Company Holder has any right to require CayCo to register any of CayCo Ordinary Shares for sale or to include CayCo Ordinary Shares in any registration filed by CayCo for the sale of shares for its own account or for the account of any other Person. SPAC and the SPAC Holders hereby terminate the Prior SPAC Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.

7.2         Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of CayCo hereunder may not be assigned or delegated by CayCo in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4, Section 6.1.7, Section 6.5 and this Section 7.2. The rights of a Holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to CayCo a properly completed agreement, to be bound by the terms of this Agreement substantially in form, attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to CayCo, no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

Annex F-21

7.3         Amendments and Modifications. Upon the written consent of CayCo, the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or modification hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of share capital of CayCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that any amendment or modification to, or waiver of, Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) that adversely affects any right granted to the Sponsor (including with respect to the Sponsor Director) shall require the prior written consent of the Sponsor. No course of dealing between any holder or CayCo and any other party hereto or any failure or delay on the part of a holder or CayCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or CayCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.4         Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement or (ii) the date as of which (a) all of the Registrable Securities have been sold, pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of CayCo to such Holder under this Agreement shall terminate upon the earliest date (x) such Holder ceases to hold any Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that notwithstanding the foregoing, the provisions of Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall terminate on the date upon which the Sponsor no longer has the right to nominate or designate any individual to serve as a director of CayCo (including pursuant to Section 6.1.4). Notwithstanding anything herein to the contrary, the provisions of Section 6.1.7(ii), Section 6.4, Section 6.5 and Article 7 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall survive, and remain in full force and effect following, any termination of this Agreement.

7.5         Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to CayCo:
Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan
Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw
with a copy (which will not constitute actual or constructive notice) to:
Landi Law Firm
15F-1, No. 105, Guo’an 1st Rd, Xitun District
Taichung City 407, Taiwan
Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

Annex F-22

If to a Holder, to the address set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in CayCo’s books and records.

7.6         Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 7.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.6.

7.7         WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

7.8         Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior SPAC Agreement.

7.9         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Annex F-23

7.10       Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.11       Specific Performance 7.12. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

Annex F-24

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FST CORP.
By:
	Name:	David Chuang
	Title:	Director

[Signature Page to Investor Rights Agreement]

Annex F-25

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FEMCO STEEL TECHNOLOGY, CO., LTD.
By:
	Name:	莊宇龍
	Title:	Chairman

[Signature Page to Investor Rights Agreement]

Annex F-26

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CHENGHE ACQUISITION I CO.
By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Annex F-27

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER

Name:

[Signature Page to Investor Rights Agreement]

Annex F-28

SCHEDULE I

COMPANY HOLDERS

[****]

Annex F-29

SCHEDULE II

SPAC HOLDERS

[****]

Annex F-30

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on            , 20            , by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement dated as of            , 20            (the “Agreement”), by and among CayCo and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain CayCo Ordinary Shares (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Holder” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED
Print Name:	FST CORP.
By:	By:

Annex F-31

Annex G

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

LatAmGrowth SPAC (ROC #376014) (the “Company”)

TAKE NOTICE of the Minutes of an Extraordinary General Meeting of the Shareholders of the Company held at the offices Of White & Case LLP located at 1221 Avenue of The Americas, New York, New York 10020, United States of America on the 25th day of October 2023 the following resolutions were passed:

5    The Name Change Proposal

It was resolved as a special resolution that the name of the Company be changed from “LatAmGrowth SPAC” to “Chenghe Acquisition I Co.” (the “Name Change Proposal”).

Jessica Bent
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 27th day of October 2023

Annex G-1

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

LatAmGrowth SPAC (ROC #376014) (the “Company”)

TAKE NOTICE of the Minutes of an Extraordinary General Meeting of the Shareholders of the Company held at the offices Of White & Case LLP located at 1221 Avenue of The Americas, New York, New York 10020, United States of America on the 25th day of October 2023 the following resolutions were passed:

3            Extension Amendment Proposal

It was resolved as a special resolution that Article 49.7 and 49.8 of the Articles be and are hereby amended by their deletion in their entirety and the substitution of the following in their place:

“49.7     In the event that the Company does not consummate a Business Combination on or before October 27, 2023, the Board may pass a resolution to extend the period of time to consummate a Business Combination, for three months until January 27, 2024. In the event that the Company does not consummate a Business Combination on or before the First Phase Extended Date, or, if the Board has resolved to extend the period of time to consummate a Business Combination beyond the First Phase Extended Date, as permitted by this Article 49.7, by the applicable Second Phase Extended Date, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay distribution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law. Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination by January 27, 2024, the Company may, without the need for any further action, approvals or resolutions by or from the Members, elect to extend the date to consummate the Business Combination beyond January 27, 2024 on a monthly basis for up to nine times, each time by one month, by resolutions of the Directors, prior to the last day before the applicable Extended Date. For the avoidance of doubt, the Company may decide to terminate each extended monthly period, provided that the Company shall have deposited into the Trust Account, for such extended monthly period, the lesser of (a) US$80,000 and (b) US$0.02 for each Public Share that has not been redeemed as of October 25, 2023.

Annex G-2

For the purpose of this Article 49.7 and Article 49.8, the period from October 27, 2023 (exclusive) to January 27, 2024 (inclusive) is being referred to as the “First Phase Extension Period,” and each of the one-month extension periods after January 27, 2024 (exclusive) until October 27, 2024 (inclusive) is being referred to as a “Second Phase Extension Period.” Each of the First Phase Extension Period and the Second Phase Extension Periods is an “Extension Period.” January 27, 2024 is being referred as the “First Phase Extended Date,” and the last day of each Second Phase Extension Period is being referred to as a “Second Phase Extended Date,” with the first Second Phase Extended Date being February 27, 2024 and the ninth Second Phase Extended Date being October 27, 2024. “Extended Date” means each of the First Phase Extended Date and the Second Phase Extended Date, as appropriate.

In connection with the extensions, the Company shall deposit in the Trust Account: (A) for the First Phase Extension Period, the lesser of (a) US$240,000 and (b) US$0.06 for each Public Share that has not been redeemed as of October 25, 2023 (the “First Phase Extension Contribution”), and (B) if the Company does not consummate a business combination by the First Phase Extended Date and the Board elects to extend the period to consummate a business combination beyond the First Phase Extension Period, as permitted under this Article 49.7, for each applicable Second Phase Extension Period, the lesser of (a) US$80,000 and (b) US$0.02 for each Public Share that has not been redeemed as of October 25, 2023 (each such deposit, a “Second Phase Extension Contribution”). The First Phase Extension Contribution shall be deposited in the Trust Account in three equal instalments on or before November 3, 2023, December 3, 2023 and January 3, 2024, respectively. Each Second Phase Extension Contribution, if applicable, shall be deposited into the Trust Account on or before on the seventh day of the applicable Second Phase Extension Period. Each of the First Phase Extension Contribution and Second Phase Extension Contributions is being referred to as an “Extension Contribution.” If any day when an Extension Contribution is scheduled to be deposited is not a business day in New York City, New York, or Hong Kong, the Company is entitled to make such Extension Contribution on the immediate next day which is a business day in New York City, New York and Hong Kong.

For the avoidance of doubt, the Board may, prior to the last day of an Extension Period, pass a resolution to terminate such Extension Period, provided that the Company shall have deposited into the Trust Account the Extension Contribution for such Extension Period.

49.8       In the event that any amendment is made to the Articles:

(a)         to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination on or before the First Phase Extended Date (or, if the Board has resolved to extend the period of time to consummate a Business Combination as described in Article 49.7, by the applicable Second Phase Extended Date); or

Annex G-3

(b)         with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued and outstanding Public Shares.”

(the “Extension Amendment Proposal”).

Jessica Bent
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 27th day of October 2023

Annex G-4

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

LatAmGrowth SPAC (ROC#376014) (the “Company”)

TAKE NOTICE of the Minutes of an Extraordinary General Meeting of the Company held on 13 April 2023 in which the following special resolutions were passed:

7. Formal Business

GC noted that the Meeting would now proceed with the consideration of and voting on the proposals (the “Proposals” and the corresponding resolutions (the “Resolutions”) which were detailed in the proxy statement, dated as of 24 March 2023 (the “Proxy Statement”). GC re-read each of the Proposals and corresponding Resolutions and further noted that shareholders were entitled to one vote per share for each of the proposals. It was noted that, as per the Proxy Statement, the Board of Directors of the Company had recommended that shareholders vote to approve each of the following proposals:

Proposal No. 1 — The Extension Amendment Proposal — to approve, as a special resolution, the amendment of the Company’s amended and restated memorandum and articles of association (as may be amended from time to time, the “Articles”) (the “Extension Amendment” and, such proposal, the “Extension Amendment Proposal”) to extend the date (the “Extension”) by which the Company must (1) consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “business combination”), (2) cease its operations except for the purpose of winding up if it fails to consummate such business combination, and (3) redeem all of the Company’s Class A ordinary shares included as part of the units sold in the Company’s initial public offering (such shares, including any shares issued in exchange thereof, the “public shares”) that was consummated on January 27, 2022 (our “IPO”), from April 27, 2023 (which is 15 months from the closing date of our IPO) to up to November 27, 2023 (the date that is twenty-two months from the closing of our IPO) (such date, the “Extended Date”). The full text of the resolution is as follows:

“RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination within 15 months (or up to 21 months if such date is extended as described in the prospectus relating to the IPO), or such later such later time as the Members may approve in accordance with the Articles, the Company shall”

and replacing it with the following:

“In the event that either the Company does not consummate a Business Combination by November 27, 2023 (the “Extended Date”), or by such later time as the Members may approve in accordance with the Articles, the Company shall:”

and

Annex G-5

(b) amending Article 49.8(a) by deleting the words:

“within 15 months from the consummation of the IPO (or up to 21 months if such date is extended as described in the prospectus relating to the IPO),”

and replacing them with the words:

“by the Extended Date”; and

Proposal No. 2 — The Trust Amendment Proposal — to approve, as a special resolution, Amendment No. 1 (the “Trust Amendment”) to the Investment Management Trust Agreement, dated January 24, 2022 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), to allow the Company to extend on a month to month basis the date on which the Trustee must liquidate the trust account established by the Company in connection with the IPO (the “trust account”) if the Company has not completed its initial business combination, from April 27, 2023 (which is 15 months from the closing date of our IPO) to up to November 27, 2023 (the date that is twenty-two months from the closing of our IPO) by depositing into the trust account the lesser of $150,000 or $0.0375 per public share that remains outstanding and is not redeemed in connection with the Extension Amendment per calendar month commencing on April 27, 2023 (the “Trust Amendment Proposal”); and

Proposal No. 3 — The Founder Share Amendment Proposal — to approve, as a special resolution, the amendment (the “Founder Share Amendment”) to the Articles in the form set forth in Annex A to provide for the right of a holder of the Company’s Class B ordinary shares, par value $0.0001 per share to convert into Class A ordinary shares on a one-for-one basis prior to the closing of an initial business combination at the election of the holder (the “Founder Share Amendment Proposal”). The full text of the resolution is as follows:

“RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) deleting Article 17.2 in its entirety and replacing it with the following:

“The Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) on the first business day following the closing of a Business Combination, or at any earlier date at the option of the holders of the Class B Shares;” and

Proposal No. 4 — The Redemption Limitation Amendment Proposal — to approve, as a special resolution, the amendment of the Articles as provided by the third resolution in the form set forth in Annex A to the accompanying Proxy Statement (the “Redemption Limitation Amendment” and such proposal, the “Redemption Limitation Amendment Proposal”) to eliminate from the Articles the limitation that the Company shall not redeem public shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”). The Redemption Limitation Amendment would allow the Company to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation. The full text of the resolution is as follows:

“RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.2(b) by deleting the following words:

“provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchase”;

and

Annex G-6

(b) amending Article 49.4 by deleting the following words:

“provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination”

and

(c) amending Article 49.5 by deleting the following words:

“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation”).”

and

(d) amending Article 49.8 by deleting the following words:

“The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation”.

9. Results of Vote

GC announced that the Inspector had counted the number of ordinary shares of the Company voted on the matters and was in possession of the results of how such shares were voted. He proceeded to announce the results of the votes, based on the Report of Inspector of Election, as follows:

•     Proposal No. 1, the vote to approve and adopt the Extension Amendment Proposal, received more than the requisite number of votes required, and had therefore been APPROVED, as a special resolution.

•     Proposal No. 2, the vote to approve and adopt the Trust Amendment Proposal, received more than the requisite number of votes required, and had therefore been APPROVED, as a special resolution.

•     Proposal No. 3, the vote to approve and adopt the Founder Share Amendment Proposal, received more than the requisite number of votes required, and had therefore been APPROVED, as a special resolution.

•     Proposal No. 4, the vote to approve and adopt the Redemption Limitation Amendment Proposal, received more than the requisite number of votes required, and had therefore been APPROVED, as a special resolution.

Edward A. Caudeiron
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 18th day of April 2023

Annex G-7

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

LatAmGrowth SPAC (ROC # 376014) (the “Company”)

TAKE NOTICE that by written resolution of the sole shareholder of the Company dated 24th January 2022, the following special resolution was passed:

1            Adoption of Amended and Restated Memorandum and Articles of Association

It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

Troy Brady
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 25th day of January 2022

Annex G-8

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
LATAMGROWTH SPAC

(Adopted By Special Resolution Dated 24 January 2022 and Effective on 24 January 2022)

Annex G-9

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
LATAMGROWTH SPAC

(Adopted By Special Resolution Dated 24 January 2022 and Effective on 24 January 2022)

1            The name of the Company is LatAmGrowth SPAC.

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex G-10

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
LATAMGROWTH SPAC

(Adopted By Special Resolution Dated 24 January 2022 and Effective on 24 January 2022)

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

Annex G-11

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Global Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Forward Purchase Agreement”	means an agreement that provides for the sale of equity securities in a private placement that will close substantially concurrently with the consummation of a Business Combination.

Annex G-12

“Forward Purchase Share”	means a Class A Share to be issued pursuant to a Forward Purchase Agreement.
“Forward Purchase Warrant”	means a warrant to purchase a Class A Share to be issued pursuant to a Forward Purchase Agreement.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.

Annex G-13

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means LatAmGrowth Sponsor LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

Annex G-14

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

Annex G-15

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

Annex G-16

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)          Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

Annex G-17

(b)         Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Sponsor will own 20 per cent of the Company’s issued Shares after the IPO; and

(c)          Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

Annex G-18

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

Annex G-19

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

Annex G-20

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

Annex G-21

17          Class B Ordinary Share Conversion

17.1       The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2       Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) following the consummation of a Business Combination.

17.3       Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (including any Forward Purchase Shares but not including any Forward Purchase Warrants), excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates, Officers or Directors upon conversion of working capital loans made to the Company.

17.4       Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5       The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6       Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7       References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

Annex G-22

17.8       Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the provisions of the Statute, and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Annex G-23

20.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

Annex G-24

22.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11     A resolution put to the vote of the meeting shall be decided on a poll.

22.12     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

Annex G-25

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

Annex G-26

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25          Corporate Members

25.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27          Directors

27.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other

Annex G-27

Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29          Appointment and Removal of Directors

29.1       Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3       After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

Annex G-28

29.4       Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been given, or by way of unanimous written resolution.

30          Vacation of Office of Director

              The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)         the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

Annex G-29

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested

Annex G-30

be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made

Annex G-31

up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

Annex G-32

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.
Annex G-33

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

Annex G-34

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

Annex G-35

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2       Where a notice is sent by:

(a)          courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)         post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)          cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)         e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)          placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

Annex G-36

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)          if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

Annex G-37

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Combination

49.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)         submit such Business Combination to its Members for approval; or

(b)         provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.

49.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

Annex G-38

49.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6       A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7       In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to 21 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

Annex G-39

49.8       In the event that any amendment is made to the Articles:

(a)         to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to 21 months if such date is extended as described in the prospectus relating to the IPO), or such later time as the Members may approve in accordance with the Articles; or

(b)         with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

the Company shall provide the holders of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10     After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)         receive funds from the Trust Account; or

(b)         vote as a class with Public Shares on a Business Combination.

49.11     The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)         any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)         any Director or Officer and any Affiliate of such Director or Officer.

49.12     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13     As long as the securities of the Company are listed on the Nasdaq Growth Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

49.14     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a

Annex G-40

committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50          Business Opportunities

50.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

51          Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file or execute and provide United States Internal Revenue Service tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any United States state or federal governmental authorities or foreign governmental authorities, or provide to withholding agents in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

Annex G-41

Annex H

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FST LTD.

(adopted by special resolution dated [•] and effective on [•])

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

FST LTD.
(adopted by special resolution dated [•] and effective on [•])

1            The name of the Company is FST Ltd.

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the respective meanings given to them in the Second Amended and Restated Articles of Association of the Company.

Annex H-2

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

FST LTD.

(adopted by special resolution dated [•] and effective on [•])

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these amended and restated articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities.
“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Member”	has the same meaning as in the Statute.
“Memorandum”	means the second amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.

Annex H-3

“Seal”	means the common seal of the Company and includes every duplicate seal.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

Annex H-4

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical

Annex H-5

process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7            Transfer of Shares

7.1         Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2         The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares.

8.2         Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the

Annex H-6

relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

Annex H-7

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4        A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

Annex H-8

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

Annex H-9

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3       Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

18          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19          General Meetings

19.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3       The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4       A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at the date carry the right to vote at general meetings of the Company.

19.5       The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6       If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20          Notice of General Meetings

20.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed

Annex H-10

by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent. in par value of the Shares giving that right.

20.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21          Proceedings at General Meetings

21.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

Annex H-11

21.9       When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.10     A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natura person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.11     Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.12     The demand for a poll may be withdrawn.

21.13     Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.14     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.15     In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22          Votes of Members

22.1       Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6       On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member

Annex H-12

appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7       On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23          Proxies

23.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24          Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26          Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

Annex H-13

27          Powers of Directors

27.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28          Appointment and Removal of Directors

28.1       The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)         the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30          Proceedings of Directors

30.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office. If there is only one Director, then the quorum shall be one Director. A person who holds office as an alternate Director shall, if his appointer is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointer is not present, count twice towards the quorum.

Annex H-14

30.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointer to a separate vote on behalf of his appointer in addition to his own vote.

30.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5       A Director or alternate Director may, or other Officer on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternate Directors) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8       All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9       A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31          Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

Annex H-15

32          Directors’ Interests

32.1       A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2       A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3       A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4       No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his/her alternate Director in his/her absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5       A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Director present at each meeting.

34          Delegation of Directors’ Powers

34.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

Annex H-16

34.3       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35          Alternate Directors

35.1       Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2       An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3       An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4       Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5       Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

Annex H-17

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

Annex H-18

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

Annex H-19

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member).

43.2       Where a notice is sent by:

(a)         courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)         post; service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)         cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted; and

(d)e-mail; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how

Annex H-20

the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file or execute and provide United States Internal Revenue Service tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities, or provide to withholding agents in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

Annex H-21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The CayCo Listing Articles permit indemnification of officers and directors from and against all actions, proceedings, costs, charges, losses, damages and liabilities which they or any of them, their or any of their personal representatives, incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in or about the conduct of CayCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning CayCo or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1#**

Business Combination Agreement, dated as of December 22, 2023, by and among Chenghe Acquisition I Co., FST Corp., FST Merger Ltd., and Femco Steel Technology Co., Ltd. (included as Annex A to the Registration Statement/Proxy Statement).

2.2**	Plan of Merger (included as Annex A-1 to the Registration Statement/Proxy Statement).
2.3

First Amendment to Business Combination Agreement, dated as of September 10, 2024, by and among Chenghe Acquisition I Co., FST Corp., FST Merger Ltd., and Femco Steel Technology Co., Ltd. (included as Annex A-2 to the Registration Statement/Proxy Statement).

3.1**	Memorandum and Articles of Association of FST Corp.
3.2**	Form of Amended and Restated Memorandum and Articles of Association of FST Corp. (included as Annex B to Registration Statement/Proxy Statement).
3.3**	Amended and Restated Memorandum and Articles of Association of Chenghe Acquisition I Co. (included as Annex G to the Registration Statement/Proxy Statement).
3.4**	Form of Second Amended and Restated Memorandum and Articles of Association of FST Ltd. (included as Annex H to the Registration Statement/Proxy Statement)
4.1**	Specimen Unit Certificate of Chenghe Acquisition I Co.
4.2**	Specimen Class A Ordinary Share Certificate of Chenghe Acquisition I Co.
4.3**	Specimen Warrant Certificate of Chenghe Acquisition I Co.
4.4**	Warrant Agreement, dated as of January 24, 2022, by and between Chenghe Acquisition I Co. and Continental Stock Transfer & Trust Company.
4.5	Specimen Ordinary Share Certificate of FST Corp.
4.6	Specimen Warrant Certificate of FST Corp.
4.7**	Form of Assignment, Assumption and Amendment Agreement by and among Chenghe Acquisition I Co., FST Corp. and Continental Stock Transfer & Trust Company.
5.1*	Opinion of Ross Law Group, PLLC as to the validity of the warrants of FST Corp. to be issued.
5.2*	Opinion of Ogier as to the validity of the ordinary shares of FST Corp. to be issued.

Exhibit Number	Description
10.1**	Investment Management Trust Agreement, dated as of January 24, 2022, by and between Chenghe Acquisition I Co. and Continental Stock Transfer & Trust Company.
10.2**

Sponsor Support Agreement, dated as of December 22, 2023, by and among Femco Steel Technology Co., Ltd., Chenghe Acquisition I Co., Chenghe Investment I Limited and LatAmGrowth Sponsor LLC (included as Annex C to the Registration Statement/Proxy Statement).

10.3#**

Company Shareholder Support Agreement, dated as of December 22, 2023, by and among Femco Steel Technology Co., Ltd., FST Corp., Chenghe Acquisition I Co., and certain shareholders of Femco Steel Technology Co., Ltd. and certain shareholders of FST Corp. named therein (included as Annex D to the Registration Statement/Proxy Statement).

10.4**	Form of Lock-Up Agreement by and among FST Corp., Chenghe Investment I Limited and certain other parties thereto (included as Annex E to the Registration Statement/Proxy Statement).
10.5**

Form of Investor Rights Agreement by and among FST Corp., Femco Steel Technology Co., Ltd., Chenghe Acquisition I Co., Chenghe Investment I Limited and certain other parties thereto (included as Annex F to the Registration Statement/Proxy Statement).

10.6	Sales Sub-Contract, dated December 29, 2023, between FEMCO Steel Technology Co., Ltd. and China Steel Corporation (EN Translation).
10.7	Lease Agreement, dated December 20, 2023, between FEMCO Steel Technology Co., Ltd. and Far East Machinery Co., Ltd. (EN Translation).
10.8	Form of Executive Employment Agreement with David Chuang as Chief Executive Officer and Chairman of the Board.
10.9	Form of Executive Employment Agreement with Warren Cheng-Teng Huang as Chief Operating Officer of Femco Steel Technology Co., Ltd.
10.10	Form of Executive Employment Agreement with Marie Wen-Chi Chao as Chief Financial Officer of Femco Steel Technology Co., Ltd.
10.11	Form of Executive Employment Agreement with Carie Hui-Ting Hsu as Accounting Manager of Femco Steel Technology Co., Ltd.
10.12*	Form of FST Corp. Equity Incentive Plan.
21.1**	List of subsidiaries of FST Corp.
23.1	Consent of Enrome LLP, an independent registered accounting firm for Femco Steel Technology Co., Ltd.
23.2	Consent of Marcum LLP, an independent registered accounting firm for Chenghe Acquisition I Co.
23.3	Consent of Marcum Asia CPAs LLP, an independent registered accounting firm for Chenghe Acquisition I Co.
23.4*	Consent of Ross Law Group, PLLC (included in Exhibit 5.1).
23.5*	Consent of Ogier (included in Exhibit 5.2).
23.6	Consent of Enrome LLP, an independent registered accounting firm for FST Corp.
99.1*	Form of Proxy for Extraordinary General Meeting.
99.2**	Consent of Kerry Lin Liu to be named as a Director.
99.3**	Consent of Shintaro Tanahara to be named as a Director.
99.4**	Consent of Nick Ping-Chia Chen to be named as a Director.
99.5**	Consent of Alan Yu-Cheng Li to be named as a Director.
99.6**	Consent of Huoy-Ming Yeh to be named as a Director.
99.7**	Consent of Qi Li to be named as a Director.
107**	Filing Fee Table

____________

*        To be filed by Amendment

**      Previously filed.

#        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities

Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minxiong Township, Taiwan on the 19th day of September, 2024.

FST Corp.
By:	/s/ David Chuang
Name:	David Chuang
Title:	Sole Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date
FST Corp. /s/ David Chuang	Director	September 19, 2024
David Chuang	(Principal Executive Officer) (Principal Financial And Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minxiong Township, Taiwan on the 19th day of September, 2024.

Femco Steel Technology Co., Ltd.
By:	/s/ David Chuang
Name:	David Chuang
Title:	Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Femco Steel Technology Co., Ltd.
/s/ David Chuang	Chairman of the Board	September 19, 2024
David Chuang	(Principal Executive Officer)
/s/ Carie Hui-Ting Hsu	Finance and Account Manager	September 19, 2024
Carie Hui-Ting Hsu	(Principal Financial and Accounting Officer)
/s/ Warren Cheng-Teng Huang	General Manager and Director	September 19, 2024
Warren Cheng-Teng Huang
/s/ Alex Yu-Chen Liu	Director	September 19, 2024
Alex Yu-Chen Liu on behalf of Far East Machinery Co., Ltd.
/s/ Shintaro Tanahara	Director	September 19, 2024
Shintaro Tanahara on behalf of Japan Brand Business Investment LLC

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of FST Corp., has signed this registration statement or amendment thereto in the City of New York, State of New York, on September 19, 2024.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President